UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GOLDEN ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GOLDEN ENTERTAINMENT, INC.

6595 S. Jones Boulevard

Las Vegas, Nevada 89118

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2026

Notice is given that a special meeting of shareholders (together with any adjournment or postponement thereof, the “Special Meeting”) of Golden Entertainment, Inc., a Minnesota corporation (“Golden” or the “Company”), will be held on [●], 2026, at [●], Pacific Time. The Special Meeting will be held by means of remote communication via a live interactive webcast on the internet at [●].

The Special Meeting will be held for the following purposes:

(1)

To consider and vote on the proposal to adopt that certain Master Transaction Agreement, dated as of November 6, 2025, (as it has been or may be amended, supplemented or modified from time to time, the “Master Transaction Agreement”), by and among Golden, Argento, LLC, a Nevada limited liability company (“OpCo Buyer”), VICI Properties Inc., a Maryland corporation (“VICI” or “PropCo Buyer”) and VICI ROYAL MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”) and the transactions contemplated thereby or therein (the “Transaction Proposal”);

(2)

To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by Golden to its named executive officers in connection with the transactions contemplated by the Master Transaction Agreement (the “Advisory Compensation Proposal”); and

(3)

To consider and vote on a proposal to approve one or more adjournments of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Transaction Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of voting power represented by shares of Golden’s common stock, par value $0.01 per share, that are outstanding and entitled to vote thereon as of the close of business on [●], the record date fixed by the Independent Committee of Golden (the “Independent Committee”) for determining the shareholders entitled to notice of and the right to vote at the Special Meeting (the “Record Date”).

Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of holders representing a majority in voting power of the votes cast by the shareholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

The Special Meeting will begin promptly at [●], Pacific Time. Online check-in will begin at [●], Pacific Time, and you should allow ample time for the check-in procedures. You will need the control number found on your proxy card or voting instruction form in order to be deemed to be present and to vote your shares at the Special Meeting.

Only Golden’s shareholders as of the close of business on the Record Date are entitled to notice of, and the right to vote at, the Special Meeting.

The Independent Committee unanimously recommends that you vote: (1) “FOR” the Transaction Proposal; (2) “FOR” the Advisory Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The Master Transaction Agreement and the transactions contemplated thereby are further described in the accompanying proxy statement, which is incorporated herein by reference. A copy of the Master Transaction Agreement is attached as Annex A and certain of the other transaction agreements and documents are attached as Annex B through Annex E to this proxy statement and each are incorporated herein by reference.

Even if you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the Transaction Proposal.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares voted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote against the Transaction Proposal.

By Order of the Independent Committee,

Charles H. Protell

President and Chief Financial Officer of Golden Entertainment, Inc.

Las Vegas, Nevada

December [●], 2025

GOLDEN ENTERTAINMENT, INC.

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2026

This proxy statement is dated December [●], 2025 and, together with the enclosed form of proxy card, is first being sent to shareholders on or about December [●], 2025.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement, passed upon the merits or fairness of such transactions or the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

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DEFINED TERMS

Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between Golden and a counterparty that contains confidentiality provisions that are no more favorable to the counterparty than those contained in the Confidentiality Agreement; provided that any such confidentiality agreement need not contain any standstill provision and will not prohibit compliance by Golden with its obligations under the Master Transaction Agreement.

“Acquisition Proposal” means any offer or proposal, or any indication of interest, from a Third Party relating to any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets of Golden or any of its Subsidiaries, representing 25% or more of the consolidated assets of Golden and its Subsidiaries, taken as a whole, based on their fair market value as determined in good faith by the Independent Committee immediately prior to such transaction, or (B) of Equity Interests representing 25% or more of the voting power of Golden or any successor to or resulting parent company of Golden, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13D-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13D-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 25% or more of the outstanding shares of any class of voting securities of Golden, in each case, other than the Transactions (as defined below), including the Pre-Closing Restructuring (as defined below), the OpCo Sale (as defined below) and the Merger (such transaction, an “Acquisition Transaction”).

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person; provided that in no event shall PropCo Buyer or OpCo Buyer be deemed an Affiliate of the other. For purposes of this definition, “controls”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Appurtenant Rights” means all appurtenant rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on Company Real Property or otherwise appertaining to or benefitting Company Real Property or the improvements situated thereon, including all mineral rights, development rights, air rights, water rights (including the water rights identified on Schedule 11.4(a) annexed hereto) subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of Company Real Property to related easements, land use rights, air rights, view shed rights, density credits, water, sewer, electrical or other utility service, credits or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining Company Real Property, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of Company Real Property.

“Board” means the board of directors of Golden Entertainment, Inc.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Closing” means the closing of the OpCo Sale and Merger.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, individual consulting, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by Golden or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of Golden or its Subsidiaries.

“Company Credit Agreement” means that certain First Lien Credit Agreement, dated as of October 20, 2017, by and among, among others, Golden (as borrower), the lenders party thereto and JPMorgan Chase Bank, N.A. (as administrative agent and collateral agent), as amended, restated, supplemented and otherwise modified from time to time and including all ancillary agreements thereto.

“Company Equity Awards” means, collectively, Company Options, Company PSU Awards, shares of Company Restricted Stock and Company RSU Awards.

“Company Equity Plans” means the Lakes Entertainment, Inc. 2007 Amended and Restated Stock Option and Compensation Plan and the Golden Entertainment, Inc. 2015 Incentive Award Plan.

“Company Leased Real Property” means all real property leased or subleased by Golden or any of its Subsidiaries.

“Company Option” means a compensatory option to purchase Shares issued pursuant to a Company Equity Plan or other written agreement.

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Golden or any of its Subsidiaries.

“Company Owned Real Property” means all real property owned by Golden and its Subsidiaries.

“Company Preferred Stock” means preferred stock, par value $0.01 per share, of Golden.

“Company PSU Award” means an award of restricted stock units issued under any Company Equity Plan or otherwise granted with respect to the Shares that is subject, in whole or in part, to performance-based vesting conditions.

“Company Real Property” means Company Leased Real Property and Company Owned Real Property.

“Company Related Party Agreement” means any transaction or series of related transactions, Contracts, or arrangements between Golden or any of its Subsidiaries, on the one hand, and any Related Parties (other than the Subsidiaries of Golden) of Golden or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been so reported, other than any Company Benefit Plan and except as set forth in the Company SEC Documents.

“Company Restricted Stock” means an award of the Shares granted under any Company Equity Plan that is subject, in whole or in part, to performance-based or service-based vesting conditions.

“Company RSU Award” means an award of restricted stock units issued under any Company Equity Plan or otherwise granted with respect to the Shares that is subject, in whole or in part, to performance-based vesting conditions.

“Company SEC Documents” means all reports, schedules, forms, statements, registration statements, definitive proxy statements, prospectuses and other documents required to be filed or furnished by Golden with the SEC under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

“Company Shareholder Approval” means the adoption of the Master Transaction Agreement when approved by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Special Meeting.

“Company Termination Fee” means $37,000,000; provided that if the Master Transaction Agreement is terminated prior to the No-Shop Period Start Date (as defined below) pursuant to certain termination rights set forth in the Master Transaction Agreement, then “Company Termination Fee” means $16,400,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 20, 2025, by and between Golden and an Affiliate of PropCo Buyer.

“Contract” or “Contracts” means any contract, lease (whether for real or personal property), power of attorney, indenture, note, bond, mortgage, franchise, agreement, license or any other legally binding commitment of any kind with respect to which there are continuing rights, liabilities or obligations (but which shall not include purchase and sales orders).

“Covered Event” means any (i) Condemnation (as defined below) that would reasonably be expected to result in the permanent loss of more than $174,000,000 in the aggregate of the fair market value of the Subject Properties or (ii) Casualty (as defined below) in which the cost of the repair or restoration of the Subject Properties, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed $174,000,000 in the aggregate.

“Debt Commitment Letter” means the executed debt commitment letter, dated as of November 6, 2025, as amended (collectively with all exhibits, schedules and annexes thereto and the redacted fee letter referred to in the debt commitment letter), from Santander US Capital Markets LLC, pursuant to which it has committed, subject to the terms and conditions set forth therein, to provide debt financing to OpCo Buyer.

“Debt Financing Source Related Party” means any Debt Financing Source (as defined below) and any of its respective Affiliates and any officers, directors, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns of such Debt Financing Source or Affiliate.

“D&O Insurance” means an insurance and indemnification policy for the benefit of Golden’s current and former directors and officers that provides coverage for events occurring at or prior to the Effective Time as set forth in the Master Transaction Agreement.

“Effective Time” means the time at which the Articles of Merger (as defined below) and Certificate of Merger (as defined below) shall have been duly filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware, respectively, or such later date and time as is agreed upon by the Parties and specified in the Articles of Merger and the Certificate of Merger.

“Equity Award Settlement Date” means such date prior to the F Reorganization Effective Time (as defined below) established by Golden in its sole discretion (provided that such date will be within 10 Business Days prior to the F Reorganization Effective Time).

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest, whether voting or nonvoting.

“Excess Debt Amount” means the amount equal to the Loan Repayment Amount less the Target Debt Amount, provided that if such amount is a negative number, the Excess Debt Amount shall be deemed to be zero.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Title Policies” means the ALTA owner’s title insurance policies listed on Exhibit A of the Master Transaction Agreement.

“Extended Outside Date” means February 5, 2027.

“F Reorganization” means the F Reorganization Formations and F Reorganization Merger (as defined below), taken together.

“F Reorganization Formations” means the formation of a wholly owned Minnesota corporation (“New HoldCo”) by Golden, and the formation of a wholly owned Minnesota limited lability company (“New OpCo”) by New HoldCo.

“F Reorganization Surviving Company” means New OpCo, as the surviving entity of the F Reorganization Merger.

“Financing Failure” means that the proceeds of all or part of the Debt Financing (as defined below) in an amount sufficient for OpCo Buyer to pay the OpCo Purchase Price (as defined below), any Excess Debt Amount, and any unpaid Transaction Expenses are not available to OpCo Buyer pursuant to the terms of the Debt Commitment Letter on the date on which Closing was required to have occurred pursuant to Section 1.7 of the Master Transaction Agreement (other than as a result of a breach of the Debt Commitment Letter by OpCo Buyer or its Affiliates (other than any immaterial or inadvertent breach thereof), or a breach of the Master Transaction Agreement by OpCo Buyer (other than any immaterial or inadvertent breach hereof)).

“Gaming and Liquor Approvals” means all licenses, permits, approvals, resolutions authorizations, registrations, findings of qualification or suitability, franchises, entitlements, waivers and exemptions issued by any Gaming and Liquor Authority or pursuant to any Gaming and Liquor Laws necessary for or relating to the conduct of gaming and/or the purchase, sale, or service of alcohol, and any related activities by any party to the Master Transaction Agreement or any of its Affiliates, including, in the case of Golden, the ownership, operation, management and development of the business of Golden and, in the case of PropCo Buyer or OpCo Buyer, the ownership, operation, management and development of the business of PropCo Buyer or OpCo Buyer and their respective Subsidiaries, and following the Closing, the New OpCo and Golden.

“Gaming and Liquor Authority” means any administrative, regulatory or governmental agency, Governmental Entity, commission, board, body, authority or instrumentality with regulatory control, licensing authority or jurisdiction over the conduct of lawful gaming or gambling, or the purchase, sale, or service of alcohol, or the ownership of an interest therein, the transfer of an interest therein by any party to the Master Transaction Agreement or any of its Affiliates, including but not limited to the Nevada Gaming Commission, the Nevada Gaming Control Board, the Clark County Liquor and Gaming Board, the City of Las Vegas Business License Department and City Council, and the Nye County Liquor/Licensing Board, including, in the case of Golden, the ownership, operation, management and development of the business of Golden and, in the case of PropCo Buyer or OpCo Buyer, the ownership, operation, management and development of the business of PropCo Buyer or OpCo Buyer.

“Gaming and Liquor Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, minimum internal control standard, permit, consent, registration, finding of qualification or suitability, approval, license, judgment, order, decree, resolution injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities or the purchase, sale, or service of alcohol, and operations of the business of Golden, PropCo Buyer, OpCo Buyer or any of their respective Affiliates.

“Governmental Entity” means any national, federal, state, provincial, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, and any self-regulatory organization or stock exchange (including Nasdaq).

“Governmental Permits” means all necessary or advisable actions or nonactions, waivers, consents, clearances, waiting period expirations or terminations, approvals, licenses, permits, orders and authorizations from Governmental Entities (including Gaming and Liquor Approvals, applicable federal or state securities Laws and the Gaming and Liquor Laws).

“Immediate Family Member” means “immediate family member” as defined in Rule 16a-1 of the Exchange Act.

“Independent Committee Approval” means that the Independent Committee has unanimously (i) determined that the transactions contemplated by the Master Transaction Agreement, including the Pre-Closing Restructuring, the OpCo Sale and the Merger, are advisable, fair to and in the best interest of Golden and its shareholders, and (ii) resolved to submit the Master Transaction Agreement to Golden’s shareholders for their adoption, and recommend that Golden’s shareholders vote in favor of the adoption of the Transaction Proposal and the Transactions.

“Inquiry” means an inquiry, request for offer, discussions or negotiations or request for non-public information that constitutes or could reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

“Initial Outside Date” means November 5, 2026.

“Intellectual Property” means: (a) patents and patent applications, provisionals, divisions, continuations, continuations-in-part, reissues and reexaminations, renewals, and extensions thereof, and inventions (whether or not patentable, and whether or not reduced to practice); (b) statutory and common law trademarks, service marks, trade dress, logos, business names, trade names, and other names and source identifiers (whether or not registered), and all goodwill associated therewith; (c) Internet domain names, and all applications and registrations in connection therewith, websites, URLs, social media user names and/or handles; (d) all copyrights (whether or not published), moral rights, mask works, and other original works of authorship, regardless of medium of fixation or means of expression, and all applications and registrations in connection therewith; (e) all trade secrets; and (f) any rights corresponding to the foregoing (a) – (f) in any jurisdiction worldwide.

“Intervening Event” means an event, development or change in circumstances that is material to Golden, which (A) was not known to, nor reasonably foreseeable by, the Independent Committee as of or prior to the date of the Master Transaction Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Independent Committee as of or prior to the date of the Master Transaction Agreement), (B) does not involve or relate to an Acquisition Proposal and (C) first becomes known to the Independent Committee before the Company Shareholder Approval is obtained; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) a change in the market price or trading volume of capital stock or debt securities of Golden or of any equity ratings or the ratings outlook for Golden or any of its Subsidiaries by any applicable rating agency, (iii) a change in the market price or trading volume of capital stock or debt securities of PropCo Buyer or of any equity ratings or the ratings outlook for PropCo Buyer or any of its Subsidiaries by any applicable rating agency, and (iv) the fact that, in and of itself, Golden meets, exceeds or fails to meet any internal or published projections, estimates or expectations of Golden’s revenue, earnings or other financial performance or results of operation for any period (provided, further, that, with respect to the foregoing clauses (ii) and (iv), any fact, event, circumstance, change or development giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether an Intervening Event has occurred if not falling into the foregoing clause (i) of this definition).

“Labor Contract” means a collective bargaining agreement or other Contract with a union or works council.

“Law” means any foreign, national, federal, provincial, state, municipal and local laws, statutes, ordinances, rules, or regulations of any Governmental Entity or any Orders.

“Lease” means all of the leases, subleases, licenses, agreements or other rights of use or occupancy of space at the Company Real Property, as amended, modified, extended or renewed, entered into by Golden or its Subsidiaries (with respect to the business of Golden) or any of the Owner SPEs (as defined below) in effect on November 6, 2025 or as set forth in Golden’s confidential disclosure schedules.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“Loan Repayment Amount” means the aggregate amount outstanding under the Company Credit Agreement as of the Closing Date.

“MBCA” means the Minnesota Business Corporation Act, as amended.

“MLLCA” means the Minnesota Revised Uniform Limited Liability Company Act, as amended.

“Nasdaq” means The NASDAQ Global Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

“Non-Recourse Party” means any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, representative or successor or assignee of any of the foregoing, but not including Mr. Sartini, in his capacity as guarantor or OpCo Buyer or and any of their respective successors or assigns.

“Notice Event” means any (i) Condemnation that would reasonably be expected to result in the permanent loss of more than $5,000,000 in the aggregate of the fair market value of the Subject Properties or (ii) Casualty in which the cost of the repair or restoration of the Subject Properties, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed $5,000,000 in the aggregate.

“NYSE” means the New York Stock Exchange.

“OpCo Business” means the business, assets and operations of Golden, excluding the Subject Properties.

“OpCo Buyer Filing Parties” means OpCo Buyer, Blake L. Sartini (“Mr. Sartini”), and the Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Trust”).

“OpCo Buyer Termination Fee” means an amount equal to $10,000,000.

“OpCo Subject Interests” means the membership interest of New OpCo owned by New HoldCo following the F Reorganization Effective Time.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity, whether temporary, preliminary or permanent.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Party” or “Parties” means any of OpCo Buyer, PropCo Buyer, PropCo Merger Sub, and Golden.

“Permit” means any license, permit, certificate, approval, registration, order, waiver, clearance, variance or authorization necessary for the conduct of business and the ownership and use of properties and assets.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings, and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens incurred in the ordinary course of business for amounts either not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; provided, that in all cases such Liens are either (x) discharged of record prior to the Closing, or (y) in the case of Liens securing obligations that do not exceed $10,000,000 in the aggregate, affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to PropCo Buyer, at no cost or expense to PropCo Buyer, and with respect to which the Title Company agrees in writing to provide the same coverage to future purchasers and lenders, (c) with respect to any Company Real Property, (i) any exceptions to title set forth on Schedule B to any Existing Title Policies, (ii) all applicable Laws, ordinances, rules and regulations of any Governmental Entity, as the same now exist or may be hereafter modified, supplemented or promulgated, (iii) such matters as the Title Company shall be willing to omit as exceptions to coverage from each Title Policy (without special premium or indemnity) or, in the case of matters that cannot be cured solely by the payment of a liquidated sum of money, affirmatively insure over in each Title Policy pursuant to affirmative insurance reasonably acceptable to PropCo Buyer, at no cost or expense to PropCo Buyer, and with respect to which the Title Company agrees in writing to provide the same coverage to future purchasers and lenders, (iv) any defects, objections or exceptions in the title to the Company Real Property which will be extinguished upon and at the time of the transfer of the Company Real Property, and (v) rights of tenants or other Persons in possession of any Company Owned Real Property or Company Leased Real Property (or any portion thereof), per the Leases, as tenants only, and with no option to purchase any Company Real Property or any portion thereof or rights of first refusal to purchase any Company Real Property or any portion thereof, (d) Liens on personal property incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue, (e) with respect to personal property, statutory liens of vendors for amounts not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (f) in the case of securities, the restrictions imposed by applicable federal, state and foreign securities Laws, (g) Liens (i) that will be released and, as appropriate, removed of record, at or prior to the Closing, or (ii) approved in writing by OpCo Buyer or PropCo Buyer, and (h) such other Liens with respect to a Subject Property that are not reflected on the Existing Title Policy for such Subject Property and which would not, individually or in the aggregate, have an adverse effect on the use, value or operation of a Subject Property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Proceeding” means all actions, suits, claims, causes of action, audits, assessments, hearings, litigation or proceedings or investigation, in each case, whether sounding in contract, tort or otherwise, whether civil or criminal or administrative and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Entity.

“PropCo Acquired Interests” means the equity interests in the Owner SPEs.

“PropCo Buyer Preferred Stock” means the preferred stock of PropCo Buyer, par value $0.01 per share.

“PropCo Buyer Share” or “VICI Common Stock” means a share of common stock, par value $0.01 per share, of PropCo Buyer.

“PropCo Buyer Share VWAP” means the volume weighted average price of a share of PropCo Buyer Share for a 10 trading day period, starting with the opening of trading on the 11th trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Proposed Changed Terms” means any adjustments and/or proposed amendments to the Master Transaction Agreement and related agreements (including a change to the price terms) contemplated thereby that may be irrevocably offered in writing by OpCo Buyer and/or PropCo Buyer.

“Registration Statement” means a registration statement on Form S-4 or other applicable form (together with all amendments and supplements thereto) pursuant to which the PropCo Buyer Shares issuable under the Merger will be registered with the SEC.

“Related Party” with respect to any specified Person, means, (i) any Affiliate of such specified Person, and any former or current director, officer, general partner or managing member of such Affiliate; (ii) any Person who serves or served as a director, officer, general partner, employee, agent, manager or in a similar capacity of such specified Person; (iii) any Person who is a beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class or series of the equity securities of such Person and whose status as a 5% holder is known to such Person as of November 6, 2025; (iv) any Immediate Family Member of a Person described in clause (i), (ii) or (iii); or (v) any Person that is controlled by any Person or any Immediate Family Member of a Person described in clause (i), (ii) or (iii).

“Required Financial Information” means (i) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of Golden and its direct and indirect Subsidiaries for the three most recently completed fiscal years ended at least 75 days prior to the Closing Date and (ii) the unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of Golden and its direct and indirect Subsidiaries for the most recent fiscal quarter (other than the fourth fiscal quarter of Golden’s fiscal year) ended at least 45 days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided.

“Revolving Facility” means each “Revolving Facility” referred to in the Company Credit Agreements and as in effect on the date hereof.

“SEC” means the Securities and Exchange Commission.

“Share” means (i) prior to the F Reorganization Effective Time, a share of common stock, par value $0.01 per share, of Golden and (ii) after the F Reorganization Effective Time, a share of common stock, par value $0.01 per share, of New HoldCo.

“Subject Properties” means the fee simple and/or leasehold interest in each Company Owned Real Property legally described on Exhibit C of the Master Transaction Agreement, together with all improvements thereon and all Appurtenant Rights belonging or in any way relating thereto.

“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other legal entity of which PropCo Buyer, Golden or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “100%”) made by a Third Party after November 6, 2025 not preceded by a breach or violation of the “go-shop” / “no-shop” provisions contained in the Master Transaction Agreement, that the Independent Committee determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Independent Committee considers to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms and that if consummated, would result in a transaction more favorable from a financial point of view to Golden’s shareholders than the Transactions (taking into account any Proposed Changed Terms proposed by PropCo Buyer and/or OpCo Buyer in response to such proposal or otherwise prior to the time of determination).

“Surviving Company” means PropCo Merger Sub, as the surviving entity of the Merger.

“Target Debt Amount” means an amount equal to $426,000,000.

“Tax Matters and Indemnity Agreement” means the Tax Matters and Indemnity Agreement, dated November 6, 2025, entered into concurrently by Golden, OpCo Buyer, PropCo Buyer and PropCo Merger Sub with the execution of the Master Transaction Agreement.

“Taxes” means all U.S. federal, state, local or non-U.S. income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, property/escheat, gaming, employment, capital, goods and services, environmental, unemployment, social security, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge imposed by a Governmental Entity, whether or not disputed, together with any interest, penalty or addition thereto.

“Tenant Leases” means any Lease pursuant to which Golden or a Subsidiary of Golden is the lessor, sublessor, licensor or other grantor of an occupancy right.

“Third Party” means any Person other than OpCo Buyer, PropCo Buyer, PropCo Merger Sub and their respective affiliates and representatives.

“Title Company” means Fidelity National Title Insurance Company; provided, however, that if Fidelity National Title Insurance Company shall be unwilling to issue the Title Policy to the applicable Owner SPE (or PropCo Buyer’s designee) in the condition required by the definition of the term “Title Policy” (or otherwise acceptable to PropCo Buyer in its sole discretion), Golden shall have the right to select a comparable nationally recognized title insurance company reasonably acceptable to PropCo Buyer that is willing to issue such Title Policy in the condition required by the definition of the term “Title Policy”.

“Title Policy” means (x) with respect to PropCo Buyer’s interest in each Subject Property, an ALTA owner’s title insurance policy issued by the Title Company, in the amount of the portion of the Merger Consideration (as defined below) that is allocated by PropCo Buyer to the applicable Owner SPE’s interest in such Subject Property, reflecting each Owner SPE’s (or its designee’s) fee simple and/or leasehold title to the applicable Subject Property, as applicable, in each case, subject to no Liens other than the Permitted Liens, with such endorsements as PropCo Buyer shall reasonably require together with such co-insurance or re-insurance as

PropCo Buyer shall reasonably require, and otherwise in the condition required by the Master Transaction Agreement and (y) with respect to OpCo Buyer’s interest in each Subject Property, an ALTA owner’s title insurance policy issued by the Title Company, in such amount as OpCo Buyer shall reasonably require, reflecting its leasehold title to the applicable Subject Property, in each case, subject to no Liens other than the Permitted Liens, with such endorsements as OpCo Buyer shall reasonably require together with such co-insurance or re-insurance as OpCo Buyer shall reasonably require, and otherwise in the condition required by the Master Transaction Agreement.

“Transaction Expenses” means all fees and expenses incurred by Golden prior to the F Reorganization Effective Time or the F Reorganization Surviving Company following the F Reorganization Effective Time or any Subsidiary thereof at or prior to the Closing in connection with the preparation, negotiation and execution of the Master Transaction Agreement and any ancillary agreement, and the performance and consummation of the transactions contemplated thereby and in the Master Transaction Agreement.

“Transferred Real Estate Assets” mean, collectively, (i) the Subject Properties, (ii) the Tenant Leases and (iii) each other asset of Golden or its Subsidiaries to be transferred to an Owner SPE in connection with the Pre-Closing Restructuring pursuant to Schedule 1.2 of the Master Transaction Agreement, in the case of clause (iii), to the extent such items are related to the ownership (but not operation) of the Subject Properties.

“Willful and Material Breach” means an intentional and willful act, or an intentional and willful failure to act, in each case that is the consequence of an act or omission by a Person with the actual Knowledge (as defined in the Master Transaction Agreement) that the taking of such act or failure to take such act would or would reasonably be expected to constitute a material breach of the Master Transaction Agreement (it being understood that the failure of OpCo Buyer, PropCo Buyer or PropCo Merger Sub to consummate the Transactions contemplated therein when required under the terms of the Master Transaction Agreement will constitute a “Willful and Material Breach”).

SUMMARY TERM SHEET

This summary term sheet discusses the material terms contained in this proxy statement and may not contain all of the information that may be important to you. Accordingly, Golden encourages you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety.

Introduction

On November 6, 2025, Golden entered into the Master Transaction Agreement, pursuant to which, among other things and subject to the satisfaction or waiver of certain conditions, and as more fully described in this proxy statement and in the Master Transaction Agreement:

(i) prior to the Closing Date, Golden will consummate the Pre-Closing Restructuring which contemplates, among other things, that:

(1) Golden will form a new wholly owned Delaware limited liability company (“Royal Holdings”),

(2) Golden Holdings, Inc., a Nevada corporation and a wholly owned subsidiary of Golden (“Royal Corp”) will merge with and into Royal Holdings, with Royal Holdings continuing as the surviving entity (the “Holdings Merger”),

(3) following the Holdings Merger but prior to the Closing Date, (w) Golden will form a new wholly owned Delaware limited liability company (“PropCo”), (x) each existing Subsidiary of Golden that owns Transferred Real Estate Assets (an “Existing Owner”) will form one or more wholly owned Delaware limited liability companies (the “Owner SPEs” and, together with PropCo, the “PropCo Acquired Companies”), (y) each Existing Owner shall transfer, assign, and convey the applicable Transferred Real Estate Assets (such transfers, assignments and conveyances, the “Property Transfers”) owned by it to the Owner SPE(s) owned by it, such that, following such transfers, assignments and conveyances, there are seven Owner SPEs, each owning a single Subject Property and (z) thereafter, each Existing Owner will distribute all of the equity interests of each Owner SPE that it owns up the chain to Golden, and Golden will contribute all such equity interest to PropCo,

(4) following the Property Transfers and one business day prior to the Closing Date, Golden will form New HoldCo and New HoldCo will form New OpCo, and

(5) on the Closing Date, but prior to the OpCo Sale, Golden will merge with and into New OpCo, with New OpCo continuing as the surviving entity (the “F Reorganization Merger”, and together with the transactions described in this clause (i), the “Pre-Closing Restructuring”) with the equity holders of Golden receiving equity, on a one-for-one basis, in New HoldCo and New HoldCo owning 100% of the membership interest of New OpCo and being the immediate parent of New OpCo, and at the effective time of the F Reorganization Merger, New HoldCo shall economically assume Golden’s obligation to repay the Target Debt Amount under the Company Credit Agreement;

(ii) immediately following the effective time of the F Reorganization Merger but prior to the OpCo Sale, New HoldCo will change its name to “Royal HoldCo I Inc.” and, following such effective time, references to the Company or Golden shall mean New HoldCo;

(iii) immediately following the effective time of the F Reorganization Merger (the “F Reorganization Effective Time”), but prior to the OpCo Sale, New OpCo will distribute all of the limited liability company membership interests in PropCo to New HoldCo (the “PropCo Distribution”);

(iv) on the Closing Date, immediately following the PropCo Distribution but prior to the Distribution and the Effective Time, OpCo Buyer will acquire 100% of the equity interests of New OpCo (the “OpCo Sale”) for a purchase price in cash equal to $2.75 per share multiplied by the aggregate number of Shares issued and outstanding immediately prior to the Effective Time and, immediately following the consummation of the OpCo Sale, but prior to the Effective Time, Golden will distribute (or cause to be distributed) a dividend in an amount equal to $2.75 per share to Golden’s shareholders as of the Closing Date as described in and pursuant to the Master Transaction Agreement (the “Distribution”); and

(v) on the Closing Date, immediately following the OpCo Sale and Distribution and at the Effective Time, New HoldCo will merge with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity, and each share of common stock, par value $0.01 per share, of New HoldCo issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of fully paid and nonassessable PropCo Buyer Shares equal to 0.902 (the “Exchange Ratio”, and such merger, the “Merger,” and together with the PropCo Distribution, the Distribution, the Pre-Closing Restructuring, the OpCo Sale and other transactions contemplated by the Master Transaction Agreement, the “Transactions”), with cash paid in lieu of fractional shares of PropCo Buyer Shares in an amount equal to such fractional part of PropCo Buyer Shares multiplied by the PropCo Buyer Share VWAP. As a result of the Merger, the Surviving Company will be a subsidiary of PropCo Buyer.

The aggregate consideration payable to Golden’s shareholders in connection with the Transactions will be the total aggregate value of the Distribution plus the Merger Consideration (the “Aggregate Consideration”). Based on VICI’s trailing 10-day volume weighted average price of $30.23 per share of VICI Common Stock as of the close of trading on November 5, 2025, and the $2.75 per Share in cash to be received by Golden’s shareholders pursuant to the Distribution, the Aggregate Consideration reflects an agreed upon price of $30.00 per Share as of November 5, 2025, after taking into account the mechanics of the Exchange Ratio. For further information, see the section of this proxy statement titled “Important Information Regarding Golden—Market Prices and Dividend Data.”

The Closing will take place at 8:00 a.m., Eastern Time, on the third business day after satisfaction or valid waiver of all of the applicable closing conditions of the Master Transaction Agreement (described in the section of this proxy statement titled “The Master Transaction Agreement—Conditions to Closing the Transactions”), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of such conditions at the Closing, provided that, for the avoidance of doubt, the OpCo Sale shall be consummated prior to the consummation of the Merger. Golden currently expects to complete the Transactions in mid-2026.

Golden’s Board formed the Independent Committee comprised solely of independent and disinterested directors, each of whom satisfied the applicable criteria under NASDAQ for determining director independence from Golden and the Sartini Shareholders (as defined below), in each case, under the listing standards of NASDAQ (in the case of the Sartini Shareholders, as if the Sartini Shareholders were Golden for purposes of applying such criteria to determine independence from the Sartini Shareholders) and were “disinterested directors” under the MBCA (the “Disinterested Directors”), and empowered the Independent Committee with the full and exclusive power and authority of the Board, to the fullest extent permitted by applicable law, to among other things, review, evaluate, advance and pursue any potential strategic transaction (or any other strategic alternative), and to negotiate (or direct the negotiation of) any potential transaction, or, if it determined appropriate and in its sole discretion, to reject and disapprove or approve any potential transaction (including entering into definitive documents and agreements with respect to any potential transaction), and, if the Independent Committee deems appropriate, make a determination as to whether any potential transaction (and any definitive agreements with respect to such potential transaction) is fair to, and in the best interest of, Golden and its shareholders. The Independent Committee, which is comprised of directors Andy H. Chien, Ann D. Dozier, Mark A. Lipparelli and Terrence L. Wright, evaluated and negotiated the proposed transaction with the assistance of outside legal and financial advisors. At the conclusion of its review, the Independent Committee, among other things, unanimously (1) determined that the Master Transaction Agreement and the transactions and other documents contemplated thereby, including the Pre-Closing Restructuring (including the F Reorganization), the OpCo Sale, the Distribution and the Merger, are advisable, fair to, and in the best interests of, Golden and its shareholders, (2) authorized and approved the execution, delivery and performance by Golden of the Master Transaction Agreement, the other transaction documents, and consummation of the transactions contemplated thereby and (3) recommended that the shareholders of Golden adopt the Master Transaction Agreement and approve the transactions contemplated therein in accordance with Minnesota law. For more information, see the section of this proxy statement titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions.”

Because the transactions contemplated by the Master Transaction Agreement are a “going-private” transaction under the rules of the SEC, Golden and the OpCo Buyer Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to such transactions. You may obtain additional information about the Transaction Statement on Schedule 13E-3 under the section of this proxy statement titled “Where You Can Find Additional Information.”

The Parties to the Transactions (Beginning on page 141)

Golden Entertainment, Inc.

Golden, a Minnesota corporation, was incorporated in Minnesota in 1998 under the name of GCI Lakes, Inc., which name was subsequently changed to Lakes Gaming, Inc. in August 1998, to Lakes Entertainment, Inc. in June 2002 and to Golden Entertainment, Inc. in July 2015. Golden owns and operates a diversified entertainment platform, consisting of a portfolio of gaming assets that focus on casino and branded tavern operations. Golden’s portfolio includes eight casino properties located in Nevada and 72 branded taverns targeting local patrons located primarily in the greater Las Vegas, Nevada metropolitan area.

Golden’s headquarters are located at 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, and its telephone number at that location is (702) 893-7777.

Additional information about Golden can be found under the section of this proxy statement titled “The Parties To The Transactions” and on its website. The information contained in, or that can be accessed through, Golden’s website is not intended to be incorporated into this proxy statement. For additional information about Golden, see the sections of this proxy statement titled “Where You Can Find Additional Information” and “Important Information Regarding Golden”.

VICI Properties Inc.

VICI is primarily engaged in the business of owning and acquiring gaming, hospitality, wellness, entertainment and leisure destinations, subject to long-term triple-net leases. VICI owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI’s gaming and entertainment facilities are leased to leading brands that seek to drive consumer loyalty and value with guests through superior services, experiences, products and continuous innovation. Across approximately 127 million square feet, VICI’s well-maintained properties are currently located across urban, destination and drive-to markets in twenty-six states and Canada, contain approximately 60,300 hotel rooms and feature over 500 restaurants, bars, nightclubs and sportsbooks. As of September 30, 2025, VICI’s properties are 100% leased with a weighted average lease term based on contractual rent, including extension options, of approximately 40 years. VICI Common Stock is listed on the NYSE under the symbol “VICI.”

VICI’s headquarters are located at 535 Madison Avenue, New York, New York 10022, and its telephone number at that location is (702) 893-7777. For more information about VICI, see the sections of this proxy statement titled “The Parties to the Transactions—VICI Properties Inc.,” and “Important Information Regarding VICI After the Transactions.”

VICI ROYAL MERGER SUB LLC

PropCo Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of VICI, was formed on October 29, 2025 solely for the purposes of engaging in the Transactions. PropCo Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions.

PropCo Merger Sub’s headquarters are located at 535 Madison Avenue, New York, New York 10022, and its telephone number at that location is (702) 893-7777. For more information about PropCo Merger Sub, see the section of this proxy statement titled “The Parties to the Transactions—VICI ROYAL MERGER SUB LLC.”

Argento, LLC

OpCo Buyer was formed on October 21, 2025 as a Nevada limited liability company, solely for the purpose of engaging in the transactions contemplated by the Master Transaction Agreement. OpCo Buyer is controlled by Blake Sartini, the Chief Executive Officer and Chairman of the Board. OpCo Buyer has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Master Transaction Agreement and the arranging of financing in connection with the Transactions. Following the consummation of the Transactions, OpCo Buyer will own all of the outstanding capital stock of New OpCo.

The address of OpCo Buyer is 6595 S Jones Blvd, Las Vegas, NV 89118 and its telephone number is (702) 891-4284.

For more information about OpCo Buyer, see the sections of this proxy statement titled “The Parties to the Transactions—Argento, LLC,” and “Important Information Regarding 13E-3 Filing Parties—OpCo Buyer Filing Parties.”

The Special Meeting (Beginning on page 142)

Date, Time, and Place: The Special Meeting will be held on [●], 2026, at [●], Pacific Time, by means of remote communication via a live interactive webcast on the internet at [●].

Purpose: At the Special Meeting, Golden’s shareholders will be asked to consider and vote to approve the:

•	Proposal 1: The Transaction Proposal;

•	Proposal 2: Advisory Compensation Proposal; and

•	Proposal 3: The Adjournment Proposal.

Record Date, Shares Entitled to Vote; Quorum (Beginning on page 142)

Only holders of record of the Shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponements thereof. As of the close of business on December 2, 2025 (the latest practicable date prior to the filing of this proxy statement), there were 26,177,677 Shares outstanding and entitled to vote at the Special Meeting. For each Share that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting. The presence, by means of remote communication or by proxy, of holders of a majority of the voting power of the Shares that are outstanding and entitled to vote at the Special Meeting, present by means of remote communication or represented by proxy, will constitute a quorum at the Special Meeting.

Votes Required (Beginning on page 143)

•	The votes required for each proposal are as follows:

•

The Transaction Proposal: Assuming a quorum is present, approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares entitled to vote thereon.

•

Advisory Compensation Proposal: Assuming a quorum is present, approval of the Advisory Compensation Proposal requires the affirmative vote of holders representing a majority in voting power of the votes cast by the shareholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

•

The Adjournment Proposal: Assuming a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders representing a majority in voting power of the votes cast by the shareholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

Under the NASDAQ rules, if you hold your Shares in “street name,” your broker, nominee or intermediary may not vote your Shares without instructions from you on non-routine matters. None of the proposals to be voted on at the Special Meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your Shares on the Transaction Proposal, the Advisory Compensation Proposal, or the Adjournment Proposal at the Special Meeting.

If you (i) are a shareholder of record as of the Record Date and fail to submit a signed proxy card, grant a proxy over the internet or by telephone, or vote your shares at the Special Meeting, or if you (ii) hold in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and such failure to vote will have the same effect as voting “AGAINST” the Transaction Proposal, but will not have any effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal (assuming a quorum is present).

With respect to the Transaction Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, but such abstention will have the same effect as voting “AGAINST” such proposal. With respect to the Advisory Compensation Proposal and the Adjournment Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum and such abstention will have no effect on such proposals.

Recommendations of the Independent Committee; Golden’s Reasons for the Transactions (Beginning on page 58)

On September 18, 2025, the Board formed the Independent Committee, comprised solely of the independent and Disinterested Directors of the Board, each of whom satisfied the applicable criteria under NASDAQ for determining director independence from Golden and the Sartini Shareholders (as defined below), in each case, under the listing standards of NASDAQ (in the case of the Sartini Shareholders, as if the Sartini Shareholders were Golden for purposes of applying such criteria to determine independence from the Sartini Shareholders) and were “disinterested directors” under the MBCA. The Board further empowered the Independent Committee with the full and exclusive power and authority of the Board, to the fullest extent permitted by applicable law, to, among other things, review, evaluate, advance and pursue any potential strategic transaction (or any other strategic alternative), and to negotiate (or direct the negotiation of) any potential transaction, or, if it determined appropriate and in its sole discretion, to reject and disapprove or approve any potential transaction (including entering into definitive documents and agreements with respect to any potential transaction), and, if the Independent Committee deems appropriate, make a determination as to whether any potential transaction (and any definitive agreements with respect to such potential transaction) is fair to, and in the best interest of, Golden and its shareholders.

After careful consideration, the Independent Committee, at a meeting held on November 5, 2025, unanimously (i) determined that the Master Transaction Agreement and transactions and other documents contemplated therein, including the Pre-Closing Restructuring (including the F Reorganization), the OpCo Sale, the Distribution and the Merger, are advisable, fair to and in the best interest of Golden and its shareholders, (ii) authorized and approved the execution, delivery and performance by Golden of the Master Transaction Agreement, the other transaction documents, and consummation of the transactions contemplated thereby and (iii) recommended that the shareholders of Golden adopt the Master Transaction Agreement and approve the transactions contemplated therein in accordance with Minnesota law. In addition, the Independent Committee believes that the Transactions are substantively and procedurally fair to Golden’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.

Accordingly, the Independent Committee recommends that you vote: (1) “FOR” the Transaction Proposal, (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

For more information on the material factors considered by the Independent Committee in reaching its decision and recommendation described above, see the section of this proxy statement titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions.”

Opinion of the Independent Committee’s Financial Advisor (Beginning on page 66)

On November 5, 2025, Golden’s financial advisor, Macquarie Capital (USA) Inc. (“Macquarie”), rendered its oral opinion to the Independent Committee (which was subsequently confirmed in writing by the delivery of Macquarie’s written opinion addressed to the Independent Committee dated the same date) as to, as of November 5, 2025, the fairness, from a financial point of view, to the holders of Shares, of the Aggregate Consideration (as defined below) to be received by such holders of Shares, pursuant to the Master Transaction Agreement.

Macquarie’s opinion was directed to the Independent Committee (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of Shares, of the Aggregate Consideration to be received by such holders of Shares pursuant to the Master Transaction Agreement and did not address any other aspect or implication of the Transactions. The summary of Macquarie’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex E to this proxy statement and is incorporated by reference in its entirety to this proxy statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion. Golden’s shareholders are urged to read the opinion in its entirety. However, neither Macquarie’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation to the Board, the Independent Committee, Golden, New HoldCo, New OpCo, Mr. Sartini, OpCo Buyer, PropCo Buyer or any of their respective securityholders or any other person, as to how to act or vote with respect to any matter relating to the Transactions.

Position of the OpCo Buyer Filing Parties as to the Fairness of the Transactions (Beginning on page 76)

The OpCo Buyer Filing Parties believe that the Transactions are substantively and procedurally fair to Golden’s “unaffiliated security holders,” as defined in Rule 13e-3 of the Exchange Act. However, none of the OpCo Buyer Filing Parties has undertaken any formal evaluation of the fairness of the Transactions to Golden’s unaffiliated security holders or engaged a financial advisor for such purpose. Moreover, none of the OpCo Buyer Filing Parties participated in the deliberation of the Independent Committee or received advice from the Independent Committee’s legal or financial advisors in connection with the Transactions. The belief of the OpCo Buyer Filing Parties as to the fairness of the Transactions are based on the factors discussed in the section of this proxy statement captioned “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions.”

Purpose and Reasons of the OpCo Buyer Filing Parties to the Transactions (Beginning on page 81)

For the OpCo Buyer Filing Parties, the primary purpose of the Transactions is to allow the OpCo Buyer Filing Parties and their affiliates to own 100% of the equity interests in New OpCo, to continue to operate Golden’s business following the completion of the Transactions, and to bear the rewards and risks of such ownership and operation after the Transactions. For a description of the OpCo Buyer Filing Parties’ purposes and reasons for the Transactions, see “Special Factor—Purpose and Reasons of the OpCo Buyer Filing Parties to the Transactions.”

Certain Effects of the Transactions (Beginning on page 82)

If the Transactions are approved by Golden’s shareholders and all other conditions to closing of the Transactions under the Master Transaction Agreement are satisfied or duly waived: (i) prior to the Closing Date, Golden will consummate the Pre-Closing Restructuring (as described above), (ii) immediately following the effective time of the F Reorganization Merger but prior to the OpCo Sale, New HoldCo will change its name to “Royal HoldCo I Inc.” and, following such effective time, references to the Company or Golden shall mean New HoldCo, (iii) immediately following the effective time of the F Reorganization Merger, but prior to the OpCo Sale, New OpCo will distribute all of the membership interests in PropCo to New HoldCo, (iv) on the Closing Date, immediately following the PropCo Distribution but prior to the Distribution and the Effective Time, OpCo Buyer will acquire 100% of the equity interests of New OpCo for a purchase price in cash equal to $2.75 per share multiplied by the aggregate number of Shares issued and outstanding immediately prior to the Effective Time and, immediately following the consummation of the OpCo Sale, but prior to the Effective Time, Golden will distribute (or cause to be distributed) a dividend in an amount equal to $2.75 per share to Golden’s shareholders as of the Closing Date as described in and pursuant to the Master Transaction Agreement and (v) on the Closing Date, immediately following the OpCo Sale and Distribution and at the Effective Time, New HoldCo will merge with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity, and each share of common stock, par value $0.01 per share, of New HoldCo issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of fully paid and nonassessable PropCo Buyer Shares equal to 0.902, with cash paid in lieu of fractional shares of PropCo Buyer Shares in an amount equal to such fractional part of PropCo Buyer Shares multiplied by the PropCo Buyer Share VWAP. As a result of the Merger, the Surviving Company will be a subsidiary of PropCo Buyer.

Certain Effects of the Transactions for the OpCo Buyer Filing Parties (Beginning on page 83)

If the Transactions are completed, 100% of the equity interests in New OpCo will be beneficially owned directly by OpCo Buyer and indirectly by its affiliates, including Mr. Sartini. For a description of the effects of the Transactions for the OpCo Buyer Filing Parties’, see “Special Factors—Certain Effects of the Transactions for the OpCo Buyer Filing Parties.”

Certain Effects on Golden if the Transactions Are Not Completed (Beginning on page 84)

If the Master Transaction Agreement is not adopted as a result of the failure to obtain Company Shareholder Approval, or if the Transactions are not completed for any other reason, shareholders of Golden will not be entitled to receive any payment for their Shares in connection with the Transactions.

Instead, (i) Golden will remain an independent public company, (ii) the Shares will continue to be listed and traded on Nasdaq under the symbol “GDEN” and registered under the Exchange Act, and (iii) Golden will continue to file periodic reports with the SEC. In specified circumstances in which the Master Transaction Agreement is terminated, (a) Golden may be required to pay OpCo Buyer and PropCo Buyer a termination fee of $37,000,000 in cash (or $16,400,000 if the Master Transaction Agreement is terminated prior to the No-Shop Period Start Date), and a reimbursement amount of up to $10,000,000 in the aggregate to OpCo Buyer and PropCo Buyer, (b) OpCo Buyer may be required to pay a termination fee of $10,000,000 to Golden and a reimbursement amount of up to $5,000,000 to PropCo Buyer and (c) PropCo Buyer may be required to pay a reimbursement amount of up to $5,000,000 to OpCo Buyer. For more information, see the sections of this proxy statement titled “Special Factors—Certain Effects on Golden if the Transactions Are Not Completed” and “The Master Transaction Agreement—Termination Fees.”

Treatment of Company Equity Awards (Beginning on page 151)

Treatment of Company Options. Each outstanding Company Option as of the Equity Award Settlement Date will accelerate and become fully vested and exercisable as of the Equity Award Settlement Date. Effective on the Equity Award Settlement Date and prior to the F Reorganization Effective Time, each vested Company Option (after giving effect to such acceleration) that is then outstanding will then be exercised and the holder of such Company Option will receive a number of Shares equal to the excess of (i) the number of Shares underlying such Company Option, over (ii) the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the sum of (x) the exercise price of such Company Option and (y) any applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

Treatment of Company RSU Awards. Each outstanding Company RSU Award (and any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested effective as of the Equity Award Settlement Date. Upon vesting, Golden will promptly issue the number of Shares underlying the vested Company RSU Award (and any related dividend equivalents to be settled in the Shares), less the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company RSU Award (and any related dividend equivalents to be settled in cash) that is to be settled in cash in accordance with its terms, Golden will pay to Company RSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company RSU Award on the date Company RSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans).

Treatment of Company PSU Awards. Each outstanding Company PSU Award (and any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested as of the Equity Award Settlement Date, with any performance metrics with respect to such Company PSU Award deemed met at “target” performance level for any performance period that is not yet complete, as specified in each award agreement with respect to such Company PSU Award, unless a higher achievement level is specified in the applicable award agreement with respect to such Company PSU Award. Upon vesting, Golden will promptly issue the number of Shares underlying the vested Company PSU Award (and any dividend equivalents related thereto to be settled in the Shares), less the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company PSU Award (and any related dividend equivalents to be settled in cash) that is to be settled in cash in accordance with its terms, Golden will pay to Company PSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company PSU Award on the date the Company PSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans).

Treatment of Company Restricted Stock. Each share of Company Restricted Stock converted from a Company RSU Award or Company PSU Award as permitted in accordance with the Master Transaction Agreement (in each case, along with any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested effective as of the Equity Award Settlement Date, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

Interests of Golden’s Directors and Executive Officers in the Transactions (Beginning on page 88)

In considering the recommendations of the Independent Committee with respect to the Transactions, you should be aware that, aside from their interests as holders of Shares (either directly or beneficially), certain members of Golden’s Board, the Independent Committee and certain of Golden’s executive officers have various interests in the Transactions that may be in addition to, or different from, the interests of Golden’s shareholders generally as described below and more fully described in the section of this proxy statement titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions”, including indemnification and insurance coverage (including under directors’ and officer’s insurance policies), employment agreements which provide for severance benefits, golden parachute compensation and Company Equity Awards. In particular:

•

Blake L. Sartini is the Chairman and Chief Executive Officer of Golden. Mr. Sartini controls and indirectly wholly owns OpCo Buyer. As of the close of business on December 2, 2025 (the latest practicable date prior to the filing of this proxy statement), Mr. Sartini and the Sartini Shareholders beneficially own, in the aggregate, 6,874,374 Shares, collectively representing approximately 25.7% of the Shares then outstanding;

•	Our directors and officers are entitled to continued indemnification and insurance coverage under the Master Transaction Agreement and indemnification agreements between such individuals and Golden;

•

Blake L. Sartini, Charles H. Protell, Blake L. Sartini II, Steve A. Arcana and Thomas E. Haas, each of whom are Golden’s current named executive officers, are all party to employment agreements with Golden which provide for severance benefits, including compensation referred to as “golden parachute” compensation by the applicable SEC disclosure rules. Thomas E. Haas, Golden’s Former Senior Vice President and Chief Accounting Officer, and Stephen A. Arcana, Golden’s Former Chief Development Officer, each terminated employment in March 2025. The estimated total amount of such “golden parachute” compensation, in each case as of December 2, 2025, is set forth in the table below and based on the assumptions and disclosures as more fully described in the section of this proxy titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions—Quantification of Potential Payments and Benefits to Golden’s NEOs in Connection with the Transactions”:

Name	Total ($)
Blake L. Sartini	22,570,757
Charles H. Protell	10,413,625
Blake L. Sartini II	7,026,982
Thomas E. Haas	250,952
Stephen A. Arcana	—

•

Golden’s directors and executive officers hold Company Equity Awards that are subject to vesting acceleration in connection with the consummation of the Transactions. Since January 1, 2024, the following individuals have served as non-employee directors on Golden’s Board: Mark A. Lipparelli, Ann D. Dozier, Terrence L. Wright, Andy H. Chien, and Anthony A. Marnell III (who resigned from Golden’s Board in 2024). The estimated total value of the vested Company Equity Awards, in each case as of December 2, 2025, is set forth in the table below and based on the assumptions and disclosures as more fully described in the section of “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions—Treatment of Company Equity Awards”:

	Value of Vested Company Options ($)	Value of Company RSU Awards ($)	Value of Company PSU Awards ($)
Non-Employee Directors:
Terrence L. Wright	400,000	438,646	—
Mark A. Lipparelli	—	438,646	—
Ann D. Dozier	—	163,814	—
Andy H. Chien	—	438,646	—
Anthony A. Marnell III	—	—	—

Executive Officers:
Blake L. Sartini	8,116,880	3,592,784	2,939,861
Charles H. Protell	3,102,250	2,138,874	1,737,585
Blake L. Sartini II	2,524,150	1,170,605	962,810
Viktoryia Pulliam	—	116,820	92,540
Thomas E. Haas	—	191,647	59,305
Stephen A. Arcana	—	—	—

The Independent Committee were aware of and considered these interests, among other matters. For a more detailed description of the interests of Golden’s executive officers and directors in the Transactions, see the section of this proxy statement titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions.”

Intent of Golden’s Directors and Executive Officers to Vote in Favor of the Transactions (Beginning on page 95)

Golden’s directors and executive officers have informed Golden that, as of the date of this proxy statement, they intend to vote all of the Shares beneficially owned by them in favor of the Transaction Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, although none of Golden’s directors and executive officers (other than Blake L. Sartini) has entered into any agreements obligating him or her to do so. As of the close of business on December 2, 2025 (the latest practicable date prior to the filing of this proxy statement), Golden’s directors and executive officers beneficially owned, in the aggregate, 7,814,725 Shares, collectively representing approximately 29.0% of the Shares then outstanding.

Limited Guarantee (Beginning on page 180)

On November 6, 2025, and concurrently with the execution of the Master Transaction Agreement, Golden and Mr. Sartini delivered to Golden a limited guarantee (the “Limited Guarantee”), pursuant to which Mr. Sartini has provided to Golden an absolute, irrevocable and unconditional guarantee with respect to the due, punctual and complete payment of the OpCo Buyer Termination Fee of $10,000,000, in certain circumstances and if and when payable pursuant to the Master Transaction Agreement.

Voting Agreement (Beginning on page 181)

On November 6, 2025, concurrently with the execution of the Master Transaction Agreement, Mr. Sartini, his spouse, Delise F. Sartini (“Ms. Sartini”), the Sartini Trust, Mr. Sartini’s son, Blake L. Sartini II (“Mr. Sartini II”) and BLAKE LOUIS SARTINI, II Separate Property Trust (collectively, the “Sartini Shareholders”) and Golden entered into a voting agreement (the “Voting Agreement”), pursuant to which each of the Sartini Shareholders agreed to vote all of their Covered Shares (as defined in the Voting Agreement) (a) in favor of (i) the approval of the Master Transaction Agreement and the Transactions or (ii) any similar proposal required to be approved in order for the Transactions to be consummated and (b) against any Acquisition Proposal, or any other agreement, transaction or other matter that would reasonably be expected to impede, interfere with or materially and adversely affect the consummation of the Merger and/or the Transactions.

Tax Matters and Indemnity Agreement (Beginning on page 183)

VICI and PropCo Merger Sub (together with their subsidiaries, the “VICI TMIA Parties”) and OpCo Buyer, all Golden subsidiaries, other than New HoldCo and the PropCo Acquired Companies, immediately after the Effective Time (together with OpCo Buyer, the “OpCo Buyer TMIA Parties”) and Golden entered into the Tax Matters and Indemnity Agreement on November 6, 2025. The Tax Matters and Indemnity Agreement includes an indemnity by the OpCo Buyer TMIA Parties to and for the benefit of the VICI TMIA Parties for (i) tax liabilities of New HoldCo, including any liabilities related to the Holdings Merger, the F Reorganization, the OpCo Sale, and the Distribution, but not the deemed sale of the Subject Properties as a result of the Merger not qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) historical liabilities under securities laws, (iii) liabilities related to employee matters or benefit plans, (iv) obligations to indemnify directors, officers and employees, (v) shareholder and other litigation relating to the Transactions and (vi) inaccurate disclosures concerning Golden or OpCo Buyer.

The Tax Matters and Indemnity Agreement also provides for the allocation of cost and responsibility for tax filings and contests, including that the parties thereto will report the Transactions consistent with the agreed-upon intended tax treatment (in which regard OpCo Buyer is obligated to provide certain factual representations), that OpCo Buyer will bear the expense of preparing all tax returns of Golden and its subsidiaries for all periods prior to the Merger, and that OpCo Buyer will cooperate with VICI on tax matters, including by providing necessary historical books and records and other information. OpCo Buyer has the right to control tax proceedings regarding any indemnified taxes (subject to certain VICI participation and consent rights), and VICI and OpCo Buyer will each bear their own costs incurred in connection with control over or participation in any tax audit or other tax proceeding.

Exclusivity Agreement (Beginning on page 184)

On November 6, 2025, in connection with their entry into the Master Transaction Agreement, VICI, Mr. Sartini and OpCo Buyer entered into an exclusivity agreement (the “Exclusivity Agreement”), pursuant to which VICI, OpCo Buyer and Mr. Sartini have agreed not to pursue certain prohibited transactions relating to Golden’s business and assets starting on the Effective Time and ending upon the date that is one year after the termination of the Master Transaction Agreement, subject to certain exceptions.

Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger (Beginning on page 96)

Golden and PropCo Buyer intend that the F Reorganization and Merger will each qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of Golden and PropCo Buyer of an opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that each of the F Reorganization and the Merger qualifies as a reorganization, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger”) of shares of Company common stock are not expected to recognize gain or loss as a result of the F Reorganization or the Merger (except with respect to the receipt of cash in lieu of fractional PropCo Buyer Shares in the Merger). The Distribution is intended to be treated as a taxable distribution for U.S. federal income tax purposes.

For further discussion of certain U.S. federal income tax consequences of the F Reorganization, Distribution and Merger and the ownership and disposition of PropCo Buyer Shares, see the sections of this proxy statement titled “Special Factors—Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger” and “—Material U.S. Federal Income Tax Considerations Regarding the Ownership and Disposition of Propco Buyer Shares.”

Material U.S. Federal Income Tax Considerations Regarding the Ownership and Disposition of Propco Buyer Shares (Beginning on page 101)

The U.S. federal income tax rules applicable to holding and disposing of Propco Buyer Shares, and to real estate investment trusts (“REITs”) generally, are highly technical and complex. For discussion of certain U.S. federal income tax considerations regarding the ownership and disposition of Propco Buyer Shares, please refer to “Material U.S. Federal Income Tax Considerations Regarding the Ownership and Disposition of VICI Common Stock” in PropCo Buyer’s Form S-4 Registration Statement, dated December 5, 2025 and made available as of the same time as this proxy statement (the “VICI Registration Statement”).

Solicitation of Other Offers (Beginning on page 161)

From and after the date of the Master Transaction Agreement until 11:59 p.m. Pacific time on December 5, 2025 (the “No-Shop Period Start Date”), Golden and its representatives will have the right to (i) solicit, initiate, propose, encourage or facilitate the making or submission of an Inquiry, (ii) subject to certain exceptions, furnish any non-public information or afford access to the business, properties, assets, books, records or other non-public information to any Third Party with the intent to induce the making, submission or announcement of an Acquisition Proposal or Inquiry, (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Party with respect to an Acquisition Proposal and (iv) cooperate with, assist, participate in or facilitate any such proposals, Inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that Golden may grant a limited waiver under any “standstill provision” or similar obligation to allow the submission or amendment of an Acquisition Proposal by a Third Party to the Independent Committee.

Except as expressly permitted by the Master Transaction Agreement, from and after the No-Shop Period Start Date until the earlier to occur of the termination of the Master Transaction Agreement and the Effective Time, Golden has agreed that it will, and will cause each of its subsidiaries and its and their officers and directors to, direct its and their other representatives to immediately cease and cause to be terminated any solicitations, discussions, negotiations or communications with any Third Party that may be ongoing with respect to any Acquisition Proposal.

Except as expressly permitted by the Master Transaction Agreement, from and after the date of the No-Shop Period Start Date until the earlier to occur of the termination of the Master Transaction Agreement and the Effective

Time, Golden has agreed that it will not, and it will cause its subsidiaries and its and their respective officers and directors not to, and will instruct and use its reasonable best efforts to cause its other representatives, directly or indirectly through any other Person not to, among other things: (i) initiate, solicit or knowingly encourage or knowingly facilitate or assist any Acquisition Proposal or Inquiry; (ii) enter into, engage, continue or otherwise participate in any discussions, Inquiry or negotiations with respect thereto; (iii) approve, recommend or endorse (or publicly propose or announce any intention or desire to approve, recommend or endorse) an Acquisition Proposal; (iv) terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement in which Golden or any of its Subsidiaries is a party relating to an Acquisition Proposal; or (v) except for an Acceptable Confidentiality Agreement, approve, authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract.

Change of Recommendation; Intervening Event (Beginning on page 163)

Except as expressly permitted by the Master Transaction Agreement, from and after the No-Shop Period Start Date until the earlier to occur of the termination of the Master Transaction Agreement and the receipt of the Company Shareholder Approval, the Independent Committee shall not: (i) approve, endorse, recommend or otherwise publicly declare advisable, or publicly propose to approve or recommend, any Acquisition Proposal; (ii) withhold, withdraw, change or qualify, in a manner adverse to OpCo Buyer, PropCo Buyer or PropCo Merger Sub, the Independent Committee Approval; (iii) approve, permit or cause Golden to enter into an Acquisition Agreement (as defined below); (iv) fail to recommend to Golden’s shareholders that the Company Shareholder Approval be given or include the Independent Committee Approval in this proxy statement; (v) make any public recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act, subject to certain exceptions; (vi) if an Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause (v) above) or Inquiry or any material modification thereof is made public or is otherwise sent to the holders of Shares, fail to issue a press release or other public communication that reaffirms the Independent Committee Approval within 10 Business Days (or if the Special Meeting is scheduled to be held within 10 Business Days from the date of such announcement, promptly and in any event prior to the date on which the Special Meeting is scheduled to be held) after OpCo Buyer or PropCo Buyer so requests in writing; or (vii) resolve or agree to do any of the foregoing.

However, the Independent Committee may, at any time prior to the receipt of the Company Shareholder Approval, effect a Change of Recommendation (as defined below) with respect to a Superior Proposal and/or terminate the Master Transaction Agreement pursuant to the applicable termination provision of the Master Transaction Agreement, if and only if:

•

Golden receives an unsolicited (except to the extent such Third Party was solicited during the “go-shop” period pursuant to and in compliance with the “go-shop” provision of the Master Transaction Agreement) bona fide written Acquisition Proposal from a Third Party that did not result from a breach of Golden’s obligations under the “go-shop” and “no-shop” provisions in the Master Transaction Agreement and is not withdrawn;

•	the Independent Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal; and

•

the Independent Committee has determined in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with their fiduciary duties to the shareholders of Golden under applicable Law.

Prior to receipt of the Company Shareholder Approval, the Independent Committee may effect a Change of Recommendation if it determines that an Intervening Event has occurred and is continuing and the Independent

Committee also determines, in good faith and after consultation with outside counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the shareholders of Golden under applicable Law.

Regulatory Approvals Required for the Transactions (Beginning on page 101)

Under applicable Gaming and Liquor Laws, the transactions contemplated by the Master Transaction Agreement cannot be completed until the Transactions contemplated thereby receives all required approvals under applicable Gaming and Liquor Laws.

Pursuant to the Master Transaction Agreement, the Parties have agreed to use their reasonable best efforts to take all actions that are necessary, proper, or advisable under the Master Transaction Agreement and applicable law, including Gaming and Liquor Laws, to consummate the Transactions as promptly as practicable, including using reasonable best efforts to, among other things, obtain all necessary or advisable approvals from Governmental Entities (including Gaming and Liquor Approvals, applicable federal or state securities Laws and the Gaming and Liquor Laws). For a more detailed description, see the sections of this proxy statement titled “Special Factors—Regulatory Approvals Required for the Transactions” and “The Master Transaction Agreement—Conditions to Closing the Transactions.”

Financing of the Transactions (Beginning on page 102)

OpCo Buyer has obtained a debt financing commitment in an aggregate principal amount of up to $135,000,000, the proceeds of which will be used to consummate the OpCo Sale contemplated by the Master Transaction Agreement (which proceeds will be distributed to the shareholders of Golden as the Distribution) and to pay certain fees and expenses in connection with the Transactions. The Debt Financing Source (as defined in the section of the proxy statement titled “Special Factors—Financing of the Transactions”), committed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, at or prior to the Closing, a senior secured 364-day bridge term loan facility in an amount up to $135,000,000.

Conditions to Closing of the Transactions (Beginning on page 165)

The Closing is subject to the mutual conditions set forth in the Master Transaction Agreement, including: (a) receipt of the Company Shareholder Approval; (b) receipt of all waivers, consents, clearances, approvals and authorizations required under applicable Gaming and Liquor Laws, as specified in the Master Transaction Agreement, which approvals must remain in full force and effect; (c) completion of the Pre-Closing Restructuring in accordance with the Master Transaction Agreement; (d) the absence of any Order (other than certain Orders under anti-competition laws) of a Governmental Entity restraining, enjoining or prohibiting consummation of the OpCo Sale or the Merger, and no Law having been enacted, entered, promulgated or enforced by any Governmental Entity after the date of the Master Transaction Agreement that, in any case, makes illegal the consummation of the OpCo Sale or Merger; (e) approval for listing on the NYSE, subject to official notice of issuance, of the VICI Common Stock to be issued in the Merger; and (f) the Registration Statement having been declared effective under the Securities Act, no stop order suspending its effectiveness having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn.

In addition, the obligation of New HoldCo to consummate the Transactions is conditioned upon: (i) the accuracy of the representations and warranties of OpCo Buyer, VICI and PropCo Merger Sub, as applicable as of November 6, 2025 and as of the Closing Date, subject to applicable bring-down standards; (ii) performance by OpCo Buyer, VICI and PropCo Merger Sub of covenants in all material respects; (iii) the absence of a Material Adverse Effect (as defined below) with respect to OpCo Buyer, VICI or PropCo Merger Sub that is continuing; (iv) delivery of officer certificates from OpCo Buyer and VICI; and (v) the receipt of a tax opinion regarding the qualification of the Merger as a reorganization under Section 368(a) of the Code.

The obligations of VICI and PropCo Merger Sub to consummate the Merger are conditioned upon: (i) the accuracy of Golden’s and OpCo Buyer’s, as applicable, representations and warranties, subject to applicable bringdown standards; (ii) performance by Golden and OpCo Buyer of covenants in all material respects; (iii) the absence of a Material Adverse Effect with respect to Golden or OpCo Buyer that is continuing; (iv) fee title to each Subject Property being vested in the applicable Owner SPE at Closing, subject only to Permitted Liens, and issuance of the Title Policy in the condition required by the Master Transaction Agreement; (v) receipt of a tax opinion regarding the qualification of the Merger as a reorganization under Section 368(a) of the Code; (vi) delivery of officer certificates from New HoldCo and OpCo Buyer, (vii) one or more “covered events” shall not have occurred in which, in the case of a casualty, the remaining cost of repair or restoration would reasonably be expected to equal or exceed $174,000,000, in the aggregate, or, in the case of a condemnation, such condemnation has resulted or would reasonably be expected to result in the permanent loss of more than $174,000,000, in the aggregate, of the fair market value of the Subject Properties, (viii) OpCo Buyer having paid in full any Excess Debt Amount in accordance with the Master Transaction Agreement and (ix) Golden’s delivery of an updated study estimating that Golden’s aggregate current and accumulated earnings and profits, after accounting for any reductions resulting from the consummation of the Transactions (through but excluding the Merger at the Effective Time) and after accounting for any permitted dividends, as of a month end as close as practical to the Closing Date, does not exceed $460,000,000.

The obligation of OpCo Buyer to consummate the OpCo Sale is conditioned upon: (i) the accuracy of Golden’s, VICI’s and PropCo Merger Sub’s, as applicable, representations and warranties, subject to applicable bringdown standards; (ii) performance by VICI and PropCo Merger Sub of covenants in all material respects; (iii) the absence of a Material Adverse Effect with respect to Golden or VICI or PropCo Merger Sub that is continuing; (iv) delivery of officer certificates from Golden and VICI; and (v)  VICI having paid in full the Target Debt Amount in accordance with the Master Transaction Agreement.

Termination of the Master Transaction Agreement (Beginning on page 173)

The Master Transaction Agreement contains customary termination rights, including the right of any party to terminate if the Effective Time has not occurred by the Initial Outside Date of November 5, 2026; provided that the Initial Outside Date will be automatically extended to February 5, 2027 if, as of the Initial Outside Date, all conditions other than Gaming and Liquor Approvals or Orders related to any specified Law have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or validly waived by the Parties.

Termination Fees and Remedies (Beginning on page 175)

If the Master Transaction Agreement is terminated under specified circumstances, including, among others, (i) a termination by Golden to enter into a definitive agreement providing for a Superior Proposal or (ii) a termination by OpCo Buyer or VICI following a change of recommendation by the Independent Committee or Golden’s entry into an Acquisition Agreement, Golden will be required to pay a termination fee of $37,000,000 in the aggregate and if the Master Transaction Agreement is terminated for the same reasons prior to 11:59 p.m. Pacific time on the No-Shop Period Start Date, Golden will be required to pay a fee equal to $16,400,000 in the aggregate, in each case, OpCo Buyer shall be entitled to 25% of such termination fee and VICI shall be entitled to 75% of such termination fee. In addition, under certain other specified circumstances involving an outstanding or publicly disclosed Acquisition Proposal and the consummation of a subsequent transaction within a tail period following termination, Golden may be required to pay the Company Termination Fee. In addition, in certain circumstances, if the Master Transaction Agreement is terminated by VICI as a result of Golden’s breach of a representation, warranty or covenant such that a closing condition is not reasonably capable of being satisfied, Golden will be required to pay OpCo Buyer and VICI the aggregate amount of all reasonable out-of-pocket fees and expenses actually incurred by OpCo Buyer, VICI and their respective Affiliates in connection with the preparation, negotiation and execution of the Master Transaction Agreement and the related agreements, subject to an aggregate cap payable by Golden of $10,000,000. Further, in certain circumstances, if the Master Transaction Agreement is terminated by VICI or OpCo Buyer as a result of OpCo Buyer’s or VICI’s breach, respectively, of a representation, warranty or covenant such that a closing condition is not reasonably capable of being satisfied, OpCo Buyer or VICI, as applicable, shall be required to pay to the other the aggregate amount of all reasonable out-of-pocket fees and expenses actually incurred by VICI or OpCo Buyer and its Affiliates, as applicable, in connection with the preparation, negotiation and execution of the Master Transaction Agreement and the related agreements, subject to an aggregate cap payable by OpCo Buyer or VICI, as applicable, of $5,000,000.

Specific Performance (Beginning on page 178)

The Parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of the Master Transaction Agreement in accordance with their specified terms or otherwise breach such provisions and further agreed that each Party is entitled to an injunction or specific performance in addition to any other remedy to which they’re entitled at Law or in equity. Additionally, the Parties waive any requirement for securing or posting any bond in connection with obtaining specific performance or injunctive relief and, in an action for specific performance, the defense of adequacy of a remedy at Law.

No Appraisal or Dissenters’ Rights (Beginning on page 95)

The holders of the Shares are not entitled to dissenters’ or appraisal rights with respect to the Transactions.

Market Prices and Dividend Data (Beginning on page 195)

The Shares are listed for trading on the Nasdaq Stock Market LLC under the symbol “GDEN.” The following table presents trading information for the Shares on November 5, 2025, the last trading day before public announcement of the Transactions, and December 2, 2025, the latest practicable day prior to the filing of this proxy statement.

	Golden’s Shares
Date	High	Low	Close
November 5, 2025	$21.35	$19.57	$21.23
December 2, 2025	$29.45	$28.29	$28.43

For illustrative purposes, the following table provides Golden equivalent per share information on each of the specified dates. Golden equivalent per share amounts are calculated by multiplying the per share price of each share of VICI Common Stock by 0.902, the Exchange Ratio.

	VICI Common Stock			Golden’s Shares
Date	High	Low	Close	High	Low	Close
November 5, 2025	$30.48	$30.06	$30.17	$27.49	$27.11	$27.21
December 2, 2025	$28.68	$28.17	$28.45	$25.87	$25.41	$25.66

For more information, see the section of this proxy statement titled “Important Information Regarding Golden—Market Prices and Dividend Data” and the section of the VICI Registration Statement titled “Comparative Market Prices and Dividend Information.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Master Transaction Agreement and the Transactions, as well as the Special Meeting. These questions and answers may not address all questions you may have or that are important to you as a shareholder of Golden. Golden encourages you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which Golden refers in this proxy statement in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “Where You Can Find Additional Information.”

Q:	Why am I receiving these materials?

A:

On November 6, 2025, Golden entered into the Master Transaction Agreement. The Master Transaction Agreement provides, among other things and on the terms and subject to the conditions in the Master Transaction Agreement:

(i)

(x) prior to the Closing, Golden will consummate the Pre-Closing Restructuring which contemplates, among other things, that Golden will form New HoldCo and New OpCo and (y) on the Closing Date, but prior to the OpCo Sale, Golden will merge with and into New OpCo, with New OpCo continuing as the surviving entity, with the equity holders of Golden receiving equity, on a one-for-one basis, in New HoldCo and New HoldCo owning 100% of the membership interest of New OpCo and being the immediate parent of New OpCo;

(ii)	immediately following the F Reorganization Effective Time, but prior to the OpCo Sale, the distribution by New OpCo to New HoldCo of all of the membership interests in PropCo;

on the Closing Date, immediately following the PropCo Distribution but prior to the Distribution and the Effective Time, OpCo Buyer will acquire 100% of the equity interests of New OpCo for a cash purchase price equal to $2.75 per share multiplied by the aggregate number of the Shares issued and outstanding immediately prior to the Effective Time and, immediately following the consummation of the OpCo Sale, but prior to the Effective Time, Golden will distribute (or cause to be distributed) a dividend in an amount equal to $2.75 per share to Golden’s shareholders as of the Closing Date as described in and pursuant to the Master Transaction Agreement; and

(iii)

on the Closing Date, immediately following the Distribution, New HoldCo (following the F Reorganization Effective Time, references to the Company or Golden shall mean New HoldCo) will merge with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity, and each share of common stock, par value $0.01 per share, of New HoldCo issued and outstanding immediately prior to the Effective Time will be cancelled or converted into the right to receive a number of fully paid and nonassessable PropCo Buyer Shares equal to the Exchange Ratio, with cash paid in lieu of fractional shares of PropCo Buyer Shares in an amount equal to such fractional part of a PropCo Buyer Share multiplied by the PropCo Buyer Share VWAP (the “Merger Consideration”), in each case, in accordance with the Master Transaction Agreement.

In order to complete the Transactions, Golden’s shareholders must vote to approve the adoption of the Master Transaction Agreement at the Special Meeting. The affirmative vote of the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon is a condition to the consummation of the Transactions. Golden’s Independent Committee is furnishing this proxy statement and form of proxy card to the holders of the Shares as of the Record Date in connection with the solicitation of proxies of Golden’s shareholders to be voted at the Special Meeting.

This proxy statement, which you should read carefully and in its entirety, including the VICI Registration Statement, the annexes to this proxy statement and any other documents to which Golden refers in this proxy statement, contains important information about the Master Transaction Agreement and the

Transactions, as well as the Special Meeting and the matters to be voted on at the Special Meeting. The enclosed materials allow you to submit a proxy to vote your Shares without attending the Special Meeting and to ensure that your Shares are represented and voted at the Special Meeting. Your vote is very important. Even if you plan to attend the Special Meeting, Golden encourages you to submit a proxy as soon as possible.

Q:	What are the transactions contemplated by the Master Transaction Agreement and what effects will they have on Golden?

A:

If the Master Transaction Agreement is adopted by Golden’s shareholders and the other closing conditions are satisfied or duly waived: (i) Golden will merge with and into New OpCo, a wholly-owned subsidiary of New HoldCo, with shareholders of Golden receiving equity on a one-for-one basis in New HoldCo, (ii) OpCo Buyer will acquire all of the equity interests of New OpCo in exchange for a cash purchase price of $2.75 per share that will be distributed as a dividend to Golden’s shareholders and (iii) New HoldCo will merge with and into PropCo Merger Sub, with PropCo Merger Sub surviving as a wholly-owned subsidiary of PropCo Buyer (as more fully described in the sections of this proxy statement entitled “Summary Term Sheet—Introduction” and “The Master Transaction Agreement—Certain Effects of the Transaction”). As a result of the Merger (as defined below), shareholders of Golden will receive a number of fully paid and nonassessable PropCo Buyer Shares equal to the Exchange Ratio. For further discussion of the Transactions, please refer to the section of the VICI Registration Statement titled “The Transactions”.

Q:	What will I receive if the transactions contemplated by the Master Transaction Agreement are completed?

A:

Upon the terms and subject to the conditions of the Master Transaction Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by New HoldCo as treasury stock or held directly by PropCo Buyer or PropCo Merger Sub (or any of their directly or indirectly owned Subsidiaries)) will be converted into the right to receive a number of fully paid and nonassessable PropCo Buyer Shares equal to the Exchange Ratio, with cash paid in lieu of fractional shares of PropCo Buyer Shares in an amount equal to such fractional part of PropCo Buyer Share multiplied by the PropCo Buyer Share VWAP. A full description of the PropCo Buyer Shares can be found in the section of the VICI Registration Statement titled “Description of VICI Capital Stock” and a comparison of the rights of VICI stockholders and Golden shareholders can be found in the section of this proxy statement “Description and Comparison of Rights of Golden Stock Before and After the Transactions” and the section of the VICI Registration Statement titled “Comparison of Rights of VICI Stockholders and Golden Shareholders.” We encourage you to read the VICI Registration Statement carefully and in its entirety.

Q:	How does the per share price compare to the market price of the Shares?

A:

Based on VICI’s trailing 10-day volume weighted average of $30.23 per share of VICI Common Stock as of the close of trading on November 5, 2025, and the $2.75 per Share in cash to be received by Golden’s shareholders pursuant to the Distribution, the implied value of the Aggregate Consideration as of close of trading on November 5, 2025, after taking into account the Exchange Ratio mechanics, is valued at $30.00 per Share and represents a 41% premium to Golden’s closing share price on November 5, 2025, the last trading day before public disclosure of Golden’s entry into the Master Transaction Agreement. For more information, see the section of this proxy statement titled “Important Information Regarding Golden—Market Prices and Dividend Data” and the section of the VICI Registration Statement titled “Comparative Market Prices and Dividend Information.”

Q:	Where can I find more information about the PropCo Buyer Shares?

A:

If the transactions contemplated by the Master Transaction Agreement are completed, at the Effective Time, you will receive rights to receive a certain number of fully paid and nonassessable PropCo Buyer Shares in accordance with the terms of the Master Transaction Agreement. A full description of the PropCo Buyer Shares can be found in the section of the VICI Registration Statement titled “Description of VICI Capital Stock” and a comparison of the rights of VICI stockholders and Golden shareholders can be found in the section of this proxy statement “Description and Comparison of Rights of Golden Stock Before and After the Transactions” and the section of the VICI Registration Statement titled “Comparison of Rights of VICI Stockholders and Golden Shareholders.” We encourage you to read the VICI Registration Statement carefully and in its entirety.

Q:	What will happen to Golden Equity Awards?

A:	Generally speaking, the Company Equity Awards will be treated as follows:

•

Treatment of Company Options. Each outstanding Company Option as of the Equity Award Settlement Date will accelerate and become fully vested and exercisable as of the Equity Award Settlement Date. Effective on the Equity Award Settlement Date and prior to the F Reorganization Effective Time, each vested Company Option (after giving effect to such acceleration) that is then outstanding will then be exercised and the holder of such Company Option will receive a number of Shares equal to the excess of (i) the number of Shares underlying such Company Option, over (ii) the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the sum of (x) the exercise price of such Company Option and (y) any applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

•

Treatment of Company RSU Awards. Each outstanding Company RSU Award (and any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested effective as of the Equity Award Settlement Date. Upon vesting, Golden will promptly issue the number of Shares underlying the vested Company RSU Award (and any related dividend equivalents to be settled in Shares), less the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company RSU Award (and any related dividend equivalents to be settled in cash) that is to be settled in cash in accordance with its terms, Golden will pay to each Company RSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company RSU Award on the date the Company RSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans).

•

Treatment of Company PSU Awards. Each outstanding Company PSU Award (and any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested as of the Equity Award Settlement Date, with any performance metrics with respect to such Company PSU Award deemed met at “target” performance level for any performance period that is not yet complete, as specified in each award agreement with respect to such Company PSU Award, unless a higher achievement level is specified in the applicable award agreement with respect to such Company PSU Award. Upon vesting, Golden will promptly issue the number of Shares underlying the vested Company PSU Award (and any dividend equivalents related thereto to be settled in Shares), less the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company PSU Award (and any related dividend equivalents to be settled in cash) that is to be settled in cash in accordance with its terms, Golden will pay to the Company PSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company PSU Award on the date the Company PSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans).

•

Treatment of Company Restricted Stock. Each share of Company Restricted Stock converted from a Company RSU Award or Company PSU Award as permitted in accordance with the Master Transaction Agreement (in each case, along with any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested effective as of the Equity Award Settlement Date, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

Q:	What is the compensation that will or may become payable by Golden to its named executive officers in connection with the Transactions?

A:

The compensation that will or may become payable by Golden to its named executive officers in connection with the Transactions is certain compensation pursuant to underlying plans and arrangements that are contractual in nature. For further information, see the section of this proxy statement titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions.”

Q:	Do any of Golden’s directors or officers have interests in the Transactions that may differ from those of Golden’s shareholders generally?

A:

Yes. In considering the recommendations of the Independent Committee and the Board with respect to the Transactions, you should be aware that, aside from their interests as holders of Shares and equity awards, Golden’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, your interests as a shareholder, including that Mr. Sartini, Golden’s Chief Executive Officer and Chairman of the Board, controls OpCo Buyer. The Independent Committee and the Disinterested Directors were aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions.”

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•

The Transaction Proposal: the proposal to approve and adopt the Master Transaction Agreement, pursuant to which, among other things, (i) Golden will merge with and into New OpCo, a wholly-owned subsidiary of New HoldCo, with shareholders of Golden receiving equity on a one-for-one basis in New HoldCo, (ii) OpCo Buyer will acquire all of the equity interests of New OpCo in exchange for a cash purchase price of $2.75 per share that will be distributed as a dividend to Golden’s shareholders and (iii) New HoldCo will merge with and into PropCo Merger Sub, with PropCo Merger Sub surviving as a wholly-owned subsidiary of PropCo Buyer. Upon the merger of New HoldCo into PropCo Merger Sub, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by New HoldCo as treasury stock or held directly by PropCo Buyer or PropCo Merger Sub (or any of their directly or indirectly owned Subsidiaries)) will be converted into the right to receive a number of fully paid and nonassessable PropCo Buyer Shares equal to the Exchange Ratio, with cash paid in lieu of fractional shares of PropCo Buyer Shares in an amount equal to such fractional part of PropCo Buyer Share multiplied by the PropCo Buyer Share VWAP;

•

The Advisory Compensation Proposal: the proposal to approve on a non-binding, advisory basis, the compensation that may be paid or become payable by Golden to its named executive officers in connection with the transactions contemplated by the Master Transaction Agreement; and

•

The Adjournment Proposal: the proposal to approve one or more adjournments of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Transaction Proposal at the time of the Special Meeting.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will take place virtually on [●] at [●], Pacific Time, unless the meeting is postponed or adjourned. You may attend the Special Meeting solely via a live interactive webcast on the internet at [●]. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

The virtual Special Meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. You should ensure that you have a strong Wi-Fi connection wherever you intend to participate in the Special Meeting.

Q:	What if, during the check-in time or during the meeting, I have technical difficulties or trouble accessing the virtual meeting website?

A:

Golden will have technicians ready to assist you with any technical difficulties you may experience in accessing the virtual Special Meeting. If you encounter any technical difficulties in accessing the virtual Special Meeting during the check-in or meeting time, please call (888) 491-1002.

Q:	Who is entitled to vote at the Special Meeting?

A:

All of Golden’s shareholders as of the close of business on [●], which is the Record Date for determining the shareholders of Golden entitled to notice of and vote at the Special Meeting, are entitled to vote their Shares at the Special Meeting. As of the close of business on December 2, 2025 (the latest practicable date prior to the filing of this proxy statement), there were 26,177,677 Shares outstanding and entitled to vote at the Special Meeting. For each Share that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting.

Q:	What vote is required to approve the Transaction Proposal?

A:	Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares entitled to vote thereon.

Q:	What vote is required to approve the Advisory Compensation Proposal?

A:

Approval of the Advisory Compensation Proposal requires the affirmative vote of the holders representing a majority in voting power of the votes cast (excluding abstentions and broker non-votes) by shareholders of Golden present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

Q:	What vote is required to approve the Adjournment Proposal?

A:

Approval of the Adjournment Proposal requires the affirmative vote of the holders representing a majority in voting power of the votes cast (excluding abstentions and broker non-votes) by the shareholders of Golden present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

Q:	What happens if I fail to vote or abstain from voting on a proposal?

A:

If you (1) are a shareholder of record as of the Record Date and fail to submit a signed proxy card, grant a proxy over the internet or by telephone, or vote your shares in person at the Special Meeting, or if you

(2) hold your shares in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and such failure to vote will have the same effect as voting “AGAINST” the Transaction Proposal, but will not have any effect on the outcome of the vote on Advisory Compensation Proposal or the Adjournment Proposal (assuming a quorum is present).

With respect to the Transaction Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, but such abstention will have the same effect as voting “AGAINST” such proposal. With respect to the Advisory Compensation Proposal and the Adjournment Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, and such abstention will have no effect on such proposals.

Q:	How will Golden’s directors and executive officers and certain other shareholders vote on the Transaction Proposal?

A:

The directors and executive officers of Golden who currently own Shares have informed Golden that, as of the date of this proxy statement, they intend to vote all of the Shares owned directly by them in favor of the Transaction Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. As of the close of business on December 2, 2025 (the latest practicable date prior to the filing of this proxy statement), Golden’s directors and executive officers beneficially owned, in the aggregate, approximately 29.0% of the voting power of the Shares then outstanding. For more information, see the section of this proxy statement titled “Special Factors—Intent of Golden’s Directors and Executive Officers to Vote in Favor of the Transactions.”

Mr. Sartini, Ms. Sartini, the Sartini Trust, Mr. Sartini II and the BLAKE LOUIS SARTINI, II Separate Property Trust, who beneficially owned, in the aggregate 6,874,374 Shares, representing approximately 25.7% of the Shares outstanding as of the close of business on December 2, 2025 (the latest practicable date prior to the filing of this proxy statement), entered into the Voting Agreement, pursuant to which each of them agreed to vote all of their Shares in favor of the Transaction Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, in each case, subject to the terms and conditions contained in the Voting Agreement. However, approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares entitled to vote thereon. For more information, see the section of this proxy statement titled “The Voting Agreement,” as well as the full text of the Voting Agreement, attached as Annex C to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.

Q:	What do I need to do now?

A:

Golden encourages you to read this proxy statement, the VICI Registration Statement, the annexes to this proxy statement and any other documents that we refer to in this proxy statement in their entirety and carefully consider how the Transactions affect you. Then, even if you expect to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	What is the Independent Committee, and what role did it play in evaluating the Transactions?

A:

The Board formed the Independent Committee and empowered the Independent Committee with the full and exclusive power and authority of the Board, to the fullest extent permitted by applicable law, to among other things, review, evaluate, advance and pursue any potential strategic transaction (or any other strategic alternative), and to negotiate (or direct the negotiation of) any potential transaction, or, if it determined appropriate and in its sole discretion, to reject and disapprove or approve any potential transaction (including entering into definitive documents and agreements with respect to any potential transaction), and, if the Independent Committee deems appropriate, make a determination as to whether any potential transaction (and any definitive agreements with respect to such potential transaction) is fair to, and in the best interest of, Golden and its shareholders. The Independent Committee is comprised solely of four Disinterested Directors of the Board. As more fully described in the section of this proxy statement titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions,” the Independent Committee evaluated the Master Transaction Agreement, Golden’s confidential disclosure schedules, the Tax Matters and Indemnity Agreement, the Limited Guarantee, the Voting Agreement, the Debt Commitment Letter and the transactions contemplated by the Master Transaction Agreement, including the F Reorganization, the PropCo Distribution, the Distribution, the Pre-Closing Restructuring, the OpCo Sale and the Merger, with the assistance of outside legal and financial advisors and, as appropriate, Golden’s management. At the conclusion of its review, the Independent Committee, among other things, unanimously (1) determined that the Master Transaction Agreement and the transactions and other documents contemplated therein are fair and in the best interest of Golden and its shareholders, (2) authorized and approved the execution, delivery and performance by Golden of the Master Transaction Agreement and consummation of the transactions contemplated thereby and (3) unanimously recommended that the shareholders of Golden adopt the Master Transaction Agreement and approve the transactions contemplated therein at the Special Meeting.

Q:	How does Golden’s Independent Committee recommend that I vote?

A:

The Master Transaction Agreement and the transactions contemplated thereby, including the Merger, have been unanimously approved and recommended by the Independent Committee. Golden’s Independent Committee recommends that you vote:

•	“FOR” the approval of the Transaction Proposal;

•	“FOR” the approval of the Advisory Compensation Proposal; and

•	“FOR” the approval of the Adjournment Proposal.

You should read the section of this proxy statement titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions” for a discussion of the factors that the Independent Committee considered in deciding to recommend and/or approve, as applicable, the approval of the adoption of the Master Transaction Agreement.

Q:	What happens if I don’t want to vote on an individual part of the Transaction in the Transaction Proposal?

A:

Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares entitled to vote thereon. If you do not want to approve any one of the transactions contemplated by the Transaction Proposal, you should vote “AGAINST” the Transaction Proposal.

Q:	What happens if the Transactions are not completed?

A:

If the Master Transaction Agreement is not adopted as a result of the failure to obtain the Company Shareholder Approval, or if the Transactions are not completed for any other reason, Golden’s shareholders will not be entitled to receive any payment for their Shares. Instead: (i) Golden will remain an independent public company and (ii) the Shares will continue to be listed and traded on NASDAQ under the symbol “GDEN” and registered under the Exchange Act, and (iii) Golden will continue to file periodic reports with the SEC.

In addition, in specified circumstances in which the Master Transaction Agreement is terminated, (i) Golden has agreed to pay PropCo Buyer and OpCo Buyer a termination fee and (ii) OpCo Buyer has agreed to pay Golden a termination fee. For more information, see the section of this proxy statement titled “The Master Transaction Agreement—Termination Fees.”

Q:	What is the compensation that may be paid or become payable by Golden to its named executive officers in connection with the Transactions?

A:

The compensation that may be paid or become payable by Golden to its named executive officers in connection with the Transactions is certain compensation pursuant to underlying plans and arrangements that are contractual in nature. For further information, see the section of this proxy statement titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions.”

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with Golden’s transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”) (in such capacity, the “Transfer Agent”), you are considered, with respect to those shares, to be the “shareholder of record.” If you are a shareholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Golden. As a shareholder of record, you may attend the Special Meeting and vote your shares at the Special Meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of Shares held in “street name.” If you are a beneficial owner of Shares held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the shareholder of record, you may not vote your shares at the Special Meeting unless you obtain and provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. Any shareholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such shareholder’s behalf. Such proxy need not be a shareholder of Golden. You should allow yourself enough time prior to the Special Meeting to contact your bank, broker or other nominee to obtain the legal proxy form.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee will only be permitted to vote your Shares if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares.

If you do not provide your bank, broker or other nominee with voting instructions, with respect to any of the proposals to be considered at the Special Meeting, your shares will not be voted on any of the proposals, which will have the same effect as if you voted “AGAINST” the Transaction Proposal, but will have no effect on the outcome of the vote on the Advisory Compensation Proposal and Adjournment Proposal, except to the extent affecting the obtaining of a quorum at the meeting. In such instance, your shares will not be counted towards determining whether a quorum is present.

If you instruct your broker, bank or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your Shares will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting. In this scenario, a “broker non-vote” will occur with respect to each proposal for which you did not provide voting instructions to your broker, bank or other nominee.

Q:	How may I vote?

A:	If you are a shareholder of record (that is, if your Shares are registered in your name with the Transfer Agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience);

•	by submitting your voting instructions over the internet by visiting the internet address on your proxy card;

•	by submitting your voting instructions by telephone by calling the toll-free (within the United States or Canada) phone number on your proxy card; or

•	by attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

The control number located on your proxy card is designed to verify your identity and allow you to vote your Shares and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your Shares by proxy. If you are a shareholder of record or if you provide a “legal proxy” to vote shares that you beneficially own, you may vote your Shares at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the shareholder of record, you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:	May I attend the Special Meeting and vote at the Special Meeting?

A:

Yes. You may attend the Special Meeting by means of remote communication via live interactive webcast on the internet at [●]. The Special Meeting will begin at [●], Pacific Time, on [●]. Online check-in will begin at [●], Pacific Time. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). As the Special Meeting is virtual, there will be no physical meeting location.

Even if you plan to attend the Special Meeting as described above, to ensure that your shares will be represented at the Special Meeting, Golden encourages you to promptly sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting as described above and vote at the Special Meeting, your vote will revoke any proxy previously submitted.

If, as of the Record Date, you are a beneficial owner of shares held in “street name,” you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions.

Q:	Why did Golden choose to hold a virtual Special Meeting?

A:

Golden’s Independent Committee decided to hold the Special Meeting virtually in order to facilitate shareholder attendance and participation by enabling shareholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. A virtual Special Meeting makes it possible for more shareholders (regardless of size, resources or physical location) to have direct access to information, while saving Golden and its shareholders time and money. Golden also believes that the online tools that it has selected will increase shareholder communication. Golden remains very sensitive to concerns that virtual meetings may diminish shareholder voice or reduce accountability. Accordingly, Golden has designed its virtual format to enhance, rather than constrain, shareholder access, participation and communication.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your Shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your Shares is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or by the internet in the same manner as if you had signed, dated and returned a proxy card. Charles H. Protell of Golden, with full power of substitution and re-substitution, has been designated as the proxy holder for the Special Meeting by Golden’s Independent Committee.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to Golden prior to the Special Meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy and prior to the Special Meeting;

•	delivering a written notice of revocation to Golden’s Secretary at our principal executive offices at Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Secretary; or

•	attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

If you hold your Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card, with full power of substitution and re-substitution, will vote your shares in the way that you direct. If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by Golden’s Independent Committee with respect to each proposal. This means that they will be voted: (1) “FOR” the approval of the Transaction Proposal, (2) “FOR” the approval of the Advisory Compensation Proposal and (3) “FOR” the approval of the Adjournment Proposal, and in the proxy holder’s discretion with respect to any other business that may properly come before the Special Meeting.

Q:	Should I send in my stock certificates now?

A:

No, except as noted in response to the next question. After the Merger is completed, any holders of physical stock certificates will receive a letter of transmittal containing instructions for how to send their stock certificates to Broadridge, who has been appointed as Golden’s exchange agent (the terms of designation and appointment of which shall be reasonably acceptable to Golden) for purposes of effecting the payment of the Merger Consideration in connection with the Transactions (in such capacity, the “Exchange Agent”), in exchange for PropCo Buyer Shares. You should use the letter of transmittal to exchange your stock certificates for the PropCo Buyer Shares to which you are entitled. Please do not send your stock certificates with your proxy card. If you hold your Shares in book-entry form through the Transfer Agent, Broadridge (acting in its capacity as the Exchange Agent) will pay and deliver to Broadridge (acting in its capacity as the Transfer Agent) or its nominee as promptly as practicable after the Effective Time an amount equal to the Merger Consideration. Holders of record with book-entry shares not held through the Transfer Agent will receive a letter of transmittal containing instructions on how to return such letter of transmittal in exchange for the Merger Consideration.

Q:	What happens if I sell or transfer my Shares after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the expected effective date of the Transactions. If you sell or transfer your Shares after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Golden in writing of such special arrangements, you will transfer the right to receive the Merger Consideration and Distribution with respect to such shares, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or transfer your Shares after the Record Date, Golden encourages you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a shareholder of record as of the Record Date and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:	Where can I find the voting results of the Special Meeting?

A:

Golden intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that Golden files with the SEC are publicly available when filed. See the section of this proxy statement titled “Where You Can Find Additional Information.”

Q:	What are the material U.S. federal income tax consequences of the F Reorganization, Distribution and Merger to U.S. holders?

A:

Golden and PropCo Buyer intend that the F Reorganization and Merger will each qualify a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of Golden and PropCo Buyer of an opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that each of the F Reorganization and the Merger qualifies as a reorganization, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger”) of shares of Company common stock are not expected to recognize gain or loss as a result of the F Reorganization or Merger (except with respect to the receipt of cash in lieu of fractional PropCo Buyer Shares in the Merger). The Distribution is intended to be treated as a taxable distribution for U.S. federal income tax purposes. For further discussion of certain U.S. federal income tax consequences of the F Reorganization, Distribution and Merger and the ownership and disposition of PropCo Buyer Shares, see the sections of this proxy statement titled “Special Factors—Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger” and “—Material U.S. Federal Income Tax Considerations Regarding the Ownership and Disposition of Propco Buyer Shares.”

Q:	What are the material U.S. federal income tax consequences of ownership and disposition of Propco Buyer Shares?

A:

The U.S. federal income tax rules applicable to holding and disposing of Propco Buyer Shares, and to REITs generally, are highly technical and complex. For discussion of certain U.S. federal income tax considerations regarding the ownership and disposition of Propco Buyer Shares, please refer to “Material U.S. Federal Income Tax Considerations the Ownership and Disposition of VICI Common Stock” in the VICI Registration Statement.

Q:	When do you expect the Transactions to be completed?

A:

We currently expect to complete the Transactions in mid-2026. However, the exact timing of completion of the Transactions, if at all, cannot be predicted because the Transactions are subject to the closing conditions specified in the Master Transaction Agreement, many of which are outside of Golden’s control. For more information, see the section of this proxy statement titled “The Master Transaction Agreement—Conditions to Closing the Transactions.”

Q:	What governmental and regulatory approvals are required?

A:

Under applicable Gaming and Liquor Laws, the transactions contemplated by the Master Transaction Agreement cannot be completed until the Transactions contemplated thereby receives all required approvals under applicable Gaming and Liquor Laws. For more information, see the sections of this proxy statement titled “The Master Transaction Agreement—Conditions to Closing the Transactions” and “Special Factors—Regulatory Approvals Required for the Transactions.”

Q:	Do any of Golden’s directors or officers have interests in the Transactions that may differ from those of Golden’s shareholders generally?

A:

Yes. In considering the recommendations of the Independent Committee with respect to the Transactions, you should be aware that, aside from their interests as holders of Shares and equity awards, Golden’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, your interests as a shareholder, including that Mr. Sartini, Golden’s Chief Executive Officer and Chairman of the Board, controls OpCo Buyer. The Independent Committee and the Disinterested Directors of the Board were aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the transactions contemplated by the Master Transaction Agreement, the Special Meeting or this proxy statement, would like additional copies of the accompanying proxy statement or need help submitting your proxy or voting your Shares, please contact Golden’s proxy solicitor:

Innisfree M&A Incorporated

Shareholders Call Toll-Free: (877) 800-5198

Banks and Brokers Call Collect: (212) 750-5833

SPECIAL FACTORS

Background of the Transactions

The following chronology summarizes key meetings and events that led to the signing of the Master Transaction Agreement. This chronology does not purport to catalog every contact or communication involving Golden, the Board, the Independent Committee, Golden’s management or any other parties, including their respective representatives.

As part of their ongoing evaluation of Golden’s business, long-term prospects and strategies, the Board and management regularly evaluate and assess Golden’s operations, business plans, financial performance, future growth prospects in light of industry conditions, the general economic environment and the potential impact of such conditions and economic environment on Golden’s long-term strategic goals, including potential opportunities for business combinations, acquisitions, dispositions and other financial and strategic alternatives, all with the goal of maximizing value for Golden’s shareholders. Throughout this section of the proxy statement the use of the term “OpCo” means an operating company without, or following the sale of its, owned real estate assets.

While Golden did not specifically pursue a sale of Golden and did not receive any actionable proposals, Golden has highlighted the underlying value of its real estate and other assets, as compared to its market valuation, in its investor presentations since May 2024. Golden has done so in light of Golden’s view that its market valuation, based on its current and historical trading performance, has not been fully reflective of the underlying value of Golden’s real estate and other assets. In addition, Golden has contacted and maintained informal, preliminary dialogue, and assessed potential strategic transactions involving Golden, with various parties, including REITs and financial sponsors, that could potentially be interested in acquiring all or part of Golden’s real estate or other assets, including meetings from time to time in the ordinary course of such potential counterparties’ business development activities and relationship management. During such meetings, no party presented a proposal that Golden believed represented an actionable, compelling value proposition for shareholders.

However, while a potential sale-leaseback transaction was expected to be economically attractive, the Board recognized that such a transaction could result in significant tax leakage for Golden and its shareholders. Accordingly, the Board was cognizant that in order to secure the best possible value for shareholders, the Board needed to identify a counterparty or counterparties willing and able to execute a tax efficient structure and also needed to consider the implications for the remaining operating assets of Golden.

On November 5, 2024, at a regular Board meeting with management of Golden and a representative of Latham & Watkins LLP, Golden’s legal advisor (“Latham”), present, the Board discussed the potential sale of the entire Company or the sale of Golden’s real estate as potential strategic alternatives to create value for shareholders. The Board encouraged management of Golden to continue to explore and evaluate potential strategic transactions and internal growth initiatives in order to maximize value for Golden.

Following the November 5, 2024 meeting, under the oversight of the Board, representatives of Golden contacted various parties, including REITs and financial sponsors, to gauge the interest of potentially interested third-party bidders with respect to a potential transaction involving Golden, of which, during such time, only (i) VICI, (ii) another REIT referred to herein as “Party A”, (iii) a financial sponsor referred to herein as “Party B”, and (iv) a financial sponsor referred to herein as “Party C”, indicated any interest in a potential transaction involving Golden, and no other party engaged in meaningful discussion with Golden regarding a potential strategic transaction. During such preliminary conversations, VICI and Party A indicated to Golden that they were interested in Golden’s real estate assets and would be willing to reach out to certain operating companies, on a “no names”, confidential basis, to gauge such parties’ interests in partnering to acquire Golden’s operating assets following the sale of Golden’s real estate assets. However, VICI and Party A both subsequently indicated that, based on preliminary outreach, they were unable to identify a party interested in acquiring Golden’s operating assets in connection with the sale of Golden’s real estate assets to such REITs.

On January 20, 2025, Golden entered into a mutual confidentiality agreement with Party C. The confidentiality agreement included a customary standstill provision with an exception that permitted Party C to make confidential proposals to Golden. The standstill provision terminated upon the announcement of an alternative transaction for the sale of Golden.

On January 29, 2025, management of Golden met with management of VICI regarding preliminary discussions on potential transaction opportunities regarding Golden’s real estate assets.

On February 25, 2025, at a regular Board meeting with a representative of Latham present, Golden’s management updated the Board on strategic transactions that Golden was considering, including both internal growth initiatives, accelerating capital returns to shareholders through dividends and stock repurchases and transactions with REITs and other third parties.

On March 4, 2025, Golden provided Party C with due diligence materials. Despite Golden’s follow-up, Party C did not respond to Golden after this point.

On March 14, 2025, Mr. Protell had a call with representatives of Party B to discuss their interest in a potential transaction involving the real estate of Golden.

On March 25, 2025, Golden provided VICI with due diligence materials, including information regarding Golden’s owned and leased assets.

On April 4, 2025, Golden entered into a mutual confidentiality agreement with Party B. The confidentiality agreement did not contain a standstill provision.

On April 7, 2025, Mr. Protell had a call with a senior management member of VICI, regarding Golden’s interest in continuing to explore a potential sale-leaseback transaction with VICI.

On April 10, 2025, VICI provided Golden with a preliminary indication of a sale-leaseback transaction structure and terms that reflected a gross value of between $1,000,000,000 and $1,062,500,000 based on a purchase cap rate of between 8.00% and 8.50% or a multiple of 11.77x-12.50x assuming initial rent of $85,000,000, as well as an initial diligence request list.

On April 11, 2025, Mr. Protell had a call with management of VICI to discuss VICI’s interest in a potential transaction involving a sale-leaseback of Golden’s real estate assets and potential structures and terms, including those provided the previous day.

On April 16, 2025, VICI provided Golden with updated preliminary indications of potential sale leaseback terms that included gross value of between $1,030,300,000 and $1,096,800,000 based on a purchase cap rate of between 7.75% and 8.25% or a multiple of 12.12x-12.90x assuming initial rent of $85,000,000, as well as additional information regarding possible alternative structures to a cash sale of the real estate assets that could potentially defer tax liabilities associated with a traditional sale-leaseback transaction.

On April 24, 2025, Party B provided Golden with a preliminary indication of sale-leaseback transaction terms that included gross proceeds of $941,200,000 based on a purchase cap rate of 8.5% or a multiple of 11.76x assuming initial rent of $80,000,000.

On April 25, 2025, Mr. Protell spoke with senior management of Party A to discuss Party A’s interest in a potential transaction involving Golden’s real estate assets in a sale-leaseback transaction.

On May 1, 2025, Party A provided Golden with a preliminary indication of sale leaseback terms that included gross value of $1,068,600,000 in cash and / or stock based on a purchase cap rate of 7.95% or a multiple of 12.58x assuming initial rent of $85,000,000.

On May 5, 2025, at a regular Board meeting with a representative of Latham and Santander US Capital Markets LLC (“Santander”) present, Santander discussed their perspectives on the market and potential strategic alternatives available to Golden, including acquisitions, dispositions, sale-leaseback transactions, a sale to strategic buyers, share purchases and other transactions. Santander was invited to attend and discuss these topics at the Board meeting by Golden’s management based on a history of the Santander team members (including while with other firms) providing business and financial advice to Golden. Santander was not engaged by Golden at any time in connection with the Transactions and did not receive any fee from Golden for or in relation to this discussion or in connection with the Transactions, but was later engaged as the financial advisor to Mr. Sartini and OpCo Buyer. After the representatives of Santander left the meeting, Golden’s management updated the Board on recent discussions regarding a potential sale-leaseback transaction involving Golden’s real estate and the preliminary transaction terms received from VICI, Party A and Party B. The Board also discussed, without conclusion, the viability of Golden as a small-cap public casino gaming OpCo. The Board authorized management to continue to explore alternatives for maximizing the value of Golden, including further discussions with VICI, Party A and Party B.

On May 7, 2025, Party A provided discussion materials to Golden setting forth a complicated transaction structure that involved the reorganization of Golden and Golden’s shareholders receiving cash and stock of Party A in connection with Party A’s acquisition of the real estate assets and the spinoff of the remaining OpCo to the shareholders of Golden. Party A’s discussion materials contemplated that the spinoff of the OpCo would be on a non-pro rata basis, with the Sartini family receiving mostly Party A’s stock and 5% of the OpCo shares while the public shareholders would receive less of Party A’s stock and 95% of the OpCo shares.

On May 15, 2025, Golden requested feedback from VICI, Party A and Party B regarding a potential transaction structure involving a proposed reorganization of Golden and a distribution of OpCo to Golden’s shareholders, followed by a merger of Golden (holding only real estate assets) in exchange for stock on a tax-free basis and the entry of the acquiror into a triple-net master lease with OpCo and such acquiror or a third-party financing source providing new debt financing to OpCo. The proposed sale leaseback transaction structure and terms provided by Golden included gross proceeds of $1,133,300,000 based on a purchase cap rate of 7.5% or multiple of 13.33x assuming initial rent of $85,000,000.

On and after May 15, 2025, through the rest of the month, Mr. Protell had several discussions with VICI and Party A to discuss the feasibility of Golden’s proposed structure and terms.

On May 19, 2025, Mr. Protell had a call with Party B, which indicated it could not provide Golden with the terms proposed.

On May 31, 2025, VICI emailed Mr. Protell VICI’s response to Golden’s requested terms regarding the sale of real estate to VICI and leaseback to OpCo, indicating gross proceeds of $1,125,300,000 in cash or stock, based on an 8.0% cap rate, or a multiple of 12.5x multiple, and $90,000,000 annual rent. VICI also indicated that it could not provide an OpCo financing in addition to a sale-leaseback transaction and expressed interest in entering into exclusivity with Golden to proceed with diligence and work towards consummating a potential transaction involving the real estate assets of Golden. No exclusivity agreement was executed between Golden and VICI.

On and after May 31, 2025 through June 2025, Mr. Protell and VICI had several discussions regarding potential transaction structures and terms, during which management of VICI communicated that, while VICI was not yet prepared to transact based on the potential transaction structures discussed to date, it remained interested in a sale-leaseback transaction for the real estate assets of Golden and in exploring alternate potential transaction structures that would accomplish both parties’ objectives in a mutually beneficial manner. Following such discussions, management of Golden did not communicate to VICI a desire to move forward with any transaction and no exclusivity agreement was executed between VICI and Golden.

In June 2025, management of Golden and its tax advisors initiated additional work to develop possible transaction structures that involved a REIT acquiring Golden’s real estate assets through a merger and Golden’s other assets and operations being spun off as a standalone public company or sold to an acquiror of such assets and operations (such transaction structure, an “opco / propco transaction”). The structure contemplated would defer capital gains on the real estate portion of the transaction, but the spinoff would be a taxable distribution to Golden’s shareholders. Golden also requested its tax advisors to perform a study of Golden’s accumulated earnings and profits and Golden’s tax basis in its real estate and the operating company.

On June 6, 2025, Party A provided feedback on Golden’s proposed terms regarding the sale of real estate to Party A and leaseback to an OpCo, indicating that they could provide Golden gross proceeds for the real estate in cash and/or stock of $1,075,900,000 based on a purchase cap rate of 7.90% or multiple of 12.66x assuming initial rent of $85,000,000.

On June 23, 2025, Mr. Sartini and Mr. Protell met with senior executives of Party A to discuss the terms proposed by Party A earlier in the month.

On June 24, 2025, management of Golden followed up with VICI and Party A to provide information regarding a potential spinoff and merger restructuring structure without economic terms. At such time, management of Golden reiterated to VICI and Party A the importance of pursuing a tax deferred spinoff structure that deferred tax liabilities.

On June 25, 2025, representatives of Latham had a call with VICI and its outside counsel to discuss potential transaction structures resulting from Golden’s engagement with its tax advisors regarding such structures, during which VICI indicated it remained interested in exploring alternate potential structures that would accomplish both parties’ objectives in a mutually beneficial manner.

Between June 25, 2025 and July 23, 2025, VICI engaged with its legal and tax advisors to evaluate various structuring and tax considerations and developed a proposed alternative structure that it believed accomplished the objectives of both parties. During the course of this engagement, on July 11, 2025, representatives of Hogan Lovells US LLP (“Hogan”) had a call with representatives of Latham to discuss transaction structure.

On June 30, 2025, Party A emailed Mr. Sartini and Mr. Protell indicating revisions to their previous proposal to increase the annual rent to $86,000,000, lowering the cap rate to 7.84% and increasing the multiple of rent to 12.75x, resulting in gross proceeds of $1,096,500,000 in such sale-leaseback transaction.

On July 1, 2025, Golden entered a first amendment to the confidential disclosure agreement with Party A, which extended the term of the confidential disclosure agreement entered into between Golden and Party A in the ordinary course of business on June 6, 2023 for two years. The confidentiality agreement with Party A did not contain a standstill provision.

On July 9, 2025, Mr. Protell had a call with management of Party A to discuss Party A’s interest in a potential transaction involving Golden’s real estate assets in a sale-leaseback transaction and potential transaction structure, and Mr. Protell requested that Party A improve their previously proposed cap rate to a cap rate of 7.5% or a multiple of 13.33x.

On July 23, 2025, Mr. Protell met in person with management of VICI to discuss potential alternative transaction structures.

On July 24, 2025, management of VICI and representatives of Hogan provided management of Golden and representatives of Latham with a potential alternative transaction structure without economic terms, subject to ongoing structuring and tax diligence to the extent necessary, and the parties held a teleconference to discuss such potential transaction structure.

Following such teleconference, on July 30, 2025, management of Golden indicated to VICI their interest in further exploring the alternative potential structure proposed by VICI on July 24, 2025. Management of Golden reiterated their request communicated to VICI on May 15, 2025 for feedback on the economic terms previously proposed by Golden, specifically noting that Golden was seeking a purchase cap rate of 7.5%, or a 13.33x multiple, in order to proceed with a potential transaction.

On August 2, 2025, management of VICI emailed Mr. Protell indicating that VICI would be interested in a sale-leaseback transaction at a 7.75% cap rate or a 12.9x multiple. No additional information regarding rent amount or other terms was specified.

On August 5, 2025, at a regular Board meeting with management and a representative of Latham present, Mr. Protell updated the Board on discussions with VICI, Party A, and Party B. The Board discussed the opportunities in the context of the business and financial performance of Golden and authorized management to continue discussions with each of these parties.

On August 8, 2025, VICI and Party A each provided Golden with due diligence request lists.

Between August 8, 2025 and August 18, 2025, Mr. Protell had various telephonic conferences with a senior management member of VICI to discuss due diligence and potential structures for a real estate transaction between Golden and VICI.

On August 18, 2025, Golden granted VICI, Party A and their respective representatives access to a confidential virtual data room that included customary due diligence materials responsive to such parties’ due diligence requests, including customary confidential business, financial and legal diligence information about Golden.

On August 20, 2025, Golden entered into a mutual confidentiality agreement with VICI. The confidentiality agreement included a customary provision that any information shared or disclosed before the effective date was deemed confidential information and a customary standstill provision with an exception that permitted VICI to make confidential proposals to the Board, which standstill provision terminated upon the announcement of an alternative transaction for the sale of Golden.

On August 21, 2025, VICI delivered a non-binding indication of interest (“IOI”) offering to acquire all of the land, improvements and real estate assets of the Subject Properties from Golden and/or its subsidiaries, for a gross value of $1,139,300,000, based on a 7.75% cap rate, a multiple of 12.9x, which is comprised of the assumption of $392,000,000 principal balance of Golden’s Term Loan B-1 and any amounts outstanding on the Revolving Facility and the remaining value would be payable in the form of common stock of VICI. The VICI proposal also included proposed terms for the lease, whereby such lease would be a 30- year, triple-net master lease of the Subject Properties with VICI as the landlord, pursuant to which the initial annual rent would be $88,300,000 (the “Master Lease”).

On August 26, 2025, with the approval of the Board, Mr. Sartini and Mr. Protell had a call with representatives of Santander to discuss financing options for an operating company that does not own its real estate, irrespective of whether such operating company was spun-off into a public company or sold to a third party.

On August 29, 2025, Mr. Sartini and Mr. Protell had a call with management of VICI regarding the terms of the non-binding IOI, during which they discussed various proposed terms included therein, including proposed financial covenants, and reiterated their request to VICI for an improvement in the cap rate to 7.5% or a multiple of 13.33x.

On September 3, 2025, VICI delivered an updated non-binding IOI offering to acquire the Subject Properties from Golden and/or its subsidiaries, for a total value of $1,137,254,902, based on a cap rate of 7.65% or a multiple of 13.1x, with substantively the same debt assumption terms as contemplated by the initial IOI.

During the same day, management of Golden participated in a telephonic conference with management of VICI to review the updated non-binding IOI, during which Golden’s management reiterated their request for an improvement on the proposed cap rate to 7.5% or a multiple of 13.33x, discussed the financial terms in the VICI proposal and requested clarification around the covenants in the proposed Master Lease.

On the same day, Golden had a diligence call with Party A.

On September 4, 2025, Mr. Protell had a call with Party A to reiterate Golden’s request for an improvement to their previously indicated cap rate and financial terms.

On the same day, Mr. Sartini had a telephone conference with Terrence L. Wright, an independent member of the Board and the lead independent director, regarding Mr. Sartini’s possible interest in exploring a potential acquisition of Golden’s operating assets in connection with a potential sale of Golden’s real estate assets to a REIT. No economic or other terms were discussed, and Mr. Sartini did not offer a price or any range of value for a potential transaction. During this conversation, Mr. Sartini made it clear—and Mr. Sartini and representatives of Santander continued to emphasize in their subsequent discussions with representatives of Golden, Macquarie (following their engagement by the Independent Committee), VICI and Party A—that Mr. Sartini’s preliminary price indications and other terms discussed in subsequent conversations were communicated to them solely to facilitate a discussion regarding Mr. Sartini’s possible interest in pursuing a potential transaction, that he had not formulated any plan or proposal to enter into a transaction with Golden at any such price or upon such terms, and that his interest in pursuing any transaction would also depend on the terms proposed by VICI and Party A with respect to any potential transaction involving Golden’s real estate assets.

On September 5, 2025, VICI delivered to Mr. Protell a further updated non-binding IOI (the “Third VICI IOI”), which was subsequently forwarded by Mr. Protell to the independent directors of the Board, offering to acquire the Subject Properties from Golden and/or its subsidiaries, for a total of $1,160,000,000, based on a 7.5% cap rate or a multiple of 13.33x and $87,000,000 in annual rent for the proposed Master Lease, which is comprised of the assumption of $392,000,000 principal balance of Golden’s Term Loan B-1 and any amounts outstanding on the Revolving Facility and payment of the remainder in the form of common stock of VICI. Other than as noted above, the Third VICI IOI did not materially change the proposed lease terms as previously provided in the proposed Master Lease.

On the same day, the independent directors of Golden held a telephone conference to discuss the proposals received from VICI and Party A. In addition, Mr. Wright reported on his conversation with Mr. Sartini regarding his possible interest in exploring a potential acquisition of Golden in connection with a potential sale of Golden’s real estate assets to a REIT, noting that no valuation or other terms had been proposed by Mr. Sartini.

On September 11, 2025, Party A delivered a non-binding summary of terms (the “Party A Proposal”) offering to acquire (or assume, in the case of real property leases) all land and buildings and any related or ancillary real property, including certain fixtures, but not the personal property used in the current operation of the casinos or excess, operationally non-essential real property, for an aggregate purchase price of $1,096,000,000, based on a 7.84% cap rate or a multiple of 12.75x, which consideration may consist of assumed debt, cash and stock or UPREIT units. The Party A Proposal also indicated Party A’s continued need to perform extensive tax analysis to verify the transaction structure. The Party A Proposal also included terms for the leaseback of such properties, including that such lease would be a multi-property, triple-net master lease, with annual rent equal to $86,000,000 for the initial year.

On the same day, at a special Board meeting, with Mr. Sartini not present and recused, and all independent directors present, and with representatives of Latham and Mr. Protell present, Mr. Protell updated the Board on discussions with VICI and Party A regarding a potential transaction and summarized the terms and structure of each of the Third VICI IOI and the Party A Proposal, each of which was shared with the Board in advance of the meeting. The Party A Proposal, similar to the Third VICI IOI, provided for a reorganization of Golden and an opco / propco transaction structure with the post-closing OpCo entering into a long-term lease agreement with Party A. Mr. Protell also summarized for the Board the analysis Golden’s tax advisors had performed regarding the accumulated earnings and profits of Golden, the tax basis of the real estate assets and the operating company and the significant tax costs associated with a sale of Golden’s real estate assets for cash. Mr. Protell noted that the proposed transactions with VICI and Party A would be tax deferred with respect to any capital gains realized by Golden on the real estate sale portion of the transaction and with respect to the stock consideration that Golden’s shareholders would receive. The Board expressed the view that the Third VICI IOI was stronger, as compared to the Party A Proposal, including the higher valuation proposed by VICI, the strength of the VICI consideration, and the uncertainty as to the form of consideration and timing related to the Party A Proposal, given Party A’s stated need to perform extensive tax analysis (while VICI and its advisors had significantly advanced their tax analysis leading up to and continued following the Third VICI IOI). The Board authorized management to engage further with each of VICI and Party A with a goal of maximizing the value of the entire Company. Mr. Wright then updated the Board on his discussions with Mr. Sartini regarding his interest in exploring a potential acquisition of Golden’s operating assets in connection with the sale of Golden’s real estate assets to a REIT. Mr. Protell then confirmed that Golden’s management had not had conversations with any party about potential employment after a transaction and the Board instructed management to continue to only focus on obtaining the best value for all shareholders. Following discussion, Mr. Chien and Mr. Lipparelli disclosed to the Board that they owned an immaterial number of shares of VICI Common Stock to the Board. After discussion, the Board determined that the ownership of VICI stock by Mr. Chien and Mr. Lipparelli would not impact their independence regarding a potential transaction. The Board then discussed Mr. Sartini’s desire to engage Greenberg Traurig, LLP (“GT”), as outside legal counsel, and Santander, as financial advisor, in connection with his possible interest in exploring a potential transaction involving Mr. Sartini potentially acquiring Golden’s operating assets in connection with the sale of Golden’s real estate assets to a REIT in an opco / propco transaction structure. Mr. Protell advised the Board that GT has performed limited legal work for Golden with respect to certain intellectual property matters and that Santander previously provided services to Golden with respect to Golden’s term loan and met with management and the Board from time to time similar to other investment banking relationships, but has not otherwise been engaged by Golden. After discussion, the Board determined to consent to Mr. Sartini’s engagement of GT and Santander in connection with his possible interest in exploring a potential transaction with Golden. Next, representatives of Latham disclosed to the Board that Latham has not represented VICI, Party A or Mr. Sartini (or any member of the Sartini family) and did not have a conflict of interest with respect to such parties in connection with a potential transaction with Golden. Following such disclosure, a representative of Latham reviewed with the Board its fiduciary duties in connection with a potential transaction and discussed an illustrative timeline for the proposed transaction. The Board authorized Mr. Protell to provide Mr. Sartini with copies of the Party A Proposal and Third VICI IOI.

During the same day, representatives of four prospective financial advisors, including Macquarie, presented to the Board their experience and qualifications to act as financial advisors in connection with a potential transaction, their perspectives on the industry and potential bidders, valuations of other casino gaming companies and transactions involving the sale of entire companies and real estate. Following the presentations, the independent directors selected Macquarie as financial advisor and authorized Mr. Chien and Mr. Lipparelli to negotiate an engagement letter with Macquarie. Prior to such meeting, Macquarie provided the independent directors of the Board customary disclosures regarding their material investment banking relationships with Golden, VICI, Party A and the Sartini Shareholders. Based on review of these disclosures, the independent directors of the Board concluded that none of the matters set forth in the disclosure would impede Macquarie’s ability to serve as financial advisor in connection with the potential transactions.

On September 18, 2025, the Board, with Mr. Sartini not present and recused, and all independent directors and representatives of Latham present, held a special meeting to discuss the rationale for forming a committee of independent directors in connection with a potential transaction. Following such discussion, the Board authorized the formation of the Independent Committee, consisting of Andy H. Chien, as chair of the Independent Committee, Ann D. Dozier, Mark A. Lipparelli and Terrence L. Wright, to, among other things, review, evaluate and negotiate a potential transaction. The Board empowered the Independent Committee with the full and exclusive power and authority of the Board, to the fullest extent permitted by applicable law, to among other things, review, evaluate, advance and pursue any potential strategic transaction (or any other strategic alternative), and to negotiate (or direct the negotiation of) any potential transaction, or, if it determined appropriate and in its sole discretion, to reject and disapprove or approve any potential transaction (including entering into definitive documents and agreements with respect to any potential transaction), and, if the Independent Committee deems appropriate, make a determination as to whether any potential transaction (and any definitive agreements with respect to such potential transaction) is fair to, and in the best interest of, Golden and its shareholders.

Also on September 18, 2025, and immediately following the special meeting of the Board, the Independent Committee met with Mr. Protell and representatives of Latham to discuss the engagement of Macquarie as financial advisor. The Independent Committee discussed the reasons for engaging Macquarie, including that Macquarie had been previously engaged by Golden to assist in the sale of the Rocky Gap real estate assets to VICI in 2023 (in which transaction the operating company for those assets was separated from Golden and sold to a third party), was very familiar with Golden, was a leading investment bank and had significant familiarity with and experience in the casino gaming industry. The Independent Committee also reviewed the proposed material terms of Macquarie’s engagement letter and, following discussion, authorized Mr. Chien and Mr. Lipparelli to continue negotiating an engagement letter with Macquarie. Representatives of Macquarie then joined the meeting of the Independent Committee to review updates related to Golden’s strategic transaction process. Mr. Protell noted that Golden had entered into non-disclosure agreements with VICI, Party A, Party B and Party C and provided an overview of the discussions held with each such party. In particular, Mr. Protell noted that Party B did not provide competitive preliminary terms and was only willing to offer cash consideration for the real estate assets of Golden (which would create significant tax leakage to the shareholders, as compared to the stock or the stock and cash consideration being offered by VICI and Party A, respectively, since such transactions with VICI and/or Party A would defer capital gains on the real estate portion of the transaction) and Party C did not engage after Golden provided Party C with preliminary due diligence materials. Mr. Protell also informed the Independent Committee of Party B’s and Party C’s general unwillingness to proceed or engage any further in a competitive manner. The Independent Committee discussed the status of discussions with each interested party and expressed a desire that Golden not become exclusive with any interested party. The Independent Committee then discussed with its advisors the goal of maximizing the value of the entire Company and the process for engaging with interested parties, and determined that all such engagements should be on a non-exclusive basis. The Independent Committee then discussed with Mr. Protell and representatives of Macquarie the difficulties that Golden could face as a small public casino gaming operating company following the sale of its real estate to a REIT, including the challenging trading performance of other smaller publicly traded casino gaming OpCos and resulting valuation uncertainty for Golden to remain a publicly traded OpCo, the likely limited liquidity in the stock of Golden as a smaller publicly traded casino gaming OpCo, the general market conditions for similar smaller publicly traded casino gaming OpCos, and the decreased operational and financial flexibility of a small publicly traded casino gaming OpCo due to the potentially significant lease costs and ongoing cash flow requirements, including capital expenditures, public company operating costs, debt servicing costs and the tax consequences for Golden and its shareholders. The Independent Committee also discussed with representatives of Macquarie the limited number of potential bidders who may be interested in acquiring Golden, either as a whole or as an OpCo in connection with the sale of Golden’s real estate assets to a REIT.

From September 22, 2025 through the end of September 2025, management of VICI and representatives Santander had various communications regarding transaction process, including VICI’s due diligence requirements and timeline. Management of VICI and representatives of Santander also had discussions regarding terms of the proposed Master Lease and feedback with respect thereto. During the week of September 22, 2025, VICI provided Golden with additional due diligence requests, including additional financial and tax diligence, site inspections and other customary real estate acquisition due diligence.

During the week of September 22, 2025, and prior to the September 26, 2025 Independent Committee meeting, Mr. Chien had a call with Mr. Sartini regarding Mr. Sartini’s continued interest in exploring a potential acquisition of Golden’s operating assets in connection with a potential sale of Golden’s real estate assets to a

REIT in an opco / propco transaction structure. During such call, Mr. Sartini communicated a preliminary price indication for a potential acquisition of Golden in an opco / propco transaction, which preliminary price indication, together with VICI’s independent proposal to acquire the Subject Properties, would bring the aggregate consideration to the shareholders of Golden in such potential opco / propco transaction to $28.25 per share (“Initial Sartini Price Indication”).

On September 26, 2025, the Independent Committee met with Mr. Protell and representatives of Latham. At the meeting, the Independent Committee approved the engagement of Macquarie as sole financial advisor in connection with a potential strategic transaction. Mr. Chien then summarized his recent discussions with Mr. Sartini regarding a potential transaction, including the Initial Sartini Price Indication. In connection therewith, the Independent Committee and its advisors reviewed various transaction structures, including the sale of the entire company to a third party in a single transaction or through a series of related transactions involving the sale of Golden’s real estate assets to one party and Golden’s operating assets to another party, and related considerations. The Independent Committee, together with Mr. Protell and its advisors, then discussed possible transaction structures, the proposed process and timeline, the status of discussions with other interested parties, whether to approach additional parties prior to signing, and, regardless of any pre-signing market check, the importance of a “go shop” provision in any definitive agreement to determine if other parties would offer a higher price for Golden. Representatives of Macquarie then discussed potential bidders, and their respective likely interest in, the entire Company and/or the operating assets in an opco / propco transaction. The Independent Committee and representatives of Macquarie again discussed the difficulties that Golden could face as a small public casino gaming operating company following the sale of its real estate to a REIT, including the challenging trading performance of other smaller publicly traded casino gaming OpCos and resulting valuation uncertainty for Golden to remain a publicly traded OpCo, the likely limited liquidity in the stock of Golden as a smaller publicly traded casino gaming OpCo, the general market conditions for similar smaller publicly traded OpCos, and the decreased operational and financial flexibility of an OpCo due to the potentially significant lease costs and ongoing cash flow requirements, including capital expenditures, public company operating costs, debt servicing costs and the tax implications for shareholders and, as a result, Golden remaining a standalone public OpCo would not likely be attractive to investors. The Independent Committee also considered that, assuming Golden sold its real estate assets to VICI, Party A or another interested REIT and ultimately determined that remaining a smaller publicly traded OpCo was not in the best interest of Golden or its shareholders following such real estate sale, Golden would need to find a suitable acquiror for the operating company in such opco / propco transaction. The Independent Committee then determined to focus on maximizing the value of the entire Company through existing discussions with VICI, Party A and Mr. Sartini and, based on the likely limited potential interest, not conduct a market check pre-signing, but if an acceptable transaction could be achieved, to reach out to other parties post-signing. Mr. Protell then provided an overview of Golden’s discussions with VICI and the status of VICI’s due diligence efforts to date, including its engagement of third-party advisors to perform financial diligence and on-site inspections. Mr. Protell presented Golden’s management’s long-range financial projections (“Projections”), which the Independent Committee evaluated and discussed in light of Golden’s budget and base business model. Following its review of the Projections, the Independent Committee approved the Projections and authorized the distribution of such Projections to Macquarie for use in its financial analysis and to potential bidders. For additional information regarding Golden’s Projections, please refer to “Special Factors—Certain Unaudited Prospective Financial Information”. Following such meeting, the Projections were provided to VICI and Party A and uploaded to the confidential virtual data room.

On September 30, 2025, VICI held a board meeting, at which the potential transaction, including, the proposed structure and potential terms, was reviewed and discussed among the board members. The Subject Properties were described, as was a high-level overview of lease terms, purchase price, stock consideration, and other considerations with the potential transaction.

On October 1, 2025, the Independent Committee executed an engagement letter with Macquarie for Macquarie to act as the Independent Committee’s exclusive financial advisor in connection with the proposed transactions.

On October 2, 2025, the Independent Committee held a meeting with Mr. Protell and representatives of Latham and Macquarie to review the status of Golden’s potential strategic transactions. Representatives of Macquarie reviewed its preliminary financial analysis of Golden and a potential transaction, as further described in “Special Factors—Opinion of the Independent Committee’s Financial Advisor”. Representatives of Macquarie also summarized their recent discussions with Santander regarding the Initial Sartini Price Indication. Representatives of Macquarie communicated to the Independent Committee that these discussions with representatives of Santander included communicating the importance of a “go shop” to the Independent Committee and the possible use of debt financing in connection with a potential opco / propco transaction, including the potential acquisition of Golden’s operating assets by Mr. Sartini in connection with the sale of Golden’s real estate assets to a REIT, as contemplated by the Initial Sartini Price Indication. The Independent Committee also discussed with Mr. Protell and its advisors Golden’s previous discussions with parties regarding potential strategic transactions and noted that none of VICI, Party A, Party B or Party C had an interest in engaging in a “wholeco” transaction. The Independent Committee also discussed with representatives of Macquarie the possibility of identifying other potential acquirors for Golden or the operating assets of Golden. The Independent Committee authorized representatives of Macquarie to continue discussions with Santander regarding Mr. Sartini’s potential interest in a potential transaction with Golden.

On October 3, 2025, management of Party A, Mr. Sartini and representatives of Santander had a call to discuss transaction structures, terms of the proposed lease included in the Party A Proposal, and timing and process items.

On the same day, Mr. Protell and representatives of Macquarie met via video conference with management of VICI to discuss the Projections and respond to additional financial due diligence questions of VICI.

On the same day, at the Independent Committee’s directive, representatives of Macquarie met via videoconference with representatives of Santander to discuss the Initial Sartini Price Indication. During such call, representatives of Macquarie communicated that the Independent Committee needed an improvement to the Initial Sartini Price Indication in order to continue discussions with Mr. Sartini regarding a potential transaction.

On October 6, 2025, representatives of Santander had several telephone conversations with representatives of Macquarie to discuss a potential increase to the Initial Sartini Price Indication. During such conversations, representatives of Santander communicated an increase to price indication that, including VICI’s independent proposal to acquire the Subject Properties, would bring the aggregate consideration to the shareholders of Golden in such potential opco / propco transaction to $29.25 per share.

On the same day, Mr. Sartini entered into a non-disclosure agreement with VICI.

On October 9, 2025, the Independent Committee met with Mr. Protell and representatives of Latham and Macquarie to discuss the status of discussions between Macquarie and Santander regarding a potential transaction with Mr. Sartini. Representatives of Macquarie discussed the recent conversation with Mr. Sartini including his willingness to increase the Initial Sartini Price Indication, noting that such increased price indication, including VICI’s independent proposal to acquire the Subject Properties, would bring the aggregate consideration to the shareholders of Golden in such opco / propco transaction to $29.25 per Share. The Independent Committee emphasized the importance of any such transaction including a “go shop” provision. Representatives of Macquarie also provided an overview of their discussions with Santander regarding VICI’s feedback relating to a potential transaction. The Independent Committee consulted its advisors on potential transaction structures and various alternatives to the proposed transaction, including not pursuing a strategic transaction at this time and continuing to operate Golden as a standalone public company, selling the entire Company to a different buyer or selling Golden’s real estate assets to a REIT and spinning out the remaining operating company into a standalone publicly traded company. Following discussion, the Independent Committee authorized representatives of Macquarie to communicate to Santander the Independent Committee’s view that Mr. Sartini’s price indication needed to be increased to a level, which, including VICI’s independent proposal to acquire the Subject Properties, would increase the aggregate consideration to the shareholders of Golden in such opco / propco transaction from $29.25 to $31.00 per share. The Independent Committee then met in executive session to discuss the value of Golden as a whole, the value of Golden as an operating company following the sale of its real estate assets, the viability of Golden a smaller publicly traded casino gaming operating company following the sale of its real estate assets, the market volatility and potential likely weakness of casino gaming companies in the fourth quarter of fiscal year 2025. After further discussion, the Independent Committee determined that, based on the foregoing and taking into account other relevant factors (as further discussed in the section of this proxy statement entitled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions”), including underperformance by comparable companies, prospective weakness among casino gaming companies in the near and medium future, and valuation uncertainty of a smaller casino gaming operating companies without owned real estate in the public market, a potential sale of Golden in an opco / propco transaction would provide more value to shareholders than the status quo and that Golden remaining a small standalone publicly traded operating company without owned real estate would not be a viable alternative or in the best interest of the shareholders of Golden.

Shortly after such meeting on the same day, at the Independent Committee’s directive, representatives of Macquarie met via videoconference with representatives of Santander and conveyed the Independent Committee’s views on valuation. During such meeting representatives of Santander stated that Mr. Sartini would be willing to consider an increase to his price indication to an amount that, including VICI’s independent proposal to acquire the Subject Properties, would bring the aggregate consideration to the shareholders of Golden in connection with an opco / propco transaction to $30.00 per share, but noted he would not further increase his verbal price indication.

Shortly thereafter on the same day, the Independent Committee reconvened, with Mr. Protell and representatives of Latham and Macquarie present, and discussed Mr. Sartini’s response. Representatives of Macquarie also discussed timing considerations and other feedback raised by VICI, through Santander, regarding the proposed transaction. The Independent Committee also discussed the Third VICI IOI, as compared to the Party A Proposal, including that Party A had neither provided for better financial terms, as compared to the Third VICI IOI, nor clarified the form of consideration it was offering. Following discussion, the Independent Committee authorized representatives of Macquarie to engage further with both Santander and VICI regarding a potential opco / propco transaction with aggregate consideration to shareholders of Golden totaling $30.00 per Share. The Independent Committee also authorized Latham to engage with counsel to VICI and GT and commence drafting and negotiating the Master Transaction Agreement and other related transaction documents with GT and counsel to VICI.

During the same day, and on October 10, 2025, representatives of Golden and its tax advisors had calls with management of VICI regarding certain earnings and profits and tax-related due diligence matters.

On October 12, 2025, representatives of Latham, Hogan and Herbert Smith Freehills Kramer LLP (“HSFK”), each outside counsel for VICI, and GT, outside counsel for Mr. Sartini, met via videoconference to discuss considerations related to documenting the proposed strategic transaction involving Golden, Mr. Sartini and VICI, as well as the transaction process.

On October 15 and 16, 2025, representatives of Golden held financial due diligence calls with representatives of VICI and its external advisors in connection with VICI’s financial due diligence.

On October 15, 2025, the Independent Committee held a meeting with Mr. Protell and representatives of Latham and Macquarie to discuss an initial draft of the Master Transaction Agreement. Representatives of Latham discussed the material terms of the Master Transaction Agreement and the transactions and documents contemplated thereby. Following the discussion, the Independent Committee authorized proposing the following key terms in the Master Transaction Agreement: (i) the use of a fixed exchange ratio to calculate the stock consideration payable by VICI, (ii) a “go-shop” period of 45 days from signing of the proposed transaction, (iii) a bifurcated termination fee related to a termination of the Master Transaction Agreement in the event of a superior proposal equal to 1% of Golden’s equity value during such “go shop” period and 2% of Golden’s equity value following the “go-shop” period and (iv) a requirement that Santander deliver a debt commitment letter in connection with the proposed transaction and provide Golden with a right to specifically enforce funding of the debt commitment. The Independent Committee also discussed the interim operating covenants in the Master Transaction Agreement, including the need to allow Golden the flexibility to (x) borrow funds under its existing credit facility and (y) declare and pay dividends in the ordinary course of business, upon the vesting or settlement of outstanding equity awards and in connection with the distribution of the purchase price proceeds from the OpCo Sale.

On October 17, 2025, representatives of Latham delivered an initial draft of the Master Transaction Agreement to Hogan, HSFK and GT, reflecting the Independent Committee’s input noted above. On the same day, representatives of HSFK delivered to GT an initial draft of the Master Lease.

On the same day, at the direction of the Independent Committee, representatives of Macquarie met via videoconference with management of VICI to discuss transaction updates and status.

On October 19, 2025, representatives of Latham and representatives of Hogan and HSFK participated in a videoconference to discuss key issues identified by VICI in the draft Master Transaction Agreement. Key items discussed included (i) the inclusion of the “go-shop” provisions, which Latham communicated was important to the Independent Committee, (ii) the scope of representations provided by VICI, (iii) title conditions with respect to the transferred real property, and (iv) the exchange ratio mechanics and debt assumption and payoff structure.

On October 20, 2025, the Independent Committee met with Mr. Protell and its advisors to discuss Mr. Sartini’s request to solicit Mr. Protell’s input with respect to the covenants in the Master Lease. Following discussion, the Independent Committee authorized Mr. Protell and representatives of Macquarie to meet with Mr. Sartini and his representatives for further discussions on this matter.

On October 22, 2025, representatives of Hogan and HSFK delivered to representatives of Latham and GT a revised draft of the Master Transaction Agreement reflecting, among other things, proposed changes to the representations, warranties and covenants, the deletion of the “go-shop” provision and the provision that the Independent Committee can change its recommendation in the event of an “intervening event,” adding certain closing conditions, including conditions relating to the completion of the pre-closing restructuring, the effectiveness VICI’s registration statement and the receipt by each of Golden and VICI of a written opinion of counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The revised draft also proposed to raise the termination fee to 5.5% of the transaction equity value, added a provision that Golden will reimburse all transaction expenses of VICI and OpCo Buyer in the event the Master Transaction Agreement is terminated for a “naked no vote” (i.e., if Golden’s shareholders fail to approve the proposed transaction in the absence of an alternative acquisition proposal), and added a VICI termination right in the event there is a casualty or condemnation event resulting in the permanent loss of fair market value or the cost of repair or restoration of the Subject Properties that is above a to-be-agreed-upon threshold.

On October 23, 2025, representatives of GT and Santander met via videoconference with Mr. Protell and representatives of Latham and Macquarie to solicit Golden’s views on the operational items and covenants contained in VICI’s initial draft of the Master Lease.

On the same day, the Independent Committee held a meeting with Mr. Protell and representatives of Latham and Macquarie in attendance. Representatives of Latham provided the Independent Committee with an update on timing and status of the transaction documents, including the Master Lease, as well as ongoing discussions between Mr. Protell and representatives of Latham with representatives of Hogan, HSFK and GT. In addition, representatives of Latham presented a summary of the material issues presented in the draft Master Transaction Agreement shared by representatives of Hogan and HSFK on October 22, 2025, including the deletion of the “go-shop” provision and related bifurcated termination fee structure. The Independent Committee then instructed Latham to restore the “go-shop” provision with a lower termination fee payable if the Master Transaction

Agreement is terminated during the “go-shop” period versus the “no-shop” period. Next, representatives of Macquarie reviewed its preliminary financial analyses of VICI and certain other discussion materials with respect to recent OpCo M&A activity, as further described in “Special Factors—Opinion of the Independent Committee’s Financial Advisor”.

At the same meeting, representatives of Macquarie discussed historical casino gaming M&A activities and noted the general lack of operating company-only transactions over the last five years and only one opco / propco transaction over the last three years. The Macquarie representatives further noted that such transactions had limited comparability to the transaction that Golden was considering with VICI and Mr. Sartini, including that the targets in such transactions had different financial metrics. The Independent Committee and representatives of Macquarie also discussed the likelihood that no other bidders, other than Mr. Sartini, would be interested in or able to acquire Golden’s operating assets, following the sale of its real estate to a REIT, on the terms currently contemplated, in the contemplated timeline and with the same closing certainty. The representatives of Latham noted that any potential bidder for the operating company in an opco / propco transaction structure would need to be acceptable to VICI (from a reputational and creditworthiness perspective) or partner with another REIT.

On October 25, 2025, representatives of Macquarie met via videoconference with representatives of Santander to discuss the status of all open transaction items.

On October 26, 2025, representatives of GT delivered to representatives of Latham, Hogan and HSFK a revised draft of the Master Transaction Agreement reflecting proposed changes to the representations, warranties and covenants. The revised draft expanded Golden’s covenant to cooperate with OpCo Buyer to obtain debt financing, narrowed OpCo Buyer’s financing covenants and included other customary debt financing provisions, expanded the conditions for OpCo Buyer to close the proposed transaction, added a customary right of OpCo Buyer to terminate the Master Transaction Agreement in the event Golden, VICI or PropCo Merger Sub breach any of their respective representations, warranties or covenants in the Master Transaction Agreement such that a closing condition was not capable of being satisfied, proposed that the termination fee payable by Golden in certain circumstances be shared equally among OpCo Buyer and VICI, and removed the casualty and condemnation termination right proposed by VICI.

On October 28, 2025, representatives of Latham, Hogan, HSFK and GT participated in a videoconference to discuss process and timing with respect to the ancillary transaction documents, including the Tax Matters and Indemnity Agreement and the Voting Agreement, and open items in the Master Transaction Agreement, including the casualty and condemnation termination right proposed by VICI and the related definition of “covered event” with respect thereto, mechanics with respect to the payoff of Golden’s indebtedness and transaction expenses, certain closing conditions related to OpCo Buyer, and a limited guarantee from Mr. Sartini with respect to certain obligations of OpCo Buyer under the Master Transaction Agreement.

On the same day, at the direction of the Independent Committee, Mr. Protell and representatives of Macquarie met via videoconference with management of VICI. The management of VICI provided an overview of VICI’s financial and operational performance, as well as VICI’s growth strategy. The parties also discussed VICI’s financial and operating performance and prospects.

Also on the same day, Mr. Sartini and representatives of Santander met via videoconference with representatives of management of VICI to further discuss, among other things, the key due diligence items that remained outstanding as well as the status of the transaction documents and the remaining open issues in the Master Lease and the Master Transaction Agreement.

On October 29, 2025, the Independent Committee held a meeting with Mr. Protell and representatives of Latham and Macquarie in attendance. Representatives of Macquarie provided a summary of their recent discussions with representatives of Santander, regarding (x) the proposed “go-shop” construct, including (i) a

“go-shop” period that would expire on December 5, 2025, (ii) a bifurcated termination fee of 2% of the transaction value if the transaction is terminated during the “go-shop” period, and a termination fee of 4% of the transaction value if the termination occurs after the “go-shop” period and (y) a $10,000,000 reverse termination fee payable by OpCo Buyer in the event of a financing failure. The Independent Committee and its advisors then discussed the casualty and condemnation termination right proposed by VICI and advised that it could not accept the construct as currently proposed in the draft Master Transaction Agreement, and instructed representatives of Latham to make appropriate changes. The Independent Committee then discussed with its advisors the sources and uses for the transaction, the expected timing around OpCo Buyer’s debt commitment and the amount Santander is committing to finance. Representatives of Macquarie then summarized recent discussions between Golden’s management, representatives of Macquarie and management of VICI, regarding VICI’s financial and operating performance and prospects, VICI’s focus on continued growth, VICI’s dividend and historical record of increasing its dividend, the strength of VICI’s real estate portfolio and occupancy rate, and the fact that VICI is investment grade across all three major ratings agencies (the “Key Findings”).

On the same day, the board of directors of VICI (“VICI Board”) held a meeting at which the then-current terms of the proposed transaction were presented. The VICI Board reviewed and discussed (i) the key terms of the sale-leaseback transaction, including the purchase price, annual rent, term, and rent escalation, (ii) the structure of the Transactions, including the F Reorganization and the Merger, (iii) the key terms of the Master Transaction Agreement, including the representations and warranties, interim operating covenants, go-shop/no-shop provisions, and termination rights and fees, (iv) the process and timing for preparing and finalizing the ancillary transaction agreements, including the Voting Agreement, the Exclusivity Agreement, and the Tax Matters and Indemnity Agreement, (v) a summary of Golden’s business and historical performance, (vi) a financial analysis of the Transactions, (vii) funding strategies, and (viii) the overall timeline for the Transactions.

On the same day, representatives of Latham delivered to representatives of Hogan, HSFK and GT a revised draft of the Master Transaction Agreement reflecting the Independent Committee’s responses to the terms set forth in the draft Master Transaction Agreement, including (i) adding a requirement that Mr. Sartini enter into a limited guaranty and voting and support agreement concurrently with the execution of the Master Transaction Agreement, (ii) clarifying the allocation of responsibility for the repayment of Golden’s credit agreement between OpCo Buyer and VICI, including providing that the maximum debt amount that VICI is obligated to repay is $426,000,000 and that any excess amounts will be repaid by OpCo Buyer, (iii) providing that OpCo Buyer will be obligated to pay all unpaid transaction expenses of Golden if the Transactions are consummated, (iv) reinserting the “go-shop” provision and providing that the “go shop” period would last until 11:59 p.m., Pacific time on December 5, 2025, and reinserting the provision that the Independent Committee can change its recommendation in connection with a “intervening event”, along with corresponding changes to add back the bifurcated termination fee payable by Golden during the “go-shop” period versus the “no-shop” period, (v) revising the “no-shop” provisions to provide additional flexibility to Golden and the Independent Committee, (vi) altering the efforts standard with respect to regulatory filings and related cooperation obligations to “reasonable best efforts,” (vii) limiting Golden’s cooperation covenants with respect to OpCo Buyer’s debt financing, (viii) adding a termination right by Golden if all the closing conditions have been satisfied but OpCo Buyer fails to consummate the OpCo Sale and a corresponding reverse termination fee of $10,000,000 payable by OpCo Buyer to Golden in the event Golden terminates the Master Transaction Agreement as a result of a financing failure, and (ix) deleting Golden’s expense reimbursement obligations in the event of a “naked no-vote.”

On the same day, representatives of Latham delivered to representatives of GT, Hogan and HSFK an initial draft of the Limited Guarantee (whereby Mr. Sartini would guarantee payment (x) the OpCo Buyer termination fee, along with enforcement costs, if the Master Transaction Agreement is terminated as a result of a financing failure and (y) if there was not a financing failure, the amount of outstanding debt of Golden in excess of the maximum debt amount to be repaid by VICI plus unpaid transaction expenses of Golden less the amount of debt financing obtained by OpCo Buyer). Representatives of Latham also delivered to representatives of Hogan,

HSFK and GT an initial draft of Golden’s confidential disclosure schedules to the Master Transaction Agreement prepared by Golden and its outside legal advisors.

On the same day, representatives of GT delivered to representatives of Latham and HSFK an initial draft of the debt commitment letter provided by Santander.

On the same day, representatives of Macquarie met via videoconference with representatives of Santander to discuss the status of the transaction documents and the remaining open issues in the Master Transaction Agreement, including the duration of the “go-shop” period and the termination fee amounts that will be payable by Golden if the Master Transaction Agreement is terminated in connection with a superior proposal during the “go-shop” period versus the “no-shop” period.

On October 30, 2025, representatives of Hogan delivered to representatives of Latham and GT an initial draft of the Voting Agreement, pursuant to which the Sartini Shareholders would agree to vote their shares at a meeting of Golden’s shareholders in favor of any proposal to approve the Master Transaction Agreement (or any similar proposal) and against any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummate of the transactions contemplated by the Master Transaction Agreement.

On the same day, representatives of Hogan delivered to representatives of Latham and GT an initial draft of the Tax Matters and Indemnity Agreement, pursuant to which, among other things, the parties thereto would be obligated to cooperate with each other with respect to certain tax matters and OpCo Buyer would be obligated to indemnify VICI for certain tax and other matters.

On the same day, representatives of Hogan delivered to representatives of GT an initial draft of the Exclusivity Agreement.

On October 31, 2025, representatives of Hogan and HSFK delivered to representatives of Latham and GT a revised draft of the Master Transaction Agreement reflecting (i) a more limited “go-shop” provision and shortened “go-shop” period of 21 days following signing of the Master Transaction Agreement, (ii) a more buyer-favorable “no-shop” provision, (iii) addition of a closing condition in favor of VICI that it must have received an updated study confirming Golden’s aggregate current and accumulated earnings and profits as of the Closing Date does not exceed a to-be-agreed-upon amount, (iv) reinsertion of the VICI casualty and condemnation termination right (v) reinsertion of Golden’s expense reimbursement obligation for the “naked no vote” and expansion to include certain other circumstances in which such expense reimbursement would be payable by Golden and (vi) the addition of an obligation by OpCo Buyer to reimburse VICI for its transaction expenses if the Master Transaction Agreement is terminated in certain circumstances.

On the same day, representatives of Hogan and HSFK delivered to representatives of Latham and GT comments to Golden’s confidential disclosure schedules.

On the same day, representatives from Hogan, Latham and GT discussed PropCo Buyer’s, Golden’s and OpCo Buyer’s respective positions in respect of the outstanding matters to be addressed by the Tax Matters and Indemnity Agreement, including issues surrounding the parties’ expectations with respect to the earnings and profits that will remain in Golden on the Closing Date, as well as the various tax opinions to be provided by the parties’ outside legal counsel in connection with the proposed transaction. The advisors were unable to resolve the issues at this meeting and agreed to discuss them further with their respective clients.

Beginning on October 31, 2025 through November 3, 2025, the management of Golden, management of VICI, Mr. Sartini and their respective advisors met multiple times via videoconference to discuss the transaction documentation and outstanding points. During this same period, Golden’s, VICI’s, and Mr. Sartini’s legal advisors exchanged multiple drafts of the transaction documents to which their respective clients were parties, including, as relevant, the Master Transaction Agreement, the Limited Guarantee, the Tax Matters and Indemnity Agreement, the Master Lease, the debt commitment letter, the confidential disclosure schedules, the Voting Agreement and other transaction documents and worked to resolve the outstanding transaction points among the parties to the extent their respective clients were parties to such agreements. In particular, the relevant parties discussed the termination fee amounts that will be payable by Golden if the Master Transaction Agreement is terminated in certain circumstance during the “go-shop” period versus the “no-shop” period, as well as the proposed split of the termination fee between VICI and OpCo Buyer. The parties also discussed the amount of the debt financing commitment to be provided by Santander to OpCo Buyer.

On November 1, 2025, representatives of GT delivered to representatives of Latham, Hogan and HSFK a list of material open issues for the transaction documents to which each of their respective clients was a party.

On the same day, representatives of GT delivered to representatives of Latham a revised draft of the Master Transaction Agreement reflecting the items previously discussed by the parties, including (i) providing that the termination fee payable by Golden during the “no-shop” period will be $37,000,000 and during the “go-shop” period will be $16,400,000, (ii) capping the total expense reimbursement amount payable by Golden to each of VICI and OpCo Buyer at $5,000,000 each, (iii) providing that OpCo Buyer will pay a $10,000,000 reverse termination fee to Golden in the event of a financing failure, and (iv) increasing the threshold for a “covered event” (related to a casualty or condemnation event).

Beginning on November 3, 2025 through November 5, 2025, representatives of Macquarie, representatives of Santander and management of VICI met multiple times via videoconference to discuss and align on sources and uses, the fully diluted capitalization of Golden and various purchase price calculations, resulting in a tentatively agreed exchange ratio of 0.902 VICI shares of common stock per one Share based on VICI’s 10-day volume-weighted average price (“VWAP”) as of the close of trading on November 5, 2025.

On November 3, 2025, representatives of Latham delivered to representatives of Hogan, HSFK and GT a revised draft of the Master Transaction Agreement reflecting (i) the deletion of the earnings and profits condition previously proposed by VICI, (ii) revising Golden’s expense reimbursement obligation, such that it will be payable only in the event the agreement is terminated as a result of Golden breaching its obligations under the “no-shop” provisions and (iii) increasing the threshold for a “covered event” (related to a casualty or condemnation event).

On the same day, the Independent Committee held a meeting with Mr. Protell and representatives of Latham and Macquarie in attendance. Representatives of Latham provided the Independent Committee with an update on the status of negotiations with Mr. Sartini and VICI. In particular, representatives of Latham summarized the current negotiations involving (i) VICI’s request to increase the termination fee payable by Golden if the Master Transaction Agreement is terminated in connection with a superior proposal to 2% of total transaction equity value if the Master Transaction Agreement is terminated during the “go-shop” period and 4.5% of total transaction equity value if the Master Transaction Agreement is terminated after the “go-shop” period, (ii) VICI’s proposal to add a VICI termination right or separate closing condition in the event of a casualty or condemnation event is a “covered event” and (iii) VICI’s proposal to add an expense reimbursement obligation payable by Golden if the Master Transaction Agreement is terminated in the event of a “naked no vote.” Representatives of Latham also informed the Independent Committee that Santander will be providing OpCo Buyer with a debt financing commitment of $135,000,000, which should be sufficient to pay the OpCo Purchase Price, excess debt amount, if any, and any unpaid transaction fees and expenses of Golden. Mr. Protell then provided the Independent Committee with an update on the status of discussions with VICI and its tax advisors regarding Golden’s accumulated earnings and profits calculations and the related closing condition proposed in the Master Transaction Agreement.

On the same day, at the direction of Mr. Protell and on behalf of Golden, representatives of Macquarie provided management of VICI with a copy of Golden’s preliminary third quarter 2025 financial statements on

Form 10-Q and a draft earnings press release and Form 8-K with respect to Golden’s third quarter 2025 earnings release. Golden did not update or provide any updated Projections.

Later that day, representatives of Latham and representatives of Hogan, HSFK and GT participated in a videoconference to discuss the remaining open issues in the Master Transaction Agreement. Representatives of Latham communicated the Independent Committee’s position that (i) the casualty and condemnation termination right proposed by VICI should instead be a closing condition, and that Golden should have the right to restore the Subject Properties to their prior condition at any point prior to closing and (ii) Golden’s expense reimbursement obligation should not be triggered in the event of a termination for a “naked no-vote.”

On the same day, representatives of Hogan and HSFK delivered to representatives of Latham and GT an updated draft of the Master Transaction Agreement reflecting (i) the inclusion of the accumulated earnings and profits closing condition previously proposed by VICI, (ii) Golden’s obligation to reimburse OpCo Buyer and VICI for their respective transaction expenses if the Master Transaction Agreement is terminated for a “naked no vote” or for a breach of any representation, warranty or covenant by Golden such that a closing condition is no longer capable of being satisfied, and (iii) the reduction of the “covered event” threshold (related to a casualty and condemnation event) and adding a closing condition that a “covered event” shall not have occurred and be continuing, and, to the extent any covered event has occurred, the Subject Properties must have been restored to the condition, in all material respects, of the Subject Properties immediately prior to such event.

On November 4, 2025, representatives of GT delivered to representatives of Latham, Hogan and HSFK, a revised draft of the Master Transaction Agreement reflecting, (i) adding a closing condition that VICI must have paid the target debt amount, and (ii) adding a provision that VICI will be obligated to reimburse OpCo Buyer for its transaction expenses if the agreement is terminated for breaches of any representation, warranty or covenant by VICI such that the applicable closing condition is no longer capable of being satisfied.

On the same day, the Independent Committee held a meeting with Mr. Protell and representatives of Latham and Macquarie in attendance. Representatives of Latham provided the Independent Committee with an update on the status of negotiations with Mr. Sartini and VICI. In particular, representatives of Latham summarized the current negotiations involving (i) VICI’s continued request to increase Golden’s termination fee, (ii) VICI’s proposal as to the amount of the “covered event” threshold with respect to a casualty or condemnation event and (iii) the recent discussions surrounding whether a termination of the Master Transaction Agreement in the event of a “naked no vote” should be included in Golden’s expense reimbursement obligation. Mr. Protell then provided the Independent Committee with an update on the accumulated earnings and profits study and summary of the tax basis calculation.

On the same day, representatives of Latham delivered to representatives of Hogan, HSFK and GT an updated draft of the Master Transaction Agreement reflecting the Independent Committee’s responses to the terms set forth in the draft Master Transaction Agreement including (i) Golden-favorable modifications to the accumulated earnings and profits condition, (ii) deleting the casualty and condemnation termination right and (iii) deleting Golden’s obligation to reimburse VICI and OpCo Buyer for their transaction expenses in the event that the agreement is terminated for a “naked no vote.”

On November 5, 2025, representatives of Latham, Hogan, HSFK and GT met multiple times via video conference and exchanged multiple drafts of the Master Transaction Agreement and the various ancillary agreements to which the relevant entities are party to resolve the outstanding transaction points among the parties to the extent relevant to the respective parties. Such resolved items in the Master Transaction Agreement included (i) an exchange ratio of 0.902, (ii) the OpCo Purchase Price equaling $2.75 per share multiplied by the aggregate number of Shares outstanding immediately prior to the effective time, (iii) clarification to the casualty and condemnation closing condition that a “covered event” will not have occurred since the signing date unless, as of the Closing Date (a) in the case of a casualty, the remaining cost to repair or restore the Subject Properties would reasonably be expected to equal or exceed $174,000,000 in the aggregate or (b) in the case of a condemnation, such condemnation has resulted or would reasonably be expected to result in permanent loss of more than $174,000,000 in the aggregate of the fair market value of the Subject Properties, but providing that if the aggregate cost to fully restore and repair the applicable Subject Properties is estimated to exceed $580,000,000, Golden will not have the right to restore and repair the Subject Properties without VICI’s prior written consent, (iv) agreement that VICI will assume and be obligated to repay up to $426,000,000 of Golden’s debt and OpCo Buyer will assume and be obligated to repay any amounts in excess of such target debt amount and (v) acceptance of the accumulated earnings and profits closing condition in substantially the form provided in the draft Latham circulated on November 4, 2025, providing that Golden shall have delivered an updated study estimating that Golden’s aggregate current and accumulated earnings and profits, after accounting for any reductions resulting from the consummation of the transactions (through but excluding the Merger at the Effective Time) and after accounting for any permitted dividends, as of a month end as close as practical to the Closing Date, does not exceed $460,000,000.

On the same day, the Independent Committee held a meeting with Mr. Protell and representatives of Latham and Macquarie in attendance. Representatives of Latham noted that the Master Transaction Agreement and other transaction documents were in final form or substantially final form. Representatives of Latham then presented an overview of the Independent Committee’s fiduciary duties in connection with considering and approving a sale transaction and reviewed a detailed presentation of the terms proposed in the Master Transaction Agreement and other transaction documents, copies of final or substantially final versions which had been provided to the Independent Committee prior to the meeting, including the material changes to such documents from the last meeting of the Independent Committee held to discuss such documents. The Independent Committee then discussed with its advisors and Mr. Protell the terms of the Master Transaction Agreement and the transactions and other documents contemplated thereby to which Golden is a party. At the request of the Independent Committee, a representative of Macquarie rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated November 5, 2025, to the Independent Committee to the effect that, as of such date and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the aggregate consideration to be received by the holders of Shares pursuant to the Master Transaction Agreement was fair, from a financial point of view, to such holders of Shares. Following the delivery of such opinion, representatives of Latham summarized the proposed resolutions approving the proposed Master Transaction Agreement and the other transaction documents to which Golden is a party, each of which were provided to the Independent Committee before the meeting. Following discussions, the Independent Committee unanimously (i) determined that the Master Transaction Agreement and the Transactions and other documents to which Golden is a party are fair and in the best interest of Golden and its shareholders, (ii) authorized and approved the execution, delivery and performance by Golden of the Master Transaction Agreement and other transaction documents that Golden is a party to and the consummation of the Transactions contemplated thereby and (iii) recommended that Golden shareholders adopt the Master Transaction Agreement and approve the Transactions in accordance with Minnesota law.

On the same day, the VICI Board held a meeting by video conference with members of VICI’s management team and representatives of Hogan in attendance. Representatives of Hogan reviewed the VICI Board’s fiduciary duties under Maryland law. VICI’s management team provided an update on the status of the transaction, including the key economic terms and investment rationale for the transaction, as well as an overview on tax structure and related matters. VICI’s management also provided an update on the most recent drafts of the Master Transaction Agreement (including certain representations and warranties, interim operating covenants, “go-shop” / “no-shop” provisions, casualty / condemnation provisions, closing conditions and termination rights and fees), the Master Lease and other related transaction documents, including, among other things, any material changes to such documents from the last meeting held to discuss such documents and a description of the proposed resolution of certain outstanding items reviewed and discussed among the VICI Board at the October 29, 2025 meeting (including with respect to the substantial completion of pre-signing due diligence and the establishment of the stock consideration exchange ratio). Management of VICI also reviewed with the VICI Board matters related to Golden’s required shareholder approval, plans with respect to the Subject Properties, considerations related to the use of stock consideration, the expected closing timing and the communications strategy of VICI and Golden related to the announcement of the entry into the Master Transaction Agreement. The VICI Board, with the advice and assistance of its outside legal counsel and VICI’s management, evaluated and discussed the terms of the relevant transaction documents and the transactions contemplated thereby and, taking into consideration a variety of factors, unanimously determined that the acquisition of the Subject Properties in a sale-leaseback transaction through the Merger and the other relevant transactions are advisable and in the best interests of VICI and its stockholders and authorized, approved and adopted the Master Transaction Agreement, the Merger and the other transactions to which VICI is a party.

Prior to the opening of trading in Golden’s common stock on the NASDAQ on November 6, 2025, Golden, OpCo Buyer, VICI and PropCo Merger Sub executed and delivered the Master Transaction Agreement, Golden and the Sartini Shareholders executed and delivered the Voting Agreement and Golden and Mr. Sartini executed the Limited Guarantee, each effective November 6, 2025. On the same day, Mr. Sartini, OpCo Buyer and VICI executed and delivered the Exclusivity Agreement. On the same day, and prior to the opening of trading in Golden’s common stock on the NASDAQ, Golden (i) issued a press release announcing the transactions and the execution of the Master Transaction Agreement and (ii) subsequently issued a press release announcing earnings for the quarter ending September 30, 2025. Concurrent with Golden’s press release announcing the transactions and the execution of the Master Transaction Agreement, VICI also issued a press release announcing its entry into an agreement to acquire the Subject Properties in a sale-leaseback transaction and posted on its website a presentation regarding the terms and merits of the Transactions.

On the same day, at the direction of the Independent Committee, representatives of Macquarie Capital, in connection and in accordance with the “go-shop” provisions of the Master Transaction Agreement, began an active market outreach on behalf of the Independent Committee to gauge interest of potentially interested third-party bidders in an acquisition of Golden and/or other alternative transactions. At the direction of the Independent Committee, representatives of Macquarie contacted 20 parties, including both strategic bidders and financial sponsors with experience in the casino gaming industry and who potentially might have an interest acquiring either the operational assets of Golden, the real estate assets of Golden or the entire Company. In connection with such “go-shop”, Macquarie received an inbound inquiry from one party who did not proceed to a confidentiality agreement and contacted one party who entered into a confidentiality agreement with Golden and received access to the confidential virtual data room. The party who was provided access eventually affirmatively declined interest. Of the remaining 18 parties, 15 parties affirmatively declined interest in pursuing any form of transaction with Golden and 3 parties never responded to any of the multiple attempts by representatives of Macquarie to explore a potential transaction. Except as specified above, none of the parties contacted as part of the “go-shop” requested a non-disclosure agreement from Golden or indicated an interest in pursuing a transaction with Golden.

Recommendations of the Independent Committee; Golden’s Reasons for the Transactions

On September 18, 2025, the Board formed the Independent Committee, comprised solely of the independent and Disinterested Directors of the Board, each of whom satisfied the applicable criteria under NASDAQ for determining director independence from Golden and the Sartini Shareholders, in each case, under the listing standards of NASDAQ (in the case of the Sartini Shareholders, as if the Sartini Shareholders were Golden for purposes of applying such criteria to determine independence from the Sartini Shareholders) and were “disinterested directors” under the MBCA. The Board further empowered the Independent Committee with the full and exclusive power and authority of the Board, to the fullest extent permitted by applicable law, to, among other things, review, evaluate, advance and pursue any potential strategic transaction (or any other strategic alternative), and to negotiate (or direct the negotiation of) any potential transaction, or, if it determined appropriate and in its sole discretion, to reject and disapprove or approve any potential transaction (including entering into definitive documents and agreements with respect to any potential transaction), and, if the Independent Committee deems appropriate, make a determination as to whether any potential transaction (and any definitive agreements with respect to such potential transaction) is fair to, and in the best interest of, Golden and its shareholders.

Recommendations of the Independent Committee

At a meeting held on November 5, 2025, the Independent Committee unanimously (i) determined that the Master Transaction Agreement and transactions and other documents contemplated therein are fair and in the best interest of Golden and its shareholders, (ii) authorized and approved the execution, delivery and performance by Golden of the Master Transaction Agreement, the other transaction documents, and the consummation of the transactions contemplated thereby and (iii) recommended that the shareholders of Golden adopt the Master Transaction Agreement and approve the transactions contemplated therein in accordance with Minnesota law. All members of the Independent Committee were present at such meeting.

In addition, the Independent Committee believes that the Transactions are substantively and procedurally fair to Golden’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.

Golden’s Reasons for the Transactions

In arriving at this determination and recommendation, the Independent Committee reviewed and discussed a significant amount of information (including information provided by Golden’s management and its advisors in addition to information obtained from Mr. Sartini’s and VICI’s respective management and advisors) and consulted with Golden’s legal and financial advisors. The following list represents the material factors that supported the Independent Committee’s determination and recommendation (these factors are presented below in no particular order and were neither ranked nor weighted in any manner by the Independent Committee). The Independent Committee views its positions and recommendations as being based on the totality of the information presented to and considered by it:

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Knowledge of Golden’s Business and Industry. The Independent Committee’s knowledge and understanding of Golden’s business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects (including the risks involved in seeking to achieve such prospects).

•	Aggregate Consideration. The Aggregate Consideration payable to Golden’s shareholders in connection with the Transactions, including:

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the fact that Golden’s shareholders will receive the Aggregate Consideration, consisting of (i) $2.75 in cash per Share in the form of a dividend pursuant to the Distribution paid in connection with, but immediately following, the OpCo Sale, and (ii) following the Distribution and in connection with the Merger, the Merger Consideration in the form of 0.902 shares of VICI Common Stock per Share with cash in lieu of fractional shares of VICI Common Stock (as described in the section of this proxy statement titled “The Master Transaction Agreement—Consideration”);

•	The Exchange Ratio was fixed at signing and therefore the shareholders of Golden may get additional value if the stock price of VICI increases prior to Closing relative to the value of Golden;

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the value of the Aggregate Consideration relative to (i) the current and historical market performance of the Shares, including as set forth in more detail in the section of this proxy titled “Important Information Regarding Golden—Market Prices and Dividend Data”, taking into account the market performance of the Shares relative to the common stock of other participants in Golden’s industry and general market indices and (ii) the trading price of the Shares on November 5, 2025 (the last trading day prior to the public announcement of Golden’s entry into the Master Transaction Agreement) and, in this regard, how the total Aggregate Consideration (which, based on VICI’s trailing 10-day volume weighted average price of $30.23 as of November 5, 2025 and $2.75 per share in cash to be received by Golden’s shareholders pursuant to the Distribution) reflects, after taking into account the Exchange Ratio mechanics, an agreed upon price as of November 5, 2025 of $30.00 per Share, which represented a premium of 41% to Golden’s closing Share price as of November 5, 2025, and a premium of 36% based on Golden’s 30-day volume-weighted average share price as of November 5, 2025;

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the fact that Golden’s shareholders retain an ongoing economic interest in the Subject Properties through ownership of VICI’s Common Stock, and through ownership of VICI’s Common Stock, Golden’s shareholders can participate in the benefit of a large, diversified REIT and in any future growth, profitability, or strategic upside of VICI’s business following the Closing;

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the fact that the Merger is intended to be treated a “reorganization” within the meaning of Section 368 of the Code for U.S. federal income tax purposes and, provided the Merger is so treated, it is expected that New HoldCo will not recognize any gain or loss as a result of the Merger and a U.S. Holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger” section of this proxy statement) will generally not recognize any gain or loss upon receipt of VICI Common Stock in the Merger. For a more detailed summary of the tax treatment, please see the section of this proxy statement titled “Special Factors—Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger.”

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the fact that VICI Common Stock offers great liquidity for Golden’s shareholders, and Golden’s shareholders will receive equity consideration in a corporate entity with traditional fiduciary duties owed to shareholder;

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the fact that Golden shareholders will receive shares of VICI’s Common Stock, which, even after adjusting for the Exchange Ratio and number of VICI Common Stock that Golden shareholders will receive in the Merger, currently have a higher dividend per share as compared to the current per share dividend payable by Golden to holders of Golden’s common stock; and

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the public listing and registration of VICI Common Stock, which will allow the holders of Shares to, immediately upon receipt of such VICI Common Stock, to either sell the VICI Common Stock they will receive in the Merger for cash or retain the VICI Common Stock they will receive and participate in any appreciation in the equity value of VICI and VICI Common Stock, including the potential future growth resulting from the Transactions.

•	Evaluation of Golden’s Business. The Independent Committee evaluated information regarding Golden’s business, including:

•	Golden’s historical financial performance;

•	Golden’s Projections as further described in the section of this proxy statement titled “Special Factors—Unaudited Prospective Financial Information”;

•	the cost of selling its real estate and retaining the operation portion of the business as a standalone public company;

•	the tax expense to Golden in connection with selling its real estate for cash; and

•	the risk factors set forth in Golden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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Negotiations with Mr. Sartini and VICI. The Independent Committee’s belief that, after negotiations and multiple discussions, separately, with each of Mr. Sartini and VICI, Golden obtained the highest price and most favorable terms to which each of Mr. Sartini and VICI were willing to agree (see the section of this proxy statement titled “Special Factors—Background of the Transactions”). The Independent Committee also considered the arm’s-length negotiations between Golden and its advisors, on the one hand, and each of Mr. Sartini and VICI and their respective advisors, on the other hand, and the benefits that Golden was able to obtain as a result of such negotiations, which, among other things, resulted in the revision of the terms of the Transaction to be more favorable to Golden and its shareholders than initially proposed by either Mr. Sartini or VICI, including more favorable financial terms, greater closing certainty, and the inclusion of a “go-shop” period that enabled the Independent Committee, subject to the terms of the Master Transaction Agreement, to continue, following Golden’s entry into the Master Transaction Agreement, to review and solicit acquisition proposals until 11:59 P.M. PT on December 5, 2025, in an effort to obtain superior value for Golden shareholders.

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Other Potential Acquirors. The Independent Committee considered the fact that Golden has maintained a dialogue with various parties that could potentially be interested in acquiring all or part of Golden’s real estate assets and other operational assets with no party presenting a proposal that represented an actional, compelling proposal for shareholders and, based on advice to Golden from its financial advisor, that the number of potential strategic or financial counterparties to an alternative transaction involving an acquisition of Golden at the price and terms provided by the offers from Mr. Sartini and VICI was likely limited. For further information, see the section of this proxy statement titled “Special Factors—Background of the Transactions.”

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Potential Loss of Opportunity. The Independent Committee also believed, based on Golden’s management’s and its advisors interactions with each of Mr. Sartini and VICI, and their respective advisors, that it was essential to Mr. Sartini and VICI to sign and announce a transaction with Golden on an expedited basis (subject to a “go-shop” provision, as more fully described in the bullet in this section of this proxy statement immediately below titled “Opportunity for Interloping Offers” and in the section of this proxy statement titled “The Master Transaction Agreement—Solicitation of Other Offers”), and that with each of Mr. Sartini and VICI there was a risk that such counterparty would decline to participate further in negotiations and not remain interested in pursuing a transaction with Golden at a later time or under different circumstances, and there may not be another opportunity for Golden’s shareholders to receive a comparably priced offer, if any, with a comparable level of closing certainty.

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Opportunity for Interloping Offers. The Master Transaction Agreement included (i) a “go-shop” period lasting until 11:59 P.M. PT on December 5, 2025, during which Golden was permitted to solicit acquisition proposals and terminate the Master Transaction Agreement to accept a superior proposal, (ii) deal protection provisions which, in the view of the Independent Committee, likely would not unduly deter any interested third party from making, or inhibit the Independent Committee from approving, a Superior Proposal during such “go-shop” period, in each case, subject to certain conditions (including payment of a Company Termination Fee of $16,400,000 if the Master Transaction Agreement is terminated during such “go-shop” period, which the Independent Committee viewed to be customary for similar transactions) and (iii) the Independent Committee’s ability to consider and respond to unsolicited Acquisition Proposals after such “go-shop” period, including to furnish information to and conduct negotiations with third parties under certain circumstances specified in the Master Transaction Agreement, including the Independent Committee’s belief that the termination fee of $37,000,000 during such period and other limitations applicable to, among other things, an Change of Recommendation and acquisition proposals in the Master Transaction Agreement (in each case, as described in the section of this proxy titled “The Master Transaction Agreement—Solicitation of Other Offers”) were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting an unsolicited proposal to acquire Golden or prohibit the Independent Committee or Golden from engaging with any such potential acquirer in such circumstance, subject to the applicable provisions of the Master Transaction Agreement. The Independent Committee considered that the public announcement of the Transaction was likely to generate widespread media coverage and attract the attention of any potentially interested parties, who would then have an opportunity to express their interest in a potential alternative transaction during the “go-shop” period. In addition, the Independent Committee considered that it had the right, under the “go-shop” provisions to actively solicit Acquisition Proposals and gauge interest of potentially interested third-party bidders in an acquisition with the view of maximizing shareholder value and obtaining a superior proposal. At the direction of the Independent Committee, representatives of Macquarie contacted 20 parties, including both strategic bidders and financial sponsors with experience in the casino gaming industry and who might have an interest acquiring either the operational assets of Golden, the real estate assets of Golden or the entire Company.

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VICI’s Reputation. The information obtained through the Independent Committee’s discussions with Golden’s management and in consultation with Golden’s advisors regarding the business reputation, experience and financial resources of VICI.

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Review of the Master Transaction Agreement. The review by the Independent Committee with Golden’s legal and financial advisors of, and advice received from such advisors on, the structure of the Transactions and the financial and other terms of the Master Transaction Agreement and the other agreements entered into in connection with the Transactions (as described in the sections of this proxy statement titled “The Master Transaction Agreement”), including with respect to deal protection, closing conditions, termination rights and the likelihood of consummating the Transaction (including with respect to obtaining required regulatory approvals).

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Fairness Opinion. The opinion of Macquarie rendered to the Independent Committee on November 5, 2025 as to the fairness, from a financial point of view, to the holders of Shares, as of the date of such opinion, of the Aggregate Consideration to be received by such holders pursuant to the Master Transaction Agreement, as more fully described below in this section of this proxy.

•	Likelihood of Closing. The belief of the Independent Committee that the Transactions have a high likelihood of being completed in a timely manner based on a number of factors, including:

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the closing conditions and the circumstances in which Mr. Sartini and/or VICI may terminate the Master Transaction Agreement being specific and limited, including the fact that there is no financing condition;

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the regulatory filings and review associated with the Transactions and the efforts required by the applicable parties and their affiliates with respect to their regulatory obligations pursuant to the Master Transaction Agreement and the likelihood and anticipated timing of obtaining all required regulatory approvals in connection with the Master Transaction Agreement;

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Mr. Sartini and VICI, and their affiliates, have previously been granted and hold current approvals from Gaming and Liquor Authorities in connection with other transactions and business operations, which increases the likelihood that all required Gaming and Liquor Approvals for the Master Transaction Agreement will be obtained on a timely basis;

•	the reasonable assurance of available funding set forth in Mr. Sartini’s debt commitment letter;

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the fact that the Termination Date can be extended by three months for the purpose of obtaining regulatory approvals, if the Transactions have not been completed on or prior to November 5, 2026, which is anticipated to allow for sufficient time to obtain required regulatory approvals while limiting the length of time during which Golden is required to operate subject to the restrictions on interim operations set forth in the Master Transaction Agreement; and

•	the fact that Golden may specifically enforce Mr. Sartini’s and VICI’s obligations under the Master Transaction Agreement, pursuant to the terms of the Master Transaction Agreement.

The Independent Committee weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Transactions, including the following material factors (these factors are presented below in no particular order and were neither ranked nor weighted in any manner by the Independent Committee):

•

Closing Certainty. The conditions to the obligations of Mr. Sartini and VICI to complete the Transactions, including the requirement to obtain certain regulatory clearances and consents, and the right of Mr. Sartini and/or VICI to terminate the Master Transaction Agreement without paying a termination fee to Golden if such required regulatory clearances and consents are not obtained by a certain date; along with the requirements that as of the Closing Date, Golden’s estimated aggregate current and accumulated earnings and profits, after accounting for any reductions resulting from the consummation of the Transactions (through but excluding the Merger at the Effective Time) and after accounting for any permitted dividends, as of a month end as close as practical to the Closing Date, does not exceed $460,000,000 (based on the information currently available to Golden, Golden currently estimates that its aggregate current and accumulated earnings and profits, after accounting for any reductions resulting from the consummation of the Transactions (through but excluding the Merger at the Effective Time) and after accounting for any permitted dividends, will be approximately $200,000,000 as of the month end as close as practical to the anticipated Closing Date).

•

Risks Associated with a Failure to Consummate the Transactions. The risk that the Transactions may not be completed in a timely manner (or at all), and the effect that failing to complete the Transactions in a timely manner (or at all) might have on the business, operations, financial results and the trading price of the Shares or perceptions of Golden among investors, customers, employees and other stakeholders.

•

Restrictions on the Operation of Golden’s Business. The restrictions on the conduct of Golden’s business prior to the Closing that require Golden to conduct its business in the ordinary course and prevent Golden from taking certain specified actions, subject to certain specified limitations, which could delay or prevent Golden from undertaking certain business opportunities pending completion of the Transactions.

•

Impact on Golden’s Personnel, Customers and Other Stakeholders. The adverse impact that business uncertainty during the pendency of the Transactions, or a failure to complete the Transactions, could have on the ability of Golden to attract, retain and motivate key personnel and maintain business relationships with customers and other stakeholders.

•

Impact of Transaction Announcement on Golden. The risk that the Transactions might divert management’s focus and resources from operating Golden’s business, as well as other strategic opportunities, and that Mr. Sartini’s and VICI’s acquisition of Golden might result in potential disruption to Golden’s business and strategic opportunities following the Closing.

•

Participation in Future Gains or Losses. Any potential upside or downside in Golden’s strategic plan as a standalone company, and the fact that Golden’s shareholders will forgo any future increase or decrease in the value of Shares that might result from Golden’s operations as a standalone company.

•

No Solicitation. The fact that, pursuant to the terms of the Master Transaction Agreement, after the “go-shop” period, the Master Transaction Agreement imposes restrictions on Golden from soliciting, initiating, knowingly encouraging or knowingly facilitating or assisting the submission of an acquisition proposal of inquiry from third parties and discussing any acquisition proposal submitted by a third party with such third party and, even if Golden receives an unsolicited interest, OpCo Buyer and VICI have a right under the Master Transaction Agreement to negotiate with Golden to match the terms of any superior proposal prior to Golden being able to terminate the Master Transaction Agreement and accept a superior proposal.

•

Company Termination Fee. The significant costs involved in connection with entering into the Master Transaction Agreement and consummating the Transactions (many of which are payable regardless of whether the Transactions is consummated), including the risk that Golden might become obligated to pay an aggregate termination fee to Mr. Sartini and/or VICI the Company Termination Fee in the amount of $37,000,000 in connection with a termination of the Master Transaction Agreement under certain circumstances after the “go-shop” period and $16,400,000 in connection with a termination of the Master Transaction Agreement under certain circumstances during the “go-shop” period, as described in the section of this proxy statement titled “The Master Transaction Agreement—Termination Fees.” The Independent Committee considered the potentially discouraging impact that these termination fees could have on a third party’s interest in making a competing proposal to acquire Golden, although the Independent Committee believed that the termination fees would not materially impede a serious and financially capable potential acquirer from submitting a superior proposal.

•

Directors and Executive Officers. The interests of Golden’s directors and executive officers with respect to the Transactions that may be in addition to, or that may be different from, their interests as Golden’s shareholders, as described in the section of this proxy statement titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions.”

•	Risk of Litigation. The risk of litigation arising from Golden shareholders in respect of the Master Transaction Agreement or the Transactions.

•

Tax Treatment. That, among other things, the receipt of the cash distribution by U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger”) is generally expected to be taxable for U.S. federal income tax purposes and the risk that either or both of the F Reorganization and Merger may not be treated as a “reorganization” for U.S. federal tax purposes. For a more detailed summary of the tax treatment, please see the section of this proxy statement titled “Special Factors—Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger.”

•	Risk Factors. The risks of the type and nature described in the sections of this proxy statement titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Independent Committee also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Transactions and to permit the Independent Committee to represent effectively the interests of Golden’s shareholders. The Independent Committee believes these factors support its determination and recommendations and provide assurance of the procedural fairness of the Transactions to Golden’s shareholders:

•

Independence. The Independent Committee consists (and at all times consisted) solely of independent and Disinterested Directors of the Board. In connection with appointing such directors to the Independent Committee, the Board determined that each member of the Independent Committee was independent for purposes of considering a potential transaction and had no material interest in, or connection with Mr. Sartini, VICI or a potential transaction that is different from Golden’s shareholders generally.

•

Negotiating Authority. The power and authority granted to the Independent Committee by the Board to, among other things, (i) review, evaluate, investigate and pursue (or oversee and direct the review, evaluation, investigation, pursuit and negotiation of) the structure, form, terms and conditions of, and determine the advisability of a potential transaction and any documents, agreements or other instruments to be entered into by Golden in connection with a potential transaction, (ii) authorize, monitor and exercise general oversight on behalf of Golden of all agreements, proceedings and activities of Golden involving, responding to or relating to any potential transaction, (iii) negotiate (or oversee negotiations) with any member of the Sartini Shareholders or any other party with respect to the terms and conditions of a potential transaction and any transaction documents, and if the Independent Committee deems appropriate and in its sole discretion, to reject and disapprove or approve any potential transaction (including entering into definitive documents and agreements with respect to any potential transaction), (iv) if applicable, and if the Independent Committee deems appropriate, make a determination as to whether any potential transaction (and any definitive agreements with respect to such potential transaction) is fair to, and in the best interests of, Golden and its shareholders, (v) meet with management of Golden, members of the Board and outside advisors engaged by Golden or the Independent Committee as determined to be reasonable and appropriate by the Independent Committee, (vi) oversee and supervise management with respect to the conduct of such negotiations, and (vii) take any and all other actions it deems necessary and advisable in light of any potential transaction (including, without limitation, hiring any advisors it deems necessary).

•

Active Involvement and Oversight. The numerous meetings held by the Independent Committee, including with its outside legal and financial advisors, to discuss and evaluate, among other things, Golden’s strategic alternatives, the proposal and counterproposals from Mr. Sartini and VICI for a potential transaction and the Independent Committee’s active and robust negotiation process. The Independent Committee actively engaged in this process on a regular basis over several months and was provided with full access to Company management and its advisors in connection with its evaluation process.

•

Independent Advice. The Independent Committee engaged its own legal and financial advisors and received the advice of such advisors throughout its review, evaluation and negotiation of a potential transaction.

•

No Obligation to Recommend. The recognition by the Independent Committee that it had no obligation to approve or recommend to the Board the approval of the Master Transaction Agreement and the Transactions or any other transaction and had the authority to reject any proposals made.

•

Shareholder Approvals. The consummation of the Transactions requires the adoption of the Master Transaction Agreement by the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares entitled to vote thereon.

•

Monitoring of Potential or Actual Conflicts. The Independent Committee believed that it was fully informed about the extent to which the interests of Mr. Sartini, the Sartini Shareholders, VICI and parties affiliated with Mr. Sartini and VICI in the Transactions differed from those of the unaffiliated security holders of Golden.

The Independent Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Transactions were outweighed by the potential benefits that the Independent Committee expected Golden and Golden’s shareholders would achieve as a result of the Transactions.

In considering the recommendations of the Independent Committee, Golden shareholders should be aware that certain of Golden’s directors and executive officers have interests with respect to the Transactions that may be in addition to, or that may be different from, the interests of Golden shareholders generally. See the section of this proxy statement titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions.”

The foregoing discussion of the information and factors considered by the Independent Committee includes the material factors considered by the Independent Committee. In view of the wide variety of factors considered in connection with its evaluation of the Transactions and the complexity of these matters, the Independent Committee neither found it useful nor attempted to quantify, rank or otherwise assign relative weights to these factors. Rather, the Independent Committee viewed its determination and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Independent Committee may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Independent Committee and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section of this proxy statement titled “Cautionary Statement Regarding Forward-Looking Statements.”

In the course of making the determination and recommendations described above, the Independent Committee did not consider the liquidation value of Golden because (1) they considered Golden to be a viable, going concern; (2) they believed that liquidation sales generally result in proceeds substantially less than sales of a going concern, due to, among other reasons, a potentially increased tax burden realized by Golden and its shareholders as a result of the sale of assets; and (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of Golden. For the foregoing reasons, the Independent Committee did not consider liquidation value to be a relevant factor. Further, the Independent Committee did not consider Golden’s net book value, which is an accounting concept, as a factor because they believe (x) that net book value is not a material indicator of the value of Golden as a going concern but rather is indicative of historical costs and (y) net book value does not take into account the prospects of Golden, market conditions, trends in the industry in which Golden operates or the business risks inherent in the industry. In addition, the Independent Committee did not seek to establish a pre-merger going concern value for Golden.

Rather, the Independent Committee believed that the Projections and certain financial analyses utilizing the Projections summarized in the sections of this proxy statement titled “Special Factors—Opinion of the Independent Committee’s Financial Advisor” and “Special Factors—Unaudited Prospective Financial Information” were representative of Golden’s going concern value if Golden continued to operate its business on a standalone basis.

Other than as described in this proxy statement, the Independent Committee is not aware of any firm offer by any other person during the prior two years for (1) a merger or consolidation of Golden with another company; (2) the sale or transfer of all or substantially all of Golden’s assets; or (3) a purchase of Golden’s securities that would enable such person to exercise control of Golden.

Opinion of the Independent Committee’s Financial Advisor

On November 5, 2025, Macquarie, Golden’s financial advisor, rendered its oral opinion to the Independent Committee (which was subsequently confirmed in writing by the delivery of Macquarie’s written opinion addressed to the Independent Committee dated the same date) as to, as of November 5, 2025, the fairness, from a financial point of view, to the holders of Shares, of the Aggregate Consideration to be received by such holders of Shares, pursuant to the Master Transaction Agreement.

Macquarie’s opinion was directed to the Independent Committee (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of Shares, of the Aggregate Consideration to be received by such holders of Shares pursuant to the Agreement and did not address any other aspect or implication of the Transactions. The summary of Macquarie’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex E to this proxy statement and is incorporated by reference in its entirety to this proxy statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion. The Company’s shareholders are urged to read the opinion in its entirety. However, neither Macquarie’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation to the Board, the Independent Committee, Golden, New HoldCo, New OpCo, Mr. Sartini, OpCo Buyer, PropCo Buyer or any of their respective securityholders or any other person, as to how to act or vote with respect to any matter relating to the Transactions.

In arriving at its opinion, Macquarie, among other things:

i.	reviewed a draft of the Master Transaction Agreement, dated November 5, 2025;

ii.	reviewed certain publicly available business and financial information regarding Golden;

iii.

reviewed certain other financial and operating information relating to Golden, furnished by the management of Golden, including the Projections prepared by the management of Golden relating to Golden for the fiscal years ending December 31, 2025 through December 31, 2030;

iv.	discussed the Transactions and the business, operations, financial condition and prospects of Golden with certain members of Golden management;

v.

reviewed certain financial and stock market data with respect to Golden and compared that data with similar data for other companies with publicly traded equity securities that Macquarie deemed relevant;

vi.	reviewed the publicly available financial terms of certain other business combinations and other transactions that Macquarie deemed relevant; and

vii.	performed such other financial analyses and considered such other factors that Macquarie deemed appropriate for purposes of its opinion.

Macquarie did not undertake any responsibility for independently verifying, and did not independently verify, any of the foregoing information and Macquarie assumed and relied upon the accuracy and completeness of all such information. The Independent Committee and the management of Golden had advised Macquarie, and Macquarie assumed, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Independent Committee and the management of Golden as to the future financial performance and condition of Golden. The Independent Committee advised Macquarie, and Macquarie assumed, that the Projections were a reasonable basis upon which to evaluate Golden and the Transactions and, at the Independent Committee’s direction, Macquarie used and relied upon the Projections for purposes of Macquarie’s analyses and opinion. Macquarie expressed no view or opinion as to the Projections or the assumptions upon which they were based. Further, Macquarie relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Golden since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Macquarie that would be material to its analysis or opinion, and that there was no information or any facts that would make any of the information reviewed by Macquarie incomplete or misleading. In connection with its opinion, Macquarie did not make, nor assume any responsibility for making, any physical inspection or independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Golden or PropCo Buyer, nor was Macquarie furnished with any such evaluations or appraisals.

Macquarie relied upon and assumed that the representations and warranties of each party in the Agreement were true and correct, that each party would fully and timely perform all of the covenants and agreements required to be performed by it under the Agreement, that all of the conditions to the consummation of the Transactions would be satisfied in accordance with the Agreement, and that the Agreement would be consummated in a timely manner in accordance with the terms set forth in the Agreement without waiver, modification or amendment of any terms or provisions thereof. Macquarie further assumed, with the Independent Committee’s consent, that the Transactions would be effected in a manner that complies in all respects with all applicable federal, state and other statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the effectiveness of the Transactions would be obtained without undue delay, limitation, restriction or condition that would be material to its analyses or opinion. In addition, Macquarie assumed that the final form of the Master Transaction Agreement, when executed, would not differ from the draft of the Master Transaction Agreement reviewed by Macquarie in any respect material to its analyses or opinion.

Macquarie’s opinion did not address the underlying business decision of the Board, the Independent Committee or Golden to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions available to Golden. Macquarie’s opinion was necessarily based on information made available to Macquarie as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date. Macquarie does not have any obligation to update, revise, reaffirm or withdraw its opinion or to otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Macquarie’s opinion only addresses the fairness, from a financial point of view, to the holders of Shares of the Aggregate Consideration to be received by such holders pursuant to the Master Transaction Agreement and does not address any other aspect or implication of the Transactions, the Master Transaction Agreement or any consent, agreement, arrangement or understanding provided or entered into in connection therewith or otherwise including, without limitation, (i) the fairness of the amount or nature of the OpCo Purchase Price, (ii) the fairness of the amount or nature of either the Merger Consideration or the Distribution individually or separately, (iii) the form or structure of the Transactions, or any portion thereof, (iv) any tax implications arising from the Transactions, or any portion thereof, or (v) the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be paid or payable to any officers, directors or employees of any parties to the Transactions, or any class of such persons, whether relative to the Aggregate Consideration to be received by the holders of Shares pursuant to the Master Transaction Agreement or otherwise. Macquarie did not provide any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. Macquarie assumed that Golden had obtained or would obtain such advice or opinions from appropriate professional sources. Furthermore, Macquarie relied upon the accuracy and completeness of the assessments by Golden and its advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters.

Macquarie did not express any opinion as to the prices or ranges of prices at which the Shares or the shares of VICI Common Stock may be purchased or sold at any time. Macquarie did not express any opinion as to whether or not Golden, New HoldCo, OpCo Buyer, PropCo Buyer or any other party was receiving or paying reasonably equivalent value in the Transactions or as to the solvency, creditworthiness or fair value of Golden, New HoldCo, New OpCo, OpCo Buyer, PropCo Buyer or any other party, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

It is understood that Macquarie’s opinion is for the information and use of the Independent Committee (in its capacity as such) in connection with its consideration of the Transactions and that Macquarie’s opinion does not constitute a recommendation to the Board, the Independent Committee, Golden, New HoldCo, New OpCo, Mr. Sartini, OpCo Buyer, PropCo Buyer or any of their respective securityholders or any other person as to how to act or vote with respect to any matter relating to the Transactions. The issuance of Macquarie’s opinion was approved by an internal committee of Macquarie authorized to review opinions of this nature.

In preparing its opinion to the Independent Committee, Macquarie performed a variety of analyses, including those described below. The summary of Macquarie’s financial analyses is not a complete description of the analyses underlying Macquarie’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Macquarie’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Macquarie arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Macquarie believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

No company, business or transaction used in Macquarie’s analyses for comparative purposes is identical to Golden or the Transactions. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, from a financial point of view, to the holders of Shares, of the Aggregate Consideration to be received by such holders pursuant to the Master Transaction Agreement, Macquarie did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Macquarie’s financial analyses are illustrative and not necessarily indicative of actual or relative values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond control of Golden or Macquarie. Much of the information used in, and accordingly the results of, Macquarie’s analyses are inherently subject to substantial uncertainty. Macquarie’s opinion and analyses were provided to the Independent Committee (in its capacity as such) in connection with its consideration of the Transactions and were among many factors considered by the Independent Committee in evaluating the Transaction. Neither Macquarie’s opinion nor its analyses were determinative of the Aggregate Consideration or of the views of the Independent Committee with respect to the Transactions. Under the terms of its engagement by the Independent Committee, neither Macquarie’s opinion nor any other advice or services rendered by Macquarie in connection with the Transactions or otherwise, should be construed as creating, and Macquarie should not be deemed to have, any fiduciary duty or fiduciary or agency relationship between or among Macquarie, the Independent Committee, Golden or its security holders, employees, creditors, or any other person or entity.

Financial Analyses

The following is a summary of certain material financial analyses reviewed by Macquarie in connection with the rendering of its opinion to the Independent Committee on November 5, 2025. The summary does not contain all of the financial data that holders of Shares may want or need for purposes of making an independent determination of fair value. Holders of Shares are encouraged to consult with their own financial and other advisors before making an investment decision in connection with the Transactions. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations in connection with each analysis, could create a misleading or incomplete view of Macquarie’s analyses.

For purposes of its analyses, Macquarie reviewed a number of financial metrics including:

•

Enterprise Value — generally calculated as the equity value as of a specified date of the relevant company (taking into account all share classes, options, restricted stock units and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness and capital lease obligations less the amount of cash on its balance sheet), financing obligations, preferred stock and non-controlling interest.

•

Adjusted EBITDAR — generally the amount of the relevant company’s earnings before depreciation and amortization, rent expense, non-cash lease benefit or expense, share-based compensation expense, gain or loss on disposal of assets and businesses, loss on debt extinguishment and modification, preopening and related expenses, impairment of assets, interest, income taxes, and other non-cash charges and non-recurring expenses that are deemed to be not indicative of core operating results.

Select Public Company Trading Analysis

Macquarie considered certain financial data for Golden and selected companies with publicly traded equity securities Macquarie deemed relevant for purposes of its analysis as publicly traded companies with operations in the industries in which Golden operates. The financial data considered included:

•	Enterprise Value as a multiple of estimated Adjusted EBITDAR for the fiscal year ended December 31, 2025 or “2025E EBITDAR”;

•	Enterprise Value as a multiple of estimated Adjusted EBITDAR for the fiscal year ended December 31, 2026 or “2026E EBITDAR”;

•	Enterprise Value as a multiple of estimated Adjusted EBITDAR for the fiscal year ended December 31, 2027 or “2027E EBITDAR”;

The selected companies and resulting data were:

•	Red Rock Resorts, Inc.

•	Monarch Casino & Resort, Inc.

•	Boyd Gaming Corporation

•	Caesars Entertainment, Inc.

•	PENN Entertainment, Inc.

Enterprise Value /
Selected Companies	2025E EBITDAR	2026E EBITDAR	2027E EBITDAR
Red Rock Resorts, Inc.	9.8x	9.5x	9.1x
Monarch Casino & Resort, Inc.	8.2x	7.9x	7.8x
Boyd Gaming Corporation	6.7x	6.8x	6.6x
Caesars Entertainment, Inc.	7.8x	7.4x	7.1x
PENN Entertainment, Inc.	8.4x	7.0x	6.6x

The resulting median data were:

Enterprise Value /
	2025E EBITDAR	2026E EBITDAR	2027E EBITDAR
Median	8.2x	7.4x	7.1x

Financial data of the selected companies were based on publicly available Wall Street research estimates and public filings. Financial data for Golden was based on public filings and the Projections and other information and data relating to Golden provided to Macquarie by Golden’s management.

Taking into account the results of the selected companies analysis and based on its professional judgment and experience, Macquarie applied a multiple range of 7.7x to 8.7x to Golden’s 2025E EBITDAR of $146 million, 6.9x to 7.9x to Golden’s 2026E EBITDAR of $154 million, and 6.6x to 7.6x to Golden’s 2027E EBITDAR of $158 million, each with the metrics based on financial data and Projections provided by Golden’s management (and approved for use by Macquarie) (the multiple ranges being collectively referred to as the “Selected Public Companies EBITDAR Multiples”).

To arrive at a range of equity values for Golden, Macquarie adjusted the total Enterprise Value by subtracting Golden’s debt (including capital leases) of $430 million and adding Golden’s cash of $58 million, each estimated as of September 30, 2025, and in each case, based on financial data provided by Golden’s management. To arrive at a range of values per Share, Macquarie assumed, and Golden management advised that as of October 17, 2025, 26.2 million basic Shares were outstanding, 0.3 million Golden RSUs were outstanding (net of tax withholding), 0.1 million Golden PSUs were outstanding (net of tax withholding) and 0.4 million Company Options were outstanding (net of strike and tax withholding).

Using this analysis, Macquarie calculated the valuation ranges for the Enterprise Value of Golden and value per Share by taking an average value derived from utilizing the Selected Public Companies EBITDAR Multiples, which resulted in the valuation range set forth below, as compared to the implied value of the Aggregate Consideration of $30.00 per Share (as of the date of the Master Transaction Agreement) in the Transactions pursuant to the Master Transaction Agreement, calculated based on (x) $30.23 (the volume-weighted average trading price of the VICI shares for the 10 days ended as of November 5, 2025) multiplied by the 0.902 exchange ratio (resulting in an implied value of the Exchange Ratio of $27.25) plus (y) $2.75.

	Enterprise Value	Price Per Share
EV / 2025E EBITDAR	$1,125 – $1,270	$27.96 – $33.33
EV / 2026E EBITDAR	$1,058 – $1,212	$25.50 – $31.18
EV / 2027E EBITDAR	$1,038 – $1,195	$24.76 – $30.56

Select Public Company Trading Analysis Range (Overall)	$1,073 – $1,226	$26.07 – $31.69

NTM Trading Analysis

Macquarie also reviewed Golden’s Enterprise Value as a multiple of Golden’s next twelve months’ Adjusted EBITDAR (“NTM EBITDAR”) from January 1, 2024 to November 5, 2025. Financial data for Golden were based on publicly available Wall Street research estimates and public filings.

The resulting median data were:

Enterprise Value / NTM EBITDAR
	Since 1/1/24	1-Year	6-Month	3-Month
Median	7.4x	7.5x	7.2x	6.9x

Taking into account the results of the next-twelve-month trading analysis and based on its professional judgment and experience, Macquarie applied a multiple range of 6.9x to 7.9x to Golden’s estimated Adjusted EBITDAR for the last twelve months as of September 30, 2026 of $154 million, based on financial data and Projections provided by Golden’s management (and approved for use by Macquarie).

To arrive at a range of equity values for Golden, Macquarie adjusted the total Enterprise Value by subtracting Golden’s debt (including capital leases) of $430 million and adding Golden’s cash of $58 million, each estimated as of September 30, 2025, and in each case, based on financial data provided by Golden’s management. To arrive at a range of values per Share, Macquarie assumed, and Golden management advised that as of October 17, 2025, 26.2 million basic Shares were outstanding, 0.3 million Golden RSUs were outstanding (net of tax withholding), 0.1 million Golden PSUs were outstanding (net of tax withholding) and 0.4 million Company Options were outstanding (net of strike and tax withholding).

This analysis resulted in an implied price per Share of $25.45 to $31.11, as compared to the implied value of the Aggregate Consideration of $30.00 per Share (as of the date of the Master Transaction Agreement) in the Transactions pursuant to the Agreement.

Selected Transaction Analysis

Using publicly available information, Macquarie also considered the financial terms and data relating to the following selected transactions that Macquarie deemed as generally relevant for purposes of its analysis. Each selected transaction was selected because the target company was deemed by Macquarie to be similar to Golden in one or more respects, including involving target companies or businesses with operations in the industries in which Golden operates. The financial data reviewed included the Enterprise Value as a multiple of Adjusted EBITDAR for the last twelve months or “LTM EBITDAR”.

The selected transactions and resulting data were:

Date Announced	Acquiror	Target	Enterprise Value ($ in millions)	Enterprise Value / LTM EBITDAR
July 2024	Standard General L.P.	Bally’s Corporation	5,950	9.2x

April 2018	Eldorado Resorts, Inc. / Gaming and Leisure Properties	Tropicana Entertainment, Inc.	1,785	9.1x

December 2017	Penn National Gaming, Inc.	Pinnacle Entertainment, Inc.	5,882	8.4x

June 2017	Golden Entertainment, Inc.	American Casino & Entertainment Properties LLC	850	8.0x

September 2016	Eldorado Resorts, Inc.	Isle of Capri Casinos, Inc.	1,700	8.8x

August 2016	Z Capital Partners, LLC	Affinity Gaming Corporation	580	8.3x

September 2013	Eldorado Resorts, LLC	MTR Gaming Group, Inc.	365	6.8x

December 2012	Pinnacle Entertainment, Inc.	Ameristar Casinos, Inc.	2,764	7.6x

May 2012	Boyd Gaming Corporation	Peninsula Gaming, LLC	1,477	7.2x

February 2011	Ameristar Casinos, Inc.	Controlling stake from the Estate of Craig H. Neilsen	2,510	7.8x

June 2010	Fertitta Family	Station Casinos, Inc.	2,647	9.3x

Selected Transaction Enterprise Value / LTM EBITDAR
Median	8.3x

In addition, the financial data reviewed included Golden’s estimated Adjusted EBITDAR for the last twelve months as of September 30, 2025 (the “Golden’s LTM Q3 2025E EBITDAR”), with the metrics based on financial data and Projections provided by Golden (and approved for use by Macquarie).

Taking into account the results of the selected transaction analysis and based on its professional judgment and experience, Macquarie applied a multiple range of 7.8x to 8.8x to Golden’s LTM Q3 2025E EBITDAR of $146 million.

To arrive at a range of equity values for Golden, Macquarie adjusted the total Enterprise Value by subtracting Golden’s debt (including capital leases) of $430 million and adding Golden’s cash of $58 million, each estimated as of September 30, 2025, and in each case, based on financial data provided by Golden’s management. To arrive at a range of values per Share, Macquarie assumed, and Golden management advised that as of October 17, 2025, 26.2 million basic Shares were outstanding, 0.3 million Golden RSUs were outstanding (net of tax withholding), 0.1 million Golden PSUs were outstanding (net of tax withholding) and 0.4 million Company Options were outstanding (net of strike and tax withholding).

This analysis resulted in an implied price per Share of $28.31 to $33.69, as compared to the implied value of the Aggregate Consideration of $30.00 per Share (as of the date of the Master Transaction Agreement) in the Transactions pursuant to the Master Transaction Agreement.

Discounted Cash Flow Analysis

Macquarie performed a discounted cash flow analysis with respect to Golden by calculating the estimated net present value of (a) the projected after-tax, unlevered, free cash flows of Golden for the fiscal years 2025 through 2029 based on financial data and Projections provided by Golden (and approved for use by Macquarie) and (b) an estimated terminal value for Golden (which was derived as indicated below). For the purposes of this analysis, stock-based compensation was treated as a cash expense.

To derive an estimated terminal value for Golden, Macquarie applied a multiple range of 6.9x to 7.9x to the estimated Adjusted EBITDAR for the fiscal year ended December 31, 2030, with the metrics based on financial data and Projections provided by Golden (and approved for use by Macquarie).

The cash flows and terminal values were discounted to present value as of September 30, 2025, using a range of discount rates of 8.6% to 10.6%. The discount rates were determined based on Macquarie’s analysis of Golden’s weighted average cost of capital (“WACC”). Macquarie derived Golden’s WACC based on considerations that Macquarie deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure for certain selected comparable companies and Golden, the cost of long-term U.S. Treasury debt, tax rates, historical unlevered and levered betas for certain selected comparable companies and Golden, as well as certain financial metrics for the U.S. financial markets generally.

To arrive at a range of equity values for Golden, Macquarie adjusted the total Enterprise Value by subtracting Golden’s debt (including capital leases) of $430 million and adding Golden’s cash of $58 million, each estimated as of September 30, 2025, and in each case, based on financial data provided by Golden’s management. To arrive at a range of values per Share, Macquarie assumed, and Golden management advised that as of October 17, 2025, 26.2 million basic Shares were outstanding, 0.3 million Golden RSUs were outstanding (net of tax withholding), 0.1 million Golden PSUs were outstanding (net of tax withholding) and 0.4 million Company Options were outstanding (net of strike and tax withholding).

This analysis resulted in an implied price per Share of $28.39 to $35.62, as compared to the implied value of the Aggregate Consideration of $30.00 per Share (as of the date of the Master Transaction Agreement) in the Transactions pursuant to the Master Transaction Agreement.

Preliminary Materials to the Independent Committee

In addition to the November 5, 2025 financial presentation to the Independent Committee summarized above, Macquarie provided preliminary discussion materials for the Independent Committee on October 2, 2025 (the “October 2, 2025 Preliminary Discussion Materials”) and on October 23, 2025 (the “October 23, 2025 Preliminary Discussion Materials”) and on October 29, 2025, representatives of Macquarie summarized the Key Findings to the Independent Committee, which were based on a discussion between Golden’s Management, representatives of Macquarie and management of VICI. On November 4, 2025, Macquarie also provided the Independent Committee with a presentation containing the key financial terms (capitalization table, financial forecast and unlevered free cash flow) transmitted by Golden’s management to obtain the Independent Committee’s approval to use such key financial terms (collectively with the October 2, 2025 Preliminary Discussion Materials and the October 23, 2025 Preliminary Discussion Materials, the “Preliminary Materials”, a copy of which have been attached as exhibits to the Schedule 13E-3 related to the Transactions). The Preliminary Materials were based on, as applicable, market data as of a date proximate to the date of such materials unless an earlier date was specified and financial, economic, monetary, market and other conditions and circumstances as in effect on, and Wall Street research analysts’ estimates, public filings and other publicly available information as of a date proximate to, the date of such materials and on certain financial forecasts, estimates and other information provided by Golden’s management. Accordingly, the results of the preliminary financial observations and other information included in such materials, as applicable, may have differed from the November 5, 2025 financial presentation as a result of, among other things, changes in such financial, economic, monetary, market and other conditions and circumstances and information and continued refinements by Macquarie of such preliminary financial observations and other information. Neither the Preliminary Materials nor the Key Findings constituted alone or together, an opinion of, or a recommendation by, Macquarie with respect to any transaction or otherwise.

October 2, 2025 Preliminary Discussion Materials. The October 2, 2025 Preliminary Discussion Materials included an analysis of financial metrics implied by the Initial Sartini Price Indication. The October 2, 2025 Preliminary Discussion Materials also discussed certain potential strategic alternatives for Golden, including (i) status quo, (ii) a “WholeCo” transaction and (iii) a potential sale of PropCo and a spin-off or sale of OpCo.

In connection with the status quo alternative, Macquarie reviewed Golden’s 52-week Share price performance from October 29, 2024 to September 30, 2025, including the 10-day VWAP and the 30-day VWAP (each based on trading days). Macquarie also compared Golden’s Share price performance from January 1, 2024 to September 30, 2025 with the performance over the same period of (i) regional gaming operators (including Red Rock Resorts Inc., Monarch Casino & Resort, Inc., Boyd Gaming Corporation, Caesars Entertainment, Inc. and PENN Entertainment, Inc.), (ii) the S&P 500 and (iii) the NASDAQ. Macquarie also (i) included a summary of Wall Street research analyst estimates regarding Golden, reflecting a median price target of $34.50 per Golden Share, and $31.82 on a present value basis, calculated using a twelve-month price target discounted at a 9.9% rate from the target date of each report to September 30, 2025, representing premiums of 46% and 35%, respectively, to Golden’s then-current Share price of $23.58, and (ii) compared such Wall Street research analyst estimates for revenue and Adjusted EBITDAR for the 2025, 2026 and 2027 financial years with Golden’s management forecast. Macquarie also analyzed that, based on Golden’s public filings and data available from FactSet, since the beginning of 2024 until September 30, 2025, Golden traded at a median Enterprise Value / NTM EBITDAR multiple of 7.4x. Macquarie illustratively applied this 7.4x median Enterprise Value / NTM EBITDAR multiple to Golden’s NTM EBITDAR at the end of the 2025, 2026 and 2027 financial years, respectively, based on financial data and the Projections provided by Golden’s management, to calculate a range of illustrative future enterprise values. To arrive at a range of equity values for Golden, Macquarie adjusted the total enterprise values by subtracting Golden’s projected net debt at the end of the 2025, 2026 and 2027 financial years, respectively, based on financial data provided by Golden’s management in the Projections. To arrive at a range of values per Share, Macquarie assumed a then-current fully diluted shares outstanding of 27.3 million. This analysis resulted in implied prices per Share of $28.74, $32.95 and $37.64 at the end of the 2025, 2026 and 2027 financial years, respectively, and in implied prices per Share as discounted to September 30, 2025 at a 9.9% discount rate of $28.06, $29.29 and $30.46 for the 2025, 2026 and 2027 financial years, respectively. Macquarie also included a sensitivity analysis based upon EBITDAR performance relative to the Projections and Golden’s NTM trading multiple. In particular, utilizing Golden’s current Enterprise Value / NTM EBITDAR multiple of 6.9x versus the median Enterprise Value / NTM EBITDAR multiple of 7.4x, the resulting implied prices per Share were $25.91, $30.07 and $34.68 at the end of the 2025, 2026 and 2027 financial years, respectively, and implied prices per Share as discounted to September 30, 2025 at a 9.9% discount rate of $25.31, $26.73 and $28.06 for the 2025, 2026 and 2027 financial years, respectively.

In connection with the potential sale of PropCo and a spin-off or sale of OpCo alternative, Macquarie assumed an annual base rent amount of $87 million and a capitalization rate of 7.5% (based upon the term sheet submitted by PropCo Buyer), to calculate a PropCo purchase price of $1,160 million. To arrive at a PropCo equity value for Golden, Macquarie adjusted such PropCo purchase price by subtracting Golden’s debt of $430 million, as provided by Golden’s management and as estimated as of September 30, 2025, amounting to an illustrative PropCo equity value of $730 million and to a preliminary and illustrative implied PropCo gross price per share of $26.73. Macquarie also indicated that based on this illustrative PropCo purchase price and an estimated PropCo asset basis provided by Golden’s management, the estimated tax leakage resulting from a cash sale of PropCo equaled $134 million, or $4.90 per Share.

In connection with a potential “WholeCo” transaction, Macquarie prepared the following preliminary analysis, whose methodologies were substantially similar to the ones included in the November 5, 2025 financial presentation: (i) a preliminary selected public company trading analysis which reflected, among other things, median Enterprise Value/EBITDAR data of 8.5x for 2025E EBITDAR, 7.8x for 2026 EBITDAR and 7.5x for 2027E EBITDAR and which resulted in an implied price per Share of $27.67 to $33.26; (ii) a preliminary selected transactions analysis, which resulted in an implied price per Share of $27.70 to $33.05; (iii) a preliminary NTM trading analysis which included a selected Enterprise Value / NTM EBITDAR multiple range of 6.9x to 7.9x to the estimated NTM Adjusted EBITDAR as of September 30, 2025, which resulted in an implied price per Share of $25.07 to $30.70; and (iv) a preliminary discounted cash flow analysis which included a selected exit multiple range of 6.8x to 8.3x to the estimated Adjusted EBITDAR and a discount rate range of 8.9% to 10.9%, which resulted in an implied price per Share of $27.35 to $36.64.

October 23, 2025 Preliminary Discussion Materials. The October 23, 2025 Preliminary Discussion Materials provided an overview of VICI, including its key highlights, portfolio of real estate, rent roll, key leases and share price performance since its initial public offering, in each case based on VICI’s filings, VICI’s investor presentations and data available from FactSet as of October 22, 2025. The October 23, 2025 Preliminary Discussion Materials also reviewed that VICI generated approximately $3.9 billion of revenue and approximately $3.2 billion of Adjusted EBITDA for the last twelve months as of June 30, 2025 and that the price per share of VICI Common Stock was $31.27 as of October 22, 2025. Macquarie also compared the price performance of VICI Common Stock with the performance of (i) gaming operators (including Caesars Entertainment, Inc., MGM Resorts International, Wynn Resorts Ltd., Boyd Gaming Corporation, Golden, Monarch Casino & Resort, Inc., PENN Entertainment, Inc. and Red Rock Resorts Inc.), (ii) the S&P 500 and (iii) the U.S. 10-Year Treasury yield, in each case measured since VICI’s initial public offering and over the past one, two and three years and based on data available from FactSet as of October 22, 2025. Based on the same source, Macquarie also indicated that VICI traded at a median multiple of Enterprise Value / NTM EBITDA of 15.7x and at a median multiple of price per VICI’s Common Stock / next twelve months adjusted funds from operations per VICI’s Common Stock of 13.4x, in each case, from January 1, 2024 to October 22, 2025. The October 23, 2025 Preliminary Discussion Materials also provided an overview of Wall Street research analyst estimates regarding VICI, providing for a median price target of $37.00 per VICI Common Stock, which represented an 18% premium to VICI’s price per VICI Common Stock as of October 22, 2025 of $31.27.

Macquarie noted the general lack of operating company-only transactions over the last five years and only one OpCo / PropCo transaction over the last three years. The Macquarie representatives further noted that such transactions had limited comparability to the transaction that Golden was considering with VICI and Mr. Sartini, including that the targets in such transactions had different financial metrics.

Key Findings: The Key Findings provided a summary of discussions between Golden’s management, representatives of Macquarie and management of VICI, regarding VICI’s financial and operating performance and prospects, VICI’s focus on continued growth, VICI’s dividend and historical record of increasing its dividend, the strength of VICI’s real estate portfolio and occupancy rate, and the fact that VICI is investment grade across all three major ratings agencies.

Other Matters

Golden retained Macquarie as its financial advisor in connection with the Transactions based on Macquarie’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between the Independent Committee and Macquarie, Golden agreed to pay Macquarie a fee for its services of approximately $9 million, of which $1.25 million became payable to Macquarie upon the rendering of its opinion to the Independent Committee and the remainder of which is contingent upon the consummation of the Transactions. Golden may also pay Macquarie a discretionary fee of up to approximately $2 million. In addition, Golden has agreed to reimburse certain of Macquarie’s expenses and to indemnify Macquarie and certain related parties for certain liabilities and other items arising out of or related to its engagement.

In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade debt, equity or other securities and financial instruments (including derivatives, loans and other obligations), of Golden, New HoldCo, New OpCo, OpCo Buyer, PropCo Buyer or any other company that may be involved in the Transactions, and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Macquarie and/or its affiliates are an existing lender to Golden in connection with Golden’s Revolving Facility. Macquarie and its affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans. Macquarie and its affiliates have in the past provided financial advisory and financing services to Golden for which Macquarie or its affiliates have received compensation including, between November 4, 2022 and November 4, 2025, having acted as financial advisor in connection with the sale of Rocky Gap Casino Resort and joint lead arranger and joint bookrunner for Golden’s senior secured credit facility, for which, during such period, Macquarie and its affiliates received aggregate fees of approximately $4.8 million from Golden. Macquarie and its affiliates have in the past provided financing services to PropCo Buyer and its affiliates for which Macquarie or its affiliates have received compensation including, between November 4, 2022 and November 4, 2025, having provided financing services in connection with PropCo Buyer’s public offering of common stock, for which, during such period, Macquarie and its affiliates received fees from PropCo Buyer in the range of $200,000 to $250,000. Between November 4, 2022 and November 4, 2025, Macquarie and its affiliates have not provided financial advisory or financing services to the Sartini Shareholders for which Macquarie or its affiliates have received compensation. Macquarie and its affiliates may in the future provide investment banking advice and services to, and may otherwise seek to expand their business and commercial relationships with Golden, New HoldCo, New OpCo, Sartini, OpCo Buyer, PropCo Buyer and their respective affiliates for which Macquarie would expect to receive compensation.

Position of the OpCo Buyer Filing Parties as to the Fairness of the Transactions

Under the SEC rules governing “going-private” transactions, each OpCo Buyer Filing Party may be deemed to be an affiliate of Golden, and, therefore, required to express its belief as to the fairness of the proposed Transactions to Golden’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Transactions are a Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. The OpCo Buyer Filing Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The views of the OpCo Buyer Filing Parties as to the fairness of the Transactions are not intended to be and should not be construed as a recommendation to any Golden shareholder as to how that shareholder should vote on the Transaction Proposal. The OpCo Buyer Filing Parties have interests in the Transactions that are different from, and/or in addition to, the unaffiliated security holders of Golden.

The OpCo Buyer Filing Parties believe that the interests of the unaffiliated security holders were adequately represented by the Independent Committee, which negotiated the terms and conditions of the Master Transaction Agreement with the assistance of its own legal counsel and financial advisors. The OpCo Buyer Filing Parties did not participate in the deliberation of the Independent Committee regarding, nor did they receive advice from the legal counsel or other advisors of the Independent Committee as to, the fairness of the Transactions. The OpCo Buyer Filing Parties have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Transactions to the unaffiliated security holders of Golden. Based on, among other things, their knowledge and analysis of information regarding Golden, as well as the factors considered by, and the analysis and resulting conclusions of, the Independent Committee discussed in the section of this proxy statement titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions” (which analysis and resulting conclusions the OpCo Buyer Filing Parties adopt), the OpCo Buyer Filing Parties believe that the Transactions are substantively fair to the unaffiliated security holders of Golden. In particular, the OpCo Buyer Filing Parties considered the following:

•	the value of the Aggregate Consideration relative to (i) the market performance of the Shares, as described in more detail in the section of this proxy titled “Important Information Regarding

Golden—Market Prices and Dividend Data”, and (ii) the trading price of the Shares on November 5, 2025 (the last trading day prior to the public announcement of Golden’s entry into the Master Transaction Agreement) and, in this regard, how the total Aggregate Consideration (which, based on VICI’s trailing 10-day volume weighted average price of $30.23 as of November 5, 2025 and $2.75 per share in cash to be received by Golden’s shareholders pursuant to the Distribution) reflects, after taking into account the Exchange Ratio mechanics, an agreed upon price as of November 5, 2025 of $30.00 per Share, which represented a premium of 41% to Golden’s closing Share price as of November 5, 2025, and a premium of 36% based on Golden’s 30-day volume-weighted average share price as of November 5, 2025;

•

the value of the Aggregate Consideration relative to the historical market prices of the Shares, noting that, although at various times such trading history reflected prices above the value of the Aggregate Consideration, the OpCo Buyer Filing Parties concluded that these factors were not dispositive in determining present value. In the OpCo Buyer Filing Parties’ judgment, the historical trading prices for the Shares are not indicative of the value of the Shares as of the date of the Transactions in light of Golden’s current business operations;

•

that the Independent Committee unanimously determined that the Master Transaction Agreement and the transactions contemplated thereby, including the Pre-Closing Restructuring (including the F Reorganization), the OpCo Sale, the Distribution and the Merger, are advisable, fair to, and in the best interests of, Golden and its shareholders;

•

the fact that Golden’s shareholders will receive the Aggregate Consideration consisting of (i) $2.75 in cash per Share in the form of a dividend pursuant to the Distribution paid in connection with, but immediately following, the OpCo Sale, and (ii) following the Distribution and in connection with the Merger, the Merger Consideration in the form of 0.902 shares of VICI Common Stock per Share with cash paid in lieu of fractional shares of VICI Common Stock;

•

the fact that Golden’s shareholders retain an ongoing economic interest in the Subject Properties through ownership of VICI’s Common Stock, and through ownership of VICI’s Common Stock, Golden’s shareholders can participate in the benefit of a large, diversified REIT and in any future growth, profitability, or strategic upside of VICI’s business following the Closing;

•

the public listing and registration of VICI Common Stock, which will allow the holders of Shares to, immediately upon receipt of such VICI Common Stock, to either sell the VICI Common Stock they receive in the Merger for cash or retain the VICI Common Stock they will receive and participate in any appreciation in the equity value of VICI and VICI Common Stock, including the potential future growth resulting from the Transactions; and

•

the fact that the Independent Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Transactions were outweighed by the potential benefits that the Independent Committee expected Golden and Golden’s shareholders would achieve as a result of the Transactions.

The OpCo Buyer Filing Parties did not establish, and did not consider, a going concern value for Golden as a public company to determine the fairness of the Transactions’ consideration to unaffiliated security holders because, following the Transactions, Golden will have a significantly different capital structure.

Other than to the extent known to the OpCo Buyer Filing Parties as disclosed in the section of this proxy statement titled “Special Factors—Background of the Transactions”, the OpCo Buyer Filing Parties were not aware of, and thus did not consider, any other firm offers made by any unaffiliated person during the past two years for (i) a merger or consolidation of Golden with another company, (ii) the sale or transfer of all or substantially all of Golden’s assets or (iii) the purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over Golden.

The OpCo Buyer Filing Parties did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Transactions or the Transactions’ consideration to unaffiliated security holders and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Transactions to such unaffiliated security holders.

The OpCo Buyer Filing Parties further believe that the Transactions are procedurally fair to the unaffiliated security holders of Golden based upon, among other things, the following factors, which are not listed in any relative order of importance:

•

the members of the Independent Committee consisted solely of directors that are not affiliated with, and are independent of, any of the OpCo Buyer Filing Parties and were otherwise disinterested with respect to a potential acquisition of Golden, and do not have any interests in the Transactions different from, or in addition to, those of the unaffiliated security holders;

•	that Mr. Sartini was excluded from Board discussions in relation to the Transactions;

•

the fact that the Independent Committee was fully informed about the extent to which the interests of the OpCo Buyer Filing Parties in the Transactions differed from those of the unaffiliated security holders of Golden;

•	the fact that the consideration and negotiation of the Master Transaction Agreement were conducted under the control and supervision of the Independent Committee;

•

the fact that, in considering the transaction with the OpCo Buyer Filing Parties, the Independent Committee acted solely to represent the interests of the unaffiliated security holders, and the Independent Committee had control of the negotiations with the members of the OpCo Buyer Filing Parties and their respective advisors;

•	the fact that the Independent Committee had the benefit of advice from nationally recognized legal counsel and financial advisors;

•

the fact that the Independent Committee had the full and exclusive power and authority of the Board, to the fullest extent permitted by applicable law, to among other things, review, evaluate, advance and pursue any potential strategic transaction (or any other strategic alternative), and to negotiate (or direct the negotiation of) any potential transaction, or, if it determined appropriate and in its sole discretion, to reject and disapprove or approve any potential transaction (including entering into definitive documents and agreements with respect to any potential transaction), and, if the Independent Committee deems appropriate, make a determination as to whether any potential transaction (and any definitive agreements with respect to such potential transaction) is fair to, and in the best interest of, Golden and its shareholders;

•

notwithstanding the fact that Macquarie’s opinion was not delivered to the OpCo Buyer Filing Parties and the OpCo Buyer Filing Parties are not entitled to rely on such opinion, the fact that Macquarie rendered an opinion to the Independent Committee as to the fairness, from a financial point of view and as of the date of such opinion, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Macquarie, of the Aggregate Consideration to be received by the holders of Shares pursuant to the Master Transaction Agreement;

•

the fact that the Master Transaction Agreement (i) included a “go-shop” period lasting until 11:59 P.M. PT on December 5, 2025, during which Golden was permitted to solicit acquisition proposals and terminate the Master Transaction Agreement to accept a Superior Proposal, subject to certain conditions set forth in the Master Transaction Agreement (including payment of a termination fee of $16,400,000 in cash to VICI and OpCo Buyer, if the Master Transaction Agreement is terminated during such “go-shop” period), (ii) includes customary “no shop” provisions that enable the Independent Committee to consider and respond to unsolicited Acquisition Proposals after such “go-shop” period, including to furnish information to and conduct negotiations with third parties regarding any Acquisition Proposal that constitutes, or is reasonably likely to lead to, a Superior Proposal, and to terminate the Master Transaction Agreement to enter into a definitive agreement related to a Superior Proposal, subject to certain conditions specified in the Master Transaction Agreement (including payment of a termination fee of $37,000,000 in cash to VICI and OpCo Buyer, if the Master Transaction Agreement is terminated after the “go-shop” period), and (iii) includes customary provisions that enable the Independent Committee, in certain circumstances specified in the Master Transaction Agreement, to change, withhold, withdraw, qualify or modify its recommendation that Golden shareholders vote in favor of the proposal to adopt the Master Transaction Agreement, in each case, subject to and in accordance with the terms and conditions of the Master Transaction Agreement; and

•

the recognition by the Independent Committee that it had no obligation to approve or recommend to the Board the approval of the Master Transaction Agreement and the Transactions or any other transaction and had the authority to reject any proposals made.

The OpCo Buyer Filing Parties also considered a number of uncertainties, risks and potentially negative factors relevant to the Transactions, including:

•

the risk that the Transactions may not be completed in a timely manner (or at all), and the effect that failing to complete the Transactions in a timely manner (or at all) might have on the business, operations, financial results and the trading price of the Shares or perceptions of Golden among investors, customers, employees and other stakeholders;

•

with respect to the dividend of $2.75 per share in cash payable to Golden shareholders pursuant to the Distribution, the fact that the OpCo Buyer Filing Parties’ financial interest in acquiring Shares for the lowest price possible is in conflict with the financial interest of the public shareholders in selling their Shares for the highest price possible and that, accordingly, the OpCo Buyer Filing Parties’ financial interests are adverse to the financial interests of the public shareholders;

•

the fact that certain directors and officers of Golden may have actual or potential conflicts of interest in connection with the Transactions, as described under the section of this proxy statement titled “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transaction”;

•

the adverse impact that the pendency of the Transactions, or a failure to complete the Transactions, could potentially have on Golden’s business and relationships with its employees, vendors and customers;

•

the fact that, after the “go-shop” period, the Master Transaction Agreement imposes restrictions on Golden from soliciting, initiating, knowingly encouraging or knowingly facilitating or assisting the submission of an acquisition proposal of inquiry from third parties and discussing any acquisition proposal submitted by a third party with such third party and, even if Golden receives an unsolicited interest, OpCo Buyer and VICI have a right under the Master Transaction Agreement to negotiate with Golden to match the terms of any superior proposal prior to Golden being able to terminate the Master Transaction Agreement and accept a superior proposal;

•

the possibility that the amounts that may be payable by Golden upon the termination of the Master Transaction Agreement, including payment of a termination fee to VICI and OpCo Buyer, and the processes required to terminate the Master Transaction Agreement, could discourage other potential acquirors from making an Acquisition Proposal;

•	the risk of litigation arising from Golden shareholders in respect of the Master Transaction Agreement or the Transactions; and

•

the fact that the receipt of the cash distribution by U.S. Holders is generally expected to be taxable for U.S. federal income tax purposes and the risk that either or both of the F Reorganization and Merger may not be treated as a “reorganization” for U.S. federal tax purposes.

The foregoing discussion of the information and factors considered and given weight by the OpCo Buyer Filing Parties in connection with the fairness of the Transactions are the material factors considered by them. The OpCo Buyer Filing Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Transactions. Rather, the OpCo Buyer Filing Parties reached their position as to the fairness of the Transactions after considering all of the foregoing as a whole.

The OpCo Buyer Filing Parties believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Transactions to the unaffiliated security holders of Golden. This position, however, is not intended to be and should not be construed as a recommendation to any Golden shareholder to approve the Master Transaction Agreement. The OpCo Buyer Filing Parties make no recommendation as to how shareholders of Golden should vote their Shares relating to the Transactions. The OpCo Buyer Filing Parties attempted to negotiate the terms of a transaction that would be most favorable to them, separate from the unaffiliated security holders of Golden, and, accordingly, did not negotiate the Master Transaction Agreement on behalf of the unaffiliated security holders of Golden.

Discussion Materials of Santander Provided to the OpCo Buyer Filing Parties

The OpCo Buyer Filing Parties engaged Santander as its financial advisor in connection with the Transactions. Santander will receive a fee of $8 million for such services payable upon the consummation of the Transactions. Santander was selected by the OpCo Buyer Filing Parties to act as its financial advisor based on Santander’s qualifications, experience and reputation, as well as based on a history of the Santander team members (including while with other firms) providing business and financial advice to Golden. An affiliate of Santander anticipates participating in debt financing relating to the Transactions and expects to receive compensation for such services (see the section of this proxy statement titled “Special Factors—Financing of the Transactions”). The OpCo Buyer Filing Parties agreed to reimburse Santander for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, the OpCo Buyer Filing Parties agreed to indemnify Santander and related parties against certain lossess, claims, damages and liabilities relating to or arising out of Santander’s engagement. An affiliate of Santander is engaged in the commercial lending business and is a lender in one or more credit facilities of Golden and its affiliates. In the ordinary course of its business, Santander and its affiliates may actively trade or hold the securities of Golden.

Santander was not requested to, and did not, render an opinion to any party in connection with the Transactions. Santander provided the OpCo Buyer Filing Parties, for informational purposes, with illustrative discussion materials in October 2025. The following summary of the discussion materials is qualified in its entirety by reference to the full materials attached as an exhibit to the Schedule 13E-3 of which this proxy statement forms a part.

Santander expressed no view as to, and its materials did not address, the underlying business decision of the OpCo Buyer Filing Parties to effect or enter into the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for the OpCo Buyer Filing Parties or the effect of any other merger which the OpCo Buyer Filing Parties or any other party might engage in or consider. Santander’s illustrative discussion materials were not intended to be and do not constitute a recommendation as to how the OpCo Buyer Filing Parties or any securityholder of any party should vote or act on any matters relating to the Transactions or otherwise.

In preparing its preliminary analyses, Santander assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Santander.

Summary of October 2025 Discussion Materials

The analysis compared the financial impact of a transaction with VICI under two alternative share issuance structures:

•	Fixed value, where the number of shares issued by VICI is set at the closing of the transaction; and

•	Fixed exchange ratio, where the number of shares issued by VICI is set at signing of the Merger Agreement.

The analysis used VICI Common Stock prices ranging from $27.98, representing the 52-week low share price, to $34.00, representing the 52-week high share price, highlighting possible outcomes:

•	In the fixed value analysis:

•	The value of the shares issued by VICI to Golden shareholders is fixed at $728 million; and

•	The number of shares of VICI Common Stock received by Golden shareholders changes based on VICI’s share price at closing.

•	In the fixed exchange analysis:

•	There is a fixed ratio of 0.852 VICI Common Stock per Golden share; and

•	The value paid to Golden shareholders changes based on VICI’s share price post signing of a transaction.

The following is a summary of the analysis of the potential financial implications of a fixed versus floating exchange ratio transaction. The following summary is not a complete description of all the financial analyses performed and factors considered by Santander in preparing the materials. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 21, 2025, such as “VICI consideration per share,” which does not reflect the final VWAP of $30.23 per share used to calculate the Merger Consideration. To fully understand the financial analysis used by Santander, the table must be read together with the text of the summary. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.

Evaluating a fixed vs floating exchange rate
(in millions, except per share numbers)
		Fixed Value
	$27.98	$29.00	$30.00	$31.19	$32.00	$33.00	$34.00
VICI consideration per share	$26.57	$26.57	$26.57	$26.57	$26.57	$26.57	$26.57
Exchange ratio (VICI shares per GDEN share)	0.950	0.916	0.886	0.852	0.830	0.805	0.782
Value to all shareholders	$728	$728	$728	$728	$728	$728	$728
Sartini Family shares in VICI	7.079	6.830	6.603	6.351	6.190	6.003	5.826
Value to Sartini Family	$198	$198	$198	$198	$198	$198	$198

		Fixed Exchange Ratio
	$27.98	$29.00	$30.00	$31.19	$32.00	$33.00	$34.00
VICI consideration per share	$26.57	$26.57	$26.57	$26.57	$26.57	$26.57	$26.57
Exchange ratio (VICI shares per GDEN share)	0.852	0.852	0.852	0.852	0.852	0.852	0.852
Value to all shareholders	$653	$677	$700	$728	$747	$770	$794
Sartini Family shares in VICI	6.351	6.351	6.351	6.351	6.351	6.351	6.351
Value to Sartini Family	$178	$184	$191	$198	$203	$210	$216

The discussion materials also included an overview of VICI’s share price performance from December 2019 through August 2025, based on data available from FactSet and broker reports from January 1, 2020 to October 21, 2025, including comparing the VICI Common Stock price performance with the performance of the S&P 500 index and the Nasdaq index, noting that while the S&P 500 index and the Nasdaq index increased 156% and 108% over the period, the VICI share price remained stable with a 22% increase over the period. Based on the same source, Santander also provided VICI’s adjusted EBITDA for each quarter, from the second quarter of 2023 through the second quarter of 2025, and noted the times it was lower than or exceeded Wall Street consensus based on broker reports.

The discussion materials also provided an overview of Wall Street research analyst estimates and selected broker quotes regarding VICI, with price targets ranging from $35 to $44, with an average price target of $36.91 per share of VICI Common Stock, representing an 18% premium to VICI’s price per share as of October 20, 2025. Santander also provided an overview of Wall Street research analyst share price consensus for VICI Common Stock for each quarter, from the second quarter of 2022 through the second quarter of 2025, and compared it against the actual VICI Common Stock share price during that same period.

Purpose and Reasons of the OpCo Buyer Filing Parties for the Transactions

Under the SEC rules governing “going-private” transactions, each of the OpCo Buyer Filing Parties is an affiliate of Golden and is, therefore, required to express their reasons for the Transactions to Golden’s “unaffiliated security holders,” as defined in Rule 13e-3 of the Exchange Act. The OpCo Buyer Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the OpCo Buyer Filing Parties, the primary purpose of the Transactions is to allow the OpCo Buyer Filing Parties and their affiliates to own 100% of the equity interests in New OpCo, to continue to operate Golden’s business following the completion of the Transactions, and to bear the rewards and risks of such ownership and operation after the Transactions.

Plans for Golden After the Transactions

As a result of the consummation of the Transactions, (i) New HoldCo will change its name to “Royal HoldCo I Inc.” (and thereafter references to the Company or Golden will mean New HoldCo) and will merge with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity and a subsidiary of PropCo Buyer, and (ii) OpCo Buyer will acquire 100% of the equity interests of New OpCo. Following completion of the Transactions, there will be no further market for the Shares and, in compliance with applicable law, it is anticipated that the Shares will be delisted on the Nasdaq Stock Market LLC and deregistered under the Exchange Act.

The OpCo Buyer Filing Parties anticipate that New OpCo’s operations following completion of the Transactions will be conducted substantially in the same manner as Golden’s operations are currently being conducted (except that New OpCo will not be a public company). In addition, following the completion of the Transactions, New OpCo will no longer own the Subject Properties, which will be leased by New OpCo and/or one or more affiliates of New OpCo (the “OpCo Tenant”), pursuant to a master lease agreement with VICI to be entered into at the Closing as described in the section titled “The Transactions—Royal Master Lease” in the VICI Registration Statement.

Further, following completion of the Transactions, the OpCo Buyer Filing Parties will continue to assess New OpCo’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Transactions to enhance the business and operations of New OpCo. Following completion of the Transactions, OpCo Buyer has agreed to indemnify VICI for certain liabilities of Golden, including (i) historical tax liabilities and certain taxes resulting from the Transactions, (ii) historical liabilities under securities laws arising out of or pertaining to facts, circumstances, acts or omissions occurring at or prior to the Effective Time, (iii) liabilities relating to (A) employee matters in respect of Golden at or prior to the Effective Time or in respect of OpCo Buyer and its subsidiaries following the Effective Time, and (B) any benefit plans of Golden in place at, prior to or after the Closing, (iv) obligations of Golden to indemnify directors, officers and employees with respect to matters existing or acts or omissions occurring at or prior to the OpCo Sale, (v) defense and settlement of shareholder and other litigation relating to the Transactions and (vi) inaccurate disclosures concerning Golden or OpCo Buyer, as described in more detail in the section titled “Tax Matters and Indemnity Agreement”. OpCo Buyer has no understanding or agreement with any officers or directors of Golden regarding post-closing employment or engagement, but intends that such officers will continue in their current positions following the Closing.

Certain Effects of the Transactions

If the Transactions are approved by Golden’s shareholders and all other conditions to closing of the Transactions under the Master Transaction Agreement are satisfied or duly waived: (i) prior to the Closing Date, Golden will consummate the Pre-Closing Restructuring which contemplates, among other things, that (1) Golden will form Royal Holdings, (2) Royal Corp will merge with and into Royal Holdings, with Royal Holdings continuing as the surviving entity, (3) following the Holdings Merger but prior to the Closing Date, (w) Golden will form PropCo, (x) each Existing Owner will form one or more wholly owned Delaware limited liability companies, (y) each Existing Owner shall transfer, assign, and convey the applicable Transferred Real Estate Assets owned by it to the Owner SPE(s) owned by it, such that, following such transfers, assignments and conveyances, there are seven Owner SPEs, each owning a single Subject Property and (z) thereafter, each Existing Owner will distribute all of the equity interests of each Owner SPE that it owns up the chain to Golden, and Golden will contribute all such equity interests to PropCo, (4) following the Property Transfers and one business day prior to the Closing Date, Golden will form New HoldCo and New HoldCo will form New OpCo, (5) on the Closing Date, but prior to the OpCo Sale, Golden will merge with and into New OpCo, with New OpCo continuing as the surviving entity with the equity holders of Golden receiving equity, on a one-for-one basis, in New HoldCo and New HoldCo owning 100% of the membership interest of New OpCo and being the immediate parent of New OpCo, and at the effective time of the F Reorganization Merger, New HoldCo shall economically assume Golden’s obligation to repay the Target Debt Amount under the Company Credit Agreement, (ii) immediately following the effective time of the F Reorganization Merger but prior to the OpCo Sale, New HoldCo will change its name to “Royal HoldCo I Inc.” and, following such effective time, references to the Company or Golden shall mean New HoldCo, (iii) immediately following the effective time of the F Reorganization Merger, but prior to the OpCo Sale, New OpCo will distribute all of the limited liability company membership interests in PropCo to New HoldCo, (iv) on the Closing Date, immediately following the PropCo Distribution but prior to the Distribution and the Effective Time, OpCo Buyer will acquire 100% of the equity interests of New OpCo for a purchase price in cash equal to $2.75 per share multiplied by the aggregate number of Shares issued and outstanding immediately prior to the Effective Time and, immediately following the consummation of the OpCo Sale, but prior to the Effective Time, Golden will distribute (or cause to be distributed) a dividend in an amount equal to $2.75 per share to Golden’s shareholders as of the Closing Date as described in and pursuant to the Master Transaction Agreement and (v) on the Closing Date, immediately following the OpCo Sale and Distribution and at the Effective Time, New HoldCo will merge with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity, and each share of common stock, par value $0.01 per share, of New HoldCo issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of fully paid and nonassessable PropCo Buyer Shares equal to 0.902, with cash paid in lieu of fractional shares of PropCo Buyer Shares in an amount equal to such fractional part of PropCo Buyer Shares multiplied by the PropCo Buyer Share VWAP. As a result of the Merger, the Surviving Company will be a subsidiary of PropCo Buyer.

Certain Effects of the Transactions for the OpCo Buyer Filing Parties

If the Transactions are completed, 100% of the equity interests in New OpCo will be beneficially owned directly by OpCo Buyer and indirectly by its affiliates, including Mr. Sartini.

The benefits of the Transactions to the OpCo Buyer Filing Parties include the fact that, following the completion of the Transactions, OpCo Buyer will directly own 100% of the outstanding equity interests of New OpCo and will therefore have a corresponding 100% interest in New OpCo’s net book value and net earnings.

The table below sets forth the beneficial ownership of the Shares and resulting interests in Golden’s net book value and net earnings of the OpCo Buyer Filing Parties prior to the Transactions, based on Golden’s net book value at September 30, 2025 and net earnings for the year ended December 31, 2024 and for nine months ended September 30, 2025.

Beneficial Ownership of Golden Entertainment

Prior to the Transactions(1)

($ in thousands)	% Ownership	Net Book Value at September 30, 2025(2)	Net Income for the nine months ended September 30, 2025(3)	Net Income for the year ended December 31, 2024(4)
Opco Buyer	—	$—	$—	$—
Blake L. Sartini	23.7%	$102,894,621	$586,101	$12,023,247
Sartini Trust	21.6%	$93,777,048	$534,168	$10,957,896

(1)

Based on 26,177,677 Shares outstanding as of December 2, 2025 and, for purposes of calculating beneficial ownership in accordance with the applicable provisions of the Exchange Act, includes 464,000 Shares underlying options exercisable by Mr. Sartini within 60 days after December 2, 2025.

(2)	Based on total shareholders’ equity of $434.15 million as of September 30, 2025.
(3)	Based on net income of $2.473 million for the nine months ended September 30, 2025.
(4)	Based on net income of $50.731 million for the year ended December 31, 2024.

While the OpCo Buyer Filing Parties will have a 100% interest in New OpCo’s net book value and net earnings following the completion of the Transactions, New OpCo’s book value and net income will be adjusted—as compared to the book value and net income of Golden prior to the Transactions—to reflect the sale of the Subject Properties to VICI pursuant to the Master Transaction Agreement and the leasing of the Subject Properties by OpCo Tenant pursuant to the triple-net master lease by and between OpCo Buyer and New OpCo, to be entered into as of the Closing Date.

In addition, the OpCo Buyer Filing Parties will benefit from the savings associated with New OpCo not being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Transactions to the OpCo Buyer Filing Parties include the lack of liquidity for the Shares following the Transactions and the risk that New OpCo will decrease in value following the Transactions.

Certain Effects on Golden if the Transactions are Not Completed

If the Master Transaction Agreement is not adopted as a result of the failure to obtain Company Shareholder Approval, or if the Transactions are not completed for any other reason, shareholders of Golden will not be entitled to receive any payment for their Shares in connection with the Transactions.

Instead, (i) Golden will remain an independent public company, (ii) the Shares will continue to be listed and traded on Nasdaq under the symbol “GDEN” and registered under the Exchange Act, and (iii) Golden will continue to file periodic reports with the SEC. In specified circumstances in which the Master Transaction

Agreement is terminated, Golden may be required to pay OpCo Buyer and PropCo Buyer a termination fee of $37,000,000 in cash (or $16,400,000 if the Master Transaction Agreement is terminated prior to the No-Shop Period Start Date), OpCo Buyer may be required to pay a termination fee of $10,000,000 to Golden and a reimbursement amount of up to $5,000,000 to PropCo Buyer, and PropCo Buyer may be required to pay a reimbursement amount of up to $5,000,000 to OpCo Buyer. For more information, see the section of this proxy statement titled “The Master Transaction Agreement—Termination Fees.”

Unaudited Prospective Financial Information

Other than in connection with Golden’s regular earnings press releases and related investor materials, Golden does not, as a matter of course, make public disclosure of detailed forecasts or projections as to its long-term future financial performance, revenues, earnings or other results due to, among other reasons, the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions, estimates and projections, especially in respect of projections covering extended periods of time. However, Golden’s management prepares projections as to Golden’s future financial performance for internal use and prepared projections in connection with the related Transactions.

In connection with the Transactions, at the direction of the Independent Committee, Golden’s management prepared the Projections regarding the operations of Golden on a standalone basis without giving effect to the Transactions for fiscal year 2025 through fiscal year 2030. The Projections were presented to, reviewed and approved by the Independent Committee at its meeting on September 26, 2025. The Projections contain certain non-public, unaudited, stand-alone financial projections for Golden. The Projections were authorized for use by Golden’s financial advisor, Macquarie, for the purposes of its use and reliance in connection with the financial analyses contained in the November 5, 2025, financial presentation and related opinion described in the section of this proxy statement titled “Special Factors—Opinion of the Independent Committee’s Financial Advisor.” Additionally, the Projections were also furnished to VICI and other interested parties in connection with their evaluation of the potential transaction and their respective due diligence review of Golden as summarized under the section of this proxy statement titled “—Background of the Transactions.”

The Projections were prepared for internal use only and not for public disclosure. Although the information in the Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by Golden’s management, including with respect to the overall gaming industry performance, general business, economic, regulatory, market and financial conditions, the financing of future growth and development projects, and other potential future events, as well as matters specific to Golden’s business, in each case as of the date on which it was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond Golden’s control. As a result, actual results will likely differ, and may differ materially, from those contained in the Projections.

The following table is a summary of the Projections as described above, which include the following specific assumptions and estimates:

•	Year-on-year revenue growth for FY 2025E, 2026E, 2027E, 2028E, 2029E and 2030E are (1.6)%, 2.7%, 2.5%, 2.6%, 2.8%, and 2.5%, respectively.

•	Year-on-year Adjusted EBITDA (as defined below) growth for FY 2025E, 2026E, 2027E, 2028E, 2029E and 2030E are (6.0%), 5.9%, 2.2%, 2.8%, 3.4% and 2.1%, respectively.

•	Total Adjusted EBITDA as a percentage of revenue ranging between 22.4% and 23.2%, with an average of 23.0%.

•

Beginning in 2026, capital expenditures related to projects to maintain or enhance existing operations and projects for new tavern locations (on a net basis), consisting of two additional locations in FY 2026 and one location in each year beginning in FY 2027.

•	An effective tax rate of 21% for each of the fiscal years 2025 through 2030.

Projections

	2025E	2026E	2027E	2028E	2029E	2030E
	(Amounts in thousands)
Total Revenue	$649,960	$667,247	$683,615	$701,572	$721,477	$739,638
Total Adjusted EBITDA(1)	$145,568	$154,178	$157,587	$161,944	$167,435	$171,033
Total Capital Expenditures(2)	$52,617	$27,986	$28,000	$28,000	$28,000	$28,000
Unlevered Free Cash Flow(3)	$72,574	$105,366	$108,045	$111,486	$115,824	$118,666

(1)

Adjusted EBITDA is a non-GAAP financial measure defined by Golden as earnings before (i) depreciation and amortization, (ii) non-cash lease benefit or expense, (iii) share-based compensation expense, (iv) gain or loss on disposal of assets, businesses, debt extinguishment and modification, (v) preopening and related expenses, (vi) interest, (vii) income taxes, and (viii) other non-cash charges and non-recurring expenses that are deemed to be not indicative of Golden’s core operating results. Note, references to Golden’s EBITDAR in the section of this proxy statement titled “Special Factors—Opinion of the Independent Committee’s Financial Advisor”, are the same as Golden’s Adjusted EBITDA.

(2)

Total Capital Expenditures consists primarily of capitalized investments in property, plant and equipment, including projects to maintain or enhance existing operations, and is inclusive of new tavern capital expenditures.

(3)

Unlevered Free Cash Flow is a non-GAAP financial measure defined as Adjusted EBITDA less (x) (i) share-based compensation, (ii) income taxes, (iii) total capital expenditures, and (iv) pre-opening and other adjustments, plus or minus (y) changes in net working capital. Note, for purposes of the section of this proxy statement titled “Special Factors—Opinion of the Independent Committee’s Financial Advisor—Discounted Cash Flow Analysis”, Macquarie’s discounted cash flow analysis described in such section takes into account projected Unlevered Free Cash Flow for the fourth quarter of fiscal year 2025, of $19.943 million, and projected Unlevered Free Cash Flow for the fiscal years ending 2026 through 2029.

Cautionary Statement Regarding Unaudited Prospective Financial Information

The inclusion of information about the Projections in this proxy statement should not be regarded as an indication that Golden or any of its affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person considered, or now considers, such information to be necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such projections. Golden has included information about the Projections in this proxy statement solely because they were among the non-public financial information that was made available to the Independent Committee in connection with its evaluation of Golden’s strategic alternatives, to Macquarie in connection with its financial analysis and opinion and to other potential bidders as described above. The Projections were not prepared with a view towards public disclosure or complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. In addition, the Projections include certain non-GAAP financial measures. Golden included such measures in the Projections because they believed such measures may be useful in evaluating, on a prospective basis, the potential operating performance of Golden. Such information is not being included in this proxy statement in order to influence any Golden shareholders or any other person making any investment decision.

The Projections included in this section of the proxy statement have been prepared by, and are the responsibility of, Golden’s management. Neither Golden’s independent auditors, nor any other independent accountants have audited, reviewed, examined, compiled nor performed any procedures with respect to the Projections, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Although the Projections reflect numerous assumptions and estimates as to future events, including those summarized above, of Golden’s management that it believed in good faith were reasonable, such assumptions and estimates are subject to significant uncertainties as described below and elsewhere in this proxy statement. While presented with numerical specificity, the Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Golden’s business, all of which are difficult to predict and many of which are beyond Golden’s control. Golden’s ability to achieve the financial results contemplated by the Projections will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Projections reflect assumptions as to certain business decisions that are subject to change and such projections do not reflect revised prospects for Golden’s business, changes in general, business, economic, market or financial conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared.

Important factors that may affect actual results and cause the Projections not to be achieved include, among others, the matters described in this proxy statement in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find Additional Information” of this proxy statement for additional information regarding the risks specific to Golden’s business, all of which are difficult to predict and many of which are beyond the control of Golden, and the risks inherent in forward-looking information such as the Projections.

The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict, and many of which are outside Golden’s control. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. For information on factors that may cause Golden’s future results to materially vary, see the section of this proxy statement titled “Cautionary Statement Regarding Forward-Looking Statements”. The Projections described in this section of the proxy statement may differ from publicized analyst estimates and forecasts. You should evaluate the Projections, if at all, in conjunction with Golden’s historical financial statements and other information regarding Golden contained in its public filings with the SEC (see the section of this proxy statement titled “Where You Can Find Additional Information”). The Projections may not be consistent with Golden’s historical operating data as a result of the assumptions and estimates summarized above. Except to the extent required by applicable federal securities laws, Golden does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Projections to reflect changes in general economic or industry conditions, circumstances existing after the date on which such information was prepared or to reflect the occurrence of future events, even if the assumptions underlying the Projections are shown to be in error.

The Projections reflect estimates and judgments and are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Projections cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The Projections are not, and should not be considered to be, a guarantee of future operating results. The Projections should not be regarded as an indication that Golden’s management, the Independent Committee, the Board or any of their respective advisors or representatives, or any other person, considered or now considers the Projections to be necessarily predictive of actual future results. Further, the Projections are not fact and should not be relied upon as necessarily predictive of Golden’s actual future results or for purposes of making any investment decision.

Certain financial measures included in the Projections are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to or in isolation from, financial information or measures prepared in accordance with GAAP. The non-GAAP financial included in the Projections may not be comparable to similarly titled amounts used by other companies or persons. Financial measures included in the Projections provided to the Independent Committee and Macquarie in connection with the Transactions are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Independent Committee or Macquarie. Accordingly, no reconciliation of the financial measures included in the Projections is provided in this proxy statement.

The Projections constitute forward-looking statements. By including the Projections in this proxy statement, none of Golden’s, the Independent Committee, the Board or any of their respective advisors or representatives, or any other person, has made or makes any representation to any person regarding Golden’s ultimate performance as compared to the information contained in the Projections. The inclusion of the Projections should not be regarded as an indication that Golden’s, the Independent Committee, the Board or any of their respective advisors or representatives, or any other recipient of the Projections, considered, or now considers, the Projections to be necessarily predictive of Golden’s performance or actual future results. For information on factors that may cause our future results to materially vary, see the section of this proxy statement titled “Cautionary Statement Regarding Forward-Looking Statements”. Further, the inclusion of the Projections in this proxy statement does not constitute an admission or representation by Golden’s that the information presented is material. The Projections have been included in this proxy statement solely to give Golden’s shareholders access to certain information that was made available to the Independent Committee, Macquarie, and certain potential bidders. The Projections are not included in this proxy statement in order to influence any shareholders of Golden as to how to vote at the Special Meeting with respect to the Transaction Proposal.

The information about the Projections set forth above does not give effect to the Transactions and also does not take into account the effect of any failure of any of the Transactions to be consummated.

IN LIGHT OF THE FOREGOING FACTORS AND THE UNCERTAINTIES INHERENT IN THE PROJECTIONS, GOLDEN’S SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS.

Interests of Golden’s Directors and Executive Officers in the Transactions

In considering the recommendations of the Independent Committee and the Board with respect to the Transactions, certain members of Golden’s Board and certain of Golden’s executive officers have various interests in the Transactions that may be in addition to, or different from, the interests of Golden’s shareholders generally. The members of the Board were aware of these potential interests and considered these potential interests at the time they approved the Master Transaction Agreement and in making their recommendation that Golden’s shareholders approve the Transaction Proposal. These potential interests are described below. For more information, see the sections of this proxy statement titled “Special Factors—Background of the Transactions” and “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions.” Such interests are described in more detail below.

Since January 1, 2024, the following individuals have served as non-employee directors on Golden’s Board: Mark A. Lipparelli, Ann D. Dozier, Terrence L. Wright, Andy H. Chien, and Anthony A. Marnell III (who resigned from Golden’s Board in 2024).

Golden’s current named executive officers (the “NEOs”) include:

•	Blake L. Sartini—Chief Executive Officer and Chairman of the Board

•	Charles H. Protell—President and Chief Financial Officer

•	Blake L. Sartini II—Executive Vice President and Chief Operating Officer

•	Thomas E. Haas—Former Senior Vice President and Chief Accounting Officer

•	Stephen A. Arcana—Former Chief Development Officer

In addition to the NEOs, Viktoryia G. Pulliam, Golden’s Senior Vice President and Chief Accounting Officer, also serves as an executive officer of Golden.

OpCo Buyer Control and Ownership

Mr. Sartini controls and indirectly wholly owns OpCo Buyer.

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the Master Transaction Agreement, directors and officers of Golden will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement titled “The Master Transaction Agreement—Indemnification and Insurance.”

Shares Held by the Directors and Executive Officers

The following table sets forth for each of individuals who served as a non-employee director of Golden since January 1, 2024, Golden’s NEOs and Ms. Pulliam, as applicable, the number of Shares beneficially owned as of December 2, 2025.

Name	Shares Held Directly (#)
Blake L. Sartini(1)	6,325,204
Charles H. Protell(2)	725,779
Blake L. Sartini II(3)	549,170
Viktoryia G. Pulliam	845
Terrence L. Wright(4)	91,616
Mark A. Lipparelli(5)	72,740
Stephen A. Arcana	0
Ann D. Dozier(6)	45,741
Andy H. Chien(7)	3,630
Thomas E. Haas(8)	39,681
Anthony A. Marnell III(9)	422,040

(1)

Includes 5,664,788 Shares held by the Sartini Trust, of which Mr. Sartini is a co-trustee. 3,026,000 Shares held by the Sartini Trust have been pledged as collateral for brokerage or margin accounts for Mr. Sartini. Mr. Sartini shares the power to vote and dispose of such shares with his spouse, Ms. Sartini, who is also a co-trustee of the Sartini Trust. Also includes (i) options to purchase 464,000 Shares that may be exercised within 60 days of December 2, 2025, and (ii) 216,416 Shares held by Mr. Sartini.

(2)

Includes (i) options to purchase 175,000 Shares that may be exercised within 60 days of December 2, 2025, and (ii) 550,779 Shares held by Mr. Protell. 245,789 Shares held by Mr. Protell have been pledged as collateral for brokerage or margin accounts for Mr. Protell.

(3)

Includes (i) options to purchase 145,000 Shares that may be exercised within 60 days of December 2, 2025, (ii) 154,170 Shares held by Mr. Sartini II, and (iii) 250,000 Shares held by D’Oro Holdings, LLC, in which Mr. Sartini II has a pecuniary interest.

(4)	Includes (i) options to purchase 30,000 Shares that may be exercised within 60 days of December 2, 2025, and (ii) 61,616 Shares held by Mr. Wright as of December 2, 2025.

(5)	Represents 72,740 Shares held by Mr. Lipparelli as of December 2, 2025.
(6)	Represents 45,741 Shares held by Mrs. Dozier as of December 2, 2025.
(7)	Represents 3,630 Shares held by Mr. Chien as of December 2, 2025.
(8)

Represents 39,681 Shares held by Mr. Haas. Since Mr. Haas is no longer providing services to Golden, information related to his current ownership of common stock is not readily determinable. The information related to Mr. Haas’ ownership of common stock set forth in this table is as of March 21, 2025, the last day the applicable individual was employed or engaged by Golden.

(9)

Includes (i) 56,434 Shares held by Mr. Marnell, (ii) 351,611 Shares held by the AM3 2012 Trust, of which Mr. Marnell is the co-trustee, and in such capacity holds sole power to vote and dispose of such shares, and (iii) 13,995 Shares held by the Lyndy Marnell 2003 Trust, of which Mr. Marnell is the spouse of the trustee. Mr. Marnell disclaims beneficial ownership of the shares held by the AM3 2012 Trust and Lyndy Marnell 2003 Trust. All of the Shares held by the AM3 2012 Trust have been pledged as collateral for brokerage or margin accounts for Mr. Marnell. Because Mr. Marnell is no longer providing services to Golden, information related to his current ownership of common stock is not readily determinable. The information related to Mr. Marnell’s ownership of common stock set forth in this table is as of May 13, 2024, the last day the applicable individual was employed or engaged by Golden.

Change in Control and Severance Arrangements with Executive Officers

Golden has entered into employment agreements with each of Golden’s current executive officers other than Ms. Pulliam, that provide certain severance benefits in the event that an executive officer’s employment is involuntarily or constructively terminated. Golden recognizes the challenges executives often face securing new employment following termination. To mitigate these challenges and to secure the focus of the management team on Golden’s affairs, the executive employment agreements provide for severance payments upon an executive officer’s termination of employment without “cause” or a “constructive termination” (each, a “Qualifying Termination”). The employment agreements also contain customary confidentiality, non-solicitation and non-compete provisions.

Blake Sartini Employment Agreement

Under Mr. Sartini’s employment agreement, in the event of a Qualifying Termination, subject to his timely execution of a release of claims, Mr. Sartini will be entitled to receive: (i) a lump-sum payment equal to the Severance Multiplier (defined below) multiplied by the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, (ii) subject to Mr. Sartini’s continued eligibility to receive benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the reimbursement of, or Golden’s direct payment of, the premium expenses for continuation of coverage under Golden’s medical benefit plan under COBRA for Mr. Sartini and his eligible dependents, minus the amount Mr. Sartini would have to pay for such benefits based on the cost-sharing levels in effect on the date of Mr. Sartini’s Qualifying Termination, for the earlier of 18 months following the Qualifying Termination or until Mr. Sartini becomes eligible for equivalent or increased healthcare benefits by means of subsequent employment or self-employment, and (iii) a lump-sum cash payment equal to (a) the number of months by which the product of the Severance Multiplier multiplied by 12 exceeds 18, multiplied by (b) his monthly health insurance premium as of the date of termination. The “Severance Multiplier” in Mr. Sartini’s employment agreement is two, provided that the Severance Multiplier will be three in the event of a Qualifying Termination occurring within 12 months following a “Change in Control” (as defined in the Golden Entertainment, Inc. 2015 Incentive Award Plan).

Charles Protell Employment Agreement

Under Mr. Protell’s employment agreement, in the event of a Qualifying Termination, subject to his timely execution of a release of claims, Mr. Protell will be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by two, (ii) subject to Mr. Protell’s continued eligibility to receive benefits pursuant to COBRA, the reimbursement of, or Golden’s direct payment of, the premium expenses for continuation of coverage under Golden’s medical benefit plan under COBRA for Mr. Protell and his eligible dependents, minus the amount Mr. Protell would have to pay for such benefits based on the cost-sharing levels in effect on the date of Mr. Protell’s Qualifying Termination, for the earlier of 18 months following the Qualifying Termination or until Mr. Protell becomes eligible for equivalent or increased healthcare benefits by means of subsequent employment or self-employment, and (iii) a lump-sum cash payment equal to six times his monthly health insurance premium as of the date of termination.

Blake Sartini II Employment Agreement

Under the terms of Mr. Sartini II’s amended and restated employment agreement, in the event of a Qualifying Termination, subject to his timely execution of a release of claims, Mr. Sartini II will be eligible to receive: (i) a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by two, (ii) subject to Mr. Sartini II’s continued eligibility to receive benefits pursuant to COBRA, the reimbursement of, or Golden’s direct payment of, the premium expenses for continuation of coverage under Golden’s medical benefit plan under COBRA for Mr. Sartini II and his eligible dependents, minus the amount Mr. Sartini II would have to pay for such benefits based on the cost-sharing levels in effect on the date of Mr. Sartini II’s Qualifying Termination, for the earlier of 18 months following the Qualifying Termination or until Mr. Sartini II becomes eligible for equivalent or increased healthcare benefits by means of subsequent employment or self-employment, and (iii) a lump-sum cash payment equal to six times his monthly health insurance premium as of the date of termination.

Treatment of Company Equity Awards

Certain of the individual individuals who served as a non-employee director of Golden since January 1, 2024, Golden’s NEOs and Ms. Pulliam hold outstanding Company Equity Awards. The Company Equity Awards held by such individuals immediately prior to the Equity Award Settlement Date will be treated in the Transactions in the same manner as Company Equity Awards held by employees generally. Effective on the Equity Award Settlement Date, all Company Equity Awards outstanding as of the Equity Award Settlement Date will be treated as follows:

Each Company Option that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested and exercisable as of the Equity Award Settlement Date. Effective on the Equity Award Settlement Date and prior to the F Reorganization Effective Time, each vested Company Option (after giving effect to such acceleration) that is then outstanding will then be exercised and the holder of such Company Option will receive a number of Shares equal to the excess of (i) the number of Shares underlying such Company Option, over (ii) the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the sum of (x) the exercise price of such Company Option and (y) any applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

Each Company RSU Award (and any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested effective as of the Equity Award Settlement Date. Upon vesting, Golden will promptly issue the number of Shares underlying the vested Company RSU Award (and any related dividend equivalents to be settled in Shares), less the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company RSU Award (and any related dividend equivalents to be settled in cash) that is to be settled in cash in accordance with its terms, Golden will pay to the Company RSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company RSU Award on the date the Company RSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans).

Each Company PSU Award (and any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested as of the Equity Award Settlement Date, with any performance metrics with respect to such Company PSU Award deemed met at “target” performance level for any performance period that is not yet complete, as specified in each award agreement with respect to such Company PSU Award, unless a higher achievement level is specified in the applicable award agreement with respect to such Company PSU Award. Upon vesting, Golden will promptly issue the number of Shares underlying the vested Company PSU Award (and any dividend equivalents related thereto to be settled in Shares), less the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company PSU Award (and any related dividend equivalents to be settled in cash) that is to be settled in cash in accordance with its terms, Golden will pay to the Company PSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company PSU Award on the date the Company PSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans).

Each share of Company Restricted Stock converted from a Company RSU Award or Company PSU Award as permitted in accordance with the Master Transaction Agreement (in each case, along with any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested effective as of the Equity Award Settlement Date, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

The following table sets forth, for each of the individuals who served as a non-employee director of Golden since January 1, 2024, Golden’s NEOs and Ms. Pulliam, the aggregate number of Shares subject to outstanding (i) Company Options, (ii) Company RSU Awards and (iii) Company PSU Awards, in each case as of December 2, 2025. As of the date of this proxy statement, there are no shares of Company Restricted Stock outstanding.

	Vested Company Options (#)	Value of Vested Company Options ($)(1)	Unvested Company Options (#)	Value of Unvested Company Options ($)(1)	Company RSU Awards (#)	Value of Company RSU Awards ($)(1)(2)	Company PSU Awards (#)	Value of Company PSU Awards ($)(1)(2)(3)
Non-Employee Directors
Terrence L. Wright	30,000	400,000	—	—	15,429	438,646	—	—
Mark A. Lipparelli	—	—	—	—	15,429	438,646	—	—
Ann D. Dozier	—	—	—	—	5,762	163,814	—	—
Andy H. Chien	—	—	—	—	15,429	438,646	—	—
Anthony A. Marnell III	—	—	—	—	—	—	—	—

Executive Officers:
Blake L. Sartini	464,000	8,116,880	—	—	126,373	3,592,784	103,407	2,939,861
Charles H. Protell	175,000	3,102,250	—	—	75,233	2,138,874	61,118	1,737,585
Blake L. Sartini II	145,000	2,524,150	—	—	41,175	1,170,605	33,866	962,810
Viktoryia Pulliam	—	—	—	—	4,109	116,820	3,255	92,540
Thomas E. Haas	—	—	—	—	6,741	191,647	2,086	59,305
Stephen A. Arcana	—	—	—	—	—	—	—	—

(1)

For purposes of this table, dollar values are calculated based on the closing price per Share on December 2, 2025, and, with respect to Company Options, is reduced by the aggregate exercise price of such Company Option.

(2)

Company RSU Awards and Company PSU Awards, includes accrued dividend equivalent rights through December 2, 2025, which are reflected as additional Company RSU Awards or Company PSU Awards in the table above.

(3)

The number of Shares subject to Company PSU Awards granted on March 14, 2023 is reflected at 69.3% of “target” levels based on the Company’s performance during 2023. The number of Shares subject to Company PSU Awards granted on March 14, 2024 is reflected at 0% based on the results of the Company’s performance being below threshold for 2024. The number of Shares subject to Company PSU Awards granted on March 14, 2025 is reflected assuming “target” performance levels.

Quantification of Potential Payments and Benefits to Golden’s NEOs in Connection with the Transactions

The information set forth in the tables below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Golden’s named executive officers that is based on or otherwise relates to the Transactions and assumes, among other things, that the Equity Award Settlement Date occurs and the Transactions are consummated on December 2, 2025 and that the currently employed NEOs will experience a “Qualifying Termination” (as defined in his employment agreement) immediately following consummation of the Transactions.

This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and such compensation potentially payable as a result of the Transactions to these individuals is subject to a non-binding advisory vote of Golden’s shareholders, as described below in “Proposal 3: The Advisory Compensation Proposal.”

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the consummation of the Transactions. For purposes of calculating such amounts, on a pre-tax basis, we have made the following assumptions:

•

December 2, 2025, which is the latest practicable date prior to the filing of this proxy statement, as the date of the Equity Award Settlement Date and the date of the consummation of the Transactions (which is the assumed Closing Date solely for purposes of the calculations in this section);

•	each NEO experiences a Qualifying Termination on December 2, 2025, based on the terms of his respective employment agreement (as described above in “—Change in Control and Severance Arrangements”);

•	each NEO’s base salary rate and annual target bonus remain unchanged from those in effect as of December 2, 2025;

•

Company Equity Awards are valued based upon the closing price per Share as of December 2, 2025, and there are no additional vesting events, deferrals or forfeitures of Company Equity Awards following such date; and

•	no reductions or other setoffs to payment amounts are implemented on account of Section 280G and 4999 of the Code.

The calculations in the table below do not include amounts that each NEO was already vested in as of December 2, 2025. These amounts also do not reflect compensation actions that may occur after December 2, 2025 but before the Closing Date. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a NEO materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Blake L. Sartini	7,875,000	14,649,525	46,231	22,570,757
Charles H. Protell	3,375,500	6,978,709	59,416	10,413,625
Blake L. Sartini II	2,310,000	4,657,566	59,416	7,026,982
Thomas E. Haas(4)	—	250,925	—	250,952
Stephen A. Arcana(4)	—	—	—	—

(1)

Cash. Represents cash severance that each NEO would be eligible to receive under his employment agreement in the event of a Qualifying Termination on or within 12 months following the consummation of the Transactions (as described above in “—Change in Control and Severance Arrangements”).

The following table quantifies each separate form of compensation included in the aggregate total amount reported in this column. All amounts listed in the below table are considered to be payable pursuant to “double-trigger” arrangements.

Name	Base Salary Severance ($)	Bonus Severance ($)
Blake L. Sartini	3,150,000	4,725,000
Charles D. Protell	1,570,000	1,805,500
Blake L. Sartini II	1,100,000	1,210,000

(2)

Equity. Represents the value of the unvested Company RSU Awards and unvested Company PSU Awards, in each case, held by the NEOs, that would accelerate upon the Equity Award Settlement Date (as described above in “—Treatment of Company Equity Awards”). The number of unvested Company PSU Awards reflected in the table below includes Shares subject to Company PSU Awards granted on March 14, 2023 at 69.3% of “target” levels and Shares subject to Company PSU Awards granted on March 14, 2025 at “target.” In addition, the Company RSU Awards and Company PSU Awards granted on March 14, 2025 include accrued dividend equivalent rights through December 2, 2025, which are reflected as additional Company RSU Awards or Company PSU Awards in the table below.

No NEO currently holds unvested Company Options or Shares of Company Restricted Stock. All values are based on a price per Share of $28.43, which is the closing price per Share on December 2, 2025. All amounts listed in the below table with respect to Company Equity Awards are considered to be payable pursuant to “single-trigger” arrangements pursuant to the Master Transaction Agreement:

Name	Accelerated Company RSU Awards (#)	Value of Accelerated Company RSU Awards ($)	Accelerated Company PSU Awards (#)	Value of Accelerated Company PSU Awards ($)
Blake L. Sartini	126,373	3,592,784	103,407	2,936,861
Charles D. Protell	75,233	2,138,874	61,118	1,737,585
Blake L. Sartini II	41,175	1,170,605	33,866	962,810
Thomas E. Haas	6,741	191,647	2,086	59,305

(3)

Perquisites/Benefits. Represents the value of continued health benefits that each NEO would receive under his employment agreement in the event of a Qualifying Termination. For each NEO, represents the sum of (i) the reimbursement of, or Company’s direct payment of, the difference in the cost of premiums for continued health benefits under COBRA over the cost of such benefits that the NEO would have been required to pay for such benefits based on the cost-sharing levels in effect as of the date of the NEO’s Qualifying Termination, subject to each person’s continued eligibility for benefits under COBRA, for a period of 18 months following the Qualifying Termination, plus (ii) a lump-sum cash payment equal to six months (or, in the case of Mr. Sartini, 18 months) of the applicable NEO’s monthly health insurance premium at the date of the Qualifying Termination. These amounts listed are considered to be payable pursuant to “double-trigger” arrangements.

(4)

Thomas E. Haas, Golden’s Former Senior Vice President and Chief Accounting Officer, and Stephen A. Arcana, Golden’s Former Chief Development Officer, each terminated employment in March 2025. Except with respect to certain payments in respect of unvested Company RSU Awards and Company PSU Awards held by Mr. Haas, neither Mr. Haas nor Mr. Arcana are receiving any compensatory payments in connection with the Transactions. Each of Messrs. Haas and Arcana is included in the table above because they were NEOs included in Golden’s most recent filing under the Exchange Act that required disclosure pursuant to Item 402(a)(3)(ii) of Regulation S-K; however, neither Mr. Haas nor Mr. Arcana remains employed by Golden.

Intent of Golden’s Directors and Executive Officers to Vote in Favor of the Transactions

Golden’s directors and executive officers have informed Golden that, as of the date of this proxy statement, they intend to vote all of the Shares beneficially owned by them in favor of the Transaction Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, although none of Golden’s directors and executive officers (other than Blake L. Sartini) has entered into any agreements obligating him or her to do so. As of the close of business on December 2, 2025 (the latest practicable date prior to the filing of this proxy statement), Golden’s directors and executive officers beneficially owned, in the aggregate, 7,814,725 Shares, collectively representing approximately 29.0% of the Shares then outstanding.

Closing and Effective Time of the Transactions

The Closing will take place at 8:00 a.m., Eastern Time, on the third business day after satisfaction or valid waiver of all of the applicable closing conditions of the Master Transaction Agreement (described in the section of this proxy statement titled “The Master Transaction Agreement—Conditions to Closing the Transactions”), other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of such conditions at the Closing, provided that, for the avoidance of doubt, the OpCo Sale shall be consummated prior to the consummation of the Merger.

Prior to the Closing Date, but no more than five Business Days prior to the Closing Date, Royal Holdings and Royal Corp shall file the certificate of merger with the Secretary of State of the State of Delaware, as provided under the DGCL and DLLCA. The Holdings Merger shall become effective at the time such filing shall have been duly filed, or such later date and time as is agreed upon by the Parties and specified in the applicable certificate of merger (such date and time at which the Holdings Merger becomes effective hereinafter referred to as the “Holdings Merger Effective Time”); provided, that, for the avoidance of doubt, the Holdings Merger Effective Time shall be prior to the consummation of the Property Transfers and F Reorganization Merger.

On the Closing Date, New OpCo and Golden shall cause articles of merger to be executed and filed with the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of the MBCA and the MLLCA, as applicable. The F Reorganization Merger shall become effective at the time such filing shall have been duly filed, or at such later date and time as agreed upon by the Parties and specified in the applicable articles of merger; provided that, for the avoidance of doubt, the F Reorganization Effective Time shall be prior to the consummation of the OpCo Sale.

On the Closing Date, PropCo Merger Sub and Golden shall cause articles of merger (“Articles of Merger”) to be executed and filed with the Secretary of State of the State of Minnesota and a certificate of merger (“Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the MBCA and DLLCA, as applicable. The Merger shall become effective at the Effective Time; provided, that, for the avoidance of doubt, the Effective Time shall be after the consummation of the OpCo Sale and the Distribution.

Accounting Treatment

The Merger will be accounted for as an “asset acquisition,” under GAAP, for accounting and financial reporting purposes. Under the acquisition method of accounting, the assets and liabilities of Golden as of the Effective Time will be recorded at their respective relative fair values and added to those of VICI. Additionally, costs related to the Transactions are capitalized and any differences in the estimated fair value, including capitalized costs, compared to the purchase price, are allocated to the acquired assets at relative fair value.

No Appraisal or Dissenters’ Rights

The holders of the Shares are not entitled to dissenters’ or appraisal rights with respect to the Transactions.

Material U.S. Federal Income Tax Consequences of the F Reorganization, Distribution and Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the F Reorganization, Distribution and Merger to U.S. Holders (as defined below), but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Golden has not sought and does not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position regarding the tax consequences of the Distribution or the Merger contrary to that discussed below. This discussion assumes that the Transactions will be consummated in accordance with the Master Transaction Agreement and as described in this proxy statement.

This discussion is limited to U.S. Holders that hold Company common stock and will hold New HoldCo common stock following the F Reorganization, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding Company common stock or New HoldCo common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or other flow-through entities (and investors therein);

•	tax-exempt organizations or governmental organizations;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Company common stock or New HoldCo common stock being taken into account in an applicable financial statement;

•	persons deemed to sell Company common stock or New HoldCo common stock under the constructive sale provisions of the Code; and

•	persons who hold or receive Company common stock or New HoldCo common stock pursuant to the exercise of any employee stock option or otherwise as compensation.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE F REORGANIZATION, DISTRIBUTION AND MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS) UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Company common stock (or, following the F Reorganization, New HoldCo common stock) that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Company common stock or New HoldCo common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Company common stock or New HoldCo common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Material U.S. Federal Income Tax Consequences of the F Reorganization

Pursuant to the F Reorganization, Golden will form New HoldCo and New OpCo, Golden will merge with and into New OpCo, with new OpCo continuing as the surviving entity, and the equity holders of Golden will receive equity, on a one-for-one basis, in New HoldCo, with New HoldCo owning 100% of the membership interests of New OpCo. Under Section 368(a)(1)(F) of the Code, a reorganization includes “a mere change in identity, form, or place of organization of one corporation, however effected.” Golden intends that the F Reorganization will qualify as such a “reorganization.” Provided the F Reorganization is treated as such a “reorganization,” the U.S. federal income tax consequences of the F Reorganization will generally be as follows:

•	Golden will not recognize any gain or loss as a result of the F Reorganization.

•	A U.S. Holder of Company common stock will not recognize any gain or loss upon receipt of the New HoldCo common stock in exchange for its Company common stock in connection with the F Reorganization.

•

A U.S. Holder will have an aggregate tax basis in the New HoldCo common stock it receives in the F Reorganization equal to the U.S. Holder’s aggregate tax basis in its Company common stock surrendered pursuant to the F Reorganization.

•

The holding period of the New HoldCo common stock received by a U.S. Holder in connection with the F Reorganization will include the holding period of Company common stock surrendered in connection with the F Reorganization.

•

If a U.S. Holder acquired any of its shares of Company common stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. Holder may allocate its tax basis and holding period to the New HoldCo common stock received in the F Reorganization. U.S. Holders that hold multiple blocks of Company common stock should consult their tax advisors regarding the proper allocation of their basis and holding period among the New HoldCo common stock received in the F Reorganization under these Treasury Regulations.

Material U.S. Federal Income Tax Consequences of the Distribution

Golden intends to treat the Distribution as a distribution of property with respect to Company common stock governed by Section 301 of the Code. Because the Distribution will happen concurrently with the rest of the Transactions, however, the U.S. federal income tax consequences of the Distribution are unclear, and no assurance can be provided that the intended tax treatment will be respected.

Assuming the Distribution is treated as a distribution of property with respect to Company common stock governed by Section 301 of the Code, the Distribution generally should be treated first as a taxable dividend to the extent of the U.S. Holder’s pro rata share of Golden’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its Company common stock, and finally as capital gain from the sale or exchange of Company common stock with respect to any remaining value, which gain generally will be taxable as long-term capital gain if the shares have been held for more than one year. Non-corporate U.S. Holders may be subject to tax on long-term capital gains at reduced rates. Dividends received by certain non-corporate U.S. Holders may be taxed at preferential rates applicable to qualified dividend income, provided certain holding period requirements are met. Corporate U.S. Holders that meet certain holding period and other requirements may be eligible for a dividends-received deduction for a portion of the dividend received and should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Alternatively, it is possible that the Distribution could be treated as additional merger consideration for the Merger. See the discussion under the heading “—Material U.S. Federal Income Tax Consequences of the Merger” below.

Holders of Company common stock should consult their tax advisors regarding the tax consequences of the Distribution to them in light of their individual circumstances.

Material U.S. Federal Income Tax Consequences of the Merger

It is a condition to the completion of the Merger that Latham & Watkins LLP render an opinion to Golden, and Hogan Lovells US LLP render an opinion to PropCo Buyer, each to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Golden and PropCo Buyer regarding factual matters (including those contained in the tax representation letters provided by Golden and PropCo Buyer), and covenants undertaken by Golden and PropCo Buyer. If any such assumption or representation is inaccurate in any way, or any such covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinions and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this proxy statement will be amended and recirculated.

On the basis of the opinions described above and provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger will generally be as follows:

•	New HoldCo will not recognize any gain or loss as a result of the Merger.

•

A U.S. Holder will not recognize any gain or loss upon receipt of the PropCo Buyer Shares in exchange for its New HoldCo common stock in connection with the Merger, except with respect to (i) cash received in lieu of any fractional PropCo Buyer Share and (ii) the amount of cash received pursuant to the Distribution if the Distribution is treated as additional merger consideration for the Merger, each as discussed below.

•

A U.S. Holder will have an aggregate tax basis in the PropCo Buyer Shares it receives in the Merger equal to the U.S. Holder’s aggregate tax basis in its New HoldCo common stock surrendered pursuant to the Merger, reduced by the portion of the U.S. Holder’s tax basis in its New HoldCo common stock surrendered in the Merger that is allocable to any fractional PropCo Buyer Share, and, if the Distribution is treated as additional merger consideration for the Merger, further reduced by the amount of the Distribution received by the U.S. Holder and increased by any gain recognized by the U.S. Holder (regardless of whether such gain is classified as capital gain or dividend income, as discussed below, but excluding any gain recognized with respect to any fractional PropCo Buyer Share for which cash is received, as discussed below).

•

The holding period of the PropCo Buyer Shares (including any fractional share deemed received and redeemed for cash, as discussed below) received by a U.S. holder in connection with the Merger will include the holding period of the New HoldCo common stock surrendered in connection with the Merger.

•

If a U.S. Holder acquired any of its shares of New HoldCo common stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. Holder may allocate its tax basis and holding period to the PropCo Buyer Shares received in the Merger. U.S. Holders that hold multiple blocks of New HoldCo common stock should consult their tax advisors regarding the proper allocation of their basis and holding period among the PropCo Buyer Shares received in the Merger under these Treasury Regulations.

•

Cash received by a U.S. Holder in lieu of a fractional PropCo Buyer Share in the Merger generally will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by PropCo Buyer for cash, and such U.S. Holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. Holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period (determined as described above) in respect of such fractional share is greater than one year as of the effective time of the Merger. Non-corporate U.S. Holders may be subject to tax on long-term capital gains at reduced rates. The deductibility of capital losses is subject to limitations.

•

If the Distribution is treated as additional merger consideration received in the Merger, then a U.S. Holder will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount, if any, by which the sum of (A) the amount of the Distribution and (B) the fair market value of the PropCo Buyer Shares received by the U.S. Holder in the Merger exceeds the U.S. Holder’s adjusted tax basis in the shares of New HoldCo common stock exchanged therefor, and (ii) the amount of the Distribution received by the U.S. Holder. Subject to the discussion below regarding potential dividend treatment, any such gain generally will constitute capital gain and will constitute long-term capital gain if such U.S. Holder’s holding period in the shares of New HoldCo common stock surrendered in the Merger is greater than one year as of the effective time of the Merger. Non-corporate U.S. Holders may be subject to tax on long-term capital gains at reduced rates. In some cases, if a U.S. Holder actually or constructively owns PropCo Buyer Shares other than the PropCo Buyer Shares received pursuant to the Merger, any gain recognized by such U.S. Holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. See the discussion under the heading “—Material U.S. Federal Income Tax Consequences of the Distribution” above for a discussion of the consequences of the receipt of a dividend. Such treatment will generally not apply to a shareholder of a publicly held corporation, such as PropCo Buyer, whose relative stock interest is minimal, who exercises no control with respect to corporate affairs and who experiences at least a de minimis reduction in its percentage interest as a result of the deemed redemption of PropCo Buyer Shares for the Distribution. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, U.S. Holders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Certain Reporting Requirements

Under applicable Treasury Regulations, “significant holders” of Company common stock or New HoldCo common stock generally will be required to comply with certain reporting requirements. A U.S. Holder should be viewed as a “significant holder” if, immediately before the F Reorganization or the Merger, as applicable, such holder held 5% or more, by vote or value, of the total outstanding shares of Company common stock or New HoldCo common stock, as applicable, or had a basis in Golden or New HoldCo non-stock securities of at least $1 million. Significant holders generally will be required to file a statement with the U.S. Holder’s U.S. federal income tax return for the taxable year that includes the effective time of the F Reorganization Merger or the effective time of the Merger, as applicable. That statement must set forth the U.S. Holder’s tax basis in, and the fair market value of, the shares of Company common stock surrendered pursuant to the F Reorganization or the shares of New HoldCo common stock surrendered pursuant to the Merger, as applicable (both as determined immediately before the surrender of shares), the date of the F Reorganization or Merger, as applicable, and the name and employer identification number of the parties to the F Reorganization or Merger, as applicable, and the U.S. Holder will be required to retain permanent records of these facts. U.S. Holders of Company common stock and New HoldCo common stock should consult their tax advisors as to whether they may be treated as a “significant holder.”

Backup Withholding

Certain holders of Company common stock or New HoldCo common stock may be subject to backup withholding with respect to the Distribution and any cash received in the Merger. Backup withholding generally will not apply, however, to a holder of shares of Company common stock or New HoldCo common stock that (i) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on IRS Form W-9, and otherwise complies with all the applicable requirements of the backup withholding rules; (ii) provides a properly completed IRS Form W-8BEN or W-8BEN-E; or (iii) is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on Company common stock or New HoldCo common stock or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of such stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on Company common stock or New HoldCo common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Because Golden may not know the extent to which the Distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules Golden may treat the entire Distribution as a dividend.

Holders should consult their tax advisors regarding the potential application of withholding under FATCA to the Distribution and Merger.

Material U.S. Federal Income Tax Considerations Regarding the Ownership and Disposition of Propco Buyer Shares

The U.S. federal income tax rules applicable to holding and disposing of Propco Buyer Shares, and to REITs generally, are highly technical and complex. For discussion of certain U.S. federal income tax considerations regarding the ownership and disposition of Propco Buyer Shares, please refer to “Material U.S. Federal Income Tax Considerations Regarding the Ownership and Disposition of VICI Common Stock” in the VICI Registration Statement.

Regulatory Approvals Required for the Transactions

Under applicable Gaming and Liquor Laws, the Master Transaction Agreement cannot be completed until the Transactions contemplated thereby receives all required approvals under applicable Gaming and Liquor Laws.

Pursuant to the Master Transaction Agreement, the Parties have agreed to use their reasonable best efforts to take all actions that are necessary, proper, or advisable under the Master Transaction Agreement and applicable law, including Gaming and Liquor Laws, to consummate the Transactions as promptly as practicable, including using reasonable best efforts to, among other things, obtain all necessary or advisable approvals from Governmental Entities (including Gaming and Liquor Approvals, applicable federal or state securities Laws, and the Gaming and Liquor Laws). All fees and expenses associated therewith and incurred by the Parties shall be borne solely and entirely by the Party that has incurred the same. Notwithstanding the foregoing, if the Closing occurs, OpCo Buyer shall be solely responsible for and pay all filing fees and other costs incurred by any Party in connection with obtaining Governmental Permits required to be obtained by Golden or OpCo Buyer in connection with the Transactions. Further, Closing is conditioned upon the receipt and continuing effectiveness of all required Governmental Permits related to gaming issued by any Governmental Entity, including a Gaming and Liquor Authority, or under any Gaming and Liquor Laws. Golden has represented that all Governmental Permits held by Golden are valid, subsisting and in full force and effect, except where the failure to have or maintain such Governmental Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

While, subject to certain exceptions, the Parties agree to cooperate with one another in regulatory filings and proceedings, promptly share necessary information, consult on filings and submissions, keep each other apprised of regulatory developments related to the Master Transaction Agreement, and agree not to take or fail to take any action that would materially delay, impede, or prevent obtaining required approvals or consummating the Master Transaction Agreement, and although the Parties expect that all required approvals will be obtained, it cannot be assured that all approvals will be obtained or that the approvals will not involve the imposition of additional conditions.

VICI is not required to file any applications pursuant to applicable Gaming and Liquor Laws as part of the Master Transaction Agreement, but in connection with the issuance of VICI Common Stock pursuant to the Merger, VICI has filed the VICI Registration Statement with the SEC under the Securities Act. The completion of the Transactions is conditioned on the registration statement being declared effective by the SEC and the absence of any stop order suspending the effectiveness of the registration statement or Proceedings for such purpose initiated or threatened by the SEC and not withdrawn.

Financing of the Transactions

OpCo Buyer has obtained a debt financing commitment in an aggregate principal amount of up to $135,000,000, the proceeds of which will be used to consummate the OpCo Sale contemplated by the Master Transaction Agreement (which proceeds will be distributed to the shareholders of Golden as the Distribution) and to pay certain fees and expenses in connection with the Transactions. Banco Santander, S.A., New York Branch, on behalf of itself as the initial lender (the “Debt Financing Source”), committed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, at or prior to the Closing, a senior secured 364-day bridge term loan facility in an amount up to $135,000,000 (the “Debt Financing” or the “Bridge Facility”). New HoldCo will economically assume Golden’s obligation to repay the Target Debt Amount under the Company Credit Agreement and OpCo Buyer has agreed to pay in full any Excess Debt Amount.

The Bridge Facility will accrue interest at a rate per annum equal to (i) the Term SOFR Rate (as defined in a manner that is substantially consistent with the Company Credit Agreement, but in no event less than 0% per annum) plus (ii) the Applicable Margin (as defined in the Debt Commitment Letter). OpCo Buyer may elect interest periods of one, three or six months.

The obligations of the Debt Financing Source to provide the Debt Financing are subject to a number of conditions, including the following:

•

The consummation of the Transactions simultaneously or substantially concurrently with the funding of the Debt Financing on the terms described in the Master Transaction Agreement, without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the Debt Financing Source and the banks, financial institutions and other institutional lenders to which the Debt Financing Source has syndicated all or a portion of its commitments (together with the Debt Financing Source, the “Lenders”) unless it is approved by the Debt Financing Source;

•	The execution of definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”);

•	The execution of guarantees and security documents (as applicable) by Opco Buyer, Argento Intermediate II, LLC and all direct and indirect subsidiaries of OpCo Buyer;

•

OpCo Buyer shall have engaged one or more investment banks reasonably satisfactory to the Debt Financing Source to publicly sell or privately place all or a portion of the Permanent Financing (as defined in the Debt Commitment Letter) for purposes of refinancing the Bridge Facility;

•	The accuracy of certain representations and warranties in the Master Transaction Agreement and certain representations and warranties in the Bridge Facility Documentation;

•	No Material Adverse Effect shall have occurred and be continuing; and

•	The Refinancing (as defined below) will have been consummated before, or will be consummated substantially concurrently with, the initial borrowings under the Bridge Facility.

Under the Master Transaction Agreement, OpCo Buyer is required to consummate the Debt Financing or cause the Debt Financing to be consummated at or prior to the Closing.

Fees and Expenses

Except as described under the section of this proxy statement titled “The Master Transaction Agreement—Termination Fees,” if the Transactions are not completed, all fees and expenses incurred in connection with the Transactions will be borne by the party incurring those fees and expenses, and in the case of the Independent Committee, all fees and expenses will be borne by Golden. If the Transactions are completed, all costs and expenses incurred by VICI or PropCo Merger Sub in connection with the Transactions, to the extent not paid at or prior to Closing, will be borne by VICI or the Surviving Company. If the Transactions are completed, all costs and expenses incurred by Golden or OpCo Buyer in connection with the Transactions, to the extent not paid at or prior to Closing, will be borne by OpCo Buyer. In addition, if the Transactions are consummated, OpCo Buyer shall be responsible for and pay (a) all filing fees and other costs incurred by any party in connection with obtaining Governmental Permits required to be obtained by Golden or OpCo Buyer in connection with the Transactions and (b) all premiums, costs, expenses, fees or Taxes payable in connection with the D&O Insurance. Total fees and expenses incurred or to be incurred by Golden (including the Independent Committee) are estimated at this time to be as follows:

Description	Amount ($)
Financial and accounting advisory fees	$
Legal and other professional fees	$
SEC filing fees	$
Printing, proxy solicitation, EDGAR filing and mailing expenses	$
Miscellaneous	$
Total	$

It is also expected that OpCo Buyer will incur approximately $14 million of financing costs, legal fees, and other advisory fees.

RISK FACTORS

You should read and consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” before deciding how to vote with respect to the Transaction Proposal, the Advisory Compensation Proposal and the Adjournment Proposal to be considered and voted on at the special meeting. In addition, you should read and carefully consider the risks associated with PropCo Buyer and its business, which can be found in the section of this proxy statement titled “Risk Factors—Risks Relating to PropCo Buyer’s Business” and in the section of the VICI Registration Statement titled “Risk Factors”, and Golden and its business, which can be found in the section of this proxy statement titled “Risk Factors—Risks Relating to Golden’s Business and Operations” and in Golden’s Annual Report on Form 10-K for the year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement. If the Transactions are not consummated, Golden’s shareholders will continue to be subject to all the risks inherent in the business of Golden. If the Transactions are consummated, such that Golden’s shareholders receive PropCo Buyer Shares in exchange for their shares in Golden, Golden’s shareholders will be subject to (i) all the risks inherent in the business of PropCo Buyer and the ownership of an interest in the PropCo Buyer Shares following the Merger and (ii) indirectly, the risks inherent in the business of Golden by virtue of the continuing landlord-tenant relationship between VICI and OpCo Buyer. Shareholders of Golden will be subject to all risks inherent in the business of both Golden and PropCo Buyer and the ownership of an interest in the PropCo Buyer Shares following the Merger. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated into this proxy statement by reference could have a material adverse effect on Golden’s or PropCo Buyer’s businesses, financial condition, cash flows and results of operations. For additional information, see the section of this proxy statement titled “Where You Can Find Additional Information.”

Risks Relating to the Transactions

The Transactions are subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Transactions, or significant delays in completing the Transactions, could have an adverse effect on Golden and could result in Golden being required to pay certain termination fees.

The completion of the Transactions is not assured and is subject to certain risks, some of which are beyond the parties’ control, including the risk that certain conditions of the Master Transaction Agreement are not satisfied or waived, which may prevent or delay the completion of Transactions. The parties cannot predict with certainty whether any of the conditions of the Master Transaction Agreement will be satisfied in a timely manner or at all. These conditions include (i) obtaining shareholder approval of the Master Transaction Agreement; (ii) the receipt of certain requisite waivers, consents, clearances, approvals and authorizations under the applicable Gaming and Liquor Laws (including the Gaming and Liquor Approvals); (iii) the completion of the Pre-Closing Restructuring, including the execution and delivery of all documents, certificates or other instruments required to effectuate the Pre-Closing Restructuring; (iv) the consummation of the OpCo Sale and Merger not being restrained, enjoined or otherwise prohibited by any Order of any Governmental Entity of competent jurisdiction or made illegal by the enactment, entrance, promulgation or enforcement of a Law by any Governmental Entity; (v) the approval for listing on the NYSE the PropCo Buyer Shares in connection with the Merger, subject to official notice of issuance; and (vi) the effectiveness of the Registration Statement under the Securities Act, that no stop order suspending the effectiveness of the Registration Statement was issued, and that no related Proceedings had been initiated or threatened by the SEC and not withdrawn. For more information, see the sections of this proxy statement titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions” and “Special Factors—Regulatory Approvals Required for the Transactions” and “The Master Transaction Agreement—Conditions to Closing the Transactions.” In addition, any of Golden, OpCo Buyer and PropCo Buyer may terminate the Master Transaction Agreement if any of the conditions are not satisfied or waived and the Closing has not occurred by November 5, 2026, which deadline may be extended to February 5, 2027 in certain circumstances, except that this right to terminate the Master Transaction Agreement will not be available to any party if the failure of such party to perform any of its obligations under the Master Transaction Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to such time. The failure to satisfy all required conditions could delay the completion of the Transactions for a significant period of time or prevent them from occurring. Accordingly, there can be no assurance that the Transactions will be completed on the terms or timeline currently contemplated, or at all.

In the event that the Parties determine to waive any of the conditions to the Closing, such decision may have an adverse effect on Golden, OpCo Buyer or PropCo Buyer and their respective shareholders. For example, if PropCo Buyer waives the condition that there has not been a Material Adverse Effect with respect to Golden that has occurred and is continuing, the value of the consideration received by Golden’s shareholders with respect to the PropCo Buyer Shares could be materially diminished.

If the Transaction Proposal is not approved by the requisite vote of the shareholders of Golden, or if the Transactions are not completed for any other reason, the shareholders of Golden will not receive any payment for their Shares in connection with the Transactions. Instead, Golden will remain an independent public company and the Shares will continue to be listed on the NASDAQ under the symbol “GDEN”. In addition, the failure of the Transactions to be completed for any reason could have an adverse effect on Golden and subject Golden to a number of risks, including the following:

•

the price of Shares may decline significantly, including to the extent that the current price of the Shares reflects a market assumption that the Transactions will be completed. If that were to occur, it is uncertain when, if ever, the price of the Shares would return to the price at which the Shares are trading as of the date of this proxy statement;

•

if the Master Transaction Agreement is terminated under certain circumstances specified in the Master Transaction Agreement, Golden may be required to pay OpCo Buyer and PropCo Buyer a termination fee of up to $37,000,000 in cash;

•

if the Master Transaction Agreement is terminated under certain circumstances specified in the Master Transaction Agreement, Golden may be required to pay and reimburse OpCo Buyer and PropCo Buyer for certain expenses of up to $10,000,000 in the aggregate;

•

the failure to complete the Transactions may result in negative publicity or a negative impression of Golden in the investment community which may impair Golden’s ability to obtain financing on acceptable terms to continue pursuing its business strategy and may affect Golden’s relationships with employees, customers, suppliers and other business partners;

•

Golden will still be required to bear the costs relating to the Transactions incurred prior to the date the Transactions were abandoned, such as legal, accounting, financial advisory and regulatory filing and printing fees;

•	litigation related to any failure to complete the Transactions may be commenced against Golden or its directors or officers; and

•

the time and resources committed by Golden’s management to matters relating to the Transactions and the other matters contemplated by the Master Transaction Agreement could otherwise have been devoted to pursuing other opportunities.

Golden, OpCo Buyer or PropCo Buyer may waive one or more of the conditions to the Transactions without re-soliciting shareholder approval.

If permitted by applicable law, Golden may waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions. Golden may also determine not to terminate the Master Transaction

Agreement at a time when Golden is entitled to do so. Any determination whether to waive any condition to the Transactions, whether to re-solicit shareholder approval as a result of a waiver and whether to terminate the Master Transaction Agreement will be made by the Independent Committee at the time of such potential waiver or termination based on the facts and circumstances as they exist at that time. For more information, see the section of this proxy statement titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions.”

The Master Transaction Agreement contains provisions that could discourage a potential competing acquirer of Golden or could result in any competing proposal being at a lower price than it might otherwise be.

The Master Transaction Agreement contains provisions that, subject to certain exceptions, make it more difficult for Golden to sell its business to a party other than OpCo Buyer and PropCo Buyer, including, after 11:59 p.m. PT on December 5, 2025, by restricting Golden’s ability to, among other things, (i) initiate, solicit or knowingly encourage or knowingly facilitate or assist any Acquisition Proposal or Inquiry, (ii) enter into, engage, continue or otherwise participate in any discussions, Inquiry or negotiations with respect thereto (other than informing any Third Party of the existence of the “go-shop” / “no-shop” provisions in the Master Transaction Agreement) or furnish to any third party any non-public information or knowingly grant any Third Party access to its properties, assets, books, contracts, personnel or records in connection with or in response to, or knowingly facilitate in any way any effort by any third party in furtherance of any Acquisition Proposal or Inquiry, (iii) approve, recommend or endorse (or publicly propose or announce any intention or desire to approve, recommend or endorse) an Acquisition Proposal, (iv) terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement in which Golden or its Subsidiaries is a party relating to an Acquisition Proposal, (v) except for an Acceptable Confidentiality Agreement, approve, authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (whether written or oral) that provides for an Acquisition Proposal or requires Golden to abandon, terminate or fail to consummate the Transactions or (vi) resolve or agree to do any of the foregoing. In addition, Golden generally has the opportunity to offer to modify the terms of the Master Transaction Agreement in response to any Superior Proposal. Upon termination of the Master Transaction Agreement under certain circumstances relating to a competing acquisition proposal, Golden may be required to pay to OpCo Buyer and PropCo Buyer an aggregate termination fee of up to $37,000,000 if such termination occurs after the No-Shop Period Start Date. For more information, see the sections of this proxy statement titled “The Master Transaction Agreement—Termination of the Master Transaction Agreement”, “—Termination Fees” and “—The “No-Shop” Period—No Solicitation of Other Offers.”

Moreover, in connection with entering into the Master Transaction Agreement, on November 6, 2025, Golden entered into a Voting Agreement with the Sartini Shareholders, pursuant to which each Sartini Shareholder has agreed to (as long as the Voting Agreement is not validly terminated), among other things, vote (a) in favor of (i) the approval of the Master Transaction Agreement and the Transactions and (ii) any similar proposal required to be approved in order for the Transactions to be consummated and (b) against (i) any Acquisition Proposal and (ii) any other agreement, transaction or other matter that would reasonably be expected to impede, interfere with or materially and adversely affect the consummation of the Merger and/or the Transactions. For more information, see the section of this proxy statement titled “The Voting Agreement.”

Furthermore, in connection with entering into the Master Transaction Agreement, on November 6, 2025, VICI, Mr. Sartini and OpCo Buyer entered into the Exclusivity Agreement, pursuant to which VICI, OpCo Buyer and Mr. Sartini have agreed not to pursue certain prohibited transactions relating to Golden’s business and assets starting on the Effective Time and ending upon the date that is one year after the termination of the Master Transaction Agreement, subject to certain exceptions. For more information, see the section of this proxy statement titled “Exclusivity Agreement”.

These provisions and agreements could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Golden from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share value or implied premium to the shareholders of Golden than the value proposed to be received or expected to be realized in the Transactions, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Master Transaction Agreement.

The announcement and pendency of the Transactions could adversely affect Golden’s business, financial condition, cash flows and results of operations.

The announcement and pendency of the Transactions could cause disruptions in and create uncertainty surrounding Golden’s business, including affecting Golden’s relationships with existing and future customers, suppliers and employees, which could have an adverse effect on Golden’s business, financial condition, cash flows and results of operations, regardless of whether the Transactions are completed. The uncertainties may also impair Golden’s ability to attract, retain and motivate key personnel until the Transactions are completed and for a period of time thereafter. In addition, Golden has expended, and continues to expend, significant management resources in an effort to complete the Transactions, which are being diverted from Golden’s day-to-day operations.

While the Master Transaction Agreement is in effect, Golden’s and its Subsidiaries’ businesses are subject to restrictions on their business activities.

Under the terms of the Master Transaction Agreement, Golden and its Subsidiaries are subject to certain restrictions on the conduct of their respective businesses prior to the completion of the Transactions or termination of the Master Transaction Agreement and generally must operate their respective businesses in the ordinary course of business in all material respects prior to completing the Transactions (unless Golden obtains OpCo Buyer’s and PropCo Buyer’s prior written approval). These restrictions may prevent Golden from pursuing otherwise attractive business opportunities, making certain investments or acquisitions, selling assets, engaging in capital expenditures in excess of certain agreed limits, incurring indebtedness or making changes to Golden’s business prior to the completion of the Transactions or termination of the Master Transaction Agreement. These restrictions could have an adverse effect on Golden’s business, results of operations, financial condition or share price. For more information, see the sections of this proxy statement titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions” and “The Master Transaction Agreement—Conduct of Business Pending the Transactions.”

Golden has incurred, and will incur additional, substantial transaction fees and costs in connection with the Transactions.

Golden has incurred and expects to incur additional significant legal, advisory and financial services fees and other expenses in connection with the process of negotiating and evaluating the terms of the Transactions and working to complete the Transactions, including costs relating to obtaining required approvals. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Golden and New OpCo before and after completion of the Transactions.

Such costs may be significant and could have an adverse effect on Golden’s business, results of operations, cash flows and financial condition and many of the costs that will be incurred, by their nature, are difficult to estimate accurately. Pursuant to the Master Transaction Agreement, except for the reimbursement obligations whereby the parties agreed to reimburse certain of the other parties if the Master Transaction Agreement is terminated for certain specified circumstances (as further described in the section of this proxy statement titled “The Master Transaction Agreement—Reimbursement Obligations”), all fees and expenses incurred in connection with the Transactions will be borne by the respective party incurring such fees and expenses regardless of whether the Transactions are consummated.

Directors and executive officers of Golden have interests in the Transactions that may differ from the interests of holders of the Shares generally, including, if the Transactions are completed, the receipt of financial and other benefits.

In considering the recommendations of the Board, be aware that Golden directors and executive officers have interests in the Transactions that are different from, or in addition to, those of holders of Shares generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the Master Transaction Agreement, potential severance benefits and other payments, and rights to ongoing indemnification and insurance coverage. Moreover, OpCo Buyer is majority-owned and controlled by Blake Sartini, the Chairman and Chief Executive Officer of Golden. As of the close of business on December 2, 2025 (the latest practicable date prior to the filing of this proxy statement), Mr. Sartini and his affiliates beneficially own, in the aggregate, 6,874,374 Shares, or 25.7% of the Shares outstanding as calculated in accordance with SEC Rule 13D-3. Accordingly, such directors and executive officers will or may benefit from the Transactions in a manner that differs from the interests of the shareholders of Golden. These interests are described in more detail in the section titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions” and “Special Factors—Interests of Golden’s Directors and Executive Officers in the Transactions.”

Golden may be the target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Transactions from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into transaction agreements, often in an effort to enjoin the relevant transaction or seek monetary relief. Golden may in the future be a defendant in one or more lawsuits relating to or arising out of the Master Transaction Agreement and the Transactions. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Golden cannot predict the outcome of these lawsuits, or others, nor can it predict the amount of time and expense that will be required to resolve such litigation. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, that injunction may delay or prevent the Transactions from being completed.

For more information regarding potential securities class action and derivative lawsuits see the section of this proxy statement titled “Special Factors—Recommendations of the Independent Committee; Golden’s Reasons for the Transactions.”

There can be no assurance that OpCo Buyer will be able to secure the Bridge Facility, which is short term in nature, is subject to certain conditions and presents certain risks.

OpCo Buyer intends to finance a portion of the aggregate cash consideration payable in connection with the OpCo Sale with debt financing. To this end, OpCo Buyer entered into the Debt Commitment Letter pursuant to which the Debt Financing Source committed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, at or prior to the Closing, 100% of the initial principal amount under the Bridge Facility.

The obligation of the Debt Financing Source to provide the debt financing under the Debt Commitment Letter is subject to a number of conditions, including the following:

•

The consummation of the Transactions simultaneously or substantially concurrently with the funding of the Debt Financing on the terms described in the Master Transaction Agreement, without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the Lenders unless it is approved by the Debt Financing Source;

•	The execution of the Bridge Facility Documentation;

•	The execution of guarantees and security documents (as applicable) by Opco Buyer, Argento Intermediate II, LLC and all direct and indirect subsidiaries of OpCo Buyer;

•

OpCo Buyer shall have engaged one or more investment banks reasonably satisfactory to the Debt Financing Source to publicly sell or privately place all or a portion of the Permanent Financing (as defined in the Debt Commitment Letter) for purposes of refinancing the Bridge Facility;

•	The accuracy of certain representations and warranties in the Master Transaction Agreement and certain representations and warranties in the Bridge Facility Documentation;

•	No Material Adverse Effect shall have occurred and be continuing; and

•	The Refinancing shall have been consummated or, substantially concurrently with the initial borrowings under the Bridge Facility, shall be consummated.

Whether these conditions are satisfied is subject to certain risks, some of which are beyond the parties’ control. There is a risk that these conditions will not be satisfied in a timely manner or at all, and the debt financing contemplated by the Debt Commitment Letter may not be available when required, if at all. Moreover, the Debt Financing Source will have no obligation to provide the debt financing if the Transactions do not occur prior to (i) November 12, 2026 or (ii) to the extent the Outside Date in the Master Transaction Agreement is extended, February 12, 2027.

In the event that the debt financing contemplated by the Debt Commitment Letter is not available, there is a risk that other financing may not be available on acceptable terms, in a timely manner or at all. Although OpCo Buyer’s obligation to consummate the Transactions is not conditioned upon the debt financing, if OpCo Buyer is unable to obtain the debt financing, Golden will not have the right to specifically enforce OpCo Buyer’s obligations under the Master Transaction Agreement to consummate the Transactions and, accordingly, the Transactions may be delayed or not completed at all.

Golden’s financial projections reflect numerous variables, estimates and assumptions and are inherently uncertain and may prove to be wrong, which may cause the actual results for Golden’s business after the Transactions to be materially different than the results reflected in the financial projections.

As further described in the section of this proxy statement titled “Unaudited Prospective Financial Information” in connection with the Independent Committee’s evaluation of the Transactions, internal financial projections for Golden were prepared by Golden’s management, and approval by the Independent Committee for use by Golden’s financial advisor, Macquarie, in connection with the rendering of its opinion and performing its related financial analyses, as described under the section of this proxy statement titled “Special Factors—Opinion of the Independent Committee’s Financial Advisor,” and made available to certain interested parties in connection with their due diligence review of Golden. Although presented with numerical specificity, these financial projections reflect numerous variables, estimates, and assumptions made by Golden’s management at the time the initial financial projections were prepared by Golden. If any of these variables, estimates and assumptions prove to be wrong, the actual results for Golden’s business following the Transactions may differ materially from the results reflected in the financial projections. If the assumptions reflected in the estimates prove untrue, the actual results of Golden’s business will differ materially from the results reflected in the financial projections. The financial projections also do not reflect general business, economic, market and financial conditions and any changes in any of these conditions over the period of the projections could result in the actual results differing materially from the results reflected in the financial projections.

The Transactions are subject to the receipt of certain requisite waivers, consents, clearances, approvals and authorizations under the applicable Gaming and Liquor Laws (including the Gaming and Liquor Approvals).

Before the Transactions may be completed, certain approvals or clearances required in connection with the Transactions must have been obtained, in each case, under the Gaming and Liquor Laws (including the Gaming and Liquor Approvals). In addition, the Transactions may be reviewed under such laws. If these certain approvals or clearances have not been received, Golden, OpCo Buyer and PropCo Buyer may not be able to complete the Transactions.

Pursuant to the Master Transaction Agreement, subject to certain exceptions, the Parties have agreed to use their reasonable best efforts to take all actions that are necessary, proper, or advisable under the Master Transaction Agreement and applicable law, including Gaming and Liquor Laws, to consummate the Transactions as promptly as practicable, including using reasonable best efforts to, among other things, obtain all necessary or advisable approvals from Governmental Entities (including Gaming and Liquor Approvals, applicable federal or state securities Laws, and the Gaming and Liquor Laws). Further, Closing is conditioned upon the receipt and continuing effectiveness of all required Governmental Permits related to gaming issued by any Governmental Entity, including a Gaming and Liquor Authority, or under any Gaming and Liquor Laws. Golden has represented that all Governmental Permits held by Golden are valid, subsisting and in full force and effect, except where the failure to have or maintain such Governmental Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. While, subject to certain exceptions, the Parties agree to cooperate with one another in regulatory filings and proceedings, promptly share necessary information, consult on filings and submissions, keep each other apprised of regulatory developments related to the Master Transaction Agreement, and agree not to take or fail to take any action that would materially delay, impede, or prevent obtaining required approvals or consummating the Master Transaction Agreement, and although the Parties expect that all required approvals will be obtained, it cannot be assured that all approvals will be obtained or that the approvals will not involve the imposition of additional conditions, and that such will not result in the delay or abandonment of the Transactions. For more information regarding the regulatory process, see section of this proxy statement titled “Special Factors—Regulatory Approvals Required for the Transaction.”

Because the market prices of PropCo Buyer common stock and Company common stock will fluctuate prior to the consummation of the Merger, Golden common shareholders cannot be sure of the market value of shares of PropCo Buyer common stock that they will receive in the Merger or the difference between the market value of shares of PropCo Buyer common stock that they will receive in the Merger and the market value of Shares immediately prior to the Merger.

At the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive that number of shares of PropCo Buyer common stock equal to the Exchange Ratio (0.902). The Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Master Transaction Agreement), which means that it will not change between the date on which the Master Transaction Agreement was signed and the Effective Time, regardless of whether the market price of either PropCo Buyer common stock or Company common stock changes. Therefore, the value of the Merger Consideration will depend on the market price of PropCo Buyer common stock at the Effective Time. The respective market prices of both PropCo Buyer common stock and Company common stock have fluctuated since the date on which the Master Transaction Agreement was signed and will continue to fluctuate. The market price of PropCo Buyer common stock, when received by Company common shareholders after the Merger is completed, could be greater than, less than or the same as the market price of PropCo Buyer common stock at the time of the Special Meeting. For that reason, the market price of PropCo Buyer common stock on the date of the Special Meeting may not be indicative of the value of the shares of PropCo Buyer common stock that Company common shareholders will receive upon completion of the Merger, and at the time of the Special Meeting, neither PropCo Buyer shareholders nor Company shareholders will know, or be able to determine, the value of the shares of PropCo Buyer common stock to be issued to Company common shareholders in connection with the Merger. In addition, because the market prices of PropCo Buyer common stock and Company common stock will fluctuate prior to the consummation of the Merger, Company common shareholders will not know, or be able to determine, the market value of shares of PropCo Buyer common stock that they will receive in the Merger as compared to the market value of Company common stock immediately prior to the Merger.

The market prices of PropCo Buyer common stock and Company common stock are subject to general price fluctuations in the market for publicly traded equity securities, along with fluctuations due to company-specific factors, and each company has experienced volatility in the past, and may experience volatility in the future.

Neither PropCo Buyer nor Golden is permitted to terminate the Master Transaction Agreement or re-solicit the vote of PropCo Buyer shareholders or Company shareholders, as applicable, solely because of changes in the market prices of either company’s common stock. Stock price changes may result from a variety of factors, including:

•	general market and economic conditions and changes in factors specific to each company’s business, operations and prospects, and regulatory considerations of PropCo Buyer and Golden;

•	market assessments of the benefits of the Transactions and the likelihood that the Transactions will be completed;

•	general and industry-specific market and economic conditions; and

•	other factors beyond PropCo Buyer’s and Golden’s control, including those described elsewhere in, or incorporated by reference into, this “Risk Factors” section.

If the F Reorganization or Merger does not qualify as a reorganization, there may be adverse tax consequences.

Golden and PropCo Buyer intend that the F Reorganization and Merger will each qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of Golden and PropCo Buyer of an opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, such opinions are not binding on the IRS. If the F Reorganization were to fail to qualify as a reorganization, then each Golden shareholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of New HoldCo common stock received by such Golden shareholder in the F Reorganization; and (ii) such Golden shareholder’s adjusted tax basis in its Company common stock. In addition, if the Merger were to fail to qualify as a reorganization, then each New HoldCo stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the PropCo Buyer Shares and cash in lieu of any fractional PropCo Buyer Share received by the New HoldCo stockholder in the Merger (together with the amount of the Distribution received by such stockholder, if the Distribution is treated as additional merger consideration for the Merger); and (ii) the New HoldCo stockholder’s adjusted tax basis in its New HoldCo common stock. In addition, failure of the Merger to qualify as a reorganization may damage PropCo Buyer’s reputation and have other adverse impacts on PropCo Buyer.

Golden’s shareholders will have a substantially smaller ownership and voting interest in PropCo Buyer upon completion of the Transactions, compared to their respective ownership and voting interest in Golden prior to the Transactions.

Upon completion of the Merger, each Company shareholder will become a PropCo Buyer shareholder with a percentage ownership of PropCo Buyer that is substantially smaller than Golden shareholder’s current percentage ownership of Golden. Upon completion of the Transactions, based on the number of shares of Company common stock and shares of PropCo Buyer common stock outstanding on December 2, 2025, the latest practicable date prior to the filing of this proxy statement, Golden estimates that continuing PropCo Buyer common stock stockholders will own approximately 97.71% of the issued and outstanding PropCo Buyer common stock, and former Company shareholders will own approximately 2.29% of the issued and outstanding PropCo Buyer common stock. Accordingly, the former Company shareholders, who after the Transactions continue to hold VICI Common Stock, will exercise significantly less influence over PropCo Buyer after the Transactions relative to their influence over Golden prior to the Transactions, and thus will have a less significant impact on the approval or rejection of future PropCo Buyer proposals submitted to a shareholder vote.

Risks Relating to Golden’s Business and Operations

Golden’s business may be adversely affected by economic conditions, acts of terrorism, natural disasters, severe weather, contagious diseases and other factors affecting discretionary consumer spending, any of which could have a material adverse effect on Golden’s business.

The demand for gaming, entertainment and leisure activities is highly sensitive to downturns in the economy and the corresponding impact on discretionary consumer spending. Any actual or perceived deterioration or weakness in general, regional or local economic conditions, unemployment levels, the job or housing markets, consumer debt levels or consumer confidence, as well as any increase in gasoline prices, tax rates, interest rates, inflation rates or other adverse economic or market conditions, may lead to Golden’s customers having less discretionary income to spend on gaming, entertainment and discretionary travel, any of which may have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Acts of terrorism, natural disasters, severe weather conditions and actual or perceived outbreaks of public health threats and pandemics, could also significantly affect demand for gaming, entertainment and leisure activities and discretionary travel, any of which could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Furthermore, Golden’s properties are subject to the risk that operations could be halted for a temporary or extended period of time, as a result of casualty, forces of nature, adverse weather conditions, flooding, mechanical failure, or extended or extraordinary maintenance, among other causes. If there is a prolonged disruption at any of Golden’s casino properties due to natural disasters, terrorist attacks or other catastrophic events, Golden’s business, financial condition, results of operations and prospects could be materially adversely affected. Additionally, if extreme weather adversely impacts general economic or other conditions in the areas in which Golden’s properties are located or from which it draws its patrons or prevents patrons from easily coming to Golden’s properties, our business, financial condition, results of operations and prospects could be materially adversely affected.

Golden faces substantial competition in its business segments and may lose market share.

The casino, hotel and hospitality industry is highly competitive. Golden’s casino properties compete with numerous casinos and casino hotels of varying quality and size in its markets. Golden also competes with other non-gaming resorts and vacation destinations, and other entertainment businesses. The casino entertainment business is characterized by competitors that vary considerably in their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. Many of Golden’s regional and national competitors have greater brand recognition and significantly greater resources than it has.

If Golden’s competitors operate more successfully than Golden does, if they attract customers away from Golden as a result of aggressive pricing and promotion, if they are more successful than Golden in attracting and retaining employees, if their properties are enhanced or expanded, if they operate in jurisdictions that give them operating advantages due to differences or changes in gaming regulations or taxes, or if additional hotels and casinos are established in and around Golden’s markets, it may lose market share or the ability to attract or retain employees. Furthermore, several states are currently considering legalizing casino gaming in designated areas, and Native American tribes may develop or expand gaming properties in markets located more closely to Golden’s customer base (particularly Native American casinos located in California and Arizona). The expansion of casino gaming in or near any geographic area from which Golden attracts or expects to attract a significant number of its customers, including legalized casino gaming in neighboring states and on Native American land, could have a significant adverse effect on Golden’s business, financial condition, results of operations, and prospects.

With respect to Golden’s branded taverns, Golden faces competition from other operators of casinos, hotels, taverns and other entertainment venues.

In addition, Golden faces ever-increasing competition from online gaming, including mobile gaming applications for smartphones and tablet computers, state-sponsored lotteries, card clubs, sportsbook facilities, fantasy sports websites and other forms of legalized gaming. Various forms of internet gaming have been approved in Nevada, and legislation permitting internet gaming has been proposed by the federal government and other states. The expansion of internet gaming in Nevada and other jurisdictions could result in significant additional competition for Golden’s operations.

The casino, hotel and hospitality industry is capital intensive and Golden may not be able to finance development, expansion and renovation projects, which could put it at a competitive disadvantage.

Golden’s casino and branded tavern properties have an ongoing need for renovations and other capital improvements to remain competitive, including room refurbishments, amenity upgrades and, from time to time, replacement of furniture, fixtures and equipment. Golden may also need to make capital expenditures to comply with applicable laws and regulations. Construction projects entail significant risks, which can substantially increase costs or delay the completion of a project. Such risks include shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference and unanticipated cost increases. Most of these factors are beyond Golden’s control. In addition, difficulties or delays in obtaining any of the requisite licenses, permits or authorizations from regulatory authorities can increase the cost or delay the completion of an expansion or development. Significant budget overruns or delays with respect to expansion and development projects could materially adversely affect Golden’s results of operations.

Renovations and other capital improvements of casino properties in particular require significant capital expenditures. For example, between January 2019 and September 30, 2025, Golden has invested $189 million in strategic renovations of The STRAT Hotel. Any such renovations and capital improvements usually generate little or no cash flow until the projects are completed. Golden may not be able to fund such projects solely from cash provided by operating activities. Consequently, Golden may have to rely upon the availability of debt or equity capital to fund renovations and capital improvements, and Golden’s ability to carry them out will be limited if we cannot obtain satisfactory debt or equity financing, which will depend on, among other things, market conditions. Golden cannot assure you that it will be able to obtain additional equity or debt financing on favorable terms or at all. Golden’s failure to renovate and maintain Golden’s casino and branded tavern properties from time to time may put it at a competitive disadvantage to casinos or taverns offering more modern and better maintained facilities, which could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Changes to gaming tax laws could increase Golden’s cost of doing business and have a material adverse effect on its financial condition.

The gaming industry represents a significant source of tax revenue, particularly to the State of Nevada and its counties and municipalities. Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various federal, state and local legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of state and local governments with significant current or projected budget deficits could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes and/or property taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Golden’s business is subject to extensive gaming regulation, which is costly to comply with, and gaming authorities have significant control over operations.

Golden is subject to a variety of gaming regulations in the jurisdictions in which it operates, including the extensive gaming laws and regulations of the State of Nevada. Compliance with these regulations is costly and time-consuming. Regulatory authorities at the federal, state and local levels have broad powers with respect to the regulation and licensing of casino and gaming operations and may revoke, suspend, condition or limit Golden’s gaming or other licenses, impose substantial fines on Golden and take other actions, any one of which could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects. Golden cannot assure that it will be able to obtain and maintain the gaming licenses and related approvals necessary to conduct Golden’s gaming operations. Any failure to maintain or renew Golden’s existing licenses, registrations, permits or approvals could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Golden’s directors, officers and key employees are also subject to a variety of regulatory requirements and must be approved by certain gaming authorities. If any gaming authority with jurisdiction over Golden’s business were to find an officer, director or key employee of Golden’s unsuitable for licensing or unsuitable to continue having a relationship with us, Golden would be required to sever its relationship with that person. Furthermore, such gaming authorities may require Golden to terminate the employment of any person who refuses to file appropriate applications. Either result could have a material adverse effect on Golden’s business, operations and prospects.

Applicable gaming laws and regulations also restrict Golden’s ability to issue securities, incur debt and undertake other financing activities. Such transactions would generally require the approval of gaming authorities, and Golden’s financing counterparties, including lenders, might be subject to various licensing and related approval procedures in the various jurisdictions in which Golden operates gaming facilities. Further, Golden’s gaming regulators can require it to disassociate itself from suppliers or business partners found unsuitable by the regulators. If any gaming authorities were to find any person unsuitable with regard to his, her or its relationship to Golden or any of Golden’s subsidiaries, Golden would be required to sever its relationship with that person, which could have a material adverse effect on Golden’s business, operations and prospects.

If additional gaming regulations are adopted in a jurisdiction in which Golden operates, such regulations could impose restrictions on it that would prevent Golden from operating its business as it is currently operated, or the increased costs associated with compliance with such regulations could lower Golden’s profitability. From time to time, various proposals are introduced in the legislatures of the jurisdictions in which Golden has operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and the company. Any such change to the regulatory environment or the adoption of new federal, state or local government legislation could impose additional restrictions or costs or could otherwise have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Any violation of applicable anti-money laundering laws or regulations or the Foreign Corrupt Practices Act could adversely affect Golden’s business, financial condition, results of operations and prospects.

Golden handles significant amounts of cash in its operations and are subject to various reporting and anti-money laundering laws and regulations. U.S. governmental authorities have evidenced an increased focus on compliance with anti-money laundering laws and regulations in the gaming industry. Any violation of anti-money laundering laws or regulations could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects. Internal control policies and procedures and employee training and compliance programs that Golden has implemented to deter prohibited practices may not be effective in prohibiting Golden’s employees, contractors or agents from violating or circumventing Golden’s policies and the law. If Golden or its employees or agents fail to comply with applicable laws or Golden’s policies governing Golden’s operations, it may face investigations, prosecutions and other legal proceedings and actions that could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other legal proceedings or actions could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Golden is subject to numerous other federal, state and local laws that may expose it to liabilities or have a significant adverse impact on its operations. Changes to any such laws could have a material adverse effect on Golden’s operations and financial condition.

Golden’s business is subject to a variety of other federal, state and local laws, rules, regulations and ordinances. These laws and regulations include but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Changes to any of the laws, rules, regulations or ordinances to which Golden is subject, new laws or regulations, or material differences in interpretations by courts or governmental authorities could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Golden’s operations are subject to various environmental laws and regulations relating to emissions and discharges into the environment, and the storage, handling and disposal of hazardous and non-hazardous substances and wastes. These laws and regulations are complex and subject to change, and violations can lead to significant costs for corrective action and remediation, and fines and penalties.

Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating contamination on its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time that they occurred, as well as incur liability to third parties impacted by such contamination. The presence of contamination, or failure to remediate it properly, may adversely affect Golden’s ability to use, sell or rent property. As Golden acquires additional casino, resort and tavern properties, Golden may not know the full level of exposure that it may have undertaken despite appropriate due diligence. Golden endeavors to maintain compliance with environmental laws, but from time to time, current or historical operations on or adjacent to, Golden’s properties may have resulted or may result in noncompliance with environmental laws or liability for cleanup pursuant to environmental laws. In that regard, Golden may incur costs for cleaning up contamination relating to historical uses of certain of Golden’s properties.

Many of Golden’s employees, especially those who interact with Golden’s customers, receive a base salary or wage that is established by applicable state and federal laws that establish a minimum hourly wage that is, in turn, supplemented through tips and gratuities from customers. From time to time, state and federal lawmakers have increased the minimum wage. It is difficult to predict when such increases may take place. Any such change to the minimum wage could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Alcoholic beverage control regulations require each of Golden’s branded taverns and casino properties to apply to a state authority and, in certain locations, county or municipal authority for a license or permit to sell alcoholic beverages. In addition, each restaurant Golden operates must obtain a food service license from local authorities. Failure to comply with such regulations could cause Golden’s licenses to be revoked or Golden’s related business or businesses to be forced to cease operations. Moreover, state liquor laws may prevent the expansion of restaurant operations into certain markets. The loss or suspension of any liquor or food service license could have a material adverse effect on our business, financial condition, results of operations and prospects.

Golden’s insurance coverage may not be adequate to cover all possible losses that Golden’s business could suffer. In addition, Golden’s insurance costs may increase and it may not be able to obtain the same insurance coverage in the future.

Although Golden has comprehensive property and liability insurance policies for Golden’s properties, with coverage features and insured limits that Golden believes are customary in their breadth and scope, each such policy has certain exclusions. Certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes, floods or terrorist acts, or certain liabilities may be uninsurable or too expensive to justify obtaining insurance. Market forces beyond Golden’s control may also limit the scope of the insurance coverage Golden can obtain or Golden’s ability to obtain coverage at reasonable rates. As a result, Golden may not be successful in obtaining insurance without cost increases or decreases in coverage levels. In addition, in the event of a major casualty, the insurance coverage Golden carries may not be sufficient to pay the full market value or replacement cost of Golden’s lost investment or in some cases could result in certain losses being totally uninsured. As a result, Golden could lose some or all of the capital it has invested in a property, as well as the anticipated future revenue from the property, and Golden could remain obligated for debt or other financial obligations related to the property, any of which could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects. In addition to the damage caused to Golden’s property by a casualty loss (such as fire, natural disasters, acts of war or terrorism), Golden may suffer business disruption as a result of these events or be subject to claims by third parties injured or harmed. While Golden carries business interruption insurance and general liability insurance, this insurance may not be adequate to cover all losses in such event.

Similarly, although Golden has cybersecurity insurance policies, Golden’s coverage may not be sufficient to fully cover the costs related to cyber or other security threats or disruptions. Moreover, as cybersecurity incidents increase in frequency and magnitude, Golden may be unable to obtain cybersecurity insurance in amounts and on terms Golden views as adequate for its operations.

Golden renews its insurance policies on an annual basis. The cost of coverage may become so high that Golden may need to reduce its policy limits or agree to certain exclusions from its coverage. Among other factors, it is possible that regional political tensions, homeland security concerns, other catastrophic events or any change in government legislation governing insurance coverage for acts of terrorism could materially adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause Golden to elect to reduce Golden’s policy limits), additional exclusions from coverage or higher deductibles.

Work stoppages, labor problems and unexpected shutdowns may limit Golden’s operational flexibility and negatively impact Golden’s future profits.

As of September 30, 2025, Golden had approximately 1,375 employees at Golden’s casino properties covered by collective bargaining agreements, representing 27.5% of Golden’s total workforce. Golden cannot ensure that, upon the expiration of existing collective bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to us. The inability to negotiate and enter into new collective bargaining agreements on favorable terms could result in an increase in Golden’s operating expenses. Golden cannot predict how stable its relationship with a given union is and whether it will be able to meet the union’s requirements without impacting its financial condition. Unions may also limit our flexibility in dealing with our workforce. Any renegotiation of collective bargaining and other labor agreements could significantly increase Golden’s costs for wages, healthcare, pension plans and other benefits, and could have a material adverse effect on the business of Golden’s casino properties and Golden’s financial condition, results of operations, and prospects.

Golden may experience attempts by labor organizations to organize certain of its non-union employees. Any work stoppage at one or more of Golden’s casino properties could cause significant disruption of Golden’s operations or require it to expend significant funds to hire replacement workers, and qualified replacement labor may not be available at reasonable costs, if at all. Strikes and work stoppages could also result in adverse media attention or otherwise discourage customers from visiting Golden’s casino properties. As a result, a strike or other work stoppage at one of Golden’s casino properties could have a material adverse effect on the business of Golden’s casino properties and its financial condition, results of operations, and prospects.

Any unexpected shutdown of one of Golden’s casino properties could have an adverse effect on the business of Golden’s casino properties and its results of operations. There can be no assurance that Golden will be adequately prepared for unexpected events, including political or regulatory actions, which may lead to a temporary or permanent shutdown of any of Golden’s casino properties.

Golden’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or cybersecurity incidents.

Golden collects and stores confidential, personal information relating to its employees, guests, and others for various business purposes, including marketing, promotional and financial purposes, as well as credit card information for processing payments. Golden may share confidential or personal information with vendors or other third parties. Golden’s collection and use of personal data are governed by state and federal privacy laws and regulations. Compliance with applicable privacy laws and regulations that are subject to frequent changes may increase Golden’s operating costs and/or adversely impact Golden’s ability to market its products, properties and services to its guests.

Golden’s success depends, in part, on the secure and uninterrupted performance of Golden’s information technology and other systems and infrastructure, including systems to maintain and transmit customers’ personal and financial information, credit card settlements, credit card funds transmissions and mailing lists. Golden could encounter difficulties in developing new systems, maintaining and upgrading current systems and preventing security breaches. Among other things, Golden’s systems are susceptible to outages due to fire, floods, power loss, break-ins, cybersecurity incidents, network penetration, denial of service attacks and similar events.

An increasing number of companies have experienced breaches of their security, including criminal cybersecurity incidents, some of which have involved sophisticated and highly targeted attacks on their computer networks or those of vendors and other third-party service providers. While Golden has and will continue to implement network security measures and data protection safeguards, its servers and other computer systems are vulnerable to viruses, malicious software, an event by a third-party in the form of a cybersecurity incident, an intrusion, hacking, break-in or theft, data privacy or security breach, employee error or malfeasance or another breach type or similar events, and Golden’s disaster plan may not account for all possible cybersecurity threat scenarios and assure the protection of information.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, Golden may be unable to anticipate these techniques or to implement adequate preventative measures. For example, as previously disclosed, Golden was affected by a ransomware cyber-attack in 2021 that temporarily disrupted its access to certain information located on Golden’s network. The incident was considered fully remediated and Golden implemented a variety of measures to further enhance Golden’s cybersecurity protections and minimize the impact of any future cybersecurity incidents.

Nonetheless, if unauthorized parties gain access to Golden’s information technology and other systems, they may be able to access or misappropriate patron data, credit card information, vendor records, intellectual property, or confidential or other sensitive information (such as personally identifiable information of Golden’s customers, business partners and employees), disrupt Golden’s operations, corrupt data or computers, enable physical access to otherwise secure locations on Golden’s properties, cause a competitive disadvantage or otherwise damage Golden’s reputation and business. In the event of a breach of Golden’s information technology or other systems or other cybersecurity incident, Golden may incur expenses to retrieve data, could be held liable to Golden’s customers or other parties, or could be subject to regulatory or other actions for breaching privacy rules. Any compromise of Golden’s security could result in a loss of confidence in its security measures, and subject Golden to litigation, liability, fines and civil or criminal penalties, and negative publicity, any of which could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects. Further, if Golden is unable to comply with applicable privacy laws and regulations (including noncompliance by third parties or vendors engaged by us) or with the security standards established by banks and the payment card industry, Golden may be subject to liability (including fines), expulsion from card acceptance programs, and restrictions on Golden’s use or transfer of data, any of which could materially adversely affect Golden’s operations or result in damage to Golden’s reputation and business.

Golden’s third-party service providers may experience cybersecurity risks, similar to those mentioned above. Golden does not have direct control over the information systems or operations security of third parties. Unauthorized access to the information technology and other systems of vendors and other third-party service providers may have a materially adverse effect on Golden’s operations.

Golden’s revenues may be negatively impacted by volatility in its hold percentage and also face the risk of fraud or cheating.

Casino revenue is recorded as the difference between gaming wins and losses or net win from gaming activities. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on Golden’s slot machines, table games, and all other games Golden provides to its customers. Golden uses the hold percentage as an indicator of a game’s performance against its expected outcome. Although each game generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. The hold percentage and actual outcome on Golden’s games can be impacted by the level of a customer’s skill in a given game, errors made by Golden’s employees, the number of games played, faults within the computer programs that operate Golden’s slot machines and the random nature of slot payouts. If Golden’s games perform below their expected range of outcomes, Golden’s cash flow, financial condition and results of operations may suffer.

In addition, gaming customers may attempt or commit fraud or otherwise cheat in order to increase their winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics and could include collusion with Golden’s employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in Golden’s gaming operations, which could be substantial. In addition, negative publicity related to such schemes could have an adverse effect on Golden’s reputation, thereby materially adversely affecting Golden’s business, financial condition, results of operations, and prospects.

Golden’s business is geographically concentrated, which subjects it to greater risks from changes in local or regional conditions.

Golden currently operates casino properties solely in Nevada and operates its branded taverns mostly in the greater Las Vegas, Nevada metropolitan area. Due to this geographic concentration, Golden’s results of operations and financial condition are subject to greater risks from changes in local and regional conditions, such as:

•	changes in local or regional economic conditions and unemployment rates;

•	changes in local and state laws and regulations, including gaming laws and regulations;

•	a decline in the number of residents in or near, or visitors to, Golden’s properties;

•	changes in the local or regional competitive environment; and

•	adverse weather conditions and natural disasters (including weather or road conditions that limit access to Golden’s properties).

Golden’s Nevada Locals Casinos and branded taverns largely depend on the locals market for customers. Competition for local customers in Las Vegas in particular is intense. Local competitive risks and Golden’s failure to attract a sufficient number of guests, gaming customers and other visitors in these locations could adversely affect Golden’s business. In addition, the number of visitors to Golden’s Nevada casino properties may be adversely affected by increased transportation costs, the number and frequency of flights into or out of Las Vegas, and capacity constraints of the interstate highways that connect Golden’s casino properties with the metropolitan areas in which its customers reside.

As a result of the geographic concentration of Golden’s businesses, it faces a greater risk of a negative impact on its business, financial condition, results of operations and prospects in the event that any of the geographic areas in which Golden operates is more severely impacted by any such adverse condition, as compared to other areas in the United States.

Golden may be subject to litigation which, even if without merit, can be expensive to defend and could expose Golden to significant liabilities, damage its reputation and result in substantial losses.

From time to time, Golden is involved in a variety of lawsuits, claims, investigations and other legal proceedings arising in the ordinary course of business, including proceedings concerning labor and employment matters, personal injury claims, breach of contract claims, commercial disputes, business practices, intellectual property, tax and other matters. Certain litigation claims may not be covered entirely or at all by Golden’s insurance policies, or Golden’s insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert Golden’s attention from the operations of Golden’s businesses. Further, litigation involving visitors to Golden’s properties, even if without merit, can attract adverse media attention.

Golden evaluates all litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, Golden establishes reserves and/or disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Golden cautions that actual outcomes or losses may differ materially from those envisioned by Golden’s current assessments and estimates. As a result, litigation can have a significant adverse effect on Golden’s businesses and, because Golden cannot predict the outcome of any action, it is possible that adverse judgments or settlements could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Golden depends on a limited number of key employees who would be difficult to replace.

Golden depends on a limited number of key personnel to manage and operate its business, including its Chief Executive Officer, its President and Chief Financial Officer, and its Chief Operating Officer. Golden believes its success depends to a significant degree on its ability to attract and retain highly skilled personnel. The competition for these types of personnel is intense and Golden competes with other potential employers for the services of its employees. As a result, Golden may not succeed in hiring and retaining the executives and other employees that it needs. An inability to hire quality employees or the loss of key employees could have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Golden may experience seasonal fluctuations that could significantly impact quarterly operating results.

Golden may experience seasonal fluctuations that could significantly impact its quarterly operating results. Golden’s casino properties and branded taverns in Nevada have historically experienced lower revenues during the summer as a result of fewer tourists due to higher temperatures, as well as increased vacation activity by local residents. Golden’s branded taverns typically experience higher revenues during the fall which corresponds with several professional sports seasons. While other factors like unemployment levels and market competition may either offset or magnify seasonal effects, some seasonality is likely to continue, which could result in significant fluctuation in Golden’s quarterly operating results.

Golden may be subject to risks arising from climate-related matters.

Most of Golden’s operations are located in areas classified as extreme weather locations, which puts Golden’s business at potential risk from natural disasters such as floods, flash floods, droughts, and high winds, which may result in sudden interruption of business operations, flight cancellations, and a reduction in customers visitation. Additionally, there is scientific research that emissions of greenhouse gases continue to alter the composition of the global atmosphere in ways that are affecting and are expected to continue affecting the global climate. The effect of climate change, including any impact of global warming, could increase the level of severity and the frequency of such extreme weather events. While Golden cannot predict such naturally occurring events, Golden maintains insurance coverage pertaining to the most common weather damage or destruction. Golden fully understands that such insurance coverage may not prevent or be sufficient to fully indemnify us against incurred costs directly or indirectly related to Golden’s properties being damaged or destroyed as a result of such climate events.

There can be no assurance that potential climate change effects and other extreme weather conditions that may arise will not have a material adverse effect on Golden’s business, financial condition, results of operations and prospects.

Increasing prices or shortages of energy and water may increase Golden’s cost of operations.

Golden’s properties use significant amounts of water, electricity, natural gas and other forms of energy. Golden’s Nevada properties are located in a desert where water is scarce, and the hot temperatures require heavy use of air conditioning. While Golden has not experienced any shortages of energy or water in the past, Golden cannot guarantee that it will not in the future. Other states have suffered from electricity shortages. For example, California and Texas have experienced rolling blackouts due to excessive air conditioner use because of unexpectedly high temperatures in the past. Golden expects that potable water in Nevada will become an increasingly scarce commodity at an increasing price due to the long duration of severe drought experienced in Las Vegas and other potential causes of water shortage. Golden’s properties are also subject to federal, state, provincial and local laws and regulations regarding water rights and changes in these laws and regulations may adversely affect Golden’s operations. Many states and companies have adopted or plan to implement greenhouse gas (“GHG”) emissions programs. New GHG emissions legislation or regulations may potentially increase energy or capital expenditures costs to comply with the new laws or limit Golden’s guests’ ability to travel to its properties.

Golden’s reputation and business could be negatively impacted as a result of environmental, social and governance matters.

Regulators, investors and other stakeholders are increasingly focused on environmental, social, and governance (“ESG”) matters. For example, new laws and regulations relating to ESG matters, including human rights and human capital, diversity, sustainability, climate change and cybersecurity, are under consideration or may be adopted, which may include specific, target-driven disclosure requirements or obligations.

Golden may incur increasing compliance costs, including from increased investment in technology and appropriate expertise, related to the implementation of new practices, GHG monitoring and reporting processes, all entailing additional compliance risks. In addition, Golden has undertaken or announced a number of ESG initiatives and goals, which will require ongoing investment, and there is no assurance that the intended outcome will be achieved. Consumer, government and other stakeholders’ perceptions of Golden’s efforts often differ widely and present risks to Golden’s reputation and brands. Golden’s performance could be compared to the performance of Golden’s peers and criticized for the scope of Golden’s ability to implement certain initiatives or achieve certain goals. For example, external factors may influence Golden’s ability to meet certain sustainability goals or initiatives which depend in part on third-party collaboration, timing of regulatory requirements implementation, the availability of suppliers that can satisfy new requirements, mitigation innovations and/or the availability of economically feasible solutions at scale.

Risks Relating to PropCo Buyer’s Business

For risks relating to PropCo Buyer’s business please see Item 1A: “Risk Factors” in PropCo Buyer’s Annual Report on Form 10-K for the year ended December 31, 2024 which is filed with the SEC and incorporated by reference into this proxy statement. For other risks relating to PropCo Buyer, please see the section titled “Risk Factors” in the VICI Registration Statement which is incorporated by reference into this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which Golden refers in this proxy statement, as well as information included in oral statements or other written statements made or to be made by Golden or on Golden’s behalf, may include “forward-looking statements”. Forward-looking statements may be identified by the context of the statement and generally arise when Golden or its management is discussing its beliefs, estimates or expectations. Such statements generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” “continues,” “may,” “plan,” “will,” “goal” or similar expressions. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of Golden’s management about future events and are therefore subject to risks and uncertainties, many of which are outside Golden’s control, which could cause actual results to differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation:

•

the inability to consummate the proposed Transactions within the anticipated time period, or at all, due to any reason, including the failure to obtain shareholder approval to adopt the Master Transaction Agreement, the failure to obtain required regulatory approvals for the proposed Transactions or the failure to satisfy the other conditions to the consummation of the proposed Transactions;

•	the risk that the Master Transaction Agreement may be terminated in circumstances requiring Golden to pay a termination fee;

•	the risk that the proposed Transactions disrupt Golden’s current plans and operations or diverts management’s attention from its ongoing business;

•

the effect of the announcement of the proposed Transactions on the ability of Golden to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business;

•	the effect of the announcement of the proposed Transactions on Golden’s operating results and business generally;

•	the significant costs, fees and expenses related to the proposed Transactions;

•	the risk that Golden’s stock price may decline significantly if the proposed Transactions are not consummated;

•

the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed Transactions and instituted against Golden and/or its directors, executive officers or other related persons;

•

other factors that could affect Golden’s business such as, without limitation, changes in national, regional and local economic and market conditions, legislative and regulatory matters, increases in gaming taxes and fees in the jurisdictions in which Golden operates, litigation, increased competition, reliance on key personnel, Golden’s ability to comply with covenants in Golden’s debt instruments, terrorist incidents, natural disasters, severe weather conditions (including weather or road conditions that limit access to Golden’s properties), the effects of environmental and structural building conditions, the effects of disruptions to Golden’s information technology and other systems and infrastructure and factors affecting the gaming, entertainment and hospitality industries generally; and

•	other risks relating to the consummation of the proposed Transactions, including the risk that the proposed Transactions will not be consummated within the expected time or at all.

If the proposed Transactions are consummated, Golden’s shareholders will cease to have any equity interests in Golden and will have no right to participate in Golden’s earnings and future growth. These and other factors are identified and described in more detail in Golden’s Annual Report on Form 10-K for the year ended December 31, 2024 as well as Golden’s subsequent filings and are available online at www.sec.gov. Readers are cautioned not to place undue reliance on Golden’s Projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, Golden undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION AND COMPARISON OF RIGHTS OF GOLDEN’S STOCK BEFORE AND AFTER THE TRANSACTIONS

Golden is a Minnesota corporation and VICI is a Maryland corporation. The rights of Golden shareholders are governed by Golden’s charter and Golden’s bylaws and the MBCA. The rights of VICI stockholders are governed by VICI’s charter and bylaws and the MGCL. If the Merger is completed, the rights of the former Golden shareholders as holders of VICI Common Stock will be governed by VICI’s charter and bylaws and the MGCL. As a result, Golden shareholders will have different rights when they become VICI stockholders due to differences in the state law and governing documents of Golden and VICI.

The following description summarizes the material differences that may affect the rights of Golden shareholders and VICI stockholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) the MBCA, (iii) the VICI charter, (iv) the VICI bylaws, (v) the Golden charter and (vi) the Golden bylaws.

The following identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Golden shareholders should read carefully the relevant provisions of the MGCL and MBCA, as well as the governing instruments of each of VICI and Golden, each as amended, restated, supplemented or otherwise modified from time to time. Copies of the charter and bylaws of Golden and charter and bylaws of VICI were previously filed with the SEC. See the section of the proxy statement titled “Where You Can Find Additional Information.” The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Golden charter and bylaws, as well as the VICI charter and bylaws, all of which are incorporated by reference herein.

	Rights of VICI Stockholders	Rights of Golden Shareholders
Corporate Governance and Purpose

VICI is organized as a Maryland corporation and has been taxed as a REIT for U.S. federal income tax purposes since its formation in 2017.

The rights of VICI stockholders are governed by the MGCL, the VICI charter and the VICI bylaws.

VICI’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland, including engaging in business as a REIT under the Code.

Golden is a Minnesota corporation. The rights of Golden shareholders are governed by the MBCA, the Golden charter and the Golden bylaws. Golden does not have a stated purpose.

Authorized Capital Stock/Shares of Beneficial Interest

VICI is authorized to issue up to 1,400,000,000 shares of stock, consisting of (i) 1,350,000,000 shares of common stock, par value $0.01 per share and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share.

As of December 4, 2025, there were 1,068,811,371 shares of VICI Common Stock outstanding. VICI has no preferred stock outstanding.

Golden is authorized to issue 100,000,000 shares of capital stock, consisting of (i) 92,500,000 shares of common stock, par value $0.01 per share and (ii) 7,500,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share.

As of December 2, 2025, there were 26,177,677 Shares outstanding. Golden has no shares of preferred stock outstanding.

	Rights of VICI Stockholders	Rights of Golden Shareholders

Subject to the rights of holders of preferred stock (if any), the VICI Board, with the approval of a majority of the entire VICI Board and without any action by the stockholders of VICI, may amend the VICI charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that VICI has authority to issue.

Board Duties to Stockholders / Shareholders

Under the MGCL, directors must perform their duties in good faith, in a manner that they reasonably believe to be in VICI’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Directors who act in such a manner generally will not be liable to the company or its shareholders for monetary damages by reason of being a director. Under the MGCL, an act of a director is presumed to satisfy such standards. Additionally, under the MGCL, an act (including a failure to act or a determination not to act), by a director relating to or affecting an acquisition or a potential acquisition of control of the corporation is not subject to a higher duty or greater scrutiny than is applied to any other act of a director.

Under the MBCA, directors must perform their duties in good faith, in a manner that they reasonably believe to be in Golden’s best interests and with the care that an ordinarily prudent person in a like position would exercise under similar circumstances. Directors who act in such a manner generally will not be liable to Golden or its shareholders for monetary damages by reason of being a director.

Distributions and Dividends

Pursuant to VICI’s charter and bylaws, dividends and other distributions in cash or other assets or securities of VICI may be authorized by the VICI Board, subject to the provisions of the MGCL. Except as otherwise provided by the MGCL or VICI’s charter, the holders of VICI Common Stock shall share ratably in all dividends and other distributions, whether in respect of liquidation, dissolution or winding up (voluntary or involuntary) or otherwise, at such times and in such amounts as the VICI Board in its sole and absolute discretion may determine.

Before payment of any dividends or other distributions, there may be set aside such sum or sums as the VICI Board may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for

Golden may declare distributions (including in the form of dividends) in accordance with the MBCA, which permits Golden’s Board to authorize and cause Golden to make a distribution only if Golden’s Board determines that Golden will be able to pay its debts in the ordinary course of business after making the distribution and Golden’s Board does not know before the distribution is made that the determination was or has become erroneous. A distribution may be made only if (i) all amounts payable to the holders of shares having a preference for the payment of that kind of distribution, other than those holders who give notice to the corporation of their agreement to waive their rights to that payment, are paid; and (ii) the payment of the distribution does not reduce the remaining net assets of the corporation below the aggregate

	Rights of VICI Stockholders	Rights of Golden Shareholders

repairing or maintaining any property or for such other purpose as the VICI Board shall determine, and the VICI Board may modify or abolish any such reserve.

The MGCL provides that no distribution may be made by a Maryland corporation if, after giving effect to the distribution, the corporation would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business, or, subject to certain exceptions pertaining to distributions from recent net earnings, if the corporation’s total assets would be less than the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the VICI stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

preferential amount payable in the event of liquidation to the holders of shares having preferential rights, unless the distribution is made to those shareholders in the order and to the extent of their respective priorities or the holders of shares who do not receive distributions in that order give notice to the corporation of their agreement to waive their rights to that distribution.

Pursuant to Golden’s charter and bylaws, issuances of share dividends may be authorized by Golden’s Board.

Golden’s Board has authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of Golden’s outstanding shares.

Merger, Sale or Other Disposition of Assets

Under Maryland law, a Maryland corporation generally may not consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

As permitted by Maryland law, the VICI charter provides that any of these actions, once advised by the VICI Board, may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for amendments to the charter provisions relating to indemnification and limitation of liability and amendments to the amendment provision of the VICI charter affecting these provisions, which require the affirmative vote of stockholders entitled to cast 75% of all of the votes entitled to be cast generally in the election of directors.

Maryland law also permits a corporation to transfer all or substantially all of its assets

Subject to limited exceptions, under the MBCA, the consummation of a merger or consolidation of a company requires the board of directors to approve and declare advisable the agreement of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of all shareholders entitled to vote entitled to vote thereon at an annual or special meeting. Notice of the shareholders’ meeting must be given to all holders of both voting and non-voting stock not less than 14 days and not more than 60 days before the meeting.

Golden’s charter provides that approval of a merger presented to the shareholders shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter by the shares present and entitled to vote thereon.

	Rights of VICI Stockholders	Rights of Golden Shareholders

without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. In addition, because many of VICI’s operating assets are held by its subsidiaries, each of these subsidiaries are separately able to merge or sell all or substantially all of their assets without the approval of VICI stockholders.

Voting Rights

Subject to certain restrictions on the ownership and transfer of stock described below under the caption “Restrictions on Ownership and Transfer”, holders of VICI Common Stock will be entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally. The holders of VICI Common Stock do not have cumulative voting rights in the election of directors or otherwise.

Except for amendments to the VICI charter provisions related to indemnification and limitation of liability, and amendments to the amendment provision of the VICI charter affecting these provisions, and notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the VICI Board and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Holders of Shares are entitled to one vote for each share having voting power standing in their name on the books of Golden. Golden shareholders do not have cumulative voting rights in the election of directors or otherwise.

Except as otherwise required by applicable law and as described under “Election of Directors”, each matter presented to Golden shareholders at a duly called or convened meeting of shareholders shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter by the shares present and entitled to vote thereon.

Size of Board

VICI’s charter and bylaws provide that the number of directors may be established only by the VICI Board but may not be more than fifteen or fewer than the minimum number permitted by the MGCL, which is one. The number of directors comprising the VICI Board is currently set at seven.

Golden’s bylaws provide that the number of directors is fixed by or in the manner provided in the Golden charter and the Golden bylaws and may be increased or decreased by a resolution adopted by the affirmative vote of a majority of Golden’s Board, provided that no decrease in the number of directors shall cause the removal of any director then holding office. The number of directors comprising Golden’s Board is currently set at five.

Term of Directors

A director shall hold office for a one-year term or until his or her earlier death, resignation, removal or a determination by the VICI Board that such director no longer has the qualifications that were required by

Each director shall hold office until the annual meeting of the shareholders for the year in which his or her term expires and until the director’s successor is elected and qualifies, or until the earlier death,

	Rights of VICI Stockholders	Rights of Golden Shareholders

the charter and the bylaws at the time the director was elected, and each director shall continue in office until the expiration of the term for which he or she was elected and until his or her successor has been duly elected and qualified. Currently, the qualification requirements set forth in VICI’s bylaws require that gaming authorities have not found the director to be an “unsuitable person” (as defined in the “Description of VICI Capital Stock—Election and Removal of Directors” above).

resignation, removal, or disqualification of the director.

Election of Directors

The VICI bylaws provide for the election of directors, in uncontested elections, by a majority of the votes cast. In contested elections, the election of directors shall be by a plurality of the votes cast.

The Golden bylaws provide that each director shall be elected by a plurality of the votes cast by the shares present and entitled to vote on the election of directors.

In addition, under the MBCA, any one or all of the directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors; provided that, if a director has been elected solely by the holders of a class or series of shares, as stated in the articles or bylaws, then that director may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares of that class or series entitled to vote at an election of that director.

Removal of Directors

VICI’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed, with or without cause, at a meeting of stockholders called to remove the director by the affirmative vote of stockholders holding at least a majority of all of the shares of VICI Common Stock entitled to vote generally in the election of directors.

Golden’s bylaws provide that any director who has been elected by Golden’s Board to fill a vacancy, or to fill a directorship created by action of Golden’s Board, and who has not subsequently been reelected by the shareholders, may be removed by a majority vote of all directors constituting Golden’s Board, exclusive of the director whose removal is proposed.

Filling Vacancies on Board

VICI’s bylaws provide that any vacancy on the VICI Board may be filled by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the VICI Board. Stockholders have the right to fill board vacancies

Golden’s bylaws provide that any vacancy on Golden’s Board (whether resulting from death, resignation, disqualification or removal of any director or newly created directorships resulting from any increase in the authorized number of directors) may be filled by a majority of the remaining

	Rights of VICI Stockholders	Rights of Golden Shareholders
	created by the removal of a director by the vote or written consent of the stockholders.	directors then in office (or by a sole remaining director), even though less than a quorum.

Amendment of the VICI charter and bylaws and the Golden charter and bylaws

Under Maryland law, a Maryland corporation generally may not amend its charter unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

As permitted by Maryland law, the VICI charter provides that any charter amendment, once advised by the VICI Board, may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for amendments to the charter provisions relating to indemnification and limitation of liability and amendments to the amendment provision of the VICI charter affecting these provisions, which require the affirmative vote of stockholders entitled to cast 75% of all of the votes entitled to be cast generally in the election of directors.

As permitted by Maryland law, VICI’s bylaws vest in the VICI Board and the stockholders concurrent power to amend VICI’s bylaws. Under VICI’s bylaws, the VICI Board or the stockholders, by the affirmative vote of not less than a majority of all shares then outstanding and entitled to be cast on the matter, have the power to amend the bylaws. As a result, the VICI Board may amend VICI’s bylaws without stockholder approval. However, no amendment adopted by the stockholders may be amended by the VICI Board.

The Golden charter may be amended pursuant to the procedures specified in the MBCA. Pursuant to the MBCA, an amendment to the Golden charter may be submitted to Golden’s shareholders by a resolution approved by the affirmative vote of a majority of the directors present or by a shareholder or shareholders holding three percent or more of the voting power of the shares entitled to vote. Unless otherwise provided by the Golden charter, the proposed amendment is adopted upon the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote on the amendment proposal and (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting.

As permitted by Minnesota law, Golden’s bylaws vest in Golden’s Board and the shareholders concurrent power to amend Golden’s bylaws. Golden’s Board is not permitted to adopt, amend, or repeal bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in Golden’s Board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. The shareholders can amend the bylaws by a vote of the holders of the majority of the shares entitled to vote and present or represented at any regular meeting or special meeting called for that purpose.

Annual Meetings of Stockholders / Shareholders

The VICI bylaws provide that an annual meeting of stockholders for the election of directors and the transaction of any business within the powers of VICI shall be held on the date and at the time and place set by the VICI Board.

The Golden bylaws provide that a regular meeting of shareholders for the election of directors and the transaction of other business shall be held at Golden’s principal executive office or at such other place as designated by Golden’s Board annually or on a less frequent basis as may be

	Rights of VICI Stockholders	Rights of Golden Shareholders
determined by resolution of Golden’s Board.
Special Meetings of Stockholders / Shareholders

The VICI Board, the chairman of the VICI Board, the president or the chief executive officer of VICI may call a special meeting of the VICI stockholders. The VICI bylaws provide that the secretary must call a special meeting of the VICI stockholders to act on any matter that may properly be considered at a meeting of the stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the VICI bylaws.

A special meeting of the shareholders may be called by (i) the Chief Executive Officer, (ii) the Chief Financial Officer, (iii) the Chairman of the Board, (iv) Golden’s Board pursuant to a resolution approved by a majority of the entire Board, or (v) any two or more members of Golden’s Board.

Special meetings may also be called by one or more shareholders who hold, in the aggregate, 10% or more of the voting power of all shares of Golden entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, must be demanded by shareholders who hold, in the aggregate, 25% or more of the voting power of all shares of Golden entitled to vote) by delivering to the Chief Executive Officer or Chief Financial Officer a written notice of demand for a special meeting, which demand shall state the purpose or purposes of the special meeting, and the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice.

Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. The VICI charter permits stockholder action by consent in lieu of a meeting to the extent permitted by the MGCL and the VICI bylaws. The VICI bylaws provide that any action required or permitted to be taken at any meeting of the holders of common stock entitled to vote generally in the election of directors may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and

Under the MBCA and Golden’s bylaws, an action required or permitted to be taken at a meeting of Golden’s shareholders may be taken without a meeting by a written action signed by all shareholders of record entitled to vote on that action, setting forth the action so taken, by all shareholders of record on the record date fixed by Golden’s Board under Golden’s bylaws for the purpose.

	Rights of VICI Stockholders	Rights of Golden Shareholders

submitted to the stockholders for approval, by the VICI Board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to VICI in accordance with the MGCL. VICI will be required to give notice of any action taken by less than unanimous consent to each stockholder not later than 10 days after the effective date of such action.

Advance Notice Provisions for Shareholder / Stockholder Nominations and Shareholder / Stockholder Business Proposals

The VICI bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (i) pursuant to VICI’s notice of the meeting, (ii) by or at the direction of the VICI Board or (iii) by any stockholder present in person or by proxy who was a stockholder of record at the time of provision of notice by the stockholder and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business, who is not an “unsuitable person” and who has complied with the advance notice procedures of the VICI bylaws. Stockholders generally must provide timely notice to the secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of the VICI proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of the stockholders. Nominations of individuals for election as directors at a special meeting of stockholders at which directors are to be elected may be made only (i) by or at the direction of the VICI Board or (ii) if the special meeting has been called in accordance with the VICI bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice to the stockholders and at the time of the special meeting, who is entitled to vote at

The Golden bylaws provide that at any regular meeting of shareholders, only such business (other than the nomination and election of directors) may be conducted as shall be appropriate for consideration at the meeting of shareholders and as shall have been (i) specified in a notice of meeting given by or at the direction of Golden’s Board, (ii) if not so specified, otherwise brought before the meeting by or at the direction of Golden’s Board or the Chairman of Golden’s Board, or (iii) brought before the meeting by any shareholder present in person who (A)(x) was a record owner of shares of Golden at the time of giving the notice and at the time of the meeting, (y) is entitled to vote at the meeting, and (z) has complied with the notice procedures in all respects, or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act.

For business to be properly brought before any regular meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing and in proper form to the Secretary of Golden: (i) in the case of an annual meeting of shareholders, not less than 90 days nor more than 120 days before the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or after such anniversary date, notice by a shareholder shall be timely only if so received not less than 90 days before such annual meeting or, if later, within 10 days

	Rights of VICI Stockholders	Rights of Golden Shareholders

the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of VICI’s bylaws, including compliance in all respects with the requirements of Section 14 of the Exchange Act, including without limitation, the requirements of 14a-19. Stockholders generally must provide notice to VICI’s secretary not earlier than the 120th day before such special meeting or later than the close of business, on the later of the 90th day before such special meeting or the 10th day after the first public announcement of the date of the special meeting and the nominees of the VICI Board to be elected at the meeting. The number of nominees a stockholder may nominate for election at the annual meeting shall not exceed the number of directors to be elected at the annual meeting.

after the first public announcement of the date of such annual meeting, or (ii) in the case of a regular meeting other than an annual meeting, within 10 days after the first public announcement of the date of such regular meeting. Except to the extent otherwise required by law, the adjournment of a regular meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as required above.

Proxy Access Nominations

In addition to other means permitted by law by which stockholders of VICI may submit director nominations, VICI’s bylaws permit an eligible stockholder, or group of up to 20 stockholders, who have owned 3% or more of VICI Common Stock continuously for at least three years to nominate and include in VICI’s proxy statement director candidates to occupy up to the greater of two directors or 20% of the VICI Board, provided that the stockholder or group has satisfied the procedural, eligibility and disclosure requirements set forth in VICI’s bylaws.

Golden’s charter and Golden’s bylaws do not directly address proxy access for director nominations. If a Golden shareholder wishes to include a proposal in Golden’s proxy materials, matters and proposals submitted for inclusion in Golden’s proxy materials will be governed by the solicitation rules and regulations of the Exchange Act.

Notice of Shareholder / Stockholder Meetings

The VICI bylaws provide that not less than 10 nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of

The Golden bylaws provide that notice of regular or special meetings of the shareholders shall be given by an officer or agent of Golden to each shareholder shown on the books of Golden to be the holder of record of shares entitled to vote at the meeting not less than 48 hours nor more than 60 days prior to the meeting; provided that if a plan of merger, exchange, sale or other disposition of all or substantially all of the assets of Golden is to be considered at a meeting of shareholders, notice of such meeting shall be given to every shareholder, whether or not entitled to vote, not less than 14 days prior to the date of

	Rights of VICI Stockholders	Rights of Golden Shareholders

business, by electronic transmission or by any other means permitted by Maryland law. VICI may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice.

such meeting. The notice must contain the date, time and place of the meeting, the means of remote communication (if any) by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, must also contain a statement of the purpose or purposes for which the meeting is called.

Quorum

A meeting of VICI stockholders shall not be organized for the transaction of business unless a quorum is present. Except as specified in the VICI charter, at any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. If such quorum is not established at any meeting of the stockholders, the chair of the meeting may adjourn the meeting with no appointed date for resumption or to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Golden’s bylaws provide that the holders of a majority of the voting power of the shares entitled to vote at a meeting, present in person or by remote communication or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of shareholders. If a quorum is not present or represented at any meeting of shareholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the shareholders entitled to vote at the meeting, present in person or by remote communication or represented by proxy, shall have the power to recess or adjourn the meeting from time to time until the requisite number of voting shares are present.

Restrictions on Ownership and Transfer

VICI’s charter contains restrictions on the ownership and transfer of VICI Common Stock. Subject to the exceptions described below, the VICI charter provides that no person or entity will be able to beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, with respect to any class or series of VICI capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of VICI capital stock. The number and value of the outstanding shares of VICI capital stock will be determined by the VICI Board in good faith, which determination will be final and conclusive in the absence of manifest error.

An exemption from the 9.8% ownership limit has been previously granted to certain

As Golden is not a REIT, it does not have similar restrictions on ownership and transfer.

Rights of VICI Stockholders	Rights of Golden Shareholders

stockholders, and the VICI Board may in the future provide exceptions to the ownership limit for other stockholders, subject to certain initial and ongoing conditions designed to protect VICI’s status as a REIT. In addition, the VICI charter provides that the VICI Board may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit or establish a different limit on ownership for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in VICI being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. The VICI Board may require such person to agree that any violation or attempted violation of such representations or undertakings or any change in such information that would adversely affect in any material respect whether VICI is deemed “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or whether VICI fails to qualify as a REIT will result in such shares of VICI capital stock being transferred to a trust in accordance with the VICI charter. As a condition to granting a waiver of the ownership limit or creating an excepted holder limit, the VICI Board will be able, but will not be required, to require an opinion of counsel or IRS ruling satisfactory to the VICI Board as it may deem necessary or advisable to determine or ensure VICI’s status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

The VICI charter also provides that:

any person is prohibited from owning shares of VICI Common Stock that, if effective, would cause VICI to constructively own more than 9.8% of the ownership interests, assets or net profits in (i) any of its tenants or (ii) any tenant of

	Rights of VICI Stockholders	Rights of Golden Shareholders

one of VICI’s direct or indirect subsidiaries, to the extent such ownership would cause VICI to fail to qualify as a REIT;

any person is prohibited from beneficially or constructively owning shares of VICI Common Stock that would result in VICI being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause VICI to fail to qualify as a REIT; and

any person is prohibited from transferring shares of VICI Common Stock if the transfer would result in shares of VICI Common Stock being beneficially owned by fewer than 100 persons.

Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate

VICI’s charter provides that any shares of VICI Common Stock that are owned or controlled by an “unsuitable person” or an affiliate of an “unsuitable person” are redeemable by VICI, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by the VICI Board.

From and after any such redemption date, the securities will not be considered outstanding and all rights of the “unsuitable person” or affiliate in such VICI Common Stock will cease, other than the right to receive the redemption price. The redemption price with respect to any securities to be redeemed will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid (including if the finding of unsuitability is made by the VICI Board alone), the amount determined by the VICI Board to be the fair market value of the securities to be redeemed; provided that, unless the gaming authority requires otherwise, the redemption price will in no event exceed (i) the market price of such securities as reported on a securities exchange, a generally recognized reporting system or

Golden’s charter requires its shareholders to provide information that is requested by authorities that regulate its current or proposed gaming operations. Golden’s charter permits Golden to redeem the securities held by persons whose status as a security holder, in the opinion of Golden’s Board, jeopardizes existing gaming licenses or approvals of Golden or its subsidiaries. The price paid for these securities is, in general, the average closing price for the 30 trading days prior to giving notice of redemption.

	Rights of VICI Stockholders	Rights of Golden Shareholders

domestic over-the-counter market, as applicable, or (ii) if such securities are not so quoted, then the fair market value thereof, as determined in good faith and in the reasonable discretion of the VICI Board. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as determined by the VICI Board. If all or a portion of the redemption price is paid with a promissory note, such note shall have a ten-year term, bear interest at 3% per annum and amortize in 120 equal monthly installments and contain such other terms determined by the VICI Board to be necessary or advisable.

Limitation of Liability and Indemnification of Directors and Officers

The VICI charter contains a provision that eliminates VICI’s directors’ and officers’ liability to VICI and its stockholders for money damages to the maximum extent permitted by Maryland law.

The VICI charter provides that VICI will have the power to obligate itself, and its bylaws do so obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

any individual who, while a director or officer of VICI and at VICI’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other entity or enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

VICI’s indemnification obligation arises unless it is established that (i) the act or

The Golden charter contains a provision that eliminates Golden’s directors’ liability to Golden and its shareholders for breach of fiduciary duty as a director to the fullest extent permitted by law.

The MBCA provides that a corporation’s articles of incorporation may eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except the articles of incorporation may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) certain illegal distributions or fraudulent investment advice, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when the provision in the Golden bylaws eliminating or limiting liability becomes effective.

The Golden bylaws contain a provision that allows Golden to indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Minnesota.

The MBCA provides that a corporation will indemnify a person made or threatened to

Rights of VICI Stockholders	Rights of Golden Shareholders

omission of the indemnified person was material to the matter giving rise to the proceeding, and either was committed in bad faith, or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The VICI charter and bylaws provide that it has the power, with approval of the VICI Board, to provide such indemnification and advance of expenses to a person who served a predecessor of VICI in any such capacity described above and to any employee or agent of VICI or a predecessor of it.

be made a party to a proceeding by reason of the former or present capacity as a director, officer or employee, or such person who is or was serving at the request of the corporation, as a director, officer, partner, trustee, governor, manager, employee, or agent of another organization or employee benefit plan, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, settlements, and reasonable expenses, (ii) acted in good faith, (iii) received no improper personal benefit and the MBCA section with respect to director conflicts of interests, if applicable, has been satisfied, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions by directors, officers and employees, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Subject to certain limitations set forth therein, the MBCA provides that such persons are entitled, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (i) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in the MBCA have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (ii) after a determination that the facts then known to those making the determination would not preclude indemnification under the MBCA.

	Rights of VICI Stockholders	Rights of Golden Shareholders
Maryland Business Combination Act or Minnesota Business Corporation Act

Under the Maryland Business Combination Act (Title 3, Subtitle 6 of the MGCL), there is a five-year moratorium on certain transactions between the corporation and an interested stockholder and its affiliates (defined as the beneficial owner of 10% or more of the common stock); after the expiration of the five-year moratorium, these transactions are subject to a supermajority voting standard unless certain stringent fair price requirements are satisfied. The VICI charter provides that, notwithstanding any other provision of its charter or bylaws, the Maryland Business Combination Act will not apply to any business combination between VICI and any interested stockholder and that it expressly elects not to be governed by the provisions of Section 3-602 of the MGCL in whole or in part.

Any amendment to such provision of the VICI charter must be advised by the VICI Board and approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

Golden is subject to Section 302A.673 (Business Combinations) of the MBCA. Section 302A.673 of the MBCA generally prohibits any business combination by Golden, or any of its subsidiaries with an interested shareholder, which means any shareholder that purchases 10% or more of Golden’s voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of disinterested members of Golden’s Board before such shareholder becomes an “interested shareholder” as discussed above.

Subtitle 8 of Title 3 of the MGCL

Under Subtitle 8 of Title 3 of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and without the need for stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following provisions, including: (i) a classified board (which has the effect of making directors removable for cause only), (ii) a 2/3 vote requirement for removing a director with or without cause, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred and (v) a majority requirement for the calling of a

Golden, as a Minnesota corporation, is not subject to these provisions of the MGCL.

	Rights of VICI Stockholders	Rights of Golden Shareholders

shareholder-requested special meeting of shareholders.

VICI’s charter provides, as provided for by the statute, that VICI is prohibited from electing to be subject to any or all of the provisions of Title 3, Subtitle 8 of the MGCL unless such election is first approved by the affirmative vote of stockholders of not less than a majority of all stock then outstanding and entitled to be cast on the matter.

Through provisions in VICI’s charter and bylaws unrelated to Subtitle 8, VICI already (i) vests in the VICI Board the exclusive power to fix the number of directors, and (ii) requires the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a stockholder-called special meeting.

Control Share Acquisitions

The Maryland control share acquisition statute provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition at various voting thresholds specified in the statute has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from VICI.

A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

VICI’s bylaws contain a provision exempting any acquisition of VICI

While Golden’s bylaws contain a provision exempting its shares of capital stock from the Minnesota control share acquisition statute, that statute generally provides that a holder of control shares of a Minnesota corporation acquired in a control share acquisition at various voting thresholds specified in the statute has no voting rights with respect to the control shares except to the extent approved by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote including all shares held by the acquiring person, and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote excluding interested shares.

	Rights of VICI Stockholders	Rights of Golden Shareholders

Common Stock by any person from the control share acquisition statute on control shares. In the event that VICI’s bylaws are amended to modify or eliminate this provision, acquisitions of VICI Common Stock may constitute a control share acquisition and may be subject to the control share acquisition statute.

REIT Qualification

The VICI charter provides that the VICI Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of VICI as a REIT; however, if the VICI Board determines that it is no longer in the best interests of VICI to attempt to, or continue to, qualify as a REIT, the VICI Board may revoke or otherwise terminate VICI’s REIT election pursuant to Section 856(g) of the Code upon the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter. The VICI Board, in its sole and absolute discretion, may also determine that compliance with any restriction on stock ownership and transfer as provided in the VICI charter is no longer required for REIT qualification.

Golden is not, and does not seek to qualify as, a REIT.

PERSONS MAKING THE SOLICITATION; METHODS; COSTS

Golden, on behalf of the Independent Committee, is soliciting proxies from Golden’s shareholders for the Special Meeting. Under applicable SEC rules and regulations, members of the Independent Committee are “participants” with respect to the solicitation of proxies in connection with the Special Meeting.

The expense of soliciting proxies will be borne by Golden. Golden has retained Innisfree M&A Incorporated, a professional proxy solicitation firm (“Innisfree”), to assist in the solicitation of proxies, and provision of related advice and informational support during the solicitation process, for a fee of approximately $15,000, one half of which is payable upon engagement of Innisfree and the other half of which is payable on the day of the Special Meeting, plus reasonable and documented out-of-pocket costs and expenses, for its services. Innisfree will also receive a success fee of approximately $15,000 if the Company Shareholder Approval is obtained. Golden will also provide customary indemnification. In addition, Golden may reimburse banks, brokers and other nominees representing beneficial owners of Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by Golden’s directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

THE PARTIES TO THE TRANSACTIONS

Golden Entertainment, Inc.

Golden, a Minnesota corporation, was incorporated in Minnesota in 1998 under the name of GCI Lakes, Inc., which name was subsequently changed to Lakes Gaming, Inc. in August 1998, to Lakes Entertainment, Inc. in June 2002 and to Golden Entertainment, Inc. in July 2015. Golden owns and operates a diversified entertainment platform, consisting of a portfolio of gaming assets that focus on casino and branded tavern operations. Golden’s portfolio includes eight casino properties located in Nevada and 72 branded taverns targeting local patrons located primarily in the greater Las Vegas, Nevada metropolitan area.

Golden’s headquarters are located at 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, and its telephone number at that location is (702) 893-7777.

VICI Properties Inc.

VICI is primarily engaged in the business of owning and acquiring gaming, hospitality, wellness, entertainment and leisure destinations, subject to long-term triple-net leases. VICI owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI’s gaming and entertainment facilities are leased to leading brands that seek to drive consumer loyalty and value with guests through superior services, experiences, products and continuous innovation. Across approximately 127 million square feet, VICI’s well-maintained properties are currently located across urban, destination and drive-to markets in twenty-six states and Canada, contain approximately 60,300 hotel rooms and feature over 500 restaurants, bars, nightclubs and sportsbooks. As of September 30, 2025, VICI’s properties are 100% leased with a weighted average lease term based on contractual rent, including extension options, of approximately 40 years. VICI Common Stock is listed on the NYSE under the symbol “VICI.”

VICI’s headquarters are located at 535 Madison Avenue, New York, New York 10022, and its telephone number at that location is (702) 893-7777.

VICI ROYAL MERGER SUB LLC

535 Madison Avenue

New York, New York 10022

(646) 949-4631

PropCo Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of VICI, was formed on October 29, 2025 solely for the purposes of engaging in the Transactions. PropCo Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions.

PropCo Merger Sub’s headquarters are located at 535 Madison Avenue, New York, New York 10022, and its telephone number at that location is (702) 893-7777.

Argento, LLC

OpCo Buyer was formed on October 21, 2025 as a Nevada limited liability company, solely for the purpose of engaging in the transactions contemplated by the Master Transaction Agreement. OpCo Buyer is controlled by Mr. Sartini. OpCo Buyer has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Master Transaction Agreement and the arranging of financing in connection with the Transactions. Following the consummation of the Transactions, OpCo Buyer will own all of the outstanding capital stock of New OpCo.

The address of OpCo Buyer is 6595 S Jones Blvd, Las Vegas, NV 89118 and its telephone number is (702) 891-4284.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Independent Committee for use at the special meeting of shareholders or at any adjournments or postponements thereof.

Date, Time and Place

Golden will hold the Special Meeting on [●], at [●], Pacific Time, unless the meeting is postponed or adjourned. You may attend the Special Meeting via a live interactive webcast on the Internet at [●]. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). Although no physical in person meeting will be held, we have designed the format of the virtual Special Meeting to ensure that our shareholders of record who attend the Special Meeting will be afforded similar rights and opportunities to participate as they would at an in person meeting, while providing an online experience available to all of our shareholders regardless of location. Golden believes that a virtual meeting provides expanded access, improved communication and cost savings for its shareholders. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Purpose of the Special Meeting

At the Special Meeting, Golden will ask shareholders of record as of the Record Date to consider and vote on the Transaction Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Golden’s shareholders must approve the Transaction Proposal in order for the Transactions to be consummated. Approval of the Advisory Compensation Proposal and Adjournment Proposal is not a condition to consummation of the Transactions. A copy of the Master Transaction Agreement is attached as Annex A to this proxy statement and is incorporated by reference herein in its entirety. Golden encourages you to read the Master Transaction Agreement carefully in its entirety.

Attending the Special Meeting

The Special Meeting will begin at [●], Pacific Time. Online check-in will begin at [●], Pacific Time. Golden encourages you to access the meeting prior to the start time.

As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at [●]. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Once online access to the Special Meeting is open, shareholders may submit questions pertinent to meeting matters, if any, through the Special Meeting website. You will need the control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Record Date; Shares Entitled to Vote; Quorum

Only Golden’s shareholders as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting or at any adjournments or postponements thereof.

As of the close of business on December 2, 2025 (the latest practicable date prior to filing), there were 26,177,677 Shares outstanding and entitled to vote at the Special Meeting. For each Share that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting. If you sell or transfer your Shares after the Record Date but before the Special Meeting, you will transfer the right to receive the Merger Consideration and Distribution, if the Transactions are completed, to the person to whom you sell or transfer your Shares, but you will retain your right to vote those shares at the Special Meeting.

A quorum of shareholders is necessary to hold a Special Meeting. The holders of a majority of the voting power of the shares entitled to vote at the Special Meeting, present by means of remote communication or represented by proxy, will constitute a quorum at the Special Meeting.

In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to a later date until a quorum is present. The Special Meeting may be adjourned by the chairperson of the Special Meeting if a quorum is not present or by a majority in voting power of the shareholders entitled to vote at the Special Meeting, present by remote communication or by proxy at the Special Meeting, whether or not there is a quorum.

Votes Required

Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares entitled to vote thereon. Adoption of the Master Transaction Agreement by our shareholders is a condition to the closing of the Merger.

Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of holders representing a majority in voting power of the votes cast by the shareholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

Abstentions

Abstentions will be counted as present for purposes of determining whether a quorum exists. If a shareholder abstains from voting on the Transaction Proposal, that abstention will have the same effect as if the shareholder voted “AGAINST” the Transaction Proposal, but will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal.

Broker Non-Votes

Each “broker non-vote,” if any, will also count as a vote “AGAINST” the Transaction Proposal, but will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal. Broker non-votes are Shares held by brokers on behalf of the beneficial owners of such Shares that are present by means of remote communication or by proxy at the Special Meeting, but with respect to which the broker is not instructed by the applicable beneficial owner of such Shares how to vote on a particular proposal, and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of Shares held in “street name” does not give voting instructions to the broker with respect to any proposals to be considered at the Special Meeting, then those Shares will not be present by means of remote communication or by proxy at the Special Meeting, and, therefore, will not count towards the quorum of the Special Meeting. If you instruct your broker, bank or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your Shares will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting. In this scenario, a “broker non-vote” will occur with respect to each proposal for which you did not provide voting instructions to your broker, bank or other nominee.

For Shares held in “street name,” only Shares affirmatively voted “FOR” the Transaction Proposal will be counted as a vote in favor of such proposal and, as a result a broker non-vote, if any, will have the effect of a vote “AGAINST” the Transaction Proposal. Approval of each of the Advisory Compensation Proposal and Adjournment Proposal requires the affirmative vote of holders representing majority in voting power of the votes cast by the shareholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote thereon, therefore, broker non-votes will have no effect on the approval of the Advisory Compensation Proposal or Adjournment Proposal.

Shares Held by Golden’s Directors and Executive Officers

Golden’s directors and executive officers beneficially owned, in the aggregate, 7,814,725 Shares, collectively representing approximately 29.0% of the Shares outstanding as of the close of business on December 2, 2025 (the latest practicable date prior to the filing of this proxy statement). Golden’s directors and executive officers have informed Golden that they intend to vote all of their Shares: (1) “FOR” the Transaction Proposal, (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Mr. Sartini, Ms. Sartini, the Sartini Trust, Mr. Sartini II and the BLAKE LOUIS SARTINI, II Separate Property Trust, entered into the Voting Agreement, pursuant to which each of them agreed to vote all of their Covered Shares (as defined in the Voting Agreement) in favor of the Transaction Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, in each case, subject to the terms and conditions contained in the Voting Agreement. For more information, see the section of this proxy statement titled “The Voting Agreement.”

Voting of Proxies

If you are a shareholder of record (that is, your shares are registered in your name with the Transfer Agent), you may vote your shares by returning a signed and dated proxy card (a proxy card and a prepaid reply envelope are provided for your convenience), or you may vote at the Special Meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxy, the proxy holder will vote your shares according to your direction.

If you attend the Special Meeting by remote communications and wish to vote at the Special Meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of shares held in “street name” must also have a “legal proxy” from their bank or broker in order to vote at the Special Meeting. You are encouraged to vote by proxy even if you plan to attend the Special Meeting. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

All shares represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the Special Meeting, be voted at the Special Meeting in accordance with the instructions of the shareholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” the Transaction Proposal, (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the Special Meeting and vote at the Special Meeting if you have a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form, (2) vote over the internet or by telephone through your bank, broker or other nominee, or (3) attend the Special Meeting and vote at the Special Meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Transaction Proposal. It will not, however, have any effect on the shareholder vote on the Advisory Compensation Proposal and Adjournment Proposal.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to Golden prior to the Special Meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy and prior to the Special Meeting;

•	delivering a written notice of revocation to our Secretary at our principal executive offices at Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Secretary; or

•	attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

If you have submitted a proxy, your attendance at the Special Meeting, in the absence of voting at the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy. If you have submitted a proxy and you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your Shares in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Any adjournment or postponement of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Golden’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Adjournment

If a quorum is not present, the chairperson of the Special Meeting or the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote thereon at the Special Meeting, present in person or represented by proxy, may adjourn the Special Meeting, from time to time, without notice in any manner permitted by applicable law, until a quorum is present or represented. The chairperson may also adjourn the meeting to another place, date or time, even if a quorum is present. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Master Transaction Agreement. If the Special Meeting is adjourned or postponed, Golden’s shareholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the Special Meeting; however, any such proxies that are not revoked will be voted at any such Special Meeting, as adjourned. Additionally, if the Special Meeting is postponed, any proxies that are not revoked prior to their use at the Special Meeting, as postponed, will be voted at any such Special Meeting, as postponed.

In addition to the Transaction Proposal and the Advisory Compensation Proposal, Golden’s shareholders are also being asked to approve the Adjournment Proposal.

Solicitation of Proxies

Golden, on behalf of Golden’s Independent Committee, is soliciting proxies from Golden’s shareholders for the Special Meeting. Under applicable SEC rules and regulations, the members of Golden’s Independent Committee are “participants” with respect to the solicitation of proxies in connection with the Special Meeting.

The expense of soliciting proxies will be borne by Golden. Golden has retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of up to $30,000, plus reasonable and documented out-of-pocket costs and expenses, for its services. Golden will also provide customary indemnification. In addition, Golden may reimburse banks, brokers and other nominees representing beneficial owners of Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by Golden’s directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation of proxies, but our directors and officers may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

Anticipated Date of Completion of the Transactions

Golden currently expects to complete the Transactions in mid-2026. However, the exact timing of completion of the Transactions, if they are completed at all, cannot be predicted because the Transactions are subject to the closing conditions specified in the Master Transaction Agreement, many of which are outside of Golden’s control.

Other Matters

At this time, we know of no other matters to be submitted at the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on [●], 2026

This proxy statement is available on the “Investor” section of Golden’s website located at https://www.goldenent.com/investors.html and is also available at www.proxydocs.com/GDEN. Information on this website does not constitute part of this proxy statement and shall not be deemed incorporated by reference herein.

Householding of Special Meeting Materials

Golden has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders who have the same address will receive only one copy of this proxy statement unless one or more of these shareholders notifies Golden that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each shareholder who participates in householding will continue to be able to access or receive a separate proxy card upon request. If you wish to receive a separate set of Golden’s disclosure documents at this time, please send a written request to Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Investor Relations, or by calling Golden at (702) 893-7777.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future proxy materials for your household, please send a written request to Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Investor Relations, or by calling Golden at (702) 893-7777.

Questions and Additional Information

If you have any questions concerning the Transactions, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your Shares, please contact Golden’s proxy solicitor at:

Innisfree M&A Incorporated

Shareholders Call Toll-Free: (877) 800-5198

Banks and Brokers Call Collect: (212) 750-5833

THE MASTER TRANSACTION AGREEMENT

Explanatory Note Regarding the Master Transaction Agreement

This section describes the Transactions. The descriptions of the Master Transaction Agreement in this section and elsewhere in this proxy statement are qualified in its entirety by reference to the full text of the Master Transaction Agreement, which is included as Annex A hereto. This summary is not intended to be complete and may not contain all of the information about the Transactions that are important to you. The Master Transaction Agreement has been included to provide Golden’s shareholders with information regarding its terms. You are encouraged to carefully read the Master Transaction Agreement in its entirety. This summary is not intended to provide any factual information about the Parties or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Master Transaction Agreement were made only for purposes of the Master Transaction Agreement as of the specific dates therein, were solely for the benefit of the parties to the Master Transaction Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Master Transaction Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Golden’s shareholders. Golden’s shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Master Transaction Agreement, which subsequent information may or may not be reflected in Golden’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Master Transaction Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Golden and its business. Please see the section of this proxy statement titled “Where You Can Find Additional Information.”

Effect of the Transactions

If the Transactions are approved by Golden’s shareholders and all other conditions to Closing (as defined below) of the Transactions under the Master Transaction Agreement are satisfied or duly waived: (i) prior to the Closing Date, Golden will consummate the Pre-Closing Restructuring which contemplates, among other things, that (1) Golden will form Royal Holdings, (2) Royal Corp will merge with and into Royal Holdings, with Royal Holdings continuing as the surviving entity, (3) following the Holdings Merger but prior to the Closing Date, (w) Golden will form PropCo, (x) each Existing Owner will form one or more wholly owned Delaware limited liability companies, (y) each Existing Owner will transfer, assign, and convey the applicable Transferred Real Estate Assets owned by it to the Owner SPE(s) owned by it, such that, following such transfers, assignments and conveyances, there are seven Owner SPEs, each owning a single Subject Property and (z) thereafter, each Existing Owner will distribute all of the equity interests of each Owner SPE that it owns up the chain to Golden, and Golden will contribute all such equity interests to PropCo, (4) following the Property Transfers and one Business Day prior to the Closing Date, Golden will form New HoldCo and New HoldCo will form New OpCo, (5) on the Closing Date, but prior to the OpCo Sale, Golden will merge with and into New OpCo, with New OpCo continuing as the surviving entity with the equity holders of Golden receiving equity, on a one-for-one basis, in New HoldCo and New HoldCo owning 100% of the membership interest of New OpCo and being the immediate parent of New OpCo, and at the effective time of the F Reorganization Merger, New HoldCo will economically assume Golden’s obligation to repay the Target Debt Amount under the Company Credit Agreement, (ii) immediately following the effective time of the F Reorganization Merger but prior to the OpCo Sale, New HoldCo will change its name to “Royal HoldCo I Inc.” and, following such effective time, references to the Company or Golden will mean New HoldCo, (iii) immediately following the effective time of the F Reorganization Merger, but prior to the OpCo Sale, New OpCo will distribute all of the limited liability company membership interests in PropCo to New HoldCo, (iv) on the Closing Date, immediately following the PropCo Distribution but prior to the Distribution (as defined below) and the Effective Time, OpCo Buyer will acquire

100% of the equity interests of New OpCo for a purchase price in cash equal to $2.75 per share multiplied by the aggregate number of Shares issued and outstanding immediately prior to the Effective Time and, immediately following the consummation of the OpCo Sale, but prior to the Effective Time, Golden will distribute (or cause to be distributed) a dividend in an amount equal to $2.75 per share to Golden’s shareholders as of the Closing Date as described in and pursuant to the Master Transaction Agreement and (v) on the Closing Date, immediately following the OpCo Sale and Distribution and at the Effective Time, New HoldCo will merge with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity, and each share of common stock, par value $0.01 per share, of New HoldCo issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of fully paid and nonassessable PropCo Buyer Shares equal to 0.902, with cash paid in lieu of fractional shares of PropCo Buyer Shares in an amount equal to such fractional part of PropCo Buyer Shares multiplied by the PropCo Buyer Share VWAP. As a result of the Merger, the Surviving Company will be a subsidiary of PropCo Buyer.

Closing and Effective Time of the Merger

The Closing will take place at 8:00 a.m., Eastern Time, on the third Business Day after satisfaction or valid waiver of all of the applicable closing conditions of the Master Transaction Agreement (described in the section of this proxy statement titled “The Master Transaction Agreement—Conditions to Closing the Transactions”), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of such conditions at the Closing, provided that, for the avoidance of doubt, the OpCo Sale will be consummated prior to the consummation of the Merger.

Prior to the Closing Date, but no more than five Business Days prior to the Closing Date, Royal Holdings and Royal Corp will file a certificate of merger with the Secretary of State of the State of Delaware, as provided under the DGCL and DLLCA. The Holdings Merger will become effective at the Holdings Merger Effective Time; provided, that, for the avoidance of doubt, the Holdings Merger Effective Time will be prior to the consummation of the Property Transfers and F Reorganization Merger.

On the Closing Date, New OpCo and Golden will cause articles of merger to be executed and filed with the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of the MBCA and MLLCA, as applicable. The F Reorganization Merger will become effective at the F Reorganization Effective Time; provided that, for the avoidance of doubt, the F Reorganization Effective Time will be prior to the consummation of the OpCo Sale.

On the Closing Date, PropCo Merger Sub and Golden will cause the Articles of Merger to be executed and filed with the Secretary of State of the State of Minnesota and the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the MBCA and DLLCA, as applicable. The Merger will become effective at the Effective Time; provided, that, for the avoidance of doubt, the Effective Time will be after the consummation of the OpCo Sale and the Distribution.

Directors and Officers; Articles of Incorporation; Bylaws

Pursuant to the Master Transaction Agreement, the managers and officers of New OpCo immediately prior to the F Reorganization Effective Time, from and after the F Reorganization Effective Time, will become the managers and officers of the F Reorganization Surviving Company, each to hold office in accordance with the organizational documents of the F Reorganization Surviving Company until their respective successors are duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the organizational documents of the F Reorganization Surviving Company.

At the F Reorganization Effective Time, New HoldCo will amend and restate its articles of incorporation so that the articles of incorporation of New HoldCo in effect immediately following the F Reorganization Effective Time is identical to the articles of incorporation of Golden in effect immediately prior to the F Reorganization Effective Time, other than such differences as are allowed under the MBCA. New HoldCo will further amend the articles of incorporation of New HoldCo to change its name to “Royal HoldCo I Inc.” The articles of incorporation of New HoldCo in effect immediately following the F Reorganization Effective Time will be consistent with the director and officer indemnification obligations described below in the section of this proxy statement titled “The Master Transaction Agreement—Indemnification and Insurance.”

The bylaws of New HoldCo in effect immediately following the F Reorganization Effective Time will be identical to the bylaws of Golden in effect immediately prior to the F Reorganization Effective Time, and such bylaws will be consistent with the director and officer indemnification obligations described below in the section of this proxy statement titled “The Master Transaction Agreement—Indemnification and Insurance.”

Subject Properties and Transferred Real Estate Assets

As set forth in the Master Transaction Agreement, (i) the Subject Properties are the fee simple and/or leasehold interest in each Company Owned Real Property set forth therein together with all improvements and Appurtenant Rights belonging or in any way relating thereto, at the properties commonly known as “The STRAT Hotel, Casino & Tower”, the “Aquarius Casino & Resort”, “Arizona Charlie’s Decatur”, the “Pahrump Nugget Hotel & Casino”, the “Edgewater Hotel Casino Resort”, “Arizona Charlie’s Boulder” and the “Lakeside Casino & RV Park”, but excluding certain excess and vacant land and tavern locations, and (ii) the Transferred Real Estate Assets means, (x) the Subject Properties, (y) the Tenant Leases and (z) certain other assets set forth in the Master Transaction Agreement, in the case of clause (z), to the extent such items are related to the ownership (but not the operation) of the Subject Properties, in each case as set forth in the Master Transaction Agreement.

Consideration

The total consideration payable to Golden’s shareholders for the Transactions will be the Aggregate Consideration.

Merger Consideration

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by New HoldCo as treasury stock or held directly by PropCo Buyer or PropCo Merger Sub, which will be automatically cancelled and cease to exist immediately prior to the Effective Time), will be converted automatically into the right to receive a number of fully paid and nonassessable PropCo Buyer Shares equal to an exchange ratio of 0.902, with cash paid in lieu of fractional shares of PropCo Buyer Shares in an amount equal to such fractional part of PropCo Buyer Share multiplied by the PropCo Buyer Share VWAP, subject to any equitable adjustments due to a stock split, dividend, recapitalization, reclassification, combination, exchange of shares or other similar event as set forth in the Master Transaction Agreement.

At the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid.

OpCo Sale Consideration

Immediately following the PropCo Distribution but prior to the Distribution and the Effective Time, OpCo Buyer will purchase, acquire and accept from New HoldCo, the OpCo Subject Interests for a purchase price in cash equal to $2.75 per share multiplied by the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (the “OpCo Purchase Price”). At the Closing, OpCo Buyer will deliver the OpCo Purchase Price to the Transfer Agent, by wire transfer of immediately available funds to the account designated in writing by Golden, for distribution to shareholders of Golden as of the Closing Date.

Immediately following the OpCo Sale, but prior to the Effective Time, Golden will cause Broadridge, on behalf of Golden and in its capacity as Transfer Agent for Golden, to distribute a dividend, as declared and paid by Golden, in the amount of $2.75 per share to the shareholders of Golden as of the Closing Date.

Conversion of Securities—F Reorganization

At the F Reorganization Effective Time, by virtue of the F Reorganization, each share of common stock, par value $0.01 per share, of Golden (“Company common stock”) issued and outstanding immediately prior to the F Reorganization Effective Time (including shares of Company common stock issued effective on the Equity Award Settlement Date in respect of the exercise of Company Options and the settlement of Company RSU Awards and Company PSU Awards as described in “Treatment of Equity Awards” below) will be converted automatically, on a one-for-one basis, into one share of common stock, par value $0.01 per share, of New HoldCo (“New HoldCo Common Stock”, and after the F Reorganization Effective Time, will be deemed the “Shares”). Each share of New HoldCo Common Stock issued and outstanding immediately prior to the F Reorganization Effective Time will automatically be cancelled and cease to be issued and outstanding at the F Reorganization Effective Time, and no payment will be made to Golden therefor.

Treatment of Company Equity Awards

Treatment of Company Options

Each Company Option that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested and exercisable as of the Equity Award Settlement Date. Effective on the Equity Award Settlement Date and prior to the F Reorganization Effective Time, each vested Company Option (after giving effect to such acceleration) that is then outstanding will then be exercised and the holder of such Company Option will receive a number of Shares equal to the excess of (i) the number of Shares underlying such Company Option, over (ii) the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the sum of (x) the exercise price of such Company Option and (y) any applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

Treatment of Company RSU Awards

Each Company RSU Award (and any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested effective as of the Equity Award Settlement Date. Upon vesting, Golden will promptly issue the number of Shares underlying the vested Company RSU Award (and any related dividend equivalents to be settled in Shares), less the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company RSU Award (and any related dividend equivalents to be settled in cash) that is to be settled in cash in accordance with its terms, Golden will pay to the Company RSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company RSU Award on the date the Company RSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans).

Treatment of Company PSU Awards

Each Company PSU Award (and any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested as of the Equity Award Settlement Date, with any performance metrics with respect to such Company PSU Award deemed met at “target” performance level for any performance period that is not yet complete, as specified in each award agreement with respect to such Company PSU Award, unless a higher achievement level is specified in the applicable award agreement with respect to such Company PSU Award. Upon vesting, Golden will promptly issue the number of Shares underlying the vested Company PSU Award (and any dividend equivalents related thereto to be settled in Shares), less the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company PSU Award (and any related dividend equivalents to be settled in cash) that is to be settled in cash in accordance with its terms, Golden will pay to the

Company PSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company PSU Award on the date the Company PSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans).

Treatment of Company Restricted Stock

Each share of Company Restricted Stock converted from a Company RSU Award or Company PSU Award as permitted in accordance with the Master Transaction Agreement (in each case, along with any related dividend equivalents) that is outstanding as of the Equity Award Settlement Date will accelerate and become fully vested effective as of the Equity Award Settlement Date, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

Exchange and Payment Procedures

F Reorganization Merger

At and after the F Reorganization Effective Time: (i) where non-certificated Shares represented by book-entry have been issued in the name of a holder thereof, entries will be made in the stock records of New HoldCo to evidence the issuance to such holder of the number of non-certificated shares of New HoldCo Common Stock into which such Shares have been converted pursuant to the Master Transaction Agreement, and New HoldCo will cause each shareholder holding shares of New HoldCo Common Stock in book-entry form to be provided such information as required by or necessary to comply with Minnesota law; (ii) where Shares were represented by certificates (each, a “Certificate”), such Certificate will be deemed for all purposes to evidence ownership of, and to represent, the number of shares of New HoldCo Common Stock into which the Shares represented by such Certificate immediately prior to the F Reorganization Effective Time have been converted pursuant to the Master Transaction Agreement.

The registered holder of any Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of Golden, or of the Transfer Agent in respect of the Shares, immediately prior to the F Reorganization Effective Time, will, until such Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of New HoldCo Common Stock into which the Shares represented by any such Certificate have been converted pursuant to the Master Transaction Agreement, subject to the provisions of Minnesota law.

Merger

At or prior to the Effective Time, PropCo Buyer will designate Broadridge to act as its Exchange Agent (the terms of designation and appointment of which will be reasonably acceptable to Golden) for purposes of effecting the payment of the Merger Consideration in connection with the Transactions. At or prior to the Effective Time, PropCo Buyer will deposit, or cause to be deposited, with the Exchange Agent the aggregate Merger Consideration to which holders of Shares are entitled at the Effective Time pursuant to the Master Transaction Agreement.

As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Company will cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by a Certificate, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Master Transaction Agreement a letter of transmittal, together with instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates) in exchange for payment of the Merger Consideration. Upon receipt of (i) a surrendered Certificate or Certificates (or affidavit of loss) and (ii) the signed letter of transmittal with respect to such Certificates, the Exchange Agent, in accordance with the letter of transmittal and instructions, will transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates and such Certificates so surrendered will be cancelled. The amount of any Merger Consideration paid to the shareholders is without interest and subject to any withholding of taxes required by applicable law.

Each holder of record of one or more book-entry Shares held through the Transfer Agent whose Shares were converted into the right to receive the Merger Consideration will automatically upon the Effective Time be entitled to receive, and PropCo Buyer will cause Broadridge (acting in its capacity as the Exchange Agent) to pay and deliver to Broadridge (acting in its capacity as the Transfer Agent) or its nominee as promptly as practicable after the Effective Time, in respect of each such book-entry Share an amount equal to the Merger Consideration (without interest and subject to any withholding of taxes required by applicable law) and such book-entry Share will be cancelled.

As soon as practicable after the Effective Time (and in no event later than two business days after the Effective Time), the Surviving Company will cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of one or more book-entry Shares not held through the Transfer Agent, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Master Transaction Agreement, a letter of transmittal, together with instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates) in exchange for payment of the Merger Consideration. Upon receipt of the signed letter of transmittal, the Exchange Agent, in accordance with the letter of transmittal and instructions, will transmit to the holder of such book-entry Shares the Merger Consideration for each such book-entry Share and such book-entry Share so surrendered will be cancelled. Payment of the Merger Consideration with respect to book-entry Shares will only be made to the Person in whose name such book-entry Shares are registered. The amount of any Merger Consideration paid to the shareholders is without interest and subject to the deduction of withholding taxes required by applicable law.

At the Effective Time, the stock transfer books of Golden will be closed and thereafter there will be no further registration of transfer of Shares on the records of Golden. From and after the Effective Time, the holders of Certificates and book-entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates or book-entry Shares are presented to the Surviving Company for any reason, they will be cancelled and exchanged as provided, and in accordance with the procedures set forth, in the Master Transaction Agreement.

If any portion of the PropCo Buyer Shares or funds made available to the Exchange Agent remains unclaimed on the first anniversary of the Effective Time, such PropCo Buyer Shares or funds will be returned to PropCo Buyer, upon demand, and any such holder who has not tendered its Certificate or book-entry Shares for the Merger Consideration in accordance with the Master Transaction Agreement prior to such time will thereafter look only to PropCo Buyer and the Surviving Company (subject to abandoned property, escheat or other similar applicable laws) for delivery of the Merger Consideration, without interest and subject to any withholding of taxes required by applicable law.

In the event that any Certificates are lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to the Master Transaction Agreement. PropCo Buyer may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against PropCo Buyer, PropCo Merger Sub, the Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Representations and Warranties

The Master Transaction Agreement contains a number of customary representations and warranties made by each of Golden, OpCo Buyer, PropCo Buyer and PropCo Merger Sub, each for the benefit the other Parties, and that are, in some cases (i) subject to specified exceptions and qualifications contained in confidential disclosure letters which contain information that modifies, qualifies or creates exceptions to the representations and warranties set forth in the Master Transaction Agreement, (ii) subject to qualifications, including, among other things, materiality, Material Adverse Effect, time and knowledge qualifications and (iii) qualified by certain information filed with the SEC, excluding any disclosures in any risk factor section and any disclosures that are cautionary, predictive or forward looking in nature. The representations and warranties were used solely for the purpose of allocation of risk between the parties to the Master Transaction Agreement rather than establishing matters of fact. For the foregoing reasons, these descriptions, representations and warranties should not be read alone.

Subject to the applicable qualifications set forth above and in the Master Transaction Agreement, Golden made representations and warranties in the Master Transaction Agreement regarding, among other things:

•	due organization, valid existence, good standing, organizational documents and qualification to do business of Golden;

•	Golden’s corporate power and authority to own, lease and, to the extent applicable, operate all of its properties and assets and to carry on its business as it is now being conducted;

•

Golden’s corporate power and authority with respect to the execution, delivery and performance of the Master Transaction Agreement, and the due and valid execution and enforceability of the Master Transaction Agreement;

•	the Independent Committee Approval;

•

necessary actions by the Board and Independent Committee so that restrictions on business combinations set forth in Section 302A.673 of the MBCA and any similar law are not applicable to the Master Transaction Agreement and the Transactions;

•	the opinion of the Independent Committee’s financial advisor;

•	inapplicability to the Master Transaction Agreement and transactions contemplated thereby of antitakeover statutes or anti-takeover provisions in Golden’s organizational documents;

•	the absence of conflicts with, or violations of, the organizational documents of Golden or its subsidiaries, existing contracts or permits of Golden and its subsidiaries and applicable laws;

•

the absence of any need for consents, approvals, orders or authorizations of, filings or registrations with, or notifications to any Governmental Entity, except under the Exchange Act or the rules and regulations of the Nasdaq, Gaming and Liquor Laws, and filings and recordation related to the Transactions;

•	the capital structure of Golden, including in particular the number of Shares, Company Preferred Stock and Golden equity-based awards issued and outstanding;

•

the absence of any contract relating to the voting of, requiring registration of or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Golden’s securities;

•	Golden’s Subsidiaries, including the ownership of its subsidiaries;

•	the formation, ownership and authority of newly formed entities formed solely for purposes of the Transactions;

•	the authority of the newly formed entities to consummate the transactions and fulfill all obligations under the Master Transaction Agreement;

•	the validity of issued and outstanding equity interests of Golden, New HoldCo, and New OpCo, each at the applicable time in the Pre-Closing Restructuring;

•	the validity of the PropCo Acquired Interests at the applicable time in the Pre-Closing Restructuring;

•	the validity of issued and outstanding equity interests with respect to Golden’s Subsidiaries;

•

the absence of any undisclosed exchangeable security, option, warrant or other right convertible into shares of capital stock, or other equity or voting interest in Golden or any of its subsidiaries, or for the issuance or transfer of such equity interests;

•

the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Golden’s securities;

•	no ‘poison pill’ or similar shareholder rights plan;

•	the accuracy and completeness of Golden’s SEC documents and financial statements, including the absence of untrue statements of material facts or omissions in such filings and documents;

•	Golden’s disclosure controls and procedures and internal controls over financial reporting maintained;

•	the absence of specified undisclosed liabilities;

•

absence of certain changes, the conduct of Golden’s and its subsidiaries’ business in the ordinary course and consistent with past practices and the absence of a Material Adverse Effect, in each case, since June 30, 2025 and through the date of the Master Transaction Agreement;

•	the accuracy of information supplied by Golden for this proxy statement, registration statement and other required filings;

•	compliance as to applicable listing and corporate governance rules of Nasdaq;

•	litigation matters;

•	compliance with applicable laws (including Gaming and Liquor laws) and licensability matters;

•	the possession of permits necessary to conduct the business (including gaming and liquor permits);

•	employee benefit and labor matters;

•	environmental matters;

•	real property and personal property matters;

•	tax matters;

•	certain material contracts;

•	intellectual property, information technology, data privacy and cybersecurity matters;

•	insurance matters;

•	the absence of related party transactions (other than any Company Benefit Plan and except as set forth in the Company SEC Documents);

•	the absence of any registered entities under the Investment Company Act;

•	brokers’ fees payable in connection with the Transactions;

•	absence of any outside business or activity by the newly formed entities; and

•	the exclusivity of the representations and warranties set forth in the Master Transaction Agreement.

Subject to the applicable qualifications set forth above and in the Master Transaction Agreement, PropCo Buyer and PropCo Merger Sub made representations and warranties in the Master Transaction Agreement regarding, among other things:

•	due organization, valid existence, good standing, organizational documents and qualification to do business of each of PropCo Buyer and PropCo Merger Sub;

•

PropCo Buyer’s and PropCo Merger Sub’s corporate power and authority with respect to the execution, delivery and performance of the Master Transaction Agreement, and the due and valid execution and enforceability of the Master Transaction Agreement;

•	the absence of conflicts with, or violations of, organizational documents of PropCo Buyer and PropCo Merger Sub, applicable laws, and contracts or permits of PropCo Buyer and PropCo Merger Sub;

•

the absence of any need for consents, approvals, authorization or permit of, or filing with or notification to, any Governmental Entity except under the Exchange Act, the Securities Act and the rules and regulations of the NYSE, requirements under the Gaming and Liquor Laws, and filings and recordation with respect to the Merger;

•	PropCo Buyer’s capital structure, including in particular the number of PropCo Buyer Shares, PropCo Buyer Preferred Stock and Series A Convertible Preferred Stock issued and outstanding;

•

the absence of any undisclosed options, warrants or other rights, agreements, arrangements or agreements of any character to which PropCo Buyer is a party or by which the PropCo Buyer is bound relating to the issued or unissued capital stock or other equity interests, convertible securities, or obligation to issue or sell any shares of its capital stock or other equity interest;

•	the accuracy and completeness of PropCo Buyer’s SEC documents and financial statements, including the absence of untrue statements of material facts or omissions in such filings and documents;

•	PropCo Buyer’s disclosure controls and procedures and internal controls over financial reporting maintained;

•	the absence of specified undisclosed liabilities;

•

the absence of certain changes, the conduct of PropCo Buyer’s and PropCo Merger Sub’s business in the ordinary course and consistent with past practices and the absence of a Material Adverse Effect, in each case, since September 30, 2025 through the date of the Master Transaction Agreement;

•	litigation matters;

•	compliance with applicable laws (including Gaming and Liquor Laws);

•	the accuracy of information supplied by PropCo Buyer or PropCo Merger Sub for this proxy statement, registration statement and other required filings;

•	the absence of PropCo Buyer’s or PropCo Merger Sub’s beneficial ownership interests in Golden such as to be compliant with Section 302A.011, subdivision 49 of the MBCA;

•	affirmations of solvency of the Surviving Company after giving effect to the consummation of the Merger;

•	ownership of PropCo Merger Sub by PropCo Buyer;

•	tax matters;

•	the absence of shareholder and management arrangements;

•	brokers’ fees payable in connection with the Transactions; and

•	the exclusivity of the representations and warranties set forth in the Master Transaction Agreement.

Subject to the applicable qualifications set forth above and in the Master Transaction Agreement, OpCo Buyer made representations and warranties in the Master Transaction Agreement regarding, among other things:

•	due organization, valid existence, good standing, organizational documents and qualification to do business of OpCo Buyer;

•

OpCo Buyer’s corporate power and authority with respect to the execution, delivery and performance of the Master Transaction Agreement, and the due and valid execution and enforceability of the Master Transaction Agreement;

•	the absence of conflicts with, or violations of, organizational documents of OpCo Buyer, applicable laws, and existing contracts or permits of OpCo Buyer;

•

the absence of any need for consents, approvals, authorization or permit of, or filing with or notification to, any Governmental Entity except under the Exchange Act and requirements under the Gaming and Liquor Laws;

•	litigation matters;

•	compliance with applicable laws (including Gaming and Liquor laws) and licensability matters;

•

Debt Financing and Debt Commitment Letter, including solvency and the availability of cash and other sources of immediately available funds sufficient to pay the OpCo Purchase Price at Closing, effect the repayment of Excess Debt Amount at the Closing;

•	the accuracy of information supplied by OpCo Buyer for this proxy statement, registration statement and other required filings;

•	OpCo Buyer’s beneficial ownership interests in Golden such as to be compliant with Section 302A.011, subdivision 49 of the MBCA;

•	affirmations of solvency of OpCo Buyer after giving effect to the consummation of the OpCo Sale;

•	the absence of shareholder and management arrangements;

•	brokers’ fees payable in connection with the Transactions; and

•	the exclusivity of the representations and warranties set forth in the Master Transaction Agreement.

Material Adverse Effect

Certain of the representations and warranties in the Master Transaction Agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). Under the Master Transaction Agreement, a “Material Adverse Effect” means, with respect to any Person and its Subsidiaries or the Transferred Real Estate Assets, any change, event, circumstance, condition, occurrence or development (an “Effect”) that, (i) individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries or the Transferred Real Estate Assets, taken as a whole, or (ii) prevents or materially impairs or delays the ability of such Person and its Subsidiaries to consummate the Transactions or perform any of their material obligations under the Master Transaction Agreement. However, with respect to the foregoing prong (i), an adverse Effect arising out of, resulting from or attributable to the following will not constitute or be deemed to contribute to a Material Adverse Effect, and will not otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

•	changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof;

•

changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations);

•

changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis;

•

actions or omissions required of such Person or its Subsidiaries under the Master Transaction Agreement or taken or not taken at the request of, or with the consent of, the other Parties or any of their respective affiliates;

•	any Effects that affect the industries in which such Person and its Subsidiaries operate generally;

•

the negotiation, announcement, pendency or consummation of the Master Transaction Agreement, the Transactions, the Pre-Closing Restructuring, the OpCo Sale and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parties or any of their respective affiliates or any communication by the Parties or any of their respective affiliates regarding plans, proposals or projections with respect to such Person and its Subsidiaries, its employees (including any impact on the relationship of such Person and its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners);

•	any Proceeding arising from allegations of breach of fiduciary duty or violation of applicable Law relating to the Master Transaction Agreement or the Transactions;

•

changes in the trading price or trading volume of Shares or PropCo Buyer Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for Golden, PropCo Buyer or their respective affiliates by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to Golden or PropCo Buyer (provided that, subject to the other exceptions set forth herein, the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or

•

any failure by such Person and its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that any Effect giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred).

However, in the case of bullets 1, 2, 3 and 5 above, these exceptions apply to the extent (and only to the extent) such Effect disproportionately impacts such Person and its Subsidiaries, taken as a whole, relative to other Persons operating in the same industries.

Conduct of Business Pending the Transactions

Golden has agreed to certain covenants in the Master Transaction Agreement restricting the conduct of its business and the business of its Subsidiaries between November 6, 2025 and the earlier of the Effective Time or the termination of the Master Transaction Agreement. In general, except (A) as set forth in Golden’s confidential disclosure schedules, (B) as required by applicable Law (including Gaming and Liquor Laws), (C) as otherwise expressly contemplated by the Master Transaction Agreement (including consummating or effecting the Pre-Closing Restructuring), or (D) with the prior consent of PropCo Buyer and OpCo Buyer, in each case, such consent not to be unreasonably withheld, conditioned or delayed (collectively, the “IOC Exceptions”), Golden will, and will cause its Subsidiaries to:

•	conduct its operations in all material respects in the ordinary course of business; and

•

use commercially reasonably efforts to (A) keep available the services of its current officers, key employees and consultants, (B) preserve the goodwill and current relationships with material customers, suppliers and other Persons with which Golden or any of its Subsidiaries has significant business relations and (C) keep intact in all material respects its material assets and properties.

Except in accordance with an IOC Exception, Golden has agreed, between November 6, 2025 and the earlier of the Effective Time and the termination of the Master Transaction Agreement, not to, and to cause each of its

Subsidiaries not to, take any of the following actions (provided that (1) clauses (A) and (B) of the IOC Exceptions will not apply to bullets 3(i), 19, 20 and 21 below, and with respect to matters related to the Transferred Real Estate Assets, bullet 23 below, and, with respect to matters related to the foregoing clauses, bullet 28 below, (2) PropCo Buyer may withhold its consent in its sole discretion with respect to each of the foregoing clauses referenced in this parenthetical and with respect to bullets 1, 2, 5, 6, 7, 8, 16, 18, 26 and 27 below, and with respect to the foregoing clauses, bullet 28 below and (3) OpCo Buyer may withhold its consent in its sole discretion with respect to bullets 1, 2, 5, 6, 7, 8, 18, 26, and 27 below):

•	amend its articles of incorporation or bylaws or equivalent organizational documents (including those of any PropCo Acquired Companies);

•

issue, sell, pledge, dispose of, abandon, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, Golden or any of its Subsidiaries, except for in connection with the exercise of Company Options, vesting or settlement of Golden equity awards (i.e., Company RSU Awards, Company PSU Awards, Company Restricted Stock), or vesting or settlement of Company RSU Awards or Company Restricted Stock to directors of Golden in accordance with the current plan of compensation, in each case, on or before the Equity Award Settlement Date and in compliance with the Master Transaction Agreement;

•

sell, pledge, dispose of, transfer, guarantee or encumber any of the (i) Transferred Real Estate Assets or any equity in the PropCo Acquired Companies or (ii) any other material property or assets of Golden or any of its Subsidiaries (other than Intellectual Property), except for existing Contracts listed in Golden’s confidential disclosure schedules or the sale or purchase of goods (other than Transferred Real Estate Assets) in the ordinary course of business that do not exceed $5,000,000 in the aggregate;

•	sell, assign, pledge, transfer, exclusively license, abandon, or otherwise dispose of any Company Owned Intellectual Property, except in the ordinary course of business;

•

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, subject to certain exceptions;

•

reclassify, combine, split, subdivide or amend the terms of or redeem, purchase or otherwise acquire any capital stock or other Equity Interests of Golden or any of its Subsidiaries, subject to certain exceptions;

•

merge or consolidate Golden or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Golden or any of its Subsidiaries;

•	acquire any Person or all or substantially all of the assets of any Person or business, other than acquisitions of inventory, raw materials and other property in the ordinary course of business;

•

incur any indebtedness, issue any debt securities, or assume, guarantee, endorse or otherwise become responsible for the obligations of any Person for borrowed money, in each case subject to certain exceptions;

•	make any repayment of indebtedness that would result in outstanding indebtedness for borrowed money as of Closing being less than $426,000,000;

•	make any loans, advances or capital contributions to, or investments in any other Person in excess of $5,000,000 in the aggregate;

•	enter into, terminate, cancel or renew, or agree to any material amendment to or waiver under any certain material contracts, other than in the ordinary course of business;

•	enter into, or cause or permit any Subsidiary of Golden to enter into, any Lease, or any amendment or modification to, or termination or cancellation of, any Lease, subject to certain exceptions;

•

make any capital expenditure in excess of Golden’s capital expenditure budget, other than expenditures made in response to operational emergencies or capital expenditures, not made in response to operational emergencies, that are not in excess of $5,000,000 individually or $15,000,000 in the aggregate plus the total amount of the capital expenditures reflected in the capital expenditure budget;

•

except in the ordinary course of business, as required by the Master Transaction Agreement, applicable Law or the terms of any Company Benefit Plan or Contract, or as would not result in PropCo Buyer or PropCo Merger Sub to incur any obligations or liability, either (i) materially increase the compensation or benefits payable to the directors or executive officers of Golden or any of its Subsidiaries or (ii) enter into or materially amend any Company Benefit Plan;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP or make any change in accounting policies, practices, principles, methods or procedures, except as required by GAAP or a Governmental Entity;

•

compromise, settle or agree to settle any Proceeding other than those in the ordinary course of business that involve only the payment of monetary damages, net of insurance proceeds, not in excess of $3,000,000 individually or $6,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Golden;

•

make (to the extent inconsistent with past practice), change or revoke any material tax election, adopt or change any material tax accounting method, or settle or compromise any material tax claim, audit or assessment, except in the ordinary course of business;

•	voluntarily agree to change or attempt to change the current zoning or material entitlements of any of the Subject Properties;

•	create, incur or suffer to exist any Lien that affects the Transferred Real Estate Assets or the PropCo Acquired Interests, except Permitted Liens;

•

cause or permit any of the PropCo Acquired Companies to acquire any material real property or material real property interest aside from the Transferred Real Estate Assets and PropCo Acquired Interests;

•	enter into any new line of business or form or enter into any new funds or joint ventures;

•	negotiate, enter into, or otherwise amend any Labor Contract;

•

cancel any of Golden’s or any of its Subsidiaries’ insurance policies or fail to pay premiums such that the failure causes the cancellation of a policy, or fail to use commercially reasonable efforts to maintain policies or obtain comparable substitutes;

•	enter into or amend any Contract that would constitute a Company Related Party Agreement relating to the business conducted at and use and operation of the Transferred Real Estate Assets;

•	cause or permit New HoldCo or any of the PropCo Acquired Companies to incur or be responsible for any Transaction Expenses;

•

establish or create any entity that is taxed as a C corporation for U.S. federal income tax purposes or convert (including by making a check the box election on IRS Form 8832) any entity into an entity that is taxed as a C corporation for U.S. federal income tax purposes; or

•	enter into, authorize any of, or agree or commit to enter into a contract to take any of the foregoing.

Solicitation of Other Offers

The “Go-Shop” Period—Solicitation of Other Offers

During the period (the “Go-Shop Period”) beginning from and after the date of the Master Transaction Agreement until the No-Shop Period Start Date, Golden and its Subsidiaries and its respective representatives shall have the right to:

•	solicit, initiate, propose, encourage or facilitate the making or submission of any Inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•

subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Third Party (and applicable representatives), any non-public information relating to Golden and its Subsidiaries or afford to any such Third Party (and applicable representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Golden and its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or Inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); provided, however, that (A) Golden will substantially concurrently (and in any event within 24 hours) provide to OpCo Buyer and PropCo Buyer, or provide OpCo Buyer and PropCo Buyer access to, any such non-public information concerning Golden that is provided to any such Third Party or its representatives that was not previously provided to OpCo Buyer, PropCo Buyer or each of their respective representatives and (B) Golden and its Subsidiaries shall not provide (and shall not permit any of their respective representatives to provide) any competitively sensitive non-public information to any Third Party who is or who has one or more affiliates that is a competitor of Golden or any of its Subsidiaries in connection with the actions permitted by the “go-shop” provisions of the Master Transaction Agreement, except in accordance with customary “clean room” or other similar procedures;

•

continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Party (and applicable representatives) with respect to an Acquisition Proposal (or any proposal or Inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); and

•

cooperate with or assist or participate in or facilitate any such proposals, Inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that Golden may grant a limited waiver under any “standstill provision” or similar obligation of any Third Party with respect to Golden or any of its Subsidiaries to allow such Third Party to submit or amend an Acquisition Proposal on a confidential basis to the Independent Committee.

Promptly after the No-Shop Period Start Date (and, in any event, within one Business Day thereafter), Golden shall (i) request each Person that has executed a confidentiality agreement in connection with any Inquiry, Acquisition Proposal or its consideration of any Acquisition Proposal to promptly return or destroy all non-public information furnished to such Person by or on behalf of Golden or any of its Subsidiaries prior to the No-Shop Period Start Date and (ii) terminate any data room or other diligence access to each such Person (and its affiliates and representatives).

The “No-Shop” Period—No Solicitation of Other Offers

Except as expressly permitted by the Master Transaction Agreement, from and after the No-Shop Period Start Date until the earlier to occur of the termination of the Master Transaction Agreement and the Effective Time, Golden has agreed that it will, and will cause each of its Subsidiaries and its and their officers and directors to, and will direct its and their other representatives to, immediately cease and cause to be terminated any solicitations, discussions, negotiations or communications with any Third Party that may be ongoing with respect to any Acquisition Proposal.

Except as expressly permitted by the Master Transaction Agreement, from and after the date of the No-Shop Period Start Date until the earlier to occur of the termination of the Master Transaction Agreement and the

Effective Time, Golden has agreed that it will not, and will cause its Subsidiaries and its and their respective officers and directors not to, and will instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other representatives, directly or indirectly through any other Person not to:

•	initiate, solicit or knowingly encourage or knowingly facilitate or assist any Acquisition Proposal or Inquiry;

•

enter into, engage, continue or otherwise participate in any discussions, Inquiry or negotiations with respect thereto (other than informing any Third Party of the existence of the provisions contained in the applicable portion(s) of the “no-shop” provision in the Master Transaction Agreement ) or furnish to any Third Party any non-public information or knowingly grant any Third Party access to its properties, assets, books, contracts, personnel or records in connection with or in response to, or knowingly facilitate in any way any effort by any Third Party in furtherance of any Acquisition Proposal or Inquiry;

•	approve, recommend or endorse (or publicly propose or announce any intention or desire to approve, recommend or endorse) an Acquisition Proposal;

•

terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement in which Golden or any of its Subsidiaries is a party relating to an Acquisition Proposal;

•

except for an Acceptable Confidentiality Agreement, approve, authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (whether written or oral) that provides for an Acquisition Proposal or require Golden to abandon, terminate or fail to consummate the Transactions (any such letter, memorandum, agreement or other Contract, an “Acquisition Agreement”); or

•	resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the Master Transaction Agreement, Golden or Independent Committee will not be required to enforce, and will be permitted to waive, solely to the extent requested by a Third Party in connection with an Acquisition Proposal, any provision of any standstill or confidentiality agreement solely to the extent that the Independent Committee has determined in good faith that (after consultation with its outside legal counsel) the failure to do so would be inconsistent with its fiduciary duties to the shareholders of Golden under applicable Law.

However, if at any time following the No-Shop Period Start Date and prior to the Effective Time, Golden receives an unsolicited (except to the extent such Third Party was solicited during the Go-Shop Period pursuant to and in compliance with the “go-shop” provisions of the Master Transaction Agreement) bona-fide written Acquisition Proposal from a Third Party (that did not result from a breach of Golden’s obligations under the “go-shop” / “no-shop” provisions in the Master Transaction Agreement) that the Independent Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable), based on information then available, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, then Golden may (i) furnish information with respect to Golden to the Third Party making such Acquisition Proposal and its representatives pursuant to one or more Acceptable Confidentiality Agreements and (ii) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided that, (A) prior to taking any of the actions described in the immediately preceding clauses, Golden must comply with its obligations to provide information as outlined in the applicable section of the “go-shop” / “no-shop” provisions of the Master Transaction Agreement with respect to such Acquisition Proposal and must notify OpCo Buyer and PropCo Buyer that it intends to take such action with respect to such Acquisition Proposal and (B) any material non-public information concerning Golden provided or made available to any Third Party shall, to the extent not previously provided or made available to OpCo Buyer and PropCo Buyer, be provided or made available to

OpCo Buyer and PropCo Buyer substantially concurrently with when it is provided or made available to such Third Party.

Furnishing Information Regarding an Acquisition Proposal

From and after the date of the Master Transaction Agreement and until the earlier of the termination of the Master Transaction Agreement and the Effective Time:

•

During the Go-Shop Period (prior to the No-Shop Period Start Date), Golden shall promptly (and in any event within 24 hours) notify (via email being acceptable) OpCo Buyer and PropCo Buyer after receipt of any Acquisition Proposal of (i) whether the person making such proposal is a strategic acquirer or financial sponsor and (ii) a summary of the material terms and conditions of such Acquisition Proposal; provided, however, that Golden shall not be required to disclose the specific identity of the person making such Acquisition Proposal.

•

On the No-Shop Period Start Date, to the extent the Master Transaction Agreement has not been terminated, Golden shall deliver to OpCo Buyer and PropCo Buyer, a written notice setting forth (i) the identity of each Third Party from whom Golden received an Acquisition Proposal after the execution of the Master Transaction Agreement and prior to the No-Shop Period Start Date, (ii) a summary of the material terms and conditions of such Acquisition Proposal to the extent such material terms and conditions are not included in the written materials provided in the following clause (iii), and (iii) copies of any written materials and documents containing the material terms and conditions of such Acquisition Proposal provided to Golden or its representatives.

•

On and after the No-Shop Period Start Date, Golden shall promptly (and in any event within 24 hours) notify (via email being acceptable) OpCo Buyer and PropCo Buyer after receipt of any Acquisition Proposal or any request for nonpublic information regarding Golden or any of its Subsidiaries by any Third Party that informs Golden that it is considering making, or has made, an Acquisition Proposal, or any other Inquiry from any Person seeking to have discussions or negotiations with Golden regarding a possible Acquisition Proposal. Such notice shall be in writing and shall (i) identify the Person making such Acquisition Proposal or Inquiry, and (ii) include a copy of such Acquisition Proposal or Inquiry (if in writing) and any material documentation or correspondence that sets forth any such terms (or, where no such copy is available, a reasonable description of such Acquisition Proposal or Inquiry). Golden shall as promptly as practical (and in any event within 24 hours after the execution thereof) provide PropCo Buyer and OpCo Buyer a copy of any executed Acceptable Confidentiality Agreement entered into pursuant to the applicable section of the “go-shop” / “no-shop” provisions of the Master Transaction Agreement. Without limiting the foregoing, Golden shall promptly (and in any event within 24 hours after such determination) (A) advise OpCo Buyer and PropCo Buyer if Golden determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to the applicable section of the “go-shop” / “no-shop” provisions of the Master Transaction Agreement and (B) keep OpCo Buyer and PropCo Buyer informed on a reasonably current basis regarding material developments, discussions and negotiations concerning any such Acquisition Proposal, and upon the request of OpCo Buyer and PropCo Buyer shall apprise OpCo Buyer and PropCo Buyer of the status of such Acquisition Proposal.

Change of Recommendation; Intervening Events

Except as expressly permitted by the Master Transaction Agreement, from and after the No-Shop Period Start Date until the earlier to occur of the termination of the Master Transaction Agreement and the receipt of the Company Shareholder Approval, the Independent Committee shall not:

•	approve, endorse, recommend or otherwise publicly declare advisable, or publicly propose to approve or recommend, any Acquisition Proposal;

•	withhold, withdraw, change or qualify, in a manner adverse to OpCo Buyer, PropCo Buyer or PropCo Merger Sub, the Independent Committee Approval;

•	approve, permit or cause Golden to enter into an Acquisition Agreement;

•	fail to recommend to Golden’s shareholders that the Company Shareholder Approval be given or include the Independent Committee Approval in this proxy statement;

•

make any public recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by Golden’s shareholders), other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Independent Committee of the type contemplated by Rule 14d-9(f) under the Exchange Act (or a substantially similar communication), in each case that includes a reaffirmation of the Independent Committee Approval, within 10 Business Days after the commencement of such tender offer or exchange offer;

•

if an Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in the bullet above) or Inquiry or any material modification thereof is made public or is otherwise sent to the holders of Shares, fail to issue a press release or other public communication that reaffirms the Independent Committee Approval within 10 Business Days (or if the Special Meeting is scheduled to be held within 10 Business Days form the date of such announcement, promptly and in any event prior to the date on which the Special Meeting is scheduled to be held) after OpCo Buyer or PropCo Buyer so requests in writing; or

•	resolve or agree to do any of the foregoing.

We refer to any of the actions described in the bullets above as a “Change of Recommendation.”

However, the Independent Committee may at any time prior to the receipt of the Company Shareholder Approval, effect a Change of Recommendation with respect to such Superior Proposal and/or terminate the Master Transaction Agreement pursuant to the applicable termination provision of the Master Transaction Agreement, if and only if:

•

Golden receives an unsolicited (except to the extent such Third Party was solicited during the Go-Shop Period pursuant to and in compliance with the “go-shop” provision of the Master Transaction Agreement) bona fide written Acquisition Proposal from a Third Party that did not result from a breach of Golden’s obligations under the “go-shop” and “no-shop” provisions in the Master Transaction Agreement and is not withdrawn;

•	the Independent Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal; and

•

the Independent Committee has determined in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with their fiduciary duties to the shareholders of Golden under applicable Law.

Golden and the Independent Committee shall not be entitled to effect a Change of Recommendation or terminate the Master Transaction Agreement pursuant to the applicable termination provision of the Master Transaction Agreement unless:

•	Golden shall have provided to OpCo Buyer and PropCo Buyer at least four Business Days’ prior written notice (the “Notice Period”) that it intends to take a Change of Recommendation;

•

the notice identifies the Person who made the Acquisition Proposal, specifies in reasonable detail the reasons for the Change of Recommendation (including all material terms and conditions of such Acquisition Proposal and a copy of the proposed Acquisition Agreement and material and relevant documents in connection therewith);

•

during the Notice Period, if requested by OpCo Buyer or PropCo Buyer, Golden shall have engaged in good faith negotiations with OpCo Buyer and/or PropCo Buyer, as applicable, and their respective representatives regarding any adjustment and/or amendment to the Master Transaction Agreement proposed in writing by OpCo Buyer and/or PropCo Buyer such that the relevant Acquisition Proposal ceases to be a Superior Proposal;

•

the Independent Committee shall have considered in good faith any adjustments and/or proposed amendments to the Master Transaction Agreement and related agreements (including a change to the price terms) contemplated thereby that may be irrevocably offered in writing by OpCo Buyer and/or PropCo Buyer no later than 11:59 a.m., Las Vegas, Nevada time, on the last day of the Notice Period;

•

the Independent Committee shall have determined in good faith after consultation with Golden’s financial advisors and outside legal counsel that the Superior Proposal constitutes or would continue to constitute a Superior Proposal if such terms were to be given effect; and

•

after consultation with Golden’s outside counsel, the failure to effect such Change of Recommendation pursuant to the “go-shop” / “no-shop” provisions of the Master Transaction Agreement would be inconsistent with its fiduciary duties to the shareholders of Golden under applicable Law.

Prior to receipt of the Company Shareholder Approval, the Independent Committee may effect a Change of Recommendation if it determines that an Intervening Event has occurred and is continuing and it also determines, in good faith and after consultation with outside counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the shareholders of Golden under applicable Law. Golden must provide written notice to OpCo Buyer and PropCo Buyer at least five Business Days before such Change of Recommendation advising them of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Recommendation. And such Change of Recommendation shall not occur until a time that is after the fifth Business Day following OpCo Buyer’s and PropCo Buyer’s receipt of such written notice, provided that during such five-Business Day period Golden has negotiated in good faith with OpCo Buyer and PropCo Buyer, and their respective Representatives, to the extent OpCo Buyer or PropCo Buyer wishes to negotiate to make such adjustments and/or proposed amendments to the terms and conditions of the Master Transaction Agreement and, at the end of such five-Business Day period, the Independent Committee maintains its determination that the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the shareholders of Golden under applicable Law, after taking into account any adjustments and/or proposed amendments irrevocably offered in writing by OpCo Buyer or PropCo Buyer.

Conditions to Closing the Transactions

The respective obligations of all Parties to consummate the OpCo Sale and effect the Merger are subject to the satisfaction or waiver (if permissible under applicable Law) at or prior to consummation of the OpCo Sale or the Effective Time, as applicable, of each of the following conditions:

•	the receipt of the Company Shareholder Approval;

•

all waivers, consents, clearances, approvals and authorizations under the applicable Gaming and Liquor Laws (including the Gaming and Liquor Approvals) set forth on the confidential schedules to the Master Transaction Agreement (the “Specified Laws”) must have been filed or obtained, as applicable, and must be in full force and effect;

•	the completion of the Pre-Closing Restructuring, including the execution and delivery of all documents, certificates or other instruments required to effectuate the Pre-Closing Restructuring;

•	the consummation of the OpCo Sale or Merger not being restrained, enjoined or otherwise prohibited by any Order of any Governmental Entity of competent jurisdiction;

•	the consummation of the OpCo Sale or Merger not being made illegal by the enactment, entrance, promulgation or enforcement of a Law by any Governmental Entity;

•	the approval for listing on the NYSE of the issuance of the PropCo Buyer Shares in connection with the Merger, subject to official notice of issuance; and

•

the effectiveness of the Registration Statement under the Securities Act, that no stop order suspending the effectiveness of the Registration Statement was issued, and that no related Proceedings had been initiated or threatened by the SEC (and not withdrawn).

In addition, the obligations of New HoldCo to consummate the OpCo Sale and effect the Merger are subject to the satisfaction or waiver by New HoldCo, at or prior to the consummation of the OpCo Sale or the Effective Time, of the following conditions:

•

each representation and warranty of OpCo Buyer, PropCo Buyer and PropCo Merger Sub, without giving effect to any qualifications as to materiality or a Material Adverse Effect or other similar qualifications, must be true and correct as of the date of the Closing Date except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Material Adverse Effect;

•

each of OpCo Buyer, PropCo Buyer and PropCo Merger Sub must have performed and complied in all material respects with all covenants and agreements required to be complied with or performed by it under the Master Transaction Agreement at or prior to the Closing Date;

•	the absence of any Material Adverse Effect with respect to OpCo Buyer, PropCo Buyer or PropCo Merger Sub since the date of the Master Transaction Agreement that is continuing;

•	New HoldCo must have received a certificate from each of OpCo Buyer and PropCo Buyer verifying the foregoing conditions have been satisfied; and

•	New HoldCo must have received a written opinion from Latham & Watkins LLP to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of PropCo Buyer and PropCo Merger Sub to effect the Merger are subject to the satisfaction or waiver by PropCo Buyer or PropCo Merger Sub, at or prior to the Effective Time, of the following conditions:

•

Each representation and warranty of Golden and OpCo Buyer, as applicable (i) regarding (x) with respect to Golden, corporate organization, capitalization (other than the capital structure), authority, execution and delivery and enforceability, opinion of financial advisor, broker’s fees, and New HoldCo, New OpCo, PropCo and Owner SPEs and (y) with respect to OpCo Buyer, corporate organization, authority, execution and delivery and enforceability, and broker’s fees, shall be true and correct in all material respects as of the date of the Master Transaction Agreement and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such date or time), (ii) regarding Golden’s capital structure shall be true and correct in all but de minimis respects as of as of the date of the Master Transaction Agreement and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all but de minimis respects as of such date or time) and (iii) as otherwise set forth in the representations and warranties of Golden and OpCo Buyer, as applicable, in the Master Transaction Agreement, without giving effect to any qualifications as to materiality or Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of the Master Transaction Agreement and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Material Adverse Effect;

•

each of Golden and OpCo Buyer must have performed and complied in all material respects with all covenants and agreements required to be complied with or performed by it under the Master Transaction Agreement at or prior to the Closing Date;

•	the absence of any Material Adverse Effect with respect to Golden or OpCo Buyer since the date of the Master Transaction Agreement that is continuing;

•	PropCo Buyer must have received a certificate from each of New HoldCo and OpCo Buyer verifying the foregoing conditions have been satisfied;

•

the conveyance and transference of fee title to each Subject Property to, and as of the Closing held by, the applicable Owner SPE (subject to no liens other than Permitted Liens) and the issuance of each Title Policy to the applicable Owner SPE (or PropCo Buyer’s designee);

•	PropCo Buyer must have received a written opinion from Hogan Lovells US LLP to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

One or more Covered Events (as defined below) shall not have occurred since the date of the Master Transaction Agreement for which as of the Closing Date (i) in the case of a casualty, the remaining cost of repair or restoration, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed $174,000,000 in the aggregate or (ii) in the case of a Condemnation, such Condemnation has resulted or would reasonably be expected to result in the permanent loss of more than $174,000,000 in the aggregate of the fair market value of the Subject Properties;

•	OpCo Buyer had paid in full any Excess Debt Amount; and

•

Golden shall have delivered to PropCo Buyer an updated study performed by a nationally recognized independent public accounting firm reasonably acceptable to PropCo Buyer and Golden (in substantially the same form as provided prior to the date of the Master Transaction Agreement), estimating that Golden’s aggregate current and accumulated earnings and profits, after accounting for any reductions resulting from the consummation of the Transactions (through but excluding the Merger at the Effective Time) and after accounting for any permitted dividends, as of a month end as close as practical to the Closing Date, does not exceed $460,000,000.

The obligations of OpCo Buyer to consummate the OpCo Sale are subject to the satisfaction or waiver by OpCo Buyer, at or prior to the consummation of the OpCo Sale, of the following conditions:

•

Each representation and warranty of Golden, PropCo Buyer and PropCo Merger Sub, as applicable, (i) regarding (x) with respect to Golden, corporate organization, capitalization (other than capital structure), authority, execution and delivery and enforceability, broker’s fees, and New HoldCo, New OpCo, PropCo and Owner SPEs and (y) with respect to PropCo Buyer and PropCo Merger Sub, corporate organization, authority, execution and delivery and enforceability, and broker’s fees, shall be true and correct in all material respects as of the date of the Master Transaction Agreement and as of the Closing Date as though made on the Closing Date, (except for representations and warranties that relate to a specific date or time which need only be true and correct in all material respects as of such date or time), (ii) regarding Golden’s capital structure shall be true and correct in all but de minimis respects as of the date of the Master Transaction Agreement and as of the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all but de minimis respects as of such date or time), and (iii) otherwise set forth in the representations and warranties of PropCo Buyer and PropCo Merger Sub, without giving effect to any qualifications as to materiality or Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of the Master Transaction Agreement as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Material Adverse Effect;

•

each of PropCo Buyer and PropCo Merger Sub must have performed and complied in all material respects with all covenants and agreements required to be complied with or performed by it under the Master Transaction Agreement at or prior to the Closing Date;

•	the absence of any Material Adverse Effect with respect to Golden, PropCo Buyer or PropCo Merger Sub since the date of the Master Transaction Agreement that is continuing;

•	OpCo Buyer must have received a certificate from each of Golden and PropCo Buyer verifying the foregoing conditions have been satisfied; and

•	the payment in full by PropCo Buyer of the Target Debt Amount.

Indemnification and Insurance

Pursuant to the terms of the Master Transaction Agreement, for six years from and after the Effective Time, each of the past and present directors and officers of Golden and its employees who served as a fiduciary of a Company Benefit Plan (collectively, the “Indemnitees”) will be entitled to certain ongoing indemnification and coverage provided by OpCo Buyer. Such Indemnitees will be indemnified, defended and held harmless against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with the Master Transaction Agreement or the Transactions; provided that, to the extent required by applicable Law, such Indemnitee agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnitee is not ultimately entitled.

For the period of six years from the Effective Time, the Surviving Company and PropCo Buyer will cause to be maintained in effect the provisions in the organizational documents of New HoldCo (or in any Contract of New HoldCo with any of its directors, officers or employees in effect) existing as of the Effective Time regarding all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with the Master Transaction Agreement or the Transactions) existing as of the Effective Time in favor of the Indemnitees, and no such provision may be amended, modified or repealed in any manner that would adversely affect the rights thereunder of any Indemnitees.

New HoldCo has agreed to obtain, prior to the Closing and at the sole cost and expense of New OpCo, directors’ and officers’ liability and fiduciary liability “tail” insurance with terms, conditions, retentions and limits of liability that are substantially equivalent to the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by New HoldCo. In each case, such “tail” insurance will have an effective term of six years from the Closing and will cover claims related to matters arising at or prior to the Closing and will be substantially equivalent to and in any event not less favorable than the existing policy of Golden (or the best coverage available). However, neither party will commit or spend on any such “tail” policy, in the aggregate, more than 300% of the current annual premium paid by Golden.

Any legal successor and permitted assign of the Surviving Company or PropCo Buyer must assume all the obligations set forth in the Master Transaction Agreement related to indemnification and directors’ and officers’ insurance, as described in this section, “The Master Transaction Agreement—Indemnification and Insurance.”

Financing of the OpCo Sale

In order to fund all or a portion of the OpCo Sale, OpCo Buyer (the “Borrower”) or its affiliates will obtain debt financing in an aggregate amount of $135.0 million, which may take the form of (i) borrowings of term loans under a new syndicated term loan B facility, (ii) borrowings of loans under a new pro rata credit facility,

(iii) borrowings under a new direct lending credit facility, and/or (iv) borrowings under certain other debt financings (clauses (i), (ii), (iii) and (iv) above, together, the “Permanent Financing”), or if, and only to the extent that, the Borrower does not receive aggregate gross proceeds of at least $135.0 million from the Permanent Financing on or prior to the Closing Date, the Borrower will borrow loans of up to $135.0 million in aggregate principal amount of senior secured loans under the Bridge Facility (the net cash proceeds of any such Permanent Financing or Bridge Facility, the “Cash Consideration”).

All existing third party debt for borrowed money of Golden and the direct and indirect subsidiaries of Golden, contemporaneously with or immediately prior to the consummation of the Transactions, will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated and all commitments thereunder will have been terminated, including with respect to all obligations under the Company Credit Agreement (the “Refinancing”), other than (a) ordinary course capital leases, letters of credit and surety bonds permitted to remain outstanding pursuant to the terms of the Master Transaction Agreement, (b) indebtedness permitted to remain outstanding under the Bridge Facility and (c) certain other indebtedness that the Borrower and Banco Santander, S.A., New York Branch, as the Debt Financing Source, reasonably agree may remain outstanding after the Closing Date.

The Cash Consideration will be applied to fund the OpCo Sale and to pay the fees, premiums, expenses and other transaction costs incurred in connection therewith, including, without limitation, those amounts set forth in the Fee Letter, dated as of November 6, 2025, by and among the Borrower and the Debt Financing Source.

Other Covenants

Company Shareholder Approval and Special Meeting

As promptly as reasonably practicable, Golden will use its reasonable best efforts to cause this proxy statement and Schedule 13E-3 to be filed with the SEC and mailed to Golden’s shareholders. As promptly as reasonably practical after the filing of this proxy statement and Schedule 13E-3 with the SEC, Golden will (i) take all action necessary in accordance with the MBCA, Golden’s articles of incorporation, and Golden’s bylaws to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval, and (ii) subject to a Change of Recommendation in accordance with the applicable “go-shop” and “no-shop” provisions of the Master Transaction Agreement, will include the Independent Committee Approval in this proxy statement and use all reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of the Master Transaction Agreement (including by postponing or adjourning the Special Meeting to allow additional solicitation of proxies in order to obtain the Company Shareholder Approval if necessary). Golden may postpone or adjourn the Special Meeting from time to time (a) with the consent of OpCo Buyer and PropCo Buyer (not to be unreasonably withheld, conditioned or delayed), (b) solely for the purpose of and for the times reasonably necessary to solicit additional proxies to obtain quorum or votes in favor of the approval of the Master Transaction Agreement, if, on a date for which the Special Meeting is scheduled, a quorum has not been established or Golden has not received proxies representing a sufficient number of shares to obtain the Company Shareholder Approval or (c) after consultation in good faith with OpCo Buyer and PropCo Buyer to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Independent Committee has in good faith (after consultation with it outside legal counsel) determined is necessary under applicable law or fiduciary duty and for such supplemental or amended disclosure to be disseminated to and reviewed by Golden’s shareholders prior to the Special Meeting; provided that the Special Meeting will not be postponed or adjourned to a date that is more than 30 days after the date for which the Special Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law) without the consent of PropCo Buyer and OpCo Buyer.

Regulatory Approvals and Efforts

Under applicable Gaming and Liquor Laws, the Transactions cannot be completed until the Transactions contemplated under the Master Transaction Agreement receives all required approvals under applicable Gaming and Liquor Laws.

Pursuant to the Master Transaction Agreement, subject to certain exceptions, the Parties have agreed to use their reasonable best efforts to take all actions that are necessary, proper, or advisable under the Master Transaction Agreement and applicable law, including Gaming and Liquor Laws, to consummate the Transactions as promptly as practicable, including using reasonable best efforts to, among other things, obtain all necessary or advisable approvals from Governmental Entities (including Gaming and Liquor Approvals, applicable federal or state securities Laws, and the Gaming and Liquor Laws). All fees and expenses associated therewith and incurred by the Parties shall be borne solely and entirely by the Party that has incurred the same. Notwithstanding the foregoing, if the Closing occurs, OpCo Buyer shall be solely responsible for and pay all filing fees and other costs incurred by any Party in connection with obtaining Governmental Permits required to be obtained by Golden or OpCo Buyer in connection with the Transactions. Further, Closing is conditioned upon the receipt and continuing effectiveness of all required Governmental Permits related to gaming issued by any Governmental Entity, including a Gaming and Liquor Authority, or under any Gaming and Liquor Laws. Golden has represented that all Governmental Permits held by Golden are valid, subsisting and in full force and effect, except where the failure to have or maintain such Governmental Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

While, subject to certain exceptions, the Parties agree to cooperate with one another in regulatory filings and proceedings, promptly share necessary information, consult on filings and submissions, keep each other apprised of regulatory developments related to the Master Transaction Agreement, and agree not to take or fail to take any action that would materially delay, impede, or prevent obtaining required approvals or consummating the Master Transaction Agreement, and although the Parties expect that all required approvals will be obtained, it cannot be assured that all approvals will be obtained or that the approvals will not involve the imposition of additional conditions.

Delisting and Listing

If the Transactions are completed, the Surviving Company will use its reasonable best efforts to cause Golden’s securities to be de-listed from the Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time Golden will reasonably cooperate with PropCo Buyer and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the Nasdaq to enable such delisting and deregistration. As such, Golden will no longer file periodic reports, current reports, proxy or information statements with the SEC on account of Golden’s common stock. If the Transactions are not completed, Golden’s common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act.

PropCo Buyer will use its reasonable best efforts to take all action necessary, proper or advisable under applicable Laws and the rules and policies of the applicable stock exchange and the SEC to cause and enable the PropCo Buyer Shares to be issued in the Merger to be approved for listing on the NYSE no later than the Effective Time, subject to official notice of issuance. PropCo Buyer will also take any other action (other than qualifying to do business or filing a general consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of PropCo Buyer Shares in the Merger, and Golden will furnish to PropCo Buyer all information concerning Golden as may be reasonably requested in connection with any such actions. As such, the PropCo Buyer Shares received in connection with the Merger will be listed on the NYSE and registered under the Exchange Act and, as a result, freely tradeable.

Shareholder Litigation

Prior to the Effective Time, Golden will: (i) give PropCo Buyer and OpCo Buyer reasonable opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against Golden and/or its directors and/or officers relating to the Transactions, including the OpCo Sale and the Merger and (ii) promptly notify PropCo Buyer and OpCo Buyer of any such litigation and will keep PropCo Buyer and OpCo Buyer reasonably and promptly informed with respect to the status thereof. PropCo Buyer and OpCo Buyer will have (a) the right to review all material filings or responses to be made by Golden in connection with, any shareholder litigation (and Golden will give due consideration to PropCo Buyer’s and/or OpCo Buyer’s comments and other advice with respect to such shareholder litigation, including with respect to strategy and any significant decisions related thereto), and (b) the opportunity to consult on the settlement, release, waiver or compromise of any such Proceeding. Golden may not, and may not agree to, settle, release, waive or compromise such Proceeding to without the prior written consent of PropCo Buyer and OpCo Buyer (which such consent is not to be unreasonably withheld, conditioned or delayed).

Cooperation With Debt Financing

Prior to the Closing, OpCo Buyer has agreed to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including complying with any request requiring the exercise of any flex provisions in the fee letter), as promptly as possible.

If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account flex terms), OpCo Buyer will use reasonable best efforts to arrange and obtain alternative financing, including from alternative sources in an amount that is sufficient to replace any unavailable portion of the Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this section “Master Transaction Agreement—Other Covenants—Cooperation With Debt Financing” will be applicable to the Alternative Financing, and, for the purposes of this section “—Cooperation With Debt Financing” all references to the Debt Financing will be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or Bridge Facility Documentation will include the applicable documents for the Alternative Financing.

In connection with the efforts of OpCo Buyer to arrange the financing, prior to the Closing, Golden has agreed to use commercially reasonable efforts, at OpCo Buyer’s sole expense, to cooperate and cause Golden’s Subsidiaries to cooperate with OpCo Buyer in connection with the arrangement of the Debt Financing as may be customary and reasonably requested in writing by OpCo Buyer (provided that such requested cooperation does not (x) unreasonably interfere with the ongoing operations of Golden and its Subsidiaries, (y) cause any representation or warranty in the Master Transaction Agreement to be breached or (z) cause any condition in the Master Transaction Agreement to fail to be satisfied), including using commercially reasonable efforts to: (i) participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, in each case, upon reasonable advance notice; (ii) furnish, as promptly as practicable and in any event on or prior to the dates required by the Debt Commitment Letter, OpCo Buyer and the Debt Financing Source Related Party with (x) the Required Financial Information and (y) such other financial and other pertinent information regarding Golden as will exist and not already be available to OpCo Buyer and be reasonably requested by OpCo Buyer for use in connection with any marketing of the Debt Financing (provided that, Golden will not be required to provide, and OpCo Buyer will be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, or (C) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing); (iii) reasonably assist OpCo Buyer and the Debt Financing Source and any Debt Financing Source Related Party in the preparation of (A) customary marketing material to be used in a syndication of the Debt Financing and (B) materials for rating agency presentations (provided that Golden will have the right to review and comment on materials in the foregoing clauses (A) and (B) prior to the dissemination of such material to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity));

(iv) cooperate with the marketing efforts of OpCo Buyer and the Debt Financing Source and any Debt Financing Source Related Party for any portion of the Debt Financing as reasonably requested by OpCo Buyer; (v) reasonably assist in the preparation of a customary confidential information memorandum; (vi) permit the use of all of Golden’s and its Subsidiaries’ logos in connection with the Debt Financing subject to Golden’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and in a manner usual and customary for debt financings of a type similar to the Debt Financing; (vii) reasonably assist with OpCo Buyer’s preparation of documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and providing beneficial ownership certificates, in each case, at least 10 Business Days prior to Closing; (viii) cooperate with OpCo Buyer’s financing sources’ reasonable due diligence investigation and evaluation of the assets and properties of Golden and its Subsidiaries for the purpose of establishing collateral arrangements and otherwise reasonably facilitating the pledging of collateral and execution and delivery of definitive pledge and security documents and other financing documents or other certificates or documents as may be reasonably requested by OpCo Buyer or OpCo Buyer’s financing sources to consummate the Debt Financing; (ix) provide reasonable assistance in the preparations for the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing); (x) reasonably assist with the OpCo Buyer’s preparation, execution and delivery of one or more credit agreements, pledge and security documents and other definitive documentation or other certificates or documents (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder), reasonably requested by OpCo Buyer; and (xi) take all corporate or other organizational actions reasonably requested by OpCo Buyer to permit the consummation of the Debt Financing.

Pre-Closing Restructuring

Prior to the Closing, Golden will take (or cause one or more of its Affiliates to take) the actions described in the Master Transaction Agreement to consummate the Pre-Closing Restructuring. Golden will (i) keep PropCo Buyer and OpCo Buyer reasonably informed with respect to the Pre-Closing Restructuring and will not amend any Pre-Closing Restructuring steps without the prior written consent of PropCo Buyer and OpCo Buyer and (ii) prior to executing any documents to effectuate the Pre-Closing Restructuring, submit such documents to PropCo Buyer and OpCo Buyer as far in advance as is reasonably practicable for their review and approval (such approval not to be unreasonably withheld, conditioned or delayed) and give due consideration to all reasonable additions, deletions or changes suggested by PropCo Buyer and/or OpCo Buyer. PropCo Buyer may propose, and will consult in good faith with OpCo Buyer with respect to, reasonable amendments or modifications to the Pre-Closing Restructuring steps, and each other Party will use commercially reasonable efforts to take (or will cause one or more of its Affiliates to take) the actions required or advisable to effect such amendments or modifications proposed by PropCo Buyer, provided that (a) PropCo Buyer has irrevocably notified each other Party that it stands ready, willing and able to consummate the Merger consistent with the terms of the Master Transaction Agreement, (b) such amendments or modifications would not reasonably be expected to adversely impact in any material respect OpCo Buyer’s obligations under the Tax Matters and Indemnity Agreement or create additional financial or other material obligations or liabilities for OpCo Buyer, Golden or any of its Subsidiaries (provided that if such amendments or modifications would not result in the obligations or liabilities of such Person being more than they otherwise would have been had such amendment or modification not been made, then such amendment or modification will not be considered materially adverse), and (c) such amendments or modifications would not reasonably be expected to alter the form of consideration payable in connection with the Merger, change the Merger Consideration payable to the shareholders of Golden or change the tax treatment of the Merger described in the Master Transaction Agreement.

Repayment of Company Credit Facilities

No less than five Business Days prior to the Closing Date, Golden will repay an amount under the Revolving Facility as is necessary so that the aggregate amount of borrowings outstanding under the Company Credit Agreement, together with all accrued and unpaid interest, upon such repayment does not exceed the Target

Debt Amount. On the Closing Date, PropCo Buyer will pay the amount equal to the Target Debt Amount in respect of the Company Credit Agreement and OpCo Buyer will pay the amount equal to the Excess Debt Amount in respect of the Company Credit Agreement.

Transaction Expenses

On the Closing Date, OpCo Buyer will pay or cause to be paid, on behalf of Golden and its Subsidiaries, any unpaid Transaction Expenses.

Draft E&P Study

No less than ten days prior to the Closing Date, Golden agreed to provide PropCo Buyer a draft of a study performed by a nationally recognized independent public accounting firm reasonably acceptable to PropCo Buyer and Golden estimating that Golden’s aggregate current and accumulated earnings and profits, after accounting for any reductions resulting from the consummation of the Transactions (through but excluding the Merger at the Effective Time) and after accounting for any permitted dividends, as of a month end as close as practical to the Closing Date, does not exceed $460,000,000.

Employee and Employees Benefits Matters

At all times following the Closing Date, OpCo Buyer will, or will cause its Affiliates to, comply with the terms and conditions of all applicable collective bargaining agreements or other contracts with a union or works council (if any), as may be amended from time to time; provided, however, that OpCo Buyer’s obligations under the Master Transaction Agreement will be in addition to, and not in contravention of, any obligations under the applicable agreements or contracts (if any) or applicable Law.

Tax Matters

Golden and PropCo Buyer agree to use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the tax opinions from their respective counsel regarding the same. PropCo Buyer agrees to use its best efforts to meet the requirements to qualify as a REIT, subject to certain conditions.

Termination of the Master Transaction Agreement

In general, the Master Transaction Agreement may be terminated prior to the Effective Time in the following ways (subject to certain limitations and exceptions):

•	By mutual written consent of OpCo Buyer, PropCo Buyer and Golden.

•	By any of Golden, OpCo Buyer or PropCo Buyer if:

•	Company Shareholder Approval was not obtained by a vote taken at Golden shareholder meeting duly convened therefor or any adjournment or postponement thereof;

•

a Governmental Entity of competent jurisdiction issued a final, non-appealable Order or took any other final action permanently restraining, enjoining or otherwise prohibiting the consummation of the OpCo Sale, Merger, or the other Transactions (except that this right to terminate the Master Transaction Agreement will not be available if the party seeking to terminate the Master Transaction Agreement did not comply with its obligations under the applicable regulatory efforts covenant in the Master Transaction Agreement); and

•	the Effective Time has not have occurred on or before the Initial Outside Date, subject to an automatic extension to the Extended Outside Date if at the Initial Outside Date all of the closing conditions listed in the Master Transaction Agreement (except regulatory approvals conditions with respect to Orders related to any Specified Law) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been validly waived, as applicable (except that this right to terminate the Master Transaction Agreement will not be available to a party if there has been a material breach by such party of its representations, warranties or covenants contained in the Master Transaction Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred before the Initial Outside Date or the Extended Outside Date).

•	By OpCo Buyer or PropCo Buyer:

•

If, at any time prior to the receipt of the Company Shareholder Approval, (i) the Independent Committee has effected a Change of Recommendation, (ii) Golden violated any of its obligations under the “go-shop” or “no-shop” provisions of the Master Transaction Agreement (other than immaterial or inadvertent violations thereof that did not result in an Acquisition Proposal); or (iii) Golden entered into an Acquisition Agreement relating to an Acquisition Proposal.

•	By Golden or PropCo Buyer:

•

at any time prior to the Effective Time, if (i) all of OpCo Buyer’s conditions to closing under the Master Transaction Agreement have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by law, waived, (ii) OpCo Buyer has failed to consummate the OpCo Sale by the time the Closing was required to occur pursuant to the Master Transaction Agreement, (iii) Golden or PropCo Buyer, as applicable, has irrevocably notified OpCo Buyer in writing that that they stand ready, willing and able to consummate, and will consummate, the Transactions, (iv) Golden or PropCo Buyer, as applicable, has given OpCo Buyer written notice at least five Business Days prior to such termination stating Golden’s or PropCo Buyer’s, as applicable, intention to terminate the Master Transaction Agreement pursuant to this termination right and (v) the OpCo Sale has not been consummated at the end of such five Business Day period.

•	By Golden:

•

prior to the receipt of Company Shareholder Approval, if the Independent Committee accepts a Superior Proposal in accordance with the “go-shop” / “no-shop” provisions of the Master Transaction Agreement and Golden substantially concurrently with such termination enters into a binding agreement with respect to such Superior Proposal (so long as prior to or concurrently with such termination Golden pays the Company Termination Fee); and

•

prior to the Effective Time, if (i) either OpCo Buyer, PropCo Buyer or PropCo Merger Sub has breached any of their respective representations, warranties or covenants (such that New HoldCo’s conditions to closing under the Master Transaction Agreement are not reasonably capable of being satisfied while such breach is continuing), (ii) Golden delivered to OpCo Buyer or PropCo Buyer, as applicable, written notice of such breach and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to OpCo Buyer or PropCo Buyer, as applicable, and such breach has not been cured in all material respects (except Golden may not terminate the Master Transaction Agreement pursuant to this termination right if there has been any material breach by Golden of its representations, warranties, covenants or agreements contained in the Master Transaction Agreement and such breach is not cured in all material respects).

•	By PropCo Buyer:

•	at any time prior to the Effective Time, if (i) either Golden or OpCo Buyer has breached any of their respective representations, warranties or covenants (such that PropCo Buyer’s and PropCo

Merger Sub’s conditions to closing under the Master Transaction Agreement are not reasonably capable of being satisfied while such breach is continuing) (ii) PropCo Buyer has delivered to Golden or OpCo Buyer, as applicable, written notice of such breach and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Golden or OpCo Buyer, as applicable, and such breach has not been cured in all material respect (except PropCo Buyer and PropCo Merger Sub may not terminate the Master Transaction Agreement pursuant to this termination right if there has been any material breach by PropCo Buyer or PropCo Merger Sub of its representations, warranties, covenants or agreements contained in the Master Transaction Agreement and such breach is not cured in all material respects).

•	By OpCo Buyer:

•

at any time prior to the Effective Time, if (i) either Golden, PropCo Buyer or PropCo Merger Sub has breached any of their respective representations, warranties or covenants (such that OpCo Buyer’s conditions to closing under the Master Transaction Agreement are not reasonably capable of being satisfied while such breach is continuing), (ii) OpCo Buyer has delivered to Golden or PropCo Buyer, as applicable, written notice of such breach and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Golden or PropCo Buyer, as applicable, and such breach has not been cured in all material respect (except OpCo Buyer may not terminate the Master Transaction Agreement pursuant to this termination right if there has been any material breach by the OpCo Buyer of its representations, warranties, covenants or agreements contained in the Master Transaction Agreement and such breach is not cured in all material respects).

None of the Parties will be relieved from liabilities or damages resulting from any fraud incurred or suffered as a result of Willful and Material Breach by any Party of its representations, warranties, covenants or other agreements set forth in the Master Transaction Agreement as a result of termination.

Termination Fees

Payment of Termination Fee by Golden

If the Master Transaction Agreement is validly terminated in specified circumstances, Golden may be required to pay the Company Termination Fee.

Golden must pay the Company Termination Fee if the Master Transaction Agreement is validly terminated under any of the following circumstances:

•

By OpCo Buyer or PropCo Buyer, if, at any time prior to the receipt of the Company Shareholder Approval, (i) the Independent Committee has effected a Change of Recommendation, (ii) Golden violated any of its obligations under the “go-shop” or “no-shop” provisions of the Master Transaction Agreement (other than immaterial or inadvertent violations thereof that did not result in an Acquisition Proposal), or (iii) Golden entered into an Acquisition Agreement relating to an Acquisition Proposal.

•

By Golden prior to the receipt of Company Shareholder Approval, if the Independent Committee accepts a Superior Proposal in accordance with the “go-shop” and “no-shop” provisions of the Master Transaction Agreement and Golden substantially concurrently with such termination enters into a binding agreement with respect to such Superior Proposal (so long as prior to or concurrently with such termination Golden pays the Company Termination Fee).

•

(i)(a) by any of Golden, OpCo Buyer or PropCo Buyer if the Company Shareholder Approval is not obtained upon a vote taken at the Special Meeting, and prior to the Special Meeting, an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to Golden, the Board or the Independent Committee and has not been irrevocably withdrawn publicly within five Business

Days prior to the Special Meeting, (b) by any of Golden, OpCo Buyer or PropCo Buyer if the Effective Time has not occurred on or before the applicable Outside Date, and prior to such termination, an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to Golden, the Board or the Independent Committee and was not withdrawn prior to such termination or (c) by OpCo Buyer or PropCo Buyer due to Golden’s breach of its representations, warranties, covenants or other agreements under the Master Transaction Agreement, and prior to such breach, an Acquisition Proposal has been publicly announced, disclosed, or otherwise communicated to Golden, the Board or the Independent Committee and was not withdrawn prior to such termination, in each case, such that either of OpCo Buyer’s or PropCo Buyer’s conditions to closing under the Master Transaction Agreement are not reasonably capable of being satisfied while such breach is continuing, OpCo Buyer or PropCo Buyer, as applicable, has delivered to Golden written notice of such breach and such breach is not capable of cure prior to the applicable Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Golden or PropCo Buyer, as applicable, and such breach has not been cured in all material respect, and (ii) within 12 months after the date of such termination, the transaction contemplated by such Acquisition Proposal is consummated or Golden enters into an Acquisition Agreement in respect of an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) that is later consummated; provided that for purposes of this bullet, references to “25%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.

In no event will Golden be required to pay the Company Termination Fee on more than one occasion.

For purposes of this proxy statement and the Master Transaction Agreement, “Company Termination Fee” means $37,000,000; provided that if the Master Transaction Agreement is terminated prior to the No-Shop Period Start Date pursuant to bullets 1 or 2 of aforementioned bulleted items, then “Company Termination Fee” means $16,400,000.

Reimbursement Obligations

Each of Golden, OpCo Buyer and PropCo Buyer have an obligation to reimburse one or more of the other parties if the Master Transaction Agreement is terminated under certain circumstances.

If the Master Transaction Agreement is terminated by PropCo Buyer at any time prior to the Effective Time, (i) due to the fact that Golden has breached any of its representations, warranties or covenants (such that PropCo Buyer’s and PropCo Merger Sub’s conditions to closing under the Master Transaction Agreement are not reasonably capable of being satisfied while such breach is continuing), (ii) PropCo Buyer has delivered to Golden written notice of such breach and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Golden and such breach has not been cured in all material respect, then Golden will within five Business Days of such termination pay OpCo Buyer and PropCo Buyer an amount equal to the Reimbursement Amount (as defined below). However, the Reimbursement Amount payable by Golden will not exceed, with respect to PropCo Buyer, $7,500,000 and, with respect to OpCo Buyer, the greater of (x) $2,500,000 and (y) the difference between (1) $10,000,000 minus (2) the Reimbursement Amount payable to PropCo Buyer. If, after payment of the Reimbursement Amount by Golden, the Company Termination Fee becomes payable, the amount of Reimbursement Amount actually paid prior to such time will reduce, dollar for dollar, the amount of the Company Termination Fee payable by Golden.

If the Master Transaction Agreement is terminated by PropCo Buyer at any time prior to the Effective Time, (i) due to the fact that OpCo Buyer has breached any of its representations, warranties or covenants (such that PropCo Buyer’s and PropCo Merger Sub’s conditions to closing under the Master Transaction Agreement are not reasonably capable of being satisfied while such breach is continuing), (ii) PropCo Buyer has delivered to OpCo Buyer written notice of such breach and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to OpCo Buyer and such breach has not been cured in all material respect, then OpCo Buyer will within five Business Days of such termination pay PropCo Buyer an amount equal to the Reimbursement Amount, which will not exceed $5,000,000.

If the Master Transaction Agreement is terminated by OpCo Buyer at any time prior to the Effective Time, (i) due to the fact that PropCo Buyer has breached any of its representations, warranties or covenants (such that OpCo Buyer’s conditions to closing under the Master Transaction Agreement are not reasonably capable of being satisfied while such breach is continuing), (ii) OpCo Buyer has delivered to PropCo Buyer written notice of such breach and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to PropCo Buyer and such breach has not been cured in all material respect, then PropCo Buyer will within five Business Days of such termination pay OpCo Buyer an amount equal to the Reimbursement Amount, which will not exceed $5,000,000.

For purposes of this proxy statement and the Master Transaction Agreement, “Reimbursement Amount” means the aggregate amount of all reasonable out-of-pocket fees and expenses (including all reasonable out-of-pocket fees and expenses of financing sources, counsel, accountants, investment banks, advisors and consultants) actually incurred by a Party or its affiliates in connection with the preparation, negotiation and execution of the Master Transaction Agreement and any ancillary agreement, and the performance and consummation of the transactions contemplated thereby.

Payment of Termination Fee by OpCo Buyer

If the Master Transaction Agreement is validly terminated in specified circumstances, OpCo Buyer may be required to pay Golden the OpCo Buyer Termination Fee and PropCo Buyer its Reimbursement Amount.

OpCo Buyer must pay Golden the OpCo Buyer Termination Fee and PropCo Buyer its Reimbursement Amount if the Master Transaction Agreement is validly terminated:

•

By Golden or PropCo Buyer, at any time prior to the Effective Time, if (i) all of OpCo Buyer’s conditions to closing under the Master Transaction Agreement have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by law, waived, (ii) OpCo Buyer has failed to consummate the OpCo Sale by the time the Closing was required to occur pursuant to the Master Transaction Agreement, (iii) Golden or PropCo Buyer, as applicable, has irrevocably notified OpCo Buyer in writing that that it stands ready, willing and able to consummate, and will consummate, the Transactions, (iv) Golden or PropCo Buyer, as applicable, has given OpCo Buyer written notice at least five Business Days prior to such termination stating Golden’s or PropCo Buyer’s, as applicable, intention to terminate the Master Transaction Agreement pursuant to this termination right, (v) the OpCo Sale has not been consummated at the end of such five Business Day period and (vi) the reason for such termination is as a result of a Financing Failure.

For purposes of this proxy statement and the Master Transaction Agreement, “OpCo Buyer Termination Fee” means an amount equal to $10,000,000. The Reimbursement Amount payable to PropCo Buyer in the above mentioned circumstance will not exceed $5,000,000.

Risk of Loss

Golden also agreed to certain actions in the event of a casualty or condemnation event. If, prior to the Closing Date, all or any portion of any or all of the Subject Properties is permanently taken or rendered unusable for its current purpose by eminent domain or is the subject of a pending taking which has not been consummated (a “Condemnation”), or any portion of any or all of the Subject Properties is destroyed or damaged by fire or other casualty (a “Casualty”), then if such Casualty or Condemnation is a Notice Event, Golden will provide PropCo Buyer with written notice within 30 days after Golden becomes aware thereof, and, within 90 days after

Golden becomes first aware thereof, deliver to PropCo Buyer a written estimate prepared by an independent architect reasonably selected by Golden of the cost to restore the Subject Properties to the condition immediately prior to such Casualty or Condemnation and the time it will take to complete such restoration.

From the date of the Master Transaction Agreement until the Closing Date, Golden will not be entitled to settle any material claim related to a Condemnation or Casualty without PropCo Buyer’s written consent, not to be unreasonably withheld, conditioned or delayed (except if it is a Covered Event, in which case PropCo Buyer may withhold its consent in its sole and absolute discretion).

Golden agreed to (and cause its Subsidiaries to) promptly commence to restore and repair the damage resulting from the Casualty in question to the condition, in all material respects, of the Subject Properties immediately prior to such Casualty (the “Prior Condition”) and diligently pursue such restoration and repair to the Prior Condition, in a good and workmanlike manner and in compliance with applicable Law and Contracts using new materials, the quality of which is not less than that of the affected Subject Properties immediately prior to such Casualty and using duly licensed, reputable and financially solvent third-party architects, engineers and contractors, and pursuant to plans and specifications, in each case, reasonably acceptable to PropCo Buyer (which such acceptance will not be unreasonably withheld, conditioned or delayed), and PropCo Buyer has the right from time to time (but no more than once per month) during the restoration thereof to inspect the improvements. However, without PropCo Buyer’s prior written consent (in its sole discretion), Golden does not have the right to restore or repair such damage or destruction if the aggregate cost to fully restore and repair the applicable Subject Properties to the Prior Condition is estimated to exceed $580,000,000 as reflected in the cost and time estimate. If a Subject Property is affected by a Casualty or Condemnation, Golden will cause the Subsidiary owning such Subject Property to retain all of the insurance proceeds paid with respect thereto (less amounts applied towards repair or restoration or protective repairs), including any rent abatement insurance accruing after Closing, and assign any claims of such insurance proceeds or condemnation award and related insurance policies to PropCo Buyer (or its designee).

Specific Performance

The Parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of the Master Transaction Agreement in accordance with their specified terms or otherwise breach such provisions and further agreed that each Party is entitled to an injunction or specific performance in addition to any other remedy to which they’re entitled at Law or in equity. Additionally, the Parties waive any requirement for securing or posting any bond in connection with obtaining specific performance or injunctive relief and, in an action for specific performance, the defense of adequacy of a remedy at Law. For Golden and PropCo Buyer, the pursuit of specific performance will not be deemed an election of remedies or waiver of the right to pursue other rights or remedies (including damages in the case of fraud or a Willful and Material Breach). There will be no right to specific performance or an injunction of OpCo Buyer’s obligations to consummate the OpCo Sale in the event of a Financing Failure. Additionally, under no circumstances will OpCo Buyer be obligated to both specifically perform under the Master Transaction Agreement and algo pay the OpCo Buyer Termination Fee and/or the PropCo Buyer’s Reimbursement Amount.

Several Liability

Any and all agreements, covenants, warranties, representations and obligations of OpCo Buyer, PropCo Buyer and PropCo Merger Sub under the Master Transaction Agreement will be deemed to be the agreements, covenants, warranties, representations and obligations, as applicable, of OpCo Buyer, on the one hand, and PropCo Buyer and PropCo Merger Sub, on the other hand, which agreements, covenants, warranties, representations and obligations (and, in each case, any liability relating thereto) will be several, and not joint.

Fees and Expenses

Except with respect to transfer tax obligations as described above in the section titled “—Other Covenants” and obligations described above in the section titled “—Termination Fees,” all fees and expenses incurred in connection with the Transactions will be borne by the Party incurring those fees and expenses. If the Closing occurs, OpCo Buyer will be solely responsible for and pay all filing fees and other costs incurred by any party in connection with obtaining Governmental Permits required to be obtained by Golden or OpCo Buyer in connection with the Transactions and all premiums, costs, expenses, fees or Taxes payable in connection with the D&O Insurance.

Amendment; Waivers; Independent Committee Approval

The Master Transaction Agreement may be amended, modified or supplemented by each of Golden, OpCo Buyer, PropCo Buyer and PropCo Merger Sub by action taken by or on behalf of their respective governing bodies (or duly authorized committee thereof) at any time prior to the Effective Time; provided that, after receipt of Company Shareholder Approval, no amendment may be made which, by applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by Golden’s shareholders without such approval. The Master Transaction Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Parties.

To the extent any amendments or waivers to certain provisions listed in the Master Transaction Agreement (or, any other provision of the Master Transaction Agreement solely to the extent an amendment relates to any such Section, the substance of such Section or the definitions of any terms used in such Section) are adverse to the rights of the Debt Financing Source, such provisions are not to be amended without the prior written consent of the Debt Financing Source.

Governing Law

Except as expressly set forth in “The Master Transaction Agreement—Specific Performance”, the Master Transaction Agreement and all claims and causes of action arising in connection therewith will be governed by, and construed in accordance with, the Laws of the State of Minnesota, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota; provided, however, that any claim or cause of action brought against any Debt Financing Source or any Debt Financing Source Related Party will be governed by, and construed in accordance with, the laws of the State of New York.

LIMITED GUARANTEE

On November 6, 2025, and concurrently with the execution of the Master Transaction Agreement, Mr. Sartini delivered to Golden the Limited Guarantee attached as Annex B to this proxy statement. This summary does not purport to be complete and may not provide all of the information about the Limited Guarantee that might be important to you.

Pursuant to the Limited Guarantee, upon the terms and subject to the conditions therein, Mr. Sartini provided to Golden an absolute, irrevocable and unconditional guarantee with respect to the due, punctual and complete payment of the OpCo Buyer Termination Fee of $10,000,000 in accordance with the Master Transaction Agreement, and, by doing so, guaranteed to observe, perform and discharge the obligation of OpCo Buyer to pay such fee, when due and subject to the limitations set forth in the Master Transaction Agreement (the “Payment Obligations”). The maximum aggregate liability of Mr. Sartini under the Limited Guarantee will not exceed an amount equal to $10,000,000 (the “Cap”).

Subject to specified exceptions set forth in the Limited Guarantee, the obligations of Mr. Sartini under the Limited Guarantee will terminate upon the earliest to occur of (a) the Closing Date, if and only if, the OpCo Sale is consummated, (b) the effective date of any termination of the Master Transaction Agreement on which (i) there are no further outstanding Payment Obligations or (ii) Mr. Sartini has made payments in respect of obligations under the Limited Guarantee that, in the aggregate, equal or exceed the Cap, (c) the termination of the Master Transaction Agreement (other than with respect to a failure by OpCo Buyer to consummate the OpCo Sale by the time the Closing was required to occur) and (d) the date that is 90 days after the valid termination of the Master Transaction Agreement due to a failure by OpCo Buyer to consummate the OpCo Sale at the time the Closing was required to occur, unless, only in the case of this clause (d), Golden provided written notice to Mr. Sartini asserting a claim for payment of the Payment Obligation prior to such date, in which case the relevant termination date will be the date such time is finally satisfied or otherwise resolved (i.e. by agreement or final, non-appealable court judgment).

In the event that Golden asserts in any litigation or other Proceeding (x) (i) that certain specified provisions of the Limited Guarantee are illegal, invalid or unenforceable in whole or in part, including the provisions in the Limited Guarantee limiting the liability of Mr. Sartini to the Cap, or (ii) that Mr. Sartini is liable for Payment Obligations or other amounts under the Limited Guarantee that, in the aggregate, exceed the Cap (together, the “Expressly Prohibited Claims”), or (y) if Golden asserts any theory of liability against Mr. Sartini (in his capacity as the guarantor under the Limited Guarantee), OpCo Buyer or any Non-Recourse Party with respect to the Master Transaction Agreement, Limited Guarantee, any other agreements and documented entered into in connection therewith or the transactions contemplated by the Limited Guarantee or thereby, other than certain specified claims (including (i) claims under a confidentiality agreement with between OpCo Buyer, Mr. Sartini or one of its Affiliates, on the one hand, and Golden or on its Affiliates, on the other hand, for breach thereof, (ii) claims against Mr. Sartini, in his capacity as guarantor, under the Limited Guarantee that do not include any Expressly Prohibited Claim or (iii) claims against OpCo Buyer under the Master Transaction Agreement and the other agreements and documents entered into in connection with the transactions contemplated by this Limited Guarantee or thereby, including specific performance), then (a) the obligations of Mr. Sartini under the Limited Guarantee will terminate ab initio and will thereupon be null and void, (b) if Mr. Sartini had previously made any payments to Golden under the Limited Guarantee with respect to the Payment Obligations, Mr. Sartini will be entitled to recover such payments and (c) neither Mr. Sartini nor any Non-Recourse Party will have any liability to Golden or any of its Affiliates with respect to the Transactions or under the Limited Guarantee.

THE VOTING AGREEMENT

The summary of the material provisions of the Voting Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached to this proxy statement as Annex C and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not provide all of the information about the Voting Agreement that might be important to you. You are urged to read the Voting Agreement carefully and in its entirety, as well as this proxy statement, before making any decisions regarding the Transactions.

On November 6, 2025 and concurrently with the execution of the Master Transaction Agreement, the Sartini Shareholders and Golden entered into the Voting Agreement.

Agreement to Vote

Pursuant to the Voting Agreement, upon the terms and subject to the conditions therein, among other things, at every meeting (including adjournments and postponements thereof) of Golden’s shareholders at which any of the following matters are to be voted on and any action or approval of Golden’s shareholders by written consent with respect to the following, each of the Sartini Shareholders agreed to vote all of their Covered Shares (as defined in the Voting Agreement) (a) in favor of (i) the approval of the Master Transaction Agreement and the Transactions or (ii) any similar proposal required to be approved in order for the Transactions to be consummated and (b) against any Acquisition Proposal, or any other agreement, transaction or other matter that would reasonably be expected to impede, interfere with or materially and adversely affect the consummation of the Merger and/or the Transactions.

Nothing in the Voting Agreement requires the Sartini Shareholders to vote in any manner with respect to any amendment to the Master Transaction Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Master Transaction Agreement, in a manner that (i) diminishes the Merger Consideration per Share to be received or (ii) changes the form in which the Merger Consideration per Share is payable. Each Sartini Shareholders shall remain free to vote their Covered Shares with respect to any matter not covered by the Voting Agreement in any manner that such Sartini Shareholder deems appropriate.

As of November 6, 2025, as set forth in the Voting Agreement, Mr. Sartini was deemed to beneficially own 6,554,984 Shares, of which Ms. Sartini was deemed to beneficially own 5,644,788 Shares as co-trustee of the Sartini Trust and the Sartini Trust was deemed to beneficially own 5,644,788 Shares; Mr. Sartini II was deemed to beneficially own 374,211 Shares, of which the Blake Louis Sartini, II Separate Property Trust was deemed to beneficially own 154,170 Shares. The share count included herein includes Shares over which the shareholder has voting and dispositive power, including shares held by the applicable trusts of which such individual shareholders are a trustee or co-trustee and shares underlying contracts that were exercisable or will vest within 60 days of the date of the Voting Agreement, which such shares may not actually vest or be exercised at the time of voting.

Termination and Transfer Restrictions

The Voting Agreement will terminate upon the earliest of (a) the time the Master Transaction Agreement is validly terminated in accordance with its terms and (b) the Effective Time.

Prior to the termination of the Voting Agreement, each Sartini Shareholder may not, in each case other than pursuant to the Voting Agreement, the Master Transaction Agreement or the Transactions, (a) directly or indirectly offer, sell, assign, encumber, pledge, hypothecate, dispose of, or otherwise transfer or enter into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer with respect to, any Covered Shares or any interest in any Covered Shares, (b) deposit such Covered Shares into a voting trust or similar arrangement, (c) enter into a voting agreement or arrangement with respect to such Covered Shares or grant any proxy or power of attorney with respect to such Covered Shares or (d) contract or commit to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above (collectively, “Transfer”), or cause or permit such Transfer of Covered Shares, without the prior written consent of Golden and PropCo Buyer. Any Transfer or attempted Transfer of any Covered Shares in violation of the Voting Agreement shall be null and void ab initio and of no effect whatsoever.

Upon the terms and subject to the conditions of the Voting Agreement, the Sartini Shareholders may Transfer any Covered Shares without prior written consent from Golden or PropCo Buyer (a) involuntarily (such as in a bankruptcy, foreclosure of pledged collateral or divorce decree) or (b) voluntarily to (i) such Sartini Shareholder’s Affiliates (including any member of such Sartini Shareholder’s immediate family), (ii) an equityholder, trustee, beneficiary, partner or member of such Sartini Shareholder or (iii) a trust accessible only by such Sartini Shareholder or their immediate family; provided that, such transferee, subject to applicable Law, takes and holds such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under the Voting Agreement, which shall continue in full force and effect until its termination.

Waiver of Certain Actions

Pursuant to the Voting Agreement, the Sartini Shareholders may not commence or participate in, and will take all actions necessary to opt out of, any class action lawsuit (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the Master Transaction Agreement or the Voting Agreement or (ii) alleging a breach of any duty of Golden’s Board in connection with the Master Transaction Agreement, the Voting Agreement or the Transactions. Each Sartini Shareholder releases PropCo Buyer, PropCo Merger Sub, Golden and their affiliates from any and all claims arising out of or relating to the transaction contemplated by the Voting Agreement and the Master Transaction Agreement.

TAX MATTERS AND INDEMNITY AGREEMENT

The VICI TMIA Parties the OpCo Buyer TMIA Parties and Golden entered into the Tax Matters and Indemnity Agreement, attached as Annex D to this proxy statement, on November 6, 2025. The Tax Matters and Indemnity Agreement includes an indemnity by the OpCo Buyer TMIA Parties to and for the benefit of the VICI TMIA Parties for tax liabilities of New HoldCo, including (i) tax liabilities of OpCo Buyer and its direct or indirect owners with respect to the Transactions, (ii) tax liabilities of Golden, New HoldCo, and their subsidiaries for periods prior to the Merger, (iii) taxes of OpCo Buyer and its subsidiaries (including subsidiaries of New HoldCo acquired by OpCo in the OpCo Sale) for any period, and (iv) any taxes resulting from the Transactions, other than (x) tax on gain resulting from the failure of the Merger to qualify as a “reorganization” under Section 368(a) of the Code and (y) the VICI TMIA Parties’ 50% share of any transfer taxes.

The Tax Matters and Indemnity Agreement also provides that the parties thereto will use commercially reasonable efforts to report the Transactions consistent with the agreed-upon intended tax treatment, in which regard the OpCo Buyer TMIA Parties are required to provide reasonable factual representations to PropCo Buyer and its tax return preparers, if and when requested by PropCo Buyer, to substantiate the intended tax treatment.

Additionally, the Tax Matters and Indemnity Agreement provides that the OpCo Buyer TMIA Parties bear the expense of preparing tax returns of the consolidated group that includes Golden (prior to the F Reorganization) and New HoldCo (as of and following the F Reorganization) and their subsidiaries (other than the PropCo Acquired Companies) for periods prior to the Merger, and will cooperate with the VICI TMIA Parties on tax matters, including by providing access to historical books and records and other information required by the VICI TMIA Parties related to their tax reporting obligations as the successor to New HoldCo, including related to the Transactions.

With respect to tax proceedings, the Tax Matters and Indemnity Agreement provides that the VICI TMIA Parties and OpCo Buyer TMIA Parties each bear their own costs incurred in connection with control over or participation in any tax audit or other tax proceeding. The OpCo Buyer TMIA Parties have the right to control tax proceedings regarding any taxes for which they indemnify the VICI TMIA Parties (subject to certain VICI participation and consent rights).

The Tax Matters and Indemnity Agreement also provides that OpCo Buyer will indemnify PropCo Buyer, its affiliates and their respective directors, equityholders, officers, managers, employees, successors and permitted assigns from and against all damages arising out of, resulting from or related to: (i) historical liabilities of Golden and its subsidiaries under securities laws arising out of or pertaining to facts, circumstances, acts or omissions occurring at or prior to the Effective Time, (ii) liabilities relating to (A) employee matters in respect of Golden and its subsidiaries at or prior to the Effective Time or in respect of OpCo Buyer following the Effective Time, and (B) any benefit plans of Golden and its subsidiaries in place at, prior to or after the Closing, (iii) obligations of Golden and its subsidiaries to indemnify directors, officers and employees with respect to matters existing or acts or omissions occurring at or prior to the Closing, (iv) defense and settlement of shareholder litigation relating to the Transactions, (v) defense and settlement of litigation against Golden or its subsidiaries or affiliates arising out of or pertaining to matters existing or acts or omissions occurring at or prior to the Effective Time and (vi) inaccurate disclosures concerning Golden or OpCo Buyer.

EXCLUSIVITY AGREEMENT

On November 6, 2025, in connection with their entry into the Master Transaction Agreement, VICI, Mr. Sartini and OpCo Buyer entered into the Exclusivity Agreement, pursuant to which VICI, OpCo Buyer and Mr. Sartini have agreed not to, directly or indirectly, (A) solicit, initiate, propose or take any action to knowingly encourage any inquiries or the submission of any proposal or offer that constitutes, or could reasonably be expect to lead to, a Prohibited Transaction (as defined below), (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or, with respect to OpCo Buyer and Mr. Sartini, otherwise cooperate with Golden with respect to, a Prohibited Transaction, (C) enter into any letter of intent, contract, commitment or agreement in principle with respect to a Prohibited Transaction or (D) resolve, propose or agree to do any of the foregoing, for a period commencing on the Effective Time and ending (Y) on the date that is one year after the termination of the Master Transaction Agreement or (Z) if earlier, (i) with respect to VICI, the termination of the Master Transaction Agreement by VICI due to breach of the Master Transaction Agreement by Golden or OpCo Buyer and such breach is not capable of cure prior to the applicable Outside Date or such breach has not been cured within 30 days of the date of delivery of written notice of such breach to Golden or OpCo Buyer, as applicable, (ii) with respect to Mr. Sartini and OpCo Buyer, the termination of the Master Transaction Agreement by OpCo Buyer due to breach of the Master Transaction Agreement by Golden, VICI or PropCo Merger Sub and such breach is not capable of cure prior to the applicable Outside Date or such breach has not been cured within 30 days of the date of delivery of written notice of such breach to Golden, VICI or PropCo Merger Sub, as applicable, or (iii) with respect to Golden, the termination of the Master Transaction Agreement by Golden due to breach of the Master Transaction Agreement by OpCo Buyer, VICI or PropCo Merger Sub and such breach is not capable of cure prior to the applicable Outside Date or such breach has not been cured within 30 days of the date of delivery of written notice of such breach to OpCo Buyer, VICI or PropCo Merger Sub, as applicable. Under the Exclusivity Agreement, a “Prohibited Transaction” means any transaction involving Golden, the OpCo Business or the Subject Properties (including, without limitation, any merger, consolidation or other business combination, any direct or indirect sale, lease or other disposition of Golden, the OpCo Business or the Subject Properties, or the issuance of equity interests representing 25% or more of the voting power of Golden, or any combination of the foregoing) that does not result in both VICI owning the Subject Properties and OpCo Buyer owning the OpCo Business.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made (i) to grant Golden’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act, access to the corporate files of Golden, any other party to the Transactions or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of Golden, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING GOLDEN

Company Background

Golden, a Minnesota corporation, was incorporated in Minnesota in 1998 under the name of GCI Lakes, Inc., which name was subsequently changed to Lakes Gaming, Inc. in August 1998, to Lakes Entertainment, Inc. in June 2002 and to Golden Entertainment, Inc. in July 2015. Golden owns and operates a diversified entertainment platform, consisting of a portfolio of gaming assets that focus on casino and branded tavern operations. Golden’s portfolio includes eight casino properties located in Nevada and 72 branded taverns targeting local patrons located primarily in the greater Las Vegas, Nevada metropolitan area.

Golden’s headquarters are located at 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, and its telephone number at that location is (702) 893-7777.

Directors and Executive Officers

The Board currently consists of five members. The persons listed below are Golden’s directors and executive officers as of the date of this proxy statement. The Master Transaction Agreement provides, however, that Golden will use its reasonable best efforts to deliver to PropCo Buyer resignations executed by each director of Golden as of immediately prior to the Effective Time, to be effective as of the Effective Time.

The Master Transaction Agreement also provides that the officers of New OpCo immediately prior to the F Reorganization Effective Time, from and after the F Reorganization Effective Time, shall become the officers of the F Reorganization Surviving Company, each to hold office in accordance with the organizational documents of the F Reorganization Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the organizational documents of the F Reorganization Surviving Company. For information on the persons who will serve as the initial officers of the F Reorganization Surviving Company from and after the Effective Time, please see the section of the proxy statement titled “Important Information Regarding 13E-3 Filing Parties—OpCo Buyer Filing Parties.”

There are no family relationships between Golden’s directors and executive officers, other than Mr. Sartini II, our Executive Vice President and Chief Operating Officer, who is the son of Mr. Sartini. During the past five years, neither Golden nor any of Golden’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither Golden nor any of Golden’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The ages given below are as of April 9, 2025. Each of the individuals listed below is a citizen of the United States and can be reached at c/o Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.

Name	Age	Current Position and Office
Blake L. Sartini	66	Chairman of the Board and Chief Executive Officer
Andy H. Chien	49	Director
Ann D. Dozier	57	Director
Mark A. Lipparelli	59	Director
Terrence L. Wright	75	Director
Charles H. Protell	50	President and Chief Financial Officer
Blake L. Sartini II	39	Executive Vice President and Chief Operating Officer
Viktoryia G. Pulliam	42	Senior Vice President and Chief Accounting Officer

Executive Officers

Below is information about Golden’s executive officers:

Blake L. Sartini joined Golden as Chairman of the Board and Chief Executive Officer in July 2015 in connection with the merger with Sartini Gaming, Inc. (the “Sartini Gaming Merger”) and served as the President of Golden from that time until August 2019. Prior to the merger, Mr. Sartini served as the President and Chief Executive Officer of Sartini Gaming from its formation in January 2012, and as the founder and Chief Executive Officer of Golden Gaming, LLC (“Golden Gaming”), which he established in 2001. Prior to Golden Gaming, Mr. Sartini served in various management and executive positions with Stations Casinos, Inc. (“Station Casinos”) from 1985 to 2001, including as Executive Vice President and Chief Operating Officer upon Golden’s public offering in 1993. Additionally, he served as a director of Station Casinos from 1993 until 2001. In 1986, Mr. Sartini founded Southwest Services, Inc. (the predecessor to Golden Gaming) and served as its President beginning in 1993. Before joining Station Casinos, he held key operational positions with the El Cortez Hotel and Casino, as well as the Barbary Coast Hotel and Casino. Mr. Sartini is a member of the University of Nevada, Las Vegas Foundation’s Board of Trustees and was appointed to the Nevada Gaming Policy Committee in March 2014 by Governor Sandoval. Mr. Sartini received a bachelor of science degree in business administration from the University of Nevada, Las Vegas. Mr. Sartini’s position as our Chairman and Chief Executive Officer, together with his deep knowledge of our business as a founder of Golden Gaming and his extensive executive management and industry experience gained over more than 30 years in the gaming industry, makes him a highly qualified and valuable member of our Board.

Charles H. Protell joined Golden as Executive Vice President, Chief Strategy Officer and Chief Financial Officer in November 2016 and was promoted to President in August 2019. Mr. Protell previously also served as Golden’s Treasurer. Prior to joining Golden, Mr. Protell served as managing director at Macquarie Capital’s investment banking group since May 2011, and as co-founder and a managing director at REGAL Capital Advisors from January 2009 until its acquisition by Macquarie Capital in May 2011. Prior to co-founding REGAL Capital Advisors, Mr. Protell held various investment banking roles at Credit Suisse, Deutsche Bank and CIBC World Markets. Mr. Protell received a Bachelor of Science degree in commerce from the University of Virginia.

Blake L. Sartini II joined Golden as Senior Vice President of Distributed Gaming in July 2015 in connection with the Sartini Gaming Merger, was promoted to Executive Vice President of Operations in June 2021, and became Golden’s Executive Vice President and Chief Operating Officer in March 2024. In his current role, Mr. Sartini II assumed additional responsibility for the oversight of all Golden’s operating casinos in addition to overseeing Golden’s Nevada taverns. From January 2010 until the Sartini Gaming Merger, Mr. Sartini II served in various roles with Sartini Gaming, including as Vice President of Operations for Golden Route Operations, LLC (“GRO”), a subsidiary of Sartini Gaming, from September 2014, as assistant director for GRO from January 2012 to September 2014, and as a marketing manager from January 2010 to January 2012. Prior to joining Sartini Gaming, Mr. Sartini II served as senior business associate with the Ultimate Fighting Championship for its international event operations and talent relations in the United Kingdom. Mr. Sartini II received a Bachelor of Science degree in business administration from Chapman University in Orange, California.

Viktoryia G. Pulliam joined Golden as Director of Financial Reporting, Technical and Corporate Accounting in July 2020, was promoted to Vice President of Financial Reporting, Technical and Corporate Accounting in April 2022, and became Golden’s Senior Vice President and Chief Accounting Officer in March 2025. Ms. Pulliam has over 15 years of financial leadership experience, including nine years with public accounting firm Deloitte & Touche, where she ended her tenure as a Senior Manager serving various companies in the gaming industry. Prior to joining Golden, Ms. Pulliam served as a Director of Financial Reporting at Everi Holdings Inc. from May 2018 to July 2020, where she was responsible for various financial reporting and corporate accounting functions, including regulatory compliance with the requirements of various regulatory bodies in the United States and internationally. Ms. Pulliam is a licensed certified public accountant in the state of Nevada and received a Bachelor of Science degree in Accounting from the University of Nevada, Las Vegas.

Non-Employee Directors

Below is information about Golden’s non-employee directors:

Andy H. Chien currently serves as the Managing Member of Entertainment Leisure Management LP and previously served as the Chief Financial Officer and Treasurer of MGM Growth Properties LLC (NYSE:MGP), a position he held since its initial public offering in April 2016 until its sale to VICI Properties in April 2022. From 2009 to 2016, Mr. Chien held various roles at Greenhill & Co., a boutique investment banking firm, most recently serving as a Managing Director responsible for the firm’s REIT, gaming, lodging and leisure clients. Prior to that, Mr. Chien worked in the investment banking departments at UBS Investment Bank and Citigroup/Salomon Smith Barney. He has also held various positions at Commerce One and Intel Corporation. Mr. Chien received a master of business administration degree in finance and real estate from the UCLA Anderson School of Management, and a bachelor of science degree in electrical engineering, summa cum laude, from the University of Michigan. We believe Mr. Chien’s qualifications to sit on our Board include his business, leadership and investment banking experience and his familiarity with the gaming, entertainment and real estate markets in which we operate.

Ann D. Dozier currently serves as Chief Information Officer (“CIO”) for a leading grocery retail group, Ahold Delhaize USA. In this position, which she has held since February 2025, she oversees the entirety of information technology in support of the U.S. brands - Food Lion, Giant Food, The GIANT Company, Hannaford and Stop & Shop - which together operate more than 2,000 retail stores and significant e-commerce businesses that nourish more than 24 million customers each week. Prior to taking on this role, Mrs. Dozier served as Chief Information and Technology Officer of Southern Glazer’s Wine and Spirits, LLC since 2015. Mrs. Dozier also served in prior technology, commercial, and transformational leadership roles at The Coca-Cola Company, Inc., Coca-Cola Enterprises, Inc., Dean Foods and Colgate Palmolive. She was also named the 2024 Consumer Goods Technology CIO of the Year, and in 2023 received the Woman of Wonder award in recognition of her support of community efforts empowering young women to pursue careers in technology. Mrs. Dozier earned a Bachelor of Science degree in economics from the University of Georgia and attended Harvard Business School’s Executive Management Program. Mrs. Dozier is highly qualified to sit on our Board due to her extensive experience as an executive in the food and beverage industry with particular strengths in global technology including both enterprise resource planning and digital transformations, cybersecurity, business operations, and mergers and acquisitions.

Mark A. Lipparelli currently serves as the Managing Member and Chief Executive Officer of GVII, LLC, a Nevada gaming licensee that manages the Westgate Resort Las Vegas; the Managing Member of CAMS, LLC, a technology services company to the online gaming industry; Chairman and Managing Member of SBOpco, LLC, a sportsbook company operating as SuperBook; Chairman of the Board of Directors for Galaxy Gaming, Inc., a company that develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ship and online casinos worldwide; and Board member of the General Commercial Gaming Regulatory Authority. Additionally, Mr. Lipparelli serves as an advisor to various operating and investment entities through his role as Managing Member of GVIII, LLC. Mr. Lipparelli also formerly represented State Senate District 6 in the Nevada Legislature, having been appointed to the post in December 2014, and served on a number of Senate committees. Mr. Lipparelli has also twice been an appointee to the Nevada Gaming Policy Committee. Between 2009 and 2012, Mr. Lipparelli served as a Board Member and Chairman of the Nevada Gaming Control Board. Between 2002 and 2007, Mr. Lipparelli served in various executive management positions at Bally Technologies, Inc., a gaming technology supply company listed on the NYSE, including as Executive Vice President of Operations. Prior to joining Bally Technologies, Inc., Mr. Lipparelli served as Executive Vice President and then President of Shuffle Master, Inc., a publicly traded gaming supply company, from 2001 to 2003; as Chief Financial Officer of Camco, Inc., a retail chain holding company, from 2000 to 2001; as Senior Vice President of Entertainment

Systems for Bally Gaming, Inc. (a subsidiary of publicly traded Alliance Gaming Corporation), from 1998 to 2000; and various management positions including Vice President of Finance for publicly traded Casino Data Systems from 1993 to 1998. Mr. Lipparelli is a Board Trustee Emeritus of the University of Nevada Foundation, former Chairman of the Board of the International Center for Responsible Gaming, member of the International Association of Gaming Advisors and a member of the International Masters of Gaming Law. Mr. Lipparelli holds a bachelor’s degree in finance and a master’s degree in economics from the University of Nevada, Reno. Among other qualifications, Mr. Lipparelli brings over 25 years of experience in the gaming industry, including his service as Chief Executive Officer of a strategic advisory and product development firm and various executive management positions at companies serving the gaming industry. He also provides information security expertise to our Board through his leadership positions with technology services companies, and contributes his legislative experience with the State Senate and past roles with the Nevada Gaming Control Board.

Terrence L. Wright serves as a Board Member of Westcor Land Title Insurance Company, a company he founded in 1991 and which is licensed to issue policies of title insurance throughout the United States. Mr. Wright is an emeritus member of and past Chairman of the University of Nevada Las Vegas Foundation Board, served on the Board of Directors of Southwest Gas Holdings, Inc. (NYSE:SWX) until May 2017, and is the past Chairman for the Nevada Development Authority, the Nevada Land Title Association and the Nevada Chapter of the Young Presidents’ Organization. He has also served as Board member for the Las Vegas Monorail, Pioneer Citizens Bank, First Interstate Bank, Service First Bank of Nevada and the Boy Scouts of America. Mr. Wright received a bachelor’s degree in business administration and a juris doctor from DePaul University, Chicago, and is a member of the California and Illinois bar associations. We believe Mr. Wright’s qualifications to sit on our Board include his business and leadership experience (including serving as Chairman of the Board of Westcor Land Title Insurance Company), his service as a director of other public companies, and his familiarity with the residential and commercial real estate markets in which we operate.

Selected Historical Financial Data

Set forth below is certain selected historical consolidated financial data relating to Golden. The selected financial data as of December 31, 2024 and December 31, 2023 and for the annual periods ending December 31, 2024 and 2023 have been derived from the audited consolidated financial statements incorporated by reference from Golden’s Annual Report on Form 10-K for the year ended December 31, 2024. The selected financial data as of September 30, 2025 and for the interim periods ending September 30, 2025 and 2024 has been derived from the unaudited condensed financial statements incorporated by reference from Golden’s Quarterly Report on Form 10-Q for the period ended September 30, 2025. The selected financial data as of September 30, 2024 has been derived from the unaudited condensed financial statements presented in Golden’s Quarterly Report on Form 10-Q for the period ended September 30, 2024 not incorporated by reference herein.

This information is only a summary. The selected historical consolidated financial data as of December 31, 2024 and December 31, 2023 should be read in conjunction with Golden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the management’s discussion and analysis of financial condition and results of operations set forth in Item 7 thereof and the audited consolidated financial statements set forth in Item 8 thereof. The selected historical consolidated financial data should be read in conjunction with the unaudited financial statements set forth in Item 1 and management’s discussion and analysis of financial condition and results of operations set forth in Item 2 of Golden’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025. The December 31, 2024 Annual Report on Form 10-K, and September 30, 2025 Quarterly Report on Form 10-Q are both incorporated by reference into this proxy statement in its entirety.

More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by Golden with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Please see the section of this proxy statement titled “Where You Can Find Additional Information.”

Summary Consolidated Balance Sheets (amounts in thousands)

	September 30, 2025	September 30, 2024	December 31, 2024	December 31, 2023
Cash and cash equivalents	$58,265	$68,551	$57,725	$157,550
Total current assets	$102,829	$105,492	$103,792	$409,442
Total assets	$1,036,043	$1,101,584	$1,079,906	$1,452,283
Total current liabilities	$93,771	$94,752	$100,987	$174,376
Total liabilities	$601,890	$588,452	$605,679	$914,550
Total shareholders’ equity	$434,153	$513,132	$474,227	$537,733
Total liabilities and shareholders’ equity	$1,036,043	$1,101,584	$1,079,906	$1,452,283

Summary Consolidated Statements of Operations (amounts in thousands, except per share data)

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024	December 31, 2024	December 31, 2023
Total revenue	$479,281	$502,614	$666,818	$1,053,149
Operating income (loss)	$23,867	$100,405	$112,124	$399,212
Net income (loss)	$2,473	$47,753	$50,731	$255,756
Net income (loss) per share
Basic income (loss) per share	$0.09	$1.67	$1.80	$8.93
Diluted income (loss) per share	$0.09	$1.58	$1.71	$8.31

Book Value Per Share

The net book value per Share as of September 30, 2025, was approximately $16.58 (calculated based on 26,177,677 Shares issued and outstanding as of December 2, 2025).

Security Ownership of Certain Beneficial Owners and Management

The following table contains information about the beneficial ownership of Shares as of December 2, 2025, the latest practicable date prior to filing of this proxy statement, for (i) each of our directors and named executive officers; (ii) all of our directors and named executive officers as a group; and (iii) each shareholder known by us to beneficially own more than 5% of our common stock. The percentage of ownership indicated in the following table is based on Shares outstanding on December 2, 2025.

Information on beneficial ownership has been furnished by each director and executive officer, and with respect to beneficial owners of more than 5% of the Shares, by the Schedules 13D and 13G filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to the Shares shown as beneficially owned by them.

In computing the number of Shares beneficially owned by a person and the percentage ownership of that person or group of persons, Shares subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after December 2, 2025 are deemed outstanding, as well as any Shares that such person has the right to acquire upon the vesting of Company RSU Awards within 60 days after December 2, 2025, while such Shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The inclusion herein of any Shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Except as otherwise indicated, the mailing address of each shareholder is c/o Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.

Name	Number of Shares (#)	Percentage (%)
Directors and named executive officers
Blake L. Sartini(1)	6,325,204	23.7%
Charles H. Protell(2)	725,779	2.8%
Blake L. Sartini II(3)	549,170	2.1%
Viktoryia G. Pulliam	845	*
Terrence L. Wright(4)	91,616	*
Mark A. Lipparelli(5)	72,740	*
Stephen A. Arcana	—	*
Ann D. Dozier(6)	45,741	*
Andy H. Chien(7)	3,630	*
Thomas E. Haas(8)	39,681	*
Anthony A. Marnell(9)	422,040	1.6%
All directors and named executives as a group (11 persons)	8,276,446	30.7%

Other 5% shareholders
BlackRock, Inc.(10)	3,467,730	13.2%
The Vanguard Group, Inc.(11)	1,573,983	6.0%
Gamco Investors, Inc., et al(12)	1,323,338	5.1%

*	Represents beneficial ownership of less than 1.0% of the outstanding Shares.
(1)

Includes 5,644,788 Shares held by the Sartini Trust, of which Mr. Sartini is a co-trustee. 3,026,000 Shares held by the Sartini Trust have been pledged as collateral for brokerage or margin accounts for Mr. Sartini. Mr. Sartini shares the power to vote and dispose of such shares with his spouse, Ms. Sartini, who is also a co-trustee of the Sartini Trust. Also includes (i) options to purchase 464,000 Shares that may be exercised within 60 days of December 2, 2025, and (ii) 216,416 Shares held by Mr. Sartini.

(2)

Includes (i) options to purchase 175,000 Shares that may be exercised within 60 days of December 2, 2025, and (ii) 550,779 Shares held by Mr. Protell. 245,789 Shares held by Mr. Protell have been pledged as collateral for brokerage or margin accounts for Mr. Protell.

(3)

Includes (i) options to purchase 145,000 Shares that may be exercised within 60 days of December 2, 2025, (ii) 154,170 Shares held by Mr. Sartini II, and (iii) 250,000 Shares held by D’Oro Holdings, LLC, in which Mr. Sartini II has a pecuniary interest.

(4)	Includes (i) options to purchase 30,000 Shares that may be exercised within 60 days of December 2, 2025, and (ii) 61,616 Shares held by Mr. Wright as of December 2, 2025.
(5)	Represents 72,740 Shares held by Mr. Lipparelli as of December 2, 2025.
(6)	Represents 45,741 Shares held by Mrs. Dozier as of December 2, 2025.
(7)	Represents 3,630 Shares held by Mr. Chien as of December 2, 2025.
(8)

Represents 39,681 Shares held by Mr. Haas. Since Mr. Haas is no longer providing services to Golden, information related to his current ownership of common stock is not readily determinable. The information related to Mr. Haas’ ownership of common stock set forth in this table is as of March 21, 2025, the last day the applicable individual was employed or engaged by Golden.

(9)

Includes (i) 56,434 Shares held by Mr. Marnell, (ii) 351,611 Shares held by the AM3 2012 Trust, of which Mr. Marnell is the co-trustee, and in such capacity holds sole power to vote and dispose of such shares, and (iii) 13,995 Shares held by the Lyndy Marnell 2003 Trust, of which Mr. Marnell is the spouse of the trustee. Mr. Marnell disclaims beneficial ownership of the shares held by the AM3 2012 Trust and Lyndy Marnell 2003 Trust. All of the Shares held by the AM3 2012 Trust have been pledged as collateral for brokerage or margin accounts for Mr. Marnell. Since Mr. Marnell is no longer providing services to Golden, information related to his current ownership of common stock is not readily determinable. The information related to Mr. Marnell’s ownership of common stock set forth in this table is as of May 13, 2024, the last day the applicable individual was employed or engaged by Golden.

(10)

The information in this footnote is based solely on information contained in Schedule 13G (“BlackRock Schedule 13G”) filed with the SEC on January 23, 2024, by BlackRock, Inc. (“Blackrock”). According to the BlackRock Schedule 13G, BlackRock has sole voting power over 3,432,649 Shares and sole dispositive power over 3,467,730 Shares. BlackRock is a parent holding company or control person. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(11)

The information in this footnote is based solely on information contained in Schedule 13G (“Vanguard Schedule 13G”) filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”). According to the Vanguard Schedule 13G, Vanguard has sole dispositive over 1,516,329 Shares, shared dispositive power over 57,654 Shares and an aggregate amount of 1,573,983 Shares. Vanguard is a registered investment adviser. The address for Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.

(12)

The information in this footnote is based solely on information contained in Schedule 13D (“GAMCO Schedule 13D”) filed with the SEC on October 10, 2025, by GAMCO Investors, Inc. (“GBL”) and Gabelli Funds LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Gabelli & Company Investment Advisers, Inc. (“GCIA”), Gabelli Foundation, Inc. (“Foundation”), MJG Associates, Inc. (“MJG Associates”), Teton Advisors, Inc. (“Teton Advisors”), GGCP, Inc. (“GGCP”), Associated Capital Group, Inc. (“AC”), and Mario J. Gabelli (“Mr. Gabelli”) (each of the foregoing, with GBL, collectively, the “GAMCO Reporting Persons”). The following information is as reported in the GAMCO Schedule 13D: (a) consists of 1,323,338 Shares and (b) includes (i) 0 Shares held by GBL, (ii) 194,200 Shares held by Gabelli Funds, (iii) 958,338 Shares held by GAMCO, (iv) 7,300 Shares held by GCIA, (v) 30,000 Shares held by Foundation, (vi) 2,900 Shares held by MJG Associates, (vii) 98,000 Shares held by Teton Advisors, (viii) 8,000 Shares held by GGCP, (ix) 9,000 Shares held by AC and (x) 15,600 Shares held by Mr. Gabelli. As reported in the GAMCO Schedule 13D, each of the Gamco Reporting Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 17,000 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the Shares held by the Funds (as defined below in this footnote) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Golden and, in that event, the proxy voting committee of each Fund shall respectively vote that Funds shares, (iii) at any time, the proxy voting committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli, AC, GBL, and GGCP is indirect with respect to Shares beneficially owned directly by other GAMCO Reporting Persons. As reported in the GAMCO Schedule 13D, Gabelli Funds is an investment adviser registered under the Advisers Act which provides advisory services for The Gabelli Equity Trust Inc., The Gabelli Asset Fund, The Gabelli Growth Fund, The Gabelli Convertible and Income Securities Fund Inc., The Gabelli Value 25 Fund Inc., The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli ABC Fund, The Gabelli Global Content & Connectivity Fund, The Gabelli Gold Fund, Inc., The Gabelli Multimedia Trust Inc., The Gabelli Global Rising Income & Dividend Fund, The Gabelli Capital Asset Fund, The Gabelli International Growth Fund, Inc., The Gabelli Global Growth Fund, The Gabelli Utility Trust, The Gabelli Utilities Fund, The Gabelli Dividend Growth Fund, The Gabelli Focused Growth and Income Fund, The Comstock Capital Value Fund, The Gabelli Dividend and Income Trust, The Gabelli Global Utility & Income Trust, The GAMCO Global Gold, Natural Resources & Income Trust, The GAMCO Natural Resources, Gold & Income Trust, The GDL Fund, Gabelli Enterprise Mergers & Acquisitions Fund, The Gabelli ESG Fund, Inc., The Gabelli International Small Cap Fund, The Gabelli Healthcare & Wellness Rx Trust, The Gabelli Global Small and Mid Cap Value Trust, Gabelli Merger Plus+ Trust Plc, The Gabelli Global Financial Services Fund, The Gabelli Global Mini Mites Fund, The Gabelli Media Mogul Fund, The Gabelli Pet Parents Fund, The Gabelli U.S. Treasury Money Market Fund, Bancroft Fund Ltd. and Ellsworth Growth & Income Fund Ltd., Gabelli Growth Innovators ETF, Gabelli Love Our Planet & People ETF, Gabelli Automation ETF, Gabelli Commercial Aerospace & Defense ETF, Gabelli Financial Services

Opportunities ETF (collectively, the “Funds”), which are registered investment companies. GAMCO is a New York corporation and GBL is a Delaware corporation, each having its principal business office at One Corporate Center, Rye, New York 10580. GGCP is a Wyoming corporation and AC and GCIA are Delaware corporations each having its principal business office at 191 Mason Street, Greenwich, CT 06830. Gabelli Funds is a New York limited liability company having its principal business office at One Corporate Center, Rye, New York 10580. Teton Advisors is a Delaware limited liability company having its principal place of business at 189 Mason Street, Greenwich, CT 06830. MJG Associates is a Connecticut corporation having its principal business office at 191 Mason Street, Greenwich, CT 06830. The Foundation is a Nevada corporation having its principal offices at 165 West Liberty Street, Reno, Nevada 89501.

Prior Public Offerings

During the past three years, none of Golden or any of their respective Affiliates have made any underwritten public offering of Shares for cash that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder.

Transactions in Golden’s Shares

Except as set forth below, and other than the Master Transaction Agreement and agreements entered into in connection therewith, including the Voting Agreement (as discussed in the sections of this proxy statement titled “The Master Transaction Agreement” and “The Voting Agreement”), and certain activity related to our equity compensation awards discussed elsewhere in this proxy statement, (1) each of Golden, its directors and executive officers, the OpCo Buyer Filing Parties and their respective Affiliates have not conducted any transactions with respect to Shares during the past 60 days, and (2) none of Golden or the OpCo Buyer Filing Parties or their respective Affiliates have purchased Shares during the past two years, except that Golden has purchased 3,680,468 Shares pursuant to its share repurchase program authorized by Golden’s board of directors on July 27, 2023, and subsequently increased on November 5, 2024, as set forth in the following table.

Period	Total Number of Shares Purchased(1)(2)	Price or Range of Prices Paid(3)	Average Price Per Share(3)
Q4 2023	—	—	—
Q1 2024	—	—	—
Q2 2024	989,117	$28.81 - $31.35	$29.87
Q3 2024	815,116	$29.84 - $33.14	$31.65
Q4 2024	1,088,140	$30.82 - $34.35	$33.26
Q1 2025	273,945	$27.17 - $28.48	$27.80
Q2 2025	514,150	$27.13 - $29.58	$28.47
Q3 2025	—	—	—
Q4 2025 (through December 2, 2025)	—	—	—

(1)

All repurchased shares were retired and constitute authorized but not unissued shares. Shares repurchased to settle employee tax withholding related to the vesting of Company RSU Awards or exercise of options are not included in the table above.

(2)	949,729 of the shares repurchased in 2024 were repurchased pursuant to a Rule 10b5-1 trading plan.
(3)	Includes broker commissions but excludes Golden’s liability under the 1% excise tax on the net amount of our share repurchases required by the Inflation Reduction Act of 2022.

Transactions by Our Directors and Executive Officers During the Last 60 Days

No transactions by our directors and executive officers within the last 60 days were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC.

Past Contacts, Transactions, Negotiations and Agreements

In November 2018, Golden entered into a lease agreement for office space in a building adjacent to Golden’s headquarters, which is owned by a company 33% beneficially owned by Blake L. Sartini, 3% beneficially owned by Stephen A. Arcana, and 1.67% beneficially owned by each of Mr. Sartini’s three children (including Blake L. Sartini II). Mr. Sartini serves as the Chairman of the Board and Chief Executive Officer of Golden and is co-trustee of The Blake L. Sartini and Delise F. Sartini Family Trust, which is a significant shareholder of Golden. Mr. Arcana served as Golden’s Chief Development Officer until his retirement on March 20, 2025. Mr. Sartini II serves as Golden’s Chief Operating Officer. The lease commenced in August 2020 and expires on December 31, 2030. The rent expense for the space was (i) $0.3 million for each of the twelve-month periods ended December 31, 2023 and 2024 and (ii) $0.2 million for the nine months ended September 30, 2025.

In October 2017, Golden sublet a portion of its office headquarters building to Sartini Enterprises, Inc., a company controlled by Mr. Sartini. Rental income earned by Golden during each of the years ended December 31, 2023 and 2024 and for the nine months ended September 30, 2024 for the sublet portion of the office headquarters was less than $0.1 million, respectively.

From time to time, Golden’s executive officers and employees use a private aircraft leased to Sartini Enterprises, Inc. for Golden’s business purposes pursuant to aircraft time-sharing, co-user and various cost-sharing agreements between Golden and Sartini Enterprises, Inc., all of which have been approved by the Audit Committee of the Board. The aircraft time-sharing, co-user and cost-sharing agreements specify the maximum expense reimbursement that Sartini Enterprises, Inc. can charge Golden under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and the flight crew. Such costs include fuel, landing fees, hangar and tie-down costs away from the aircraft’s operating base, flight planning and weather contract services, crew costs and other related expenses. Golden’s compliance department reviews the cost-sharing arrangements and reimbursements on a regular basis. On August 6, 2024, the Audit Committee of the Board approved an amendment to the aircraft time-sharing, co-user and cost-sharing agreement in connection with Sartini Enterprises, Inc.’s purchase of the aircraft. The terms and conditions of the amendment are materially consistent with the original agreement. Golden incurred $0.1 million, $0.3 million and $0.6 million under the aircraft time-sharing, co-user and various cost-sharing agreements with Sartini Enterprises, Inc. for the years ended December 31, 2024, 2023 and 2022, respectively, and $0.1 million for the nine months ended September 30, 2025.

Except as described immediately above, in the sections of this proxy statement titled “—Prior Public Offerings” and “—Transactions in Golden’s Shares,” and other than the Master Transaction Agreement, the Limited Guarantee, the Voting Agreement, the Tax Matters and Indemnity Agreement, the Exclusivity Agreement and agreements entered into in connection therewith (as discussed in the sections of this proxy statement titled “The Master Transaction Agreement”, “Limited Guarantee”, “The Voting Agreement”, “Tax Matters and Indemnity Agreement”, and “Exclusivity Agreement”), the purchase of 3,680,468 Shares pursuant to a share repurchase program (as discussed in the section of this proxy statement titled “—Transactions in Golden’s Shares”) and certain activity related to our equity compensation awards discussed elsewhere in this proxy statement, during the past two years: (1) there were no negotiations, transactions or material contacts between us and our Affiliates, on the one hand, and any of the OpCo Buyer Filing Parties (in their capacity as such), on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of our securities, election of our directors or sale or other transfer of a material amount of assets of Golden, (2) we and our Affiliates did not enter into any other transaction with an aggregate value exceeding one percent of our consolidated revenues with any of the OpCo Buyer Filing Parties, and (3) none of our executive officers, directors or Affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the OpCo Buyer Filing Parties.

Market Prices and Dividend Data

Market Prices

The Shares are listed for trading on the Nasdaq Stock Market LLC under the symbol “GDEN.” VICI Common Stock is listed for trading on the NYSE under the symbol “VICI.” The following table presents trading information for the Shares and VICI Common Stock on November 5, 2025, the last trading day before public announcement of the Transactions, and December 2, 2025, the latest practicable day prior to the filing of this proxy statement.

	Golden’s Shares			VICI Common Stock
Date	High	Low	Close	High	Low	Close
November 5, 2025	$21.35	$19.57	$21.23	$30.48	$30.06	$30.17
December 2, 2025	$29.45	$28.29	$28.43	$28.68	$28.17	$28.45

For illustrative purposes, the following table provides Golden equivalent per share information on each of the specified dates. Golden equivalent per share amounts are calculated by multiplying the per share price of each share of VICI Common Stock by 0.902, the Exchange Ratio.

	VICI Common Stock			Golden’s Shares
Date	High	Low	Close	High	Low	Close
November 5, 2025	$30.48	$30.06	$30.17	$27.49	$27.11	$27.21
December 2, 2025	$28.68	$28.17	$28.45	$25.87	$25.41	$25.66

The following table sets forth, for the periods indicated, the high and low sales price of and cash dividends paid on our Shares as reported by the Nasdaq during such period.

	Market Price		Dividend Paid
Fiscal Year	High	Low
2023
First Quarter	$44.49	$36.35	—
Second Quarter	$46.15	$33.10	—
Third Quarter	$47.50	$33.32	$2.00
Fourth Quarter	$42.14	$30.38	—
2024
First Quarter	$40.55	$30.87	$0.25
Second Quarter	$36.92	$28.20	$0.25
Third Quarter	$34.46	$27.42	$0.25
Fourth Quarter	$34.75	$28.35	$0.25
2025
First Quarter	$35.49	$25.17	$0.25
Second Quarter	$30.13	$22.66	$0.25
Third Quarter	$32.74	$22.67	$0.25

The market prices of VICI Common Stock and the Shares have fluctuated since the date of the announcement of the execution of the Master Transaction Agreement and will continue to fluctuate prior to the completion of the Transactions and thereafter (in the case of VICI Common Stock). No assurance can be given concerning the market price of VICI Common Stock or the Shares before completion of the Transactions or of VICI Common Stock after completion of the Transactions. Because the Exchange Ratio, which determines the Merger Consideration, is fixed and will not be adjusted for changes in market prices of either VICI Common Stock or the Shares, the market price of VICI Common Stock (and, therefore, the value of the Merger Consideration) when received by the shareholders of Golden after the Transactions are completed could be greater than, less than or the same as those amounts stated above. Accordingly, these comparisons may not provide meaningful information to shareholders in determining how to vote with respect to the proposals described in this proxy statement. We urge you to obtain current market quotations for VICI Common Stock and the Shares and to review carefully the other information contained in this proxy statement.

Dividends

Holders of the Shares are entitled to receive dividends if, as and when authorized by Golden’s Board. Golden most recently paid a quarterly cash dividend of $0.25 per Share on October 3, 2025. On November 4, 2025, Golden authorized its next recurring quarterly cash dividend of $0.25 per Share, which will be payable on January 6, 2026 to shareholders of record as of the close of business on December 22, 2025.

The Master Transaction Agreement prohibits Golden from declaring, setting aside, making or paying any dividends to Golden shareholders without the written consent of OpCo Buyer and VICI, except for (i) quarterly dividends or distributions by Golden or cash dividends on Company Equity Awards in the ordinary course of business consistent with past practices, (ii) dividends by Golden’s Subsidiaries to their parent entities, (iii) the Distribution and (iv) certain other exceptions as described in the Master Transaction Agreement.

Subject to the limitations set forth in the Master Transaction Agreement, any future dividends by Golden after the execution of the Master Transaction Agreement but prior to the completion of the Transactions will be made at the discretion of Golden’s Board. There can be no assurance that any future dividends will be declared or paid by Golden or as to the amount or timing of those dividends, if any.

IMPORTANT INFORMATION REGARDING 13E-3 FILING PARTIES

Name and Address; Business and Background of Schedule 13E-3 Filing Parties

Set forth below are the names, the present principal occupations or employment and the name, principal business, and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following parties related to Golden and OpCo Buyer.

During the past five years, none of the persons listed in this section have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters which were dismissed without sanction or settlement) that results in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Golden’s Directors and Executive Officers

Name	Citizenship	Position with Golden	Principal Occupation/Business
Blake L. Sartini	U.S.A.	Chairman of the Board and Chief Executive Officer	Executive Officer and Director of Golden’s and certain of its subsidiaries and affiliates
Andy H. Chien	U.S.A.	Independent Director	Managing Member of Entertainment Leisure Management LP
Ann D. Dozier	U.S.A.	Independent Director	Executive Vice President, Chief Information Officer of Ahold Delahize USA
Mark A. Lipparelli	U.S.A.	Independent Director	Managing Member and Chief Executive Officer of GVII, LLC, Managing Member of CAMS, LLC and Chairman and Managing Member of SBOpco, LLC
Terrence L. Wright	U.S.A.	Independent Director	Board Member of Westcor Land Title Insurance Company
Charles H. Protell	U.S.A.	President and Chief Financial Officer	Executive Officer of Golden’s and certain of its subsidiaries and affiliates
Blake L. Sartini II	U.S.A.	Executive Vice President and Chief Operating Officer	Executive Officer of Golden’s and certain of its subsidiaries and affiliates
Viktoryia G. Pulliam	U.S.A.	Senior Vice President and Chief Accounting Officer	Executive Officer of Golden’s and certain of its subsidiaries and affiliates

Blake L. Sartini joined Golden as Chairman of the Board and Chief Executive Officer in July 2015 in connection with the Sartini Gaming Merger and served as the President of Golden from that time until August 2019. Prior to the merger, Mr. Sartini served as the President and Chief Executive Officer of Sartini Gaming from its formation in January 2012, and as the founder and Chief Executive Officer of Golden Gaming, which he established in 2001. Prior to Golden Gaming, Mr. Sartini served in various management and executive positions with Stations Casinos from 1985 to 2001, including as Executive Vice President and Chief Operating Officer upon Golden’s public offering in 1993. Additionally, he served as a director of Station Casinos from 1993 until 2001. In 1986, Mr. Sartini founded Southwest Services, Inc. (the predecessor to Golden Gaming) and served as its President beginning in 1993. Before joining Station Casinos, he held key operational positions with the El Cortez Hotel and Casino, as well as the Barbary Coast Hotel and Casino. Mr. Sartini is a member of the University of Nevada, Las Vegas Foundation’s Board of Trustees and was appointed to the Nevada Gaming

Policy Committee in March 2014 by Governor Sandoval. Mr. Sartini received a bachelor of science degree in business administration from the University of Nevada, Las Vegas. Mr. Sartini’s position as our Chairman and Chief Executive Officer, together with his deep knowledge of our business as a founder of Golden Gaming and his extensive executive management and industry experience gained over more than 30 years in the gaming industry, makes him a highly qualified and valuable member of our Board.

Andy H. Chien currently serves as the Managing Member of Entertainment Leisure Management LP and previously served as the Chief Financial Officer and Treasurer of MGM Growth Properties LLC (NYSE:MGP), a position he held since its initial public offering in April 2016 until its sale to VICI Properties in April 2022. From 2009 to 2016, Mr. Chien held various roles at Greenhill & Co., a boutique investment banking firm, most recently serving as a Managing Director responsible for the firm’s REIT, gaming, lodging and leisure clients. Prior to that, Mr. Chien worked in the investment banking departments at UBS Investment Bank and Citigroup/Salomon Smith Barney. He has also held various positions at Commerce One and Intel Corporation. Mr. Chien received a master of business administration degree in finance and real estate from the UCLA Anderson School of Management, and a bachelor of science degree in electrical engineering, summa cum laude, from the University of Michigan. We believe Mr. Chien’s qualifications to sit on our Board include his business, leadership and investment banking experience and his familiarity with the gaming, entertainment and real estate markets in which we operate.

Ann D. Dozier currently serves as CIO for a leading grocery retail group, Ahold Delhaize USA. In this position, which she has held since February 2025, she oversees the entirety of information technology in support of the U.S. brands - Food Lion, Giant Food, The GIANT Company, Hannaford and Stop & Shop - which together operate more than 2,000 retail stores and significant e-commerce businesses that nourish more than 24 million customers each week. Prior to taking on this role, Mrs. Dozier served as Chief Information and Technology Officer of Southern Glazer’s Wine and Spirits, LLC since 2015. Mrs. Dozier also served in prior technology, commercial, and transformational leadership roles at The Coca-Cola Company, Inc., Coca-Cola Enterprises, Inc., Dean Foods and Colgate Palmolive. She was also named the 2024 Consumer Goods Technology CIO of the Year, and in 2023 received the Woman of Wonder award in recognition of her support of community efforts empowering young women to pursue careers in technology. Mrs. Dozier earned a Bachelor of Science degree in economics from the University of Georgia and attended Harvard Business School’s Executive Management Program. Mrs. Dozier is highly qualified to sit on our Board due to her extensive experience as an executive in the food and beverage industry with particular strengths in global technology including both enterprise resource planning and digital transformations, cybersecurity, business operations, and mergers and acquisitions.

Mark A. Lipparelli currently serves as the Managing Member and Chief Executive Officer of GVII, LLC, a Nevada gaming licensee that manages the Westgate Resort Las Vegas; the Managing Member of CAMS, LLC, a technology services company to the online gaming industry; Chairman and Managing Member of SBOpco, LLC, a sportsbook company operating as SuperBook; Chairman of the Board of Directors for Galaxy Gaming, Inc., a company that develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ship and online casinos worldwide; and Board member of the General Commercial Gaming Regulatory Authority. Additionally, Mr. Lipparelli serves as an advisor to various operating and investment entities through his role as Managing Member of GVIII, LLC. Mr. Lipparelli also formerly represented State Senate District 6 in the Nevada Legislature, having been appointed to the post in December 2014, and served on a number of Senate committees. Mr. Lipparelli has also twice been an appointee to the Nevada Gaming Policy Committee. Between 2009 and 2012, Mr. Lipparelli served as a board member and chairman of the Nevada Gaming Control Board. Between 2002 and 2007, Mr. Lipparelli served in various executive management positions at Bally Technologies, Inc., a gaming technology supply company listed on the NYSE, including as Executive Vice President of Operations. Prior to joining Bally Technologies, Inc., Mr. Lipparelli served as Executive Vice President and then President of Shuffle Master, Inc., a publicly traded gaming supply company, from 2001 to 2003; as Chief Financial Officer of Camco, Inc., a retail chain holding company, from 2000 to 2001; as Senior Vice President of Entertainment Systems for Bally Gaming, Inc. (a subsidiary of publicly traded Alliance Gaming Corporation), from 1998 to

2000; and various management positions including Vice President of Finance for publicly traded Casino Data Systems from 1993 to 1998. Mr. Lipparelli is a Board Trustee Emeritus of the University of Nevada Foundation, former Chairman of the Board of the International Center for Responsible Gaming, member of the International Association of Gaming Advisors and a member of the International Masters of Gaming Law. Mr. Lipparelli holds a bachelor’s degree in finance and a master’s degree in economics from the University of Nevada, Reno. Among other qualifications, Mr. Lipparelli brings over 25 years of experience in the gaming industry, including his service as Chief Executive Officer of a strategic advisory and product development firm and various executive management positions at companies serving the gaming industry. He also provides information security expertise to our Board through his leadership positions with technology services companies, and contributes his legislative experience with the State Senate and past roles with the Nevada Gaming Control Board.

Terrence L. Wright serves as a board member of Westcor Land Title Insurance Company, a company he founded in 1991 and which is licensed to issue policies of title insurance throughout the United States. Mr. Wright is an emeritus member of and past Chairman of the University of Nevada Las Vegas Foundation Board, served on the Board of Directors of Southwest Gas Holdings, Inc. (NYSE:SWX) until May 2017, and is the past Chairman for the Nevada Development Authority, the Nevada Land Title Association and the Nevada Chapter of the Young Presidents’ Organization. He has also served as Board member for the Las Vegas Monorail, Pioneer Citizens Bank, First Interstate Bank, Service First Bank of Nevada and the Boy Scouts of America. Mr. Wright received a bachelor’s degree in business administration and a juris doctor from DePaul University, Chicago, and is a member of the California and Illinois bar associations. We believe Mr. Wright’s qualifications to sit on our Board include his business and leadership experience (including serving as Chairman of the Board of Westcor Land Title Insurance Company), his service as a director of other public companies, and his familiarity with the residential and commercial real estate markets in which we operate.

Charles H. Protell joined Golden as Executive Vice President, Chief Strategy Officer and Chief Financial Officer in November 2016 and was promoted to President in August 2019. Mr. Protell previously also served as Golden’s Treasurer. Prior to joining Golden, Mr. Protell served as managing director at Macquarie Capital’s investment banking group since May 2011, and as co-founder and a managing director at REGAL Capital Advisors from January 2009 until its acquisition by Macquarie Capital in May 2011. Prior to co-founding REGAL Capital Advisors, Mr. Protell held various investment banking roles at Credit Suisse, Deutsche Bank and CIBC World Markets. Mr. Protell received a Bachelor of Science degree in commerce from the University of Virginia.

Blake L. Sartini II joined Golden as Senior Vice President of Distributed Gaming in July 2015 in connection with the Sartini Gaming Merger, was promoted to Executive Vice President of Operations in June 2021, and became Golden’s Executive Vice President and Chief Operating Officer in March 2024. In his current role, Mr. Sartini II assumed additional responsibility for the oversight of all Golden’s operating casinos in addition to overseeing Golden’s Nevada taverns. From January 2010 until the Sartini Gaming Merger, Mr. Sartini II served in various roles with Sartini Gaming, including as Vice President of Operations for GRO, a subsidiary of Sartini Gaming, from September 2014, as assistant director for GRO from January 2012 to September 2014, and as a marketing manager from January 2010 to January 2012. Prior to joining Sartini Gaming, Mr. Sartini II served as senior business associate with the Ultimate Fighting Championship for its international event operations and talent relations in the United Kingdom. Mr. Sartini II received a Bachelor of Science degree in business administration from Chapman University in Orange, California.

Viktoryia G. Pulliam joined Golden as Director of Financial Reporting, Technical and Corporate Accounting in July 2020, was promoted to Vice President of Financial Reporting, Technical and Corporate Accounting in April 2022, and became Golden’s Senior Vice President and Chief Accounting Officer in March 2025. Ms. Pulliam has over 15 years of financial leadership experience, including nine years with public accounting firm Deloitte & Touche, where she ended her tenure as a Senior Manager serving various companies in the gaming industry. Prior to joining Golden, Ms. Pulliam served as a Director of Financial Reporting at Everi

Holdings Inc. from May 2018 to July 2020, where she was responsible for various financial reporting and corporate accounting functions, including regulatory compliance with the requirements of various regulatory bodies in the United States and internationally. Ms. Pulliam is a licensed certified public accountant in the state of Nevada and received a Bachelor of Science degree in Accounting from the University of Nevada, Las Vegas.

The address of each of the directors and executive officers of Golden’s listed above is 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.

OpCo Buyer Filing Parties

This section sets forth certain information about the OpCo Buyer Filing Parties. During the past five years, none of the persons listed in this section has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters which were dismissed without sanction or settlement) that results in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

OpCo Buyer

OpCo Buyer was formed on October 21, 2025 as a Nevada limited liability company, solely for the purpose of engaging in the transactions contemplated by the Master Transaction Agreement. OpCo Buyer has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Master Transaction Agreement, the Voting Agreement, and the arranging of financing in connection with the Transactions. Following the consummation of the Transactions, OpCo Buyer will own all of the outstanding capital stock of New OpCo.

The sole member of Opco Buyer is Argento Intermediate II, LLC, whose sole member is Argento Intermediate I, LLC, whose sole member is Argento Holdco, LLC, whose sole manager is Mr. Sartini.

Blake L. Sartini

Mr. Sartini is the Chairman of the Board and Chief Executive Officer of Golden. For information regarding Mr. Sartini, see the section above titled “Important Information Regarding Golden—Golden’s Directors and Executive Officers.”

The Sartini Trust

The Sartini Trust is a trust established under the laws of Nevada for the benefit of Mr. Sartini and Ms. Sartini and their children and such children’s descendants. The address and telephone number of each of the OpCo Buyer Filing Parties is 6595 S Jones Blvd, Las Vegas, NV 89118, and the telephone number of each is (702) 891-4284.

Prior OpCo Buyer’s Stock Purchases

Other than the Master Transaction Agreement and the other agreements entered into in connection therewith, including the Voting Agreement (as discussed in the sections of this proxy statement titled “The Master Transaction Agreement” and “The Voting Agreement”), and certain activity related to Golden’s equity compensation awards discussed elsewhere in this proxy statement, (i) each of the OpCo Buyer Filing Parties and their respective affiliates have not conducted any transactions with respect to Shares during the past 60 days and (ii) none of the OpCo Buyer Filing Parties or their respective affiliates have purchased Shares during the past two years.

Information Regarding Managers and Executive Officers of OpCo Buyer

Managers

OpCo Buyer is a member-managed LLC with a sole member. For more information, see “—OpCo Buyer” above.

Executive Officers

OpCo Buyer is a member-managed LLC with a sole member and no officers. For more information, see “—OpCo Buyer” above.

IMPORTANT INFORMATION REGARDING VICI AFTER THE TRANSACTIONS

Description of VICI’s Business

Following the completion of the Merger, the business strategy and objectives of the VICI will continue to be those as described in the section of this proxy statement titled “The Parties to the Transactions—VICI Properties Inc” and in the section of the VICI Registration Statement titled “The Companies”.

As further discussed above in the section of this proxy statement titled “The Parties to the Transactions—VICI Properties Inc.” and in the section of the VICI Registration Statement titled “The Companies,” VICI is primarily engaged in the business of owning and acquiring gaming, hospitality, wellness, entertainment and leisure destinations, subject to long-term triple-net leases. VICI owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI’s gaming and entertainment facilities are leased to leading brands that seek to drive consumer loyalty and value with guests through superior services, experiences, products and continuous innovation. Across approximately 127 million square feet, VICI’s well-maintained properties are currently located across urban, destination and drive-to markets in twenty-six states and Canada, contain approximately 60,300 hotel rooms and feature over 500 restaurants, bars, nightclubs and sportsbooks. As of September 30, 2025, VICI’s properties are 100% leased with a weighted average lease term based on contractual rent, including extension options, of approximately 40 years.

PROPOSAL 1: THE TRANSACTION PROPOSAL

We are asking you to approve a proposal to adopt the Master Transaction Agreement and thereby approve the transactions contemplated by the Master Transaction Agreement, including the Transactions. For a summary of and detailed information regarding this proposal, see the information about the Master Transaction Agreement throughout this proxy statement, including the information set forth in the section of this proxy statement titled “The Master Transaction Agreement.” A copy of the Master Transaction Agreement is attached as Annex A to this proxy statement. You are urged to read the Master Transaction Agreement carefully and in its entirety.

The Independent Committee unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Golden provide shareholders with the opportunity to vote on a non-binding, advisory basis, on the compensation that may be paid or become payable by Golden to its named executive officers that is based on or otherwise relates to the Merger, as disclosed in the section of this proxy statement titled “Quantification of Potential Payments and Benefits to Golden’s NEOs in Connection with the Transactions.”

Golden is asking its shareholders to approve the compensation that may be paid or become payable by Golden to its named executive officers that is based on or otherwise relates to the Transactions. These payments are set forth in the section of this proxy statement titled “Quantification of Potential Payments and Benefits to Golden’s NEOs in Connection with the Transactions” and the accompanying footnotes and additional disclosures referenced therein.

Accordingly, Golden is seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the shareholders of Golden approve on a non-binding, advisory basis the compensation that may be paid or become payable to Golden’s named executive officers that is based on or otherwise relates to the Transactions as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “Quantification of Potential Payments and Benefits to Golden’s NEOs in Connection with the Transactions” in Golden’s proxy statement for the Special Meeting.”

Golden’s shareholders should note that this proposal is not a condition to completion of the Transactions, and as a non-binding, advisory vote, the result will not be binding on Golden. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Transactions are consummated, Golden’s named executive officers may receive or may be eligible to receive the compensation that is based on or that otherwise relates to the Transactions in accordance with the terms and conditions applicable to those payments.

The Independent Committee unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to approve one or more adjournments of the Special Meeting, from time to time, to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Transaction Proposal at the time of the Special Meeting. If shareholders approve this proposal, we can adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from shareholders that have previously returned properly signed proxies voting against adoption of the Transaction Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we received proxies representing a sufficient number of votes against adoption of the Transaction Proposal such that the Transaction Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Transaction Proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Transaction Proposal. Additionally, we may seek shareholder approval to adjourn the Special Meeting if a quorum is not present. Finally, the person presiding over the Special Meeting is permitted by our bylaws to adjourn the Special Meeting even if shareholders have not approved the proposal to adjourn the Special Meeting.

If the Special Meeting is adjourned, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the vote on the proposals. If the adjournment is for more than 60 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

The Independent Committee unanimously recommends that you vote “FOR” this proposal.

SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Transactions are consummated, Golden will have no public shareholders and there will be no public participation in any future meetings of Golden’s shareholders. However, if the Transactions are not consummated, Golden’s shareholders will continue to be entitled to attend and participate in the meetings of Golden’s shareholders.

Golden intends to hold an annual meeting in 2026 (the “2026 Annual Meeting”) only if the Transactions are not consummated and Golden remains a public company.

If a shareholder wishes to present a proposal at the 2026 Annual Meeting without including the proposal in the proxy statement relating to that meeting, including nominations of any person for election to the Board, Golden’s bylaws provide that the shareholder must (i) be a beneficial owner both at the time of the proposal and at the time of the meeting, (ii) provide timely notice of the proposal in writing and (iii) otherwise comply with all applicable requirements of Golden’s bylaws and of the Exchange Act. To be timely, such shareholder’s notice must be received by Golden no later than February 21, 2026 (being the 90th day prior to the anniversary of the 2026 Annual Meeting), but no earlier than January 22, 2026 (being the 120th day prior to the anniversary of the 2026 Annual Meeting). However, if the date of the 2026 Annual Meeting is advanced or delayed by more than 30 days from the anniversary of the 2026 Annual Meeting, notice by the shareholder must be received no later than the later of (i) the 90th day prior to the 2026 Annual Meeting or (ii) the 10th day following the day on which public disclosure of the date of the 2026 Annual Meeting was first made. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118. To be eligible for consideration at the 2026 Annual Meeting, a proposal must comply with the timely notice, content and other requirements specified in Golden’s bylaws. Also, if the shareholder fails to give timely and proper notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

Shareholders of Golden may submit proposals on matters appropriate for shareholder action at meetings of the shareholders, including nominations of any person for election to the Board, in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible to include a shareholder proposal in the proxy statement for the 2026 Annual Meeting of shareholders, proposals must satisfy the conditions established by the SEC for shareholder proposals to be included in a proxy statement and must be received by Golden on or before December 10, 2025 (being the 120th day prior to the anniversary of the mailing date of the proxy statement for the 2026 Annual Meeting), unless the date of the 2026 Annual Meeting of shareholders is changed by more than 30 days from the anniversary of the 2026 Annual Meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.

In addition to satisfying the foregoing requirements under Golden’s bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Golden’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2026.

Golden reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Because the Transactions are a “going-private” transaction under the rules of the SEC, Golden and the OpCo Buyer Filing Parties have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the OpCo Sale. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Golden and PropCo Buyer file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including both Golden and PropCo Buyer, which can be accessed at http://www.sec.gov. In addition, you may obtain free copies of the documents Golden files with the SEC by going to Golden’s investor relations website at https://www.goldenent.com/investors.html or by contacting Golden Entertainment, Inc., 6595 S Jones Boulevard, Las Vegas, Nevada 89118, Attention: Investor Relations. You may obtain free copies of the documents PropCo Buyer files with the SEC, including the VICI Registration Statement by going to PropCo Buyer’s investor relations website at https://investors.viciproperties.com or by contacting VICI Properties Inc., 535 Madison Avenue, New York, New York 10022, Attention: Secretary. The internet website addresses of Golden and PropCo Buyer are provided as inactive textual references only. The information provided on the Internet websites of Golden and PropCo Buyer, other than copies of the documents listed below that have been filed with the SEC and specifically incorporated by reference herein, is not part of this proxy statement and, therefore, is not incorporated herein by reference.

PropCo Buyer has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to PropCo Buyer’s securities to be issued in the Merger. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection as set forth above.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Golden and PropCo Buyer to “incorporate by reference” into this proxy statement documents Golden and PropCo Buyer file with the SEC including certain information required to be included in the VICI Registration Statement to register the shares of VICI Common Stock that will be issued in the Merger. This means that Golden and PropCo Buyer can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement is considered to be a part of this proxy statement, and with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that Golden and PropCo Buyer file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. Golden and PropCo Buyer incorporate by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents subsequently filed by them pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting:

•	Golden:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025, and as amended on April 25, 2025;

•

Definitive proxy statement on Schedule 14A for its 2025 annual meeting of shareholders, filed with the SEC on April  9, 2025 (solely to the extent incorporated by reference into Part III of Golden’s Annual Report on Form 10-K for the year ended December 31, 2024);

•	Quarterly Report on Form 10-Q, for the quarter ended March 31, 2025, filed with the SEC on May 9, 2025;

•	Quarterly Report on Form 10-Q, for the quarter ended June 30, 2025, filed with the SEC on August 8, 2025;

•	Quarterly Report on Form 10-Q, for the quarter ended September 30, 2025, filed with the SEC on November 6, 2025; and

•	Current Reports on Form 8-K, filed with the SEC on March 18, 2025, May 23, 2025 and November 7, 2025; and

•

The description of Golden’s common stock contained in its Registration Statement on Form 10, filed with the SEC on October 23, 1998, as updated by the description of securities filed as Exhibit 4.1 to Golden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

•	PropCo Buyer:

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 20, 2025;

•

Definitive proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the SEC on March  17, 2025 (solely to the extent incorporated by reference into Part III of PropCo Buyer’s Annual Report on Form 10-K for the year ended December 31, 2024);

•	Quarterly Report on Form 10-Q, for the quarter ended March 31, 2025, filed with the SEC on April 30, 2025;

•	Quarterly Report on Form 10-Q, for the quarter ended June 30, 2025, filed with the SEC on July 30, 2025;

•	Quarterly Report on Form 10-Q, for the quarter ended September 30, 2025, filed with the SEC on October 30, 2025;

•	Current Reports on Form 8-K, filed with the SEC on February 4, 2025, March 27, 2025, April 7, 2025, and April 29, 2025;

•

The description of PropCo Buyer’s common stock, which is contained in Item 1 of its Registration Statement on Form 8-A filed with the SEC on January 29, 2018 as updated by the description of securities filed as Exhibit 4.41 to PropCo Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•	Form S-4 Registration Statement, filed with the SEC on December 5, 2025.

Golden and the OpCo Buyer Filing Parties will amend the Schedule 13E 3 to incorporate by reference any additional documents that they may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting to the extent required to fulfill their obligations under the Exchange Act.

If you would like to request documents from Golden, please do so as soon as possible to receive them before the Special Meeting. If you request any documents from Golden, Golden will mail them to you by first class mail, or another equally prompt method. Please note that all of the documents that Golden files with the SEC are also promptly available through the “Investor Relations” section of Golden’s website.

If you have any questions concerning the Transactions, the Special Meeting or the accompanying proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact Golden’s proxy solicitor:

Innisfree M&A Incorporated

Shareholders Call Toll-Free: (877) 800-5198

Banks and Brokers Call Collect: (212) 750-5833

MISCELLANEOUS

Golden has supplied all information relating to Golden, PropCo Buyer has supplied, and Golden has not independently verified, all of the information relating to PropCo Buyer and PropCo Merger Sub, or their Affiliates, and OpCo Buyer has supplied, and Golden has not independently verified, all of the information relating to OpCo Buyer, or its Affiliates contained in this proxy statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN VOTING YOUR SHARES AT THE SPECIAL MEETING. GOLDEN HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

MASTER TRANSACTION AGREEMENT

by and among

ARGENTO, LLC,

VICI PROPERTIES INC.,

VICI ROYAL MERGER SUB LLC

and

GOLDEN ENTERTAINMENT, INC.

Dated as of November 6, 2025

A-i

ARTICLE 6 REPRESENTATION AND WARRANTIES OF PROPCO BUYER AND PROPCO MERGER SUB		A-29
6.1	Corporate Organization	A-30
6.2	Capitalization	A-30
6.3	Authority; Execution and Delivery; Enforceability	A-30
6.4	No Conflicts	A-31
6.5	SEC Documents; Financial Statements; Undisclosed Liabilities	A-31
6.6	Absence of Certain Changes or Events	A-33
6.7	Legal Proceedings	A-33
6.8	Compliance with Laws	A-33
6.9	Proxy Statement	A-33
6.10	Ownership of Company Capital Stock	A-33
6.11	Solvency	A-33
6.12	Ownership of PropCo Merger Sub	A-34
6.13	Tax Matters	A-34
6.14	No Shareholder and Management Arrangements	A-34
6.15	Broker’s Fees	A-34
6.16	No Other Representation and Warranties	A-35
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF OPCO BUYER		A-35
7.1	Corporate Organization	A-35
7.2	Authority; Execution and Delivery; Enforceability	A-36
7.3	No Conflicts	A-36
7.4	Legal Proceedings	A-36
7.5	Licensability and Compliance with Laws	A-37
7.6	Financial Ability	A-37
7.7	Proxy Statement	A-39
7.8	Ownership of Company Capital Stock	A-39
7.9	Solvency	A-39
7.10	No Shareholder and Management Arrangements	A-39
7.11	Broker’s Fees	A-39
7.12	No Other Representations and Warranties	A-39
ARTICLE 8 COVENANTS		A-40
8.1	Conduct of Business by the Company Pending the Closing	A-40
8.2	Access to Information; Confidentiality	A-43
8.3	Go Shop; No Solicitation	A-45
8.4	SEC Filings; Other Actions	A-50
8.5	Appropriate Action; Consents; Filings	A-52
8.6	Certain Notices	A-55
8.7	Public Announcements	A-55
8.8	Employee and Employee Benefit Plan Matters	A-55
8.9	Indemnification of Directors and Officers	A-56
8.10	PropCo Buyer Agreements Concerning PropCo Merger Sub; OpCo Buyer	A-57
8.11	Takeover Statutes	A-58
8.12	Section 16 Matters	A-58
8.13	Shareholder Litigation	A-58
8.14	Stock Exchange Delisting and Listing	A-58
8.15	Transfer Taxes	A-59
8.16	Tax Matters	A-59
8.17	Resignations	A-60
8.18	Dividends	A-60
8.19	Pre-Closing Restructuring	A-60
8.20	Cooperation with OpCo Buyer Debt Financing	A-60

A-ii

8.21	OpCo Buyer Financing	A-62
8.22	Repayment of Company Credit Facilities	A-64
8.23	Obligations of Parties	A-64
8.24	New HoldCo and PropCo Acquired Company Liabilities	A-64
8.25	Suspension of Share Repurchase Program	A-65
8.26	Termination of Company Related Party Agreement	A-65
8.27	OpCo Buyer Payment of Transaction Expenses	A-65
8.28	Draft E&P Study	A-65
ARTICLE 9 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS		A-65
9.1	Conditions to Obligations of Each Party under this Agreement	A-65
9.2	Conditions to Obligations of New HoldCo under this Agreement	A-66
9.3	Conditions to Obligations of PropCo Buyer and PropCo Merger Sub under this Agreement	A-66
9.4	Conditions of Obligations of OpCo Buyer under this Agreement	A-67
9.5	Frustration of Closing Conditions	A-68
ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER		A-68
10.1	Termination	A-68
10.2	Effect of Termination	A-70
10.3	Termination Fees	A-70
10.4	Limitation of Recourse	A-73
10.5	Amendment	A-74
10.6	Waiver	A-74
10.7	Risk of Loss	A-74
ARTICLE 11 GENERAL PROVISIONS		A-76
11.1	Non-Survival of Representations and Warranties	A-76
11.2	Fees and Expenses	A-76
11.3	Notices	A-76
11.4	Certain Definitions	A-77
11.5	Terms Defined Elsewhere	A-86
11.6	Headings	A-89
11.7	Severability	A-89
11.8	Entire Agreement	A-90
11.9	Assignment	A-90
11.10	No Third-Party Beneficiaries	A-90
11.11	Mutual Drafting; Interpretation	A-90
11.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	A-91
11.13	Counterparts	A-92
11.14	Specific Performance	A-92
11.15	Several Liability	A-92

A-iii

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT, dated as of November 6, 2025 (this “Agreement”), is made by and among Argento, LLC, a Nevada limited liability company (“OpCo Buyer”), VICI Properties Inc., a Maryland corporation (“PropCo Buyer”), VICI ROYAL MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”), and Golden Entertainment, Inc., a Minnesota corporation (the “Company”). OpCo Buyer, PropCo Buyer, PropCo Merger Sub and the Company are sometimes referred to as a “Party” and collectively the “Parties”. All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 11.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. Prior to the Closing Date, the Company intends to effect a reorganization, pursuant to which (i) the Company will form a new wholly owned Delaware limited liability company (“Royal Holdings”), (ii) Golden Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Royal Corp”) will merge with and into Royal Holdings, with Royal Holdings continuing as the surviving entity (the “Holdings Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act, as amended (the “DLLCA”) and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), (iii) the Company will form a new wholly owned Delaware limited liability company (“PropCo”), (iv) each existing Subsidiary of the Company that owns the Transferred Real Estate Assets (an “Existing Owner”) will form one or more new wholly owned Delaware limited liability companies (the “Owner SPEs” and, together with PropCo, the “PropCo Acquired Companies”), and each Existing Owner shall transfer, assign, and convey the applicable Transferred Real Estate Assets owned by it to the Owner SPE(s) owned by it, such that, following such transfers, assignments and conveyances, there are seven Owner SPEs, each owning a single Subject Property, (v) each Existing Owner will distribute all of the equity interests of each Owner SPE that it owns up the chain to the Company, and the Company will contribute all such equity interests to PropCo, and (vi) the Company will form a wholly owned Minnesota corporation (“New HoldCo”) and New HoldCo will form a wholly owned Minnesota limited liability company (“New OpCo”) (such formations described in this clause (vi), the “F Reorganization Formations”).

B. On the Closing Date, but prior to the OpCo Sale (defined below), the Company shall merge with and into New OpCo, with New OpCo continuing as the surviving entity (the “F Reorganization Merger” and, together with the transactions described in Recital A above, the “Pre-Closing Restructuring”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Minnesota Business Corporation Act, as amended (the “MBCA”), and Minnesota Revised Uniform Limited Liability Company Act, as amended (the “MLLCA”), with the equity holders of the Company receiving equity, on a one-for-one basis, in New HoldCo and New HoldCo owning 100% of the membership interest of New OpCo (“OpCo Subject Interests”) and being the immediate parent of New OpCo, and in connection with the F Reorganization Merger, at the F Reorganization Effective Time, New HoldCo shall economically assume the Company’s obligation to repay the outstanding amount under the Company Credit Agreement.

C. On the Closing Date, immediately following the F Reorganization Effective Time but prior to the OpCo Sale, (i) New HoldCo will change its name to “Royal HoldCo I Inc.” and, following the F Reorganization Effective Time, references herein to the Company shall mean New HoldCo, and (ii) New OpCo will distribute all of the limited liability company membership interests in PropCo to New HoldCo (the “PropCo Distribution”).

D. The Parties desire that, upon the terms and subject to the conditions of this Agreement, (i) on the Closing Date, immediately following the PropCo Distribution but prior to the Distribution (defined below) and the Effective Time, OpCo Buyer shall acquire 100% of the equity interests of New OpCo (the “OpCo Sale”), (ii) on the Closing Date, immediately following the OpCo Sale but prior to the Effective Time, the Company shall effect the Distribution and (iii) on the Closing Date, immediately following the Distribution, New HoldCo shall merge with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the MBCA and the DLLCA, pursuant to which, except as otherwise provided in Section 4.1, each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

E. Concurrently with the execution of this Agreement, the Company, OpCo Buyer, PropCo Buyer and PropCo Buyer Merger Sub shall enter into the Tax Matters and Indemnity Agreement (the “Tax Matters and Indemnity Agreement”), which, among other things, will (i) govern, the respective rights, responsibilities and obligations of each of OpCo Buyer and PropCo Buyer after the OpCo Sale and the Merger with respect to tax liabilities and benefits, tax attributes, tax contests and certain other matters and (ii) provide for certain indemnities by OpCo Buyer in favor of PropCo Buyer with respect to certain matters in connection with the transactions contemplated hereby.

F. Concurrently with the execution of this Agreement, (i) the Company and Blake L. Sartini shall enter into the Limited Guarantee and (ii) the Company, PropCo Buyer and certain shareholders of the Company shall enter into the Voting Agreement.

G. At the Closing, and immediately following the Effective Time, OpCo Buyer or an Affiliate of OpCo Buyer, on the one hand, and PropCo Buyer or an Affiliate of PropCo Buyer, on the other hand, shall enter into a Master Lease, in the form agreed to on the date hereof, for the Subject Properties (the “Master Lease”).

H. The Board of Directors of PropCo Buyer has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of PropCo Buyer, on behalf of PropCo Buyer, in its capacity as the sole member of the sole member of PropCo Merger Sub, has approved PropCo Merger Sub’s entry into this Agreement and consummation of the Merger and the other transactions contemplated hereby.

I. The Managing Member of OpCo Buyer has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for OpCo Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, including the OpCo Sale.

J. The board of directors of the Company (the “Company Board”) established an independent committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Independent Committee”) to, among other things, review, evaluate, and negotiate this Agreement and the transactions contemplated hereby, including the OpCo Sale, the Merger and the other transactions contemplated hereby.

K. The Independent Committee has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Pre-Closing Restructuring, the OpCo Sale and the Merger, are advisable, fair to and in the best interest of the Company and its shareholders, and (ii) resolved to submit this Agreement to the Company’s shareholders for their adoption, and recommend that the Company’s shareholders vote in favor of the adoption of this Agreement and the transactions contemplated by this Agreement (the “Independent Committee Approval”).

L. PropCo Buyer, PropCo Merger Sub, OpCo Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the OpCo Sale and the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

THE TRANSACTIONS

1.1 The Holdings Merger.

(a) Prior to the Closing Date, but no more than five Business Days prior to the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL and the DLLCA, at the Holdings Merger Effective Time, Royal Corp shall merge with and into Royal Holdings. As a result of the Holdings Merger, the separate corporate existence of Royal Corp shall cease, and Royal Holdings shall continue as the surviving entity of the Holdings Merger (the “Holdings Merger Surviving Company”) and a wholly owned Subsidiary of the Company. The Holdings Merger shall be effected pursuant to the applicable provisions of the DGCL and DLLCA and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, at the Holdings Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Royal Corp and Royal Holdings shall vest in the Holdings Merger Surviving Company, and all of the debts, liabilities and duties of Royal Corp and Royal Holdings shall become the debts, liabilities and duties of the Holdings Merger Surviving Company.

(b) At the Holdings Merger Effective Time, by virtue of the Holdings Merger and without the necessity of further action by Royal Holdings or any other Person, the organizational documents of Royal Holdings shall be the organizational documents of the Holdings Merger Surviving Company.

(c) At the Holdings Merger Effective Time, by virtue of the Holdings Merger and without the necessity of further action by Royal Holdings or any other Person, the Holdings Merger Surviving Company shall be managed by its sole member. If, at any time after the Holdings Merger Effective Time, the Holdings Merger Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Holdings Merger Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of Royal Corp or Royal Holdings acquired or to be acquired by the Holdings Merger Surviving Company as a result of, or in connection with, the Holdings Merger, then the officers of the sole member of the Holdings Merger Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either Royal Corp or Royal Holdings, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Holdings Merger Surviving Company.

1.2 Property Transfers. Following the Holdings Merger Effective Time, but prior to the Closing Date, (a) the Company shall form PropCo as a limited liability company organized under the laws of the State of Delaware, (b) thereafter, the Company shall cause each Existing Owner to form one or more Owner SPEs as limited liability companies organized under the laws of the State of Delaware, (c) thereafter, the Company shall cause each Existing Owner to sell, grant, convey, transfer, and assign to the applicable Owner SPE(s) owned by it good and marketable title to the applicable Transferred Real Estate Assets owned by it (this clause (c), the “Property Transfers”) and, to effectuate such Property Transfers, the Company shall cause the Existing Owners to deliver to the respective Owner SPEs (or the Title Company, as applicable), with copies to PropCo Buyer, all of the items set forth on Schedule 1.2 attached hereto, and (d) thereafter, each Existing Owner will distribute all of the equity interests of each Owner SPE that it owns up the chain to the Company, and the Company will contribute all such equity interests to PropCo.

1.3 The F Reorganization.

(a) One Business Day prior to the Closing Date, (i) the Company shall form New HoldCo as a wholly owned corporation incorporated under the laws of the State of Minnesota, and (ii) immediately thereafter, the Company shall cause New HoldCo to form New OpCo as a wholly owned limited liability company organized under the laws of the State of Minnesota.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the MBCA and the MLLCA, at the F Reorganization Effective Time, which shall occur on the Closing Date, but prior to the OpCo Sale, the Company shall merge with and into New OpCo. As a result of the F Reorganization Merger, the separate corporate existence of the Company shall cease, and New OpCo shall continue as the surviving entity of the F Reorganization Merger (the “F Reorganization Surviving Company”) and a wholly owned Subsidiary of New HoldCo. The F Reorganization Merger shall be effected pursuant to the applicable provisions of the MBCA and MLLCA and shall have the effects set forth in this Agreement and the applicable provisions of the MBCA and MLLCA. Without limiting the generality of the foregoing, at the F Reorganization Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and New OpCo shall vest in the F Reorganization Surviving Company, and all of the debts, liabilities and duties of the Company and New OpCo shall become the debts, liabilities and duties of the F Reorganization Surviving Company.

(c) In connection with the F Reorganization Merger, at the F Reorganization Effective Time, New HoldCo shall economically assume the Company’s obligation to repay the Target Debt Amount pursuant to an assumption agreement (the “Assumption Agreement”) by and among the F Reorganization Surviving Company and New HoldCo, which shall provide that New HoldCo is obligated to pay off all amounts outstanding under the Company Credit Agreement up to the Target Debt Amount in connection with the Closing (it being understood and agreed that (i) PropCo Buyer shall fund any amounts necessary to pay up to the Target Debt Amount, and (ii) the F Reorganization Surviving Company shall remain responsible for any Excess Debt Amount). The Assumption Agreement shall be subject to the prior review and approval, not to be unreasonably withheld, conditioned or delayed, by PropCo Buyer, OpCo Buyer and the Company.

(d) At the First Merger Reorganization Effective Time, by virtue of the F Reorganization Merger and without the necessity of further action by New OpCo or any other Person, the organizational documents of New OpCo shall be the organizational documents of the F Reorganization Surviving Company.

(e) New HoldCo shall amend and restate its articles of incorporation effective as of the F Reorganization Effective Time so that the articles of incorporation of New HoldCo in effect immediately following the F Reorganization Effective Time is identical to the articles of incorporation of the Company in effect immediately prior to the F Reorganization Effective Time, other than such differences as are allowed under the MBCA. New HoldCo shall further amend the articles of incorporation of New HoldCo to change its name to “Royal HoldCo I Inc.”, and following the F Reorganization Effective Time, references herein to the Company shall mean New HoldCo. The bylaws of New HoldCo in effect immediately following the F Reorganization Effective Time will be identical to the bylaws of the Company in effect immediately prior to the F Reorganization Effective Time.

(f) At the F Reorganization Effective Time, by virtue of the F Reorganization Merger and without the necessity of further action by New OpCo or any other Person, the managers of New OpCo immediately prior to the F Reorganization Effective Time shall be the managers of the F Reorganization Surviving Company, each to hold office, from and after the F Reorganization Effective Time, in accordance with the organizational documents of the F Reorganization Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the organizational documents of the F Reorganization Surviving Company. The officers of New OpCo immediately prior to the F Reorganization Effective Time, from and after the F Reorganization Effective Time, shall become the officers of the F Reorganization Surviving Company, each to hold office in accordance with the organizational documents of the F Reorganization Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the organizational documents of the F Reorganization Surviving Company.

(g) If, at any time after the F Reorganization Effective Time, the F Reorganization Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the F Reorganization Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or New OpCo acquired or to be acquired by the F Reorganization Surviving Company as a result of, or in connection with, the F Reorganization Merger, then the officers and managers of the F Reorganization Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or New OpCo, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the F Reorganization Surviving Company.

1.4 The PropCo Distribution. On the Closing Date, immediately following the F Reorganization Effective Time but prior to the OpCo Sale, New OpCo shall distribute all of the limited liability company membership interests in PropCo to New HoldCo.

1.5 The New OpCo Sale.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, immediately following the PropCo Distribution but prior to the Distribution and the Effective Time, New HoldCo shall sell, transfer and deliver to OpCo Buyer, free and clear of all Liens (other than restrictions under applicable securities Laws and Gaming and Liquor Laws), and OpCo Buyer shall purchase, acquire and accept from New HoldCo, the OpCo Subject Interests for an purchase price in cash equal to $2.75 per share multiplied by the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (the “OpCo Purchase Price”) (for the avoidance of doubt, after giving effect to the provisions in Section 3.3). At the Closing, OpCo Buyer shall deliver the OpCo Purchase Price to Broadridge Financial Solutions, Inc., the Company’s transfer agent, by wire transfer of immediately available funds to the account designated in writing by the Company, for distribution to shareholders of the Company as of the Closing Date in accordance with Section 1.5(b).

(b) Immediately following the OpCo Sale, but prior to the Effective Time, the Company shall cause Broadridge Financial Solutions, Inc., on behalf of the Company and in its capacity as transfer agent for the Company, to distribute a dividend, as declared and paid by the Company, in the amount of $2.75 per share to the Company’s shareholders as of the Closing Date (collectively, the “Distribution”).

(c) At or prior to the Closing, OpCo Buyer shall:

(i) deliver to New HoldCo (or New HoldCo’s Exchange Agent as set forth in this Agreement) the OpCo Purchase Price; and

(ii) deliver evidence reasonably satisfactory to New HoldCo and PropCo Buyer that OpCo Buyer has obtained or caused to be obtained all waivers, consents, clearances, approvals and authorizations under the applicable Gaming and Liquor Laws (including the Gaming and Liquor Approvals), which shall remain in full force and effect.

(d) At or prior to the Closing, New HoldCo shall deliver to OpCo Buyer:

(i) a customary assignment of the OpCo Subject Interests, duly executed by New HoldCo; and

(ii) a properly completed IRS Form W-9 for the Company.

1.6 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the MBCA and DLLCA, following the OpCo Sale and Distribution and at the Effective Time, New HoldCo shall merge with and into PropCo Merger Sub. As a result of the Merger, the separate corporate existence of New HoldCo shall cease, and PropCo Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Company”) and a wholly owned Subsidiary of PropCo Buyer. The Merger shall be effected pursuant to the applicable provisions of the MBCA and DLLCA, and shall have the effects set forth in this Agreement and the applicable provisions of the MBCA and DLLCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of New HoldCo and PropCo Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of New HoldCo and PropCo Merger Sub (which, for the avoidance of doubt, does not include OpCo and its Subsidiaries) shall become the debts, liabilities and duties of the Surviving Company. The Pre-Closing Restructuring, the OpCo Sale, the Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by New HoldCo or any other Person, the certificate of formation of PropCo Merger Sub shall continue as the certificate of formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, and the limited liability company agreement of PropCo Merger Sub shall continue as the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law (subject to Section 8.9).

(c) If, at any time after the Effective Time, the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of New HoldCo or PropCo Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, then the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either New HoldCo or PropCo Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company.

1.7 Closing. The closing of the OpCo Sale and Merger (the “Closing”) will take place at 8:00 a.m., Eastern Time, on the third Business Day after satisfaction or valid waiver of all of the applicable conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of those conditions at the Closing), remotely via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the Parties; provided that, for the avoidance of doubt, the OpCo Sale shall be consummated prior to the consummation of the Merger. The date on which the Closing actually occurs is referred to as the “Closing Date”.

1.8 Effective Times

(a) Prior to the Closing Date, but no more than five Business Days prior to the Closing Date, Royal Holdings and Royal Corp shall cause a certificate of merger (“Holdings Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and DLLCA, as applicable, and shall make all other filings required under the applicable provisions of the DGCL and DLLCA. The Holdings Merger shall become effective at the time the Holdings Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the Parties and specified in the Holdings Certificate of Merger (such date and time at which the Holdings Merger becomes effective hereinafter referred to as the “Holdings Merger Effective Time”); provided, that, for the avoidance of doubt, the Holdings Merger Effective Time shall be prior to the consummation of the Property Transfers and F Reorganization Merger.

(b) On the Closing Date, New OpCo and the Company shall cause an articles of merger (“F Reorganization Articles of Merger”) to be executed and filed with the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of the MBCA and MLLCA, as applicable, and shall make all other filings required under the applicable provisions of the MBCA and MLLCA. The F Reorganization Merger shall become effective at the time the F Reorganization Articles of Merger shall have been duly filed with the Secretary of State of the State of Minnesota, or such later date and time as is agreed upon by the Parties and specified in the F Reorganization Articles of Merger (such date and time at which the F Reorganization Merger becomes effective hereinafter referred to as the “F Reorganization Effective Time”); provided that, for the avoidance of doubt, the F Reorganization Effective Time shall be prior to the consummation of the OpCo Sale.

(c) On the Closing Date, PropCo Merger Sub and the Company shall cause an articles of merger (“Articles of Merger”) to be executed and filed with the Secretary of State of the State of Minnesota and a certificate of merger (“Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the MBCA and DLLCA, as applicable, and shall make all other filings required under the applicable provisions of the MBCA and DLCCA. The Merger shall become effective at the time the Articles of Merger and Certificate of Merger shall have been duly filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware, respectively, or such later date and time as is agreed upon by the Parties and specified in the Articles of Merger and the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”); provided, that, for the avoidance of doubt, the Effective Time shall be after the consummation of the OpCo Sale and the Distribution.

1.9 Tax Treatment. For U.S. federal income tax purposes, (a) it is intended that each of (i) the F Reorganization Formations and F Reorganization Merger, taken together (the “F Reorganization”), and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for each of the F Reorganization and the Merger for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder, (c) it is intended that the Holdings Merger be treated as a distribution by Royal Corp of all of its assets and liabilities in complete liquidation of Holdings in a transaction intended to qualify as a transaction described in Section 332(b) of the Code, and (d) this Agreement is intended to constitute, and is hereby adopted as, a “plan of liquidation” of Royal Corp as such term is used in Section 332 of the Code and applicable Treasury Regulations thereunder.

ARTICLE 2

CONVERSION OF SECURITIES IN THE HOLDINGS MERGER

2.1 Conversion of Securities. At the Holdings Merger Effective Time, by virtue of the Holdings Merger and without any action on the part of Royal Corp or Royal Holdings or the holders of any of the following securities:

(a) Royal Corp Shares. Each share of common stock, par value $0.01 per share, of Royal Corp issued and outstanding immediately prior to the Holdings Merger Effective Time shall automatically be cancelled and cease to be issued and outstanding at the F Reorganization Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

(b) Conversion of Royal Holdings Interests. All of the outstanding membership interests of Royal Holdings held immediately prior to the Holdings Merger Effective Time shall be converted into and become (in the aggregate) membership interests of the Holdings Merger Surviving Company with the same rights, powers, and privileges as the membership interests so converted and shall constitute the only outstanding membership interests of the Holdings Merger Surviving Company, which membership interest shall be wholly owned by the Company.

ARTICLE 3

CONVERSION OF SECURITIES IN THE F REORGANIZATION MERGER

3.1 Conversion of Securities. At the F Reorganization Effective Time, by virtue of the F Reorganization and without any action on the part of the Company or New OpCo or the holders of any of the following securities:

(a) Conversion of Shares. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the F Reorganization Effective Time (including shares of Company Common Stock issued in respect of the exercise of Company Options and the settlement of Company RSU Awards and Company PSU Awards pursuant to Section 3.3 below effective immediately prior to the F Reorganization Effective Time) shall be converted automatically, on a one-for-one basis, into one share of common stock, par value $0.01 per share, of New HoldCo (“New HoldCo Common Stock”, and after the F Reorganization Effective Time, shall be deemed the “Shares”).

(b) Conversion of New OpCo Interests. All of the outstanding membership interests of New OpCo held immediately prior to the First Merger Reorganization Effective Time shall be converted into and become (in the aggregate) membership interests of the F Reorganization Surviving Company with the same rights, powers, and privileges as the membership interests so converted and shall constitute the only outstanding membership interests of the F Reorganization Surviving Company, which membership interest shall be wholly owned by New HoldCo.

(c) New HoldCo Shares. Each share of New HoldCo Common Stock issued and outstanding immediately prior to the F Reorganization Effective Time shall automatically be cancelled and cease to be issued and outstanding at the F Reorganization Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

3.2 No Required Surrender of Stock Certificates.

(a) At and after the F Reorganization Effective Time: (i) where non-certificated Shares represented by book-entry have been issued in the name of a holder thereof, entries shall be made in the stock records of New HoldCo to evidence the issuance to such holder of the number of non-certificated shares of New HoldCo Common Stock into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a), and New HoldCo shall cause each shareholder holding shares of New HoldCo Common Stock in book-entry form to be provided such information as shall be required by or necessary to comply with Minnesota law; (ii) where Shares were represented by certificates (each, a “Certificate”), such Certificate shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of New HoldCo Common Stock into which the shares of Company Common Stock represented by such Certificate immediately prior to the F Reorganization Effective Time have been converted pursuant to Section 3.1(a).

(b) The registered holder of any Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of the Company, or of the transfer agent in respect of the Company Common Stock, immediately prior to the F Reorganization Effective Time, shall, until such Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of New HoldCo Common Stock into which the shares of Company Common Stock represented by any such Certificate have been converted pursuant to Section 3.1(a), subject to the provisions of Minnesota law.

3.3 Treatment of Equity Awards; Termination of Company Equity Plans.

(a) Each Company Option that is outstanding as of such date prior to the F Reorganization Effective Time established by the Company in its sole discretion (provided that such date shall be within 10 Business Days prior to the F Reorganization Effective Time) (the “Equity Award Settlement Date”) shall accelerate and become fully vested and exercisable as of the Equity Award Settlement Date. Effective on the Equity Award Settlement Date and prior to the F Reorganization Effective Time, without any further action on the part of the holders thereof or the Company, each vested Company Option (after giving effect to the acceleration treatment set forth in the preceding sentence) that is then outstanding shall be exercised and the holder thereof shall receive a number of Shares equal to the excess of (i) the number of Shares underlying such Company Option, over (ii) the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the sum of (x) the exercise price of such Company Option and (y) any applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

(b) Each Company RSU Award (and any dividend equivalents related thereto) that is outstanding as of the Equity Award Settlement Date shall accelerate and become fully vested effective as of the Equity Award Settlement Date. Upon vesting, the Company shall promptly issue the number of Shares underlying the vested Company RSU Award (and any dividend equivalents related thereto to be settled in Shares) less the number of Shares with a fair market value as of Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company RSU Award (and any dividend equivalents related thereto to be settled in cash) that is to be settled in cash in accordance with its terms, the Company shall pay to the Company RSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company RSU Award on the date the Company RSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

(c) Each Company PSU Award (and any dividend equivalents related thereto) that is outstanding as of the Equity Award Settlement Date shall accelerate and become fully vested as of the Equity Award Settlement Date, with any performance metrics with respect to such Company PSU Award deemed met at “target” performance level for any performance period that is not yet complete, as specified in each award agreement with respect to such Company PSU Award, unless a higher achievement level is specified in the applicable award agreement with respect to such Company PSU Award. Upon vesting, the Company shall promptly issue the number of Shares underlying the vested Company PSU Award (and any dividend equivalents related thereto to be settled in Shares), less the number of Shares with a fair market value as of the Equity Award Settlement Date equal to the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans (or, with respect to each Company PSU Award (and any dividend equivalents related thereto to be settled in cash) that is to be settled in cash in accordance with its terms, the Company shall pay to the Company PSU Award holder a cash payment in an amount equal to the fair market value of the number of Shares underlying the vested Company PSU Award on the date the Company PSU Award is settled and the cash amount of any accumulated dividend equivalents to be paid in cash, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

(d) Each Share of Company Restricted Stock converted from a Company RSU Award or Company PSU Award as provided in Schedule 8.1(n) of the Company Disclosure Schedule (in each case, along with any dividend equivalents related thereto) that is outstanding as of the Equity Award Settlement Date shall accelerate and become fully vested effective as of the Equity Award Settlement Date, less the amount of the applicable Taxes required to be deducted and withheld under applicable Law and in accordance with the Company Equity Plans.

(e) Prior to the F Reorganization Effective Time, the Company shall, with respect to the Company Equity Plans take all actions that are necessary to provide that, after giving effect to the other provisions in this Section 3.3, the Company Equity Plans shall terminate effective immediately prior to the F Reorganization Effective Time.

ARTICLE 4

CONVERSION OF SECURITIES IN THE MERGER

4.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of PropCo Buyer, PropCo Merger Sub, New HoldCo or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 4.1(b), shall be converted automatically into the right to receive a number of fully paid and nonassessable PropCo Buyer Shares equal to the Exchange Ratio (subject to adjustment in accordance with Section 4.4), with cash paid in lieu of fractional shares of PropCo Buyer Shares in an amount equal to such fractional part of PropCo Buyer Share multiplied by the PropCo Buyer Share VWAP (the “Merger Consideration”), upon surrender of the Certificates or Book-Entry Shares in accordance with Section 4.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 4.2. The “Exchange Ratio” shall mean 0.902.

(b) Cancellation of Treasury Shares and PropCo Buyer-Owned Shares. Each Share held by New HoldCo as treasury stock or held directly by PropCo Buyer or PropCo Merger Sub (or any direct or indirect wholly owned Subsidiaries of PropCo Buyer or PropCo Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c) PropCo Merger Sub Equity Interests. All of the outstanding membership interests of PropCo Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) membership interests of the Surviving Company with the same rights, powers, and privileges as the membership interests so converted and shall constitute the only outstanding membership interests of the Surviving Company, which membership interest shall be wholly owned by PropCo Buyer.

4.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, PropCo Buyer shall designate Broadridge Financial Solutions, Inc., to act as the exchange agent (the terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Transactions in accordance with this Article 4 (the “Exchange Agent”). PropCo Buyer shall pay, or cause to be paid, the fees and expenses of the Exchange Agent. At or prior to the Effective Time, PropCo Buyer shall deposit, or cause to be deposited, with the Exchange Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement, as well as sufficient funds for payments to be made in accordance with this Agreement (including Section 4.1 and Section 4.2(f)). In the event such deposited PropCo Buyer Shares or funds are insufficient to make the payments contemplated pursuant to Section 4.1(a), PropCo Buyer shall promptly deposit, or cause to be deposited, with the Exchange Agent such additional PropCo Buyer Shares and funds to ensure that the Exchange Agent has sufficient PropCo Buyer Shares and funds to make such payments. In addition, PropCo Buyer shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Shares may be entitled pursuant to Section 4.2(f) for distributions or dividends, on the PropCo Buyer Shares to which they are entitled to pursuant to Section 4.1(a), with both a record and payment date after the Effective Time and prior to the surrender of the Shares in exchange for such PropCo Buyer Shares. Such funds shall be invested by the Exchange Agent as directed by PropCo Buyer, pending payment thereof by the Exchange Agent to the holders of the Shares in accordance with this Article 4; provided that (i) any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares, and (iii) following any such losses or events that result in the funds deposited with the Exchange Agent to become not immediately available or that result in the amount of funds deposited with the Exchange Agent in being insufficient to promptly pay the portion of the aggregate Merger Consideration, PropCo Buyer shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Shares to the extent of such insufficiency. Earnings from such investments shall be the sole and exclusive property of the Surviving Company, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Company shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by a Certificate, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in such form as PropCo Buyer and the Exchange Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Exchange Agent or to such other agent or agents as may be appointed by PropCo Buyer, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Exchange Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 4.3), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in PropCo Buyer Shares as contemplated by this Agreement.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through Broadridge Financial Solutions, Inc., an executed letter of transmittal to the Exchange Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 4.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through Broadridge Financial Solutions, Inc. whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and PropCo Buyer shall cause the Exchange Agent to pay and deliver to Broadridge Financial Solutions, Inc. or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share an amount equal to the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 4.3), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than two Business Days after the Effective Time), the Surviving Company shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through Broadridge Financial Solutions, Inc.: (A) a letter of transmittal, which shall be in such form as PropCo Buyer and the Exchange Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 4.3), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided, and in accordance with the procedures set forth, in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the PropCo Buyer Shares or funds (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to PropCo Buyer, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 4.2(b) prior to such time shall thereafter look only to PropCo Buyer and the Surviving Company (subject to abandoned property, escheat or other similar applicable Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 4.3, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 4.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Company or an Affiliate thereof designated by the Surviving Company, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of PropCo Buyer, PropCo Merger Sub, the Surviving Company, the Exchange Agent or their respective Affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 4.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the PropCo Buyer, upon demand.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 4.2(a). PropCo Buyer may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against PropCo Buyer, PropCo Merger Sub, the Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Dividends or Distributions. No dividends or other distributions, if any, with a record date after the Effective Time with respect to PropCo Buyer Shares, shall be paid to the holder of any unsurrendered Shares to be converted into PropCo Buyer Shares pursuant to Section 3.1(a) until such holder shall surrender such share in accordance with Section 4.2(b). After the surrender in accordance with Section 4.2(b) of a Share to be converted into a PropCo Buyer Share pursuant to Section 3.1(a), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this Article 4) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the PropCo Buyer Share represented by such Share.

4.3 Withholding Rights. The Company, OpCo Buyer, PropCo Buyer, PropCo Merger Sub, the Surviving Company and the Exchange Agent (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including pursuant to Article 4) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law; provided, however, that no Payor shall withhold or deduct any amounts pursuant to this Section 4.3 or otherwise (except as required (i) in connection with compensation for services, or (ii) as a result of the failure by a holder of Shares to deliver timely to the Exchange Agent a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable and to the extent required, establishing a complete exemption from U.S. backup withholding), without prior consultation with the Company at least five Business Days prior to the Closing, and shall reasonably cooperate to reduce or eliminate such withholding or deduction; provided, further, that OpCo Buyer shall not withhold or deduct any amounts from any payment to or for the benefit of the Company pursuant to this Section 4.3 or otherwise if the Company has provided to OpCo Buyer a duly completed and executed IRS Form W-9. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

4.4 Adjustments. Without limiting the provisions of this Agreement and subject to Section 8.1, in the event that, between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares or PropCo Buyer Shares shall occur, in each case, as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares or PropCo Buyer Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.4 shall be deemed to permit or authorize the Company or PropCo Buyer to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 8.1.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to OpCo Buyer, PropCo Buyer and PropCo Merger Sub (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article 5 to which the information in such schedule relates; provided that disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other section or subsection of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other section or subsection), and (b) as otherwise disclosed in the Company SEC Documents filed on or after January 1, 2024 and publicly available at least one Business Day prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents but including any historical or factual matters disclosed in such sections), the Company hereby represents and warrants to OpCo Buyer, PropCo Buyer and PropCo Merger Sub as follows:

5.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has the requisite corporate power and authority to own, lease and, to the extent applicable, operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed or qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation (the “Company Charter”) and Ninth Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is in compliance in all material respects with the Company Charter and the Company Bylaws.

5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 92,500,000 Shares and 7,500,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which 7,500,000 shares of preferred stock is Series A convertible preferred stock (“Series A Convertible Preferred Stock”). As of the close of business on November 4, 2025, (i) 26,173,985 Shares (other than treasury shares) were issued and outstanding, (ii) 0 Shares were held in the treasury of the Company, (iii) 928,167 Shares are subject to outstanding Company Options, 646,509 Shares are subject to Company RSU Awards and Company PSU Awards (with the Company PSU Awards reflected assuming target performance for any incomplete performance period and at actual performance for any complete performance period) (inclusive of an aggregate of 10,794.4563 Company RSU Awards and Company PSU Awards (with Company PSU Awards reflected assuming target performance for any incomplete performance period and at actual performance for any complete performance period) granted in respect of dividend equivalents on outstanding Company RSU Awards and Company PSU Awards that are to be settled in Shares), (iv) 5,130,753 Shares have been authorized and reserved for issuance under the Company Equity Plans, and (v) no shares of Company Preferred Stock were issued and outstanding. All issued and outstanding Shares (including Shares issued pursuant to Company Equity Plans) are duly authorized, validly issued, fully paid, nonassessable and are free of preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Shares may vote. Since November 4, 2025 and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plans in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 5.2(a).

(b) The Company has previously provided OpCo Buyer and PropCo Buyer with a true and complete list, as of November 4, 2025, of (i) each outstanding Company Option, Company RSU Award and Company PSU Award, (ii) the holder thereof and whether such holder is a current or former director, employee or other individual service provider of the Company and any of its Subsidiaries, (iii) the number of Shares underlying each such option or award and whether a dividend equivalent right was granted in tandem with such award, (iv) the grant date, (v) the extent to which each such option or award is vested and the times and extent to which each such option or award will vest and (vi) with respect to each Company Option, the exercise price and expiration date thereof. All Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as provided in the Company Equity Plans, there are no agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound which (i) restrict the transfer thereof, (ii) affect the voting rights of, (iii) require the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) require the registration for sale of, or (v) grant any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Except for the Voting Agreement, to the Knowledge of the Company, there are no Third Party agreements or understandings with respect to the voting of any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c) A true, correct and complete list of the Company’s Subsidiaries, together with the jurisdiction of organization and the Company’s direct or indirect ownership or other equity interest in each such Subsidiary, is set forth on Section 5.2(c) of the Company Disclosure Schedule. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be; and (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed or qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to PropCo Buyer true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended and in effect as of the date hereof. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) From and after the formation or incorporation (as applicable) of each of Royal Holdings, New HoldCo, New OpCo, and each PropCo Acquired Company, each of Royal Holdings, New HoldCo, New OpCo and each PropCo Acquired Company will be duly organized (or formed), validly existing and in good standing under the laws of the jurisdiction of its organization and, to the extent required by applicable Laws, the state in which the applicable Subject Property is located, and each Owner SPE will be duly qualified and licensed to own, operate or lease the Transferred Real Estate Assets, in each case, other than with respect to the PropCo Acquired Companies, except as would not material and adversely impact the Company’s and its Subsidiaries’ ability to consummate the Pre-Closing Restructuring.

(e) From and after the formation of Royal Holdings until the Holdings Merger Effective Time, all of the issued and outstanding equity interests will be validly issued and outstanding and wholly owned by the Company. From and after the incorporation of New HoldCo until the F Reorganization Effective Time, all of the issued and outstanding capital stock of New HoldCo will be duly authorized, validly issued, fully paid and non-assessable, and wholly owned by the Company. From and after the formation of New OpCo until the F Reorganization Effective Time, all of the issued and outstanding equity interests of New OpCo will be validly issued and outstanding and wholly owned by New HoldCo.

(f) From and after the formation of the Owner SPEs, the PropCo Acquired Interests will constitute all of the issued and outstanding equity interests of the Owner SPEs and PropCo will be the legal and beneficial owner of 100% of the PropCo Acquired Interests, free and clear of Liens other than Liens under applicable securities Laws or which will be discharged or released at or prior to the Closing. When issued, the PropCo Acquired Interests will be duly authorized and validly issued. From and after formation of the Owner SPEs, the PropCo Acquired Interests will not be issued or transferred in breach or violation of any preemptive or subscription rights, rights of first refusal, rights of first offer or other similar rights, agreements, arrangements or commitments of any Person or under any provision of applicable Law, any organizational documents of any Owner SPE or any Contract to which any Owner SPE is a party. From and after formation of the Owner SPEs, there will be no other outstanding equity interests in any of the Owner SPEs other than the PropCo Acquired Interests. From and after the formation of the PropCo Acquired Companies, no PropCo Acquired Company will be liable for, or will have incurred, (A) any costs or expenses (other than de minimis costs or expenses), including fees and disbursements of counsel, financial advisors and accountants or (B) any incentive compensation, change-in-control, retention or other transaction-related payments, in each case, incurred in connection with this Agreement or the transactions contemplated hereby.

(g) All issued and outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the other Subsidiaries of the Company are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments that obligate the Company or any Subsidiary of the Company to issue, transfer or sell any interests, profits interests, stock appreciation rights, phantom stock, rights of first refusal or other similar rights with respect to the Company or any such Subsidiary. All issued and outstanding shares or other equity interests of each Subsidiary of the Company are owned directly or indirectly by the Company, free and clear of all Liens other than transfer restrictions imposed by any applicable Law or the organizational documents of any Subsidiary.

(h) Except as provided in Section 5.2(a) or as set forth on Section 5.2(h) of the Company Disclosure Schedule, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Company or any of its Subsidiaries is a party or, to the Knowledge of Company, by which any of them is bound obligating Company or any of its Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or (ii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

(i) Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

(j) The Company does not have a “poison pill” or similar shareholder rights plan.

5.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Shareholder Approval, to consummate the Transactions, including the OpCo Sale and the

Merger. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Shareholder Approval, the filings with, and acceptance for record by, the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware described in Section 1.8, and no other corporate proceedings on the part of the Company and no other shareholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by OpCo Buyer, PropCo Buyer and PropCo Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Independent Committee, at a meeting duly called and held, has unanimously adopted the Independent Committee Approval, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 8.3.

(c) The Company Board and Independent Committee have taken all necessary actions so that the restrictions on business combinations set forth in Section 302A.673 of the MBCA and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger. No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign Laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Shareholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

(d) Upon the formation or incorporation (as applicable) of each of Royal Holdings, New HoldCo, New OpCo and each PropCo Acquired Company, each of Royal Holdings, New HoldCo, New OpCo and each PropCo Acquired Company will be authorized to consummate the transactions contemplated by this Agreement to which it is a party, and fulfill all of its obligations hereunder and under documents required for the Closing to be executed by such Person and (assuming due authorization, execution and delivery by other party thereto) such instruments, obligations and actions shall be valid and legally binding upon such Person, enforceable against such Person in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar Laws presently or hereafter in effect affecting the rights of creditors or debtors generally.

5.4 No Conflicts.

(a) The execution and delivery of this Agreement by the Company does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Shareholder Approval is obtained, conflict with or violate any provision of the Company Charter, the Company Bylaws or any organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained and all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries (including, upon formation of the PropCo Acquired Companies, the PropCo Acquired Companies) or by which any property or asset of the Company or any of its Subsidiaries (including, upon formation of the PropCo Acquired Companies, the PropCo Acquired Companies) is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company or any of its Subsidiaries (including, upon formation of the PropCo Acquired Companies, the PropCo Acquired Companies) pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, consents, violations, breaches, losses, defaults, Liens or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the Nasdaq, (ii) those required under the Gaming and Liquor Laws, (iii) the filings and recordation described in Section 1.8, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Since January 1, 2022, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, definitive proxy statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002(the “Sarbanes-Oxley Act”) (the “Company SEC Documents”).

(b) As of its respective filing date (or, if revised, amended, modified or superseded since the time of filing and prior to the date of this Agreement, as of the date of the most recent supplement, modification or amendment), each Company SEC Document (i) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and the Sarbanes-Oxley Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Company SEC Document and, as of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review.

(c) The consolidated financial statements of the Company contained or incorporated by reference in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and fairly present, in all material respects, the consolidated financial condition and the results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries, taken as a whole, as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP as applied on a consistent basis by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

(d) Neither Company nor any of its Subsidiaries is a party to, or has any binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of Company or any of its Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company, any of its Subsidiaries or such Company’s or Subsidiary’s audited financial statements or other Company SEC Documents.

(e) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. Such controls and procedures have been designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There has been no change in the Company’s internal controls over financial reporting that has occurred since January 1, 2025, that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal controls over financial reporting. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the fiscal year ended December 31, 2024 (nor has any such deficiency or weakness been identified as of the date hereof). The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect the Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting, and each such deficiency, weakness or fraud so disclosed to auditors, if any, has been disclosed to PropCo Buyer and OpCo Buyer prior to the date of this Agreement. As used in this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. The principal executive officer and principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules of Nasdaq.

(g) There are no liabilities or obligations of Company or any of its Subsidiaries of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), that would be required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto as required by GAAP, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

5.6 Absence of Certain Changes or Events. Since June 30, 2025 through the date of this Agreement, (a) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Since June 30, 2025 through the date of this Agreement, the Company has not taken any action that would have constituted a breach of, or required PropCo Buyer’s and/or OpCo Buyer’s consent pursuant to, Section 8.1 had the covenants therein applied since June 30, 2025.

5.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, Registration Statement, Other Required Company Filing, Other Required OpCo Buyer Filing, Other Required PropCo Buyer Filing or Schedule 13E-3 will, at the date that any such SEC Filing or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to PropCo Buyer, OpCo Buyer and their respective Subsidiaries, including PropCo Merger Sub, or to statements made therein based on information supplied by or on behalf of PropCo Buyer, OpCo Buyer or their respective Subsidiaries for inclusion or incorporation by reference therein). The Proxy Statement, Other Required Company Filing and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act, Securities Act and any other applicable Law.

5.8 Legal Proceedings. There are no Proceedings by any Governmental Entity or other Person pending, or to the Knowledge of the Company, threatened, in each case against or affecting the Company or any of its Subsidiaries, or any of their respective directors or officers (in such capacity), assets or properties except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company, nor any of its Subsidiaries, nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

5.9 Licensability and Compliance with Laws.

(a) The Company and each of its Subsidiaries is in compliance, and since January 1, 2022, has been in compliance, with all Laws (including Gaming and Liquor Laws) applicable to the Company, each of its Subsidiaries or any material assets owned or used by the Company or its Subsidiaries, (except for such past non-compliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries) except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. Since January 1, 2022, the Company has not received any written communication from a Governmental Entity that alleges that the Company is not in compliance with any such applicable Law, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(b) Since January 1, 2022, the Company has not received any written communication from a Governmental Entity that alleges that the Company or any of its owners, directors, officers, and individuals performing management functions are not in compliance with any applicable Law, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c) Neither the Company nor, to its Knowledge, any of its officers, directors, managers, members, stockholders or Affiliates that may reasonably be considered in the process of determining the qualification of the Company for suitability to hold a Gaming and Liquor Approval (any such Person, including the Company, the “Company Licensing Affiliates”) has ever (i) been placed on a list of persons excluded from owning, management, or involvement with the gaming industry in any jurisdiction, (ii) had an application for a Gaming and Liquor Approval be denied, or withdrawn an application for a Gaming and Liquor Approval with prejudice, or (iii) had a Gaming and Liquor Approval terminated, suspended, limited, revoked, or conditioned (other than conditions applicable to all such licenses or Gaming and Liquor Approvals), except for, solely with respect to the foregoing clauses (ii) and (iii), those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Company Licensing Affiliates that are licensed (collectively, the “Company Licensed Parties”) are in good standing with the Gaming and Liquor Authority in each of the jurisdictions in which the Company Licensed Parties or their respective Affiliates own or operate gaming facilities.

(d) Since January 1, 2022, none of the Company or, to the Knowledge of the Company, any of the other Company Licensed Parties has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity, or relating to any material violation or possible material violation of any Gaming and Liquor Laws other than as would not be reasonably likely, individually or in the aggregate, to result in the revocation, suspension or imposition of conditions upon any Gaming and Liquor Approval held by Company or any of its Company Licensing Affiliates or materially impair or delay the Closing. To the Knowledge of the Company, there are no facts that if known to the Gaming and Liquor Authorities could, under the Gaming and Liquor Laws, reasonably be expected to materially impair or delay the Closing.

5.10 Permits. Each of the Company and its Subsidiaries has all required licenses, permits, certificates, approvals, registrations, orders, waivers, clearances, variances and authorizations (“Permits”) necessary for the conduct of its business and the ownership and use of their properties and assets, as presently conducted and used (which includes, for the avoidance of doubt, all such required Permits related to liquor and/or gaming issued by any Governmental Entity, including a Gaming and Liquor Authority, or under any Gaming and Liquor Laws), and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. None of the Company nor any of its Subsidiaries is, or has been since January 1, 2022, in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or any of its Subsidiaries), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit or subject any such Permit to limitation, modification, suspension, termination or non-renewal, except, in each case, where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has the Company or any of its Subsidiaries received any written notice, that seek the revocation, cancellation, limitation, non-renewal or modification of any Permit, except where such revocation, cancellation, limitation, non-renewal or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

5.11 Employee Benefit Plans.

(a) Section 5.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, individual consulting, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”) (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following need not be set forth on Section 5.11(a) of the Company Disclosure Schedule: (i) any employment contracts or consultancy agreements for employees or consultants who are natural persons that (A) do not provide for severance benefits, transaction, retention or similar payments and (B) are in all material respects consistent with a standard form previously made available to OpCo Buyer, PropCo Buyer and PropCo Merger Sub where the required notice of termination provided is not in excess of 90 days or such longer period as is required under local Law, (ii) any “multiemployer plan” within the meaning of Section 3(37) of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and (iii) plans or arrangements sponsored or maintained by a Governmental Entity or required to be provided to a Service Provider pursuant to applicable Law.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Benefit Plan has been administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code;

(ii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Company’s Knowledge, no fact or event has occurred that could reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan or the Tax exempt status of any associated trust;

(iii) no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its ERISA Affiliates has within the previous six years maintained, contributed to, or been required to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) a Multiemployer Plan; (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability under Title IV of ERISA.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Company Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by applicable Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) (iii) coverage through the end of the calendar month in which a termination of employment occurs or (iv) under a Company Benefit Plan in effect as of the date hereof or established after the date hereof in compliance with this Agreement requiring the Company or any Subsidiary to pay or subsidize COBRA or welfare plan premiums for a terminated employee or the employee’s beneficiaries following such employee’s termination.

(e) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated and maintained in operational and documentary compliance with Code Section 409A and applicable guidance thereunder in all material respects.

5.12 Employee and Labor Matters.

(a) Except as set forth in Section 5.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement or other Contract with a union or works council (each a “Labor Contract”). As of the date hereof, with respect to the employees of the Company and its Subsidiaries, there are no pending or threatened (i) representation or certification proceedings or unfair labor practice complaints brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (ii) material labor organizing efforts or campaigns, or (iii) labor strikes, disputes, lockouts, slowdowns, stoppages or other material organized work interruptions or labor-related grievances, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance (the “Employment Laws”).

(c) Except as set forth on Section 5.12(c) of the Company Disclosure Schedule, there are no Proceedings against the Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, by or with any judicial, arbitral, regulatory or administrative forum, or under any private dispute resolution procedure in connection with the Employment Laws, except as had not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Closing Date, no PropCo Acquired Company has any employees, and at no time since formation has any PropCo Acquired Company had any employees.

5.13 Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their respective businesses and the use of their properties and assets, as currently conducted and used, and (iii) are in compliance with their respective Environmental Permits.

(b) There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification alleging responsibility for any release of any Hazardous Materials.

(c) To the Knowledge of the Company, there are no conditions at the Company Real Property that require remediation of Hazardous Materials under applicable Environmental Laws.

(d) None of the Company or any of its Subsidiaries has assumed or provided an indemnity with respect to any liability of any other Person under any Environmental Laws, except under leases for the Company Leased Real Property and contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business.

(e) To the Knowledge of the Company, none of the Company or any of its Subsidiaries operates any underground storage tanks, landfills or surface impoundments.

5.14 Real Property; Title to Assets.

(a) Section 5.14(a) of the Company Disclosure Schedule sets forth a true and complete list of the addresses of all real property owned by the Company and its Subsidiaries (collectively, the “Company Owned Real Property”).

(b) Section 5.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased or subleased by the Company or any of its Subsidiaries as tenants, subtenants or the like

(collectively, the “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”), (ii) the address for each Company Leased Real Property, and (iii) a true and complete list and description of the Leases relating thereto (collectively, the “Company Leases”).

(c) There are no leases, licenses or other agreements granting to any party any tenancy, license or right to use or occupy any portion of the Company Real Property other than the Leases (or subleases, licenses, tenancies or other possession or occupancy agreements entered into by the tenants under Company Leases or, to the Knowledge of the Company, Tenant Leases). The Company has made available to PropCo Buyer true and complete copies of each of the Leases. Except as set forth on Section 5.14(c) of the Company Disclosure Schedule, (i) each Lease is in full force and effect, (ii) neither the Company, nor the applicable Subsidiary of the Company nor, upon formation of the Owner SPEs, the applicable Owner SPE is in material default, nor, to the Knowledge of the Company, is any counterparty under any Lease in material default and neither the Company, the applicable Owner SPE nor the counterparty under any Lease has received any written notice of material default that remains uncured beyond any applicable cure period, under any Lease and, to the Knowledge of the Company, no event has occurred which with notice or the passage of time, or both, would constitute a material default by any tenant under any Lease, (iii) there are no unpaid monetary obligations owed to any tenant or tenant improvement allowances in connection with the current term of the Tenant Leases entered into prior to the date hereof, and (iv) neither the Company nor the applicable Subsidiary of the Company nor, upon formation of the Owner SPEs, the applicable Owner SPE, has given or received any written notice of the intention of any party to terminate any Lease or any assertion in writing of any default, offset, counterclaim or deduction to the payment of rent that remains outstanding and, to the Knowledge of the Company, no such default, or right of offset, counterclaim or deduction exists. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received written notice of any violation of any existing Laws applicable to the Company Real Property. Except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company, its Subsidiaries or the Company Real Property, neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation, loss of legal access or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property.

(d) The Company and each applicable Subsidiary of the Company has good and marketable fee title to, or a valid and binding leasehold or other contractual interest in, as applicable, the Company Real Property. The Company Real Property constitutes all of the real property necessary for the conduct of the businesses of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to be, individually or in the aggregate material to the Company, its Subsidiaries or the Company Real Property.

(e) The Transferred Real Estate Assets constitute all of the real property necessary for the conduct of the businesses of the Company and its Subsidiaries at the properties commonly known as “The STRAT Hotel, Casino & Tower”, the “Aquarius Casino & Resort”, “Arizona Charlie’s Decatur”, the “Pahrump Nugget Hotel & Casino”, the “Edgewater Hotel Casino Resort”, “Arizona Charlie’s Boulder” and the “Lakeside Casino & RV Park”.

(f) Except as set forth in Section 5.14(f) of the Company Disclosure Schedule, there are no rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights pertaining to any portion of the Company Real Property.

(g) To the Knowledge of the Company, the present use of the Company Real Property, or any portion thereof, and the improvements erected on the Company Real Property, does not breach, violate or conflict with, in any material respect, the terms and provisions of any material Contract to which any of the Company, its Subsidiaries or any of the PropCo Acquired Companies is party relating thereto so as to materially affect the use, value or operation of the Company Real Property.

(h) Except as set forth in Section 5.14(h) of the Company Disclosure Schedule, there is no material demolition, renovation, construction or other development-related activity ongoing at the Company Real Property.

(i) The Company, its Subsidiaries and the PropCo Acquired Companies, as applicable, are, to the Knowledge of the Company, in compliance in all material respects with all, and have received no written notice of a default by the Company or its Subsidiaries or, upon formation of the PropCo Acquired Companies, the PropCo Acquired Companies, as applicable, under any Permitted Lien set forth in the Title Policy to which the Company, a Subsidiary of the Company or, upon formation of the PropCo Acquired Companies, a PropCo Acquired Company, as applicable, is a party, from any Person that is a party to any such Permitted Lien.

(j) To the Company’s Knowledge, all improvements located at each Company Owned Real Property (collectively, the “Improvements”) are in all material respects in good condition and repair and sufficient in all material respects for the operation of the business of the Company as currently conducted. To the Company’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and, to the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation and business of the Company and its Subsidiaries as currently conducted.

(k) The Company or any Subsidiary of the Company has good and valid title to, or a valid and enforceable leasehold or other interest in, or other right to use, as applicable, all material personal property owned, used or held for use by them. Such personal property constitutes all of the personal property necessary for the conduct of its businesses of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.15 Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b) the Company and its Subsidiaries have timely paid all Taxes due and owing by them, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn or for which adequate reserves have been established in accordance with GAAP;

(d) there is no ongoing, pending or threatened (in writing) audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries;

(e) since January 1, 2023, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state Law);

(f) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(g) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(h) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(i) at Closing, (i) PropCo shall be classified as an entity disregarded as separate from the Company for U.S. federal income Tax purposes, and (ii) each Owner SPE shall be classified as an entity disregarded as separate from PropCo’s regarded owner for U.S. federal income Tax purposes.

5.16 Material Contracts.

(a) The Company has made available, or has caused its Subsidiaries to make available, a true, correct and complete copy, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plans and excluding purchase orders, statements of work and similar commercial documents issued in the ordinary course under and not amending the applicable Contract) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or businesses are bound (and any material amendments, supplements and modifications thereto) (such Contracts and any such Contracts filed as exhibits to the Company SEC Documents, collectively the “Company Material Contracts”):

(i) Contracts with any of the top 5 largest suppliers by purchases made by the Company during the six-month period ended June 30, 2025;

(ii) Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iii) Contracts pursuant to which the Company licenses (A) from a third party any material Intellectual Property, other than (i) nonexclusive licenses entered in the ordinary course of business for shrink-wrap, click-wrap or unmodified off-the-shelf software or other generally commercially available software, (ii) licenses granted pursuant to standard commercially available terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts, or (iii) licenses that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business, or (B) to a third party any material Company Owned Intellectual Property, other than non-exclusive licenses (x) granted by the Company to current and former employees, contractors or other services providers in order to enable such Persons to provide services to the Company, or (y) granted to end users of the Company’s products or services in the ordinary course of business;

(iv) Contracts containing a covenant materially restricting the ability of the Company to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers;

(v) indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $500,000, except for equipment financing arrangements, capital leases or other similar instruments entered into in the ordinary course of business;

(vi) any Labor Contract;

(vii) Contracts for any construction work (including any improvements, additions or expansion) to be performed at any Company Real Property and under which any party thereto has an obligation in excess of $500,000 in the aggregate;

(viii) material Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the material assets, tangible or intangible, of the Company; or

(ix) any Contract not otherwise described in any other subsection of this Section 5.16(a) that is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or under Item 601(b)(2) or Item 601(b)(4) of Regulation S-K of the SEC.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Company Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in material breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2025, no event has occurred that (with or without notice or lapse of time, or both) would constitute a violation or breach of, or default under, any Company Material Contract and (iv) and neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation or termination of, or failure to comply with, any term or requirement of any Company Material Contract.

5.17 Intellectual Property

(a) Section 5.17(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all (i) issued patents and published pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) Internet domain names in each case that are included in the Company Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”). To the Knowledge of the Company, all Company Registered Intellectual Property that is issued or registered is subsisting, and has not been cancelled or abandoned. To the Knowledge of the Company, no Proceeding is pending that challenges the validity, enforceability, registration or ownership of any Company Registered Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company exclusively owns the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted is not infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person, and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. Since January 1, 2023, the Company has not received any written claim, demand, or notice alleging any infringement, misappropriation, dilution, or violation of the Intellectual Property rights of any Person.

(d) Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect and preserve the confidentiality of its material trade secrets and other material confidential information.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company, and used by each of the Company and its Subsidiaries in the conduct of its businesses (“IT Systems”) are adequate and sufficient for the operation of the business of the Company as currently conducted. Each of the Company and its Subsidiaries has implemented commercially reasonable data security, data backup, system redundancy and disaster avoidance and recovery plans or procedures with respect to the IT Systems.

5.18 Data Privacy. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is, and since January 1, 2023 has been, in compliance with all applicable (i) Privacy Laws, (ii) externally published policies relating to the Company’s processing of Personal Information, and (iii) terms of any agreements to which the Company is bound relating to the Company’s processing of Personal Information. Since January 1, 2023, each of the Company and its Subsidiaries has implemented and maintained commercially reasonable safeguards designed to protect Personal Information in its possession or control as required by applicable Privacy Laws. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity alleging violations of any Privacy Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, since January 1, 2023, there has been no unauthorized access to or use or disclosure of Personal Information stored in the Company’s or its Subsidiaries’ possession or control that would require notification of individuals, law enforcement, or any Governmental Entity under any applicable Privacy Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.19 Insurance. The Company and its Subsidiaries maintain or are otherwise covered by insurance policies covering such risks which policies are adequate for the operation of their businesses and the protection of the assets of the Company and its Subsidiaries and are reasonable and customary for the businesses of Company and its Subsidiaries as compared to Persons of similar size and nature and engaged in the same or similar business. All premiums due and payable under such insurance policies have been paid other than immaterial deficiencies, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies. To the Knowledge of the Company, such insurance policies are valid and enforceable in accordance with their terms and are in full force and effect, and since January 1, 2023, no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy other than in the ordinary course of business consistent with past practice or which has been replaced on substantially similar terms prior to the date of such cancellation. There is no claim by the Company or any of its Subsidiaries pending under any such insurance policies which (a) is material and has been denied or disputed by the insurer or (b) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.20 Related Party Transactions. As of the date of this Agreement, other than any Company Benefit Plan and except as set forth in the Company SEC Documents, there are no transactions or series of related transactions, Contracts, or arrangements between the Company or any of its Subsidiaries, on the one hand, and any Related Parties (other than the Subsidiaries of the Company) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been so reported (each, a “Company Related Party Agreement”).

5.21 Opinion of Financial Advisor. Macquarie Capital (USA) Inc., the Independent Committee’s financial advisor, has delivered to the Independent Committee its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors, qualifiers, limitations and assumptions set forth therein, the Merger Consideration and the Distribution to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders of shares of Company Common Stock. A true, correct and complete copy of such opinion will be provided to PropCo Buyer and OpCo Buyer by the Company solely for informational purposes within one Business Day after the date of this Agreement, it being expressly understood and agreed that such opinion is for the information and use of the Independent Committee and may not be relied upon by PropCo Buyer, OpCo Buyer or any other Person for any purpose.

5.22 Investment Company Act. None of the Company or any of its Subsidiaries is registered or required to be registered under the Investment Company Act.

5.23 Broker’s Fees. Except for the fees and expenses of Macquarie Capital (USA) Inc., the Company’s financial advisor, neither the Company nor any of its officers or directors on behalf of the Company has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions. A copy of the engagement letter with Macquarie Capital (USA) Inc. has been made available to PropCo Buyer prior to the date hereof.

5.24 Royal Holdings; PropCo; Owner SPEs; New HoldCo; New OpCo.

(a) Each of Royal Holdings, New HoldCo and New OpCo was or will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, (i) prior to the Holdings Merger Effective Time, Royal Holdings will not have engaged in any business or have any liabilities or obligations other than in connection with the transactions contemplated by this Agreement, and (ii) prior to the F Reorganization Effective Time, neither New HoldCo nor New OpCo will have engaged in any business or have any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

(b) (i) PropCo was created solely for the purpose of, and has not engaged in any activity or business other than, owning the PropCo Acquired Interests; and (ii) as of the Closing Date, the only assets of PropCo are the PropCo Acquired Interests.

(c) (i) each Owner SPE was created solely for the purpose of, and has not engaged in any activity or business other than, owning its applicable Transferred Real Estate Assets in connection with the transactions contemplated in this Agreement; (ii) as of the Closing Date, the only asset of each Owner SPE is its applicable Transferred Real Estate Assets (and, for the avoidance of doubt, no Owner SPE has any direct or indirect Subsidiaries nor owns any interests in any other Person); and (iii) as of the Closing Date, no Owner SPE has any liabilities (contingent or otherwise) other than Real Property Liabilities.

5.25 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by PropCo Buyer, PropCo Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company or its business or with respect to any other information provided, or made available, to PropCo Buyer, PropCo Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to PropCo Buyer, PropCo Merger Sub or their Representatives or Affiliates or any other Person resulting from PropCo Buyer’s, PropCo Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to PropCo Buyer, PropCo Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of PropCo Buyer, PropCo Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and only to the extent any such information is expressly included in a representation or warranty contained in this Article 5.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PROPCO BUYER AND PROPCO MERGER SUB

Except (a) as set forth in the disclosure schedule delivered by PropCo Buyer and PropCo Merger Sub to the Company and OpCo Buyer (the “PropCo Buyer Disclosure Schedule”) prior to the execution of this Agreement

(with specific reference to the representations and warranties in this Article 6 to which the information in such schedule relates; provided that disclosure in the PropCo Buyer Disclosure Schedule as to a specific representation or warranty shall qualify any other section or subsection of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other section or subsection) and (b) as otherwise disclosed in the PropCo Buyer SEC Documents filed since January 1, 2025 and publicly available on or prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the PropCo Buyer SEC Documents but including any historical or factual matters disclosed in such sections), PropCo Buyer and PropCo Merger Sub hereby represent and warrant to the Company and OpCo Buyer as follows:

6.1 Corporate Organization. Each of PropCo Buyer and PropCo Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of PropCo Buyer and PropCo Merger Sub is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed or qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The copies of PropCo Buyer’s organizational documents, as most recently filed with PropCo Buyer’s SEC Documents are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

6.2 Capitalization.

(a) The authorized capital stock of PropCo Buyer consists of 1,350,000,000 PropCo Buyer Shares and 50,000,000 shares of preferred stock of PropCo Buyer, par value $0.01 per share (“PropCo Buyer Preferred Stock”), of which 12,000,000 shares have been classified as Series A Convertible Preferred Stock, par value $0.01 per share. As of close of business on November 4, 2025, (i) 1,068,811,371 PropCo Buyer Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, including 0 shares of restricted PropCo Buyer Shares, (ii) 0 PropCo Buyer Shares were held in the treasury of PropCo Buyer, (iii) 0 PropCo Buyer Shares are subject to outstanding options, 467,644 PropCo Buyer Shares are subject to outstanding time-based restricted stock grants and a maximum of 1,754,252 PropCo Buyer Shares are subject to outstanding performance based restricted stock unit grants (assuming maximum level of performance), (iv) 8,973,714 PropCo Buyer Shares are reserved for issuance under PropCo Buyer’s equity incentive plans, and (v) no shares of PropCo Buyer Preferred Stock were issued and outstanding. Except as provided above, as of November 4, 2025, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which PropCo Buyer is a party or by which the PropCo Buyer is bound relating to the issued or unissued capital stock or other Equity Interests of PropCo Buyer, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the PropCo Buyer to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the PropCo Buyer.

6.3 Authority; Execution and Delivery; Enforceability. Each of PropCo Buyer and PropCo Merger Sub has all necessary corporate or organizational power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of PropCo Buyer and PropCo Merger Sub of this Agreement, the performance and compliance by PropCo Buyer and PropCo Merger Sub with each of its obligations herein and the consummation by PropCo Buyer and PropCo Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate or organizational action on the part of PropCo Buyer and PropCo Merger Sub, subject to the filings with, and acceptance for record by, the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware described in Section 1.8, and no other corporate or organizational proceedings on the part of PropCo Buyer or PropCo Merger Sub and no shareholder votes are necessary to authorize this Agreement or the consummation by PropCo Buyer and PropCo Merger Sub of the Transactions to which it is a party. Each of PropCo Buyer and PropCo Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company and OpCo Buyer of this Agreement, this Agreement constitutes PropCo Buyer’s and PropCo Merger Sub’s legal, valid and binding obligation, enforceable against each of PropCo Buyer and PropCo Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. No vote of the holders of any class or series of shares of capital stock of PropCo Buyer is required in connection with the execution, delivery and performance of this Agreement and the Merger, including for the payment and issuance of the Merger Consideration at Closing.

6.4 No Conflicts.

(a) The execution and delivery of this Agreement by each of PropCo Buyer and PropCo Merger Sub does not and will not, and the performance of this Agreement by each of PropCo Buyer and PropCo Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of PropCo Buyer or PropCo Merger Sub, as applicable, (ii) assuming that all consents, approvals, authorizations and permits described in Section 6.4(b) have been obtained and all filings and notifications described in Section 6.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to PropCo Buyer or PropCo Merger Sub, or by which any property or asset of PropCo Buyer is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of PropCo Buyer pursuant to, any Contract or Permit to which PropCo Buyer is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, consents, violations, breaches, losses, defaults, Liens or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by PropCo Buyer and PropCo Merger Sub does not and will not, and the consummation by PropCo Buyer and PropCo Merger Sub of the Transactions and compliance by PropCo Buyer and PropCo Merger Sub with any of the terms or provisions of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act and the rules and regulations of the NYSE, (ii) those required under the Gaming and Liquor Laws, (iii) the filings and recordation described in Section 1.8, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Since January 1, 2025, PropCo Buyer has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by PropCo Buyer with the SEC under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (the “PropCo Buyer SEC Documents”).

(b) As of its respective filing date (or, if revised, amended, modified or superseded since the time of filing and prior to the date of this Agreement, as of the date of the most recent supplement, modification or amendment), each PropCo Buyer SEC Document (i) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such PropCo Buyer SEC Document and the Sarbanes-Oxley Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any PropCo Buyer SEC Document.

(c) The consolidated financial statements of the PropCo Buyer contained or incorporated by reference in the PropCo Buyer SEC Documents (including, in each case, any notes or schedules thereto) (the “PropCo Buyer SEC Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and fairly present, in all material respects, the consolidated financial condition and the results of operations, cash flows and changes in shareholders’ equity of the PropCo Buyer and its Subsidiaries, taken as a whole, as of the respective dates of and for the periods referred to in the PropCo Buyer SEC Financial Statements, and were prepared in accordance with GAAP as applied on a consistent basis by the PropCo Buyer (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), subject, in the case of interim PropCo Buyer SEC Financial Statements, to normal year-end adjustments and the absence of notes.

(d) Neither PropCo Buyer nor any of its Subsidiaries is a party to, or has any binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among PropCo Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of PropCo Buyer or any of its Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, PropCo Buyer, any of its Subsidiaries or such PropCo Buyer’s or Subsidiary’s audited financial statements or other Company SEC Documents.

(e) PropCo Buyer has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable PropCo Buyer SEC Documents. PropCo Buyer has established and maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are designed to ensure that all material information concerning PropCo Buyer is made known on a timely basis to the individuals responsible for the preparation of PropCo Buyer SEC Documents. Such controls and procedures have been designed to provide reasonable assurance regarding the reliability of PropCo Buyer’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the fiscal year ended December 31, 2024 (nor has any such deficiency or weakness been identified as of the date hereof). Neither PropCo Buyer nor, to the Knowledge of PropCo Buyer, PropCo Buyer’s independent registered public accounting firm identified or been made aware of (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect the PropCo Buyer’s ability to record, process, summarize, and report financial information that have not been subsequently remediated and (ii) any fraud, whether or not material, that involves management or other employees of the PropCo Buyer or any of its Subsidiaries who have a significant role in the PropCo Buyer’s internal controls over financial reporting.

(f) There are no liabilities or obligations of PropCo Buyer or any of its Subsidiaries of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), that would be required by GAAP to be reflected or reserved on a consolidated balance sheet of PropCo Buyer (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in PropCo Buyer SEC Financial Statements or the notes thereto as required by GAAP, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in PropCo Buyer SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(g) PropCo Buyer is in compliance in all material respects with the applicable listing and corporate governance rules of the NYSE.

6.6 Absence of Certain Changes or Events. Since September 30, 2025 through the date of this Agreement, (a) PropCo Buyer and PropCo Merger Sub has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

6.7 Legal Proceedings. There is no Proceeding by any Governmental Entity or other Person pending, or, to the Knowledge of PropCo Buyer, threatened against PropCo Buyer or PropCo Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and neither PropCo Buyer nor PropCo Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or that challenges the validity or propriety of the Merger.

6.8 Compliance with Laws. Each of PropCo Buyer and PropCo Merger Sub is in compliance, and since January 1, 2025 (or in case of PropCo Merger Sub, its formation) has been in compliance, with all Laws (including Gaming and Liquor Laws) applicable to the PropCo Buyer, PropCo Merger Sub or any material assets owned or used by PropCo Buyer or PropCo Merger Sub (except for such past non-compliance as has been remedied and imposes no continuing obligations or costs on PropCo Buyer or PropCo Merger Sub) except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. Since January 1, 2025 (or in case of PropCo Merger Sub, its formation), neither PropCo Buyer nor PropCo Merger Sub has received any written communication from a Governmental Entity that alleges that PropCo Buyer or PropCo Merger Sub is not in compliance with any such applicable Law, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

6.9 Proxy Statement. None of the information supplied or to be supplied by PropCo Buyer or PropCo Merger Sub for inclusion or incorporation by reference in the Proxy Statement, Registration Statement, Other Required Company Filing, Other Required OpCo Buyer Filing, Other Required PropCo Buyer Filing or Schedule 13E-3 will, at the date that any such SEC Filing or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by PropCo Buyer or PropCo Merger Sub to such portions thereof that relate expressly to the Company, OpCo Buyer, or their respective Subsidiaries or to statements made therein based on information supplied by or on behalf of Company, OpCo Buyer, or their respective Subsidiaries for inclusion or incorporation by reference therein). The Registration Statement and Other Required PropCo Buyer Filing will comply as to form in all material respects with the requirements of the Exchange Act, Securities Act and any other applicable Law.

6.10 Ownership of Company Capital Stock. Neither PropCo Buyer nor PropCo Merger Sub beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither PropCo Buyer nor PropCo Merger Sub is, nor at any time during the last four years has it been, an “interested shareholder” of the Company as defined in Section 302A.011, subdivision 49 of the MBCA (other than as contemplated by this Agreement).

6.11 Solvency. After giving effect to the consummation of the Merger, the Surviving Company will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business or fail to satisfy any capital adequacy requirements under applicable Law or (iii) have incurred obligations beyond its ability to pay them as they become due.

6.12 Ownership of PropCo Merger Sub. All of the outstanding membership interests of PropCo Merger Sub have been duly authorized and validly issued. All of the issued and outstanding membership interests of PropCo Merger Sub are, and at the Effective Time will be, owned directly or indirectly by PropCo Buyer. PropCo Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

6.13 Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to PropCo Buyer or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b) PropCo Buyer and its Subsidiaries have timely paid all Taxes due and owing by them, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the financial statements of PropCo Buyer and its Subsidiaries;

(c) PropCo Buyer (i) for all taxable years beginning with the taxable year ended December 31, 2022 through its taxable year ended December 31, 2024, has been organized and operated in conformity with the requirements to qualify for taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”); (ii) has operated since January 1, 2025 through the date hereof, and as of the date hereof intends to continue to so operate, in such a manner as to enable PropCo Buyer to continue to meet the requirements to qualify for taxation as a REIT; and (iii) as of the date hereof, has not taken or omitted to take any action that could reasonably be expected to result in its failure to qualify for taxation as a REIT, and no challenge by the IRS or any other Governmental Entity to its status or qualification for taxation as a REIT is pending or, to the Knowledge of PropCo Buyer, threatened;

(d) as of the date of this Agreement, neither PropCo Buyer nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(e) PropCo Merger Sub is, since its formation has been, and at the Effective Time will be, properly treated as a disregarded entity of PropCo Buyer for U.S. federal income tax purposes.

6.14 No Shareholder and Management Arrangements. Except for this Agreement, or as expressly authorized by the Independent Committee, neither PropCo Buyer or PropCo Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any shareholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Company or any of its Affiliates, businesses or operations from and after the Effective Time.

6.15 Broker’s Fees. Except for the fees and expenses of Deutsche Bank Securities Inc., PropCo Buyer’s financial advisor, neither PropCo Buyer nor PropCo Merger Sub nor any of their respective officers or directors on behalf of PropCo Buyer or PropCo Merger Sub has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

6.16 No Other Representations and Warranties. Each of PropCo Buyer and PropCo Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of PropCo Buyer and PropCo Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of PropCo Buyer or PropCo Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or with respect to any other information provided to PropCo Buyer or PropCo Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 5. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by PropCo Buyer or any of its Affiliates, or any of its or their respective directors, officers, employees, shareholders, partners, members, agents or representatives) or management presentations or due diligence discussions that have been or shall hereafter be provided to or engaged in with PropCo Buyer or any of its Affiliates or any of its or their respective directors, officers, employees, shareholders, partners, members, agents or representatives are not and will not be deemed to be representations or warranties of the Company or any of its Affiliates or any of its or their respective directors, officers, employees, shareholders, partners, members, agents or representatives, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article 5. Each of PropCo Buyer and PropCo Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Affiliates, shareholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to PropCo Buyer, PropCo Merger Sub, or their respective Affiliates, shareholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to PropCo Buyer, PropCo Merger Sub, or any of their respective Affiliates, shareholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 5.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF OPCO BUYER

Except as set forth in the disclosure schedule delivered by OpCo Buyer to the Company and PropCo Buyer (the “OpCo Buyer Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 7 to which the information in such schedule relates; provided that disclosure in the OpCo Buyer Disclosure Schedule as to a specific representation or warranty shall qualify any other section or subsection of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other section or subsection), OpCo Buyer hereby represent and warrant to the Company and PropCo Buyer as follows:

7.1 Corporate Organization. OpCo Buyer is a limited liability company duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. OpCo Buyer is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification, or good standing necessary, except where the failure to be so licensed or qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.2 Authority; Execution and Delivery; Enforceability. OpCo Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party, including the OpCo Sale. The execution and delivery by OpCo Buyer of this Agreement, the performance and compliance by OpCo Buyer with each of its obligations herein and the consummation by OpCo Buyer of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of OpCo Buyer, and no other limited liability company proceedings on the part of OpCo Buyer and no shareholder or member votes are necessary to authorize this Agreement or the consummation by OpCo Buyer of the Transactions to which it is a party. OpCo Buyer has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, PropCo Buyer and PropCo Merger Sub of this Agreement, this Agreement constitutes OpCo Buyer’s legal, valid and binding obligation, enforceable against OpCo Buyer in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

7.3 No Conflicts.

(a) The execution and delivery of this Agreement by OpCo Buyer does not and will not, and the performance of this Agreement by OpCo Buyer will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of OpCo Buyer, (ii) assuming that all consents, approvals, authorizations and permits described in Section 7.3(b) have been obtained and all filings and notifications described in Section 7.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to OpCo Buyer or any other Subsidiary of OpCo Buyer (each a “OpCo Buyer Subsidiary” and, collectively, the “OpCo Buyer Subsidiaries”), or by which any property or asset of OpCo Buyer or any OpCo Buyer Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of OpCo Buyer or any OpCo Buyer Subsidiary pursuant to, any Contract or Permit to which OpCo Buyer or any OpCo Buyer Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, consents, violations, breaches, losses, defaults, Liens or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by OpCo Buyer does not and will not, and the consummation by OpCo Buyer of the Transactions and compliance by OpCo Buyer with any of the terms or provisions of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, (ii) those required under the Gaming and Liquor Laws listed on Section 7.3(b) of the OpCo Buyer Disclosure Schedule, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.4 Legal Proceedings. There is no Proceeding by any Governmental Entity or other Person pending, or, to the Knowledge of OpCo Buyer, threatened against OpCo Buyer that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and OpCo Buyer is not subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or that challenges the validity or propriety of the OpCo Sale.

7.5 Licensability and Compliance with Laws.

(a) OpCo Buyer is in compliance, and since its date of formation on October 21, 2025, has been in compliance, with all Laws (including Gaming and Liquor Laws) applicable to OpCo Buyer or any material assets owned or used by OpCo Buyer (except for such past non-compliance as has been remedied and imposes no continuing obligations or costs on OpCo Buyer) except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(b) Since January 1, 2025, OpCo Buyer has not received any written communication from a Governmental Entity that alleges that OpCo Buyer or any of its owners, directors, officers, and individuals performing management functions are not in compliance with any applicable Law, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c) Neither OpCo Buyer nor, to its Knowledge, any of its officers, directors, managers, members, stockholders or Affiliates that may be reasonably considered in the process of determining the qualification of OpCo Buyer for suitability to hold a Gaming and Liquor Approval (any such Person, including OpCo Buyer, the “OpCo Buyer Licensing Affiliates”) has ever (i) been placed on a list of persons excluded from owning, management, or involvement with the gaming industry in any jurisdiction (ii) had an application for a Gaming and Liquor Approval be denied, or withdrawn an application for a Gaming and Liquor Approval with prejudice, or (iii) had a Gaming and Liquor Approval terminated, suspended, limited, revoked, or conditioned (other than conditions applicable to all such licenses or Gaming and Liquor Approvals). OpCo Buyer and each of the OpCo Buyer Licensing Affiliates that are licensed (collectively, the “OpCo Buyer Licensed Parties”) are in good standing with the Gaming and Liquor Authority in each of the jurisdictions in which the OpCo Buyer Licensed Parties or their respective Affiliates own or operate gaming facilities.

(d) Since January 1, 2025, none of the OpCo Buyer Licensed Parties has received, any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity, or relating to any violation or possible violation of any Gaming and Liquor Laws other than as would not be reasonably likely, individually or in the aggregate, to result in the revocation, suspension or imposition of conditions upon any Gaming and Liquor Approval held by OpCo Buyer or any of the OpCo Buyer Licensing Affiliates or materially impair or delay the Closing. To the Knowledge of the OpCo Buyer, there are no facts that if known to the Gaming and Liquor Authorities could, under the Gaming and Liquor Laws, reasonably be expected to materially impair or delay the Closing.

7.6 Financial Ability. As of the date of this Agreement, OpCo Buyer has received and delivered to the Company and PropCo Buyer an executed debt commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto and the Redacted Fee Letter (as defined below), collectively, as amended, the “Debt Commitment Letter”), from Santander US Capital Markets LLC (“Lender”), pursuant to which Lender has committed, subject to the terms and conditions set forth therein, to provide to OpCo Buyer debt financing in the amount set forth therein (the “Debt Financing” and, sometimes referred to herein as the “Financing”), for the purposes set forth therein. A true and complete copy of Debt Commitment Letter (other than the Redacted Fee Letter) has been previously provided to the Company and PropCo Buyer, and the Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. As of the date hereof, the Debt Commitment Letter is a legal, valid, binding and enforceable obligation of the OpCo Buyer and, to the Knowledge of the OpCo Buyer, each other party thereto and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by OpCo Buyer and, to the Knowledge of the OpCo Buyer, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of OpCo Buyer. No amendment or modification to, or withdrawal, termination or rescission of, the Debt Commitment Letter is currently contemplated, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. Assuming (i) the satisfaction of the conditions set forth in Article 9,

(ii) the truth and accuracy of the representations and warranties set forth in Article 5 and Article 6, and (iii) that the Company and PropCo Buyer comply in all material respects with their respective obligations hereunder, as of the date hereof, the aggregate proceeds contemplated by the Debt Commitment Letter (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient for OpCo Buyer to consummate the transactions contemplated by this Agreement, and to satisfy all of the obligations of OpCo Buyer under this Agreement, including (x) paying the OpCo Purchase Price at Closing, (y) effecting the repayment or refinancing of the Debt of the Company (other than Debt in respect of the Company Credit Agreement which is to be economically assumed and repaid by the PropCo Buyer in accordance with this Agreement) as of the Closing Date required to be repaid or refinanced in connection with the Closing and (z) paying all fees and expenses of OpCo Buyer and its Affiliates (and to the extent OpCo Buyer is responsible therefor under this Agreement, any other Person) related to the transactions contemplated by this Agreement, including the Financing that are due and payable at the Closing (collectively, the “Financing Purposes”). OpCo Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources. As of the date hereof, except for the fee letter referred to in the Debt Commitment Letter (a true and complete copy of which fee letter has been provided to the Company, with only customary matters not affecting conditionality redacted) (such fee letter, the “Redacted Fee Letter”), there are no side letters or other agreements, contracts, arrangements or understandings that could reasonably be expected to prevent, impair or delay the consummation of the Transactions other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, neither the Redacted Fee Letter nor any other Contract between Lender, on the one hand, and OpCo Buyer or any of its Affiliates, on the other hand, contains any conditions precedent or other contingencies (x) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Debt Commitment Letter or the aggregate proceeds contemplated by the Debt Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Financing, it being understood and agreed that (i) debt financing obtained and funded on or prior to the Closing Date pursuant to one or more customary engagement letters with respect to the provision of any Permanent Financing (as defined in the Debt Commitment Letter) and applied to pay the OpCo Purchase Price may reduce the aggregate amount of the Financing set forth in the Debt Commitment Letter or the aggregate proceeds contemplated by the Debt Commitment Letter, in each case in an aggregate principal amount not to exceed the proceeds thereof applied to pay the OpCo Purchase Price on the Closing Date so long as the foregoing could not adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Financing and (ii) there may exist side letters solely with respect to the payment of de minimis fees, credits and/or appointment or roles and/or titles, in each case that do not impact the conditionality or aggregate amounts committed pursuant to the Financing and could not reasonably be expected to prevent, impair or delay the consummation of the Transactions. OpCo Buyer understands and acknowledges that under the terms of this Agreement, OpCo Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to OpCo Buyer’s consummation of any financing arrangements, OpCo Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to OpCo Buyer. As of the date hereof, OpCo Buyer (A) is not in breach of any of the terms or conditions set forth in the Debt Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of OpCo Buyer or, to the Knowledge of OpCo Buyer, any other party thereto under any term or condition of the Debt Commitment Letter or (B) assuming (i) the satisfaction of the conditions set forth in Article 9, (ii) the truth and accuracy of the representations and warranties set forth in Article 5 and Article 6, and (iii) that the Company and PropCo Buyer comply in all material respects with their respective obligations hereunder, as of the date hereof, does not have any reason to believe that any of the conditions to the Financing would not be expected to be satisfied on a timely basis or that the Financing would not be expected to be available to OpCo Buyer on the date on which the Closing should occur pursuant to Section 1.7. As of the date of this Agreement, OpCo Buyer has fully paid or caused to be fully paid any and all commitment fees, expense reimbursement obligations or other amounts that are required to be paid by OpCo Buyer in respect of the Debt Commitment Letter that are earned, due and payable on or prior to the date hereof. To the extent this Agreement must be in a form acceptable to the

Lender, the Lender has approved this Agreement. OpCo Buyer affirms that it is not a condition to Closing or to any of its obligations under this Agreement that OpCo Buyer obtains financing for the transactions contemplated by this Agreement.

7.7 Proxy Statement. None of the information supplied or to be supplied by OpCo Buyer for inclusion or incorporation by reference in the Proxy Statement, Registration Statement, Other Required Company Filing, Other Required OpCo Buyer Filing, Other Required PropCo Buyer Filing or Schedule 13E-3 will, at the date that any such SEC Filing or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by OpCo Buyer to such portions thereof that relate expressly to the Company, PropCo Buyer or their respective Subsidiaries or to statements made therein based on information supplied by or on behalf of Company, PropCo Buyer or their respective Subsidiaries for inclusion or incorporation by reference therein). The Other Required OpCo Buyer Filing and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act, Securities Act and any other applicable Law.

7.8 Ownership of Company Capital Stock. None of OpCo Buyer or any OpCo Buyer Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. OpCo Buyer is not, and has not at any time during the last four years has it been, an “interested shareholder” of the Company as defined in Section 301A.011, subdivision 49 of the MBCA (other than as contemplated by this Agreement).

7.9 Solvency. After giving effect to the consummation of the OpCo Sale, OpCo Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business or fail to satisfy any capital adequacy requirements under applicable Law or (iii) have incurred obligations beyond its ability to pay them as they become due.

7.10 No Shareholder and Management Arrangements. Except for this Agreement, or as expressly authorized by the Independent Committee, neither OpCo Buyer nor any of its respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any shareholder, director or officer of the Company relating to this Agreement, OpCo Sale, the Merger or any other Transactions, or the Surviving Company or any of its Affiliates, businesses or operations from and after the Effective Time.

7.11 Broker’s Fees. Except for the fees and expenses of Santander US Capital Markets LLC, OpCo Buyer’s financial advisor, neither OpCo Buyer nor any OpCo Buyer Subsidiary nor any of their respective officers or directors on behalf of OpCo Buyer or such OpCo Buyer Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

7.12 No Other Representations and Warranties. OpCo Buyer has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. OpCo Buyer acknowledges that neither the Company nor any Person on behalf of the Company makes, and OpCo Buyer has not relied upon, any express or implied representation or warranty with respect to the Company or with respect to any other information provided to OpCo Buyer in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 5. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by OpCo Buyer or any of its Affiliates, or any of its or their respective directors, officers, employees, shareholders, partners, members, agents or representatives) or management presentations or due diligence discussions that have been or shall hereafter be provided to or engaged in with OpCo Buyer or any of its Affiliates or any of its or their respective directors, officers, employees, shareholders, partners, members, agents or representatives are not and will not be deemed to be representations or warranties of the Company or any of its Affiliates or any of its or their respective directors, officers, employees, shareholders, partners, members, agents or representatives, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article 5. Each of OpCo Buyer acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Affiliates, shareholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to OpCo Buyer, any OpCo Buyer Subsidiary, or their respective Affiliates, shareholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to OpCo Buyer, any OpCo Buyer Subsidiary, or any of their respective affiliates, shareholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 5.

ARTICLE 8

COVENANTS

8.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, except (w) as set forth in Section 8.1 of the Company Disclosure Schedule, (x) as required by applicable Law (including Gaming and Liquor Laws), (y) as otherwise expressly contemplated by any other provision of this Agreement, including consummating or effecting the Pre-Closing Restructuring or (z) with the prior written consent (email being sufficient) of PropCo Buyer and OpCo Buyer, in each case, such consent not to be unreasonably withheld, conditioned or delayed (collectively, the “IOC Exceptions”), the Company will, and will cause its Subsidiaries to, (i) conduct its operations in all material respects in the ordinary course of business, (ii) use commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries, (iii) use commercially reasonable efforts to preserve the goodwill and current relationships of the Company and its Subsidiaries with material customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations and (iv) use commercially reasonable efforts to keep intact in all material respects its material assets and properties. Without limiting the foregoing, except in accordance with an IOC Exception (provided that (1) clauses (w) and (x) of the IOC Exceptions shall not apply to clauses (c)(i), (r), (s) and (t) and, with respect to matters relating to the Transferred Real Estate Assets, (v) and, with respect to matters relating to the foregoing clauses referenced in this parenthetical, (aa), below, that (2) PropCo Buyer may withhold its consent in its sole discretion with respect to each of the foregoing clauses referenced in this parenthetical and with respect to clauses (a), (b), (e), (f), (g), (h), (o), (q), (y) and (z) and, with respect to matters relating to the foregoing clauses referenced in this parenthetical, (aa), below, and (3) OpCo Buyer may withhold its consent in its sole discretion with respect to clauses (a), (b), (e), (f), (g), (h), (q), (y) and (z) below), the Company shall not, and shall cause its Subsidiaries not to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, directly or indirectly, take any of the following actions:

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents (including the organizational documents of any of the PropCo Acquired Companies following the formation or incorporation of such PropCo Acquired Companies);

(b) issue, sell, pledge, dispose of, abandon, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries, other than the issuance of Shares (i) upon the exercise of Company Options, (ii) upon vesting or settlement of Company RSU Awards, Company PSU Awards or Company Restricted Stock outstanding as of the date hereof or granted in compliance with this Agreement, or (iii) upon vesting or settlement of Company RSU Awards or Company Restricted Stock to directors of the Company outstanding as of the date hereof or granted in accordance with the Company’s plan of compensation for outside directors in effect on the date hereof, in each case, on or before the Equity Award Settlement Date, and in each case solely to extent that the number of issued and outstanding Shares, on a fully diluted basis, does not at any time exceed the fully-diluted capitalization of the Company as set forth in Section 5.2(a);

(c) sell, pledge, dispose of, transfer, guarantee or encumber any of the (i) Transferred Real Estate Assets or any portion thereof or any equity in the PropCo Acquired Companies, or (ii) any other material property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except in the case of clause (ii), (A) pursuant to existing Contracts set forth on Section 8.1(c)(ii) of the Company Disclosure Schedule, or (B) the sale or purchase of goods (other than any Transferred Real Estate Assets) in the ordinary course of business that do not exceed $5,000,000 in the aggregate;

(d) sell, assign, pledge, transfer, exclusively license, abandon, or otherwise dispose of any Company Owned Intellectual Property, except in the ordinary course of business;

(e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for (i) the declaration and payment of quarterly dividends or other distributions by the Company in the ordinary course of business consistent with past practice for which the record date and payment date are on or before the Effective Time, (ii) the declaration and payment of dividends or other distributions by any Subsidiary of the Company to its parent entity, (iii) the accrual of dividend equivalents on Company RSU Awards, Company PSU Awards or Company Restricted Stock outstanding as of the date hereof or granted in compliance with this Agreement, in the ordinary course of business consistent with past practice for which the record date and payment date with respect to a corresponding quarterly dividend are on or before the Equity Award Settlement Date, (iv) the payment of accrued dividends or dividend equivalents in cash upon the vesting or settlement of Company RSU Awards, Company PSU Awards and Company Restricted Stock outstanding as of the date of this Agreement or granted after the date hereof in accordance with Section 8.1(b) on or before the Equity Award Settlement Date, (v) the Distribution, or (vi) any distributions in connection with satisfying the condition set forth in Section 9.3(i);

(f) reclassify, combine, split, subdivide or amend the terms of or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests of the Company or any of its Subsidiaries, other than any forfeiture of Company Options, Company RSU Awards, Company PSU Awards or Company Restricted Stock or the withholding or surrender of Equity Interests upon the exercise, vesting or settlement of Company Options, Company RSU Awards, Company PSU Awards or Company Restricted Stock in satisfaction of the exercise price and/or tax withholding thereunder;

(g) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(h) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or all or substantially all of the assets of any Person or business, other than acquisitions of inventory, raw materials and other property in the ordinary course of business;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money, except for borrowings under the Company’s Revolver Facility for working capital and general corporate purposes in the ordinary course of business, and pursuant to Section 8.22(a) (provided, that at no time may the amount outstanding under the Revolver Facility exceed $75,000,000), or (ii) make any repayment of indebtedness for borrowed money that would result in the outstanding amount of indebtedness for borrowed money as of the Closing being less than the Target Debt Amount;

(j) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 in the aggregate;

(k) terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract or Company Related Party Agreement, in each case other than in the ordinary course of business;

(l) enter into, or cause or permit any Subsidiary of the Company to enter into, any Lease, or any amendment or modification to, or termination or cancellation of, any Lease, except: (w) entering into any amendment or modification to, or termination or cancellation of, any Lease that does not affect the Transferred Real Estate Assets that would not, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) entering into any amendment or modification to, or termination or cancellation of a Tenant Lease in the ordinary course of business, (y) with respect to new Tenant Leases having an initial term of 3 years or less or extensions of existing Tenant Leases which extend the current term by 5 years or less, in the case of both (x) and (y) above, to the extent such transaction is an arm’s-length transaction on market terms, and (z) extensions of any existing Tenant Lease where the extension or renewal option or right is exercisable by the tenant pursuant to the terms of such Tenant Lease without the consent or approval of the Company or its Subsidiaries;

(m) make any capital expenditure in excess of (A) the Company’s capital expenditure budget as disclosed to OpCo Buyer and PropCo Buyer prior to the date hereof (“Capital Expenditure Budget”) and (B) if the Closing has not occurred on or prior to the last fiscal year provided for in the Capital Expenditure Budget, for the period beginning on January 1 of the next such fiscal year, the Company’s capital expenditure budget consistent with the Capital Expenditure Budget as adjusted for inflation as measured by the Consumer Price Index published by the U.S. Bureau of Labor Statistics (“Adjusted Capital Expenditure Budget”), in the case of each of clause (A) and clause (B), other than (i) expenditures made in response to operational emergencies or (ii) capital expenditures, not made in response to operational emergencies, that are not in excess of $5,000,000 individually or $15,000,000 in the aggregate plus the total amount of capital expenditures reflected in the Capital Expenditure Budget or the Adjusted Capital Expenditure Budget;

(n) except (i) in the ordinary course of business, (ii) to the extent required by this Agreement, applicable Law or the terms of any Company Benefit Plan or Contract or (iii) as would not result in PropCo Buyer or PropCo Merger Sub to incur any obligations or liability, (A) materially increase the compensation or benefits payable or to become payable to the directors or executive officers of the Company or any of its Subsidiaries, or (B) materially amend any Company Benefit Plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a material Company Benefit Plan;

(o) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof), make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages, net of insurance proceeds, not in excess of $3,000,000 individually or $6,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(q) except in the ordinary course of business, make (to the extent inconsistent with past practice), change or revoke any material Tax election, adopt or change any material Tax accounting method, or settle or compromise any material Tax claim, audit or assessment;

(r) agree to voluntarily change or attempt to change, or cause or permit any of the Company’s Subsidiaries or PropCo Acquired Companies to agree to voluntarily change or attempt to change, the current zoning of any of the Subject Properties or any material entitlements with respect to the Subject Properties;

(s) create, incur or suffer to exist any Lien in any way affecting the Transferred Real Estate Assets (other than a Permitted Lien) or the PropCo Acquired Interests (other than Liens under applicable securities Laws);

(t) cause or permit any of the PropCo Acquired Companies to acquire any material real property or interest therein other than the Transferred Real Estate Assets and PropCo Acquired Interests, as applicable;

(u) enter into any new line of business or form or enter into any new funds or joint ventures;

(v) negotiate, enter into, or otherwise amend any Labor Contract;

(w) cancel any of the Company’s or any its Subsidiaries insurance policies or fail to pay the premiums on any such insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain such policies or obtain comparable substitutes in the ordinary course of business consent with past practice;

(x) notwithstanding the foregoing clause (k), enter into or amend any Contract that, if existing on the date hereof, would be a Company Related Party Agreement relating to the business conducted at and use and operation of the Transferred Real Estate Assets;

(y) cause or permit New HoldCo or any of the PropCo Acquired Companies to incur or otherwise be responsible for any Transaction Expenses;

(z) establish or create any entity that is taxed as a C corporation for U.S. federal income tax purposes or convert (including by making a check the box election on IRS Form 8832) any entity into an entity that is taxed as a C corporation for U.S. federal income tax purposes; or

(aa) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

8.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, the Company shall, and shall cause each of its Subsidiaries, to: (i) provide to PropCo Buyer, PropCo Merger Sub and OpCo Buyer, and each of their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or its Subsidiaries, upon reasonable advance prior notice to the Company, to the officers, employees, properties (including the Company Real Property), offices and other facilities of the Company or its Subsidiaries and to the books and records thereof and (ii) furnish during normal business hours upon prior notice such information concerning the business, properties (including the Company Real Property), assets and liabilities of the Company or its Subsidiaries as PropCo Buyer, OpCo Buyer or their respective Representatives may reasonably request in writing, in each case, for purposes of facilitating, in connection with or relating to the consummation of the Transactions or PropCo Buyer’s or OpCo Buyer’s, or their respective Affiliates integration and post-Closing operational planning; provided that any such access shall be conducted at

PropCo Buyer’s or OpCo Buyer’s, as applicable, sole expense and the Company shall not be required to afford such access or furnish such information to the extent that the Company believes that doing so would: (A) except with respect to access to the Company Real Property, result in the loss of attorney-client privilege (but the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) except with respect to access to the Company Real Property, result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company is a party (so long as, the Company has used its commercially reasonable efforts to obtain permission or consent of such third party to such disclosure), (C) breach, contravene or violate any applicable Law, (D) except with respect to access to the Company Real Property, result in the disclosure of materials provided to the Company Board or Independent Committee or resolutions or minutes of the Company Board or Independent Committee, in each case, that were provided to the Company Board or Independent Committee in connection with its consideration of the Merger or the sale process or (E) permit subsurface or other invasive environmental investigation or sampling. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or furnish any information pursuant to this Section 8.2 to the extent such access or information is reasonably pertinent to a Proceeding where the Company or any of its Affiliates, on the one hand, and PropCo Buyer or any of its Affiliates or OpCo Buyer or any of its Affiliates, as applicable, on the other hand, are adverse parties or reasonably likely to become adverse parties. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to PropCo Buyer and PropCo Merger Sub or OpCo Buyer, as applicable, under this Section 8.2 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. No information or knowledge obtained by PropCo Buyer or OpCo Buyer in any investigation pursuant to this Section 8.2 will affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

(b) The Confidentiality Agreement, dated as of August 20, 2025 by and between the Company and an Affiliate of PropCo Buyer (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 8.2 by the Company and its Representatives to PropCo Buyer and its Representatives. Prior to the Closing, each of PropCo Buyer and PropCo Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than certain members of the Company’s senior leadership team identified in advance by the Company), customers, suppliers, distributors of the Company, or, except as required pursuant to Section 8.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) to the extent that either of PropCo Buyer and PropCo Merger Sub and their respective Representatives become compelled or requested by an applicable Governmental Entity to disclose any such information furnished under this Section 8.3, such Person may respond to such inquiry from such Governmental Entities and provide copies of documents to, and otherwise fully cooperate with, such Governmental Entities; provided, further, that to the extent permitted by applicable Law, each of PropCo Buyer and PropCo Merger Sub shall, and shall cause their respective Representatives to, as promptly as practicable notify the Company of any such inquiry, so that the Company may, at its sole expense, seek a protective order or other appropriate remedy and/or waive compliance with the applicable provisions of the Confidentiality Agreement, and consult with the Company and keep the Company informed with respect to the status of, and any discussion, proposal or submission with respect to, such inquiry (provided that, in the event such protective order or other remedy is not obtained, or that the Company waives compliance with the applicable provision of the Confidentiality Agreement, PropCo Buyer, PropCo Merger Sub shall, and shall cause their respective Representatives to, furnish only that portion of such information which is required or requested and will exercise reasonable efforts, at the sole expense of the Company, to obtain assurance that confidential treatment will be accorded such information so disclosed, and (ii) each of PropCo Buyer and PropCo Merger Sub and their respective Representatives shall, at its sole cost and expense, have the right to make, or to cause or permit to be made, inquiries with federal, state, county, municipal and other department and Governmental Entities and providers of public and private utility services in connection with its review of the status of Governmental Permits, compliance of the Transferred Real Estate Assets with Law and the status of title to the Transferred Real Estate Assets as well as lien, bankruptcy, litigation and other similar searches with respect to the Company, the Company’s Subsidiaries, the PropCo Acquired Companies and any other applicable Affiliate of the Company.

8.3 Go Shop; No Solicitation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date hereof and continuing until 11:59 p.m., Pacific time on December 5, 2025 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to: (i) solicit, initiate, propose, encourage or facilitate the making or submission of any Inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Third Party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives), any non-public information relating to the Company Group or afford to any such Third Party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or Inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); provided, however, that (A) the Company will substantially concurrently (and in any event within 24 hours) provide to OpCo Buyer and PropCo Buyer, or provide OpCo Buyer and PropCo Buyer access to, any such non-public information concerning the Company Group that is provided to any such Third Party or its Representatives that was not previously provided to OpCo Buyer, PropCo Buyer or each of their respective Representatives and (B) the Company Group shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Party who is or who has one or more Affiliates that is a competitor of any member of the Company Group in connection with the actions permitted by this Section 8.3(a), except in accordance with customary “clean room” or other similar procedures; (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with respect to an Acquisition Proposal (or any proposal or Inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); and (iv) cooperate with or assist or participate in or facilitate any such proposals, Inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that the Company may grant a limited waiver under any “standstill provision” or similar obligation of any Third Party with respect to any member of the Company Group to allow such Third Party to submit or amend an Acquisition Proposal on a confidential basis to the Independent Committee. Promptly after the No-Shop Period Start Date (and, in any event, within one Business Day thereafter), the Company shall (i) request each Person (other than each of OpCo Buyer and PropCo Buyer, its Affiliates and its and their respective Representatives) that has executed a confidentiality agreement in connection with any Inquiry, Acquisition Proposal or its consideration of any Acquisition Proposal to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the No-Shop Period Start Date and (ii) terminate any data room or other diligence access to each such Person (and its Affiliates and Representatives).

(b) Except as expressly permitted by this Section 8.3, from and after No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall, and shall cause each of its Subsidiaries and its and their officers and directors to, and shall direct its and their other Representatives to, immediately cease and cause to be terminated any solicitations, discussions, negotiations or communications with any Third Party that may be ongoing with respect to any Acquisition Proposal. Except as expressly permitted by this Section 8.3, from and after the No-Shop Period Start Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 10, the Company shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives, directly or indirectly through any other Person not to, (A) initiate, solicit or knowingly encourage or knowingly facilitate or assist any Acquisition Proposal or Inquiry, (B) enter into, engage, continue or otherwise participate in any discussions, Inquiry or negotiations with respect thereto (other than informing any Third Party of the existence of the provisions contained in this Section 8.3) or furnish to any third party any non-public information or knowingly grant any Third Party access to its properties, assets, books, contracts, personnel or records in connection with or in response to, or knowingly facilitate in any way any effort by any third party in furtherance of any Acquisition Proposal or Inquiry, (C) approve, recommend or endorse (or publicly propose or announce any intention or desire to approve, recommend or endorse) an Acquisition Proposal, (D) terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement in which the Company or its Subsidiaries is a party relating to an Acquisition Proposal, (E) except for an Acceptable Confidentiality Agreement, approve, authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (whether written or oral) that provides for an Acquisition Proposal or require the Company to abandon, terminate or fail to consummate the Transactions (any such letter, memorandum, agreement or other Contract, an “Acquisition Agreement”) or (F) resolve or agree to do any of the foregoing. Except as expressly permitted by this Section 8.3, from and after the No-Shop Period Start Date until the receipt of the Company Shareholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 10, the Independent Committee shall not (i) approve, endorse, recommend or otherwise publicly declare advisable, or publicly propose to approve or recommend, any Acquisition Proposal, (ii) withhold, withdraw, change or qualify, in a manner adverse to OpCo Buyer, PropCo Buyer or PropCo Merger Sub, the Independent Committee Approval, (iii) approve, permit or cause the Company to enter into an Acquisition Agreement, (iv) fail to recommend to the Company’s shareholders that the Company Shareholder Approval be given or include the Independent Committee Approval in the Proxy Statement, (v) make any public recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders), other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Independent Committee of the type contemplated by Rule 14d-9(f) under the Exchange Act (or a substantially similar communication), in each case that includes a reaffirmation of the Independent Committee Approval, within 10 Business Days after the commencement of such tender offer or exchange offer, (vi) if an Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause (v) above) or Inquiry or any material modification thereof is made public or is otherwise sent to the holders of Shares, fail to issue a press release or other public communication that reaffirms the Independent Committee Approval within 10 Business Days (or if the Company Meeting is scheduled to be held within 10 Business Days form the date of such announcement, promptly and in any event prior to the date on which the Company Meeting is scheduled to be held) after OpCo Buyer or PropCo Buyer so requests in writing or (vii) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (vii) of this sentence, a “Change of Recommendation”).

(c) Notwithstanding anything herein to the contrary, the Company or Independent Committee will not be required to enforce, and will be permitted to waive, solely to the extent requested by a Third Party in connection with an Acquisition Proposal, any provision of any standstill or confidentiality agreement solely to the extent that the Independent Committee has determined in good faith that (after consultation with its outside legal counsel) the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law. Notwithstanding anything to the contrary contained in Section 8.3(b), if at any time following the No-Shop Period Start Date and prior to the Effective Time, the Company receives an unsolicited (except to the extent such Third Party was solicited during the Go-Shop Period pursuant to and in compliance with Section 8.3(a)) bona fide written Acquisition Proposal from a Third Party (provided that the Acquisition Proposal by such Person did not result from a breach or violation of this Section 8.3) that the Independent Committee determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may (i) furnish information with respect to the Company to the Third Party making such Acquisition Proposal and its Representatives pursuant to one or more Acceptable Confidentiality Agreements and (ii) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided that (A) prior to taking any of the actions described in the immediately preceding clause (i) and clause (ii), the Company must comply with its obligations under Section 8.3(d) with respect to such Acquisition Proposal and must notify OpCo Buyer and PropCo Buyer that it intends to take such action with respect to such Acquisition Proposal and (B) any material non-public information concerning the Company provided or made available to any Third Party shall, to the extent not previously provided or made available to OpCo Buyer and PropCo Buyer, be provided or made available to OpCo Buyer and PropCo Buyer substantially concurrently with when it is provided or made available to such Third Party.

(d) From and after the date hereof and until the earlier of the termination of this Agreement in accordance with Article 10 and the Effective Time:

(i) Prior to the No Shop Period Start Date, the Company shall promptly (and in any event within 24 hours) notify (via email being acceptable) OpCo Buyer and PropCo Buyer after receipt of any Acquisition Proposal of (A) whether the person making such proposal is a strategic acquirer or financial sponsor and (B) a summary of the material terms and conditions of such Acquisition Proposal; provided, however, that the Company shall not be required to disclose the specific identity of the person making such Acquisition Proposal. On the No-Shop Period Start Date, to the extent this Agreement is not terminated pursuant to Article 10, the Company shall deliver to OpCo Buyer and PropCo Buyer, a written notice setting forth (x) the identity of each Third Party from whom the Company received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, (y) a summary of the material terms and conditions of such Acquisition Proposal to the extent such material terms and conditions are not included in the written materials provided in the following clause (z); and (z) copies of any written materials and documents containing the material terms and conditions of such Acquisition Proposal provided to the Company or its Representatives; and

(ii) On and after the No-Shop Period Start Date, the Company shall promptly (and in any event within 24 hours) notify (via email being acceptable) OpCo Buyer and PropCo Buyer after receipt of any Acquisition Proposal or any request for nonpublic information regarding the Company or any of its Subsidiaries by any third party that informs the Company that it is considering making, or has made, an Acquisition Proposal, or any other Inquiry from any Person seeking to have discussions or negotiations with the Company regarding a possible Acquisition Proposal. Such notice shall be in writing and shall (i) identify the Person making such Acquisition Proposal or Inquiry, and (ii) include a copy of such Acquisition Proposal or Inquiry (if in writing) and any material documentation or correspondence that sets forth any such terms (or, where no such copy is available, a reasonable description of such Acquisition Proposal or Inquiry). The Company shall as promptly as practical (and in any event within 24 hours after the execution thereof) provide PropCo Buyer and OpCo Buyer a copy of any executed Acceptable Confidentiality Agreement entered into pursuant to Section 8.3(c). Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours after such determination) (A) advise OpCo Buyer and PropCo Buyer if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 8.3(c) and (B) keep OpCo Buyer and PropCo Buyer informed on a reasonably current basis regarding material developments, discussions and negotiations concerning any such Acquisition Proposal, and upon the request of OpCo Buyer and PropCo Buyer shall apprise OpCo Buyer and PropCo Buyer of the status of such Acquisition Proposal.

(e) Notwithstanding anything to the contrary contained in Section 8.3(b), if and only if (A) the Company receives an unsolicited (except to the extent such Third Party was solicited during the Go-Shop Period pursuant to and in compliance with Section 8.3(a)) bona fide written Acquisition Proposal from a Third Party (provided that the Acquisition Proposal by such Person did not result from a breach or violation of this

Section 8.3 and is not withdrawn), (B) the Independent Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal, and (C) the Independent Committee has determined in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with their fiduciary duties to the shareholders of the Company under applicable Law, then the Independent Committee may at any time prior to the receipt of the Company Shareholder Approval, (i) effect a Change of Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 10.1(f), in either case subject to the requirements of this Section 8.3(e). The Company and the Independent Committee shall not be entitled to effect a Change of Recommendation pursuant to this Section 8.3(e) or terminate this Agreement pursuant to Section 10.1(f) unless:

(i) the Company shall have provided to OpCo Buyer and PropCo Buyer at least four Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall identify the Person who made such Acquisition Proposal, specify in reasonable detail the reasons for the Change of Recommendation, including all material terms and conditions of such Acquisition Proposal (and including therewith a copy of the proposed Acquisition Agreement and material and relevant documents in connection therewith) that is the basis of the proposed action;

(ii) during the Notice Period, if requested by OpCo Buyer or PropCo Buyer, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with OpCo Buyer and/or PropCo Buyer, as applicable, and their respective Representatives regarding any adjustment and/or amendment to this Agreement proposed in writing by OpCo Buyer and/or PropCo Buyer such that the relevant Acquisition Proposal ceases to be a Superior Proposal; and

(iii) the Independent Committee shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by OpCo Buyer and/or PropCo Buyer (the “Proposed Changed Terms”) no later than 11:59 a.m., Las Vegas, Nevada time, on the last day of the Notice Period, and shall have determined in good faith after consultation with the Company’s financial advisors and outside legal counsel that the Superior Proposal constitutes or would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and, after consultation with the Company’s outside counsel, the failure to effect such Change of Recommendation pursuant to this Section 8.3 would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law.

In the event of any material revisions to such Superior Proposal offered in writing by the Third Party making such Superior Proposal (it being understood that a material revision shall include any change in the purchase price or form of consideration in such Superior Proposal), the Company shall be required to deliver a new written notice to OpCo Buyer and PropCo Buyer and to again comply with the requirements of this Section 8.3(e) with respect to such new written notice, except that the Notice Period shall be three days with respect to any such revised Superior Proposal.

(f) Notwithstanding anything to the contrary contained in this Section 8.3(f), the Independent Committee may at any time prior to the receipt of the Company Shareholder Approval effect a Change of Recommendation if (i) the Independent Committee determines that an Intervening Event has occurred and is continuing and (ii) the Independent Committee determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, but such Change of Recommendation shall not occur until a time that is after the fifth Business Day following OpCo Buyer’s and PropCo Buyer’s receipt of written notice from the Company advising OpCo Buyer and PropCo Buyer of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Recommendation and provided that (A) during such five-Business Day period the Company has negotiated in good faith with OpCo Buyer and PropCo Buyer, and their respective Representatives, to the extent OpCo Buyer or PropCo Buyer wishes to negotiate to make such adjustments and/or proposed amendments to the terms and conditions of this Agreement as would enable the Independent Committee to proceed with the Independent Committee Approval and (B) at the end of such five-Business Day period, the Independent Committee maintains its determination described in the foregoing clause (ii) (after taking into account any adjustments and/or proposed amendments irrevocably offered in writing by OpCo Buyer or PropCo Buyer to the material terms and conditions of this Agreement).

(g) Nothing contained in this Section 8.3 shall prohibit the Independent Committee from (i) disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the shareholders of the Company if the Independent Committee determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law or violate applicable Law; provided, that in no event shall this Section 8.3(f) affect the obligations of Company specified in Section 8.3(b) and the Independent Committee shall not withdraw, modify or change the Independent Committee Approval in a manner adverse to OpCo Buyer or PropCo Buyer unless permitted pursuant to the terms of Section 8.3. The issuance by the Company or the Independent Committee of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Recommendation.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any offer or proposal, or any indication of interest, from a Third Party relating to any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, including any merger, reorganization, recapitalization, restructuring share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets of the Company or any of its Subsidiaries, representing 25% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, based on their fair market value as determined in good faith by the Independent Committee immediately prior to such transaction, or (B) of Equity Interests representing 25% or more of the voting power of the Company or any successor to or resulting parent company of the Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 25% or more of the outstanding shares of any class of voting securities of the Company, in each case, other than Transactions contemplated herein, including the Pre-Closing Restructuring, the OpCo Sale and the Merger (such transaction, an “Acquisition Transaction”).

(ii) “Inquiry” means an inquiry, request for offer, discussions or negotiations or request for non-public information that constitutes or could reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(iii) “Intervening Event” means an event, development or change in circumstances that is material to the Company, which (A) was not known to, nor reasonably foreseeable by, the Independent Committee as of or prior to the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Independent Committee as of or prior to the date of this Agreement), (B) does not involve or relate to an Acquisition Proposal and (C) first becomes known to the Independent Committee before the Company Shareholder Approval is obtained; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) a change in the market price or trading volume of capital stock or debt securities of Company or of any equity ratings or the ratings outlook for Company or any of its Subsidiaries by any applicable rating agency, (iii) a change in the market price or trading volume of capital stock or debt securities of PropCo Buyer or of any equity ratings or the ratings outlook for PropCo Buyer or any of its Subsidiaries by any applicable rating agency, and (iv) the fact that, in and of itself, the Company meets, exceeds or fails to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operation for any period (provided, further, that, with respect to the foregoing clauses (ii) and (iv), any fact, event, circumstance, change or development giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether an Intervening Event has occurred if not falling into the foregoing clause (i) of this definition).

(iv) “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “100%”) made by a Third Party after the date hereof not preceded by a breach or violation of Section 8.3, that the Independent Committee determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Independent Committee considers to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms and that if consummated, would result in a transaction more favorable from a financial point of view to the Company’s shareholders than the Transactions (taking into account any Proposed Changed Terms proposed by PropCo Buyer and/or OpCo Buyer in response to such proposal or otherwise prior to the time of determination).

(i) References in this Section 8.3 to Company’s outside counsel shall mean, as applicable, outside counsel to the Company Board, the Independent Committee or a duly authorized committee thereof.

(j) The Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with Article 10.

8.4 SEC Filings; Other Actions.

(a) As promptly as reasonably practicable following the date hereof, (and using reasonable best efforts to cause the preliminary version of the Proxy Statement to be filed with the SEC on the same Business Day (or as near in time as reasonably practicable) that the Registration Statement is filed with the SEC, provided that, in no event shall the Proxy Statement be filed later than the No-Shop Period Start Date), the Company shall prepare and file a preliminary version of the Proxy Statement with the SEC, which shall, subject to Section 8.3, include the Independent Committee Approval; provided, that in no event shall the Proxy Statement be filed later than the No-Shop Period Start Date. OpCo Buyer, PropCo Buyer, and their respective counsel, shall be given a reasonable opportunity to review a draft of such preliminary version of the Proxy Statement, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by OpCo Buyer, PropCo Buyer or their respective counsel.

(b) As promptly as reasonably practicable following the date hereof (and using reasonable best efforts to cause the Registration Statement to be filed with the SEC on the same Business Day (or as near in time as reasonably practicable) that the preliminary version of the Proxy Statement is filed with the SEC), PropCo Buyer shall prepare and cause to be filed with the SEC a registration statement on Form S-4 or other applicable form (together with all amendments and supplements thereto, the “Registration Statement”) pursuant to which the PropCo Buyer Shares issuable under the Merger will be registered with the SEC. The Company and OpCo Buyer, and their respective counsel, shall be given a reasonable opportunity to review a draft of such Registration Statement, and the PropCo Buyer shall give due consideration to any reasonable additions, deletions or changes suggested thereto by the Company, OpCo Buyer or their respective counsel.

(c) PropCo Buyer shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger and other transactions contemplated hereby. PropCo Buyer shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of PropCo Buyer Shares for offering or sale in any jurisdiction, and PropCo Buyer shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) The Company and OpCo Buyer shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including all exhibits, as amended or supplemented, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. If the Company determines that it is required to file any document other than the Proxy Statement or Schedule 13E-3 with the SEC in connection with the Transactions pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will as promptly as reasonably practicable prepare and file such Other Required Company Filing with the SEC. If OpCo Buyer or any of its Affiliates determines that it is required to file any document with the SEC other than the Schedule 13E-3 in connection with the Transactions or the Company Meeting (an “Other Required OpCo Buyer Filing”) then OpCo Buyer will, and will cause its Affiliates to, promptly prepare and file such Other Required OpCo Buyer Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. If PropCo Buyer or any of its Affiliates determines that it is required to file any document with the SEC in connection with the Transactions (an “Other Required PropCo Buyer Filing”) then PropCo Buyer will, and will cause its Affiliates to, promptly prepare and file such Other Required PropCo Buyer Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC.

(e) OpCo Buyer and PropCo Buyer, and their counsel, shall be given a reasonable opportunity to review the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing, as applicable, before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by OpCo Buyer, PropCo Buyer and PropCo Merger Sub or their counsel. The Company, and its counsel, shall be given a reasonable opportunity to review the Schedule 13E-3 and any Other Required OpCo Buyer Filing and Other Required PropCo Buyer Filing before it is filed with the SEC, and OpCo Buyer and PropCo Buyer, as the case may be, shall give due consideration to any reasonable additions, deletions or changes suggested thereto by the Company or their counsel. The Company, OpCo Buyer and PropCo Buyer, as the case may be, shall use all reasonable best efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement, the Registration Statement, Schedule 13E-3, any Other Required Company Filing, any Other Required OpCo Buyer Filing and any Other Required PropCo Buyer Filing (collectively, the “SEC Filings”) and to have the SEC Filings cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such initial filing. (i) The Company shall provide OpCo Buyer and PropCo Buyer and their respective counsel, (ii) OpCo Buyer shall provide the Company and PropCo Buyer and their respective counsel and (iii) PropCo Buyer shall provide the Company and OpCo Buyer and their respective counsel, with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel, OpCo Buyer or its counsel, or PropCo Buyer or its counsel, as the case may be, receive from the SEC or its staff with respect to the SEC Filings as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Each Party and its counsel shall be given a reasonable opportunity to review any such responses and the Party making the applicable SEC Filings (and its counsel) shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the other Parties.

(f) Each of the Company, OpCo Buyer, PropCo Buyer and PropCo Merger Sub shall promptly furnish all information concerning itself and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the SEC Filings. If at any time prior to the Company Meeting or any such filing, any information relating to the Company Group, OpCo Buyer, PropCo Buyer, PropCo Merger Sub or any of their respective Affiliates should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement, Registration Statement, the Schedule 13E-3, any Other Required Company Filing, any Other Required OpCo Buyer Filing or any Other Required PropCo Buyer Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company’s shareholders.

(g) Subject to applicable Law, the Company shall use its reasonable best efforts to cause the definitive Proxy Statement and Schedule 13E-3 to be filed with the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable after the preliminary Proxy Statement and Schedule 13E-3 has been filed with the SEC pursuant to Section 8.4(a) and either the SEC has indicated that it does not intend to review such Proxy Statement and Schedule 13E-3 or the SEC has indicated that its review of such Proxy Statement and Schedule 13E-3 has been completed and, accordingly, the SEC staff advises that it has no further comments to such Proxy Statement and the Schedule 13E-3. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be filed on the same Business Day (or as near in time as reasonably practicable) that the Registration Statement is declared effective by the SEC.

(h) Subject to the other provisions of this Agreement, as promptly as reasonably practical after the filing of the definitive Proxy Statement and Schedule 13E-3 with the SEC, the Company shall (i) take all action necessary in accordance with the MBCA, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”), and (ii) subject to a Change of Recommendation in accordance with Section 8.3, shall include the Independent Committee Approval in the Proxy Statement and use all reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement (including by postponing or adjourning the Company Meeting to allow additional solicitation of proxies in order to obtain the Company Shareholder Approval if necessary). The Company may postpone or adjourn the Company Meeting from time to time (i) with the consent of OpCo Buyer and PropCo Buyer (not to be unreasonably withheld, conditioned or delayed), (ii) solely for the purpose of and for the times reasonably necessary to solicit additional proxies to obtain quorum or votes in favor of the approval of this Agreement, if, on a date for which the Company Meeting is scheduled, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares to obtain the Company Shareholder Approval or (iii) after consultation in good faith with OpCo Buyer and PropCo Buyer to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Independent Committee has in good faith (after consultation with it outside legal counsel) determined is necessary under applicable Law or fiduciary duty and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Company Meeting; provided that the Company Meeting shall not be postponed or adjourned to a date that is more than 30 days after the date for which the Company Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law) without the consent of PropCo Buyer and OpCo Buyer.

8.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, and to cause to its Affiliates and Subsidiaries to take, all actions that are necessary, proper or advisable under this Agreement and applicable Law, including Gaming and Liquor Laws and to consummate and make effective the Pre-Closing Restructuring, the OpCo Sale, the Merger and the other Transactions as promptly as practicable, including using reasonable best efforts to: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company, OpCo Buyer or PropCo Buyer or any such Party’s Subsidiary is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, clearances, waiting period expirations or terminations, approvals, licenses, permits, orders and authorizations from Governmental Entities (including Gaming and Liquor Approvals, applicable federal or state securities Laws and the Gaming and Liquor Laws) (such items “Governmental Permits”), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain any necessary or advisable Governmental Permits from, or to avoid any

Proceeding by, any Governmental Entity, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, each of OpCo Buyer and the Company agrees to use its reasonable best efforts to participate in any Proceeding with a Governmental Entity, to the extent necessary, related to obtaining any Governmental Permit and otherwise reasonably defend against (including through all available appeals) any Proceeding challenging the OpCo Sale, the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order that is in effect and that could delay, restrict, prevent or prohibit consummation of the Transactions, and otherwise. Each of the Parties shall promptly furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information and the provisions of this Section 8.5(a), the Company, OpCo Buyer and PropCo Buyer shall have the right to review in advance, and to the extent practicable each party shall consult with the other party in connection with, all of the information relating to the Transactions, as the case may be, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the OpCo Sale, the Merger and the Transactions; provided, that a Party may designate any such shared material “outside counsel only”. Notwithstanding the foregoing, a Party shall not have the right to obtain, examine or review any information, including, without limitation, any applications, documents, statements or responses to requests by a Governmental Entity that will be submitted or provided to a Governmental Entity or Third Party by a natural person applicant or such natural person’s trusts or closely held entities, or any confidential or proprietary information of the Company. In exercising the foregoing rights, each of the Company, OpCo Buyer and PropCo Buyer shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company, OpCo Buyer and PropCo Buyer shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including, upon request, promptly furnishing the other with copies of notices or other written substantive communications received by the Company, OpCo Buyer, or PropCo Buyer, or any Subsidiary of OpCo Buyer or PropCo Buyer, as the case may be, from any Governmental Entity and/or Third Party related to the Transactions. Any such notices that contain information, information requests, facts, inquiries or other information regarding a natural person applicant or such natural person’s trusts or closely held entities, or any confidential or proprietary information of the Company shall be excluded or redacted. The Company, OpCo Buyer and PropCo Buyer will, and will cause each of their Affiliates (excluding any natural person applicant, their trusts and closely held entities) to the extent practicable and appropriate to, consult and cooperate with the other Party and will consider in good faith the views of the other Party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity related to the Transactions, and to the extent practicable and appropriate under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry related to the Transactions and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with obtaining Governmental Permits or any Proceeding.

(b) In furtherance and not in limitation of the foregoing, each of the Company, OpCo Buyer and PropCo Buyer shall, and shall cause their respective Affiliates and Representatives (or, in the case of Gaming and Liquor Approvals, such Person’s members, shareholders or equityholders) to, make or cause to be made all filings required under applicable Gaming and Liquor Laws with respect to the Transactions as promptly as practicable and, in any event, file all required or advisable filings or notifications in connection with obtaining all required Gaming and Liquor Approvals within 30 Business Days after the date of this Agreement, provided, that (i) the filings to the local Government Entities will be made within the timing that is customary and/or requested by such Governmental Entities and (ii) there are no changes in the applicable regulations under Gaming and Liquor Approvals or applicable Gaming and Liquor Laws between the date hereof and the date of filing pursuant to such Gaming and Liquor Approval or applicable Gaming and Liquor Laws, in which instance the Company, OpCo Buyer and PropCo Buyer shall (x) use reasonable best efforts to file notifications under such Gaming and Liquor Approval or such applicable Gaming and Liquor Law as promptly as practicable after the announcement of such changes, (y) make any other submissions with respect to this Agreement required or advisable under such

Gaming and Liquor Approval or such applicable Gaming and Liquor Law, and (z) make any other required submissions with respect to this Agreement required or advisable under any other applicable Gaming and Liquor Laws.

(c) OpCo Buyer shall not (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, would be to materially delay or impede the ability of the Parties to consummate the Transactions or (ii) directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by lease, license, or any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could increase the risk of (A) any delay in the obtaining of, or of not obtaining, any Governmental Permits necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) any Governmental Entity seeking an Order prohibiting the consummation of the Transactions, (C) OpCo Buyer and its Affiliates and Subsidiaries not being able to remove any such Order on appeal or otherwise, or (D) delay or prevention of the Closing.

(d) Nothing contained in this Agreement shall give OpCo Buyer, PropCo Buyer or PropCo Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Transactions. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(e) Notwithstanding anything in this Agreement to the contrary, neither PropCo Buyer nor any of its Affiliates shall have any obligation to take any action or refrain from taking any action as required by this Section 8.5 to the extent that such action or inaction would, individually or in the aggregate, reasonably be expected to (i) (1) result in PropCo Buyer not acquiring any of the Subject Properties, or (2) require PropCo Buyer or any of its Affiliates to (A) divest any facility located on the Subject Properties (or the leasehold rights therein) or (B) sell, divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of their respective businesses, assets, equity interests or Contracts, (ii) require PropCo Buyer or any of its Affiliates to undertake new construction activity, (iii) require PropCo Buyer or any of its Affiliates to obtain a nonrestricted license (or such other Gaming and Liquor Approval for which the holder is responsible for gaming operations) from a Gaming and Liquor Authority or have a certified development agreement from any Governmental Entity or a nonrestricted license (or such other gaming and liquor license for which the holder is responsible for gaming operations) to own the building where gaming operations are conducted, (iv) require PropCo Buyer or any of its Affiliates to terminate, modify or extend existing relationships and contractual rights and obligations with respect to any real property including any real property lease or any tenant, (v) require PropCo Buyer or any of its Affiliates to agree to any prohibition on the ownership of any other Affiliates, (vi) require PropCo Buyer or any of its Affiliates to litigate or defend any Proceeding brought by the Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity, including any Gaming and Liquor Authority, whether judicial or administrative, (vii) require PropCo Buyer or any of its Affiliates to purchase any property or assets other than the Subject Properties, (viii) require PropCo Buyer or any of its Affiliates to take, or agree to take, action pursuant to this Section 8.5 that is not conditioned upon, and effective at or after the Closing, or (ix) otherwise have a material and adverse impact on PropCo Buyer or its Affiliates.

(f) Notwithstanding anything to the contrary in this Agreement, PropCo Buyer and its Affiliates shall have no obligation to (i) take any action or refrain from taking any action pursuant to this Section 8.5, including, for the avoidance of doubt, any action or inaction requested by Governmental Entities, including Gaming and Liquor Authorities, if PropCo Buyer obtains a legal opinion from a nationally recognized law firm that such action or inaction would be reasonably likely to materially impair PropCo Buyer, its direct or indirect owner or its Subsidiaries from continuing to be treated as a “real estate investment trust” under Section 856(a) of the Code, or any similar or successor provisions thereto; (ii) file or cause to be filed premerger notification under the HSR Act or take any action under or relating to any Competition Law, including the HSR Act; or (iii) seek, request or obtain approval from any Governmental Entity in connection with the operation or ownership of the business conducted at the Company Real Property. PropCo Buyer or its Affiliates may not be compelled to take any action or refrain from taking any action under any other provision of this Agreement to the extent that PropCo Buyer or its Affiliates are excused from taking such action or refraining from taking such action by Section 8.5(e) and Section 8.5(f), and PropCo Buyer will not be deemed to be in breach of this Agreement solely due to its failure to take or refrain from taking such action.

8.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 10, unless prohibited by applicable Law, each Party shall give prompt notice to the other Parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or Nasdaq or NYSE (or any other securities market) in connection with the Transactions; or (c) such Party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article 9 not being satisfied. Any such notice pursuant to this Section 8.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 9 have been satisfied or give rise to any right of termination set forth in Article 10. The Company shall give prompt notice to PropCo Buyer and OpCo Buyer of any Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving the Company or any of its Subsidiaries that relates to this Agreement, the OpCo Sale, the Merger or the other transactions contemplated by this Agreement, and shall keep PropCo Buyer and OpCo Buyer reasonably informed on a current basis regarding any such matters.

8.7 Public Announcements. So long as this Agreement is in effect, none of the Parties shall issue any press release or make any public statement with respect to the Transactions or this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 8.7 shall not apply to any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, a Change of Recommendation, Intervening Event or any action taken pursuant thereto, in each case, pursuant to and in accordance with Section 8.3 or (y) in connection with any dispute between the Parties regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company, OpCo Buyer and PropCo Buyer. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits.

8.8 Employee and Employee Benefit Plan Matters.

(a) Notwithstanding anything in this Agreement to the contrary, with respect to any Continuing Employees who are covered by a Labor Contract, OpCo Buyer’s obligations under this Section 8.8 shall be in addition to, and not in contravention of, any obligations under the applicable Labor Contract (if any) or applicable Law. At all times following the Closing Date, OpCo Buyer shall, or shall cause its Affiliates to, comply with the terms and conditions of all applicable Labor Contracts (if any), as may be amended from time to time. “Continuing Employee” shall mean each employee of the Company and its Subsidiaries immediately prior to the Effective Time who as of the Closing, continue their employment with OpCo Buyer or any Subsidiaries or Affiliates thereof.

(b) Without limiting the generality of Section 11.10, the provisions of this Section 8.8 are solely for the benefit of the Parties, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 8.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of OpCo Buyer or its Affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require OpCo Buyer or any of its Affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

(c) The Parties acknowledge and agree that neither PropCo Buyer nor PropCo Merger Sub shall have any obligations or liability whatsoever pursuant to this Section 8.8, including with respect to any Company Benefit Plans or Labor Contract.

8.9 Indemnification of Directors and Officers.

(a) For six years from and after the Effective Time, OpCo Buyer shall indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its employees who served as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions; provided that, to the extent required by applicable Law, such Indemnitee agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnitee is not ultimately entitled.

(b) PropCo Buyer agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the Indemnitees as provided in the organizational documents of New HoldCo as of the Effective Time shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, the Surviving Company shall, and PropCo Buyer shall cause the Surviving Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of New HoldCo’s organizational documents in effect as of the Effective Time or in any Contract of New HoldCo with any of its directors, officers or employees in effect as of the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnitees; provided that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c) For six years from and after the Effective Time, New HoldCo shall be responsible for maintaining for the benefit of the directors and officers of New HoldCo as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable than the existing policy of the Company, or, if substantially equivalent coverage is unavailable, the best coverage available. Prior to the Effective Time, New HoldCo, at the sole cost and expense of New OpCo, shall procure prepaid policies, which policies provide such directors and officers with such coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions, and such prepaid policies shall be deemed to have satisfied the provisions of the immediately preceding sentence; provided, however, that the aggregate premium with respect to such policies shall not exceed 300% of the current annual premium under the Company’s existing D&O Insurance policy. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Company shall be permitted, at its sole discretion, to obtain such prepaid policies that provide such coverage prior to the Effective Time. The Parties acknowledge and agree that neither PropCo Buyer nor PropCo Merger Sub shall have any obligations or liability whatsoever pursuant to this Section 8.9(c).

(d) In the event that either PropCo Buyer or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, PropCo Buyer shall, and shall cause the Surviving Company to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 8.9.

(e) OpCo Buyer hereby acknowledges that one or more Indemnitees may have certain rights to indemnification, advancement of expenses or insurance provided by Persons other than the Company or any of its Subsidiaries (the “Other Indemnitors”). OpCo Buyer hereby acknowledges and agrees that (i) OpCo Buyer and New OpCo is the indemnitor of first resort with respect to any Proceeding or investigation, whether civil, criminal, administrative or investigative, and any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with such Proceeding or investigation, in each case covered by the terms of this Section 8.9, (ii) OpCo Buyer and New OpCo shall be required to advance the full amount of expenses incurred by such Indemnitee and shall be liable for the full amount of all liabilities paid in settlement to the extent legally permitted and as required by the terms of this Section 8.9, without regard to any rights such Indemnitee may have against the Other Indemnitors, and (iii) OpCo Buyer and New OpCo irrevocably waive, relinquish and release the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. OpCo Buyer further agrees that no advancement or payment by the Other Indemnitors on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from OpCo Buyer and/or the New OpCo shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against OpCo Buyer and New OpCo. OpCo Buyer and each Indemnitee agree that the Other Indemnitors are express third-party beneficiaries of the terms of this Section 8.9.

(f) The provisions of this Section 8.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement or in any Contract of the Company in effect as of the date of this Agreement. The obligations of PropCo Buyer under this Section 8.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 8.9 applies unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 8.9 applies shall be third-party beneficiaries of this Section 8.9).

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 8.9 is not prior to or in substitution for any such claims under such policies.

8.10 PropCo Buyer Agreements Concerning PropCo Merger Sub; OpCo Buyer. During the period from the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 10, PropCo Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement, and, subject to the foregoing, neither PropCo Buyer nor PropCo Merger Sub shall take or agree to take any action that would prevent or materially delay the consummation of the Transactions. PropCo Buyer hereby guarantees the due, prompt and faithful payment, performance and discharge by PropCo Merger Sub of, and the compliance by PropCo Merger Sub with, all of the covenants, agreements, obligations and undertakings of PropCo Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by PropCo Merger Sub hereunder. OpCo Buyer shall not take or agree to take any action that would prevent or materially delay the consummation of the Transactions.

8.11 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, OpCo Buyer, PropCo Buyer or PropCo Merger Sub, the OpCo Sale, the Merger or any other Transactions, then the Company and the Independent Committee shall (a) take all action reasonably available to it to render such Law inapplicable to the foregoing and (b) if any such Law is or becomes applicable to any of the foregoing, take all actions necessary such that the OpCo Sale, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Laws on the OpCo Sale, the Merger and the other transactions contemplated hereby, including, if necessary, challenging the validity or applicability of any such Law.

8.12 Section 16 Matters. Prior to the Effective Time, the Company and OpCo Buyer shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to such shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.13 Shareholder Litigation. The Company shall give PropCo Buyer and OpCo Buyer reasonable opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against the Company and/or its directors and/or officers relating to the Transactions, including the OpCo Sale and the Merger. The Company shall promptly notify PropCo Buyer and OpCo Buyer of any such litigation and shall keep PropCo Buyer and OpCo Buyer reasonably and promptly informed with respect to the status thereof. Without limiting the foregoing, PropCo Buyer and OpCo Buyer shall be provided with the right to review all material filings or responses to be made by the Company in connection with, any shareholder litigation (and the Company shall give due consideration to PropCo Buyer’s and/or OpCo Buyer’s comments and other advice with respect to such shareholder litigation, including with respect to strategy and any significant decisions related thereto), with the opportunity to consult on the settlement, release, waiver or compromise of any such Proceeding, and no such settlement shall be agreed to without the prior written consent of PropCo Buyer and OpCo Buyer (which such consent shall not be unreasonably withheld, conditioned or delayed).

8.14 Stock Exchange Delisting and Listing.

(a) The Surviving Company shall use its reasonable best efforts to cause the Company’s securities to be de-listed from the Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with PropCo Buyer and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the Nasdaq to enable such delisting and deregistration.

(b) PropCo Buyer shall use its reasonable best efforts to take all action necessary, proper or advisable under applicable Laws and the rules and policies of the applicable stock exchange and the SEC to cause and enable the PropCo Buyer Shares to be issued in the Merger to be approved for listing on the NYSE no later than the Effective Time, subject to official notice of issuance. PropCo Buyer shall also take any other action (other than qualifying to do business or filing a general consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of PropCo Buyer Shares in the Merger, and the Company shall furnish to PropCo Buyer all information concerning the Company as may be reasonably requested in connection with any such actions.

8.15 Transfer Taxes. Except as provided in Section 4.2(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Merger (collectively, “Transfer Taxes”) shall be borne by the Party specified in the Tax Matters and Indemnity Agreement.

8.16 Tax Matters.

(a) The Company and PropCo Buyer agree to use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall treat the merger as a tax-free “reorganization” under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Company shall (i) use its reasonable best efforts to obtain or cause to be provided the opinion of counsel referred to in Section 9.2(e), (ii) use its reasonable best efforts to obtain or cause to be provided the opinion of counsel referred to in Section 9.2(e) but dated as of the effective date of the Registration Statement, to the extent required for the Registration Statement to be declared effective by the SEC, and (iii) deliver to PropCo Buyer Tax Counsel and Company Tax Counsel officer’s certificates, dated as of the Closing Date (and, if required, as of the effective date of the Registration Statement), and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Company Tax Counsel to render an opinion described in Section 9.2(e) on the Closing Date (and, if required, as of the effective date of the Registration Statement) and PropCo Buyer Tax Counsel to render an opinion described in Section 9.3(e) on the Closing Date (and, if required, as of the effective date of the Registration Statement).

(c) PropCo Buyer shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 9.3(e), (ii) use its reasonable best efforts to obtain or cause to be provided the opinion of counsel referred to in Section 9.3(e) but dated as of the effective date of the Registration Statement, to the extent required for the Company SEC Documents to be declared effective by the SEC, and (iii) deliver to PropCo Buyer Tax Counsel and Company Tax Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Registration Statement), and signed by an officer of PropCo Buyer, containing representations of PropCo Buyer as shall be reasonably necessary or appropriate to enable Company Tax Counsel to render an opinion described in Section 9.2(e) on the Closing Date (and, if required, as of the effective date of the Registration Statement) and PropCo Buyer Tax Counsel to render an opinion described in Section 9.3(e) on the Closing Date (and, if required, as of the effective date of the Registration Statement).

(d) PropCo Buyer will use its best efforts to meet the requirements to qualify as a REIT under the Code for the taxable year in which the Effective Time occurs, unless PropCo Buyer’s board of directors has determined that it is no longer in the best interests of PropCo Buyer to attempt to, or continue to, qualify as a REIT, and such decision has been approved by the affirmative vote of PropCo Buyer’s stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

8.17 Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause to be delivered to PropCo Buyer resignations executed by each director of the Company in office as of immediately prior to the Effective Time as a director of the Company, effective as of the Effective Time.

8.18 Dividends. In the event that any distribution or dividend with respect to Shares, including the Distribution, permitted under the terms of this Agreement (including Section 8.1) has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution or dividend (including the Distribution) shall be paid to the holders of such Shares on the Closing Date immediately prior to the Effective Time; provided that if such dividend or distribution is not paid to such holders of Shares prior to the Effective Time, then, provided that sufficient funds to permit payment in full of such dividend or distributions have been deposited with the Exchange Agent prior to the Effective Time, the Company shall cause the Exchange Agent to distribute such dividend or distribution as promptly as practicable thereafter. The Company shall provide timely notice to Nasdaq in compliance with its listing rules, including submission of the appropriate form and simultaneous public disclosure of such dividend or distribution.

8.19 Pre-Closing Restructuring. Prior to the Closing, the Company shall take (or cause one or more of its Affiliates to take) the actions described in Sections 1.1 through 1.4 to consummate the Pre-Closing Restructuring. The Company shall (i) keep PropCo Buyer and OpCo Buyer reasonably informed with respect to the Pre-Closing Restructuring and shall not amend any Pre-Closing Restructuring steps without the prior written consent of PropCo Buyer and OpCo Buyer and (ii) prior to executing any documents to effectuate the Pre-Closing Restructuring, submit such documents to PropCo Buyer and OpCo Buyer as far in advance as is reasonably practicable for their review and approval (such approval not to be unreasonably withheld, conditioned or delayed) and give due consideration to all reasonable additions, deletions or changes suggested by PropCo Buyer and/or OpCo Buyer. PropCo Buyer may propose, and shall consult in good faith with OpCo Buyer with respect to, reasonable amendments or modifications to the Pre-Closing Restructuring steps, and each other Party shall use commercially reasonable efforts to take (or shall cause one or more of its Affiliates to take) the actions required or advisable to effect such amendments or modifications proposed by PropCo Buyer, provided that (a) PropCo Buyer has irrevocably notified each other Party that it stands ready, willing and able to consummate the Merger consistent with the terms of this Agreement, (b) such amendments or modifications would not reasonably be expected to adversely impact in any material respect OpCo Buyer’s obligations under the Tax Matters and Indemnity Agreement or create additional financial or other material obligations or liabilities for OpCo Buyer, the Company or any of its Subsidiaries (provided that if such amendments or modifications would not result in the obligations or liabilities of such Person being more than they otherwise would have been had such amendment or modification not been made, then such amendment or modification shall not be considered materially adverse), and (c) such amendments or modifications would not reasonably be expected to alter the form of consideration payable in connection with the Merger, change the Merger Consideration payable to the shareholders of the Company or change the Tax treatment of the Merger described in Section 1.9.

8.20 Cooperation with OpCo Buyer Debt Financing.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts, at OpCo Buyer’s sole expense to cooperate and cause the Company’s Subsidiaries to cooperate with OpCo Buyer in connection with the arrangement of the Debt Financing as may be customary and reasonably requested in writing by OpCo Buyer (provided that such requested cooperation does not (x) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (y) cause any representation or warranty in this Agreement to be breached or (z) cause any condition in this Agreement to fail to be satisfied), including using commercially reasonable efforts to (and cause its Subsidiaries and its and their respective officers, employees, accountants and other representatives to use commercially reasonable efforts to):

(i) participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, in each case, upon reasonable advance notice;

(ii) furnish, as promptly as practicable and in any event on or prior to the dates required by the Debt Commitment Letter, OpCo Buyer and the Debt Financing Source Related Party with (x) the Required Financial Information and (y) such other financial and other pertinent information regarding the Company as shall exist and not already be available to OpCo Buyer and be reasonably requested by OpCo Buyer for use in connection with any marketing of the Debt Financing (provided that, for the avoidance of doubt, the Company shall not be required to provide, and OpCo Buyer shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, or (C) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing);

(iii) reasonably assist OpCo Buyer and the Debt Financing Source and any Debt Financing Source Related Party in the preparation of (A) customary marketing material to be used in a syndication of the Debt Financing and (B) materials for rating agency presentations (provided that the Company shall have the right to review and comment on materials in the foregoing clauses (A) and (B) prior to the dissemination of such material to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity));

(iv) cooperate with the marketing efforts of OpCo Buyer and the Debt Financing Source and any Debt Financing Source Related Party for any portion of the Debt Financing as reasonably requested by OpCo Buyer;

(v) reasonably assist in the preparation of a customary confidential information memorandum;

(vi) permit the use of all of the Company and its Subsidiaries’ logos in connection with the Debt Financing subject to the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and in a manner usual and customary for debt financings of a type similar to the Debt Financing;

(vii) reasonably assist with OpCo Buyer’s preparation of documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and providing Beneficial Ownership Certificates, in each case, at least 10 Business Days prior to Closing;

(viii) cooperate with OpCo Buyer’s financing sources’ reasonable due diligence investigation and evaluation of the assets and properties of the Company and its Subsidiaries for the purpose of establishing collateral arrangements and otherwise reasonably facilitating the pledging of collateral and execution and delivery of definitive pledge and security documents and other financing documents or other certificates or documents as may be reasonably requested by OpCo Buyer or OpCo Buyer’s financing sources to consummate the Debt Financing;

(ix) provide reasonable assistance in the preparations for the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing);

(x) reasonably assist with the OpCo Buyer’s preparation, execution and delivery of one or more credit agreements, pledge and security documents and other definitive documentation or other certificates or documents (including a customary solvency certificate (in the form of the solvency certificate attached as Annex I to Exhibit C of the Debt Commitment Letter) (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder)), reasonably requested by OpCo Buyer; and

(xi) take all corporate or other organizational actions reasonably requested by OpCo Buyer to permit the consummation of the Financing;

provided, in each case, that (A) neither the Company nor any of its Subsidiaries shall be required to incur or satisfy any liability (including the payment of any fees) in connection with the Debt Financing prior to the Effective Time, (B) the pre-Closing board of directors of the Company and the directors, managers and general partners of the Company’s Subsidiaries in each of their respective capacities as pre-Closing members of the board of directors of the Company, pre-closing manager, or pre-closing general partner, as applicable shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (C) neither the Company nor any of its Subsidiaries shall be required to execute or deliver prior to the Effective Time any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing (other than any customary authorization letters in connection with any syndication materials related to the Debt Financing), (D) except as expressly provided above, neither the Company nor any of its Subsidiaries shall be required to take any corporate or similar actions prior to the Effective Time to permit the consummation of the Debt Financing, (E) no Affiliate of the Company shall have any obligations under this Section 8.20 following the consummation of the transactions contemplated by this Agreement, and (F) none of PropCo Buyer, PropCo Merger Sub nor any of their Subsidiaries or Affiliates shall have any obligations under this Section 8.20 to provide any assistance to OpCo Buyer in connection with the Financing.

(b) Neither the Company nor any of its Subsidiaries shall have any liability to OpCo Buyer in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 8.20. Notwithstanding anything to the contrary herein, (x) the condition set forth in Section 9.3(b) and Section 9.4(b) shall be deemed satisfied as it applies to the Company’s obligations pursuant to this Section 8.20, and (y) OpCo Buyer shall not have the right to terminate this Agreement pursuant to Section 10.1(h) on account of a breach of the Company’s obligations pursuant to this Section 8.20, in each case, unless the Debt Financing (or any Alternative Financing) has not been obtained directly and primarily as a result of the Company’s Willful and Material Breach of its obligations under this Section 8.20.

8.21 OpCo Buyer Financing.

(a) Prior to the Closing, OpCo Buyer shall take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including complying with any request requiring the exercise of any flex provisions in the fee letter), including, but not limited to, as promptly as possible:

(i) satisfying, or causing to be satisfied, on a timely basis all conditions to OpCo Buyer obtaining the Debt Financing set forth therein (including the payment of any fees required as a condition to the Debt Financing) that are within the control of Opco Buyer;

(ii) negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) so that such definitive agreements are in effect no later than the Closing Date;

(iii) if applicable, timely preparing the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Debt Financing;

(iv) maintaining in effect the Debt Commitment Letter and (from and when executed) the other Debt Documents (as defined below) through the consummation of the Closing; and

(v) consummating the Debt Financing or causing the Debt Financing to be consummated at or prior to Closing.

(b) OpCo Buyer shall give the Company and PropCo Buyer prompt written notice (A) of any breach or default by any party to the Debt Commitment Letter or other Debt Document of which OpCo Buyer becomes aware, (B) if and when OpCo Buyer becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter may not be available for the Financing Purposes, and (C) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document or (2) material dispute or material disagreement between or among any parties to the Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents). Without limiting the foregoing, (x) OpCo Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company and PropCo Buyer, take or fail to take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letter, and (y) OpCo Buyer shall keep the Company and PropCo Buyer informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Debt Financing and provide to the Company and PropCo Buyer executed copies of the definitive documents related to the Debt Financing (provided that any fee letters, engagement letters or other agreements that, in accordance with customary practice, are confidential by their terms, and that do not affect the conditionality or amount of the Debt Financing, may be redacted so as not to disclose such terms that are so confidential) and copies of any of the written notices or communications described in the preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account flex terms), OpCo Buyer shall use reasonable best efforts to arrange and obtain alternative financing, including from alternative sources in an amount that is sufficient to replace any unavailable portion of the Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 8.21 shall be applicable to the Alternative Financing, and, for the purposes of Section 8.20 and this Section 8.21, all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing. OpCo Buyer shall (1) comply with the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Debt Commitment Letter, the “Debt Documents”), (2) enforce their rights under the Debt Commitment Letter and the other Debt Documents and (3) not permit, without the prior written consent of the Company and PropCo Buyer, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Debt Commitment Letter (including the Redacted Fee Letter) or other Debt Document if such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (i) reduce (or could have the effect of reducing) the aggregate principal amount of any portion of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) from that contemplated by the financing commitments delivered as of the date hereof other than as contemplated by Section 7.6 hereof so long as the terms thereof are not of the type that would constitute a Prohibited Modification under subclause (ii) or (iii) below, (ii) adversely affect the ability of Opco Buyer to enforce its rights against other parties to the Commitment Letters or the Debt Documents as so amended, replaced, supplemented or otherwise modified or (iii) impose new or additional conditions precedent to the availability of the Debt Financing or otherwise expand, amend or modify any of the conditions precedent to the Debt Financing, or otherwise expand, amend or modify any other provision of the Commitment Letters or Debt Documents, in each case, in a manner that could otherwise reasonably be expected to prevent, impede or delay the consummation of the funding of the Debt Financing (or the satisfaction of the conditions to obtaining any portion of the financing) (the effects described in clauses (i) through (iii), collectively, the “Prohibited Modifications”). OpCo Buyer shall provide notice to the Company and PropCo Buyer promptly upon receiving the Debt Financing. Notwithstanding anything to the contrary in this Agreement, compliance by OpCo Buyer with this Section 8.21 shall not relieve OpCo Buyer of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Debt Financing or Alternative Financing is available.

(c) OpCo Buyer shall indemnify, defend and hold harmless the Company and its Subsidiaries, and their respective pre-Closing directors, officers, employees and representatives, from and against any and all damages incurred, directly or indirectly, in connection with the Debt Financing, any information provided in connection therewith or any cooperation provided by the Company or its Subsidiaries described in

Section 8.20 or otherwise in connection with the Debt Financing. OpCo Buyer shall promptly reimburse the Company and its Subsidiaries for all out-of-pocket costs (including reasonable attorneys’ fees and ratings agencies’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation described in Section 8.20 or otherwise in connection with the Debt Financing and, to the extent OpCo Buyer does not reimburse the Company or its applicable Subsidiary for any such costs or expenses on or prior to the Closing Date, the Company shall be deemed to have a current asset in the amount of such unreimbursed costs and expenses.

8.22 Repayment of Company Credit Facilities.

(a) No less than five Business Days prior to the Closing Date, the Company shall repay an amount under the Revolver Facility as is necessary so that the aggregate amount of borrowings outstanding under the Company Credit Agreement, together with all accrued and unpaid interest, upon such repayment does not exceed the Target Debt Amount; provided that, if, as of immediately prior to the preparation of the payoff letter described in Section 8.22(b) (the “Debt Calculation Time”), the amount outstanding under the Company Credit Agreement, together with all accrued and unpaid interest, is expected to be, at the time of the Closing, less than the Target Debt Amount, then notwithstanding anything to the contrary contained herein, the Company shall prior to the preparation of such payoff letter, incur borrowings under the Company’s Revolver Facility in an amount equal to the difference between the Target Debt Amount and the actual amount outstanding under the Company Credit Agreement, together with all accrued and unpaid interest, as of the Debt Calculation Time.

(b) Prior to the Closing Date, the Company shall deliver to PropCo Buyer an executed payoff letter (and shall use reasonable best efforts to deliver to PropCo Buyer draft of such payoff letter on or before the third (3rd) Business Day prior to the Closing Date), in customary form, from any of the holders (or the agent or trustee on behalf thereof) of indebtedness under the Company Credit Agreement, which shall (i) include the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations (other than indemnity and contingent liabilities) and all fees, costs and expenses under the Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, (ii) provide that upon receipt of the applicable payoff amounts, the applicable agreements evidencing such indebtedness shall be terminated (other than any provisions that by their terms survive the termination thereof), (iii) provide that all Liens on the assets and properties of the Company and its Subsidiaries (including the equity interests thereof) securing any such indebtedness and all guarantees of such indebtedness by the Company and its Subsidiaries shall be, upon the payment of the applicable payoff amounts on the Closing Date, released and terminated and (iv) include a customary commitment by such holders (or such agent or trustee on behalf thereof) to execute and provide documentation and filings reasonably necessary to evidence the release or termination of such Liens (which release and termination shall be at the Company’s expense).

(c) On the Closing Date, (i) PropCo Buyer shall pay, or shall cause to be paid, in accordance with the terms and provisions of the payoff letter described in Section 8.22(b), by wire transfer of immediately available funds, the amount equal to the Target Debt Amount in respect of the Company Credit Agreement pursuant to the Assumption Agreement, and (ii) OpCo Buyer shall pay, or shall cause to be paid, in accordance with the terms and provisions of the payoff letter described in Section 8.22(b) by wire transfer of immediately available funds, the amount equal to the Excess Debt Amount in respect of the Company Credit Agreement.

8.23 Obligations of Parties. Each of the Company and OpCo Buyer shall, and shall cause their respective Subsidiaries and Affiliates, as applicable, to comply with and perform their obligations under this Agreement. PropCo Buyer shall, and shall cause PropCo Merger Sub and its respective Subsidiaries and Affiliates, to comply with and perform its obligations under this Agreement.

8.24 New HoldCo and PropCo Acquired Company Liabilities. From and after the respective formation of New HoldCo and each PropCo Acquired Company, the Company shall not, and shall cause each of its Subsidiaries and its and their respective Affiliates not to, directly or indirectly, cause New HoldCo or any PropCo

Acquired Company to incur any liabilities (contingent or otherwise) other than de minimis liabilities and, in case of any PropCo Acquired Company, those liabilities that arise solely as a result of an Owner SPE’s ownership of its applicable Subject Property, in its capacity as owner thereof (such as real estate taxes) (“Real Property Liabilities”).

8.25 Suspension of Share Repurchase Program. From and after the date hereof and until the earlier of the termination of this Agreement in accordance with Article 10 and the Effective Time, the Company shall suspend in full any share repurchase program then in effect (including the Company’s share repurchase program authorized by the Company Board on November 5, 2024) and shall take all necessary corporate actions to ensure that no shares are repurchased, redeemed, or otherwise acquired under each such share repurchase program.

8.26 Termination of Company Related Party Agreement. Prior to the Closing, at PropCo Buyer’s request, the Company shall terminate, or cause to be terminated, the Company Related Party Agreements designated by PropCo Buyer, and the Company and its Subsidiaries shall have no liability or obligation of any kind following such termination. The Company shall provide PropCo Buyer and OpCo Buyer evidence reasonably satisfactory to PropCo Buyer and OpCo Buyer following the termination of each such agreement.

8.27 OpCo Buyer Payment of Transaction Expenses. Prior to the Closing Date, the Company shall deliver to OpCo Buyer invoices in respect of unpaid Transaction Expenses, and on the Closing Date, OpCo Buyer shall pay or cause to be paid, on behalf of the Company and its Subsidiaries, any such unpaid Transaction Expenses, by wire transfer of immediately available funds to the accounts and in the amounts specified in writing by the Company prior to Closing and in accordance with such invoices.

8.28 Draft E&P Study. No less than ten days prior to the Closing Date, the Company shall provide to PropCo Buyer for its review and comment a draft of the study described in Section 9.3(i).

ARTICLE 9

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

9.1 Conditions to Obligations of Each Party under this Agreement. The respective obligations of each party to consummate the OpCo Sale and the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to consummation of the OpCo Sale or the Effective Time, as applicable, of each of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) Any waivers, consents, clearances, approvals and authorizations under the applicable Gaming and Liquor Laws (including the Gaming and Liquor Approvals) set forth on Schedule 9.1(b) ( “Specified Law”) shall have been obtained and shall remain in full force and effect.

(c) The Pre-Closing Restructuring shall have been completed and all other documents, certificates or other instruments required to effectuate the same shall have been duly executed and delivered.

(d) The consummation of the OpCo Sale or Merger shall not then be restrained, enjoined or prohibited by any Order of any Governmental Entity of competent jurisdiction (which, for the avoidance of doubt, shall be deemed to exclude any Order of a Governmental Entity pursuant to any Competition Law that is not a Specified Law), and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity after the date of this Agreement that, in any case, makes illegal the consummation of the OpCo Sale or Merger.

(e) The issuance of the PropCo Buyer Shares in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuances.

(f) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

9.2 Conditions to Obligations of New HoldCo under this Agreement. The obligation of New HoldCo to effect the OpCo Sale and the Merger is further subject to the fulfillment (or waiver by New HoldCo) at or prior to consummation of the OpCo Sale or the Effective Time, as applicable, of the following conditions:

(a) Each representation and warranty of OpCo Buyer, PropCo Buyer and PropCo Merger Sub, as applicable, contained in this Agreement, without giving effect to any qualifications as to materiality or a Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Material Adverse Effect.

(b) Each of OpCo Buyer, PropCo Buyer and PropCo Merger Sub shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) A Material Adverse Effect with respect to OpCo Buyer, PropCo Buyer or PropCo Merger Sub shall not have occurred since the date of this Agreement and be continuing.

(d) OpCo Buyer, solely as to itself, and PropCo Buyer, solely as to itself, shall have delivered to New HoldCo a certificate, dated as of the Closing Date and signed by an executive officer of OpCo Buyer and PropCo Buyer, as the case may be, certifying to the effect that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

(e) New HoldCo shall have received a written opinion from Company Tax Counsel, in form and substance as set forth in Section 9.2(e) of the Company Disclosure Schedule and with such reasonable changes as are reasonably acceptable to the Company and PropCo Buyer, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, Company Tax Counsel may require and rely upon representations contained in certificates of officers of the Company and PropCo Buyer delivered pursuant to Section 8.16(b)(iii) and Section 8.16(c)(iii).

9.3 Conditions to Obligations of PropCo Buyer and PropCo Merger Sub under this Agreement. The obligations of PropCo Buyer and PropCo Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by PropCo Buyer and PropCo Merger Sub) at or prior to the Effective Time of the following conditions:

(a) Each representation and warranty of the Company and OpCo Buyer, as applicable, (i) contained in Section 5.1 (Corporate Organization), Section 5.2 (Capitalization) (except Section 5.2(a)), Section 5.3 (Authority; Execution and Delivery; Enforceability), Section 5.21 (Opinion of Financial Advisor), Section 5.23 (Broker’s Fees), Section 5.24 (New HoldCo; New OpCo; PropCo; Owner SPEs), Section 7.1 (Corporate Organization), Section 7.2 (Authority; Execution and Delivery; Enforceability) and Section 7.11 (Broker’s Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), (ii) contained in Section 5.2(a) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all but de minimis respects as of such date or time), and (iii) otherwise set forth in Article 5 or Article 7, without giving effect to any qualifications as to materiality or Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Material Adverse Effect.

(b) Each of the Company and OpCo Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Material Adverse Effect with respect to the Company or OpCo Buyer shall not have occurred since the date of this Agreement and be continuing.

(d) Fee title to each Subject Property shall have been conveyed and transferred to, and as of the Closing held by, the applicable Owner SPE, in each case, subject to no Liens other than the Permitted Liens, and the Title Policy shall have been issued to the applicable Owner SPE (or PropCo Buyer’s designee) in the condition required by the definition of the term “Title Policy”.

(e) PropCo Buyer shall have received a written opinion from PropCo Buyer Tax Counsel, in form and substance as set forth in Section 9.3(e) of the PropCo Buyer Disclosure Schedule, and with such reasonable changes as are reasonably acceptable to PropCo Buyer and the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, PropCo Buyer Tax Counsel may require and rely upon representations contained in certificates of officers of the Company and PropCo Buyer delivered pursuant to Section 8.16(b)(iii) and Section 8.16(c)(iv).

(f) Each of New HoldCo, solely as to itself, and OpCo Buyer, solely as to itself, shall have delivered to PropCo Buyer a certificate, dated as of the Closing Date and signed by an executive officer of New HoldCo or OpCo Buyer, as applicable, certifying to the effect that the conditions set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been satisfied.

(g) One or more Covered Events shall not have occurred since the date of this Agreement for which as of the Closing Date (i) in the case of a Casualty, the remaining cost of repair or restoration, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed $174,000,000 in the aggregate, or (ii) in the case of a Condemnation, such Condemnation has resulted or would reasonably be expected to result in the permanent loss of more than $174,000,000 in the aggregate of the fair market value of the Subject Properties.

(h) OpCo Buyer shall have paid in full any Excess Debt Amount in accordance with the provisions of Section 8.22(c)(ii).

(i) The Company shall have delivered to PropCo Buyer an updated study performed by a nationally recognized independent public accounting firm reasonably acceptable to the PropCo Buyer and the Company (in substantially the same form as provided prior to the date of this Agreement), estimating that the Company’s aggregate current and accumulated earnings and profits, after accounting for any reductions resulting from the consummation of the Transactions (through but excluding the Merger at the Effective Time) and after accounting for any permitted dividends, as of a month end as close as practical to the Closing Date does not exceed $460,000,000.

9.4 Conditions to Obligations of OpCo Buyer under this Agreement. The obligations of OpCo Buyer to effect the OpCo Sale are further subject to the fulfillment (or waiver by OpCo Buyer) at or prior to the consummation of the OpCo Sale of the following conditions:

(a) Each representation and warranty of the Company, PropCo Buyer and PropCo Merger Sub, as applicable, (i) contained in Section 5.1 (Corporate Organization), Section 5.2 (Capitalization) (except Section 5.2(a)), Section 5.3 (Authority; Execution and Delivery; Enforceability), Section 5.23 (Broker’s Fees), Section 5.24 (New HoldCo; New OpCo; PropCo; Owner SPEs), Section 6.1 (Corporate Organization), Section 6.3 (Authority; Execution and Delivery; Enforceability) and Section 6.15 (Broker’s Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), (ii) contained in Section 5.2(a) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all but de minimis respects as of such date or time), and (iii) otherwise set forth in Article 6, without giving effect to any qualifications as to materiality or Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Material Adverse Effect.

(b) Each of PropCo Buyer and PropCo Merger Sub shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Material Adverse Effect with respect to the Company or PropCo Buyer or PropCo Merger Sub shall not have occurred since the date of this Agreement and be continuing.

(d) Each of the Company, solely as to itself, and PropCo Buyer, solely as to itself, shall have delivered to OpCo Buyer a certificate, dated as of the Closing Date and signed by an executive officer of PropCo Buyer, certifying to the effect that the conditions set forth in Section 9.4(a), Section 9.4(b) and Section 9.4(c) have been satisfied.

(e) PropCo Buyer shall have paid in full the Target Debt Amount in accordance with the provisions of Section 8.22(c)(i).

9.5 Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the OpCo Sale, the Merger or the other transactions contemplated hereby or terminating this Agreement and abandoning the OpCo Sale and the Merger, on the failure of any conditions set forth in this Article 9 to be satisfied if the primary cause of such failure was the failure of such Party to act in good faith or to perform any of its obligations under this Agreement.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated, and the OpCo Sale, the Merger and the other Transactions may be abandoned at any time prior to the consummation of the OpCo Sale, whether before or (subject to the terms hereof) after receipt of the Company Shareholder Approval:

(a) By mutual written consent of OpCo Buyer, PropCo Buyer and the Company;

(b) By any of the Company, OpCo Buyer or PropCo Buyer, if the Company Shareholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c) By any of the Company, OpCo Buyer or PropCo Buyer, if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the OpCo Sale, the Merger or the other Transactions, and such Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall be available only if the Party seeking to terminate this Agreement shall have complied with its obligations under Section 8.5;

(d) By any of the Company, OpCo Buyer or PropCo Buyer, if the Effective Time shall not have occurred on or before November 5, 2026 (the “Initial Outside Date”); provided that in the event that at the Initial Outside Date, all of the conditions in Article 9 other than Section 9.1(b) or Section 9.1(d) (solely with respect to Orders related to any Specified Law) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been validly waived by the Parties, as applicable, then the Outside Date shall automatically be extended to February 5, 2027 (the “Extended Outside Date”); provided, further, that no Party shall be permitted to terminate this Agreement pursuant to this Section 10.1(d) if there has been any material breach by such Party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Initial Outside Date or the Extended Outside Date, as the case may be;

(e) By either OpCo Buyer or PropCo Buyer, if, at any time prior to the receipt of the Company Shareholder Approval, (i) the Independent Committee shall have effected a Change of Recommendation, (ii) the Company shall have violated any of its obligations under Section 8.3 (other than any immaterial or inadvertent violations thereof that did not result in an Acquisition Proposal), or (iii) the Company shall have entered into an Acquisition Agreement relating to an Acquisition Proposal;

(f) By the Company, at any time prior to the receipt of the Company Shareholder Approval, if the Independent Committee determines to accept a Superior Proposal in accordance with Section 8.3 and the Company substantially concurrently with such termination enters into a binding agreement with respect to such Superior Proposal; provided that the Company shall prior to or concurrently with such termination pay the Company Termination Fee pursuant to Section 10.3;

(g) By PropCo Buyer, at any time prior to the Effective Time, if: (i) there has been a breach by the Company or OpCo Buyer of any of their respective representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Section 9.3(a) or Section 9.3(b) is not reasonably capable of being satisfied while such breach is continuing; (ii) PropCo Buyer shall have delivered to the Company or OpCo Buyer, as applicable, written notice of such breach; and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company or OpCo Buyer, as applicable, and such breach shall not have been cured in all material respects; provided that PropCo Buyer shall not be permitted to terminate this Agreement pursuant to this Section 10.1(g) if there has been any material breach by PropCo Buyer or PropCo Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement, and such breach shall not have been cured in all material respects;

(h) By OpCo Buyer, at any time prior to the Effective Time, if: (i) there has been a breach by the Company or PropCo Buyer or PropCo Merger Sub of any of their respective representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Section 9.4(a) or Section 9.4(b) is not reasonably capable of being satisfied while such breach is continuing; (ii) OpCo Buyer shall have delivered to the Company or PropCo Buyer, as applicable, written notice of such breach; and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company or PropCo Buyer, as applicable, and such breach shall not have been cured in all material respects; provided that OpCo Buyer shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) if there has been any material breach by OpCo Buyer of its representations, warranties, covenants or agreements contained in this Agreement, and such breach shall not have been cured in all material respects;

(i) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by any of OpCo Buyer, PropCo Buyer or PropCo Merger Sub of any of their respective representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Section 9.2(a) or Section 9.2(b), as applicable, is not reasonably capable of being satisfied while such breach is continuing; (ii) the Company shall have delivered to OpCo Buyer or PropCo Buyer, as applicable, written notice of such breach; and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to OpCo Buyer or PropCo Buyer, as applicable, and such breach shall not have been cured in all material respects; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) if there has been any material breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, and such or breach shall not have been cured in all material respects; and

(j) By either the Company or PropCo Buyer, at any time prior to the Effective Time, if (i) all the conditions set forth in Section 9.1 and Section 9.4 have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by Law, waived, (ii) OpCo Buyer shall have failed to consummate the OpCo Sale by the time the Closing was required to occur under Section 1.7, (iii) the Company or PropCo Buyer, as applicable, has irrevocably notified OpCo Buyer in writing that the Company or PropCo Buyer, as applicable, stands ready, willing and able to consummate, and will consummate, the Transactions, (iv) the Company or PropCo Buyer, as applicable, shall have given OpCo Buyer written notice at least five Business Days prior to such termination stating the Company’s or PropCo Buyer’s, as applicable, intention to terminate this Agreement pursuant to this Section 10.1(j) and (v) the OpCo Sale shall not have been consummated by the end of such five Business Day period.

10.2 Effect of Termination. In the event of termination of this Agreement by either the Company, OpCo Buyer or PropCo Buyer as provided in Section 10.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become void and have no further force and effect (other than the first sentence of Section 8.2(b) (Access to Information; Confidentiality), Section 8.7 (Public Announcements), Section 10.2 (Effect of Termination), Section 10.3 (Termination Fees), Section 10.4 (Limitation on Recourse) and Article 11 (General Provisions), each of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of any Party or any of such Party’s officers, directors or Representatives, except with respect to the first sentence of Section 8.2(b) (Access to Information; Confidentiality), Section 8.7 (Public Announcements), Section 10.2 (Effect of Termination), Section 10.3 (Termination Fees), Section 10.4 (Limitation on Recourse) and Article 11 (General Provisions); provided that, subject to Section 10.3, nothing herein shall relieve any Party from liabilities or damages resulting from any fraud in connection with this Agreement or incurred or suffered as a result of a Willful and Material Breach by any Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination of this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.

10.3 Termination Fees.

(a) Company Termination Fee.

(i) The Parties agree that if this Agreement is terminated by either OpCo Buyer or PropCo Buyer pursuant to Section 10.1(e) or the Company pursuant to Section 10.1(f), then the Company shall pay to OpCo Buyer and PropCo Buyer prior to or concurrently with such termination, in the case of a termination by the Company, or within five Business Days thereafter, in the case of a termination by either OpCo Buyer or PropCo Buyer, the Company Termination Fee in accordance with the Acquiror Applicable Share. The “Company Termination Fee” means $37,000,000; provided, that, if this Agreement is terminated prior to the No-Shop Period Start Date by (x) OpCo Buyer or PropCo Buyer pursuant to Section 10.1(e) or (y) the Company pursuant to Section 10.1(f) with respect to a Superior Proposal, then “Company Termination Fee” means $16,400,000.

(ii) The Parties agree that if (A)(x) this Agreement is terminated pursuant to Section 10.1(b), and prior to the Company Meeting, an Acquisition Proposal with respect to the Company has been publicly announced, disclosed or otherwise communicated to the Company, the Company Board or the Independent Committee and such Acquisition Proposal has not been irrevocably withdrawn publicly at least five Business Days prior to the Company Meeting, (y) this Agreement is terminated pursuant to Section 10.1(d), and prior to such termination, an Acquisition Proposal with respect to the Company has been publicly announced, disclosed or otherwise communicated to the Company, the Company Board or the Independent Committee and such Acquisition Proposal was not withdrawn prior to the date this Agreement is validly terminated, or (z) this Agreement is terminated pursuant to Section 10.1(g) or Section 10.1(h) in relation to breach by the Company, and after the date hereof and prior to the breach giving rise to such right of termination, an Acquisition Proposal with respect to the Company has been publicly announced, disclosed, or otherwise communicated or made known to the Company, the Company Board or the Independent Committee and such Acquisition Proposal was not withdrawn prior to the date this Agreement is validly terminated, and (B) within 12 months after the date of such termination, the transaction contemplated by such Acquisition Proposal is consummated or the Company enters into an Acquisition Agreement in respect of an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) that is later consummated, then the Company shall pay to OpCo Buyer and PropCo Buyer the Company Termination Fee in accordance with the Acquiror Applicable Share, no later than five Business Days after the consummation of such transaction. For purposes of this Section 10.3(a)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.3(h)(i), except that the references to “25%” shall be deemed to be references to “50%”.

(b) Reimbursement Amount. The Parties agree that (i) if this Agreement is terminated pursuant to Section 10.1(g) as a result of the Company’s breach, then the Company shall promptly (and in any event within five Business Days thereafter) pay to OpCo Buyer and PropCo Buyer an amount equal to the Reimbursement Amount, (ii) if this Agreement is terminated pursuant to Section 10.1(g) as a result of OpCo Buyer’s breach, then OpCo Buyer shall promptly (and in any event within five Business Days thereafter) pay to PropCo Buyer an amount equal to the Reimbursement Amount; and (iii) if this Agreement is terminated pursuant to Section 10.1(h) as a result of PropCo Buyer’s breach, then PropCo Buyer shall promptly (and in any event within five Business Days thereafter) pay to OpCo Buyer an amount equal to the Reimbursement Amount. Notwithstanding anything to the contrary contained herein, the Reimbursement Amount payable by the Company pursuant to this Section 10.3(b) shall not exceed, with respect to PropCo Buyer, $7,500,000 and, with respect to OpCo Buyer, the greater of (i) $2,500,000 and (ii) the difference between (x) $10,000,000 minus (y) the Reimbursement Amount payable to PropCo Buyer; provided that in respect of any Reimbursement Amount payable by OpCo Buyer or PropCo Buyer pursuant to this Section 10.3(b) or Section 10.1(c), such amount shall not exceed $5,000,000. If, following the payment of the Reimbursement Amount by the Company, the Company Termination Fee becomes payable to PropCo Buyer and/or payable to OpCo Buyer, the amount of the Reimbursement Amount actually paid prior to such time shall reduce, dollar for dollar, the amount of the Company Termination Fee payable by the Company to PropCo Buyer and/or OpCo Buyer.

(c) OpCo Buyer Termination Fee. The Parties agree that if this Agreement is terminated by the Company or PropCo Buyer pursuant to Section 10.1(j) as a result of a Financing Failure, then OpCo Buyer shall promptly (and in any event within five Business Days thereafter) pay to (i) the Company an amount equal to $10,000,000 (the “OpCo Buyer Termination Fee”) and (ii) PropCo Buyer an amount equal to PropCo Buyer’s Reimbursement Amount, which shall in no event exceed $5,000,000. Notwithstanding anything contained herein to the contrary, this Article 10 shall not limit the Company’s or PropCo Buyer’s ability to seek an injunction, specific performance or other equitable remedies requiring OpCo Buyer to consummate the OpCo Sale on the terms and conditions in this Agreement (including to cause OpCo Buyer and its Affiliates to exercise its rights to enforce the obligations of the Debt Commitment Letter and other Debt Documents in order to cause the Debt Financing to be funded in accordance with and subject to the terms and conditions set forth in the Debt Commitment Letter or other Debt Documents) or other remedies entitled to it hereunder.

(d) All payments under this Section 10.3 shall be made by wire transfer of immediately available funds to an account designated in writing by OpCo Buyer, PropCo Buyer and the Company, as applicable. For the avoidance of doubt, in no event shall (x) the Company be required to pay the Company Termination Fee more than once or (y) OpCo Buyer be required to pay the OpCo Buyer Termination Fee more than once.

(e) Each of the Parties acknowledges that the agreements contained in this Section 10.3 are an integral part of the Transactions, and that without these agreements, OpCo Buyer, PropCo Buyer, PropCo Merger Sub and the Company would not enter into this Agreement. Accordingly if the Company or OpCo Buyer fails to pay in a timely manner the Company Termination Fee, Reimbursement Amount or the OpCo Buyer Termination Fee, as applicable, then (i) the Company or OpCo Buyer, as applicable, shall reimburse the applicable Party for all costs and expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related Proceeding and (ii) the Company and OpCo Buyer, as applicable, shall pay to the applicable Party interest on the Company Termination Fee, Reimbursement Amount or the OpCo Buyer Termination Fee, as applicable, from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(f) In circumstances where the Company Termination Fee or Reimbursement Amount is payable in accordance with Section 10.3(a) or Section 10.3(b), OpCo Buyer’s and PropCo Buyer’s receipt of its applicable portion of the Company Termination Fee or Reimbursement Amount (if received) from or on behalf of the Company shall be OpCo Buyer’s and PropCo Buyer’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and any of its former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, Representatives, Affiliates or assignees (each, a “Company Related Party” and collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the OpCo Sale, Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, that nothing in this Section 10.3(f) shall limit the rights or remedies of OpCo Buyer, PropCo Buyer or any of their respective Affiliates under Section 11.14 or in the case of fraud or Willful and Material Breach. In circumstances where the Reimbursement Amount is payable by PropCo Buyer in accordance with Section 10.3(b), OpCo Buyer’s receipt of its Reimbursement Amount from PropCo Buyer shall be OpCo Buyer’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the PropCo Acquiror Parties for all losses and damages suffered as a result of the failure of the OpCo Sale, Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, that nothing in this Section 10.3(f) shall limit the rights or remedies of OpCo Buyer or any of its Affiliates under Section 11.14 or in the case of fraud or Willful and Material Breach.

(g) If this Agreement is validly terminated pursuant to Section 10.1(j) as a result of a Financing Failure, the Company’s receipt of the OpCo Buyer Termination Fee and PropCo Buyer’s receipt of the Reimbursement Amount, in each case pursuant to Section 10.3(b) and any enforcement costs and interest and the amount of any indemnification and expense reimbursement payable to the Company by OpCo Buyer pursuant to Section 8.21(c) or Section 10.3(e) will be the sole and exclusive remedy (whether at law or in equity, whether in contract or in tort or otherwise) that the Company Related Parties or the PropCo Acquiror Parties, as applicable, may recover from the OpCo Buyer, Debt Financing Source, Debt Financing Source Related Parties and their respective former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, managers officers, employees, agents, Representatives, Affiliates or assigns (collectively, the “OpCo Acquiror Parties”), in each case, for any breach, loss suffered as a result of the failure of the transactions contemplated hereby to be consummated for a breach or failure to perform or comply with (in any case, including any Willful and Material Breach) in respect of this Agreement, the Debt Documents, the Limited Guarantee, and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the OpCo Sale or the Merger, and upon payment of the OpCo Buyer Termination Fee and the PropCo Buyer’s Reimbursement Amount (if the OpCo Buyer Termination Fee and/or the PropCo Buyer’s Reimbursement Amount is due and payable) and, in each case, any enforcement costs and interest and the amount of any indemnification and expense reimbursement payable to the Company pursuant to Section 8.21(c) and Section 10.3(e), (x) none of the OpCo Acquiror Parties will have any further liability or obligation to the Company Related Parties and/or the PropCo Acquiror Parties, as applicable relating to or arising out any breach, loss suffered loss suffered as a result of the failure of the transactions contemplated hereby to be consummated for a breach or failure to perform or comply with (in any case, including any Willful and Material Breach) of this Agreement, the Debt Documents, the Limited Guarantee, or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the OpCo Sale or the Merger; and (y) none of the Company Related Parties, the PropCo Acquiror Parties, or any other Person will be entitled to bring or maintain any claim, action or proceeding for monetary damages against any OpCo Acquiror Party arising out of any breach, loss suffered as a result of the failure of the transactions contemplated hereby to be consummated for a breach or failure to perform or comply with (in any case, including any Willful and Material Breach) this Agreement, the Debt Documents, the Limited Guarantee or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the OpCo Sale or the Merger. Notwithstanding anything to the contrary in this Agreement, the Debt Documents, the Limited Guarantee or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, of the OpCo Acquiror Parties collectively under this Agreement, the Debt Documents, the Limited Guarantee or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, will not exceed under any circumstances an amount equal to sum of the OpCo Buyer Termination Fee and PropCo Buyer’s Reimbursement Amount, if any, due and owing to the Company and PropCo Buyer, respectively, pursuant to Section 10.3(c), plus any enforcement costs and interest and the amount of any indemnification and expense reimbursement payable to the Company pursuant to Section 8.21(c) or Section 10.3(e). In no event will any of the Company Related Parties and/or the PropCo Acquiror Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the sum of the OpCo Buyer Termination Fee and PropCo Buyer’s Reimbursement Amount or enforcement costs and interest and the amount of any indemnification and expense reimbursement payable to the Company pursuant to Section 8.21(c) or Section 10.3(e), as applicable against any of the OpCo Acquiror Parties, and in no event will the Company Related Parties and/or the PropCo Acquiror Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages against the OpCo Acquiror Parties for, or with respect to, this Agreement, the Debt Documents, the Limited Guarantee or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the OpCo Sale or the Merger or any claims or actions under applicable law arising out of any breach, termination or failure.

10.4 Limitation on Recourse. Any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. No PropCo Buyer, nor any of their respective former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, Representatives, Affiliates or assignees (each, a “PropCo Acquiror Party” and together with the OpCo Acquiror Party, an “Acquiror Related Party” and collectively, the “Acquiror Related Parties”), nor any OpCo Acquiror Party nor any Company Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, PropCo Buyer or OpCo Buyer of or for any claim, investigation, or Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable

Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise.

10.5 Amendment.

(a) This Agreement may be amended, modified or supplemented by each of the Company, OpCo Buyer, PropCo Buyer and PropCo Merger Sub by action taken by or on behalf of their respective governing bodies (or duly authorized committee thereof) at any time prior to the Effective Time; provided that, after receipt of the Company Shareholder Approval, no amendment may be made which, by applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s shareholders without such approval. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Parties.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent any amendments or waivers to any provision of Section 10.3(g), Section 10.4, this Section 10.5(b), Section 10.6, Section 11.9, Section 11.10, Section 11.12(a), Section 11.12(c) and Section 11.12(d) (or, any other provision of this Agreement solely to the extent an amendment relates to any such Section, the substance of such Section or the definitions of any terms used in such Section) are adverse to the rights of the Debt Financing Source, such provisions shall not be amended without the prior written consent of the Debt Financing Source.

10.6 Waiver. At any time prior to the Effective Time, each Party may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) unless prohibited by applicable Law, waive compliance by the other with any of the agreements or covenants contained herein; provided that (i) after receipt of the Company Shareholder Approval, there may not be any extension or waiver of this Agreement which decreases the Aggregate Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders and (ii) any amendment of this Agreement to the extent such amendment would adversely affect the rights of a Debt Financing Source party to the Debt Commitment Letter, shall also be approved by such Debt Financing Source. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.7 Risk of Loss.

(a) Condemnation and Casualty.

(i) If, prior to the Closing Date, all or any portion of any or all of the Subject Properties is permanently taken or rendered unusable for its current purpose by eminent domain or is the subject of a pending taking which has not been consummated (a “Condemnation”), or any portion of any or all of the Subject Properties is destroyed or damaged by fire or other casualty (a “Casualty”), then, if such Casualty or Condemnation is a Notice Event (as defined below), the Company shall provide written notice thereof to PropCo Buyer within 30 days after the Company first obtains Knowledge thereof, and, within 90 days after the Company first obtains Knowledge thereof, the Company shall deliver to PropCo Buyer a written estimate prepared by an independent architect reasonably selected by the Company of the cost to restore the Subject Properties to the condition immediately prior to such Casualty or Condemnation and the time it will take to complete such restoration (such written estimate, the “Cost and Time Estimate”).

(ii) No notice given pursuant to this Section 10.7(a) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any term or condition contained herein.

(iii) From the date of this Agreement until the Closing Date, the Company shall not have the right to settle any material claims related to a Condemnation or Casualty without PropCo Buyer’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed (except in the case of a Condemnation or Casualty that is a Covered Event, in which case PropCo Buyer may withhold its consent in its sole and absolute discretion). The Company shall cooperate with PropCo Buyer to sign all required proofs of loss, assignments of claims and other similar items with regard to a Condemnation or Casualty.

(iv) Subject to Section 10.7(a)(iii) and this Section 10.7(a)(iv), the Company shall and shall be obligated to cause its Subsidiaries or the PropCo Acquired Companies, as applicable, to promptly commence to restore and repair the damage or destruction resulting from the Casualty in question to the condition, in all material respects, of the Subject Properties immediately prior to such Casualty (the “Prior Condition”), and to diligently pursue such restoration and repair to the Prior Condition, in a good and workmanlike manner and in compliance with applicable Law and Contracts using new materials, the quality of which is not less than that of the affected Subject Properties immediately prior to such Casualty and using duly licensed, reputable and financially solvent third-party architects, engineers and contractors, and pursuant to plans and specifications, in each case, reasonably acceptable to PropCo Buyer (which such acceptance shall not be unreasonably withheld, conditioned or delayed), and PropCo Buyer shall have the right from time to time (but no more than once per month) during the restoration of such Casualty to inspect the improvements to confirm the Company’s compliance with this Section 10.7(a)(iv); provided, however, that the Company shall not have the right, without PropCo Buyer’s prior written consent in its sole discretion, to restore and repair or cause its Subsidiaries or the PropCo Acquired Companies, as applicable, to restore and repair such damage or destruction if the aggregate cost to fully restore and repair the applicable Subject Properties to the Prior Condition is estimated to exceed $580,000,000 as reflected in the Cost and Time Estimate. In all events, prior to the Company beginning or causing its Subsidiaries or the PropCo Acquired Companies, as applicable, to begin any restoration or repair of the Subject Properties, the Company will deliver to PropCo Buyer the Cost and Time Estimate reflecting that such restoration or repair of the applicable Subject Properties will cost $580,000,000 or less. In the event a Subject Property is affected by a Casualty or Condemnation, the Company shall cause the Subsidiary owning such Subject Property and the applicable Owner SPE to retain until the Closing Date all of the insurance proceeds paid with respect to such Casualty or condemnation award (less amounts applied by such Subsidiary and Owner SPE, as applicable, toward such repair or restoration or protective repairs in accordance with the immediately preceding sentence and reasonable collection costs associated therewith), including any rent abatement insurance accruing after the Closing for such Casualty or Condemnation, and assign any claims in respect of any such insurance proceeds or condemnation award and the related insurance policies shall be assigned to PropCo Buyer (or its designee).

(b) Notice Event. For purposes of this Section 10.7, the term “Notice Event” shall mean any (i) Condemnation that would reasonably be expected to result in the permanent loss of more than $5,000,000 in the aggregate of the fair market value of the Subject Properties or (ii) Casualty in which the cost of the repair or restoration of the Subject Properties, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed $5,000,000 in the aggregate.

(c) Covered Event. For purposes of this Section 10.7, the term “Covered Event” shall mean any (i) Condemnation that would reasonably be expected to result in the permanent loss of more than $174,000,000 in the aggregate of the fair market value of the Subject Properties or (ii) Casualty in which the cost of the repair or restoration of the Subject Properties, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed $174,000,000 in the aggregate.

(d) This Section 10.7 is intended as an express provision with respect to Casualty and Condemnation of the Subject Properties which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

ARTICLE 11

GENERAL PROVISIONS

11.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Tax Matters and Indemnity Agreement) shall survive the Effective Time except that this Section 11.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

11.2 Fees and Expenses. Subject to Section 8.15 and Section 10.2, all fees and expenses incurred by the Parties shall be borne solely and entirely by the Party that has incurred the same. Notwithstanding the foregoing, if the Closing occurs, OpCo Buyer shall be solely responsible for and pay (a) all filing fees and other costs incurred by any party in connection with obtaining Governmental Permits required to be obtained by the Company or OpCo Buyer in connection with the Transactions and (b) all premiums, costs, expenses, fees or Taxes payable in connection with the D&O Insurance.

11.3 Notices. Any notices or other communications to any Party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the fifth Business Day after dispatch by registered or certified mail, (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the Party to receive such notice):

If to PropCo Buyer or PropCo Merger Sub, addressed to it at:

535 Madison Avenue, 28th Floor

New York, NY 10022

Attention: Samantha Sacks Gallagher

Email: [***]

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, D.C. 20004

Attention:  David Bonser

Stacey P. McEvoy

Andrew S. Zahn

E-mail:   david.bonser@hoganlovells.com

stacey.mcevoy@hoganlovells.com

andrew.zahn@hoganlovells.com

and:

Herbert Smith Freehills Kramer (US) LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:  Jordan M. Rosenbaum, Esq.

James P. Godman, Esq.

Todd E. Lenson, Esq.

Email:    jordan.rosenbaum@hsfkramer.com

james.godman@hsfkramer.com

todd.lenson@hsfkramer.com

If to OpCo Buyer, addressed to it at:

6595 S. Jones Boulevard

Las Vegas, NV 89118

Attention: Blake L. Sartini

Email: [***]

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

10845 Griffith Peak Dr., Suite 600

Attention:  Michael J. Bonner

Dmitriy Tartakovskiy

Jae Woo Park

Email:    bonnerm@gtlaw.com

tartakovskiyd@gtlaw.com

jae.park@gtlaw.com

If to the Company, addressed to it at:

6595 S. Jones Boulevard

Las Vegas, Nevada

Attention:  President

Email:   [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention:  Steven B. Stokdyk

Brian P. Duff

Email:    steven.stokdyk@lw.com

brian.duff@lw.com

11.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a counterparty that contains confidentiality provisions that are no more favorable to the counterparty than those contained in the Confidentiality Agreement; provided that any such confidentiality agreement need not contain any standstill provision and shall not prohibit compliance by the Company with its obligations under this Agreement.

“Acquiror Applicable Share” means, (i) with respect to OpCo Buyer, twenty-five percent (25%) and (ii) with respect to PropCo Buyer, seventy-five percent (75%).

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person; provided that in no event shall PropCo Buyer or OpCo Buyer be deemed an Affiliate of the other. For purposes of this definition, “controls”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Consideration” means the total aggregate value of the OpCo Purchase Price plus the Merger Consideration.

“Appurtenant Rights” means all appurtenant rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on the Company Real Property or otherwise appertaining to or benefitting the Company Real Property or the improvements situated thereon, including all mineral rights, development rights, air rights, water rights (including the water rights identified on Schedule 11.4(a) annexed hereto) subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the Company Real Property to related easements, land use rights, air rights, view shed rights, density credits, water, sewer, electrical or other utility service, credits or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Company Real Property, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Company Real Property.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Credit Agreement” means that certain First Lien Credit Agreement, dated as of October 20, 2017, by and among, among others, the Company (as borrower), the lenders party thereto and JPMorgan Chase Bank, N.A. (as administrative agent and collateral agent), as amended, restated, supplemented and, otherwise modified from time to time and include all ancillary agreements thereto.

“Company Equity Plans” means the Lakes Entertainment, Inc. 2007 Amended and Restated Stock Option and Compensation Plan and the Golden Entertainment, Inc. 2015 Incentive Award Plan.

“Company Group” means the Company and its Subsidiaries.

“Company Option” means a compensatory option to purchase shares of Company Common Stock issued pursuant to a Company Equity Plan or other written agreement.

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company Group.

“Company PSU Award” means an award of restricted stock units issued under any Company Equity Plan or otherwise granted with respect to shares of Company Common Stock that is subject, in whole or in part, to performance-based vesting conditions.

“Company Restricted Stock” means an award of Stock granted under any Company Equity Plan that is subject, in whole or in part, to performance-based or service-based vesting conditions.

“Company RSU Award” means an award of restricted stock units issued under any Company Equity Plan or otherwise granted with respect to shares of Company Common Stock that is subject to service-based vesting conditions.

“Company Tax Counsel” means Latham & Watkins LLP.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any contract, lease (whether for real or personal property), power of attorney, indenture, note, bond, mortgage, franchise, agreement, license or any other legally binding commitment of any kind with respect to which there are continuing rights, liabilities or obligations (but which shall not include purchase and sales orders).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Debt Financing Source” means the persons (including each agent and each arranger) that have commitment to provide or arrange or otherwise entered into agreements to provide or arrange the Debt Financing or other debt financings in connection with the transactions contemplated hereby, including parties to the Debt Commitment Letter, any joinder agreements and the Debt Documents.

“Debt Financing Source Related Parties” means any Debt Financing Source and any of its respective Affiliates and any officers, directors, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns of such Debt Financing Source or Affiliate.

“Environmental Claims” means any written Proceeding, order, demand or notice by any Governmental Entity alleging actual liability arising out of any Environmental Laws, excluding any claims related to products liability.

“Environmental Laws” means any applicable Laws relating to pollution or the protection of the environment, or the protection of human health and safety (to the extent related to exposure to Hazardous Materials).

“Environmental Permits” means any Permit required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest, whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excess Debt Amount” means the amount equal to Loan Repayment Amount less the Target Debt Amount, provided, that, if such amount is a negative number, the Excess Debt Amount shall be deemed to be zero.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Title Policies” means the ALTA owner’s title insurance policies listed on Exhibit A.

“Financing Failure” means that the proceeds of all or part of the Debt Financing in an amount sufficient for OpCo Buyer to pay the OpCo Purchase Price, any Excess Debt Amount, and any unpaid Transaction Expenses are not available to OpCo Buyer pursuant to the terms of the Debt Commitment Letter on the date on which Closing was required to have occurred pursuant to Section 1.7 (other than as a result of a breach of the Debt Commitment Letter by OpCo Buyer or its Affiliates (other than any immaterial or inadvertent breach thereof), or a breach of this Agreement by OpCo Buyer (other than any immaterial or inadvertent breach hereof)).

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Gaming and Liquor Approvals” means all licenses, permits, approvals, resolutions authorizations, registrations, findings of qualification or suitability, franchises, entitlements, waivers and exemptions issued by any Gaming and Liquor Authority or pursuant to any Gaming and Liquor Law necessary for or relating to the conduct of gaming and/or the purchase, sale, or service of alcohol, and any related activities by any party hereto or any of its Affiliates, including, in the case of the Company, the ownership, operation, management and development of the business of the Company and, in the case of PropCo Buyer or OpCo Buyer, the ownership, operation, management and development of the business of PropCo Buyer or OpCo Buyer and their respective Subsidiaries, and following the Closing, the New OpCo and the Company.

“Gaming and Liquor Authorities” means any administrative, regulatory or governmental agency, Governmental Entity, commission, board, body, authority or instrumentality with regulatory control, licensing authority or jurisdiction over the conduct of lawful gaming or gambling, or the purchase, sale, or service of alcohol, or the ownership of an interest therein, the transfer of an interest therein by any party hereto or any of its Affiliates, including but not limited to the Nevada Gaming Commission, the Nevada Gaming Control Board, the Clark County Liquor and Gaming Board, the City of Las Vegas Business License Department and City Council, and the Nye County Liquor/Licensing Board, including, in the case of the Company, the ownership, operation, management and development of the business of the Company and, in the case of PropCo Buyer or OpCo Buyer, the ownership, operation, management and development of the business of PropCo Buyer or OpCo Buyer.

“Gaming and Liquor Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, minimum internal control standard, permit, consent, registration, finding of qualification or suitability, approval, license, judgment, order, decree, resolution injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities or the purchase, sale, or service of alcohol, and operations of the business of the Company, PropCo Buyer, OpCo Buyer or any of their respective Affiliates.

“Governmental Entity” means any national, federal, state, provincial, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, and any self-regulatory organization or stock exchange (including Nasdaq).

“Hazardous Materials” means any chemical, material, substance or waste regulated as hazardous or toxic, or as pollutants or contaminants, under any Environmental Laws, including friable asbestos, polychlorinated biphenyls, petroleum products or by-products or toxic mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Immediate Family Member” means “immediate family member” as defined in Rule 16a-1 of the Exchange Act.

“Intellectual Property” means: (a) patents and patent applications, provisionals, divisions, continuations, continuations-in-part, reissues and reexaminations, renewals, and extensions thereof, and inventions (whether or not patentable, and whether or not reduced to practice); (b) statutory and common law trademarks, service marks, trade dress, logos, business names, trade names, and other names and source identifiers (whether or not registered), and all goodwill associated therewith; (c) Internet domain names, and all applications and registrations in connection therewith, websites, URLs, social media user names and/or handles; (d) all copyrights (whether or not published), moral rights, mask works, and other original works of authorship, regardless of medium of fixation or means of expression, and all applications and registrations in connection therewith; (e) all trade secrets; and (f) any rights corresponding to the foregoing (a) – (f) in any jurisdiction worldwide.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 11.4(a) of the Company Disclosure Schedule; and (b) when used with respect to PropCo Buyer or PropCo Merger Sub, the actual knowledge of the individuals listed in Section 11.4 of the PropCo Buyer Disclosure Schedule; and (c) when used with respect to OpCo Buyer, the actual knowledge of the officers, directors and managers of OpCo Buyer.

“Law” means any foreign, national, federal, provincial, state, municipal and local laws, statutes, ordinances, rules, or regulations of any Governmental Entity or any Orders.

“Leases” means all of the leases, subleases, licenses, agreements or other rights of use or occupancy of space at the Company Real Property, as amended, modified, extended or renewed, entered into by the Company or its Subsidiaries (with respect to the business of the Company) or any of the Owner SPEs in effect on the date of this Agreement as set forth in Section 5.14(b) of the Company Disclosure Schedule.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“Limited Guarantee” means the Limited Guarantee, the form of which is attached hereto as Exhibit B.

“Loan Repayment Amount” means the aggregate amount outstanding under the Company Credit Agreement as of the Closing Date.

“Material Adverse Effect” means, with respect to any Person and its Subsidiaries or the Transferred Real Estate Assets, any change, event, circumstance, condition, occurrence or development (an “Effect”) that, (i) individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries or the Transferred Real Estate Assets, taken as a whole, or (ii) prevents or materially impairs or delays the ability of such Person and its Subsidiaries to consummate the Transactions or perform any of their material obligations under this Agreement; provided that, for purposes of clause (i), an adverse Effect arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b), (c) and (e) of the below shall be so considered to the extent (and only to the extent) such Effect disproportionately impacts such Person and its Subsidiaries, taken as a whole, relative to other Persons operating in the same industries: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof; (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations); (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis; (d) actions or omissions required of such Person or its Subsidiaries under this Agreement or taken or not taken at the request of, or with the consent of, the other Parties or any of their respective Affiliates; (e) any Effects that affect the industries in which such Person and its Subsidiaries operate generally; (f) the negotiation, announcement, pendency or consummation of this Agreement, the Transactions, the Pre-Closing Restructuring, the OpCo Sale and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parties or any of their respective Affiliates or any communication by the Parties or any of their respective Affiliates regarding plans, proposals or projections with respect to the such Person and its Subsidiaries, its employees (including any impact on the relationship of such Person and its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners); (g) any Proceeding arising from allegations of breach of fiduciary duty or violation of applicable Law relating to this Agreement or the Transactions; (h) changes in the trading price or trading volume of Shares or PropCo Buyer Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company, PropCo Buyer or their respective Affiliates by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company or PropCo Buyer (provided that, subject to the other exceptions set forth herein, the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or (i) any failure by the such Person and its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that any Effect giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred).

“Nasdaq” means The NASDAQ Global Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity, whether temporary, preliminary or permanent.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings, and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens incurred in the ordinary course of business for amounts either not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; provided, that in all cases such Liens are either (x) discharged of record prior to the Closing, or (y) in the case of Liens securing obligations that do not exceed $10,000,000 in the aggregate (the “Affirmative Insurance Cap”), affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to PropCo Buyer, at no cost or expense to PropCo Buyer, and with respect to which the Title Company agrees in writing to provide the same coverage to future purchasers and lenders, (c) with respect to any Company Real Property, (i) any exceptions to title set forth on Schedule B to any Existing Title Policies, (ii) all applicable Laws, ordinances, rules and regulations of any Governmental Entity, as the same now exist or may be hereafter modified, supplemented or promulgated, (iii) such matters as the Title Company shall be willing to omit as exceptions to coverage from each Title Policy (without special premium or indemnity) or, in the case of matters that cannot be cured solely by the payment of a liquidated sum of money, affirmatively insure over in each Title Policy pursuant to affirmative insurance reasonably acceptable to PropCo Buyer, at no cost or expense to PropCo Buyer, and with respect to which the Title Company agrees in writing to provide the same coverage to future purchasers and lenders, (iv) any defects, objections or exceptions in the title to the Company Real Property which will be extinguished upon and at the time of the transfer of the Company Real Property, and (v) rights of tenants or other Persons in possession of any Company Owned Real Property or Company Leased Real Property (or any portion thereof), per the Leases, as tenants only, and with no option to purchase any Company Real Property or any portion thereof or rights of first refusal to purchase any Company Real Property or any portion thereof, (d) Liens on personal property incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue, (e) with respect to personal property, statutory liens of vendors for amounts not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (f) in the case of securities, the restrictions imposed by applicable federal, state and foreign securities Laws, (g) Liens (i) that will be released and, as appropriate, removed of record, at or prior to the Closing, or (ii) approved in writing by OpCo Buyer or PropCo Buyer, and (h) such other Liens with respect to a Subject Property that are not reflected on the Existing Title Policy for such Subject Property and which would not, individually or in the aggregate, have an adverse effect on the use, value or operation of a Subject Property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Information” means information that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Privacy Laws.

“Privacy Laws” means any Laws relating to privacy, data security, data breach notification, or the processing of Personal Information.

“Proceedings” means all actions, suits, claims, causes of action, audits, assessments, hearings, litigation or proceedings or investigation, in each case, whether sounding in contract, tort or otherwise, whether civil or criminal or administrative and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Entity.

“PropCo Acquired Interests” means the equity interests in the Owner SPEs.

“PropCo Buyer Share” means a share of common stock, par value $0.01 per share, of PropCo Buyer.

“PropCo Buyer Share VWAP” means the volume weighted average price of a share of PropCo Buyer Share for a 10 trading day period, starting with the opening of trading on the 11th trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“PropCo Buyer Tax Counsel” means Hogan Lovells US LLP.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s shareholders.

“Reimbursement Amount” means the aggregate amount of all reasonable out-of-pocket fees and expenses (including all reasonable out-of-pocket fees and expenses of financing sources, counsel, accountants, investment banks, advisors and consultants) actually incurred by a Party or its Affiliates in connection with the preparation, negotiation and execution of this Agreement and any ancillary agreement, and the performance and consummation of the transactions contemplated hereby and thereby.

“Related Party” with respect to any specified Person, means, (i) any Affiliate of such specified Person, and any former or current director, officer, general partner or managing member of such Affiliate; (ii) any Person who serves or served as a director, officer, general partner, employee, agent, manager or in a similar capacity of such specified Person; (iii) any Person who is a beneficial owners (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class or series of the equity securities of such Person and whose status as a 5% holder is known to such Person as of the date of this Agreement; (iv) any Immediate Family Member of a Person described in clause (i), (ii) or (iii); or (v) any Person that is controlled by any Person or any Immediate Family Member of a Person described in clause (i), (ii) or (iii).

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, financing sources and other representatives.

“Required Financial Information” means (i) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of the Company and its direct and indirect Subsidiaries for the three most recently completed fiscal years ended at least 75 days prior to the Closing Date and (ii) the unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Company and its direct and indirect Subsidiaries for the most recent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 45 days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided pursuant to clause (i) above.

“Revolver Facility” means each “Revolving Facility” referred to in the Company Credit Agreements and as in effect on the date hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subject Properties” means the fee simple and/or leasehold interest in each Company Owned Real Property legally described on Exhibit C annexed hereto (as indicated on such Exhibit), together with all improvements thereon and all Appurtenant Rights belonging or in any way relating thereto.

“Subsidiary” of PropCo Buyer, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which PropCo Buyer, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Target Debt Amount” means an amount equal to $426,000,000.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all U.S. federal, state, local or non-U.S. income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, property/escheat, gaming, employment, capital, goods and services, environmental, unemployment, social security, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge imposed by a Governmental Entity, whether or not disputed, together with any interest, penalty or addition thereto.

“Tenant Lease” means any Lease pursuant to which the Company or a Subsidiary of the Company is the lessor, sublessor, licensor or other grantor of an occupancy right.

“Third Party” means any Person other than OpCo Buyer, PropCo Buyer, PropCo Merger Sub and their respective Affiliates and Representatives.

“Title Company” means Fidelity National Title Insurance Company; provided, however, that if Fidelity National Title Insurance Company shall be unwilling to issue the Title Policy to the applicable Owner SPE (or PropCo Buyer’s designee) in the condition required by the definition of the term “Title Policy” (or otherwise acceptable to PropCo Buyer in its sole discretion), the Company shall have the right to select a comparable nationally recognized title insurance company reasonably acceptable to PropCo Buyer that is willing to issue such Title Policy in the condition required by the definition of the term “Title Policy”.

“Title Policy” means (x) with respect to PropCo Buyer’s interest in each Subject Property, an ALTA owner’s title insurance policy issued by the Title Company, in the amount of the portion of the Merger Consideration that is allocated by PropCo Buyer to the applicable Owner SPE’s interest in such Subject Property, reflecting each Owner SPE’s (or its designee’s) fee simple and/or leasehold title to the applicable Subject Property, as applicable, in each case, subject to no Liens other than the Permitted Liens, with such endorsements as PropCo Buyer shall reasonably require together with such co-insurance or re-insurance as PropCo Buyer shall reasonably require, and otherwise in the condition required by this Agreement and (y) with respect to OpCo Buyer’s interest in each Subject Property, an ALTA owner’s title insurance policy issued by the Title Company, in such amount as OpCo Buyer shall reasonably require, reflecting its leasehold title to the applicable Subject Property, in each case, subject to no Liens other than the Permitted Liens, with such endorsements as OpCo Buyer shall reasonably require together with such co-insurance or re-insurance as OpCo Buyer shall reasonably require, and otherwise in the condition required by this Agreement.

“Transaction Expenses” means all fees and expenses incurred by the Company prior to the F Reorganization Effective Time or the F Reorganization Surviving Company following the F Reorganization Effective Time or any Subsidiary thereof at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and any ancillary agreement, and the performance and consummation of the transactions contemplated hereby and thereby.

“Transferred Real Estate Assets” means, collectively, (i) the Subject Properties, (ii) the Tenant Leases and (iii) each other asset of the Company or its Subsidiaries to be transferred to an Owner SPE in connection with the Pre-Closing Restructuring pursuant to Schedule 1.2 attached hereto, in the case of clause (iii), to the extent such items are related to the ownership (but not operation) of the Subject Properties.

“Treasury Regulations” means regulations promulgated under the Code by the U.S. Department of the Treasury.

“Voting Agreement” means the Voting Agreement, the form of which is attached hereto as Exhibit D.

“Willful and Material Breach” means an intentional and willful act, or an intentional and willful failure to act, in each case that is the consequence of an act or omission by a Person with the actual Knowledge that the taking of such act or failure to take such act would or would reasonably be expected to constitute a material breach of this Agreement (it being understood that the failure of OpCo Buyer, PropCo Buyer or PropCo Merger Sub to consummate the Transactions contemplated herein when required under the terms of this Agreement will constitute a “Willful and Material Breach”).

11.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquiror Related Party”	Section 10.4
“Acquisition Agreement”	Section 8.3(b)
“Acquisition Proposal”	Section 8.3(h)(i)
“Acquisition Transaction”	Section 8.3(h)(i)
“Adjusted Capital Expenditure Budget”	Section 8.1(m)
“Affirmative Insurance Cap”	Section 11.4
“Agreement”	Preamble
“Alternative Financing”	Section 8.21(b)
“Assumption Agreement”	Section 1.3(c)
“Articles of Merger”	Section 1.8(c)
“Book-Entry Shares”	Section 4.2(b)(ii)
“Capital Expenditure Budget”	Section 8.1(m)
“Certificate”	Section 3.2(a)
“Certificate of Merger”	Section 1.8(c)
“Change of Recommendation”	Section 8.3(a)
“Closing”	Section 1.7
“Closing Date”	Section 1.7
“Company”	Preamble
“Company Benefit Plan”	Section 5.11(a)
“Company Board”	Recitals
“Company Bylaws”	Section 5.1
“Company Charter”	Section 5.1
“Company Common Stock”	Section 3.1(a)
“Company Disclosure Schedule”	Article 5
“Company Leased Real Property”	Section 5.14(b)
“Company Leases”	Section 5.14(b)
“Company Licensed Parties”	Section 5.9(c)
“Company Licensing Affiliates”	Section 5.9(c)
“Company Material Contracts”	Section 5.16(a)
“Company Meeting”	Section 8.4(h)
“Company Owned Real Property”	Section 5.14(a)
“Company Preferred Stock”	Section 5.2(a)

“Company Real Property”	Section 5.14(b)
“Company Registered Intellectual Property”	Section 5.17(a)
“Company Related Party”	Section 10.3(f)
“Company Related Party Agreement”	Section 5.20
“Company SEC Documents”	Section 5.5(a)
“Company SEC Financial Statements”	Section 5.5(c)
“Company Shareholder Approval”	Section 5.3(c)
“Company Termination Fee”	Section 10.3(a)(i)
“Confidentiality Agreement”	Section 8.2(b)
“Continuing Employee”	Section 8.8(a)
“D&O Insurance”	Section 8.9(c)
“Debt Calculation Time”	Section 8.22(a)
“Debt Commitment Letter”	Section 7.6
“Debt Documents”	Section 8.21(b)
“Debt Financing”	Section 7.6
“Designated Courts”	Section 11.12(b)
“DGCL”	Recitals
“Distribution”	Section 1.5(b)
“DLLCA”	Recitals
“Effect”	Section 11.4
“Effective Time”	Section 1.8(c)
“Employment Laws”	Section 5.12(b)
“Exchange Agent”	Section 4.2(a)
“Exchange Ratio”	Section 4.1(a)
“Extended Outside Date”	Section 10.1(d)
“F Reorganization Articles of Merger”	Section 1.8(b)
“F Reorganization Effective Time”	Section 1.8(b)
“F Reorganization Surviving Company”	Section 1.3(b)
“Financing”	Section 7.6
“Financing Purposes”	Section 7.6
“Governmental Permits”	Section 8.5(a)
“Holdings Certificate of Merger”	Section 1.8(a)
“Holdings Merger”	Recitals
“Holdings Merger Effective Time”	Section 1.8(a)

“Holdings Merger Surviving Company”	Section 1.1(a)
“Improvements”	Section 5.14(j)
“Indemnitee”	Section 8.9(a)
“Independent Committee”	Recitals
“Independent Committee Approval”	Recitals
“Initial Outside Date”	Section 10.1(d)
“Inquiry”	Section 8.3(h)(ii)
“IOC Exceptions”	Section 8.1
“IT Systems”	Section 5.17(e)
“Labor Contract”	Section 5.12(a)
“Lender”	Section 7.6
“Master Lease”	Recitals
“MBCA”	Recitals
“Merger”	Recitals
“Merger Consideration”	Section 4.1(a)
“MLLCA”	Recitals
“Multiemployer Plan”	Section 5.11(a)
“New HoldCo”	Recitals
“New HoldCo Common Stock”	Section 3.1(a)
“New OpCo”	Recitals
“Notice Period”	Section 8.3(e)(i)
“OpCo Buyer”	Preamble
“OpCo Buyer Disclosure Schedule”	Article 7
“OpCo Buyer Licensed Parties”	Section 7.5(c)
“OpCo Buyer Licensing Affiliates”	Section 7.5(c)
“OpCo Buyer Subsidiary”	Section 7.3(a)
“OpCo Purchase Price”	Section 1.5(a)
“OpCo Sale”	Recitals
“OpCo Subject Interests”	Recitals
“Other Required Company Filing”	Section 8.4(d)
“Other Required OpCo Buyer Filing”	Section 8.4(d)
“Other Required PropCo Buyer Filing”	Section 8.4(d)
“Owner SPEs”	Recitals
“Party”	Preamble

“Payor”	Section 4.3
“Permits”	Section 5.10
“Pre-Closing Restructuring”	Recitals
“PropCo”	Recitals
“PropCo Acquired Companies”	Recitals
“PropCo Buyer”	Preamble
“PropCo Buyer Disclosure Schedule”	Article 6
“PropCo Buyer Preferred Stock”	Section 6.2(a)
“PropCo Buyer SEC Documents”	Section 6.5(a)
“PropCo Buyer SEC Financial Statements”	Section 6.5(c)
“PropCo Distribution”	Recitals
“PropCo Merger Sub”	Preamble
“Property Transfers”	Section 1.2
“Proposed Changed Terms”	Section 8.3(e)(iii)
“Real Property Liabilities”	Section 8.24
“Registration Statement”	Section 8.4(b)
“Royal Corp”	Recitals
“Royal Holdings”	Recitals
“Sarbanes-Oxley Act”	Section 5.5(a)
“Series A Convertible Preferred Stock”	Section 5.2(a)
“Schedule 13E-3”	Section 8.4(d)
“SEC Filings”	Section 8.4(e)
“Service Provider”	Section 5.11(a)
“Shares”	Recitals
“Specified Law”	Section 9.1(b)
“Superior Proposal”	Section 8.3(h)(iv)
“Surviving Company”	Section 1.6(a)
“Transactions”	Section 1.6(a)
“Transfer Taxes”	Section 8.15

11.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

11.8 Entire Agreement. This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement and the Tax Matters and Indemnity Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

11.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that OpCo Buyer may collaterally assign this Agreement to the Debt Financing Source or any Debt Financing Source Related Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.10 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 8.9 (with respect to which the Indemnitees shall be third-party beneficiaries), (b) as set forth in or contemplated by the terms and provisions of Section 10.3(f) and Section 10.4 (with respect to Company Related Parties), (c) from and after the Effective Time, the rights of holders of Shares, Company Options, Company PSU Awards and Company RSU Awards to receive the consideration set forth in this Agreement and (d) the Debt Financing Source and Debt Financing Source Related Parties shall be intended third-party beneficiaries of, and may enforce, Section 10.3(g), Section 10.4, Section 10.5, Section 10.6, Section 11.9, this Section 11.10, and Section 11.12.

11.11 Mutual Drafting; Interpretation. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and any Law referred to herein shall be deemed to also refer to all rules and regulations promulgated thereunder. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to a Person are also to its successors and permitted assigns. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business

Day. The words “made available to PropCo Buyer” and words of similar import refer to documents (a) posted to the data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (b) delivered in person or electronically to PropCo Buyer, PropCo Merger Sub or any of their respective Representatives or (c) that are publicly available on EDGAR, in each case, at least one Business Day prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires the PropCo Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of PropCo Buyer to cause the PropCo Merger Sub to take such action.

11.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Except as expressly set forth in Section 11.14 hereof, this Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Minnesota, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota; provided, however, that any claim or cause of action brought against any Debt Financing Source or any Debt Financing Source Related Party in accordance with Section 11.12(c), the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts the State of Minnesota located in Minneapolis, Minnesota, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Minnesota, and any appellate court from any thereof (collectively, the “Designated Courts”), in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Minnesota State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Minnesota State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Minnesota State or Federal court. Each of the Parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each Party agrees that it will not bring any claim or cause of action, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source or any Debt Financing Source Related Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 11.12(a) and Section 11.12(b) mutatis mutandis but with respect to the courts specified in this Section 11.12(c).

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE DEBT COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE

DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY SUIT, ACTION OR PROCEEDING AGAINST ANY DEBT FINANCING SOURCE OR ANY DEBT FINANCING SOURCE RELATED PERSON). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12(d).

11.13 Counterparts. This Agreement may be signed in any number of counterparts, including electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.14 Specific Performance. The Parties agree that if any of the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the Parties shall, subject to the terms of this Agreement, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or PropCo Buyer’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other Party in the case of fraud or a Willful and Material Breach. Notwithstanding anything herein to the contrary, (a) to the extent necessary to enforce obligations hereunder related to the transfer of real property as determined by the Designated Courts, PropCo Buyer and/or the Company (subject to the provisions of this Section 11.14), as applicable, may pursue an action or proceeding in the state courts of the State of Nevada and the federal courts of the United States of America, in each case, located in Clark County, Nevada, (b) no Party shall be entitled to an injunction or specific performance of the obligations to consummate the OpCo Sale pursuant to this Agreement in the event of a Financing Failure, and (c) under no circumstances shall OpCo Buyer be obligated to both specifically perform the terms of this Agreement and pay the OpCo Buyer Termination Fee and/or the PropCo Buyer’s Reimbursement Amount.

11.15 Several Liability. Notwithstanding anything contained in this Agreement, any and all agreements, covenants, warranties, representations and obligations of OpCo Buyer, PropCo Buyer and PropCo Merger Sub under this Agreement shall be deemed to be the agreements, covenants, warranties, representations and obligations, as applicable, of (a) OpCo Buyer, on the one hand, and (b) PropCo Buyer and PropCo Merger Sub, on the other hand, which agreements, covenants, warranties, representations and obligations (and, in each case, any liability relating thereto) shall be several, and not joint.

[Signature page follows]

IN WITNESS WHEREOF, OpCo Buyer, PropCo Buyer, PropCo Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

OpCo Buyer: ARGENTO, LLC

By: Argento Intermediate II, LLC, its managing member

By: Argento Intermediate I, LLC, its managing member

By: Argento Holdco, LLC, its managing manager

By: /s/ Blake L. Sartini

Name: Blake L. Sartini
Title: Manager

PropCo Buyer: VICI PROPERTIES INC.

By: /s/ Samantha Gallagher

Name: Samantha Gallagher
Title: Secretary

PropCo Merger Sub:

VICI ROYAL MERGER SUB LLC

By: /s/ Samantha Gallagher

Name: Samantha Gallagher
Title: Secretary

The Company:

GOLDEN ENTERTAINMENT, INC.

By: /s/ Charles Protell

Name: Charles Protell
Title: President and Chief Financial Officer

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of November 6, 2025, is by and among Golden Entertainment, Inc., a Minnesota corporation (the “Company”) and the stockholders of the Company listed on Schedule 1 and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of the Company and the Stockholders are sometimes referred to individually, as a “Party” and collectively, as the “Parties”.

RECITALS

A. Prior to the execution and delivery of this Agreement, VICI Properties Inc., a Maryland corporation (“PropCo Buyer”), the Company, Argento, LLC, a Nevada limited liability company (“OpCo Buyer”), and VICI ROYAL MERGER SUB LLC, Delaware limited liability company, a Delaware limited liability company and a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”), entered into a Master Transaction Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “MTA”) that, among other things and subject to the terms and conditions set forth therein, provides for, on the Closing Date, (i) the merger of the Company with and into New OpCo, with New OpCo continuing as the surviving entity in the F Reorganization Merger, and the equity holders of the Company receiving equity, on a one-for-one basis, in New HoldCo, and New HoldCo owning 100% of the membership interest of New OpCo, (ii) the acquisition by OpCo Buyer of 100% of the equity interests of New OpCo, (iii) the merger of New HoldCo with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity and a subsidiary of PropCo Buyer and (iv) immediately following the Effective Time, OpCo Buyer or an Affiliate of OpCo Buyer, on the one hand, and PropCo Buyer or an Affiliate of PropCo Buyer, on the other hand, entering into the Master Lease for the Subject Properties;

B. As of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth next to such Stockholder’s name on Schedule 1 hereto, such shares being all of the shares of Common Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in the Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction, including the F Reorganization, or otherwise obtains the power to directly or indirectly exercise control or direction of), such Stockholder’s “Covered Shares”); and

C. In connection with the execution by the Company, PropCo Buyer and PropCo Merger Sub of the MTA, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the MTA. When used and capitalized in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1. “Expiration Time” shall mean the earlier to occur of (a) the Effective Time, and (b) such time as the MTA is terminated in accordance with the terms of the MTA.

1.2. “Transfer” shall mean: (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise) or entry into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than pursuant to this Agreement, the MTA or the Transactions); (b) the deposit of such Covered Shares into a voting trust or similar arrangement, the entry into a voting agreement or arrangement (other than pursuant to this Agreement, the MTA or the Transactions) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than pursuant to this Agreement, the MTA or the Transactions) with respect to such Covered Shares; or (c) any contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above (in each case other than pursuant to this Agreement, the MTA or the Transactions).

2. Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements.

2.1. No Transfer of Covered Shares. Subject to the terms of this Agreement, until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares of such Stockholder, other than with the prior written consent of the Company and PropCo Buyer. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever. If any Transfer of any of such Stockholder’s Covered Shares shall occur (a) involuntarily (including a sale by such Stockholder’s trustee in any bankruptcy, a foreclosure of any pledged collateral or a sale to a purchaser at any creditor’s or court sale, or any Transfer by divorce decree of a court of competent jurisdiction or by will, trust, intestacy or other similar applicable Law upon such Stockholder’s death) or (b) voluntarily (i) to any other Stockholder or any Affiliate of such Stockholder, including any member of such Stockholder’s immediate family, (ii) if such Stockholder is not an individual, to one or more persons who is an equityholder, trustee, beneficiary, partner or member of such Stockholder, (iii) if such Stockholder is an individual, to a trust under which distributions may be made only to such Stockholder or any member of such Stockholder’s immediate family, the prior written consent of the Company and PropCo Buyer shall not be required so long as the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee), subject to applicable Law, takes and holds such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time. Notwithstanding the foregoing, this Section 2.1 shall not prohibit a Transfer of the Shares by such Stockholder to: (x) to the extent required by any Order; or (y) in connection with the settlement, exercise, termination or vesting of any Options, PSU Awards and RSU Awards held by a Stockholder in order to (I) pay, as applicable, the exercise price of such Options, PSU Awards and RSU Awards (including on a “net settlement” basis) or (II) satisfy Taxes or Tax withhold obligations applicable thereto.

2.2. No Inconsistent Arrangements. Subject to the terms of this Agreement, until the Expiration Time, each Stockholder agrees not to take any action in its capacity as the record holder or beneficial owner of Covered Shares, that would directly or indirectly have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Transactions contemplated by the MTA or the performance by the Company of its obligations under the MTA.

3. Agreement to Vote the Covered Shares.

3.1. Voting Agreement. Subject to the terms of this Agreement, until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (to the extent not voted under the Irrevocable Proxy (as defined below)) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares): (a) in favor of any proposal to approve the MTA and the Transactions (or any similar proposal required to be approved in order for the Transactions to be consummated); and (b) against any Acquisition Proposal, or any agreement, transaction or other matter that would reasonably be expected to impede, interfere with or materially and adversely affect the consummation of the Merger and/or the other transactions contemplated by the MTA. Notwithstanding anything to the contrary contained herein, (x) nothing in this Agreement shall require any Stockholder to vote in any manner with respect to any amendment to the MTA or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the MTA, in any such case, in a manner that (i) diminishes the Merger Consideration per Share to be received by the stockholders of the Company, or (ii) changes the form in which the Merger Consideration per Share is payable to the stockholders of the Company, and (y) each Stockholder shall remain free to vote (or execute proxies with respect to) such Stockholder’s Covered Shares with respect to any matter not covered by this Section 3.1 in any manner that such Stockholder deems appropriate.

3.2. Quorum. Until the Expiration Time, at every meeting of the Company’s stockholders called for the matters set forth in Section 3.1 (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares of such Stockholder to be counted as present for purposes of establishing a quorum.

3.3. Return of Proxy. Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), promptly following receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with the Company to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

3.4. Irrevocable Grant of Proxy. Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to the Company an irrevocable proxy in the form attached hereto as Exhibit A (the “Irrevocable Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law until the Expiration Time, with respect to all of such Stockholder’s Covered Shares, and the Company agrees to vote the Covered Shares in the manner described in Section 3.1 hereof.

4. Waiver of Certain Actions. Each Stockholder irrevocably and unconditionally waives, and hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against PropCo Buyer, PropCo Merger Sub, the Company, or any of their respective Affiliates, successors, directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the MTA (including any claim seeking to enjoin or delay the closing of the Merger) or (b) alleging a breach of any duty of the Company’s Board of Directors in connection with the MTA, this Agreement or the Transactions. Each Stockholder hereby releases the PropCo Buyer, PropCo Merger Sub, the Company and their affiliates from any and all claims arising out of or relating to the transaction contemplated by this Agreement and the MTA.

5. Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions or omissions, including in exercising rights under the MTA, taken by such Stockholder in any other capacity, including in exercising such Stockholder’s fiduciary duties in its capacity as a director or officer of the Company or complying with such Stockholder’s duties or other legal obligations while acting in such capacity as a director or officer of the Company, or as a director, officer or equityholder of OpCo Buyer, and no such action or omission shall be deemed a breach of this Agreement.

6. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to the Company that:

6.1. Due Authority. Such Stockholder has the necessary power and capacity to make, enter into and carry out the terms of this Agreement and the Irrevocable Proxy. If such Stockholder is not a natural person, (a) such Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and (b) the execution and delivery of this Agreement and the Irrevocable Proxy, the performance of such Stockholder’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the Irrevocable Proxy or the transactions contemplated by this Agreement and the Irrevocable Proxy. Each of this Agreement and the Irrevocable Proxy has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company, each constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any action therefor may be brought.

6.2. Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the beneficial and/or record owner of the Covered Shares set forth next to such Stockholder’s name on Schedule 1, free and clear of any and all Liens other than those (i) created by this Agreement, (ii) arising under applicable securities or community property Laws, (iii) pledges securing brokerage or margin accounts, or (iv) as would not reasonably be expected to prevent or materially delay the performance of any of such Stockholder’s obligations hereunder, and, (b) except as disclosed on Schedule 1, such Stockholder has sole voting and dispositive power over all of the Covered Shares beneficially owned by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares, other than this Agreement and as set forth on Schedule 1. As of the date hereof, other than as set forth on Schedule 1, such Stockholder does not own, beneficially or of record, any Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Stock or other voting shares of the Company) other than such Stockholder’s Owned Shares.

6.3. No Conflict; Consents.

a. The execution and delivery of this Agreement and the Irrevocable Proxy by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the Irrevocable Proxy and the compliance by such Stockholder with any provisions hereof and thereof does not and will not: (i) conflict with or violate in any material respect any Laws applicable to such Stockholder; or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by such Stockholder pursuant to any contract or obligation to which such Stockholder is a party or by which such Stockholder’s Covered Shares are subject or bound.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the Irrevocable Proxy or the consummation by such Stockholder of the transactions contemplated hereby or thereby except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations or filings, would not, individually or in the aggregate, reasonably be expected to impede, interfere with or materially and adversely affect the timely consummation of the Merger and/or the other transactions contemplated by the MTA.

7. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder that:

7.1. Due Authority. The Company has the necessary power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the Laws of the State of Minnesota and the execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action therefor may be brought.

7.2. No Conflict; Consents.

a. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the compliance by the Company with any provisions hereof does not and will not, conflict with or violate any Laws applicable to the Company.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.

8. Miscellaneous.

8.1. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock,” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. For the avoidance of doubt, following the F Reorganization, “Owned Shares” shall include any shares of New HoldCo Common Stock and references to the Company shall also include New HoldCo.

8.2. Amendments and Modifications. Subject to Law, this Agreement may be amended, modified and supplemented, by written agreement of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.3. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees, costs or expenses.

8.4. Notices. Any notices or other communications to any Party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the fifth Business Day after dispatch by registered or certified mail, (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the Party to receive such notice):

a. if to a Stockholder, to the address for notice set forth on Schedule 1 hereto, with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

10845 Griffith Peak Dr., Suite 600

Attn:  Michael J. Bonner

Dmitriy A. Tartakovskiy

Jae Woo Park

Email: bonnerm@gtlaw.com

tartakovskiyd@gtlaw.com

jae.park@gtlaw.com

b. if to the Company, addressed to it at:

Golden Entertainment, Inc.

6595 S. Jones Boulevard Las Vegas, Nevada

Attn:  President

Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attn:  Steven B. Stokdyk

Brian P. Duff

Email: steven.stokdyk@lw.com

brian.duff@lw.com

c. if to PropCo Buyer, addressed to it at:

535 Madison Avenue, 28th Floor

New York, NY 10022

Attn:  Samantha Sacks Gallagher

Email: [***]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 13th St NW

Washington, DC 20004

Attn:  David Bonser

Stacey P. McEvoy

Andrew S. Zahn

Email: david.bonser@hoganlovells.com

stacey.mcevoy@hoganlovells.com

andrew.zahn@hoganlovells.com

Any Party may by notice delivered in accordance with this Section 8.4 to the other Parties designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this Section 8.4 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.4. Nothing in this Section 8.4 will be deemed to constitute consent to the manner or address for service of process in connection with any legal Action, including litigation arising out of or in connection with this Agreement.

8.5. Governing Law. This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Minnesota, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

8.6. Consent to Jurisdiction. Each of the Company and each Stockholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts the State of Minnesota located in Minneapolis, Minnesota, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Minnesota, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Minnesota State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Minnesota State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Minnesota State or Federal court. Each of the Parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.7. Service of Process. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.6 in any such action or Action by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.4. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

8.8. Waiver of Jury Trial. THE COMPANY AND EACH STOCKHOLDER BOTH HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, ACTION OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.8.

8.9. No Waiver; Remedies Cumulative. No failure or delay by any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.10. Documentation and Information.

a. Prior to any public announcement regarding this Agreement or the transactions contemplated hereby, each Stockholder shall allow the Company and PropCo Buyer reasonable time to comment on such release or announcement in advance of such issuance, and such Stockholder will consider in good faith the comments of the Company and PropCo Buyer, as applicable, with respect to such disclosure and otherwise cooperate with the Company and PropCo Buyer in obtaining confidential treatment with respect to such disclosure if requested by the Company or PropCo Buyer. The Company and PropCo Buyer each acknowledge that each Stockholder will file a form of this Agreement with the SEC or any other Governmental Entity or securities exchange. Notwithstanding the foregoing, the restrictions set forth in this Section 8.10 shall not apply to any public announcement in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated hereby.

b. Each Stockholder consents to and authorizes the publication and disclosure by the Company or PropCo Buyer of such Stockholder’s identity and holding of such Stockholder’s Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement, the Proxy Statement and any other disclosure document required in connection with the MTA, the Merger and/or the other transactions contemplated by the MTA, in each case, in accordance with the terms of the MTA, and each Stockholder acknowledges that each of the Company and PropCo Buyer may, in its sole discretion, file a form of this Agreement with the SEC or any other Governmental Entity or securities exchange. Each Stockholder agrees to promptly give the Company and PropCo Buyer any information it may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify the Company and PropCo Buyer of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

8.11. Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Irrevocable Proxy.

8.12. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent, and the Company agrees to notify its transfer agent, that there is a stop transfer order with respect to all of such Stockholder’s Covered Shares (and that this Agreement places limits on the voting and transfer of such Stockholder’s Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

8.13. Specific Performance. The Parties acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each Party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement. Notwithstanding the Parties’ rights to specific performance pursuant to this

Section 8.13, each Stockholder will have the right to pursue any other remedy available to it at law or in equity, including monetary damages. It is explicitly agreed that PropCo Buyer shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing each Stockholder’s obligations hereunder.

8.14. Entire Agreement. This Agreement, including the Schedules and Exhibit hereto, and the Irrevocable Proxy, constitutes the entire agreement among the Parties, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the MTA.

8.15. Interpretation. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting, (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (d) descriptive headings are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to a “Section,” or “Schedule” refer to a Section of, or a Schedule to, this Agreement, (h) references to a federal, state, local or foreign statute or Law shall mean such Law as from time to time amended, modified or supplemented, and include any rules, regulations and delegated legislation issued thereunder, and (i) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. No summary of this Agreement prepared by any Party will affect the meaning or interpretation of this Agreement. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, falls on a day other than a Business Day, the time period for performance thereof will automatically be extended to the next day that is a Business Day.

8.16. Assignment; Third Party Beneficiaries. Subject to Section 2.1, this Agreement will not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. PropCo Buyer is a third-party beneficiary of and entitled to enforce the applicable provisions of this Agreement. Except as otherwise provided herein with respect to PropCo Buyer, nothing in this Agreement, express or implied, will confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

8.17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

8.18. Non-Survival. Subject to Section 8.19, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Expiration Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Expiration Time.

8.19. Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.15, 8.18 and this Section 8.19 shall survive any such termination. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, neither this Section 8.19 nor Section 8.18 shall relieve any Party from liability resulting from any willful and material breach by such Party of this Agreement or fraud prior to termination of this Agreement. The Irrevocable Proxy shall automatically terminate and shall have no further force or effect as of the Expiration Time.

8.20. Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.21. No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the MTA is executed and delivered by all parties thereto and (b) this Agreement is executed and delivered by all Parties hereto.

8.22. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or PropCo Buyer or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and no other Person shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of such Stockholder’s Covered Shares, except as otherwise expressly provided herein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

GOLDEN ENTERTAINMENT, INC.

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: President and Chief Financial Officer

[Signature page to Voting Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

STOCKHOLDERS

/s/ Blake L. Sartini
Blake L. Sartini

/s/ Delise F. Sartini
Delise F. Sartini

The Blake L. Sartini and Delise F. Sartini Family Trust

By:	/s/ Blake L. Sartini
Name: Blake L. Sartini
Title: Co-Trustee

By:	/s/ Delise F. Sartini
Name: Delise F. Sartini
Title: Co-Trustee

/s/ Blake L. Sartini, II
Blake L. Sartini, II

BLAKE LOUISE SARTINI, II Separate Property Trust

By:	/s/ Blake L. Sartini, II
Name: Blake L. Sartini, II
Title: Trustee

[Signature page to Voting Agreement]

Schedule 1

Name	Address	Owned Shares*
Blake L. Sartini	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	6,554,984(i)

Delise F. Sartini	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	5,644,788(ii)

The Blake L. Sartini and Delise F Sartini Family Trust	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	5,644,788(iii)

Blake L. Sartini, II	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	374,211(iv)

BLAKE LOUIS SARTINI, II Separate Property Trust	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	154,170(v)

*

Includes shares of Common Stock over which the Stockholder has shared voting and dispositive power. If any additional shares of Common Stock are owned by any of the Stockholders as of the date hereof, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule 1.

(i) Represents the sum of (1) 216,416 shares of Common Stock held by Mr. Blake Sartini, (2) 5,644,788 shares of Common Stock held by The Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Family Trust”), of which Mr. Blake Sartini is a co-trustee, (3) options to purchase 464,000 shares of Common Stock, and (4) an aggregate of 229,780 shares of Common Stock underlying unvested time-based restricted stock unit awards and unvested performance-based restricted stock unit awards. An aggregate of 3,026,000 shares of Common Stock held by the Sartini Family Trust has been pledged as collateral for brokerage or margin accounts for Mr. Blake Sartini. Mr. Blake Sartini shares the power to vote and dispose of all shares held by the Sartini Family Trust with his spouse, Delise F. Sartini, who is also a co-trustee of the Sartini Family Trust.

(ii) Represents shares of Common Stock held by the Sartini Family Trust, of which Ms. Sartini is a co-trustee. An aggregate of 3,026,000 shares of Common Stock held by the Sartini Family Trust has been pledged by the Sartini Family Trust, as discussed above. Ms. Sartini shares the power to vote and dispose of all shares held by the Sartini Family Trust with her spouse, Blake L. Sartini, who is also a co-trustee of the Sartini Family Trust (as described above).

(iii) Represents shares of Common Stock held by the Sartini Family Trust. An aggregate of 3,026,000 shares of Common Stock held by the Sartini Family Trust has been pledged by the Sartini Family Trust, as discussed above. The Sartini Family Trust shares the power to vote and dispose of all of its shares with each of Blake L. Sartini and Delise F. Sartini, the co-trustees of the Sartini Family Trust (as described above).

(iv) Represents the sum of (1) 154,170 shares of Common Stock held by the BLAKE LOUIS SARTINI, II Separate Property Trust (the “Sartini II Trust”), of which Mr. Blake Sartini, II is the sole trustee, (2) options to purchase 145,000 shares of Common Stock, and (3) an aggregate of 75,041 shares of Common Stock underlying unvested time-based restricted stock unit awards and unvested performance-based restricted stock unit awards. Mr. Blake Sartini, II has the sole power to vote and dispose of all shares held by the Sartini II Trust.

(v) Represents shares of Common Stock held by the Sartini II Trust. The Sartini II Trust shares the power to vote and dispose of all of its shares with Mr. Blake Sartini, II, the sole trustee of the Sartini II Trust.

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder of Golden Entertainment, Inc., a Minnesota corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the Company and any designee of the Company, and each of them individually, until the Expiration Time, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the fullest extent that the undersigned is entitled to do so), all of the undersigned’s Covered Shares, upon the terms set forth therein.

The undersigned’s Covered Shares are set forth on Schedule 1 to the Voting Agreement, dated as of November 6, 2025, by and among the Company and the Stockholders party thereto (the “Voting Agreement”). Subject to the terms of the Voting Agreement, any and all prior proxies heretofore given by the undersigned with respect to any of the undersigned’s Covered Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any of the undersigned’s Covered Shares during the term of the Voting Agreement. Capitalized terms used and not defined herein have the meanings assigned to them in the Voting Agreement.

Subject to the terms of the Voting Agreement, the attorneys-in-fact and proxies named above or designated by the Company are hereby authorized and empowered by the undersigned at any time after the date hereof and prior to the Expiration Time to act as the undersigned’s attorney-in-fact and proxy to vote the undersigned’s Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the undersigned’s Covered Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(a) in favor of any proposal to approve the MTA (or any similar proposal required to be approved in order for the Transactions to be consummated); and

(b) against any Acquisition Proposal (as defined in the MTA), or any agreement, transaction or other matter that would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger (as defined in the MTA) and/or the other transactions contemplated by the MTA.

The attorneys-in-fact and proxies named above or designated by the Company shall not exercise this Irrevocable Proxy with respect to any matter other than the matters described in clauses (a) and (b) above, and the undersigned may vote the Covered Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. This Irrevocable Proxy shall automatically terminate, and be of no further force or effect, as of the Expiration Time.

[Signature page follows]

Dated: [ ]

[STOCKHOLDERS]

By:
Name:

Annex C

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of November 6, 2025 (this “Limited Guarantee”), by Blake L. Sartini (“Guarantor”), in favor of Golden Entertainment, Inc., a Minnesota corporation, and any successor thereto (the “Guaranteed Party”).

1. GUARANTEE. To induce the Guaranteed Party to enter into a Master Transaction Agreement, dated as of the date hereof (as amended, modified or supplemented, from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement) by and among Argento, LLC, a Nevada limited liability company (“OpCo Buyer”), VICI Properties Inc., a Maryland corporation (“PropCo Buyer”), VICI ROYAL MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”), and the Guaranteed Party, pursuant to which, among other things, subject to the terms and conditions set forth therein, OpCo Buyer will acquire 100% of the equity interest of New OpCo (the “OpCo Sale”), Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due, punctual and complete observance, performance and discharge of the obligation of OpCo Buyer to pay the OpCo Buyer Termination Fee to the Guaranteed Party in accordance with Section 10.3(c) of the Agreement, if, as and when due and subject to the limitations set forth in the Agreement (the “Payment Obligations”).

In no event shall Guarantor’s aggregate liability under this Limited Guarantee exceed an amount equal to $10,000,000 (the “Cap”). The Guaranteed Party hereby agrees, on behalf of itself and the holders of equity interests in the Guaranteed Party, that in no event shall Guarantor be required to pay any amounts to any one or more Persons under, in respect of, or in connection with this Limited Guarantee, in the aggregate, more than the Cap and that Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee or the Agreement other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States in immediately available funds. Subject to the terms and conditions of this Limited Guarantee, including, without limitation, the Cap, Guarantor unconditionally and irrevocably promises and undertakes to make all payments required hereunder free and clear of any deduction, offset, claim or counterclaim of any kind (other than defenses and claims that are available to OpCo Buyer under the Agreement, except for defenses (A) raised by OpCo Buyer and rejected in a final non-appealable judgement, (b) arising out of (i) the bankruptcy, insolvency, dissolution or liquidation of OpCo Buyer, (ii) the legal power or authority of OpCo Buyer or the Guarantor to enter into the Agreement or this Guaranty, as applicable, and perform its obligation thereunder, or (iii) the lack of enforceability of the obligation of OpCo Buyer or the Guarantor under the Agreement or this Guaranty, as applicable).

If OpCo Buyer fails to promptly discharge its Payment Obligations when due, the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as OpCo Buyer has failed to perform any of its Payment Obligations, take any and all actions available hereunder or under applicable Law to enforce Guarantor’s obligations hereunder in respect of such Payment Obligations, subject to the terms and conditions of this Limited Guarantee, including, without limitation, the Cap.

In furtherance of and notwithstanding the foregoing or anything contained to the contrary herein, Guarantor acknowledges that, if the Payment Obligations are due pursuant to the Agreement, the Guaranteed Party may, in its sole discretion, bring and prosecute a separate Proceeding or Proceedings against Guarantor for the full amount of Guarantor’s liabilities hereunder in respect of the Payment Obligations (subject to the terms and conditions of this Limited Guarantee, including, without limitation, the Cap), regardless of whether action is brought against OpCo Buyer or whether OpCo Buyer is joined in any such Proceeding or Proceedings.

Guarantor acknowledges and agrees that nothing herein limits the rights and remedies of the Guaranteed Party specified in the Agreement (provided that payment of the Payment Obligations hereunder will offset the rights of the Guaranteed Party to collect such amounts under the Agreement).

If (A) the Guaranteed Party asserts in any Proceeding before a court of competent jurisdiction that OpCo Buyer or Guarantor has failed to pay an amount that is due and payable under this Limited Guarantee or (B) if OpCo Buyer or Guarantor asserts in any Proceeding before a court of competent jurisdiction that this Limited Guarantee is illegal, invalid or unenforceable, and there is a final non-appealable resolution of such Proceeding in which the Guaranteed Party is the prevailing party, Guarantor irrevocably and unconditionally agrees to promptly pay on demand all reasonable and documented fees, expenses and enforcement costs (including reasonable and documented fees of outside legal counsel) incurred by the Guaranteed Party in connection with such Proceeding (but, for the avoidance of doubt, not including any such fees and expenses incurred by the Guaranteed Party in connection with any determination as to whether such amount has become due and payable under the Agreement) fees, expenses and enforcement costs shall be added to the Cap.

2. NATURE OF GUARANTEE. Subject to the express terms and conditions of this Limited Guarantee, Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Agreement that may be agreed to by OpCo Buyer, including any change in corporate existence, structure or ownership of OpCo Buyer. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Payment Obligations in the event that OpCo Buyer becomes subject to a bankruptcy, reorganization or similar Proceeding, and any failure or delay of the Guaranteed Party to so file shall not affect Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever (other than as set forth in the last sentence of Section 8), Guarantor shall remain irrevocably and unconditionally liable hereunder as if such payment had not been made. This Limited Guarantee is an unconditional, irrevocable and continuing guarantee of payment of the Payment Obligations and not of collection, and the Guaranteed Party shall not be required to proceed against OpCo Buyer first before proceeding against Guarantor hereunder.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Guarantor irrevocably and unconditionally agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any of the Payment Obligations, and may also make any agreement with OpCo Buyer for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Guarantor agrees that the obligations of Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) any action or inaction on the part of the Guaranteed Party, including the failure or delay on the part of the Guaranteed Party in asserting any claim or demand, or to enforce any right or remedy, against OpCo Buyer; (b) any change in the time, place or manner of payment of any of the Payment Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Payment Obligations; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Payment Obligations or otherwise interested in the transactions contemplated by the Agreement; (d) any change in the legal existence, structure or ownership of OpCo Buyer or any other Person now or hereafter liable with respect to the Payment Obligations or otherwise interested in the transactions contemplated by the Agreement; (e) any insolvency, bankruptcy, reorganization, natural disaster, act of God, widespread disease outbreak or other similar event, Proceeding or action affecting OpCo Buyer, Guarantor or any other Person now or hereafter liable with respect to the Payment Obligations or otherwise interested in the transactions contemplated by the Agreement; (f) the existence of any claim, set-off or other right which Guarantor may have at any time against OpCo Buyer or the Guaranteed Party, whether in connection with the Payment Obligations or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Payment Obligations; (h) the value, genuineness, validity, regularity, illegality or enforceability of the Agreement in accordance with its terms (other than in the case of fraud or willful misconduct by the Guaranteed Party); or (i) any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a discharge of Guarantor as a matter of law or equity (other than payment of the Payment Obligations); provided that this sentence is subject to the last sentence of this Section 3. To the fullest extent permitted by Law, Guarantor hereby expressly and irrevocably waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Payment Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Payment Obligations incurred and all other notices of any kind (in each case, other than notices required to be made to OpCo Buyer pursuant to the Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshaling of assets of OpCo Buyer or any other Person now or hereafter liable with respect to the Payment Obligations or otherwise interested in the transactions contemplated by the Agreement. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Guarantor hereby covenants and agrees that it shall not assert as a defense in any proceeding to enforce this Limited Guarantee, and shall cause its Affiliates not to assert as a defense in any such proceeding, that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

Guarantor hereby agrees not to assert and, to the fullest extent permitted by law, irrevocably waives any rights that it may now have or hereafter acquire against OpCo Buyer that arise from the existence, payment, performance, or enforcement of Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against OpCo Buyer, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from OpCo Buyer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Payment Obligations payable by Guarantor under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full of all Payment Obligations payable under this this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by Guarantor under this Limited Guarantee.

Subject to the other terms herein, the Guaranteed Party hereby agrees that Guarantor shall have all defenses to the payment of the Payment Obligations that would be available to OpCo Buyer under the Agreement, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party, except for any defenses affirmatively waived herein. The Guaranteed Party hereby agrees that any failure by the Guaranteed Party to comply with the terms of the Agreement, including, without limitation, any breach by the Guaranteed Party of any representation, warranty or covenant contained therein or in any of the agreements, certificates and other documents required to be delivered by the Guaranteed Party pursuant to the terms of the Agreement (whether such breach results from fraud, willful misconduct or otherwise), in each case, that would cause any of OpCo Buyer’s conditions to Closing not to be satisfied or otherwise relieve OpCo Buyer of its obligations under the Agreement, shall likewise automatically and without any further action on the part of any Person relieve Guarantor of its obligations under this Limited Guaranty.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of Guarantor or the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Guarantor or the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Subject to the limitations in this Limited Guarantee, each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Opco Buyer or any other Person now or hereafter liable for any Payment Obligations or interested in the transactions contemplated by the Agreement prior to proceeding against Guarantor hereunder.

5. REPRESENTATIONS AND WARRANTIES.

(a) Guarantor hereby represents and warrants that, other than as individually or in the aggregate would not reasonably be expected to prevent it from performing its obligations under this Limited Guarantee: (i) Guarantor has legal capacity to enter into and perform its obligations under this Limited Guarantee; (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Limited Guarantee; (iii) assuming due execution and delivery by the Guaranteed Party, this Limited Guarantee constitutes a valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law); and (iv) Guarantor has the financial capacity (after taking into account rights of Guarantor to obtain funds pursuant to commitments under its contracts) to pay and perform its obligations under this Limited Guarantee, and Guarantor shall maintain such financial capacity for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.

(b) The Guaranteed Party hereby represents and warrants that other than as individually or in the aggregate would not reasonably be expected to prevent it from performing its obligations under this Limited Guarantee: (i) it is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization; (ii) it has all requisite corporate, limited partnership or other power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s charter, partnership agreement, operating agreement or similar organizational documents, any Law or contractual restriction binding on the Guaranteed Party or its assets; (iii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee; and (iv) assuming due execution and delivery by Guarantor, this Limited Guarantee constitutes a valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law).

6. NO ASSIGNMENT. Neither Guarantor nor the Guaranteed Party may assign or delegate their rights, interests or obligations hereunder (by operation of law or otherwise) to any other Person without the prior written consent of the other party hereto; provided, however, the Guaranteed Party may assign, transfer or delegate its rights, interests or obligations hereunder to any successor thereof or any Affiliate, in each case, including in connection with the Pre-Closing Restructuring; and provided, further, Guarantor may assign, transfer or delegate its rights, interests or obligations hereunder to one or more of its Affiliates, it being understood, in each case, that any such assignment shall not, in any event, relieve the Guaranteed Party or Guarantor, as applicable, of any of its obligations under this Limited Guarantee. Any purported assignment of this Limited Guarantee in contravention of this Section 6 shall be null and void.

7. NOTICES. All notices and other communications hereunder shall be in writing in the English language and shall be given in the manner set forth in the Agreement; provided that notices and other communications hereunder to Guarantor shall be sent (in the manner set forth in the Agreement) to the address set forth below or as Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Agreement:

6595 S. Jones Boulevard

Las Vegas, Nevada

Attention:  President

Email:    [***]

in each case, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention:  Steven B. Stokdyk; Brian P. Duff

Email:     steven.stokdyk@lw.com; brian.duff@lw.com

8. CONTINUING GUARANTEE. Subject to this Section 8 and the last sentence of Section 3, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on Guarantor, its successors and assigns until all amounts payable by Guarantor under this Limited Guarantee (subject to the terms and conditions of this Limited Guarantee, including without limitation, the Cap) with respect to the Payment Obligations have been paid indefeasibly in full. Notwithstanding anything to the contrary in this Limited Guarantee, this Limited Guarantee shall terminate and Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Closing Date, if any only if, the OpCo Sale is consummated, (ii) the effective date of any termination of the Agreement on which (A) there are no further outstanding Payment Obligations or (B) Guarantor has made payments in respect of obligations under this Limited Guarantee that, in the aggregate, equal or exceed the Cap, (iii) the termination of the Agreement other than pursuant to Section 10.1(j) thereof, and (iv) the date that is 90 days after the valid termination of the Agreement pursuant to Section 10.1(j) thereof unless, in the case of this clause (iv), the Guaranteed Party has provided written notice to Guarantor pursuant to Section 7 asserting a claim by the Guaranteed Party for payment of the Payment Obligation prior to such date, in which case the relevant termination date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or a final, non-appealable judgment of a Governmental Entity of competent jurisdiction; provided that such claim shall set forth in reasonable detail the basis for such claim and the Guarantor shall not be required to pay any claim not submitted on or before the date that is three months after the termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that the Guaranteed Party asserts in any litigation or other Proceeding (I) that one or more of the provisions of this Limited Guarantee, including any of the provisions of Section 1 limiting Guarantor’s liability to money damages no greater than the Cap and the provisions of this Section 8 or Section 9, are illegal, invalid or unenforceable in whole or in part, or that Guarantor is liable for Payment Obligations or other amounts under this Limited Guarantee that, in the aggregate, exceed the Cap (all such claims or assertions described in this clause (I), “Expressly Prohibited Claims”), or (II) any claim or theory of liability against Guarantor, OpCo Buyer or any Non-Recourse Party with respect to this Limited Guarantee, the Agreement, any other agreements and documents entered into in connection therewith, or the transactions contemplated hereby or thereby, other than, in the case of this clause (II), a claim against (x) OpCo Buyer, Guarantor or their respective Affiliates under any confidentiality agreement with the Guaranteed Party or one of its Affiliates (the “Confidentiality Agreement”), for breach thereof, (y) Guarantor or any of its successors or assigns under this Limited Guarantee, including for specific performance of the obligations hereunder (as limited by the provisions of this Limited Guarantee, including, without limitation, Section 1), which does not include any Expressly Prohibited Claim, or (z) OpCo Buyer under the Agreement and the other agreements and documents entered into in connection with the transactions contemplated hereby or thereby, including for specific performance of OpCo Buyers obligation’s thereunder (each of the following clauses (x) through (z), a “Retained Claim”), then (A) the obligations of Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (B) if Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (C) neither Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the transactions contemplated by the Agreement or under this Limited Guarantee.

9. NO RECOURSE. The Guaranteed Party acknowledges that the sole assets of OpCo Buyer is the Debt Commitment Letter, and that no additional funds are expected to be contributed to OpCo Buyer except in connection with the Closing. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith or otherwise, and notwithstanding the fact that Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guarantee, except for Retained Claims, the Guaranteed Party acknowledges and agrees that no Person other than Guarantor and the Guaranteed Party has any obligations hereunder and that no recourse shall be had hereunder or under the Agreement or any document or instrument delivered in connection herewith or therewith, or for any claim based on, in respect of, or by reason of, such obligations on their creation, against, and no personal liability shall attach to, (i) the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, representatives or successors or assignees of Guarantor or OpCo Buyer or (ii) any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, representative or successor or assignee of any of the foregoing, but not including Guarantor or OpCo Buyer or and any of their respective successors or assigns (such parties (excluding, for the avoidance of doubt, Guarantor and OpCo Buyer), each a “Non-Recourse Party”, and collectively the “Non-Recourse Parties”), through OpCo Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Guaranteed Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for the Guaranteed Party’s rights against OpCo Buyer, Guarantor or its Affiliates under the Confidentiality Agreement. The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Agreement or the transactions contemplated thereby or in respect of any oral representations made or alleged to be made in connection therewith. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person (including any Non-Recourse Party) other than rights or remedies against Guarantor and the Guaranteed Party as expressly set forth herein.

Without limiting the foregoing in this Section 9, the Guaranteed Party hereby covenants and agrees that it shall not institute and shall make adequate provision such that its respective successors and assigns shall not, institute, directly or indirectly, any Proceeding or bring any other claim arising under, or in connection with, (a) this Limited Guarantee asserting one or more Expressly Prohibited Claims, or (b) this Limited Guarantee, the Agreement, any other agreements and documents entered into in connection therewith, or the transactions contemplated hereby or thereby, against Guarantor or any of the Non-Recourse Parties, except for Retained Claims.

The Guaranteed Party acknowledges that Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive the termination of this Limited Guarantee.

10. GOVERNING LAW; JURISDICTION. THIS LIMITED GUARANTEE AND ALL DISPUTES, CLAIMS, CAUSES OF ACTION AND CONTROVERSIES ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. Each

party to this Limited Guarantee irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the Southern District of New York or (b) if the United States District Court for the Southern District of New York does not have (and accept) jurisdiction over any Proceeding, any New York state court sitting in the County, City and State of New York or (c) in each case, any appellate case therefrom (collectively, the “Chosen Courts”) in any Proceeding arising out of or relating to this Limited Guarantee, and hereby irrevocably agrees that all claims in respect of such Proceeding may be heard and determined in such Chosen Courts, and that it will not bring or support any such Proceeding other than in the Chosen Courts; provided, however, that to the extent permitted by Law, any final and unappealable judgment against any of them in any Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each party to this Limited Guarantee hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense, counterclaim, or otherwise, in any Proceeding with respect to this Limited Guarantee (i) that the suit, action or Proceeding (x) is brought in an inconvenient forum to the maintenance of such Proceeding, (y) the venue of such suit, action or Proceeding is improper or (z) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts, (ii) that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10, or (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise).

11. WAIVER OF JURY TRIAL. EACH PARTY TO THIS LIMITED GUARANTEE WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LIMITED GUARANTEE, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS LIMITED GUARANTEE SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS LIMITED GUARANTEE OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS LIMITED GUARANTEE CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12. CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential by the Guaranteed Party and the Guaranteed Party shall not, and shall cause its Affiliates and its and their Representatives not to disclose, use circulate, quote or otherwise refer to in any document (other than the Agreement and Debt Commitment Letters) this Limited Guarantee, except with the prior written consent of Guarantor; provided, however, that each of the Guaranteed Party and Guarantor may disclose this Limited Guarantee (i) to its Affiliates and Representatives who need to know the terms of this Limited Guarantee, and to PropCo Buyer and its Affiliates and Representatives who need to know the terms of this Limited Guarantee, in each case, in connection with the negotiation or furtherance of the transactions contemplated by the Agreement, (ii) to the extent required by Law or the applicable rules of any national securities exchange, or in connection with any securities regulatory agency filings relating to the transactions contemplated by the Agreement (provided, further, that the disclosing party shall provide the other party with prompt written notice, to the extent legally permitted and practicable, of any such requirement so that the other party can seek a protective order or other appropriate remedy), and (iii) in connection with any litigation to enforce the terms of this Limited Guarantee; and provided, further, that Guarantor may disclose this Limited Guaranty to the Debt Financing Sources that have been directed to treat this Limited Guaranty as confidential.

13. MISCELLANEOUS.

(a) This Limited Guarantee and the Agreement constitute the entire agreement with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and Guarantor in writing. Except (x) for the provisions of Section 9, which are intended for the benefit of and enforceable by the Non-Recourse Parties and (y) to the extent any other rights are assigned in accordance with Section 6, (i) this Limited Guarantee is for the sole benefit of Guarantor and the Guaranteed Party, and may be enforced solely by the Guarantor and the Guaranteed Party; and (ii) nothing in this Limited Guarantee is intended to, or shall, confer upon any person (other than Guarantor or the Guaranteed Party) any legal or equitable right, benefit or remedy whatsoever.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 (subject to the last paragraph of Section 1) and to the provisions of Sections 8 and 9.

(c) This Limited Guarantee may be executed in one or more counterparts (including by facsimile or electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(e) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

By:	/s/ Blake L. Sartini
Name:	Blake L. Sartini

[Guarantee Signature Page—Guarantor]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GOLDEN ENTERTAINMENT, INC.

By:	/s/ Charles H. Protell
Name:	Charles H. Protell
Title:	President and Chief Financial Officer

[Guarantee Signature Page—Guaranteed Party]

Annex D

EXECUTION VERSION

CONFIDENTIAL

TAX MATTERS AND INDEMNITY AGREEMENT

DATED AS OF NOVEMBER 6, 2025

BY AND BETWEEN

VICI PROPERTIES INC.,

VICI ROYAL MERGER SUB LLC

GOLDEN ENTERTAINMENT, INC., FOR ITSELF AND ON BEHALF OF THE OPCO ENTITIES

AND

ARGENTO, LLC

TAX MATTERS AND INDEMNITY AGREEMENT

THIS TAX MATTERS AND INDEMNITY AGREEMENT (this “Agreement”), is entered into on November 6, 2025 (the “Signing Date”), by and between VICI Properties, Inc., a Maryland corporation (“VICI Parent”), VICI ROYAL MERGER SUB LLC, a Delaware limited liability (“PropCo Merger Sub”), Golden Entertainment, Inc., a Minnesota corporation (“Golden Parent,” or the “Company”), and Argento, LLC, a Nevada limited liability company (“Argento”), on its behalf and on behalf of the OpCo Entities (hereinafter defined). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the MTA (hereinafter defined).

WHEREAS, in connection with the consummation of the Transactions pursuant to the MTA, Golden Parent will undertake the transactions set forth on Exhibit B (the “Pre-Closing Restructuring”); and

WHEREAS, in connection with the Transactions, and as a material inducement to VICI’s execution and delivery of the MTA, the Parties wish to memorialize their agreements as to (i) certain tax matters and (ii) certain indemnities by Argento to the PropCo Indemnified Parties for the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 3.02.

“Agreed Claim” has the meaning set forth in Section 7.03.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Argento” means Argento, LLC, a Nevada limited liability company, for itself and each of the OpCo Entities.

“C-Corp E&P” means the accumulated and current earnings and profits of New Golden Parent (as successor to Golden Parent for U.S. federal income tax purposes) determined as of the Closing Date immediately following the Distribution.

“Claim Notice” has the meaning set forth in Section 7.02(a).

“Closing” has the meaning set forth in the MTA.

“Closing Date” means the date on which the Merger is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under state, local or foreign Tax Law.

“Damages” means all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants, experts and other agents or representatives, but excluding any consequential, special, incidental, indirect or punitive damages, lost profits, diminution in value or similar items, except to the extent such damages are paid by any PropCo Indemnified Party in connection with a Third Party Claim.

“Distribution” has the meaning set forth in the MTA.

“Effective Time” means the date and time at which the Merger becomes effective.

“F Reorganization” has the meaning set forth in Exhibit B.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Golden Consolidated Group” means the Consolidated Group that includes Golden Parent (prior to the F Reorganization), New Golden Parent (as of and following the F Reorganization).

“Golden Group” means the Golden Consolidated Group and each Subsidiary of the members of the Golden Consolidated Group, other than PropCo and the Owner SPEs for periods following the Effective Time.

“Golden Group Returns” has the meaning set forth in Section 3.01.

“Governmental Entity” means any national, federal, state, provincial, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, and any self-regulatory organization or stock exchange (including Nasdaq).

“Holdings Merger” has the meaning set forth in Exhibit B.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (i) net income, profits, gains or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes); or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i).

“Indemnified Claim” has the meaning set forth in Section 7.02(a).

“Indemnified Taxes” means Tax liabilities for which Argento has or may be required to indemnify VICI pursuant to this Agreement, including (1) Taxes of Argento and its direct or indirect owners with respect to the Transactions (whether or not in any such persons capacity as a direct or indirect owner of Argento), (2) Taxes of the Golden Consolidated Group and each member thereof for all periods through and including the Effective Time; (3) Taxes of Argento and its Subsidiaries, including the Golden Group, for any period; and (4) Taxes of any person with respect to the Pre-Merger Transactions; provided, however, that Indemnified Taxes shall not include (A) Taxes of New HoldCo the liability for which was incurred solely as a result of the taxable transfer of the Subject Properties that would be deemed to occur for U.S. federal income tax purposes if the Merger failed to qualify as a “reorganization” pursuant to Section 368(a) of the Code, or (B) Transfer Taxes allocated to VICI pursuant to Section 2.02 below.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any foreign, national, federal, provincial, state, municipal and local laws, statutes, ordinances, rules, or regulations of any Governmental Entity or any Orders.

“Merger” has the meaning set forth in the MTA.

“MTA” means the Master Transaction Agreement, dated as of the Signing Date and attached hereto as Exhibit A by and among Argento, VICI, PropCo Merger Sub, and Golden Parent.

“New Golden Parent” has the meaning set forth on Exhibit B.

“NRS” means the Nevada Revised Statutes.

“OpCo” has the meaning set forth in in the recitals to this Agreement.

“OpCo Entity” means any Subsidiary of Argento immediately after the Effective Time.

“OpCo Purchase Price” has the meaning set forth in the MTA.

“OpCo Sale” has the meaning set forth in in the MTA, and for purposes of Articles II through VI of this Agreement, shall include any recharacterized transaction deemed to have been undertaken by the Golden Group (pursuant to Section 311(b) or Section 361(c)(2) of the Code, or otherwise) as a result of such sale.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity, whether temporary, preliminary or permanent.

“Owner SPEs” means the entities set forth on Schedule A hereto.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in the MTA.

“Pre-Merger Transactions” means the Pre-Closing Restructuring, the F Reorganization, the OpCo Sale, and the Distribution.

“Prime Rate” means the prime rate set forth in The Wall Street Journal in effect on date a payment was required to be made, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“PropCo” has the meaning set forth in Exhibit B.

“PropCo Entity” means each of PropCo and the Owner SPEs.

“PropCo Indemnified Parties” has the meaning set forth in Section 7.01.

“PropCo Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund by the Party otherwise required to pay such amount.

“Royal Corp” has the meaning set forth in Exhibit B.

“Signing Date” has the meaning set forth in the preamble to this Agreement.

“Subject Properties” has the meaning set forth in the MTA.

“Subsidiary” of VICI, Argento, New Golden Parent, PropCo Merger Sub or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which VICI, Argento, New Golden Parent, PropCo Merger Sub or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. income, gross receipts, profits, sales, use, occupation, commerce, business license, value added, ad valorem, transfer, franchise, withholding, payroll, unclaimed property/escheat, gaming, employment, capital, goods and services, environmental, unemployment, social security, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment, fee or charge imposed by a Governmental Entity, together with any interest, penalty or addition thereto.

“Tax Allocation Schedule” has the meaning set forth in Section 3.08.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third Party Claim” has the meaning set forth in Section 7.02(b).

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Transactions.

“U.S.” means the United States of America.

“VICI” means, individually or collectively, as applicable, VICI Parent and any VICI Entity.

“VICI Entity” means any Subsidiary of VICI including, immediately after the Effective Time, PropCo and the Owner SPEs.

“VICI Parent” has the meaning set forth in the preamble to this Agreement.

ARTICLE II

ALLOCATION OF TAX LIABILITIES

Section 2.01 Liability for Payment of Taxes. Argento shall be liable for, and shall indemnify and hold harmless VICI from and against any liability for Indemnified Taxes.

Section 2.02 Transfer Taxes. VICI and Argento acknowledge that the Transactions are expected to qualify for the exemption provided by NRS 375.090 and no Transfer Taxes are expected to result from the direct or indirect transfers of the Subject Properties contemplated by the MTA. If Transfer Tax with respect to the Transactions is required to be paid to any Taxing Authority pursuant to a Final Determination or as otherwise required by applicable Law, VICI and Argento shall each be liable for 50% of such Transfer Taxes imposed with respect to the Transactions.

Section 2.03 Indemnity Payments.

(a) Argento shall reimburse VICI within twenty (20) days of written notice by VICI that it has paid Indemnified Taxes of any such payment, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Taxing Authority to the date of reimbursement under this Section 2.03.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01 Golden Group Returns. Argento shall engage EY or, with VICI’s prior written consent, KPMG to prepare all Tax Returns of the Golden Group (the “Golden Group Returns”) and, with respect to the final return of the Golden Group for the taxable year of the Golden Group that ends with the Merger, to sign such Tax Return as paid preparer. The Golden Group Returns shall be prepared in a manner that is consistent with past practice, in each case at Argento’s sole cost and expense.

Section 3.02 Review of Company Tax Returns.

(a) No more than sixty (60) days following the Closing, Argento shall provide to VICI a draft of the applicable filing date extension application for each Golden Group Return, accompanied by the calculation of any Tax payments due.

(b) No more than one-hundred twenty (120) days following the Closing, Argento shall provide to VICI a draft of each Golden Group Return for VICI’s review and comment. Argento shall accept any reasonable comments made by VICI with respect to each Tax Return and the Parties shall negotiate in good faith to resolve all disputed issues.

(c) Any disputes that the Parties are unable to resolve shall be resolved by PwC (or other “Big 4” public accounting firm, reasonably acceptable to both VICI and Argento) (the “Accounting Firm”) jointly engaged by VICI and Argento, or by either of them individually with the consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that if one Party fails to timely engage an Accounting Firm, the other Party shall have the right to engage an Accounting Firm without the consent of the other Party. VICI and Argento (i) shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for filing the applicable Golden Group Return and (ii) agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on VICI and Argento. All fees and any other charges of the Accounting Firm with respect to each issue submitted by the Parties shall be borne by the non-prevailing Party. Upon resolution of all disputed issues, VICI shall file all Golden Group Returns, at Argento’s sole cost and expense.

Section 3.03 Transfer Tax Returns. Notwithstanding anything to the contrary herein, Tax Returns relating to Transfer Taxes shall be prepared and filed when due (including extensions) by the Person obligated to file such Tax Returns under applicable Law, and such Person shall claim any available exemption from the applicable Transfer Taxes (including the exemption provided by NRS 375.090). The Parties shall provide, and shall cause their Subsidiaries to provide, assistance and cooperation to one another with respect to the preparation and filing of such Tax Returns.

Section 3.04 Indemnified Tax Matters; Reporting Covenants. The Golden Group shall pay with cash on hand of the Golden Group:

(a) Tax liabilities of New Golden Parent (including as the successor to the Golden Consolidated Group for U.S. federal income tax and applicable state and local tax purposes); and

(b) the U.S. federal income tax liability of New Golden Parent, if any, attributable to the Pre-Merger Transactions through the Effective Time.

The Tax liabilities described in Section 3.04(a) shall be determined as of the Effective Time and after accounting for any estimated tax payments made at or prior to the Effective Time, and assuming for this purpose that the transfer of the PropCo Entities to PropCo Merger Sub by operation of law pursuant to the Merger is not taxable as a result of the Merger failing to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

Section 3.05 Intended Tax Treatment. The Parties shall use commercially reasonable efforts to cause the Golden Group Returns to be filed in a manner consistent with:

(a) Each of the Holdings Merger, the F Reorganization, and the Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(b) the OpCo Sale as a taxable sale of the assets of OpCo required to be reported pursuant to Section 1060 on IRS Form 8594;

(c) the Distribution as a distribution to which Section 301 of the Code applies.

With respect to the tax reporting and filings related to the Pre-Merger Transactions, Argento shall make reasonable factual representations to VICI, if and when requested by VICI, and its tax return preparers to substantiate the Intended Tax Treatment, including the following facts related to the OpCo Sale:

(i) that neither Argento nor its direct or indirect owners were related to New Golden Parent (as the successor to Golden Parent) within the meaning of Section 267(b) of the Code;

(ii) that neither Argento nor its direct or indirect owners were in control of New Golden Parent (as successor to Golden Parent) within the meaning of Section 482 of the Code; and

(iii) the amount realized by New Golden Parent with respect to the OpCo Sale and the allocation of that amount realized by New Golden Parent among the assets of OpCo.

Section 3.06 Final E&P Study.

(i) No less than 30 days prior to the due date filing of the Tax Return of New Golden Parent (as successor to Golden Parent for U.S. federal and applicable state and local Tax purposes) for New Golden Parent’s taxable year ending on the Effective Time, Argento, at its sole cost and expense, will provide (or cause to be provided) to VICI an updated study performed by EY (or other nationally recognized independent public accounting firm reasonably acceptable to the VICI) (the “Final E&P Study”) setting forth the final calculation of the C-Corp E&P. The Final E&P Study shall describe any and all assumptions used to calculate the final C-Corp E&P amount, including the tax treatment and effect of the Transactions on such amount and a reconciliation of the estimate set forth in the Initial E&P Study to the final amount set forth in such Final E&P Study.

Section 3.07 Purchase Price Allocation. The OpCo Purchase Price will be allocated in accordance with Section 1060 of the Code and the regulations promulgated thereunder and in accordance with a schedule (the “Tax Allocation Schedule”) to be prepared by Argento in its good faith discretion and delivered to VICI within one hundred and twenty (120) days after the Closing Date. Thereafter, VICI will have thirty (30) days to either: (i) agree with and accept the Tax Allocation Schedule or (ii) in good faith suggest changes to the Tax Allocation Schedule and attempt to agree with Argento, with each party using commercially reasonable efforts to resolve such dispute within twenty (20) days. If Argento and VICI are unable to resolve such dispute within such twenty (20) day period, the resolution of such dispute will be determined by the Accounting Firm, whose cost with respect to each issue will be borne by the non-prevailing Party. The Accounting Firm’s resolution will be final and binding on all parties. VICI and Argento each agree to cooperate with the other in preparing IRS Form 8594 in a manner consistent with the Tax Allocation Schedule, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its due date. After the Closing, the parties will make consistent use of the allocation, fair market value and useful lives specified in the Tax Allocation Schedule (as it may be updated from time to time by Argento pursuant to this Section 3.07) for all Tax purposes and all filings, declarations and reports with all applicable Tax authorities in respect thereof and all financial statements. None of Argento, VICI or any of its Affiliates will file any Tax Return or other document with, or make any statement or declaration to, any Governmental Entity that is inconsistent with the Tax Allocation Schedule (as it may be updated from time to time by Argento pursuant to this Section 3.07).

ARTICLE IV

REFUNDS AND AMENDMENTS

Section 4.01 Refunds. Refunds will first be applied to satisfy any known Tax liabilities of New Golden Parent that are not indemnified by Argento and then to satisfy any other known indemnification obligations owed to VICI by Argento hereunder or otherwise. Refunds in excess of the Tax liabilities of New Golden Parent received by VICI shall be paid promptly to Argento.

Section 4.02 Amended Tax Returns. Argento shall not amend any Golden Group Returns for which VICI could have any liability as successor to New Golden Parent without VICI’s prior written consent. VICI shall not amend any Golden Group Return, except as required by applicable law, without prior written consent of Argento, which shall not be unreasonably delayed, conditioned, or denied.

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notice. Argento, on the one hand, and VICI, on the other hand, shall provide prompt notice to the other of any written communication from a Taxing Authority regarding any pending Tax audit, assessment or proceeding or other Tax Proceeding of which it becomes aware related to Taxes for which VICI is indemnified by Argento hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. If VICI has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and fails to give Argento prompt notice of such asserted Tax liability, such failure shall not relieve Argento of any liability and/or obligation that it may have to VICI under this Agreement except to the extent that Argento was actually harmed by such failure.

Section 5.02 Control; Settlement and Participation Rights. VICI and Argento shall jointly control any Tax Proceeding, each at its own cost and expense; provided, that Argento shall have exclusive control over any Tax Proceeding relating solely to either (i) Indemnified Taxes or (ii) Taxes that are not Indemnified Taxes but for which Argento has posted a sufficient reserve reasonably acceptable to VICI, in each case Argento shall have the sole right to contest, litigate, compromise and settle such Tax Proceeding, at its sole cost and expense, subject to the following:

(a) Argento shall keep VICI informed in a timely manner of all substantive actions taken or proposed to be taken by Argento in such Tax Proceeding with respect to such Taxes;

(b) Argento shall timely provide VICI copies of any written materials relating to such Tax Proceeding received from any Taxing Authority with respect to such Taxes;

(c) Argento shall timely provide VICI with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such Taxes in such Tax Proceeding;

(d) Argento shall consult with VICI and offer VICI a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential Taxes in such Tax Proceeding;

(e) Argento shall defend such Tax Proceeding, including the intended tax treatment set forth in Section 3.04, vigorously and in good faith;

(f) Argento shall provide VICI with written notice reasonably in advance of, and VICI shall have the right to attend, any meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any such Tax Proceeding; and

(g) Argento shall not settle any such Tax Proceeding without the prior written consent of VICI, which shall not be unreasonably withheld, conditioned or delayed. Any disagreement among VICI and Argento shall be resolved in the same manner described in Section 3.02(c).

ARTICLE VI

COOPERATION

Section 6.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties (including matters related to a VICI’s qualification as a “real estate investment trust” under the Code) or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting.

Section 6.02 Post-Closing Books and Records Cooperation. From the Closing until the eighteen (18) month anniversary of the Closing Date, Argento shall, and shall cause its Subsidiaries to, make available to VICI and its advisors, during normal business hours and upon reasonable advanced notice, all relevant books, records, information and data pertaining to the Golden Group that are in the possession of Argento and its Subsidiaries. To the extent any books, records and other information of the Golden Group are not in VICI’s possession upon the Closing, Argento shall use its reasonable best efforts, and shall cause its Subsidiaries to use their respective reasonable best efforts, to transfer such books and records to VICI as promptly as reasonably practicable at or following the Closing and assist VICI and its advisors with the migration of such books, records, information and data to VICI, including:

(a) any Golden Group Returns;

(b) books, records, and information regarding ownership and Tax basis of property, including the original tax basis of the Subject Properties, including, without limitation: (i) the date each asset was placed in service; (ii) accumulated depreciation; (iii) depreciable lives and depreciation methods and conventions; (iv) information to determine depreciation under both MACRS and ADS; and (v) any other information as is reasonably requested to assist VICI in determining tax basis and tax depreciation following the Closing Date;

(c) documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 6.03 Retention of Records. Argento and VICI shall retain or cause to be retained all Tax Returns relating to the Golden Group and/or OpCo Entities, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification. Without limiting any indemnification obligations of Argento under any other agreements with any PropCo Indemnified Parties (as hereinafter defined), from and after the Closing Date, Argento and the other OpCo Entities, on a joint and several basis, shall indemnify, defend and hold harmless, VICI, its Affiliates (including New Golden Parent, PropCo Merger Sub, and the PropCo Acquired Companies) and their respective directors, equityholders, officers, managers, employees, successors and permitted assigns

(collectively, the “PropCo Indemnified Parties”) from, against and in respect of any and all Damages of any kind or nature asserted against, imposed upon or suffered or incurred by any PropCo Indemnified Party arising out of, resulting from or related to any of the following:

(a) any filings, disclosures, Proceedings (including any investigations or enforcement actions by the SEC) or other obligations of the Company (or New Golden Parent) or any of its Subsidiaries under federal or state securities Laws and the rules and policies of the applicable stock exchange and the SEC arising out of or pertaining to facts, circumstances, acts or omissions occurring at or prior to the Effective Time;

(b) (i) the employment or engagement by the Company or any of its Subsidiaries at or prior to the Effective Time or by any OpCo Entity following the Effective Time of any Service Provider, including any claims for wages, compensation, benefits, bonuses, retention severance or termination or other payments with respect to any such employee or independent contractor, and (ii) any Company Benefit Plan in place at, prior to or after the Closing;

(c) any obligation of the Company to exculpate, indemnify or advance expenses to any current or former director, officer or employee of the Company or any of its Subsidiaries as of immediately prior to the OpCo Sale and its and their respective employees who served as a fiduciary of a Company Benefit Plan arising out of or relating to such person’s service as a director, officer or fiduciary of the Company or any of its Subsidiaries as of immediately prior to the OpCo Sale, whether arising under applicable state corporation law, the Company Charter, the Company Bylaws, the organizational documents of any Subsidiary of the Company, any Contract with any such officer, director or employee of the Company or any of its Subsidiaries or otherwise, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or acts or omissions occurring at or prior to the Effective Time, including in connection with the MTA or the Transactions;

(d) the defense or settlement of any shareholder Proceedings against the Company (or New Golden Parent), any of its Subsidiaries and/or their respective directors and/or officers relating to the Transactions;

(e) the defense or settlement of any Proceedings against the Company or any of its Subsidiaries or Affiliates as of immediately prior to the OpCo Sale, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or acts or omissions occurring at or prior to the Effective Time; and

(f) all information concerning (i) the Company or any of its Subsidiaries as of immediately prior to the OpCo Sale or (ii) Argento (including its members, managers, directors, shareholders or other equityholders), in each case that is furnished in connection with the preparation and filing of any of the SEC Filings with the SEC, or any failure to providing information as would be necessary so that such filing would not include a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.02 Indemnification Procedure.

(a) Claim Notice. Except with respect to indemnification for Tax matters, which shall be governed by Article II and Article V, if any PropCo Indemnified Party shall seek indemnification pursuant to Section 7.01, then such PropCo Indemnified Party seeking indemnification shall give written notice to Argento promptly after such PropCo Indemnified Party becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”) specifying in reasonable detail the factual basis of the Indemnified Claim and demanding indemnification therefor (a “Claim Notice”); provided that the failure of a PropCo Indemnified Party to provide a Claim Notice in accordance with this Section 7.02(a), or any delay in providing such Claim Notice, shall not affect the rights of such PropCo Indemnified Party, except to the extent that any such failure or delay in giving notice results in actual prejudice to Argento, it being understood that indemnification shall remain available to such PropCo Indemnified Party to the extent there is no actual prejudice.

(b) Third Party Claims. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any Proceeding, brought by a Person that is not a party hereto (a “Third Party Claim”), Argento shall be entitled, by written notice to the PropCo Indemnified Party given within thirty (30) days of receipt of the Claim Notice, to assume the defense and control of such Third Party Claim, subject to the provisions of this Section 7.02(b); provided that Argento shall not be entitled to assume the defense and control of any Third Party Claim if (i) such Third Party Claim involves a matter that alleges conduct that could violate applicable criminal law or involves a Proceeding brought by or on behalf of a Governmental Entity, (ii) such Third Party Claim seeks injunctive, equitable or non-monetary relief or (iii) Argento, in the reasonable judgment of the PropCo Indemnified Party, failed or is failing to vigorously prosecute or defend such Third Party Claim (in which case Argento shall surrender control to the PropCo Indemnified Party upon request of the PropCo Indemnified Party). The assumption of the defense of any such Third Party Claim by Argento shall constitute an agreement by Argento to indemnify the applicable PropCo Indemnified Party for all Damages resulting from any such Third Party Claim, subject to the terms and conditions of this Agreement.

(c) Assumption of Defense. If Argento elects to assume the defense and control of a Third Party Claim, the PropCo Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall be at the sole cost and expense of the PropCo Indemnified Party, except to the extent (i) the employment of such separate counsel shall have been authorized in writing by Argento in connection with the defense of such action or claim, (ii) Argento shall not have assumed the defense, or shall be barred from assuming the defense, of such Third Party Claim pursuant to this Section 7.02, or (iii) such PropCo Indemnified Party shall have reasonably concluded, based on the advice of outside legal counsel, that (A) a conflict of interest exists or arises that prohibits, in the reasonable judgment of the PropCo Indemnified Party, a single counsel from representing both Argento and the PropCo Indemnified Party in connection with the defense of such Third Party Claim or (B) there may be defenses available to the PropCo Indemnified Party which are contrary to, or in conflict with, those available to Argento, in any of which events such reasonable and documented fees and expenses of outside legal counsel for the PropCo Indemnified Party shall be borne by Argento. Until such time as Argento assumes the defense and control of a Third Party Claim as provided in this Section 7.02, and if and to the extent Argento declines or is barred from assuming the defense of the Third Party Claim under this Section 7.02, the PropCo Indemnified Party shall have the right to defend such Third Party Claim in such manner as it may deem appropriate, and the PropCo Indemnified Party’s fees, costs and expenses (including reasonable and documented fees and expenses of outside legal counsel) in connection with such defense will be borne by Argento. Whether Argento or the PropCo Indemnified Party is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently pursue the resolution thereof, and each of the PropCo Indemnified Party and Argento shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the other in connection with any Third Party Claim.

(d) Settlement. If Argento has assumed the defense of a Third Party Claim in accordance with this Section 7.02, neither the PropCo Indemnified Party nor Argento (except as provided in this Section 7.02(d)) shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the other party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Argento shall be authorized to consent to a settlement of, or the entry of any judgment arising from a Third Party Claim, and the PropCo Indemnified Party shall be deemed to have consented to such settlement or the entry of any judgment arising from, such Third Party Claim, if such settlement (i) is entirely indemnifiable and paid in full by Argento, (ii) shall not encumber any of the assets of any PropCo Indemnified Party or contain any injunctive or equitable relief or restriction or condition of any kind that would apply to any PropCo Indemnified Party or to the conduct of their respective businesses, (iii) does not include an admission of liability on the part of the PropCo Indemnified Party, and (iv) contains as a condition thereto, a complete release of the PropCo Indemnified Party. If Argento is entitled to, but does not elect to, assume the defense and control of a Third Party Claim, then the PropCo Indemnified Party shall have the right to contest, settle or compromise in good faith such Third Party Claim without Argento’s prior written consent. If Argento is not entitled to assume the defense and control of a Third Party Claim, then the PropCo Indemnified Party shall have the right to contest, settle or compromise such Third Party Claim with the prior written consent of Argento (which consent shall not be unreasonably withheld, delayed or conditions); provided that the PropCo Indemnified Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim, if (A) such settlement does not include an admission of liability on the part of Argento and contains, as a condition thereto, a complete release of Argento, and (B) the PropCo Indemnified Party confirms in writing that Argento shall not be subject to any indemnification obligation under this Agreement with respect to such Third Party Claim and Argento shall not otherwise have any obligations or liabilities arising out of or relating to such Third Party Claim.

(e) Direct Claims. With respect to any claim for indemnification for any matter not involving a Third Party Claim, if Argento does not notify the PropCo Indemnified Party within thirty (30) days following its receipt of the applicable Claim Notice that Argento disputes its liability to the PropCo Indemnified Party under Section 7.01, then such claim specified in the Claim Notice shall be conclusively deemed a liability of Argento under Section 7.01 and the amount specified in the Claim Notice shall be payable by Argento to the PropCo Indemnified Party on demand. If Argento has timely disputed its liability with respect to such claim by responding to the PropCo Indemnified Party within thirty (30) days after its actual receipt of the Claim Notice (specifying that Argento disputes the claim described in the Claim Notice and the basis of such dispute), Argento and the PropCo Indemnified Party shall use commercially reasonable efforts to negotiate in good faith a resolution of such dispute and, if not resolved through negotiations within thirty (30) days after the conclusion of the thirty (30)-day response period, such dispute shall be resolved by litigation commenced by the PropCo Indemnified Party or Argento in an appropriate court of competent jurisdiction or by any other means to which the PropCo Indemnified Party and Argento shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 7.03 Payment. Within five (5) Business Days following the date on which the amount of Damages are either (a) agreed between the applicable PropCo Indemnified Party and Argento or (b) adjudicated by a court of competent jurisdiction to be payable pursuant to this Article VII (an “Agreed Claim”), Argento shall pay the PropCo Indemnified Party the amount of the Agreed Claim by wire transfer of immediately available funds. The Parties agree that should Argento not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of Argento or adjudication to but excluding the date such payment has been made at a rate per annum equal to the Prime Rate.

Section 7.04 Wrong Pockets.

(a) If, at any time following the Effective Time, Argento holds or becomes aware (including as a result of notice from VICI) that it or any of its Subsidiaries holds or has come to possess any asset that should have been transferred to a VICI Entity pursuant to the terms of this Agreement or the MTA, then Argento shall (i) promptly notify VICI and (ii) transfer or cause to be transferred, at no cost to the VICI, as promptly as reasonably practicable, such asset to the applicable VICI Entity pursuant to the terms of this Agreement or the MTA.

(b) If, at any time following the Effective Time, VICI holds or becomes aware (including as a result of notice from Argento) that it or any VICI Entity holds or has come to possess any asset that should have been transferred to Argento or its Subsidiaries pursuant to the terms of this Agreement or the MTA, then VICI shall (i) promptly notify Argento and (ii) transfer or cause to be transferred, at no cost to Argento, as promptly as reasonably practicable, such asset to Argento or the applicable Subsidiary of Argento pursuant to the terms of this Agreement or the MTA.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any OpCo Entity, on the one hand, and any PropCo Entity, on the other (other than this Agreement, the MTA, and any other agreement entered into between any OpCo Entity and any VICI Entity in connection with the Transactions ), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, no OpCo Entity or PropCo Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.02 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to the Prime Rate.

Section 8.03 Survival of Covenants. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.04 Termination. This Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement; provided, however, that this Agreement shall terminate automatically upon the termination of the MTA.

Section 8.05 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.07 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. This Agreement is for the sole benefit of the Parties and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.09 Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of New York, without giving effect to any laws, rules or provisions of the State of New York that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of New York.

Section 8.10 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 8.11 Jurisdiction and Venue. Each Party hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or if the United States District Court for the Southern District of New York does not have (and accept) jurisdiction over any Proceeding, any New York state court sitting in the County, City and State of New York or in each case, any appellate case therefrom (collectively, the “Chosen Courts”), (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any defense of or objection that the Chosen Court is an improper or inconvenient forum to the maintenance of any proceeding so brought. Each Party agrees, and irrevocably consents, that service of summons and complaint or any other process that might be served in any proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 8.13. Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 8.12 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” means U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) any statute or other Law of the U.S. or other jurisdiction (whether federal, state or local) shall be deemed references to all rules and regulations promulgated thereunder, including any successor statutes or other Laws; (i) references to “written” or “in writing” include in electronic form; (j) provisions shall apply, when appropriate, to successive events and transactions; (k) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (l) VICI and Argento have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (m) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.13 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally or sent by e-mail, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties at the following street addresses and email addresses, as applicable (or at such other United States street address or email address for a Party as shall be specified by like notice):

If to VICI or PropCo Merger Sub, addressed to it at:

535 Madison Avenue, 28th Floor

New York, NY 10022

Attention:  Samantha Sacks Gallagher

Email:    ***

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, D.C. 20004

Attention:  Stacey P. McEvoy

    Andrew S. Zahn

E-mail:   stacey.mcevoy@hoganlovells.com

    andrew.zahn@hoganlovells.com

If to Argento, addressed to it at:

6595 S. Jones Boulevard

Las Vegas, NV 89118

Attention:  Blake L. Sartini

Email:    ***

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

10845 Griffith Peak Dr., Suite 600

Attention:  Michael J. Bonner

    Dmitriy Tartakovskiy

    Jae Woo Park

Email:    bonnerm@gtlaw.com

    tartakovskiyd@gtlaw.com

    jae.park@gtlaw.com

If to the Company, addressed to it at:

6595 S. Jones Boulevard

Las Vegas, Nevada

Attention:  President

Email:    ***

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention:  Steven B. Stokdyk

      Brian P. Duff

Email:    steven.stokdyk@lw.com

      brian.duff@lw.com

Section 8.14 Counterparts. This Agreement may be executed in counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

VICI PROPERTIES INC.

By:	/s/ Samantha Gallagher
Name:	Samantha Gallagher
Title:	Secretary

VICI ROYAL MERGER SUB LLC

By:	/s/ Samantha Gallagher
Name:	Samantha Gallagher
Title:	Secretary

GOLDEN ENTERTAINMENT, INC.

By:	/s/ Charles H. Protell
Name:	Charles H. Protell
Title:	President and Chief Financial Officer

ARGENTO, LLC

By:	/s/ Blake L. Sartini
Name:	Blake L. Sartini

[Signature Page to Tax Matters and Indemnity Agreement]

EXHIBIT A

Master Transaction Agreement

[to be attached]

EXHIBIT B

Pre-Closing Restructuring; F Reorganization

A.	Prior to the Closing Date, the Company will effect a reorganization, pursuant to which:

i.	the Company will form a new wholly owned Delaware limited liability company (“Royal Holdings”);

ii.

Golden Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Royal Corp”) will merge with and into Royal Holdings, with Royal Holdings continuing as the surviving entity (the “Holdings Merger”), on the terms and subject to the conditions set forth in the MTA and in accordance with the applicable provisions of the DLLCA and the DGCL;

iii.	the Company will form a new wholly owned Delaware limited liability company (“PropCo”),

iv.

each existing Subsidiary of Golden Parent that owns the Transferred Real Estate Assets (an “Existing Owner”) will form one or more new wholly owned Delaware limited liability companies (the “Owner SPEs” and, together with PropCo, the “PropCo Acquired Companies”), and each Existing Owner will transfer, assign, and convey the Transferred Real Estate Assets to the Owner SPEs; and

v.	the Company will form a wholly owned Minnesota corporation (“New Golden Parent”) and New Golden Parent will form a wholly owned Minnesota limited liability company (“OpCo”).

B.	On the Closing Date, but prior to the OpCo Sale:

i.

the Company will merge with and into OpCo, with OpCo continuing as the surviving entity (the “F Reorganization”) on the terms and subject to the conditions set forth in the MTA and in accordance with the applicable provisions of the MBCA and the MLLCA with the equity holders of the Company receiving equity, on a one-for-one basis, in New Golden Parent and New Golden Parent owning 100% of the membership interests of OpCo (“OpCo Subject Interests”) and being the immediate parent of OpCo;

ii.

in connection with the F Reorganization, at the F Reorganization Effective Time, New Golden Parent will economically assume the Company’s obligation to repay the outstanding amount under the Company Credit Agreements; and

iii.

immediately following the F Reorganization Effective Time but prior to the OpCo Sale, (i) New Golden Parent will change its name to “Golden Entertainment, Inc.” (i.e., the prior name of the Company), and (ii) OpCo will distribute all of the limited liability company membership interests in PropCo to New Golden Parent (the “PropCo Distribution”).

SCHEDULE A1

Owner SPEs

[Arizona Charlie’s Boulder LLC]

[Arizona Charlie’s Decatur LLC]

[Aquarius Casino Resort LLC]

[Edgewater Casino Resort LLC]

[Lakeside Casino & RV Park LLC]

[Pahrump Nugget Hotel Casino LLC]

[The STRAT Hotel Casino & Tower LLC]

[1]	To be updated prior to Closing.

Annex E

EXECUTION VERSION

Macquarie Capital (USA) Inc.
A Member of the Macquarie Group of Companies

125 West 55th Street New York, NY 10019	Telephone (212) 231-1000 Tollfree (800) 648-2878 Facsimile (212) 231-1717 Internet www.macquarie.com

November 5, 2025

Independent Committee of the Board of Directors of Golden Entertainment, Inc.

6595 S Jones Blvd

Las Vegas, NV 89118

Members of the Independent Committee:

Macquarie Capital (USA) Inc. (“we” or “Macquarie Capital”) understands that Golden Entertainment, Inc. (the “Company”) intends to enter into a Master Transaction Agreement (the “Agreement”) by and among Argento, LLC (“OpCo Buyer”), an affiliate of Mr. Blake L. Sartini (“Sartini”), VICI Properties, Inc. (“PropCo Buyer”), VICI ROYAL MERGER SUB, LLC, a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”), and the Company. All capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Pursuant to the Agreement:

(i) prior to the Closing Date, the Company will effect the Pre-Closing Restructuring, following which, inter alia, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into one share of common stock, par value $0.01 per share, of New HoldCo (the “New HoldCo Common Stock”), and New HoldCo will own 100% of the membership interests of New OpCo;

(ii) at the Closing, New HoldCo will sell 100% of the membership interests of New OpCo to OpCo Buyer for an aggregate amount equal to the OpCo Purchase Price in cash (the “Sale”);

(iii) following the Sale, New HoldCo will distribute (the “Distribution”) to the holders of shares of New HoldCo Common Stock $2.75 in cash per share of New HoldCo Common Stock (the “Distribution Consideration”); and

(iv) following the Distribution, New HoldCo will merge with and into PropCo Merger Sub (the “Merger”), with PropCo Merger Sub surviving the Merger, and the shares of New HoldCo Common Stock will be converted automatically into the right to receive a number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of PropCo Buyer (the “PropCo Buyer Common Stock”) equal to the Exchange Ratio (the “Merger Consideration” and, collectively with the Distribution Consideration, the “Aggregate Consideration”).

The Pre-Closing Restructuring, the Sale, the Distribution, the Merger and the other transactions contemplated by the Agreement are referred to herein as the “Transaction”. The summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested that Macquarie Capital render its opinion to the Independent Committee (the “Independent Committee”) of the Board of Directors (the “Board”) of the Company (in its capacity as such), as to whether, as of the date hereof, the Aggregate Consideration to be received by the holders of shares of Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders of shares of Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(v) reviewed a draft of the Agreement, dated November 5, 2025;

(vi) reviewed certain publicly available business and financial information regarding the Company;

(vii) reviewed certain other financial and operating information relating to the Company, furnished by the management of the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2025 through December 31, 2030 (the “Company Projections”);

(viii) discussed the Transaction and the business, operations, financial condition and prospects of the Company with certain members of the management of the Company;

(ix) reviewed certain financial and stock market data with respect to the Company and compared that data with similar data for other companies with publicly traded equity securities that we deemed relevant;

(x) reviewed the publicly available financial terms of certain other business combinations and other transactions that we deemed relevant; and

(xi) performed such other financial analyses and considered such other information and factors that we deemed appropriate for purposes of this opinion.

We have not undertaken any responsibility for independently verifying, and have not independently verified, any of the foregoing information and we have assumed and relied upon the accuracy and completeness of all such information. The Independent Committee and the management of the Company have advised us, and we have assumed, that the Company Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Independent Committee and the management of the Company as to the future financial performance and condition of the Company. You have advised us, and we have assumed, that the Company Projections are a reasonable basis upon which to evaluate the Company and the Transaction and, at your direction, we have used and relied upon the Company Projections for purposes of our analyses and opinion. We express no view or opinion as to the Company Projections or the assumptions upon which they are based. Further, we have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In connection with this opinion, we have not made, nor assumed any responsibility for making, any physical inspection or independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or PropCo Buyer, nor have we been furnished with any such evaluations or appraisals.

We have relied upon and assumed that the representations and warranties of each party in the Agreement are true and correct, that each party will fully and timely perform all of the covenants and agreements required to be performed by it under the Agreement, that all of the conditions to the consummation of the Transaction will be satisfied in accordance with the Agreement, and that the Transaction will be consummated in a timely manner in accordance with the terms set forth in the Agreement without waiver, modification or amendment of any terms or provisions thereof. We have further assumed, with your consent, that the Transaction will be effected in a manner that complies in all respects with all applicable federal, state and other statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the effectiveness of the Transaction will be obtained without any delay, limitation, restriction or condition that would be material to our analyses or opinion. In addition, we have assumed that the final form of the Agreement, when executed, will not differ from the draft of the Agreement reviewed by us in any respect material to our analyses or opinion.

Our opinion does not address the underlying business decision of the Board, the Independent Committee or the Company to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions available to the Company. Our opinion is necessarily based on information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We do not have any obligation to update, revise, reaffirm or withdraw this opinion or to otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This opinion only addresses the fairness, from a financial point of view, to the holders of shares of Company Common Stock of the Aggregate Consideration to be received by such holders pursuant to the Agreement and does not address any other aspect or implication of the Transaction, the Agreement or any consent, agreement, arrangement or understanding provided or entered into in connection therewith or otherwise including, without limitation, (i) the fairness of the amount or nature of the OpCo Purchase Price, (ii) the fairness of the amount or nature of either the Merger Consideration or the Distribution Consideration individually or separately, (iii) the form or structure of the Transaction, or any portion thereof, (iv) any tax implications arising from the Transaction, or any portion thereof, or (v) the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration be paid or payable to any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Aggregate Consideration to be received by the holders of shares of Company Common Stock pursuant to the Agreement or otherwise. We are not providing any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. We have assumed that the Company has obtained or will obtain such advice or opinions from appropriate professional sources. Furthermore, we have relied upon the accuracy and completeness of the assessments by the Company and its advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters.

We are not expressing any opinion as to the prices or range of prices at which the shares of Company Common Stock or the shares of PropCo Buyer Common Stock may be purchased or sold at any time. We are not expressing any opinion as to whether or not the Company, New HoldCo, OpCo Buyer, PropCo Buyer or any other party is receiving or paying reasonably equivalent value in the Transaction or as to the solvency, creditworthiness or fair value of the Company, New HoldCo, New OpCo, OpCo Buyer, PropCo Buyer or any other party, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We have acted as financial advisor to the Independent Committee in connection with the Transaction and will receive fees for our services, a portion of which is payable upon the rendering of our opinion and the principal portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie Capital and its affiliates may acquire, hold, sell or trade debt, equity and other securities and financial instruments (including derivatives, loans and other obligations) of the Company, New HoldCo, New OpCo, OpCo Buyer, PropCo Buyer or any other company that may be involved in the Transaction, and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. We or one or more of our affiliates are an existing lender to the Company in connection with the Company’s revolver. We and our affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans. We and our affiliates have in the past provided financial advisory and financing services to the Company for which we or our affiliates have received compensation including, during the last three years, having acted as financial advisor in connection with the sale of Rocky Gap Casino Resort and joint lead arranger and joint bookrunner for the Company’s senior secured credit facility. We and our affiliates have in the past provided financing services to PropCo Buyer and its affiliates for which we or our affiliates have received compensation including, during the last three years, having provided financing services in connection with PropCo Buyer’s public offering of common stock. We and our affiliates may in the future provide investment banking advice and services to, and may otherwise seek to expand our business and commercial relationships with the Company, New HoldCo, New OpCo, Sartini, OpCo Buyer, PropCo Buyer and their respective affiliates for which we would expect to receive compensation.

It is understood that our opinion is for the information and use of the Independent Committee (in its capacity as such) in connection with its consideration of the Transaction and does not constitute a recommendation to the Board, the Independent Committee, the Company, New HoldCo, New OpCo, Sartini, OpCo Buyer, PropCo Buyer or any of their respective securityholders or any other person, as to how to act or vote with respect to any matter relating to the Transaction. The issuance of this opinion has been approved by an internal committee of Macquarie Capital authorized to review opinions of this nature.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the holders of shares of Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

MACQUARIE CAPITAL (USA) INC.

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Golden Entertainment, Inc. Special Meeting of Stockholders For Stockholders of record as of [ ] [ ], 2026 [ ], Pacific Time Annual Meeting to be held live via the internet - please visit www.proxydocs.com/GDEN for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: [ ], Pacific Time, [ ], 2026. Internet: www.proxypush.com/GDEN Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-230-8484 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/GDEN This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Charles H. Protell (the “Named Proxy”), as the true and lawful attorney of the undersigned, with full power of substitution, re-substitution and revocation, and authorizes him, to vote all the shares of capital stock of Golden Entertainment, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Golden Entertainment, Inc. Special Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To consider and vote on the proposal to adopt that certain Master Transaction Agreement, dated as of November 6, 2025, (as it has been or may be amended, supplemented or modified from time to time, the “Master Transaction Agreement”), by and among Golden Entertainment, Inc., a Minnesota Corporation (“Golden”), Argento, LLC, a Nevada limited liability company (“OpCo Buyer”), VICI Properties Inc., a Maryland corporation (“VICI” or “PropCo Buyer”) and VICI ROYAL MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”) and the transactions contemplated thereby or therein (the “Transaction Proposal”) FOR AGAINST ABSTAIN 2. To consider and vote on the proposal to approve, on a non binding, advisory basis, the compensation that may be paid or become payable by Golden to its named executive officers in connection with the transactions contemplated by the Master Transaction Agreement (the “Advisory Compensation Proposal”); 3. To consider and vote on a proposal to approve one or more adjournments of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Transaction Proposal at the time of the Special Meeting (the “Adjournment Proposal”). FOR FOR FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/GDEN Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date